FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-226943-10

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

THIS PRELIMINARY PROSPECTUS, DATED MAY 10, 2021, MAY BE AMENDED OR COMPLETED PRIOR TO THE TIME OF SALE

PROSPECTUS

$819,723,000 (Approximate)

Benchmark 2021-B26 Mortgage Trust

(Central Index Key Number 0001858289)

Issuing Entity

Deutsche Mortgage & Asset Receiving Corporation

(Central Index Key Number 0001013454)

Depositor

German American Capital Corporation

(Central Index Key Number 0001541294)

Citi Real Estate Funding Inc.

(Central Index Key Number 0001701238)

Goldman Sachs Mortgage Company

(Central Index Key Number 0001541502)

JPMorgan Chase Bank, National Association

(Central Index Key Number 0000835271)

Sponsors and Mortgage Loan Sellers

Benchmark 2021-B26 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2021-B26

Deutsche Mortgage & Asset Receiving Corporation is offering certain classes of the Benchmark 2021-B26 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2021-B26 identified in the table below. The offered certificates (and the non-offered certificates identified under “Summary of Certificates”) will represent the ownership interests in the issuing entity, Benchmark 2021-B26 Mortgage Trust, a New York common law trust. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th is not a business day, the next business day), commencing in June 2021. The rated final distribution date for each class of offered certificates is the distribution date in June 2054.

Class	Initial Certificate Balance or Notional Amount(1)	Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(2)
Class A-1	$3,919,000	%	(3)	May 2026
Class A-2	$41,799,000	%	(3)	May 2026
Class A-SB	$5,941,000	%	(3)	March 2030
Class A-3	$145,456,000	%	(3)	May 2028
Class A-4	(4)	%	(3)	(4)
Class A-5	(4)	%	(3)	(4)
Class X-A	$737,984,000	(5)%	Variable(6)	May 2031
Class A-M	$84,074,000	%	(3)	May 2031
Class B	$39,702,000	%	(3)	May 2031
Class C	$42,037,000	%	(3)	May 2031

(Footnotes on table begin on page 3)

You should carefully consider the summary of risk factors and the risk factors beginning on page 57 and page 59, respectively, of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, the depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Deutsche Mortgage & Asset Receiving Corporation will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Academy Securities, Inc. and Mischler Financial Group, Inc. will purchase the offered certificates from Deutsche Mortgage & Asset Receiving Corporation and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are acting as co-lead managers and joint bookrunners in the following manner: Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 23.9% of each class of offered certificates, Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 41.2% of each class of offered certificates, Goldman Sachs & Co. LLC is acting as sole bookrunning manager with respect to approximately 17.7% of each class of offered certificates and J.P. Morgan Securities LLC is acting as sole bookrunning manager with respect to approximately 17.2% of each class of offered certificates. Academy Securities, Inc. and Mischler Financial Group, Inc. are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, Luxembourg and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about May 27, 2021. Deutsche Mortgage & Asset Receiving Corporation expects to receive from this offering approximately % of the aggregate certificate balance of the offered certificates, plus accrued interest from May 1, 2021, before deducting expenses payable by the depositor.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Commercial Mortgage Pass-Through Certificates	$819,723,000	100%	$819,723,000	$89,431.78

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Calculated according to Rule 457(s) of the Securities Act of 1933.

Deutsche Bank Securities	Goldman Sachs & Co. LLC	J.P. Morgan	Citigroup

Co-Lead Managers and Joint Bookrunners
Academy Securities Co-Manager			Mischler Financial Group, Inc. Co-Manager

May      , 2021

(THIS PAGE INTENTIONALLY LEFT BLANK)

Summary of Certificates

Class	Initial Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(7)	Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(2)	Weighted Average Life (Yrs.)(8)	Principal Window (months)(8)
Offered Certificates
Class A-1	$3,919,000		30.000%	%	(3)	May 2026	3.36	1 – 60
Class A-2	$41,799,000		30.000%	%	(3)	May 2026	4.97	60 – 60
Class A-SB	$5,941,000		30.000%	%	(3)	March 2030	6.77	60 – 106
Class A-3	$145,456,000		30.000%	%	(3)	May 2028	6.91	83 – 84
Class A-4	(4)		30.000%	%	(3)	(4)	(4)	(4)
Class A-5	(4)		30.000%	%	(3)	(4)	(4)	(4)
Class X-A	$737,984,000	(5)	N/A	%	Variable(6)	May 2031	N/A	N/A
Class A-M	$84,074,000		21.000%	%	(3)	May 2031	9.97	120 – 120
Class B	$39,702,000		16.750%	%	(3)	May 2031	9.97	120 – 120
Class C	$42,037,000		12.250%	%	(3)	May 2031	9.97	120 – 120
Non-Offered Certificates(9)
Class X-B	$81,739,000	(5)	N/A	%	Variable(6)	May 2031	N/A	N/A
Class X-D	$52,546,000	(5)	N/A	%	Variable(6)	May 2031	N/A	N/A
Class X-F	$19,851,000	(5)	N/A	%	Variable(6)	May 2031	N/A	N/A
Class X-G	$9,342,000	(5)	N/A	%	Variable(6)	May 2031	N/A	N/A
Class X-H	$32,695,961	(5)	N/A	%	Variable(6)	June 2031	N/A	N/A
Class D	$29,193,000		9.125%	%	(3)	May 2031	9.97	120 – 120
Class E	$23,353,000		6.625%	%	(3)	May 2031	9.97	120 – 120
Class F	$19,851,000		4.500%	%	(3)	May 2031	9.97	120 – 120
Class G	$9,342,000		3.500%	%	(3)	May 2031	9.97	120 – 120
Class H	$9,342,000		2.500%	%	(3)	June 2031	10.04	120 – 121
Class J	$23,353,961		0.000%	%	(3)	June 2031	10.05	121 – 121
Class S(10)	N/A		N/A	N/A	N/A	N/A	N/A	N/A
Class R(11)	N/A		N/A	N/A	N/A	N/A	N/A	N/A
VRR Interest(12)	$49,166,209		N/A	%	(13)	June 2031	9.01	1 – 121

(1)	Approximate, subject to a permitted variance of plus or minus 5%. The certificate balance of the VRR Interest is not included in the certificate balance or notional amount of any other class of certificates set forth under “Offered Certificates” or “Non-Offered Certificates”, and the VRR Interest is not offered by this prospectus.

(2)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(3)	The pass-through rates for the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5, Class A-M, Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class J certificates (collectively, the “principal balance certificates”), in each case, will be one of (i) a fixed per annum rate, (ii) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs (the “WAC rate”), (iii) a rate equal to the lesser of a specified pass-through rate and the WAC rate, or (iv) the WAC rate, less a specified rate. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(4)	The exact certificate balances of the Class A-4 and Class A-5 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial certificate balances, assumed final distribution dates, weighted average lives and principal windows of the Class A-4 and Class A-5 certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial certificate balance of the Class A-4 and Class A-5 certificates is expected to be approximately $456,795,000, subject to a variance of plus or minus 5%.

Class of Certificates	Expected Range of Initial Certificate Balance	Expected Range of Assumed Final Distribution Date	Expected Range of Weighted Avg. Life (Yrs)	Expected Range of Principal Window
Class A-4	$0 - $182,000,000	N/A – July 2030	N/A – 8.98	N/A / 106 – 110
Class A-5	$274,795,000 - $456,795,000	May 2031	9.90 – 9.53	110 – 120 / 106 – 120

(5)	The Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates (collectively, the “Class X certificates”) will not have certificate balances. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5 and Class A-M certificates. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balance of the Class B and Class C certificates. The notional amount of the Class X-D certificates will be equal to the aggregate certificate balance of the Class D and Class E certificates. The notional amount of the Class X-F certificates will be equal to the certificate balance of the Class F certificates. The notional amount of the Class X-G certificates will be equal to the certificate balance of the Class G certificates. The notional amount of the Class X-H certificates will be equal to the aggregate certificate balance of the Class H and Class J certificates. The notional amount of each class of Class X certificates is subject to change depending upon the final pricing of the principal balance certificates, as follows: (1) if as a result of such pricing the pass-through rate of any class of principal balance certificates whose certificate balance comprises such notional amount is equal to the WAC rate, the certificate balance of such class of principal balance certificates may not be part of, and reduce accordingly, such notional amount of such class of Class X certificates (or, if as a result of such pricing the pass-through rate of such class of Class X certificates is equal to zero, such class of Class X certificates may not be issued on the closing date), and/or (2) if as a result of such pricing the pass-through rate of any class of principal balance certificates that does not comprise such notional amount of such class of Class X certificates is less than the WAC rate, such class of principal balance certificates may become a part of, and increase accordingly, such notional amount of such class of Class X certificates. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(6)	Each class of Class X certificates will not be entitled to distributions of principal. Each class of Class X certificates will accrue interest on their respective notional amount and at their respective pass-through rate as described in “Description of the Certificates—Distributions—Pass-Through Rates”.
(7)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-5 certificates, are represented in the aggregate. The approximate initial credit support percentages shown in the table above do not take into account the VRR Interest. However, losses incurred on the mortgage loans will be allocated between the VRR Interest and the principal balance certificates, pro rata in accordance with their respective outstanding certificate balances. See “Credit Risk Retention” and “Description of the Certificates”.
(8)	The weighted average life and principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of principal balance certificates are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans. The weighted average life and principal window of the Class A-4 and Class A-5 certificates are expected to be within the applicable ranges reflected in the chart set forth in footnote (4) above.
(9)	The classes of certificates set forth under “Non-Offered Certificates” in the table above are not offered by this prospectus. Any information in this prospectus concerning the non-offered certificates is presented solely to enhance your understanding of the offered certificates.
(10)	The Class S certificates will not have a certificate balance, notional amount, pass-through rate, assumed final distribution date or rating. Excess interest accruing after the related anticipated repayment date on any mortgage loan with an anticipated repayment date will, to the extent collected, be allocated to the Class S certificates and the VRR Interest. The Class S certificates will not be entitled to distributions in respect of principal or interest other than excess interest.
(11)	The Class R certificates will not have a certificate balance, notional amount, pass-through rate, assumed final distribution date or rating. The Class R certificates will represent the residual interests in each Trust REMIC, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.
(12)	German American Capital Corporation, as retaining sponsor, is expected to acquire from the depositor, on the closing date, an “eligible vertical interest” (as defined in Regulation RR) in the form of a single vertical security (the “VRR Interest”) The VRR Interest represents the right to receive approximately 5.00% of all amounts collected on the mortgage loans (net of all expenses of the issuing entity) that are available for distribution to the non-VRR certificates and the VRR Interest on each Distribution Date. For more information regarding the VRR Interest, see “Credit Risk Retention”. The VRR Interest is a class of certificates.
(13)	Although it does not have a specified pass-through rate (other than for tax reporting purposes), the effective interest rate for the VRR Interest will be the WAC rate.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	12
Important Notice About Information Presented in This Prospectus	13
Summary of Terms	22
Summary of Risk Factors	57
Special Risks	57
Risks Relating to the Mortgage Loans	57
Risks Relating to Conflicts of Interest	58
Other Risks Relating to the Certificates	58
Risk Factors	59
Special Risks	59
Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans	59
Risks Relating to the Mortgage Loans	63
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	63
Risks of Commercial, Multifamily and Manufactured Housing Lending Generally	63
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	65
Office Properties Have Special Risks	68
Industrial Properties Have Special Risks	69
Retail Properties Have Special Risks	70
Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers	71
The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector	71
Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants	72
Multifamily Properties Have Special Risks	73
Self Storage Properties Have Special Risks	75
Hospitality Properties Have Special Risks	76
Risks Relating to Affiliation with a Franchise or Hotel Management Company	78
Mixed Use Properties Have Special Risks	79
Leased Fee Properties Have Special Risks	79
Mortgaged Properties Leased to Startup Companies Have Special Risks	79
Sale-Leaseback Transactions Have Special Risks	80
Risks Relating to Enforceability of Cross-Collateralization	81
Condominium Ownership May Limit Use and Improvements	82
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	83
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	84
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	85
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	86
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	87
Risks Related to Zoning Non-Compliance and Use Restrictions	89
Risks Relating to Inspections of Properties	90
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	90
Insurance May Not Be Available or Adequate	90
Terrorism Insurance May Not Be Available for All Mortgaged Properties	93
Risks Associated with Blanket Insurance Policies or Self-Insurance	94
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	94
Limited Information Causes Uncertainty	94
Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	95
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	96
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us	97

Seasoned Mortgage Loans Present Additional Risk of Repayment	97
Static Pool Data Would Not Be Indicative of the Performance of this Pool	98
Appraisals May Not Reflect Current or Future Market Value of Each Property	98
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	100
The Borrower’s Form of Entity May Cause Special Risks	100
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	102
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	102
Other Financings or Ability to Incur Other Indebtedness Entails Risk	103
Tenancies-in-Common May Hinder Recovery	105
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	105
Risks Associated with One Action Rules	105
State Law Limitations on Assignments of Leases and Rents May Entail Risks	105
Various Other Laws Could Affect the Exercise of Lender’s Rights	106
Risks of Anticipated Repayment Date Loans	106
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	106
Risks Related to Ground Leases and Other Leasehold Interests	108
Increases in Real Estate Taxes May Reduce Available Funds	109
Collective Bargaining Activity May Disrupt Operations, Increase Labor Costs or Interfere with Business Strategies	110
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	110
Delaware Statutory Trusts	110
Risks Related to Conflicts of Interest	110
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	110
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	113
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	114
Potential Conflicts of Interest of the Operating Advisor	116
Potential Conflicts of Interest of the Asset Representations Reviewer	117
Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders	117
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	119
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan	120
Other Potential Conflicts of Interest May Affect Your Investment	121
Other Risks Relating to the Certificates	121
The Certificates Are Limited Obligations	121
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	121
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	122
Subordination of the Subordinate Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinate Certificates	124
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	124
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	128
Risks Relating to Modifications of the Mortgage Loans	132
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	133

Payments Allocated to the VRR Interest Will Not Be Available to Make Payments on the Non-VRR Certificates, and Payments Allocated to the Non-VRR Certificates Will Not Be Available to Make Payments on the VRR Interest	134
Risks Relating to Interest on Advances and Special Servicing Compensation	134
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	134
The Originators, the Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	135
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	136
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	136
General Risk Factors	139
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	139
The Certificates May Not Be a Suitable Investment for You	139
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	139
Other Events May Affect the Value and Liquidity of Your Investment	139
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Certificates	140
The Master Servicer, any Sub-Servicer or the Special Servicer May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement	143
Description of the Mortgage Pool	145
General	145
Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans	146
Certain Calculations and Definitions	146
Definitions	147
Mortgage Pool Characteristics	154
Overview	154
Property Types	155
Specialty Use Concentrations	158
Mortgage Loan Concentrations	159
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	159
Geographic Concentrations	161
Mortgaged Properties With Limited Prior Operating History	161
Tenancies-in-Common or Diversified Ownership	162
Condominium and Other Shared Interests	162
Fee & Leasehold Estates; Ground Leases	163
COVID-19 Considerations	164
Environmental Considerations	167
Redevelopment, Renovation and Expansion	171
Assessment of Property Value and Condition	174
Litigation and Other Considerations	175
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	176
Loan Purpose	176
Default History, Bankruptcy Issues and Other Proceedings	176
Tenant Issues	178
Tenant Concentrations	178
Lease Expirations and Terminations	178
Purchase Options and Rights of First Refusal	184
Affiliated Leases	185
Insurance Considerations	186
Use Restrictions	187
Appraised Value	188
Non-Recourse Carveout Limitations	190
Real Estate and Other Tax Considerations	191
Delinquency Information	192
Certain Terms of the Mortgage Loans	192
Amortization of Principal	192
Due Dates; Mortgage Rates; Calculations of Interest	193
ARD Loans	193
Prepayment Protections and Certain Involuntary Prepayments	194
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	197
Defeasance; Collateral Substitution	197
Partial Releases	198
Escrows	204
Mortgaged Property Accounts	204
Delaware Statutory Trusts	204
Exceptions to Underwriting Guidelines	205
Additional Indebtedness	205
General	205
Whole Loans	206
Mezzanine Indebtedness	206
Preferred Equity	207
Other Unsecured Indebtedness	208
The Whole Loans	208

General	208
The Serviced Pari Passu Whole Loans	212
The Non-Serviced Pari Passu Whole Loans	214
The Serviced AB Whole Loans	217
The Non-Serviced AB Whole Loans	227
Additional Information	241
Transaction Parties	241
The Sponsors and Mortgage Loan Sellers	241
German American Capital Corporation	241
Citi Real Estate Funding Inc.	249
Goldman Sachs Mortgage Company	258
JPMorgan Chase Bank, National Association	268
Compensation of the Sponsors	275
The Depositor	276
The Issuing Entity	276
The Trustee and the Certificate Administrator	277
The Master Servicer and the General Special Servicer	279
The Equus Industrial Portfolio Special Servicer	282
Primary Servicer	285
The Operating Advisor and Asset Representations Reviewer	293
Credit Risk Retention	294
Qualifying CRE Loans	295
The VRR Interest	295
Material Terms of the VRR Interest	295
Hedging, Transfer and Financing Restrictions	297
Description of the Certificates	298
General	298
Distributions	300
Method, Timing and Amount	300
Available Funds	301
Priority of Distributions	302
Pass-Through Rates	306
Interest Distribution Amount	308
Principal Distribution Amount	309
Certain Calculations with Respect to Individual Mortgage Loans	310
Excess Interest	311
Application Priority of Mortgage Loan Collections or Whole Loan Collections	311
Allocation of Yield Maintenance Charges and Prepayment Premiums	314
Assumed Final Distribution Date; Rated Final Distribution Date	315
Prepayment Interest Shortfalls	316
Subordination; Allocation of Realized Losses	318
Reports to Certificateholders; Certain Available Information	320
Certificate Administrator Reports	320
Information Available Electronically	325
Voting Rights	329
Delivery, Form, Transfer and Denomination	330
Denomination	330
Book-Entry Registration	330
Definitive Certificates	333
Certificateholder Communication	333
Access to Certificateholders’ Names and Addresses	333
Requests to Communicate	333
List of Certificateholders	334
Description of the Mortgage Loan Purchase Agreements	334
General	334
Dispute Resolution Provisions	345
Asset Review Obligations	345
Pooling and Servicing Agreement	345
General	345
Assignment of the Mortgage Loans	346
Servicing Standard	347
Subservicing	348
Advances	349
P&I Advances	349
Servicing Advances	350
Nonrecoverable Advances	351
Recovery of Advances	351
Accounts	353
Withdrawals from the Collection Account	355
Servicing and Other Compensation and Payment of Expenses	357
General	357
Master Servicing Compensation	362
Special Servicing Compensation	364
Disclosable Special Servicer Fees	368
Certificate Administrator and Trustee Compensation	369
Operating Advisor Compensation	369
Asset Representations Reviewer Compensation	370
CREFC® Intellectual Property Royalty License Fee	371
Appraisal Reduction Amounts	371
Maintenance of Insurance	378
Modifications, Waivers and Amendments	381
Mortgage Loans with “Due-on-Sale” and “Due-on-Encumbrance” Provisions	384
Inspections	386
Collection of Operating Information	386
Special Servicing Transfer Event	387
Asset Status Report	389
Realization Upon Mortgage Loans	392
Sale of Defaulted Loans and REO Properties	394
The Directing Holder	397
General	397
Major Decisions	399
Asset Status Report	402
Replacement of the Special Servicer	402

Control Termination Event and Consultation Termination Event	402
Servicing Override	405
Rights of Holders of Companion Loans	405
Limitation on Liability of Directing Holder	406
The Operating Advisor	406
General	406
Duties of the Operating Advisor While No Control Termination Event is Continuing	407
Duties of the Operating Advisor While A Control Termination Event is Continuing	407
Annual Report	409
Recommendation of the Replacement of the Special Servicer	410
Eligibility of Operating Advisor	410
Other Obligations of Operating Advisor	411
Delegation of Operating Advisor’s Duties	412
Termination of the Operating Advisor With Cause	412
Rights Upon Operating Advisor Termination Event	413
Waiver of Operating Advisor Termination Event	413
Termination of the Operating Advisor Without Cause	413
Resignation of the Operating Advisor	414
Operating Advisor Compensation	414
The Asset Representations Reviewer	414
Asset Review	414
Eligibility of Asset Representations Reviewer	419
Other Obligations of Asset Representations Reviewer	420
Delegation of Asset Representations Reviewer’s Duties	420
Assignment of Asset Representations Reviewer’s Rights and Obligations	420
Asset Representations Reviewer Termination Events	421
Rights Upon Asset Representations Reviewer Termination Event	422
Termination of the Asset Representations Reviewer Without Cause	422
Resignation of Asset Representations Reviewer	422
Asset Representations Reviewer Compensation	423
Limitation on Liability of the Risk Retention Consultation Party	423
Replacement of the Special Servicer Without Cause	423
Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote	426
Termination of the Master Servicer and the Special Servicer for Cause	427
Servicer Termination Events	427
Rights Upon Servicer Termination Event	429
Waiver of Servicer Termination Event	431
Resignation of the Master Servicer and Special Servicer	431
Limitation on Liability; Indemnification	431
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	434
Dispute Resolution Provisions	434
Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder	434
Repurchase Request Delivered by a Party to the PSA	435
Resolution of a Repurchase Request	435
Mediation and Arbitration Provisions	438
Servicing of the Non-Serviced Mortgage Loans	439
General	439
Servicing of the Burlingame Point Mortgage Loan	442
Rating Agency Confirmations	442
Evidence as to Compliance	444
Limitation on Rights of Certificateholders to Institute a Proceeding	445
Termination; Retirement of Certificates	446
Amendment	447
Resignation and Removal of the Trustee and the Certificate Administrator	449
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	450
Certain Legal Aspects of Mortgage Loans	451
New York	451
California	451
General	452
Types of Mortgage Instruments	452
Leases and Rents	452
Personalty	453
Foreclosure	453
General	453
Foreclosure Procedures Vary from State to State	453
Judicial Foreclosure	453
Equitable and Other Limitations on Enforceability of Certain Provisions	454
Nonjudicial Foreclosure/Power of Sale	454
Public Sale	454
Rights of Redemption	455
Anti-Deficiency Legislation	456
Leasehold Considerations	456
Cooperative Shares	456
Bankruptcy Laws	457
Environmental Considerations	462

General	462
Superlien Laws	462
CERCLA	462
Certain Other Federal and State Laws	463
Additional Considerations	464
Due-on-Sale and Due-on-Encumbrance Provisions	464
Subordinate Financing	464
Default Interest and Limitations on Prepayments	464
Applicability of Usury Laws	465
Americans with Disabilities Act	465
Servicemembers Civil Relief Act	465
Anti-Money Laundering, Economic Sanctions and Bribery	466
Potential Forfeiture of Assets	466
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	466
Pending Legal Proceedings Involving Transaction Parties	468
Use of Proceeds	468
Yield and Maturity Considerations	469
Yield Considerations	469
General	469
Rate and Timing of Principal Payments	469
Losses and Shortfalls	470
Certain Relevant Factors Affecting Loan Payments and Defaults	471
Delay in Payment of Distributions	472
Yield on the Certificates with Notional Amounts	472
Weighted Average Life	472
Pre-Tax Yield to Maturity Tables	479
Material Federal Income Tax Considerations	481
General	481
Qualification as a REMIC	482
Status of Offered Certificates	484
Taxation of Regular Interests	484
General	484
Original Issue Discount	484
Acquisition Premium	486
Market Discount	487
Premium	487
Election To Treat All Interest Under the Constant Yield Method	488
Treatment of Losses	488
Yield Maintenance Charges and Prepayment Provisions	489
Sale or Exchange of Regular Interests	489
Taxes That May Be Imposed on a REMIC	490
Prohibited Transactions	490
Contributions to a REMIC After the Startup Day	490
Net Income from Foreclosure Property	490
REMIC Partnership Representative	491
Taxation of Certain Foreign Investors	491
FATCA	492
Backup Withholding	492
Information Reporting	493
3.8% Medicare Tax on “Net Investment Income”	493
Reporting Requirements	493
Certain State and Local Tax Considerations	494
Method of Distribution (Conflicts of Interest)	494
Incorporation of Certain Information by Reference	497
Where You Can Find More Information	497
Financial Information	497
Certain ERISA Considerations	498
General	498
Plan Asset Regulations	498
Administrative Exemption	499
Insurance Company General Accounts	501
Legal Investment	502
Legal Matters	502
Ratings	503
Index of Defined Terms	505

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-3	DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT
ANNEX D-1	GERMAN AMERICAN CAPITAL CORPORATION AND CITI REAL ESTATE FUNDING INC. MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-2	EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-3	EXCEPTIONS TO CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX E-1	GOLDMAN SACHS MORTGAGE COMPANY MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX E-2	EXCEPTIONS TO GSMC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX F-1	JPMORGAN CHASE BANK, NATIONAL ASSOCIATION MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX F-2	EXCEPTIONS TO JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX G	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE INFORMATION IN THIS PROSPECTUS IS PRELIMINARY AND MAY BE SUPPLEMENTED OR AMENDED PRIOR TO THE TIME OF SALE.

IN ADDITION, THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS, AND THE ASSET POOL BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF OFFERED CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE, AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND MAY BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING HOLDER, THE RISK RETENTION CONSULTATION PARTY, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE”.

Important Notice About Information Presented in This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	“Summary of Certificates”, which sets forth important statistical information relating to the certificates;

●	“Summary of Terms”, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	“Summary of Risk Factors” and “Risk Factors”, which describe risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms”.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to Deutsche Mortgage & Asset Receiving Corporation.

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

●	unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state or other jurisdiction where such offer, solicitation or sale is not permitted.

NOTICE TO INVESTORS: EUROPEAN ECONOMIC AREA

PROHIBITION ON SALES TO EU RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, ANY EU RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (THE “EEA”). FOR THESE PURPOSES (AND FOR THE PURPOSES OF THE FOLLOWING SECTION OF THIS PROSPECTUS), AN “EU RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR (AN “EU QUALIFIED INVESTOR”) AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 (AS AMENDED, THE “EU PROSPECTUS REGULATION”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “EU PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO EU RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY EU RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE EU PRIIPS REGULATION.

OTHER EEA OFFERING RESTRICTIONS

THIS PROSPECTUS IS NOT A PROSPECTUS FOR PURPOSES OF THE EU PROSPECTUS REGULATION. THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE EEA WILL BE MADE ONLY TO A LEGAL ENTITY WHICH IS AN EU QUALIFIED INVESTOR. ACCORDINGLY, ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE EEA OF OFFERED CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO EU QUALIFIED INVESTORS. NEITHER THE ISSUING ENTITY, THE DEPOSITOR NOR ANY UNDERWRITER HAVE AUTHORIZED, NOR DO THEY AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN THE EEA OTHER THAN TO EU QUALIFIED INVESTORS.

MIFID II PRODUCT GOVERNANCE

ANY DISTRIBUTOR SUBJECT TO MIFID II THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING ITS OWN DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NEITHER THE ISSUING ENTITY, THE DEPOSITOR NOR ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

NOTICE TO INVESTORS: UNITED KINGDOM

PROHIBITION ON SALES TO UK RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, ANY UK RETAIL INVESTOR IN THE UNITED KINGDOM (THE “UK”). FOR THESE PURPOSES (AND FOR THE PURPOSES OF THE FOLLOWING SECTION OF THIS PROSPECTUS), A “UK RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2 OF COMMISSION DELEGATED REGULATION (EU) 2017/565, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018 (AS AMENDED, THE “EUWA”) AND AS AMENDED; OR (II) A CUSTOMER WITHIN THE MEANING OF THE PROVISIONS OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, THE “FSMA”) AND ANY RULES OR REGULATIONS MADE UNDER THE FSMA

(SUCH RULES AND REGULATIONS AS AMENDED) TO IMPLEMENT DIRECTIVE (EU) 2016/97, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2(1) OF REGULATION (EU) NO 600/2014, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED; OR (III) NOT A QUALIFIED INVESTOR (A “UK QUALIFIED INVESTOR”), AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED (THE “UK PROSPECTUS REGULATION”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED (THE “UK PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO UK RETAIL INVESTORS IN THE UK HAS BEEN PREPARED; AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY UK RETAIL INVESTOR IN THE UK MAY BE UNLAWFUL UNDER THE UK PRIIPS REGULATION.

OTHER UK OFFERING RESTRICTIONS

THIS PROSPECTUS IS NOT A PROSPECTUS FOR PURPOSES OF THE UK PROSPECTUS REGULATION. THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE UK WILL BE MADE ONLY TO A LEGAL ENTITY WHICH IS A UK QUALIFIED INVESTOR. ACCORDINGLY, ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE UK OF OFFERED CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO UK QUALIFIED INVESTORS. NEITHER THE ISSUING ENTITY, THE DEPOSITOR NOR ANY UNDERWRITER HAVE AUTHORIZED, NOR DO THEY AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN THE UK OTHER THAN TO UK QUALIFIED INVESTORS.

UK MIFIR PRODUCT GOVERNANCE

ANY DISTRIBUTOR SUBJECT TO THE FCA HANDBOOK PRODUCT INTERVENTION AND PRODUCT GOVERNANCE SOURCEBOOK (THE “UK MIFIR PRODUCT GOVERNANCE RULES”) THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS. NEITHER THE ISSUING ENTITY, THE DEPOSITOR NOR ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE UK MIFIR PRODUCT GOVERNANCE RULES.

OTHER UK REGULATORY RESTRICTIONS

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UK TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE FINANCIAL PROMOTION ORDER, OR (IV) ARE PERSONS TO WHOM THIS PROSPECTUS MAY OTHERWISE LAWFULLY BE COMMUNICATED OR DIRECTED (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE

THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”)) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH SECTION 4.12 OF THE FCA HANDBOOK CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

POTENTIAL INVESTORS IN THE UK ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UK REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UK FINANCIAL SERVICES COMPENSATION SCHEME.

EU SECURITIZATION REGULATION AND UK SECURITIZATION REGULATION

NONE OF THE SPONSORS, THE DEPOSITOR OR THE UNDERWRITERS, OR THEIR RESPECTIVE AFFILIATES, OR ANY OTHER PERSON INTENDS TO RETAIN A MATERIAL NET ECONOMIC INTEREST IN THE SECURITIZATION CONSTITUTED BY THE ISSUE OF THE CERTIFICATES, OR TO TAKE ANY OTHER ACTION IN RESPECT OF SUCH SECURITIZATION, IN A MANNER PRESCRIBED OR CONTEMPLATED BY (A) REGULATION (EU) 2017/2402 (THE “EU SECURITIZATION REGULATION”) OR (B) REGULATION (EU) 2017/2402, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED (INCLUDING BY THE SECURITISATION (AMENDMENT) (EU EXIT) REGULATIONS 2019) (THE “UK SECURITIZATION REGULATION”). IN PARTICULAR, NO SUCH PERSON UNDERTAKES TO TAKE ANY ACTION WHICH MAY BE REQUIRED BY ANY POTENTIAL INVESTOR OR CERTIFICATEHOLDER FOR THE PURPOSES OF ITS COMPLIANCE WITH ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION. IN ADDITION, THE ARRANGEMENTS DESCRIBED UNDER “CREDIT RISK RETENTION” IN THIS PROSPECTUS HAVE NOT BEEN STRUCTURED WITH THE OBJECTIVE OF ENSURING COMPLIANCE BY ANY PERSON WITH ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION. CONSEQUENTLY, THE OFFERED CERTIFICATES MAY NOT BE A SUITABLE INVESTMENT FOR INVESTORS THAT ARE SUBJECT TO ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION. SEE “RISK FACTORS—GENERAL RISK FACTORS—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Certificates” IN THIS PROSPECTUS.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

NO PERSON HAS ISSUED OR DISTRIBUTED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, OR WILL ISSUE OR DISTRIBUTE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF (A) ONLY TO PERSONS OUTSIDE HONG KONG OR (B) ONLY TO “PROFESSIONAL INVESTORS” WITHIN THE MEANING OF THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) (THE “SFO”) AND ANY RULES OR REGULATIONS MADE UNDER THE SFO.

THE OFFERED CERTIFICATES (IF THEY ARE NOT A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) HAVE NOT BEEN OFFERED OR SOLD AND WILL NOT BE OFFERED OR SOLD, BY MEANS OF ANY DOCUMENT, OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO, OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT CONSTITUTING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32 OF THE LAWS OF HONG KONG) OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE COMPANIES ORDINANCE (CAP. 622 OF THE LAWS OF HONG KONG). FURTHER, THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY THE SECURITIES AND FUTURES COMMISSION OF HONG KONG OR ANY OTHER REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFERING CONTEMPLATED IN THIS PROSPECTUS.

W A R N I N G

IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN OR WILL BE LODGED OR REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT.

THIS PROSPECTUS AND ANY OTHER DOCUMENTS OR MATERIALS IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE DIRECTLY OR INDIRECTLY ISSUED, CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(C) OF THE SFA) (“INSTITUTIONAL INVESTOR”) PURSUANT TO SECTION 304 OF THE SFA.

UNLESS SUCH OFFERED CERTIFICATES ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF THE ISSUING ENTITY THAT ARE LISTED FOR QUOTATION ON AN APPROVED EXCHANGE (AS DEFINED IN SECTION 2(1) OF THE SFA) (“APPROVED EXCHANGE”) AND IN RESPECT OF WHICH ANY OFFER INFORMATION STATEMENT, INTRODUCTORY DOCUMENT, SHAREHOLDERS’ CIRCULAR FOR A REVERSE TAKE-OVER, DOCUMENT ISSUED FOR THE PURPOSES OF A TRUST SCHEME, OR ANY OTHER SIMILAR DOCUMENT APPROVED BY AN APPROVED EXCHANGE, WAS ISSUED IN CONNECTION WITH AN OFFER, OR THE LISTING FOR QUOTATION, OF THOSE OFFERED CERTIFICATES, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE HEREUNDER MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 304A, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS.

AS THE OFFERED CERTIFICATES ARE ONLY OFFERED TO PERSONS IN SINGAPORE WHO QUALIFY AS AN INSTITUTIONAL INVESTOR, THE ISSUING ENTITY IS NOT REQUIRED TO DETERMINE THE CLASSIFICATION OF THE OFFERED CERTIFICATES PURSUANT TO SECTION 309B OF THE SFA.

NOTHING SET OUT IN THIS NOTICE SHALL BE CONSTRUED AS LEGAL ADVICE AND EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL COUNSEL. THIS NOTICE IS FURTHER SUBJECT TO THE PROVISIONS OF THE SFA AND ITS REGULATIONS, AS THE SAME MAY BE AMENDED OR CONSOLIDATED FROM TIME TO TIME, AND DOES NOT PURPORT TO BE EXHAUSTIVE IN ANY RESPECT.

THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN.

JAPANESE RETENTION REQUIREMENT

The JAPANESE Financial Services Agency (“JFSA”) published a risk retention rule as part of the regulatory capital regulation of certain categories of Japanese investors seeking to invest in securitization transactions (the “JRR RULE”). The JRR Rule mandates an “indirect” compliance requirement, meaning that certain categories of Japanese investors will be required to apply higher risk weighting to securitization exposures they hold unless the relevant originator commits to hold a retention interest in the securities issued in the securitization transaction equal to at least 5% of the exposure of the total underlying assets in the securitization transaction (the “JAPANESE RETENTION REQUIREMENT”), or such investors determine that the underlying assets were not “inappropriately originated.” In the absence of such a determination by such investors that such underlying assets were not “inappropriately originated,” the Japanese Retention Requirement would apply to an investment by such investors in such securities.

No party to the transaction described in this Prospectus has committed to hold a risk retention interest in compliance with the Japanese Retention Requirement, and we make no representation as to whether the transaction described in this prospectus would otherwise comply with the JRR Rule.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

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Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Depositor	Deutsche Mortgage & Asset Receiving Corporation, a Delaware corporation. The depositor’s principal offices are located at 60 Wall Street, New York, New York 10005, and its telephone number is (212) 250-2500. See “Transaction Parties—The Depositor”.

Issuing Entity	Benchmark 2021-B26 Mortgage Trust, a New York common law trust. The issuing entity will be established on the closing date pursuant to the pooling and servicing agreement that will be entered into between certain parties to this securitization transaction. See “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors of this transaction are:

●	German American Capital Corporation, a Maryland corporation;

●	Citi Real Estate Funding Inc., a New York corporation;

●	Goldman Sachs Mortgage Company, a New York limited partnership; and

●	JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America.

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

The sponsors originated, co-originated or acquired (or, on or prior to the closing date, will acquire) and will transfer to the depositor the mortgage loans set forth in the following chart:

Mortgage Loan Seller(1)	Number of Mortgage Loans	Aggregate Cut-off Date Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance(2)
Citi Real Estate Funding Inc.	20	$405,580,184	41.2%
German American Capital Corporation	7	210,568,987	21.4
JPMorgan Chase Bank, National Association	7	136,975,000	13.9
Goldman Sachs Mortgage Company	4	134,200,000	13.6
Goldman Sachs Mortgage Company / German American Capital Corporation / JPMorgan Chase Bank, National Association(3)	1	96,000,000	9.8
Total	39	$983,324,171	100.0%

(1)	Each mortgage loan was originated by its respective mortgage loan seller or its affiliate, except those certain mortgage loans that were originated by an unaffiliated third-party or are part of larger whole loan structures that were co-originated by the applicable mortgage loan seller or its affiliate with one or more other lenders. See “Description of the Mortgage Pool—Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans” for additional information.

(2)	The sum of the numerical data in this column does not equal the indicated total due to rounding.

(3)	The Burlingame Point mortgage loan (9.8%) is part of a whole loan as to which separate notes are being sold by Goldman Sachs Mortgage Company, German American Capital Corporation and JPMorgan Chase Bank, National Association. The Burlingame Point whole loan was co-originated by Goldman Sachs Bank USA, DBR Investments Co. Limited and JPMorgan Chase Bank, National Association. The Burlingame Point mortgage loan is evidenced by four (4) promissory notes: (i) note A-1-C-3, with an outstanding principal balance of $40,000,000 as of the cut-off date, as to which Goldman Sachs Mortgage Company is acting as mortgage loan seller; (ii) note A-2-C-2, with an outstanding principal balance of $24,000,000 as of the cut-off date, as to which German American Capital Corporation is acting as mortgage loan seller; and (iii) note A-3-C-2 and note A-3-C-4, with an aggregate outstanding principal balance of $32,000,000 as of the cut-off date, as to which JPMorgan Chase Bank, National Association is acting as mortgage loan seller.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer	KeyBank National Association, a national banking association, is expected to act as the master servicer and will be responsible for the master servicing and administration of the serviced mortgage loans and any related serviced companion loans pursuant to the pooling and servicing agreement. The principal servicing office of the master servicer is located at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211. See “Transaction Parties—The Master Servicer and the General Special Servicer” and “Pooling and Servicing Agreement”.

Berkadia Commercial Mortgage LLC will be the primary servicer with respect to 2 mortgage loans (10.3%).

Primary Servicer	Midland Loan Services, a Division of PNC Bank, National Association, is anticipated to act as primary servicer with respect to the serviced mortgage loans sold to the depositor by JPMorgan Chase Bank, National Association (other than the Burlingame Point Mortgage Loan). See “Transaction Parties—Primary Servicer—Midland Loan Services, a Division of PNC Bank, National Association”.

The master servicer will be responsible to pay the fees of Midland Loan Services and each other primary servicer out of the servicing fees payable under the pooling and servicing agreement for this transaction.

Special Servicer	KeyBank National Association, a national banking association is expected to act as special servicer with respect to the serviced mortgage loans (other than the Equus Industrial Portfolio mortgage loan and any applicable excluded special servicer loan) and any related serviced companion loans. Situs Holdings, LLC, a Delaware limited liability company, is expected to act as the special servicer with respect to the Equus Industrial Portfolio mortgage loan and the related companion loans. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such serviced mortgage loans and any related serviced companion loans as to which a special servicing transfer event (such as a default or an imminent default) is continuing and (ii) in certain circumstances, reviewing, evaluating, processing and providing or withholding consent as to certain major decisions and special servicer non-major decisions and other transactions and performing certain enforcement actions relating to such serviced mortgage loans and any related serviced companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement. The principal servicing office of KeyBank National Association is located at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211. The principal executive office of Situs Holdings is located at 5065 Westheimer Road, Suite 700E, Houston, Texas 77056. Situs Holdings maintains its principal special servicing office at 101 Montgomery Street, Suite 2250, San Francisco, California 94104. See “Transaction Parties—The Master Servicer and the General Special Servicer”, “—The Equus Industrial Portfolio Special Servicer” and “Pooling and Servicing Agreement”.

Unless otherwise specified, references to the special servicer in this prospectus, refer to the applicable special servicer.

If the special servicer obtains knowledge that it has become a borrower party with respect to any serviced mortgage loan and any related serviced companion loan (referred to as an “excluded special servicer loan”), if any, the special servicer will be required to resign as special servicer of that excluded special servicer loan. See “Pooling and Servicing Agreement—Termination of the Master Servicer and the Special Servicer for Cause”.

KeyBank National Association is expected to be appointed as the special servicer (other than with respect to the Equus Industrial Portfolio mortgage loan) by Ellington Management

Group, LLC, or its affiliate, which, on the closing date is expected to be appointed (or to appoint an affiliate) as the initial directing holder. Certain entities managed by Ellington Management Group, LLC or affiliates will purchase each of the Class F, Class G, Class H and Class J certificates and, on the closing date, will be the initial directing holder with respect to each serviced mortgage loan (other than, for so long as no control appraisal period under the related intercreditor agreement is continuing, any serviced AB whole loans or any excluded loans) and any related serviced companion loans. See “Pooling and Servicing Agreement—The Directing Holder”.

KeyBank National Association, or its affiliate, assisted Ellington Management Group, LLC (or its affiliate) with due diligence relating to the mortgage loans to be included in the mortgage pool.

Trustee	Wells Fargo Bank, National Association, a national banking association, will be the trustee. The corporate trust office of Wells Fargo Bank, National Association, in its capacity as trustee, is located at 9062 Old Annapolis Road, Columbia, Maryland 21045. Following the transfer of the mortgage loans to the issuing entity, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and any related serviced companion loans. See “Transaction Parties—The Trustee and the Certificate Administrator” and “Pooling and Servicing Agreement”.

Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, will be certificate administrator. The certificate administrator will also be required to act as custodian, 17g-5 information provider, certificate registrar and authenticating agent. The corporate trust offices of Wells Fargo Bank, National Association, in its capacity as certificate administrator, are located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer services, Wells Fargo Bank, NA, 600 South 4th Street, 7th Floor, Minneapolis, Minnesota 55415. See “Transaction Parties—The Trustee and the Certificate Administrator” and “Pooling and Servicing Agreement”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer and, in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations Reviewer	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, will also be the asset representations reviewer.

The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans.

See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Holder	The directing holder will have certain consent and consultation rights in certain circumstances with respect to the serviced mortgage loans (other than any applicable excluded loan) and any related serviced companion loans, as further described in this prospectus. The directing holder with respect to each serviced mortgage loan (other than, for so long as no control appraisal period under the related intercreditor agreement is continuing, any serviced AB whole loan, and any applicable excluded loan) and any related serviced companion loans will be the trust directing holder. The “trust directing holder” will generally be the controlling class certificateholder (or its representative) selected by more than a specified percentage of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). See “Pooling and Servicing Agreement—The Directing Holder”. However, in certain circumstances there may be no directing holder even if there is a controlling class, and in other circumstances there will be no controlling class.

With respect to the directing holder, an “excluded loan” is a mortgage loan or whole loan with respect to which the directing holder or (solely in the case of the trust directing holder) the holder of the majority of the controlling class certificates (by certificate balance) is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

The controlling class will be the most subordinate class of the Class F, Class G, Class H and Class J certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class; provided, however, that during such time as the Class F certificates would be the controlling class, the holders of such certificates will have the right to irrevocably waive their right to appoint a directing holder or to exercise any of the rights of the controlling class certificateholder. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing holder.

Certain entities managed by Ellington Management Group, LLC or affiliates will purchase each of the Class F, Class G, Class H and Class J certificates and, on the closing date, will appoint Ellington Management Group, LLC or an affiliate as the initial directing holder with respect to each serviced mortgage loan (other than, for so long as no control appraisal period under the related intercreditor agreement is continuing, any serviced AB mortgage loan or any excluded loans) and any related serviced companion loans.

The initial directing holder with respect to the Equus Industrial Portfolio mortgage loan is expected to be Prima Mortgage Investment Trust, LLC.

Risk Retention

Consultation Party	The “risk retention consultation party” will be a party selected by Deutsche Bank AG, New York Branch, as the holder of the VRR Interest. The risk retention consultation party will have certain non-binding consultation rights in certain circumstances (i) for so long as no consultation termination event is continuing, with respect to any serviced mortgage loan (other than any applicable excluded loan) and any related serviced companion loans that is a specially serviced loan, and (ii) during the continuance of a consultation termination event, with respect to any serviced mortgage loan (other than any applicable excluded loan) and any related serviced companion loans, as further described in this prospectus. For the avoidance of doubt, the risk retention consultation party will not have any consultation rights with respect to any applicable excluded loan. Deutsche Bank AG, New York Branch (or an affiliate thereof) is expected to be appointed as the initial risk retention consultation party.

With respect to the risk retention consultation party, an “excluded loan” is a mortgage loan or whole loan with respect to which the risk retention consultation party or the person entitled to appoint the risk retention consultation party is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

Non-Serviced Mortgage Loan

Related Parties	With respect to each non-serviced mortgage loan, the entities acting or expected to act as of the date of this prospectus as master servicer, special servicer, trustee, custodian, directing holder (or equivalent party), operating advisor and asset representations reviewer (or, in each case, in similar capacities) are identified in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below in connection with the related securitization transactions. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certain Affiliations	The originators, the sponsors, the underwriters and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan, the later of the related due date of such mortgage loan in May 2021 (or, in the case of any mortgage loan that has its first due date after May 2021, the date that would have been its due date in May 2021 under the terms of that mortgage loan if a monthly payment were scheduled to be due in that month) and the date of origination of such mortgage loan.

Closing Date	On or about May 27, 2021.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in June 2021.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Interest Accrual Period	Interest will accrue on the offered certificates during the calendar month immediately preceding the related distribution date. Interest will be calculated on the offered certificates based on a 360-day year consisting of 30-day months, or a “30/360 basis”.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan occurring in the month in which that distribution date occurs. However, in the event that the last day of a collection period (or applicable grace period) is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution

Date; Rated Final

Distribution Date	Each class of offered certificates will have the assumed final distribution dates set forth below, which have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class A-1	May 2026
Class A-2	May 2026
Class A-SB	March 2030
Class A-3	May 2028
Class A-4	NAP – July 2030(1)
Class A-5	May 2031
Class X-A	May 2031
Class A-M	May 2031
Class B	May 2031
Class C	May 2031

(1)	The range of Assumed Final Distribution Dates is based on the initial certificate balance of the Class A-4 certificates ranging from $0 to $182,000,000.

The rated final distribution date for each class of offered certificates will be the distribution date in June 2054.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed pursuant to the pooling and servicing agreement.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

The foregoing illustration does not take into account the sale of any non-offered certificates.

Offered Certificates

General	We are offering the following classes of Benchmark 2021-B26 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2021-B26 set forth below (referred to as the “offered certificates”):

●	Class A-1

●	Class A-2

●	Class A-SB

●	Class A-3

●	Class A-4

●	Class A-5

●	Class X-A

●	Class A-M

●	Class B

●	Class C

The certificates will consist of (i) the offered certificates and (ii) each class of non-offered certificates, which consists of the Class X-B, Class X-D, Class X-F, Class X-G, Class X-H, Class D, Class E, Class F, Class G, Class H, Class J, Class S and Class R certificates and the VRR Interest (the “non-offered certificates”). The offered certificates and the non-offered certificates (other than the Class R certificates and the VRR Interest) are collectively referred to as the “non-VRR certificates”.

Certificate Balances and

Notional Amounts	Each class of offered certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Initial Certificate Balance or Notional Amount
Class A-1	$3,919,000
Class A-2	$41,799,000
Class A-SB(1)	$5,941,000
Class A-3	$145,456,000
Class A-4	(2)
Class A-5	(2)
Class X-A(3)	$737,984,000
Class A-M	$84,074,000
Class B	$39,702,000
Class C	$42,037,000

(1)	The Class A-SB certificates have certain priority with respect to reducing the principal balance of those certificates to their planned principal balance, as described in this prospectus.

(2)	The exact initial certificate balances of the Class A-4 and Class A-5 certificates are unknown and will be determined based on the final pricing of those classes of certificates. The initial certificate balance of the Class A-4 certificates will be between $0 and $182,000,000, and the initial certificate balance of the Class A-5 certificates will be between $274,795,000 and $456,795,000.

(3)	The notional amount of the Class X-A certificates is subject to change depending upon the final pricing of the principal balance certificates, as follows: (1) if as a result of such pricing the pass-through rate of any class of principal balance certificates whose certificate balance comprises such notional amount is equal to the WAC rate, the certificate balance of such class of principal balance certificates may not be part of, and reduce accordingly, such notional amount of the Class X-A certificates (or, if as a result of such pricing the pass-through rate of the Class X-A certificates is equal to zero, such Class X-A certificates may not be issued on the closing date), and/or (2) if as a result of such pricing the pass-through rate of any class of principal balance certificates that does not comprise such notional amount of the Class X-A certificates is less than the WAC rate, such class of principal balance certificates may become a part of, and increase accordingly, such notional amount of the Class X-A certificates.

Pass-Through Rates

A. Offered Certificates	Each class of offered certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate for each class of offered certificates is set forth below:

Class A-1	%(1)
Class A-2	%(1)
Class A-SB	%(1)
Class A-3	%(1)
Class A-4	%(1)
Class A-5	%(1)
Class X-A	%(2)
Class A-M	%(1)
Class B	%(1)
Class C	%(1)

(1)	The pass-through rates for the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5, Class A-M, Class B and Class C certificates, in each case, will be one of (i) a fixed per annum rate, (ii) the WAC rate, (iii) a rate equal to the lesser of a specified pass-through rate and the WAC rate, or (iv) the WAC rate, less a specified rate.

(2)	The pass-through rate for the Class X-A certificates for any distribution date will equal the excess, if any, of (a) the WAC rate, over (b) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5 and Class A-M certificates for that distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date.

See “Description of the Certificates—Distributions—Pass-Through Rates”.

B. Interest Rate Calculation

Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 30/360 basis.

For purposes of calculating the pass-through rates on each class of Class X certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year (“actual/360 basis”), will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and

Administration Fees	The master servicer and the special servicer will be entitled to a master servicing fee and a special servicing fee, respectively, from the payments on each mortgage loan (other than a non-serviced mortgage loan with respect to the special servicing fee only), any related serviced companion loans and any related REO loans and, (a) with respect to the master servicing fee, if unpaid after final recovery on the related mortgage loan, out of general collections with respect to the other mortgage loans and (b) with respect to the special servicing fees, if the related loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the stated principal amount of each mortgage loan and any related serviced companion loans at the servicing fee rate equal to a per annum rate ranging from 0.00250% to 0.04250%.

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the special servicing fee, the workout fee and the liquidation fee.

The special servicing fee for each distribution date is calculated based on the stated principal amount of each serviced mortgage loan and any related serviced companion loans as to which a special servicing transfer event is continuing (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to 0.25% per annum. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

The workout fee will generally be payable with respect to each specially serviced loan and any related serviced companion loans which has become a “corrected loan” (which will occur (i) with respect to a specially serviced loan as to which there has been a payment default, when the borrower has brought the mortgage loan current and thereafter made three consecutive full and timely monthly payments, including pursuant to any workout and (ii) with respect to any other specially serviced loan, when the related default is cured or the other circumstances pursuant to which it became a specially serviced loan cease to exist in the commercially reasonable judgment of the special servicer). The workout fee will be payable out of each collection of interest and principal (including scheduled payments, prepayments, balloon payments, and payments at maturity) received on the related mortgage loan (or serviced whole loan, as applicable) for so long as it remains a corrected mortgage loan, in an amount equal to the lesser of (1) 1.0% (or 0.50%, in the case of the Equus Industrial Portfolio whole loan) of each such collection of interest and principal (or, if such rate would result in an aggregate workout fee of less than $25,000, then such higher rate as would result in an aggregate workout fee equal to $25,000) and (2) $1,000,000 in the aggregate with respect to any particular workout of a specially serviced loan.

A liquidation fee will generally be payable with respect to each specially serviced loan (and any related serviced companion loans) and any related REO property, each mortgage loan (and under limited circumstances, any related serviced companion loan) repurchased by a mortgage loan seller or other applicable party or that is subject to a loss of value payment or each defaulted mortgage loan that is a non-serviced mortgage loan sold by the special servicer, as to which the special servicer obtains a full, partial or discounted payoff from the related borrower, loan purchaser or which is repurchased by the related mortgage loan seller outside the applicable cure period and, except as otherwise described in this prospectus, with respect to any specially serviced loan or REO property as to which the special servicer receives any liquidation proceeds. The liquidation fee for each mortgage loan (and any related serviced companion loans) and REO property will be payable from the related payment or proceeds in an amount equal to the lesser of (1) 1.0% (or 0.50%, in the case of the Equus Industrial Portfolio whole loan) of such payment or proceeds (or, if such rate would result in an aggregate liquidation fee of less than $25,000, then the liquidation fee rate will be equal to such higher rate as would result in an aggregate liquidation fee equal to $25,000) and (2) $1,000,000.

Workout fees and liquidation fees paid by the issuing entity with respect to each serviced mortgage loan and any related serviced companion loans will be subject to an aggregate cap per serviced mortgage loan and any related serviced companion loans of $1,000,000 as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Special Servicing Compensation”. Any workout fees or liquidation fees paid to a predecessor or successor special servicer will not be taken into account in determining the cap.

Any primary servicing fees or sub-servicing fees with respect to each serviced mortgage loan and any related serviced companion loan will be paid by the master servicer out of the fees described above.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the stated principal amount of each serviced mortgage loan and REO loan at a per annum rate equal to 0.00758%. The trustee fee will be payable by the certificate administrator from the certificate administrator fee.

The operating advisor will be entitled to a fee on each distribution date calculated on the stated principal amount of each mortgage loan and REO loan (including non-serviced mortgage loans but excluding any companion loans) at a per annum rate equal to 0.00176%.

The asset representations reviewer will be entitled to a reasonable hourly fee (to be paid by the applicable mortgage loan seller except as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”) upon the completion of the review it conducts with respect to certain delinquent mortgage loans, which will be subject to a cap as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement will be generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the stated principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council© as a license fee for use of its name and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the following table, the related master servicer under the related pooling and servicing agreement governing the servicing of that mortgage loan will be entitled to a primary servicing fee (which includes any sub-servicing fee) at a rate equal to a per annum rate set forth in the following table, and the related special servicer under the related pooling and servicing agreement will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related pooling and servicing agreement governing the servicing of such non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans

Non-Serviced Loan	Primary Servicing Fee and Sub-Servicing Fee Rate(1)	Special Servicing Fee Rate(1)(2)
Burlingame Point	0.00250%	0.25000%
Amazon Seattle	0.00125%	0.25000%
JW Marriott Nashville	0.00125%	0.25000%
141 Livingston	0.00125%	0.25000%

(1)	The fees related to the whole loans listed in the above chart relate to securitization transactions that have either closed or are expected to close on or prior to the closing date, and, in certain instances are based on publicly available information.

(2)	In the case of certain mortgage loans, the Special Servicing Fee Rate will be subject to a cap or floor amount.

Distributions

A. Allocation Between VRR

Interest and Non-VRR

Certificates	The aggregate amount available for distribution to holders of the certificates (including the VRR Interest) on each distribution date will be: (i) the gross amount of interest, principal, yield maintenance charges and prepayment premiums collected with respect to the mortgage loans in the applicable one-month collection period (other than any excess interest accrued after the related anticipated repayment date on any mortgage loan with an anticipated repayment date), net of specified expenses of the issuing entity, including fees payable therefrom to, and losses, liabilities, costs and expenses reimbursable or indemnifiable therefrom to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC®; and (ii) allocated to amounts available for distribution to the holder of the VRR Interest, on the one hand, and amounts available for distribution to the holders of the non-VRR certificates, on the other hand. On each distribution date, the portion of such aggregate available funds allocable to: (a) the VRR Interest will be the product of such aggregate available funds multiplied by a fraction, expressed as a percentage, the numerator of which is the initial certificate balance of the VRR Interest, and the denominator of which is the aggregate initial certificate balance of all of the classes of principal balance certificates and the initial certificate balance of the VRR Interest; and (b) the non-VRR certificates will at all times be the product of such aggregate available funds multiplied by the difference between 100% and the percentage referenced in clause (a). With respect to each of the VRR Interest and the non-VRR certificates, the percentage referred to in the preceding sentence is referred to in this prospectus as its “percentage allocation entitlement”.

B. Amount and Order of

Distributions	On each distribution date, funds available for distribution to the holders of the non-VRR certificates (other than the Class S certificates) (exclusive of any portion thereof that represents the related percentage allocation entitlement of any yield maintenance charges and prepayment premiums) and the Class R certificates will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-5 certificates, in reduction of the certificate balances of those classes, in the following priority:

First, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to the planned principal balance for the related distribution date set forth in Annex G;

Second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero;

Third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero;

Fourth, to principal on the Class A-3 certificates, until the certificate balance of the Class A-3 certificates has been reduced to zero;

Fifth, to principal on the Class A-4 certificates, until the certificate balance of the Class A-4 certificates has been reduced to zero;

Sixth, to principal on the Class A-5 certificates, until the certificate balance of the Class A-5 certificates has been reduced to zero; and

Seventh, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero.

However, if the certificate balances of each class of principal balance certificates, other than the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-5 certificates, have been reduced to zero, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-5 certificates, pro rata, based on their respective certificate balances and without regard to the Class A-SB planned principal balance;

Third, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-5 certificates, pro rata, based on the aggregate unreimbursed losses, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes;

Fourth, to the Class A-M certificates, as follows: (a) to interest on the Class A-M certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-M certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-M certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Fifth, to the Class B certificates, as follows: (a) to interest on the Class B certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Sixth, to the Class C certificates, as follows: (a) to interest on the Class C certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Seventh, to the non-offered certificates (other than the Class X-B, Class X-D, Class X-F, Class X-G, Class X-H, Class S and Class R certificates and the VRR Interest), in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

C. Interest and Principal

Entitlements	A description of the interest entitlement of each class of non-VRR certificates (other than the Class S certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. A description of the interest entitlements of the VRR Interest can be found in “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest”. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount” and “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest”.

D. Yield Maintenance Charges,

Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the holder of the VRR Interest, on the one hand, and to the holders of certain of the non-VRR certificates, on the other hand, in accordance with their respective percentage allocation entitlement as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. Yield maintenance charges and prepayment premiums with respect to the mortgage loans that are allocated to the non-VRR certificates will be further allocated as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

E. Subordination, Allocation of

Losses and Certain Expenses	The following chart generally sets forth the manner in which the payment rights of certain classes of non-VRR certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of non-VRR certificates. On any distribution date, the aggregate amount available for distributions on the certificates will be allocated between the VRR Interest and the non-VRR certificates in accordance with their respective percentage allocation entitlement, and principal and interest (other than excess interest that accrues on a mortgage loan that has an anticipated repayment date (if any)) allocated to the non-VRR certificates will be further allocated to the specified classes of those certificates in descending order (beginning with the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates), in each case as set forth in the following chart. Certain payment rights between the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates are more particularly described under “Description of the Certificates—Distributions”.

On any distribution date, mortgage loan losses will be allocated between the VRR Interest and non-VRR certificates in accordance with their respective percentage allocation entitlement, and the mortgage loan losses allocated to the non-VRR certificates will be further allocated to the specified classes of those certificates in ascending order (beginning with certain non-VRR certificates that are not being offered by this prospectus), in each case as set forth in the chart below.

*	The Class A-SB certificates have certain priority with respect to reducing the principal balance of those certificates to their planned principal balance as described in this prospectus.

**	The Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates are interest-only certificates and the Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates are not offered by this prospectus.

***	Other than the Class X-B, Class X-D, Class X-F, Class X-G, Class X-H, Class S and Class R certificates and the VRR Interest.

Credit enhancement will be provided solely by certain classes of subordinate non-VRR certificates that will be subordinate to certain classes of senior non-VRR certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates. The right to payment of holder of the VRR Interest will be pro rata and pari passu with the right to payment of holders of the non-VRR certificates (as a collective whole), and, as described above, any losses incurred on the mortgage loans will be allocated between the VRR Interest, on the one hand, and the non-VRR certificates, on the other hand, pro rata in accordance with their respective percentage allocation entitlements.

Principal losses and principal payments, if any, on mortgage loans that are allocated to a class of non-VRR certificates (other than the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H or Class S certificates) will reduce the certificate balance of that class of certificates. Principal losses and principal payments, if any, on mortgage loans that are allocated to the VRR Interest will reduce the certificate balance of the VRR Interest.

The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5 and Class A-M certificates. The notional amount of the Class X-B certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class B and Class C certificates. The notional amount of the Class X-D certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class D and Class E certificates. The notional amount of the Class X-F certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class F certificates. The notional amount of the Class X-G certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class G certificates. The notional amount of the Class X-H certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class H and Class J certificates. The notional amount of each class of Class X certificates is subject to change depending upon the final pricing of the principal balance certificates, as follows: (1) if as a result of such pricing the pass-through rate of any class of principal balance certificates whose certificate balance comprises such notional amount is equal to the WAC rate, the certificate balance of such class of principal balance certificates may not be part of, and reduce accordingly, such notional amount of such class of Class X certificates (or, if as a result of such pricing the pass-through rate of such class of Class X certificates is equal to zero, such class of Class X certificates may not be issued on the closing date), and/or (2) if as a result of such pricing the pass-through rate of any class of principal balance certificates that does not comprise such notional amount of such class of Class X certificates is less than the WAC rate, such class of principal balance certificates may become a part of, and increase accordingly, such notional amount of such class of Class X certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Allocation of VRR Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

F. Shortfalls in Available Funds	The following types of shortfalls will reduce the aggregate available funds and will correspondingly reduce the amount allocated to the VRR Interest and the non-VRR certificates. The reduction in amounts available for distribution to the non-VRR certificates will reduce distributions to the classes of non-VRR certificates with the lowest payment priorities:

●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated between the VRR Interest, on the one hand, and the non-VRR certificates, on the other hand, in accordance with their respective percentage allocation entitlement. The prepayment interest shortfalls allocated to the non-VRR certificates (other than the Class S certificates) entitled to interest are required to be further allocated among the classes of non-VRR certificates, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

With respect to a whole loan that is comprised of a mortgage loan, one or more subordinate companion loans and, in some cases, one or more pari passu companion loans, shortfalls in available funds resulting from any of the foregoing will result first in a reduction in amounts distributable in accordance with the related intercreditor agreement in respect of the related subordinate companion loan(s), and then, result in a reduction in amounts distributable in accordance with the related intercreditor agreement in respect of the related mortgage loan (and any pari passu companion loans, on a pro rata basis), which allocations to the related mortgage loan will in turn reduce distributions in respect of the certificates as described above. See “Description of the Mortgage Pool—The Whole Loans” and “Yield and Maturity Considerations—Yield Considerations—Losses and Shortfalls”.

G. Excess Interest	On each distribution date, any excess interest in respect of the increase in the interest rate on any mortgage loan with an anticipated repayment date (which accrues after the related anticipated repayment date), to the extent actually collected and applied as interest during a collection period, will be allocated to the holders of the Class S certificates and the VRR Interest on the related distribution date. This excess interest will not be available to make distributions to any other class of certificates, to provide credit support for other classes of certificates, to offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. P&I Advances	The master servicer will be required to advance a delinquent periodic payment on each mortgage loan (unless the master servicer or the special servicer determines that the advance would be non-recoverable). Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be non-recoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the regular monthly fees payable to the certificate administrator, the trustee, the operating advisor and the CREFC® license fee.

Neither the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan that is not held by the issuing entity.

None of the master servicer, special servicer or trustee will make, or be permitted to make, any advance in connection with the exercise of any cure rights or purchase rights granted to the holder of any subordinate companion loan under the related intercreditor agreement.

See “Pooling and Servicing Agreement—Advances”.

B. Servicing Advances	The master servicer may be required to make advances with respect to serviced mortgage loans and any related serviced companion loans to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the priority of the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any servicing advances but may in the special servicer’s discretion make such an advance on an urgent or emergency basis.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be non-recoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the master servicer and/or the special servicer (and the trustee, as applicable) under the related pooling and servicing agreement governing the servicing of the related non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest, compounded annually, on the above described advances at the “Prime Rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the applicable makers of advances under the related pooling and servicing agreement governing the servicing of the related non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on servicing advances made in respect of the related non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to the related non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be 39 fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee simple and/or leasehold estate of the related borrower(s) in 127 commercial and/or multifamily properties. See “Description of the Mortgage Pool—Additional Indebtedness”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $983,324,171.

In this prospectus, unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the 39 commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the mortgage loans in the following table is part of a larger whole loan, each of which is comprised of (i) the related mortgage loan, (ii) one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan”) and (iii) in the case of three of the mortgage loans in the following table, one or more loans that are subordinate in right of payment to the related mortgage loan and any related pari passu companion loans (each referred to in this prospectus as a “subordinate companion loan”). Each of the pari passu companion loans and the subordinate companion loans are referred to in this prospectus as a “companion loan”. The companion loans, together with their related mortgage loan, are each referred to in this prospectus as a “whole loan”.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Mortgage Loan Underwritten NCF DSCR(1)	Mortgage Loan Underwritten NOI Debt Yield(1)	Whole Loan LTV Ratio(2)	Whole Loan Underwritten NCF DSCR(2)	Whole Loan Underwritten NOI Debt Yield(2)
Burlingame Point	$96,000,000	9.8%	$284,000,000	$240,000,000	38.0%	4.72x	14.6%	62.0%	2.89x	8.9%
Equus Industrial Portfolio	$95,000,000	9.7%	$138,012,900	$154,000,000	37.8%	5.10x	14.0%	62.9%	2.45x	8.4%
Amazon Seattle	$93,000,000	9.5%	$141,900,000	$155,100,000	35.1%	4.27x	13.1%	58.2%	2.57x	7.9%
iPark 84 Innovation Center	$60,000,000	6.1%	$28,000,000	N/A	58.5%	2.29x	9.4%	58.5%	2.29x	9.4%
JW Marriott Nashville	$20,000,000	2.0%	$165,000,000	N/A	61.5%	4.17x	15.3%	61.5%	4.17x	15.3%
141 Livingston	$12,500,000	1.3%	$87,500,000	N/A	54.9%	2.52x	8.9%	54.9%	2.52x	8.9%

(1)	Calculated based on the balance of or debt service on, as applicable, the related whole loan, but excluding any related subordinate companion loans and any related mezzanine debt.

(2)	Calculated based on the balance of or debt service on, as applicable, the related whole loan (including any related subordinate companion loans), but excluding any related mezzanine debt.

The Equus Industrial Portfolio and iPark 84 Innovation Center whole loans will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction and are each referred to in this prospectus as a “serviced whole loan”, the related companion loans are referred to in this prospectus as “serviced companion loans” and any related pari passu companion loan is referred to in this prospectus as a “serviced pari passu companion loan”.

In addition, the Equus Industrial Portfolio mortgage loan is referred to as a “serviced AB mortgage loan”, and the Equus Industrial Portfolio whole loan is referred to as a “serviced AB whole loan”.

Each mortgage loan identified in the following table will not be serviced under the pooling and servicing agreement for this transaction and instead will be serviced under a separate pooling and servicing agreement or trust and servicing agreement, as applicable, identified in the following table relating to the securitization of a related companion loan and is, together with the related companion loan(s), referred to in this prospectus as a “non-serviced whole loan”. Each related mortgage loan is referred to as a “non-serviced mortgage loan” and each of the related companion loans are referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans

Loan Name	Transaction/ Pooling and Servicing Agreement(1)	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee	Certificate Administrator and Custodian	Initial Directing Party(2)	Operating Advisor	Asset Representations Reviewer
Burlingame Point	BGME Trust 2021-VR	9.8%	KeyBank National Association	Situs Holdings, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Prima Capital Advisors LLC, as agent for its managed account	Pentalpha Surveillance LLC	N/A
Amazon Seattle	Benchmark 2021-B25	9.5%	Midland Loan Services, a Division of PNC Bank, National Association	Situs Holdings, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	CPPIB Credit Structured North America III, Inc.(3)	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC
JW Marriott Nashville	Benchmark 2021-B23	2.0%	Midland Loan Services, a Division of PNC Bank, National Association	CWCapital Asset Management LLC	Wilmington Trust, National Association	Citibank, N.A.	LD II Holdco XV, LLC	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC
141 Livingston	Benchmark 2021-B24	1.3%	Midland Loan Services, a Division of PNC Bank, National Association	Greystone Servicing Company LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Eightfold Real Estate Capital Fund V, L.P.	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC

(1)	The identification of a “Transaction/Pooling and Servicing Agreement” above indicates that we have identified a securitization trust that has closed or priced or as to which a preliminary prospectus or final prospectus has printed that has included, or is expected to include, the related controlling note for such whole loan.

(2)	The entity listed as the “Initial Directing Party” reflects the party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related pooling and servicing agreement, trust and servicing agreement or intercreditor agreement, as applicable.

(3)	The initial directing party for the Amazon Seattle whole loan so long as no Amazon Seattle control appraisal period has occurred and is continuing. For so long as an Amazon Seattle control appraisal period has occurred and is continuing, the control rights of the Amazon Seattle Loan will be exercisable by the controlling class representative under the Benchmark 2021-B25 pooling and servicing agreement. See “Description of the Mortgage Pool–The Whole Loans–The Non–Serviced AB Whole Loans–The Amazon Seattle Whole Loan”.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loan, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following table sets forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with one or more pari passu companion loans or subordinate companion loans is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding any related subordinate companion loans, mezzanine debt or preferred equity. However, unless specifically indicated, for the purpose of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1, A-2 and A-3), no subordinate companion loan is reflected in this prospectus.

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$983,324,171
Number of mortgage loans	39
Number of mortgaged properties	127
Range of Cut-off Date Balances	$1,844,500 to $96,000,000
Average Cut-off Date Balance	$25,213,440
Range of Mortgage Rates	2.4838% to 4.3530%
Weighted average Mortgage Rate	3.3867%
Range of original terms to maturity(2)(3)	60 months to 121 months
Weighted average original term to maturity(2)(3)	110 months
Range of remaining terms to maturity(2)(3)	60 months to 121 months
Weighted average remaining term to maturity(2)(3)	109 months
Range of original amortization term(4)	360 months to 360 months
Weighted average original amortization term(4)	360 months
Range of remaining amortization terms(4)	360 months to 360 months
Weighted average remaining amortization term(4)	360 months
Range of LTV Ratios as of the Cut-off Date(5)(6)	27.9% to 79.5%
Weighted average LTV Ratio as of the Cut-off Date(5)(6)	54.2%
Range of LTV Ratios as of the maturity date/ARD(3)(5)(6)	27.9% to 79.5%
Weighted average LTV Ratio as of the maturity date/ARD(3)(5)(6)	53.4%
Range of UW NCF DSCR(6)(7)	1.46x to 5.10x
Weighted average UW NCF DSCR(6)(7)	3.18x
Range of UW NOI Debt Yield(6)(8)	6.8% to 17.7%
Weighted average UW NOI Debt Yield(6)	11.3%
Percentage of Initial Pool Balance consisting of:
Interest Only	69.6%
Interest Only, ARD	20.4%
Interest Only, then Amortizing Balloon	9.1%
Amortizing Balloon	0.6%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to two (2) mortgage loans (3.4%), the initial due dates for such mortgage loans occur after June 2021. On the closing date, the related mortgage loan seller(s) will contribute an initial interest deposit amount to the issuing entity to cover an amount that represents one month’s interest that would have accrued with respect to each such mortgage loan at the related interest rate with respect to the assumed June 2021 payment date (the “Closing Date Deposit Amount”). Information presented in this prospectus reflects the contractual loan terms, however, each such mortgage loan is being treated as having an initial due date in June 2021.

(3)	With respect to any mortgage loan with an anticipated repayment date, calculated through or as of, as applicable, such anticipated repayment date.

(4)	Does not include mortgage loans that pay interest-only until their maturity dates or anticipated repayment dates.

(5)	Unless otherwise indicated under “Description of the Mortgage Pool—Appraised Value”, each of the cut-off date loan-to-value ratio and the maturity date/ARD loan-to-value ratio has been calculated using the “as-is” appraised value (which in certain cases may reflect a portfolio premium valuation). However, with respect to 7 mortgage loan (35.4%), each of the related cut-off date loan-to-value ratio and the maturity date/ARD loan-to-value ratio was calculated based upon a valuation other than an “as is” value or each related mortgaged property. Such mortgage loans are identified under “Description of the Mortgage Pool—Appraised Value.” For further information, see Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value.”

(6)	In the case of 6 mortgage loans (38.3%), each of which has one or more pari passu companion loans and, in certain cases, one or more subordinate companion loans that are not included in the issuing entity, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including the related pari passu companion loan(s), but excluding any related subordinate companion loan(s). See the table titled “Whole Loan Summary” under “Description of the Mortgage Pool—The Whole Loans” for information about the debt service coverage ratios, loan-to-value ratios and debt yields including the subordinate companion loans.

(7)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date (but without regard to any leap year adjustments), provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity date or anticipated repayment date, as applicable, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to its maturity date or anticipated repayment date, as applicable, and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period.

All of the mortgage loans accrue interest on an actual/360 basis.

For further information regarding the Mortgage Loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

See “Description of the Mortgage Pool”.

Loans Underwritten Based on

Projections of Future Income	Sixty-one (61) mortgaged properties, securing, in whole or in part, 12 mortgage loans (41.8%), (i) were constructed, in a lease-up period or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history or the mortgage loan seller did not take the operating history into account in the underwriting of the related mortgage loan, or (ii) were acquired by the related borrower or an affiliate of the borrower within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired mortgaged property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting	Standards Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers” with respect to the related third party reports requirements. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

The mortgage loans to be contributed by German American Capital Corporation were originated in accordance with the underwriting standards of DBR Investments Co. Limited, as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—DBRI’s Underwriting Guidelines and Processes”. The mortgage loans to be contributed by Citi Real Estate Funding Inc. were originated in accordance with Citi Real Estate Funding Inc.’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”. The Mortgage Loans to be contributed by Goldman Sachs Mortgage Company were originated in accordance with Goldman Sachs Mortgage Company’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”. The mortgage loans to be contributed by JPMorgan Chase Bank, National Association were originated in accordance with JPMorgan Chase Bank, National Association’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances will be issued, maintained and transferred only in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $100,000 and in integral multiples of $1 in excess of $100,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	For a discussion of the manner by which German American Capital Corporation, as retaining sponsor, intends to satisfy the credit risk retention requirements of the credit risk retention rules, see “Credit Risk Retention”.

None of the sponsors, the depositor or the underwriters or their respective affiliates, or any other person, intends to retain a material net economic interest in the securitization constituted by the issue of the certificates, or to take any other action in respect of such securitization, in a manner prescribed or contemplated by the EU Securitization Regulation or the UK Securitization Regulation. In particular, no such person undertakes to take any action which may be required by any potential investor or certificateholder for the purposes of its compliance with any requirement of the EU Securitization Regulation or the UK Securitization Regulation. In addition, the arrangements described under “Credit Risk Retention” in this prospectus have not been structured with the objective of ensuring compliance by any person with any requirement of the EU Securitization Regulation or the UK Securitization Regulation. Consequently, the offered certificates may not be a suitable investment for investors that are subject to any requirement of the EU Securitization Regulation or the UK Securitization Regulation. See “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Certificates”.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●	BlackRock Financial Management, Inc., Moody’s Analytics, Bloomberg Financial Markets, L.P., RealINSIGHT, CMBS.com, Inc., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corporation, Markit LLC, Thomson Reuters Corporation and KBRA Analytics, Inc.;

●	The certificate administrator’s website initially located at www.ctslink.com; and

●	The master servicer’s website initially located at www.key.com/key2cre.

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans remaining in the issuing entity is less than 1.0% of the aggregate principal balance of the mortgage loans as of the cut-off date (solely for the purposes of this calculation, if a mortgage loan with an anticipated repayment date is still an asset of the issuing entity and such right is being exercised after its respective anticipated repayment date, then such mortgage loan will be excluded from the then-aggregate principal balance of the pool of mortgage loans and from the aggregate principal balance of the mortgage loans as of the cut-off date), certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class S and Class R certificates) for the mortgage loans held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5, Class A-M, Class B, Class C, Class D and Class E certificates are no longer outstanding and (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class S and Class R certificates).

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or

Substitutions of Mortgage

Loans; Loss of Value

Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of the trust or any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage”

within the meaning of Code Section 860G(a)(3)(but without regard to the rule of Treas. Reg. Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”); provided that with respect to the Burlingame Point mortgage loan, each of Goldman Sachs Mortgage Company, German American Capital Corporation and JPMorgan Chase Bank, National Association, will be obligated to take the above remedial actions only with respect to the related promissory note(s) sold by such mortgage loan seller to the depositor as if the note(s) contributed by each such mortgage loan seller and evidencing such mortgage loan were a separate mortgage loan. See “Description of the Mortgage Loan Purchase Agreements”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, the special servicer is required to solicit offers for defaulted serviced mortgage loans and any related serviced companion loans and/or related REO properties and accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for such defaulted serviced mortgage loan and any related serviced companion loans or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard, that rejection of such offer would be in the best interests of the certificateholders and the related companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender, taking into account the subordinate nature of any subordinate companion loan).

If a non-serviced mortgage loan with a related pari passu companion loan becomes a defaulted mortgage loan and the special servicer under the related pooling and servicing agreement or trust and servicing agreement, as applicable, for the related pari passu companion loan determines to sell such pari passu companion loan, then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan and any related subordinate companion loans, in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

Pursuant to each mezzanine loan intercreditor agreement with respect to the mortgage loans with mezzanine indebtedness, the holder of the related mezzanine loan has the right to purchase the related mortgage loan as described in “Description of the Mortgage Pool—Additional Indebtedness”. Additionally, in the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness”, the related mezzanine lender may have the option to purchase the related mortgage loan after certain defaults. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”,

“—Sale of Defaulted Loans and REO Properties” and “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of interest that is deferred after the anticipated repayment date of a mortgage loan with an anticipated repayment date and the excess interest distribution account) as two separate REMICs (the “Lower-Tier REMIC” and the “Upper-Tier REMIC” and each, a “Trust REMIC”) for federal income tax purposes.

In addition, a REMIC was formed on April 5, 2021 (the “JW Marriott Nashville Loan REMIC”), which holds the JW Marriott Nashville mortgage loan and other related assets and issued a class of regular interests (of which the issuing entity will own a 50% interest, which is to be held in the Lower-Tier REMIC) and a single residual interest (of which the issuing entity will own a 0% interest).

In addition, (1) the portions of the issuing entity consisting of (i) the excess interest accrued on a mortgage loan with an anticipated repayment date and the related distribution account, and (ii) the uncertificated regular interests in the Upper-Tier REMIC corresponding to the VRR Interest and distributions thereon, will be classified as a “trust” under Treasury Regulations section 301.7701-4(c), (the “Grantor Trust”), (2) the Class S certificates and the VRR Interest will represent beneficial ownership of the excess interest and related distribution account, (3) the VRR Interest will represent beneficial ownership of the uncertificated regular interests in the Upper-Tier REMIC corresponding to the VRR Interest and distributions thereon and (4) the Class R certificates will represent beneficial ownership of the residual interests in each Trust REMIC.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class certificates will be issued with original issue discount, that the Class certificates will be issued with de minimis original issue discount and that the Class certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

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Summary of Risk Factors

Investing in the certificates involves risks. Any of the risks set forth in this prospectus under the heading “Risk Factors” may have a material adverse effect on the cash flow on one or more mortgaged properties, the related borrowers’ ability to meet their respective payment obligations under the mortgage loans, and/or on your certificates. As a result, the market price of the certificates could decline significantly and you could lose a part or all of your investment. You should carefully consider all the information set forth in this prospectus and, in particular, evaluate the risks set forth in this prospectus under the heading “Risk Factors” before deciding to invest in the certificates. The following is a summary of some of the principal risks associated with an investment in the certificates:

Special Risks

●

COVID-19: Economic conditions and restrictions on enforcing landlord rights due to the COVID-19 pandemic and related governmental countermeasures may adversely affect the borrowers and/or the tenants and, therefore, the certificates. In addition, the underwriting of certain mortgage loans and the appraisals and property condition reports for certain mortgaged properties were conducted prior to the COVID-19 pandemic and therefore may not reflect current conditions with respect to the mortgaged properties or the borrowers.

Risks Relating to the Mortgage Loans

●

Non-Recourse Loans: The mortgage loans are non-recourse loans, and in the event of a default on a mortgage loan, recourse generally may only be had against the specific mortgaged property(ies) and other assets that have been pledged to secure the mortgage loan. Consequently, payment on the certificates is dependent primarily on the sufficiency of the net operating income or market value of the mortgaged properties, each of which may be volatile.

●

Borrowers: Frequent and early occurrence of borrower delinquencies and defaults may adversely affect your investment. Bankruptcy proceedings involving borrowers, borrower organizational structures and additional debt incurred by a borrower or its sponsors may increase risk of loss. In addition, borrowers may be unable to refinance or repay their mortgage loans at the maturity date or anticipated repayment date.

●

Property Performance: Certificateholders are exposed to risks associated with the performance of the mortgaged properties, including location, competition, condition (including environmental conditions), maintenance, ownership, management, and litigation. Property values may decrease even when current operating income does not. The property type (e.g., office, mixed use, hospitality, retail, industrial, self-storage and multifamily) may present additional risks.

●

Loan Concentration: Certain of the mortgage loans represent significant concentrations of the mortgage pool as of the cut-off date. A default on one or more of such mortgage loans may have a disproportionate impact on the performance of the certificates.

●

Property Type Concentration: Certain property types represent significant concentrations of the mortgaged properties securing the mortgage pool as of the cut-off date, based on allocated loan amounts. Adverse developments with respect to those property types or related industries may have a disproportionate impact on the performance of the certificates.

●

Other Concentrations: Losses on loans to related borrowers or cross-collateralized and cross-defaulted loan groups, geographical concentration of the mortgaged properties, and concentration of tenants among the mortgaged properties, may disproportionately affect distributions on the offered certificates.

●

Tenant Performance: The repayment of a commercial or multifamily mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Therefore, the performance of the mortgage loans will be highly dependent on the performance of tenants and tenant leases.

●

Significant Tenants: Properties that are leased to a single tenant or a tenant that comprises a significant portion of the rental income are disproportionately susceptible to interruptions of cash flow in the event of a lease expiration or termination or a downturn in the tenant’s business.

●	Underwritten Net Cash Flow: Underwritten net cash flow for the mortgaged properties could be based on incorrect or flawed assumptions.

●	Appraisals: Appraisals may not reflect the current or future market value of the mortgaged properties.

●	Inspections: Property inspections may not identify all conditions requiring repair or replacement.

●	Insurance: The absence or inadequacy of terrorism, fire, flood, earthquake and other insurance may adversely affect payment on the certificates.

●

Zoning: Changes in zoning laws may affect the ability to repair or restore a mortgaged property. Properties or structures considered to be “legal non-conforming” may not be able to be restored or rebuilt “as-is” following a casualty or loss.

Risks Relating to Conflicts of Interest

●	Transaction Parties: Conflicts of interest may arise from the transaction parties’ relationships with each other or their economic interests in the transaction.

●

Directing Holder and Companion Holders: Certain certificateholders and companion loan holders have control and/or consent rights regarding the servicing of the mortgage loans and related whole loans. Such rights include rights to remove and replace the special servicer without cause and/or to direct or recommend the applicable special servicer or non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of certificates. The right to remove and replace the special servicer may give the directing holder the ability to influence the special servicer’s servicing actions in a manner that may be more favorable to the directing holder relative to other certificateholders.

Other Risks Relating to the Certificates

●

Limited Obligations: The certificates will only represent ownership interests in the issuing entity, and will not be guaranteed by the sponsors, the depositor or any other person. The issuing entity’s assets may be insufficient to repay the offered certificates in full.

●

Uncertain Yields to Maturity: The offered certificates have uncertain yields to maturity. Prepayments on the underlying mortgage loans will affect the average lives of the certificates; and the rate and timing of prepayments may be highly unpredictable. Optional early termination of the issuing entity may also adversely impact your yield or may result in a loss.

●	Rating Agency Feedback: Future events could adversely impact the credit ratings and value of your certificates.

●	Limited Credit Support: Credit support provided by subordination of certain certificates is limited and may not be sufficient to prevent loss on the offered certificates.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

Special Risks

Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans

There has been a global outbreak of a novel coronavirus (SARS-CoV-2) and a related respiratory disease (“COVID-19”) that has spread throughout the world, including the United States, causing a global pandemic. The COVID-19 pandemic has been declared to be a public health emergency of international concern by the World Health Organization, and the president of the United States has made a declaration under the Robert T. Stafford Disaster Relief and Emergency Assistance Act. A significant number of countries and the majority of state governments in the United States have also made emergency declarations and have attempted to slow the spread of the virus by providing social distancing guidelines, issuing stay-at-home orders and mandating the closure of certain non-essential businesses. We cannot assure you as to if and when states will permit full resumption of economic activity, whether or when people will feel comfortable in resuming economic activity, that containment or other measures will be successful in limiting the spread of the virus or that future regional or broader outbreaks of COVID-19 or other diseases will not result in resumed or additional countermeasures from governments.

The COVID-19 pandemic and the responses thereto have led, and will likely continue to lead, to severe disruptions in the global supply chain, the financial and other markets, significant increases in unemployment, significant reductions in consumer demand and downturns in the economies of many nations, including the United States, and the global economy in general, and those downturns will likely continue for some time. The long-term effects of the social, economic and financial disruptions caused by the COVID-19 pandemic are unknown. While the United States government and other governments have implemented unprecedented financial support and relief measures (such as the Coronavirus Aid, Relief and Economic Security Act), the effectiveness of such measures cannot be predicted. The United States economy has experienced contraction and expansion during the pandemic, and it is unclear when any contractions will cease and when steady economic expansion will resume.

With respect to the mortgage pool, it is unclear how many borrowers have been adversely affected by the COVID-19 pandemic. It is expected that many borrowers will be (or continue to be) adversely affected by the cumulative effects of COVID-19 and the measures implemented by governments to combat the pandemic. As a result, borrowers may not and/or may be unable to meet their payment obligations under the mortgage loans, which may result in significant losses, including shortfalls in distributions of interest and/or principal to the holders of the certificates, and ultimately losses on the certificates. Shortfalls and losses will be particularly pronounced to the extent that the related mortgaged properties are located in geographic areas with significant numbers of COVID-19 cases or relatively restrictive COVID-19 countermeasures.

Certain geographic regions of the United States have experienced a larger concentration of COVID-19 infections and deaths than other regions, which is expected to result in slower resumption of economic activity than in other less-impacted regions. However, as the COVID-19 emergency has continued, various regions of the United States have seen fluctuations in rates of COVID-19 cases. Therefore, we cannot assure you that any region will not experience an increase in such rates, and corresponding governmental countermeasures and economic distress.

While the COVID-19 pandemic has created personnel, supply-chain and other logistical issues that affect all property types, the effects are particularly severe for certain property types. For example:

●

hospitality properties, due to travel limitations implemented by governments and businesses as well as declining interest in travel generally, and current or future closures, whether government mandated or voluntary;

●

retail properties, due to store closures, either government-mandated or voluntary, declining interest in visiting large shared spaces such as shopping malls, restaurants, bars and movie theatres, and tenants (including certain national and regional chains) refusing to pay rent, and restrictions on and reduced interest in social gatherings, on which retail properties rely;

●

self-storage properties, which have rental payment streams that are sensitive to increased unemployment and reductions in disposable income available for non-essential expenses, and which payment streams are more commonly subject to interruption because of the short-term nature of self-storage tenant leases;

●

multifamily properties, which also have rental payment streams that are sensitive to unemployment and reductions in disposable income, as well as federal, state and local moratoria on eviction proceedings and other mandated tenant forbearance programs and, with respect to student housing properties, which may be affected by closures of, or ongoing social distancing measures instituted at, colleges and universities;

●	industrial properties, due to restrictions or shutdowns of tenant operations at such properties or as a result of general financial distress of such tenants;

●

office properties, particularly those with significant tenants who operate co-working or office-sharing spaces, due to restrictions on such spaces or declining interest in such spaces by their users, who typically are unaffiliated and license or sublease space for shorter durations; and

●

properties with significant tenants with executed leases that are not yet in place and whose leases are conditioned on tenant improvements being completed, the delivery of premises, or the vacancy of a current tenant by a date certain, due to lack of access to the mortgaged property and disruptions in labor and the global supply chain.

Federal, state and local governmental authorities may implement (and in some cases may already have implemented) measures designed to provide relief to borrowers and tenants, including moratoriums on foreclosure and/or eviction proceedings and mandated forbearance programs. For example, recent legislation in Oregon imposes a temporary moratorium on foreclosures and other lender remedies and affords COVID-impacted borrowers, including commercial borrowers, the right to defer debt service payments through December 31, 2020 until loan maturity. Similar legislation has imposed a temporary eviction and foreclosure moratorium in New York. Any such measures may lead to shortfalls and losses on the certificates.

In addition, businesses are adjusting their business plans in response to government actions and new industry practices in order to change how, how many and from where staff members work. Such changes may lead to reduced or modified levels of service, including in the services provided by the master servicer, the special servicer, the certificate administrator and the other parties to this transaction. Such parties’ ability to perform their respective obligations under the transaction documents may be adversely affected by such changes. Furthermore, because the master servicer and special servicer operate according to a servicing standard that is in part based on accepted industry practices, the servicing actions taken by such parties may vary from historical norms to the extent that such accepted industry practices change.

The loss models used by the rating agencies to rate the certificates may not have accounted for the possible economic effects of the COVID-19 pandemic or the borrowers’ ability to make payments on the mortgage loans. We cannot assure you that declining economic conditions precipitated by COVID-19 and the measures implemented by governments to combat the pandemic will not result in downgrades to the ratings of the certificates after the closing date. We cannot assure you that declining economic conditions precipitated by COVID-19 and the measures implemented by governments to combat the pandemic will not result in downgrades to the ratings of the certificates.

Tenants may be unable to meet their rent obligations as a result of extended periods of unemployment and business slowdowns and shutdowns. Accordingly, tenants at the mortgaged properties have sought and are expected to continue to seek rent relief at the mortgaged properties, and it would be expected that rent collections and/or occupancy rates may decline. Even as areas of the country reopen, we cannot assure you as to if and when the operations of commercial tenants and the income earning capacity of residential tenants will reach pre-COVID-19 pandemic levels. Prospective investors should also consider as the country reopens the impact that a continued surge in (as well as any future prolonged waves of) COVID-19 cases could have on economic conditions.

We cannot assure you that the cash flow at the mortgaged properties will be sufficient for the borrowers to pay all required insurance premiums. While certain mortgage loans provide for insurance premium reserves, we cannot assure you that the borrower will be able to continue to fund such reserve or that such reserve will be sufficient to pay all required insurance premiums.

Although each mortgage loan generally requires the related borrower to maintain business interruption insurance, certain insurance companies have reportedly taken the position that such insurance does not cover closures due to the COVID-19 emergency. In addition, the COVID-19 emergency could adversely affect future availability and coverage of business interruption insurance. Furthermore, it is unclear whether such closures due to COVID-19 will trigger co-tenancy provisions.

Investors should understand that the underwriting of certain mortgage loans and the appraisals and property condition reports for certain mortgaged properties were conducted prior to the COVID-19 pandemic and therefore may not reflect current conditions with respect to the mortgaged properties or the borrowers. In addition, the underwriting of mortgage loans originated during the COVID-19 pandemic may be based on assumptions that do not reflect current conditions. When evaluating the financial information, occupancy percentages and mortgaged property valuations presented in this prospectus (including certain information set forth in “Summary of Certificates”, “Description of the Mortgage Pool—Mortgage Pool Characteristics”, “Description of the Mortgage Pool—Certain Calculations and Definitions”, Annex A-1, Annex A-2 and Annex A-3), investors should take into consideration the dates as of which historical financial information and occupancy percentages are presented and appraisals and property condition reports were conducted and that the underwritten information may not reflect (or fully reflect) the events described in this risk factor or any potential impacts of the COVID-19 pandemic. Because a pandemic of the scale and scope the COVID-19 pandemic has not occurred in recent history, historical delinquency and loss experience is unlikely to accurately predict the performance of the mortgage loans in the mortgage pool. Investors should expect higher-than-average delinquencies and losses on the mortgage loans. Subject to the master servicer’s recoverability determination, the master servicer will be obligated under and subject to the terms of the pooling and servicing agreement to advance any scheduled monthly payment of interest (other than any balloon payment) on a mortgage loan that the borrowers fail to pay that is required to be made under the mortgage loan documents. The aggregate number and size of delinquent loans in a given collection period may be significant, and the master servicer may determine that advances of payments on such mortgage loans are not or would not be recoverable or may not be able to make such advances given the severity of delinquencies (in this transaction or other transactions), which would result in shortfalls and losses on the certificates. See “Description of the Mortgage Pool—Certain Calculation and Definitions—Definitions”.

Some borrowers may seek forbearance arrangements at some point in the near future, if they have not already made such request. See “Description of the Mortgage Pool—COVID-19 Considerations”. We cannot assure you that the borrowers will be able to make debt service payments (including deferred amounts that were previously subject to forbearance) after the expiration of any such forbearance period.

Some borrowers may also seek to use funds on deposit in reserve or escrow accounts to make debt service payments, rather than for the explicit purpose set forth in the mortgage loan documents. We cannot assure you that the cash flow at the mortgaged properties will be sufficient for the borrowers to replenish those reserves or escrows, which would then be unavailable for their original intended use.

In addition, you should be prepared for the possibility that a significant number of borrowers may not make timely payment on their mortgage loans at some point during the continuance of the COVID-19 pandemic. In response, the master servicer and the special servicer may implement a range of actions with respect to affected borrowers and the related mortgage loans to forbear or extend or otherwise modify the loan terms consistent with the applicable servicer’s customary servicing practices. Such actions may also lead to shortfalls and losses on the certificates.

In addition, servicers have reported an increase in borrower requests as a result of the COVID-19 pandemic. It is likely that the volume of requests will continue to increase as the COVID-19 pandemic progresses. The increased volume of borrower requests and communication may result in delays in the servicers’ ability to respond to such requests and their ability to perform their respective obligations under the related transaction documents.

The borrowers have provided additional information regarding the status of the mortgage loans and mortgaged properties, which is described under “Description of the Mortgage Pool—COVID-19 Considerations”, as of the dates set forth in that section. We cannot assure you that the information in that section is indicative of future performance or that tenants or borrowers will not seek rent or debt service relief (including forbearance arrangements) or other lease or loan modifications in the future. Such actions may lead to shortfalls and losses on the certificates.

Although the borrowers and tenants may have made their recent debt service and rent payments, we cannot assure you that they will be able to make future payments. While certain mortgage loans may provide for debt service or rent reserves, we cannot assure you that any such reserve will be sufficient to satisfy any or all debt service payments on the affected mortgage loans.

Furthermore, we cannot assure you that future failure to make rent or debt service payments will not trigger cash sweeps or defaults under the mortgage loan documents.

Further, some federal, state and local administrative offices and courts have closed due to the outbreak of the COVID-19 pandemic. Foreclosures, recordings of assignments and similar activities may not be processed in such offices and courts until such offices and courts reopen and may be further delayed as such offices and courts address any backlogs of such actions that accumulated during the period they were closed. Furthermore, to the extent the related jurisdiction has implemented a moratorium on foreclosures as discussed above, any processing of foreclosure actions would not commence until such moratorium has ended.

The mortgage loan sellers will agree to make certain limited representations and warranties with respect to the mortgage loans as set forth on Annex D, Annex E and Annex F hereto; however, absent a breach of such a representation or warranty, no mortgage loan seller will have any obligation to repurchase a mortgage loan with respect to which the related borrower was adversely affected by the COVID-19 pandemic. See also “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan.”

The widespread and cascading effects of the COVID-19 pandemic, including those described above, also heighten many of the other risks described in this “Risk Factors” section, such as those related to timely payments by borrowers and tenants, mortgaged property values and the performance, market value, credit ratings and secondary market liquidity of your certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness. In addition, certain mortgage loans may provide for recourse to a guarantor for a portion of the indebtedness or for any loss or costs that may be incurred by the borrower or the lender with respect to certain borrower obligations under the related mortgage loan documents. In such cases, we cannot assure you any recovery from such guarantor will be made or that such guarantor will have assets sufficient to pay any otherwise recoverable claim under a guaranty.

Risks of Commercial, Multifamily and Manufactured Housing Lending Generally

The mortgage loans will be secured by various income producing commercial, multifamily and manufactured housing (if any) properties. The repayment of a commercial, multifamily or manufactured housing loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●

the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●

the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General. Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●

space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●

leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels. See “Description of the Mortgage Pool—Tenant Issues”.

A Tenant Concentration May Result in Increased Losses. Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks. If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the five largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks. If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including treatment of the mortgage loan as an unsecured obligation, a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease. The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure. In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal to purchase and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right may not be subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal or first offer, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow. Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the related borrower allows uses at the mortgaged property in violation of use restrictions in current tenant leases;

●	if the related borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions;

●	if the related borrower fails to provide a designated number of parking spaces;

●

if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease;

●

upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time or if the casualty or condemnation occurs within a specified period of the lease expiration date;

●	if a tenant’s use is not permitted by zoning or applicable law;

●	if the tenant is unable to exercise an expansion right;

●	if the landlord defaults on its obligations under the lease;

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor;

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time;

●	if significant or specified tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied;

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time;

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations;

●	in the case of government sponsored tenants, any time or for lack of appropriations; or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks. Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial, Multifamily and Manufactured Housing Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●

the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space);

●

in the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property; and

●	office space used as lab and/or research and development may rely on funds for research and development from government and/or private sources of funding, which may become unavailable.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces that they lease to other businesses. Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. This may subject the related mortgage loan to increased risk of default and loss.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial, Multifamily and Manufactured Housing Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses. Because of seasonal use, leases at such facilities are customarily for shorter terms, making income potentially more volatile than for properties with longer term leases. In addition, such facilities require customized refrigeration design, rendering them less readily convertible to alternative uses.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties.” The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as well as changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial, Multifamily and Manufactured Housing Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, and “—Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers,” “—The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales. We cannot assure you that the net operating income contributed by the mortgaged retail properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance. In addition, some or all of the rental payments from tenants may be tied to tenant’s gross sales. To the extent that a tenant changes the manner in which its gross sales are reported it could result in lower rent paid by that tenant. For example, if a tenant takes into account customer returns of merchandise purchased online and reduces the gross sales, this could result in lower gross sales relative to gross sales previously reported at that location even if the actual performance of the store remained unchanged.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadowed anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant goes dark or is otherwise no longer in occupancy, if the subject store is not meeting the minimum sales requirements under its lease or if a specified percentage of the related mortgaged property is vacant. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related loan. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the tenant or to the tenant withholding some or all of its rental payments or to litigation against the related borrower. We cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with the subject tenants or with respect to the mortgaged retail properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial, Multifamily and Manufactured Housing Lending Generally” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●

the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base;

●

in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, closures of the related college or university due to the COVID-19 pandemic, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months, and closures of, or ongoing social distancing measures that may be instituted by, colleges and universities due to the COVID-19 pandemic;

●

certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●

adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship of an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase its rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Some counties and municipalities may later impose stricter rent control regulations on apartment buildings. For example, in New York State, the Housing Stability and Tenant Protection Act of 2019 (the “HSTP Act”), among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. The HSTP Act also limits potential rent increases for major capital improvements and for individual apartment improvements. In addition, the HSTP Act permits certain qualified localities in the State of New York to implement the rent stabilization system.

We cannot assure you that the rent stabilization laws or regulations will not cause a reduction in rental income or the appraised value of mortgage real properties. If rents are reduced, we cannot assure you that any such mortgaged real property will be able to generate sufficient cash flow to satisfy debt service payments and operating expenses.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expense; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Certain of the multifamily properties may be residential cooperative buildings where the land under the building is owned or leased by a non-profit residential cooperative corporation. The cooperative owns all the units in the building and all common areas. Its tenants own stock, shares or membership certificates in the corporation. This ownership entitles the tenant-stockholders to proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, the tenant-stockholders make monthly maintenance payments which represent their share of the cooperative corporation’s mortgage loan payments, real property taxes, reserve contributions and capital expenditures, maintenance and other expenses, less any income the corporation may receive. These payments are in addition to any payments of principal and interest the tenant-stockholder may be required to make on any loans secured by its shares in the cooperative.

A number of factors may adversely affect the value and successful operation of a residential cooperative property. Some of these factors include:

●	the primary dependence of a borrower upon maintenance payments and any rental income from units or commercial areas to meet debt service obligations;

●

the initial concentration of shares relating to occupied rental units of the sponsor, owner or investor after conversion from rental housing, which may result in an inability to meet debt service obligations on the residential cooperative corporation’s mortgage loan if the sponsor, owner or investor is unable to make the required maintenance payments;

●

the failure of a borrower to qualify for favorable tax treatment as a “cooperative housing corporation” each year, which may reduce the cash flow available to make payments on the related mortgage loan; and

●

that, upon foreclosure, in the event a cooperative property becomes a rental property, certain units could be subject to rent control, stabilization and tenants’ rights laws, at below market rents, which may affect rental income levels and the marketability and sale proceeds of the rental property as a whole.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Self Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial, Multifamily and Manufactured Housing Lending Generally” above, other factors may adversely affect the financial performance and value of self storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; or

●	competition or other factors.

Self storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self storage properties becomes unprofitable, the liquidation value of that self storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self storage mortgaged property were readily adaptable to other uses.

Tenants at self storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self storage unit. No environmental assessment of a self storage mortgaged property included an inspection of the contents of the self storage units at that mortgaged property, and we cannot assure you that all of the units included in the self storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self storage properties may derive a material portion of revenue from business activities ancillary to self storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self Storage Properties”.

Hospitality Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial, Multifamily and Manufactured Housing Lending Generally” above, various other factors may adversely affect the financial performance and value of hospitality properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hospitality property;

●

changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions, pandemics and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because rooms are generally rented for short periods of time, the financial performance of hospitality properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hospitality properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hospitality property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, some of the hospitality properties are limited-service, select service or extended stay hotels. Hospitality properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hospitality properties as they generally require less capital for construction than full-service hospitality properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hospitality properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hospitality properties also operate entertainment and sports complexes that include restaurants, theaters, lounges, bars, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants, theaters, lounges, bars and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s, lounge’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hospitality property’s nightclubs, restaurants, theaters, lounges or bars will maintain their current level of popularity or perception in the market. With respect to mortgaged properties that operate entertainment venues, the entertainment industry’s brand perception of the mortgaged property’s entertainment venue may have a significant impact on the ability to book talent and sell shows at the property. Any change in perception of entertainment venues by consumers or by the entertainment industry could have a material adverse effect on the net cash flow of the property. Furthermore, because of the unique construction requirements of restaurants, theaters, lounges, bars or nightclubs, the space at those hospitality properties would not easily be converted to other uses.

Some of the hospitality properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hospitality property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from the related mortgaged property or on the hospitality property’s occupancy rate.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower. In addition, certain state laws prohibit the assignment of liquor revenues. In such case, the lender may not be able to obtain a security interest in such revenues, which may constitute a material portion of the revenues at the related hospitality property. As a result, the lender may lose its ability to obtain such revenues in a foreclosure in certain scenarios, including if there is bankruptcy of the liquor license holder. In certain cases, the liquor license holder may not be a single purpose entity.

Further, liquor licenses are subject to extensive regulation. A revocation of the liquor license at a hospitality property, particularly a property with a significant revenues from nightclubs, casinos, other entertainment venues, restaurants and lounges, could have a material adverse effect on revenues from such property.

In addition, there may be risks associated with hospitality properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hospitality properties often enter into these types of agreements in order to align the hospitality property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hospitality properties that lack such benefits will be able to operate successfully on an independent basis.

With respect to certain hospitality properties, including hospitality properties that are unflagged, the collateral may include the collateral assignment of the rights of the borrower in certain intellectual property and brand names used in connection with the operation of the properties. The success of the operation of the mortgaged property depends in part on the borrower’s continued ability to use this intellectual property and on adequate protection and enforcement of this intellectual property, as well as related brands, logos and branded merchandise, including to increase brand awareness and further develop the property’s brand. Not all of the trademarks, copyrights, proprietary technology or other intellectual property rights used in the operation of such a mortgaged property may have been registered, and some of these trademarks and other intellectual property rights may never be registered. Despite the borrower’s efforts to protect their proprietary rights, third parties may infringe or otherwise violate such intellectual property rights, and use information that the borrower regards as proprietary, and the borrower’s rights may be invalidated or rendered unenforceable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hospitality property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or hotel management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination. In addition, replacement franchises, licenses and/or hospitality property managers may require significantly higher fees as well as the investment of capital to bring the hospitality property into compliance with the requirements of the replacement franchisor, licensor and/or hospitality property manager. Any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure, licensor or real estate owned property.

In some cases where a hospitality property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor or franchisor. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hospitality property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hospitality property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Office Properties Have Special Risks”, and/or “—Industrial Properties Have Special Risks”. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at the mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain tenants or subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type of the ground lessee’s use of the premises because that use is a source of revenue for the payment of ground rent. See “—Retail Properties Have Special Risks”.

Mortgaged Properties Leased to Startup Companies Have Special Risks

Certain mortgaged properties may have tenants that are startup companies. Startup companies are companies that are seeking to develop a scalable business model. Startup companies have heightened risks. Many startup companies do not generate positive cash flow, and may in fact experience significant negative cash flow. Startup companies that operate at a loss may experience rapid growth through venture capital investments; however, if the source of funding loses confidence in the business model, or is unwilling or unable to continue funding for other reasons, the startup company may be faced with significant losses and be without a source of funding to continue its business or pay its obligations. Furthermore, valuations based on venture capital investment may rapidly decline. Many startups may produce only a single product or service, and therefore face a binary risk of failure if such product or service does not find market acceptance, meets with competition or is otherwise unsuccessful. Further, startup companies may be run by founders who lack significant business or finance experience. Startup companies generally have a low success rate. Accordingly, mortgaged properties leased to startup companies face the risk that the tenant may be unable to pay rent under its lease and may default on its lease.

Sale-Leaseback Transactions Have Special Risks

Certain mortgaged properties were each the subject of a sale-leaseback transaction in connection with the acquisition of such property (or a portion of such property) by the related borrower or following such acquisition, including the Techmer PM Portfolio mortgaged properties (1.6%). Each of these mortgaged properties (or a portion thereof) is leased to a tenant, who is the former owner of the mortgaged property or portion thereof, pursuant to a lease. We cannot assure you that any of these tenants will not file for bankruptcy protection.

A bankruptcy with respect to a tenant in a sale-leaseback transaction could result in the related lease being recharacterized as a loan from the borrower to the tenant. If the lease were recharacterized as a loan, the lease would be a deemed loan and the tenant would gain a number of potential benefits in a bankruptcy case. The tenant could retain possession of the mortgaged property during the pendency of its bankruptcy case without having to comply with the ongoing post-petition rent requirements of section 365(d)(3) of the federal bankruptcy code, which requires a tenant to start paying rent within 60 days following the commencement of its bankruptcy case, while deciding whether to assume or reject a lease of nonresidential real property. The tenant desiring to remain in possession of the mortgaged property would not have to assume the lease within 210 days following the commencement of its bankruptcy case pursuant to section 365(d)(4) of the federal bankruptcy code or comply with the conditions precedent to assumption, including curing all defaults, compensating for damages and giving adequate assurance of future performance. To the extent the deemed loan is under-secured, the tenant would be able to limit the secured claim to the then-current value of the mortgaged property and treat the balance as a general unsecured claim. The tenant also might assert that the entire claim on the deemed loan is an unsecured claim. In Liona Corp., Inc. v. PCH Associates (In re PCH Associates), 949 F.2d 585 (2d Cir. 1991), the court considered the effect of recharacterizing a sale-leaseback transaction as a financing rather than a true lease. The court held that the landlord’s record title to the leased property should be treated as an equitable mortgage securing the deemed loan. Under the reasoning of that case, if a lease were recharacterized as a loan, the related borrower would have a claim against the tenant secured by an equitable mortgage. That secured claim has been collaterally assigned to the mortgagees. However, the legal authority considering the effects of such a recharacterization is limited, and we cannot assure you that a bankruptcy court would follow the reasoning of the PCH Associates case.

There is also a risk that a tenant that files for bankruptcy protection may reject the related lease. Pursuant to section 502(b)(6) of the federal bankruptcy code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent).

It is likely that each lease constitutes an “unexpired lease” for purposes of the federal bankruptcy code. Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of a debtor may not be terminated or modified at any time after the commencement of a case under the federal bankruptcy code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of a borrower to exercise certain contractual remedies with respect to a lease. In addition, the federal bankruptcy code provides that a trustee in bankruptcy or debtor in possession may, subject to approval of the court, (a) assume an unexpired lease and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of a tenant, if the lease were to be assumed, the trustee in bankruptcy on behalf of the tenant, or the tenant as debtor in possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the related borrower for its losses and provide such borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the borrower may be forced to continue under the lease with a tenant that is a poor credit risk or an unfamiliar tenant if the lease was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If the lease is rejected, such rejection generally constitutes a breach of the lease immediately before the date of the filing of the petition. As a consequence, the borrower would have only an unsecured claim against the tenant for damages resulting from such breach, which could adversely affect the security for the certificates.

Furthermore, there is likely to be a period of time between the date upon which a tenant files a bankruptcy petition and the date upon which the lease is assumed or rejected. Although the tenant is obligated to make all lease payments within 60 days following the commencement of the bankruptcy case, there is a risk that such payments will not be made due to the tenant’s poor financial condition. If the lease is rejected, the lessor will be treated as an unsecured creditor with respect to its claim for damages for termination of the lease and the borrower must re-let the mortgaged property before the flow of lease payments will recommence. In addition, pursuant to section 502(b)(6) of the federal bankruptcy code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent).

As discussed above, bankruptcy courts, in the exercise of their equitable powers, have the authority to recharacterize a lease as a financing. We cannot assure you such recharacterization would not occur with respect to the mortgage loans as to which the related mortgaged properties were the subject of sale-leaseback transactions.

The application of any of these doctrines to any one of the sale-leaseback transactions could result in substantial, direct and material impairment of the rights of the certificateholders.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

The borrowers under certain of the mortgage loans secured by multiple mortgaged properties may be permitted, subject to the satisfaction of certain conditions, to obtain the release of one or more mortgaged properties from the lien of the mortgage and substitute other properties as collateral. A substitute property generally is required to meet certain criteria under the related loan documents. However, notwithstanding the substitution criteria, a substitute mortgaged property may have different characteristics from those of the replaced mortgaged property. We cannot assure you that a substitute mortgaged property will perform in the same manner as the replaced mortgaged property and that a substitution will not adversely affect the performance of the mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are cross-collateralized and cross-defaulted with each other or that are secured by multiple properties owned by multiple borrowers.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units.

The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

Shared Interest Structures

Vertical subdivisions and “fee above a plane” structures are property ownership structures in which owners have a fee simple interest in certain ground-level and above-ground parcels. A vertical subdivision or “fee above a plane” structure is generally governed by a declaration or similar agreement defining the respective owner’s fee estates and relationship where one or more owners typically relies on one or more other owners’ parcels for structural support. Each owner is responsible for maintenance of its respective parcel and retains essential operational control over its parcel. We cannot assure you that owners of parcels supporting collateral interests in vertical subdivision and “fee above a plane” parcels will perform any maintenance and repair obligations that may be required under the declaration with respect to the supporting parcel, or that proceeds following a casualty would be used to reconstruct a supporting parcel. Owners of interests in a vertical subdivision or “fee above a plane” structure may be required under the related declaration to pay certain assessments relating to any shared interests in the related property, and a lien may be attached for failure to pay such assessments. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables entitled “Stated Remaining Term (Mos.)” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es), if any, have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are office, industrial, retail, multifamily and self storage. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in New York, California, Washington, Virginia, Pennsylvania, Tennessee, Georgia and Florida. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●

if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●

a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●

mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions.

Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●

the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property, any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee, the special servicer or the master servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 40 in Annex D-1, representation and warranty number 40 in Annex E-1, representation and warranty number 43 in Annex F-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3, Annex E-2 or Annex F-2, as applicable.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, “—Citi Real Estate Funding Inc.”, “—Goldman Sachs Mortgage Company”, “—JPMorgan Chase Bank, National Association”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents. In addition, such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease(s) and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hospitality property. In other cases, these renovations may involve renovations of common spaces or external features of the related hospitality property, which may cause disruptions or otherwise decrease the attractiveness of the related hospitality property to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 10 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as medical and dental offices, fitness centers, lab space, gas stations, dry cleaners, bank branches, data centers, urgent care facilities, schools, daycare centers and/or restaurants, as part of the mortgaged property. Re-tenanting certain specialty use tenants, such as gas stations and dry cleaners, may also involve substantial costs related to environmental remediation.

In the case of specialty use tenants such as bank branches, restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit, lease defaults, ratings and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, vertical subdivisions and related structures, the related declarations or other use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Additionally, some of the mortgaged properties may have current or past tenants that handle or have handled hazardous materials and, in some cases, related contamination at some of the mortgaged properties was previously investigated and, as warranted, remediated with regulatory closure, the conditions of which in some cases may include restrictions against any future redevelopment for residential use or other land use restrictions. See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 40 in Annex D-1, representation and warranty number 40 in Annex E-1, representation and warranty number 43 in Annex F-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3, Annex E-2 or Annex F-2, as applicable.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole or major tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

Certain Risks Are Not Covered under Standard Insurance Policies. In general (other than where the mortgage loan documents permit the borrower to rely on a tenant (including a ground tenant) or other third party (such as a condominium association, if applicable) to obtain the insurance coverage, on self-insurance provided by a tenant or on a tenant’s agreement to rebuild or continue paying rent), the master servicer and special servicer will be required to cause the borrower on each mortgage loan to maintain such insurance coverage in respect of the related mortgaged property as is required under the related mortgage loan documents. See “Description of the Mortgage Pool—Insurance Considerations”. In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, and riot, strike and civil commotion, subject to the conditions and exclusions specified in each policy (windstorm is a common exclusion for properties located in certain locations). Most policies typically do not cover any physical damage resulting from, among other things:

●	war;

●	revolution;

●	terrorism;

●	nuclear, biological or chemical materials;

●	governmental actions;

●	floods and other water related causes;

●	earth movement, including earthquakes, landslides and mudflows;

●	wet or dry rot;

●	vermin; and

●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from such causes, then, the resulting losses may be borne by you as a holder of certificates.

Standard Insurance May Be Inadequate Even for Types of Losses That Are Insured Against. Even if a type of loss is covered by the insurance policies required to be in place at the mortgaged properties, the mortgaged properties may suffer losses for which the insurance coverage is inadequate. For example:

●

in a case where terrorism coverage is included under a policy, if the terrorist attack is, for example, nuclear, biological or chemical in nature, the policy may include an exclusion that precludes coverage for such terrorist attack;

●

in certain cases, particularly where land values are high, the insurable value (at the time of origination of the mortgage loan) of the mortgaged property may be significantly lower than the principal balance of the mortgage loan;

●

with respect to mortgaged properties located in flood prone areas where flood insurance is required, the related mortgaged property may only have federal flood insurance (which only covers up to $500,000), not private flood insurance, and the related mortgaged property may suffer losses that exceed the amounts covered by the federal flood insurance;

●	the mortgage loan documents may limit the requirement to obtain related insurance to where the premium amounts are “commercially reasonable” or a similar limitation; and

●

if reconstruction or major repairs are required, changes in laws may materially affect the borrower’s ability to effect any reconstruction or major repairs and/or may materially increase the costs of the reconstruction or repairs and insurance may not cover or sufficiently compensate the insured.

We Cannot Assure You That Required Insurance Will Be Maintained. We cannot assure you that borrowers have maintained or will maintain the insurance required under the mortgage loan documents or that such insurance will be adequate.

Even if the mortgage loan documents specify that the related borrower must maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism, the borrower may fail to maintain such insurance and the master servicer or the special servicer may not enforce such default or cause the borrower to obtain such insurance if the special servicer has determined, in accordance with the servicing standard and subject to the discussion under “Pooling and Servicing Agreement—The Directing Holder” and “—The Operating Advisor”, that either (a) such insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the mortgaged property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (b) such insurance is not available at any rate. Additionally, if the related borrower fails to maintain such terrorism insurance coverage, neither the master servicer nor the special servicer will be required to maintain such terrorism insurance coverage if the special servicer determines, in accordance with the servicing standard, that such terrorism insurance coverage is not available for the reasons set forth in the preceding sentence. Furthermore, at the time existing insurance policies are subject to renewal, we cannot assure you that terrorism insurance coverage will be available and covered under the new policies or, if covered, whether such coverage will be adequate. Most insurance policies covering commercial real properties such as the mortgaged properties are subject to renewal on an annual basis. If this coverage is not currently in effect, is not adequate or is ultimately not continued with respect to some of the mortgaged properties and one of those properties suffers a casualty loss as a result of a terrorist act, then the resulting casualty loss could reduce the amount available to make distributions on your certificates.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the master servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program’s (“NFIP”) is scheduled to expire on September 30, 2021. We cannot assure you if or when NFIP will be reauthorized. If NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty number 16 on Annex D-1, representation and warranty number 16 on Annex E-1 and representation and warranty number 18 on Annex F-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex E-2, Annex E-3 and Annex F-2, respectively, for additional information.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was reauthorized on December 20, 2019 through December 31, 2027 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2019 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer will be equal to 80% of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $200 million. The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2027, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain a “sunset clause” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See “Annex A-3—Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” for a summary of the terrorism insurance requirements under each of the ten largest mortgage loans.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

We cannot assure you that the conflicts arising where a borrower sponsor is affiliated with a tenant at the Mortgaged Property will not adversely impact the value of your Mortgage Loans.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Limited Information Causes Uncertainty

Historical Information. Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for, among other things, inflation, significant occupancy increases and/or a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent, which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available.

Ongoing Information. The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. For example, as described under “—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”, the assumptions and projections used to prepare underwritten information for the mortgage pool may not reflect any potential impacts of the COVID-19 pandemic. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income

(calculated as described in “Description of the Mortgage Pool—Additional Information”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the issuing entity.

Due to the COVID-19 pandemic, the aggregate number and size of delinquent loans in a given collection period may be significant, and the master servicer may determine that advances of payments on such mortgage loans are not or would not be recoverable or may not be able to make such advances given the severity of delinquencies (in this transaction or other transactions), which would result in shortfalls and losses on the certificates. See also “—Special Risks—Coronavirus Pandemic Has

Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—DBRI’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”, “—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes” and “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—Review of GACC Mortgage Loans”, “—Citi Real Estate Funding Inc.—Review of the CREFI Mortgage Loans”, “—Goldman Sachs Mortgage Company—Review of GSMC Mortgage Loans” and “—JPMorgan Chase Bank, National Association—Review of JPMCB Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Seasoned Mortgage Loans Present Additional Risk of Repayment

One (1) of the mortgage loans (2.0%) is a seasoned mortgage loan that was originated at least 14 months prior to the cut-off date. There are a number of risks associated with seasoned mortgage loans that are not present, or are present to a lesser degree, with more recently originated mortgage loans. For example:

●	property values and surrounding areas have likely changed since origination;

●	origination standards at the time the mortgage loans were originated may have been different than current origination standards;

●	the business circumstances and financial condition of the related borrowers and tenants may have changed since the mortgage loans were originated;

●	the environmental circumstances at the mortgaged properties may have changed since the mortgage loans were originated;

●	the physical condition of the mortgaged properties or improvements may have changed since origination; and

●	the circumstances of the mortgaged properties, the borrower and the tenants may have changed in other respects since.

In addition, any seasoned mortgage loan may not satisfy all of the related sponsor’s underwriting standards. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable). See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Such capital expenditures are not required and have not been reserved for under the mortgage loan documents, and we cannot assure you that they will be made. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect the “as-is” value as well as an “as-stabilized”, “hypothetical as-is”, “as complete” or “as-is air rights” value or similar hypothetical value. However, the appraised value reflected in this prospectus with respect to each mortgaged property reflects the “as-is” value, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and
“—Appraised Value”, where, to the extent another value is used, such value and the satisfaction of the related conditions or assumptions are described, which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool”.

In addition, investors should be aware that the appraisals for the mortgaged properties were prepared prior to origination and generally have not been updated. Certain appraisals were prepared prior to the COVID-19 outbreak and do not account for the effects of the pandemic on the related mortgaged properties. In addition, more recent appraisals may not reflect the complete effects of the COVID-19 pandemic on the related mortgaged properties as the cumulative impact of the pandemic may not be known for some time. Similarly, net operating income and occupancy information used in underwriting the mortgage loans may not reflect current conditions, and in particular, the effects of the COVID-19 pandemic. As a result, appraised values, net operating income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the mortgaged properties.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-stabilized”, “hypothetical as-is”, “as complete” or “as-is air rights” values or similar hypothetical values, we cannot assure you that those assumptions are or will be accurate or that such value will be the value of the related mortgaged property at the indicated stabilization or other relevant date or at maturity or anticipated repayment date. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. For additional information regarding the appraisals obtained by the sponsors or, in the case of any mortgage loan acquired by the related sponsor, appraisal(s) obtained by the related originator and relied upon by such sponsor, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, “—Citi Real Estate Funding Inc.”, “—Goldman Sachs Mortgage Company” and “—JPMorgan Chase Bank, National Association”. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, and will comply, with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s)(and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain real estate investment trusts, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. See also “—Delaware Statutory Trusts” below and “Description of the Mortgage Pool—Delaware Statutory Trusts”.

See representation and warranty number 31 on Annex D-1, representation and warranty number 31 on Annex E-1 and representation and warranty number 33 on Annex F-1 and any identified exceptions to those representations and warranties, if any, on Annex D-2, Annex E-2, Annex E-3 and Annex F-2, respectively, for additional information.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability to Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors and the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or has been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. See also representation and warranty number 31 in Annex D-1, representation and warranty number 31 in Annex E-1, representation and warranty number 33 in Annex F-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3, Annex E-2 or Annex F-2, as applicable. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●

the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●

the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●

if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to the whole loans are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●

the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●

the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. If a tenant-in-common borrower has waived its right to partition, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. In particular, with respect to properties that are master leased, state law may provide that the lender will not have a perfected security interest in the underlying rents (even if covered by an assignment of leases and rents), unless there is also a mortgage on the master tenant’s leasehold interest. Such a mortgage is not typically obtained. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

•	what proceedings are required for foreclosure;

•	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

•	whether and to what extent recourse to the borrower is permitted; and

•	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

Risks of Anticipated Repayment Date Loans

Three (3) of the mortgage loans (20.4%) provide that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Although this feature may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. Excess interest, to the extent actually collected, will be paid to the holders of the Class S certificates and the holder of the VRR Interest, neither of which are offered by this prospectus. To the extent that payments are required to be made on a related subordinate companion loan or mezzanine loan prior to application of excess cash flow to repay an anticipated repayment date mortgage loan, the amount of excess cash flow available to repay such mortgage loan will be reduced. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loan”.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date or anticipated repayment date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or repay the outstanding principal amount at the anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or anticipated repayment date if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

•	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

•	the prevailing interest rates;

•	the net operating income generated by the mortgaged property;

•	the fair market value of the related mortgaged property;

•	the borrower’s equity in the related mortgaged property;

•	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);

•	the borrower’s financial condition;

•	the operating history and occupancy level of the mortgaged property;

•	reductions in applicable government assistance/rent subsidy programs;

•	the tax laws; and

•	prevailing general and regional economic conditions.

In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect a borrower’s ability to refinance the related mortgage loan or sell the related mortgaged property on or before the related mortgage loan’s maturity date or anticipated repayment date, as applicable.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 Amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See representation and warranty number 34 in Annex D-1, representation and warranty number 34 in Annex E-1, representation and warranty number 36 in Annex F-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3, Annex E-2 or Annex F-2, as applicable.

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal or first offer in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

Collective Bargaining Activity May Disrupt Operations, Increase Labor Costs or Interfere with Business Strategies

A number of employees at certain of the mortgaged properties are covered by a collective bargaining agreement. If relationships with such employees or the unions that represent them become adverse, such mortgaged properties could experience labor disruptions such as strikes, lockouts, boycotts and public demonstrations. In addition, during the COVID-19 pandemic, unions may encourage employees to leave work if the workplace does not meet certain safety requirements. Labor disputes, which may be more likely when collective bargaining agreements are being negotiated, could harm relationships with employees, result in increased regulatory inquiries and enforcement by governmental authorities. Further, adverse publicity related to a labor dispute could harm such mortgaged properties’ reputation and reduce customer demand for related services. Labor regulation and the negotiation of new or existing collective bargaining agreements could lead to higher wage and benefit costs, changes in work rules that raise operating expenses, legal costs, and limitations on the related borrower’s ability to take cost saving measures during economic downturns. We cannot assure you that the related borrower will be able to control the negotiations of collective bargaining agreements covering unionized labor employed at such mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Delaware Statutory Trusts

Certain of the mortgage loans included in the issuing entity have borrowers that each own the related mortgaged properties as a Delaware statutory trust. A Delaware statutory trust is restricted in its ability to actively operate a property. Accordingly, the related borrower has master leased the property to a newly formed, single-purpose entity that is wholly owned by the same entity that owns the signatory trustee or manager for the related borrower. The master lease has been collaterally assigned to the lender and has been subordinated to the related mortgage loan documents. In the case of a mortgaged property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of German American Capital Corporation, one of the sponsors, DBR Investments Co. Limited, an originator, Deutsche Bank AG, acting through its New York Branch, the initial risk retention consultation party, and Deutsche Bank Securities Inc., one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

In addition, Deutsche Bank AG, acting through its New York Branch is expected to hold the VRR Interest as described in “Credit Risk Retention”, and is expected to be appointed as the initial risk retention consultation party. The risk retention consultation party may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow any such recommendations or take directions from the risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation party and the holder of the VRR Interest by whom it is appointed may have interests that are in conflict with those of certain other certificateholders, in particular if the risk retention consultation party or holder of the VRR Interest holds companion loan securities, or has financial interests in, or other financial dealings (as a lender or otherwise) with, a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the risk retention consultation party or the holder of the VRR Interest entitled to appoint the risk retention consultation party (any such mortgage loan referred to in this context as an “excluded loan” as to the risk retention consultation party), then the risk retention consultation party will not have consultation rights solely with respect to any such excluded loan. See “Credit Risk Retention”.

In addition, for so long as Deutsche Bank AG, acting through its New York Branch (as the holder of the VRR Interest or the risk retention consultation party), is a borrower party with respect to any mortgage loan or whole loan, such party will be required to certify that it will forego access to any “conflicted information” solely relating to such excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding such restriction, we cannot assure you that Deutsche Bank AG, acting through its New York Branch (as the holder of the VRR Interest or the risk retention consultation party), will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in
“—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”,
“—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. Similarly, the expected holder of the VRR Interest and the party expected to be designated to consult with the special servicer on its behalf as the risk retention consultation party is an Underwriter Entity. We cannot assure you that any actions that such party takes in either such capacity will necessarily be aligned with the interests of the holders of other classes of certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of (i) the depositor, (ii) German American Capital Corporation, a sponsor, (iii) Deutsche Bank AG, acting through its New York Branch, the initial risk retention consultation party, the holder of the VRR Interest, and (iv) DBR Investments Co. Limited, an originator and the holder of the companion loans for which the noteholder is identified as “DBRI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”. Citigroup Global Markets Inc., one of the underwriters, is an affiliate of Citi Real Estate Funding Inc., a sponsor, an originator, and the holder of the companion loans for which the noteholder is identified as “CREFI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”. Goldman Sachs & Co. LLC, one of the underwriters, is an affiliate of (i) Goldman Sachs Bank USA, an originator and the holder of the companion loans for which the noteholder is identified as “GS Bank” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”, and (ii) Goldman Sachs Mortgage Company, a sponsor. In addition, affiliates of the underwriters are holders of companion loans as described in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”. J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of JPMorgan Chase Bank, National Association, a sponsor, an originator and the holder of the companion loans for which the noteholder is identified as “JPMCB” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under the pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, if the special servicer obtains knowledge that it has become a borrower party with respect to a serviced mortgage loan and any related serviced companion loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan or serviced whole loan (referred to in this prospectus as an “excluded special servicer loan”) and a separate special servicer that is not a borrower party (referred to in this prospectus as an “excluded special servicer”) will be appointed as special servicer for such excluded special servicer loan as described under “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect all mortgage loans and serviced whole loans that are not excluded special servicer loans). While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to the excluded special servicer loan to the related borrower party or any employees or personnel of such borrower party involved in the management of any investment in the related borrower party or the related mortgaged property and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, we cannot assure you that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the directing holder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Ellington Management Group, LLC, or its affiliate, is expected to (i) be the initial trust directing holder and, therefore, the initial directing holder with respect to each serviced mortgage loan (other than, for so long as no control appraisal period under the related intercreditor agreement is continuing, any serviced AB mortgage loan and any applicable excluded loan) and any related serviced companion loans and (ii) purchase the Class F, Class G, Class H and Class J, Class X-F, Class X-G and Class X-H certificates, and receive the Class S certificates, and may purchase certain additional classes of certificates. KeyBank National Association is expected to act as the special servicer with respect to each serviced mortgage loan (other than the Equus Industrial Portfolio mortgage loan and any excluded special servicer loans) and any related serviced companion loans and it or an affiliate assisted Ellington Management Group, LLC, or its affiliate, with its due diligence on the mortgage loans prior to the closing date.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC has been appointed as the initial operating advisor with respect to all of the serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing holder, the risk retention consultation party, collateral property owners and their vendors or affiliates of any of those parties. In the normal course of its business, Park Bridge Lender Services LLC and its affiliates are also hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the duties of Park Bridge Lender Services LLC as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent or sponsor of a borrower or any of their affiliates.

The operating advisor or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the operating advisor and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the operating advisor may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans other than the non-serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing holder, the risk retention consultation party, collateral property owners and their vendors or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders, especially if the asset representations reviewer or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent or sponsor of a borrower or any of their affiliates.

The asset representations reviewer or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the asset representations reviewer and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the asset representations reviewer may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity.

Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders

It is expected that Ellington Management Group, LLC (or its affiliate), will be appointed as the initial trust directing holder and, therefore, the initial directing holder with respect to each serviced mortgage loan (other than, for so long as no control appraisal period under the related intercreditor agreement is continuing, any serviced AB mortgage loan, and any applicable excluded loan). The special servicer may, at the direction of the directing holder (for so long as a control termination event does not exist and other than with respect to any applicable excluded special servicer loan), take actions with respect to the specially serviced mortgage loans administered under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing holder (other than with respect to any non-serviced mortgage loan, for so long as no control appraisal period under the related intercreditor agreement is continuing, any serviced AB mortgage loan, or any applicable excluded loan) will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders. As a result, it is possible that the directing holder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan) or on behalf of the subordinate companion loan holders (in the case of any serviced AB whole loan, for so long as the related control appraisal period is not continuing) or the directing holder (which term as used herein will include any equivalent entity or any representative thereof) under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan may direct the special servicer or the special servicer under such pooling and servicing agreement or trust and servicing agreement, as applicable, relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. Set forth in the following table is the identity of the initial directing holder (or equivalent party) for each whole loan, the expected securitization trust holding the controlling note in such whole loan and the pooling and servicing agreement or trust and servicing agreement under which it is expected to be serviced.

Whole Loan	Pooling/Trust and Servicing Agreement(1)	Controlling Noteholder	Initial Directing Party(2)
Burlingame Point	BGME Trust 2021-VR	BGME Trust 2021-VR	Prima Capital Advisors LLC, as agents for its managed account
Equus Industrial Portfolio	Benchmark 2021-B26	(3)	Prima Mortgage Investment Trust, LLC(3)
Amazon Seattle	Benchmark 2021-B25	Benchmark 2021-B25	CPPIB Credit Structured North America III, Inc.
iPark 84 Innovation Center	Benchmark 2021-B26	Benchmark 2021-B26	Ellington Management Group, LLC (or its affiliate)
JW Marriott Nashville	Benchmark 2021-B23	Benchmark 2021-B23	LD II Holdco XV, LLC
141 Livingston	Benchmark 2021-B24	Benchmark 2021-B24	Eightfold Real Estate Capital Fund V, L.P.

(1)

The identification of a “Pooling/Trust and Servicing Agreement” above indicates that we have identified a securitization trust that has closed or priced or as to which a preliminary prospectus or final prospectus has printed that has included, or is expected to include, the related controlling note for such whole loan.

(2)

The entity listed as the “Initial Directing Party” reflects the party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related pooling and servicing agreement, trust and servicing agreement or intercreditor agreement, as applicable.

(3)

The Equus Industrial Portfolio whole loan is an AB whole loan, and the controlling note as of the date hereof is a related subordinate note. Pursuant to the related co-lender agreement, for so long as an Equus Industrial Portfolio control appraisal period is continuing, the controlling class representative will be the directing holder for the Equus Industrial Portfolio Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan—The Equus Industrial Portfolio Whole Loan”.

The special servicer, in connection with obtaining the consent of, or upon non-binding consultation with, the directing holder or a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, the serviced companion loan holders do not have any duties to the holders of any class of certificates, and they may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder (solely with respect to the related serviced whole loan) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of the Master Servicer and the Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing holder for cause at any time and without cause (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan). See “Pooling and Servicing Agreement—The Directing Holder” and “—Termination of the Master Servicer and the Special Servicer for Cause—Servicer Termination Events”.

Similarly, the applicable controlling class related to the securitization trust indicated in the chart above as the controlling noteholder has certain consent and/or consultation rights with respect to the non-serviced mortgage loans under the related pooling and servicing agreement governing the servicing of that related non-serviced whole loan and have similar conflicts of interest with the holders of other certificates backed by the companion loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The directing holder and its affiliates (and the directing holder (or equivalent entity) under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing holder or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing holder or the holder of the majority of the controlling class (by certificate balance) (any such mortgage loan referred to in this prospectus as an “excluded loan” as to such party), the directing holder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing holder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing holder or a controlling class certificateholder, as applicable, the directing holder or such controlling class certificateholder, as applicable, will not be given access to any excluded information solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, we cannot assure you that the directing holder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. Each of these relationships may create a conflict of interest.

Ellington Management Group, LLC, or its affiliate, is expected to (i) be appointed the initial trust directing holder and, therefore, as the initial directing holder with respect to each serviced mortgage loan (other than, for so long as no control appraisal period under the related intercreditor agreement is continuing, any serviced AB whole loan, and any applicable excluded loan) and any related serviced companion loans and (ii) purchase the Class F, Class G, Class H and Class J, Class X-F, Class X-G and Class X-H certificates, and receive the Class S certificates, and may purchase certain additional classes of certificates. KeyBank National Association is expected to act as the special servicer with respect to each serviced mortgage loan (other than the Equus Industrial Portfolio mortgage loan and any excluded special servicer loan) and any related serviced companion loans and it or an affiliate assisted Ellington Management Group, LLC, or its affiliate, with its due diligence on the mortgage loans prior to the closing date.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class F, Class G, Class H and Class J certificates, which is referred to in this prospectus as the “B-piece buyer” (see “Pooling and Servicing Agreement—The Directing Holder—General”), was given the opportunity by the sponsors to perform certain due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity. In addition, the B-piece buyer was given the opportunity by the sponsors to request the removal, re-sizing, decrease in the principal balance of the mortgage loan, reduction of the time during which the loan pays interest-only, increase in the amount of required reserves or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the B-piece buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-piece buyer or that the final pool as influenced by the B-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the B-piece buyer’s certificates. Because of the differing subordination levels, the B-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-piece buyer but that does not benefit other investors. In addition, the B-piece buyer may enter into hedging or other transactions or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-piece buyer’s acceptance of a mortgage loan. The B-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The B-piece buyer will have no liability to any certificateholder for any actions taken by them as described in the preceding two paragraphs.

It is anticipated that Ellington Management Group, LLC, or its affiliate will be the B-piece buyer. Ellington Management Group, LLC, or its affiliate, will constitute the initial trust directing holder and, therefore, the initial directing holder with respect to each serviced mortgage loan (other than any applicable excluded loan and any Serviced AB whole loan) and any related serviced companion loans. The directing holder will have certain rights to direct and consult with the special servicer. In addition, the directing holder will generally have certain consultation rights with regard to a non-serviced mortgage loan under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such non-serviced whole loan and the related intercreditor agreement. See “Pooling and Servicing Agreement—The Directing Holder” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Control Rights” and “—The Non-Serviced AB Whole Loans”.

KeyBank National Association is expected to act as the special servicer with respect to each serviced mortgage loan (other than the Equus Industrial Portfolio mortgage loan and any excluded special servicer loan) and any related serviced companion loans and it or an affiliate assisted Ellington Management Group, LLC (or its affiliate) with its due diligence on the mortgage loans prior to the Closing Date.

Because the incentives and actions of the B-piece buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool and should not rely upon the B-piece buyer’s due diligence or investment decision (or due diligence or the investment decision of its affiliates).

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing holder exercising control rights over that whole loan will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing holder under the pooling and servicing agreement for this securitization or under any pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

The special servicer (or a successor special servicer) may enter into one or more arrangements with the directing holder, a controlling class certificateholder, a companion loan holder, the holder of the VRR Interest, a holder of a companion loan security or other certificateholders (or an affiliate or a third party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the appointment (or continuance) of the special servicer under the pooling and servicing agreement and the co-lender agreements and limitations on the right of such person to replace the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

•	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

•	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

•	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

•	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

•

legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

•

increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

•

investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

•	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

•	do not represent any assessment of the yield to maturity in distributions to certificateholders that a certificateholder may experience;

•	reflect only the views of the respective rating agencies as of the date such ratings were issued;

•	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

•	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

•

may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

•	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to 5 nationally recognized statistical rating organizations.

Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected 3 of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of two nationally recognized statistical rating organizations engaged by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the initial subordination levels provided by such nationally recognized statistical rating organizations for the classes of certificates. If the depositor had selected such nationally recognized statistical rating organizations to rate those other classes of rated certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

On September 29, 2020, a settlement was reached between Kroll Bond Rating Agency, LLC and the Securities and Exchange Commission in connection with an investigation into the policies and procedures deployed by Kroll Bond Rating Agency, LLC to establish, maintain, enforce and document an effective internal control structure governing the implementation of and adherence to policies, procedures, and methodologies for determining credit ratings for conduit/fusion commercial mortgage-backed securities in accordance with Section 15E(c)(3)(A) of the Exchange Act. The Securities and Exchange Commission found that Kroll Bond Rating Agency, LLC’s internal controls relating to its rating of conduit/fusion commercial mortgage-backed securities had deficiencies that resulted in material weaknesses in its internal control structure. Under the settlement, Kroll Bond Rating Agency, LLC, without admitting or denying the findings of the Securities and Exchange Commission, agreed (a) to pay a civil penalty of $1.25 million, (b) to undertake, among other things, a review of the application of its internal processes, policies and procedures regarding the implementation of and adherence to procedures and methodologies for determining credit ratings, and (c) to take the necessary actions to ensure that such internal processes, policies and procedures accurately reflect the strictures of Section 15E(c)(3)(A) of the Exchange Act. Any change in Kroll Bond Rating Agency, LLC’s rating criteria or methodology could result in a downgrade, withdrawal or qualification of any rating assigned to any class of certificates, despite the fact that such class might still be performing fully to the specifications described in this prospectus and set forth in the pooling and servicing agreement.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Subordination of the Subordinate Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinate Certificates

As described in this prospectus, the rights of the holders of each class of subordinate certificates to receive payments of principal and interest otherwise payable on such class of subordinate certificates will be subordinated to the rights of the holders of more senior certificates having an earlier alphabetical or alphanumeric class designation.

If you acquire Class A-M, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will be subordinated to those of the holders of the senior certificates. The Class A-M certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class J certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F, Class G, Class H and Class J certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E, Class F, Class G, Class H and Class J certificates. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General. The yield to maturity on each class of offered certificates will depend in part on the following:

•	the purchase price for the certificates;

•

the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

•	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium or buy any of the Class X certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If prepayment principal distributions are very high, holders of certificates purchased at a premium or holders of any of the Class X certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount (other than any of the Class X certificates) and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

•

a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

•

a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

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the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

•	the level of prevailing interest rates;

•	the availability of credit for commercial real estate;

•	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

•	the failure to meet certain requirements for the release of escrows;

•	the occurrence of casualties or natural disasters; and

•	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity or provide incentives for the borrower to repay by the related anticipated repayment date and there is a risk that a number of those mortgage loans may default at maturity, or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, the holder of a subordinate companion loan or any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the following table is based upon all or a portion of the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Class(es)
Class X-A	Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5, Class A-M
Class X-B	Class B, Class C
Class X-D	Class D, Class E
Class X-F	Class F
Class X-G	Class G
Class X-H	Class H, Class J

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X certificates. Investors in the Class X certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves. With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield. If losses on the mortgage loans allocated to the principal balance certificates exceed the aggregate certificate balance of principal balance certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a pooling and servicing agreement governing the servicing of the non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of principal balance certificates and the VRR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the principal balance certificates and the VRR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the principal balance certificates, first the Class J certificates, then the Class H certificates, then the Class G certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-M certificates and, then pro rata, the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-5 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of any of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5 or Class A-M certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of any of the Class B or Class C certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. A reduction in the certificate balance of any of the Class D or Class E certificates will result in a corresponding reduction in the notional amount of the Class X-D certificates. A reduction in the certificate balance of the Class F certificates will result in a corresponding reduction in the notional amount of the Class X-F certificates. A reduction in the certificate balance of the Class G certificates will result in a corresponding reduction in the notional amount of the Class X-G certificates. A reduction in the certificate balance of any of the Class H or Class J certificates will result in a corresponding reduction in the notional amount of the Class X-H certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination. The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights. Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than any mortgage loan that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing holder or the risk retention consultation party under the pooling and servicing agreement for this transaction and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement. With respect to the non-serviced mortgage loans, you will generally not have any right to vote or make decisions with respect the non-serviced mortgage loans, and those decisions will generally be made by the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan and the related companion loan, subject to the rights of the directing holder appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. In all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loans that will be serviced under a pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Rights of the Directing Holder, the Risk Retention Consultation Party and the Operating Advisor Could Adversely Affect Your Investment. The directing holder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan or any applicable excluded loan) and the right to replace the special servicer with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of appraisal reductions and realized losses, is less than 25% of its initial certificate balance), is continuing, the directing holder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) is continuing, then the directing holder will lose the consultation rights. See “Pooling and Servicing Agreement—The Directing Holder”.

In addition, the risk retention consultation party will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan and any applicable excluded loan). See “Pooling and Servicing Agreement—The Directing Holder—Major Decisions”.

These actions and decisions with respect to which the directing holder has consent or consultation rights and the risk retention consultation party has consultation rights include, among others, certain modifications to the mortgage loans or serviced whole loans, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing holder and the risk retention consultation party, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the special servicer under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such non-serviced mortgage loan may, at the direction or upon the advice of the directing holder of the related securitization trust holding the controlling note for the related non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of the non-controlling notes) will have limited consultation rights with respect to major decisions relating to each non-serviced whole loan and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing holder for this transaction for so long as no control termination event is continuing and by the special servicer if a control termination event is continuing. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or trust and servicing agreement, as applicable, or the terms of the related loan documents, it is possible that the directing holder (or equivalent entity) under such pooling and servicing agreement or trust and servicing agreement, as applicable, may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing holder, the risk retention consultation party and the directing holder (or equivalent entity) under the pooling and servicing agreement or the trust and servicing agreement governing the servicing of each non-serviced mortgage loan:

(i)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)   may act solely in its own interests or the interests of the holders of the controlling class or the VRR Interest, as applicable (or in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan);

(iii)   does not have any duties to the holders of any class of certificates other than the controlling class or the VRR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan);

(iv)  may take actions that favor its own interests or the interests of the holders of the controlling class or the holder of the VRR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan), over the interests of the holders of one or more other classes of certificates; and

(v)  will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing holder, the risk retention consultation party, a controlling companion loan holder or the directing holder (or the equivalent) under the pooling and servicing agreement or the trust and servicing agreement, as applicable, governing the servicing of such non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if a control termination event is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan). Further, if a consultation termination event is continuing, the operating advisor will have the right to recommend a replacement of the special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan, for the benefit of the holders of the related companion loan (as a collective whole as if the certificateholders and companion loan holders constituted a single lender, taking into account the subordinate nature of any subordinate companion loan). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in any one or more classes of certificates. With respect to any non-serviced mortgage loan, the operating advisor (if any) appointed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may have rights and duties under such pooling and servicing agreement that vary in certain respects from those under the pooling and servicing agreement for this transaction. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer. In general, the directing holder will have the right to terminate and replace the special servicer with or without cause for so long as no control termination event is continuing as described in this prospectus. After the occurrence and during the continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balances of the principal balance certificates) and (y) upon receipt of approval by (i) certificateholders holding at least 66 2/3% of a quorum of the certificateholders (which is the holders of certificates evidencing at least 50% of the voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances)) or (ii) certificateholders holding more than 50% of each class of “non-reduced certificates” (each class of certificates (other than the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H, Class S and Class R certificates) outstanding that has not been reduced to less than 25% of its initial certificate balance through the application of appraisal reduction amounts and realized losses). See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”.

In addition, if, during the continuance of a control termination event, the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the pooling and servicing agreement or is otherwise not acting in accordance with the servicing standard, and (2) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “Pooling and Servicing Agreement—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of voting rights of principal balance certificates and the VRR Interest evidencing at least a majority of a quorum (which, for this purpose, is holders that evidence at least 20% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) of all principal balance certificates and the VRR Interest on an aggregate basis). See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Control Rights”.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. The certificateholders will have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to a non-serviced mortgage loan. We cannot assure you that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Loan Holders and Mezzanine Debt Could Adversely Affect Your Investment. The holders of a pari passu companion loan relating to the serviced mortgage loans will have certain consultation rights (on a non-binding basis) with respect to major decisions relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer is not obligated to consult with the companion loan holder if required under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to any mortgage loan that is subject to one or more subordinate companion loans, the holders of such companion loan(s) will generally have the right under limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) other than during the continuance of a “control period” or a “control termination event” applicable to such subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan. The rights of the holder of a subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to mortgage loans that have or may in the future have mezzanine debt, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a subordinate companion loan or mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the co-lender agreement or intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan, you will not have any right to vote with respect to any matters relating to the servicing and administration of the non-serviced mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”,
“—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

•	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

•	may act solely in its own interests, without regard to your interests;

•	do not have any duties to any other person, including the holders of any class of certificates;

•	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

•

will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received with respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except German American Capital Corporation, in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. In particular, in the case of a non-serviced loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer (if applicable) under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

In addition, with respect to the Burlingame Point mortgage loan (9.8%), each of Goldman Sachs Mortgage Company, German American Capital Corporation and JPMorgan Chase Bank, National Association will be obligated to take the remediation actions described above as a result of a material document defect or material breach only with respect to the related promissory note(s) sold by the applicable mortgage loan seller to the depositor as if the note(s) contributed by each such mortgage loan seller and evidencing such mortgage loan were a separate mortgage loan. In addition to the foregoing, it is also possible that under certain circumstances, only one of Goldman Sachs Mortgage Company, German American Capital Corporation or JPMorgan Chase Bank, National Association will repurchase, or otherwise comply with any remediation obligations with respect to, its interest in such mortgage loan if there is a material breach or material document defect.

Payments Allocated to the VRR Interest Will Not Be Available to Make Payments on the Non-VRR Certificates, and Payments Allocated to the Non-VRR Certificates Will Not Be Available to Make Payments on the VRR Interest

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the non-VRR certificates and the VRR Interest, pro rata, based upon their respective percentage allocation entitlement. Amounts received and allocated to the non-VRR certificates will not be available to satisfy any amounts due and payable to the VRR Interest. Likewise, amounts received and allocated to the VRR Interest will not be available to satisfy any amounts due and payable to the non-VRR certificates. Accordingly, any losses incurred by the issuing entity will also be effectively allocated between the non-VRR certificates (collectively) and the VRR Interest, pro rata, based upon their respective percentage allocation entitlement. See “Description of the Certificates—Distributions” and “Credit Risk Retention”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “prime rate” as published in The Wall Street Journal, compounded annually. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Originators, the Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of an originator, a sponsor or the depositor, or a receivership or conservatorship of Goldman Sachs Bank USA (“GS Bank”), an originator and the parent of Goldman Sachs Mortgage Company, or JPMorgan Chase Bank, National Association, an originator, it is possible that the issuing entity’s right to payment from or ownership of certain of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

JPMorgan Chase Bank, National Association, a sponsor and an originator, is a national banking association. Goldman Sachs Mortgage Company, a sponsor, is an indirect, wholly-owned subsidiary of GS Bank, a New York State chartered bank. The deposits of JPMorgan Chase Bank, National Association and GS Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”). If JPMorgan Chase Bank, National Association or GS Bank were to become subject to receivership, the proceeding would be administered by the FDIC under the FDIA; likewise, if JPMorgan Chase Bank, National Association or GS Bank were to become subject to conservatorship, the agency appointed as conservator would likely be the FDIC as well. The FDIA gives the FDIC the power to disaffirm or repudiate contracts to which a bank is party at the time of receivership or conservatorship and the performance of which the FDIC determines to be burdensome, in which case the counterparty to the contract has a claim for payment by the receivership or conservatorship estate of “actual direct compensatory damages” as of the date of receivership or conservatorship. The FDIC has adopted a rule, substantially revised and effective January 1, 2011, establishing a safe harbor (the “FDIC Safe Harbor”) from its repudiation powers for securitizations meeting the requirements of the rule (12 C.F.R. § 360.6).

The transfer of the mortgage loans by the sponsors to the depositor in connection with this offering is not expected to qualify for the FDIC Safe Harbor. However, the transfers by Goldman Sachs Mortgage Company, Citi Real Estate Funding, Inc. or German American Capital Corporation are not transfers by a bank, and in any event, even if the FDIC Safe Harbor were applicable to this transfer, the FDIC Safe Harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the then-acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure. If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed in lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other limitations, the independent contractor generally will not be allowed to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan becomes imminent. Any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan and the JW Marriott Nashville Loan REMIC, the related non-serviced special servicer) may permit the Lower-Tier REMIC or the JW Marriott Nashville Loan REMIC, as applicable, to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates is greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders. In most circumstances, the special servicer will be required to sell the mortgaged property prior to the close of the third calendar year beginning after the year of acquisition.

When foreclosing on a real estate mortgage, a REMIC is generally limited to taking only the collateral that will qualify as “foreclosure property” within the meaning of the REMIC provisions. Foreclosure property includes only the real property (ordinarily the land and the structures) securing the real estate mortgage and personal property incident to such real property.

REMIC Status. If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the JW Marriott Nashville Loan REMIC, the Upper-Tier REMIC and the Lower-Tier REMIC may be treated as one or more separate associations taxable as corporations under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount. One or more classes of the offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, the investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

State and Local Taxes Could Adversely Impact Your Investment. In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Considerations”, potential purchasers should consider the state and local income tax consequences of the acquisition, ownership and disposition of the certificates. State income tax laws may differ substantially from the corresponding federal income tax laws, and this prospectus does not purport to describe any aspects of the income tax laws of the states or localities in which the mortgaged properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may (i) attempt to tax nonresident holders of certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, a borrower or a mortgaged property or on some other basis, (ii) require nonresident holders of certificates to file returns in such jurisdiction or (iii) attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of certificates.

We cannot assure you that holders of certificates will not be subject to tax in any particular state or local taxing jurisdiction.

If any tax or penalty is successfully asserted by any state or local taxing jurisdiction, neither we nor any other person will be obligated to indemnify or otherwise to reimburse the holders of certificates for such tax or penalty.

You should consult your own tax advisors with respect to the various state and local tax consequences of an investment in the certificates.

Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates. The IRS has issued guidance easing the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC by interpreting the circumstances when default is “reasonably foreseeable” to include those where the servicer reasonably believes that there is a “significant risk of default” with respect to the underlying mortgage loan upon maturity of the loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that a Mortgage Loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the Pooling and Servicing Agreement, any such modification may impact the timing of payments and ultimate recovery on the underlying mortgage loan, and likewise on one or more classes of certificates.

In addition, the IRS has issued final regulations under the REMIC provisions of the Code that modify the tax restrictions imposed on a servicer’s ability to modify the terms of the underlying mortgage loans held by a REMIC relating to changes in the collateral, credit enhancement and recourse features. The IRS has also issued Revenue Procedure 2010-30, describing circumstances in which it will not challenge the treatment of mortgage loans as “qualified mortgages” on the grounds that the underlying mortgage loan is not “principally secured by real property,” that is, has a real property loan-to-value ratio greater than 125% following a release of liens on some or all of the real property securing such underlying mortgage loan. The general rule is that a mortgage loan must continue to be “principally secured by real property” following any such lien release, unless the lien release is pursuant to a defeasance permitted under the original loan documents and occurs more than two years after the startup day of the REMIC, all in accordance with the REMIC provisions of the Code. Revenue Procedure 2010-30 also allows lien releases in certain “grandfathered transactions” and transactions in which the release is part of a “qualified pay-down transaction” even if the underlying mortgage loan after the transaction might not otherwise be treated as principally secured by a lien on real property. If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the servicers’ actions in negotiating the terms of a workout or in allowing minor lien releases in circumstances in which, after giving effect to the release, the underlying mortgage loan would not have a real property loan-to-value ratio of 125% or less (calculated as described above). This could impact the timing of payments and ultimate recovery on a Mortgage Loan, and likewise on one or more classes of certificates.

Loan Modifications Related to COVID-19. On April 13, 2020, the IRS issued REMIC guidance under Revenue Procedure 2020-26 regarding forbearance granted to mortgage loan borrowers experiencing financial hardship due to the COVID-19 emergency. Under Revenue Procedure 2020-26, REMICs can grant forbearance relief to COVID-19-affected borrowers of mortgage loans without suffering certain adverse tax consequences. In particular, a COVID-19 related modification of a mortgage loan held by a REMIC, by itself, will not jeopardize the treatment of such mortgage loan as a “qualified mortgage” for REMIC tax purposes and will not jeopardize the tax status of the REMIC that holds such loan as a “REMIC” for federal income tax purposes. In addition, if a Mortgage Loan satisfied the “principally secured” test (see “—Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates”) at the time of origination, such loan will not be re-tested for such purpose solely because there was a COVID-19 related modification after origination. The relief generally applies to mortgage loans where forbearance (i) is put in place between March 27, 2020 and December 31, 2020, and (ii) lasts for a period of six months or less or the applicable forbearance program pursuant to which the related forbearance was granted is otherwise identical or similar to those described in Section 2.07 of the Revenue Procedure. On January 14, 2021, the IRS issued Revenue Procedure 2021-12 extending the expiration date relevant to the application of the aforementioned safe harbor to September 30, 2021.

The special servicer will be allowed to grant a forbearance on a Mortgage Loan related to the global COVID-19 emergency only if (i) prior to September 30, 2021, the period of forbearance granted, when added to any prior periods of forbearance granted before or after the issuing entity acquired such Mortgage Loan (whether or not such prior grants of forbearance were covered by Revenue Procedure

2020-26 (as extended by Revenue Procedure 2021-12)), does not exceed six months (or such longer period of time as may be allowed by future guidance that is binding on federal income tax authorities) or the applicable forbearance program pursuant to which the related forbearance was granted is otherwise identical or similar to those described in Section 2.07 of the Revenue Procedure and such forbearance is covered by Revenue Procedure 2020-26 (as extended by Revenue Procedure 2021-12), (ii) such forbearance is permitted under another provision of the PSA and the requirements under such provision are satisfied, or (iii) an opinion of counsel is delivered to the effect that such forbearance will not result in an adverse REMIC event.

This could impact the timing and ultimate recovery on the Mortgage Loans, and likewise on one or more classes of offered certificates.

General Risk Factors

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

The real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), have from time to time experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

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Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

•	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Certificates

We make no representation as to the proper characterization of the certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

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Investors should be aware, and in some cases are required to be aware, of certain restrictions and obligations with regard to securitizations imposed: (a) in the European Union (the “EU”), pursuant to Regulation (EU) 2017/2402 (the “EU Securitization Regulation”) and certain related regulatory technical standards, implementing technical standards and official guidance (together with the EU Securitization Regulation, the “EU SR Rules”); (b) in the non-EU member states of the European Economic Area, pursuant to the EU SR Rules, to the extent (if at all) implemented or applicable in such member states; and (c) in the United Kingdom (“UK”), pursuant to Regulation (EU) 2017/2402, as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”) and as amended (including by the Securitisation (Amendment) (EU Exit) Regulations 2019) (the “UK Securitization Regulation”) and certain related technical standards and official guidance (together with the UK Securitization Regulation, the “UK SR Rules”).

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The EU SR Rules impose certain requirements (the “EU Investor Requirements”) with respect to “institutional investors” (as such term is defined for purposes of the EU Securitization Regulation), being (subject to certain conditions and exceptions): (a) insurance undertakings and reinsurance undertakings as defined in Directive 2009/138/EC; (b) institutions for occupational retirement provision falling within the scope of Directive (EU) 2016/2341, and certain investment managers and authorized entities appointed by such institutions; (c) alternative investment fund managers as defined in Directive 2011/61/EU which manage and/or market alternative investment funds in the EU; (d) certain internally-managed investment companies authorized in accordance with Directive 2009/65/EC, and managing companies as defined in that Directive; and (e) credit institutions and investment firms as defined in Regulation (EU) No 575/2013 (and the EU Investor Requirements apply also to certain consolidated affiliates of such credit institutions and investment firms). Each such institutional investor and each relevant affiliate is referred to herein as an “EU Institutional Investor“.

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The UK SR Rules impose certain requirements (the “UK Investor Requirements”) with respect to “institutional investors” (as such term is defined for purposes of the UK Securitization Regulation), being (subject to certain conditions and exceptions): (a) insurance undertakings and reinsurance undertakings as defined in the Financial Services and Markets Act 2000 (as amended, the “FSMA”); (b) occupational pension schemes as defined in the Pension Schemes Act 1993 that have their main administration in the UK, and certain fund managers of such schemes; (c) AIFMs as defined in the Alternative Investment Fund Managers Regulations 2013 which market or manage alternative investment funds in the UK; (d) UCITS as defined in the FSMA, which are authorized open ended investment companies as defined in the FSMA, and management companies as defined in the FSMA; and (e) CRR firms as defined in Regulation (EU) No 575/2013 as it forms part of UK law by virtue of the EUWA (and the UK Investor Requirements apply also to certain consolidated affiliates of such CRR firms). Each such institutional investor and each relevant affiliate is referred to herein as a “UK Institutional Investor“. Certain temporary transitional arrangements are in effect, pursuant to directions made by the relevant UK regulators, with regard to the UK Investor Requirements. Under such arrangements, until March 31, 2022, subject to applicable conditions and in certain respects, a UK Institutional Investor may be permitted to comply with a provision of the EU Securitization Regulation to which it would have been subject before the UK Securitization Regulation came into effect, in place of a corresponding provision of the UK Securitization Regulation.

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In this prospectus: (a) the EU Securitization Regulation and the UK Securitization Regulation are referred to together as the “Securitization Regulations“ (b) the EU SR Rules and the UK SR Rules are referred to together as the “SR Rules“ (c) the EU Investor Requirements and the UK Investor Requirements are referred to together as the “SR Investor Requirements“ (d) EU Institutional Investors and UK Institutional Investors are referred to together as “SR Institutional Investors“ and (e) a “third country” is (i) under the EU SR Rules, a country other than an EU member state, or (ii) under the UK SR Rules, a country other than the UK. A reference to the “applicable” Securitization Regulation, SR Rules or SR Investor Requirements means, in relation to any SR Institutional Investor, as the case may be, the Securitization Regulation, the SR Rules or the SR Investor Requirements to which such SR Institutional Investor is subject.

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Under the applicable SR Investor Requirements, an SR Institutional Investor is permitted to invest in a securitization (as defined for purposes of the applicable SR Rules) only if, amongst other things:

(i) where the originator, sponsor or original lender is established in a third country, such SR Institutional Investor has verified that the originator, sponsor or original lender retains, on an ongoing basis, a material net economic interest of not less than 5% in the securitization determined in accordance with Article 6 of the applicable Securitization Regulation and discloses the risk retention in accordance with the applicable SR Rules;

(ii) in the case of an EU Institutional Investor, it has verified that the originator, sponsor or securitization special purpose entity (i.e., the issuer) has, where applicable, made available certain information prescribed by Article 7 of the EU Securitization Regulation in accordance with the frequency and modalities provided for in that Article;

(iii) in the case of a UK Institutional Investor, it has verified that, where the originator, sponsor or securitization special purpose entity is established in a third country, the relevant entity has, where applicable, made available information which is substantially the same as that which it would have made available under Article 7 of the UK Securitization Regulation if it had been established in the UK, and has done so with such frequency and modalities as are substantially the same as those with which it would have made information available if it had been established in the UK; and

(iv) where the originator or original lender is established in a third country, the SR Institutional Investor has verified that the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes to ensure that credit-granting is based on a thorough assessment of the obligor’s creditworthiness.

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The SR Investor Requirements further require that an SR Institutional Investor carries out a due diligence assessment which enables it to assess the risks involved prior to investing, including but not limited to the risk characteristics of the individual investment position and the underlying assets and all the structural features of the securitization that can materially impact the performance of the investment. In addition, while holding an exposure to a securitization, an SR Institutional Investor is subject to                   various monitoring obligations in relation to such exposure, including but not limited to: (a) establishing appropriate written procedures          to monitor compliance with the due diligence requirements and the performance of the investment and of the underlying assets; (b)                performing stress tests on the cash flows and collateral values supporting the underlying assets; (c) ensuring internal reporting to its              management body; and (d) being able to demonstrate to its competent authorities, upon request, that it has a comprehensive and                  thorough understanding of the investment and underlying assets and that it has implemented written policies and procedures for the risk        management and as otherwise required by the applicable SR Rules.

It remains unclear, in certain respects, what is and will be required for SR Institutional Investors to demonstrate compliance with the applicable SR Investor Requirements. Failure to comply with one or more applicable SR Investor Requirements may result in various penalties including, in the case of those SR Institutional Investors subject to regulatory capital requirements, the imposition of a punitive capital charge in respect of the securitisation position acquired by the relevant SR Institutional Investor.

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None of the sponsors, the depositor or the underwriters, or their respective affiliates, or any other person, intends to retain a material net economic interest in the securitization constituted by the issue of the certificates, or take any other action in respect of such securitization, in a manner prescribed or contemplated by the SR Rules. In particular, no such person undertakes to take any action which may be required by any SR Institutional Investor for the purposes of its compliance with any applicable SR Investor Requirements. In addition, the arrangements described under “Credit Risk Retention” in this prospectus have not been structured with the objective of ensuring compliance by any SR Institutional Investor with any SR Investor Requirements. Consequently, the certificates may not be a suitable investment for any SR Institutional Investor; and this may, amongst other things, have a negative impact on the value and liquidity of the certificates, and otherwise affect the secondary market for the certificates.

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Prospective investors and certificateholders are responsible for analyzing their own legal and regulatory position; and are encouraged (where relevant) to consult their own legal, accounting and other advisors and/or any relevant regulator or other authority regarding the suitability of the certificates for investment, and, in particular, the scope and applicability of the SR Rules and their compliance with any applicable SR Investor Requirements.

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Changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets. In particular, capital regulations issued by the U.S. banking regulators in July 2013 implement the increased capital requirements established under the Basel Accord and are being phased in over time. These capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

•

Section 619 of the Dodd-Frank Act (such statutory provision together with the implementing regulations, the “Volcker Rule”) generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership               interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless             otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an           exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions                   contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. Accordingly, the issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

•

The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

•	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of certificates will constitute “mortgage related securities”.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

In addition, this transaction is structured to comply with the Credit Risk Retention Rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining sponsor will at times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of the retaining sponsor to be in compliance with the Credit Risk Retention Rules at any time will have on the certificateholders or the market value or liquidity of the certificates.

The Master Servicer, any Sub-Servicer or the Special Servicer May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement

Any economic downturn or recession, whether resulting from COVID-19 or otherwise, may adversely affect the master servicer’s, any sub-servicer’s or the special servicer’s ability to perform its duties under the Pooling and Servicing Agreement or the related sub servicing agreement, including, if applicable, performance as it relates to the making of debt service or property protection advances or the ability to effectively service the underlying mortgage loans. Accordingly, this may adversely affect the performance of the underlying mortgage loans or the performance of the certificates.

The performance of such parties may also be affected by future events that occur with respect to each such party. For example, as described under “Transaction Parties—The Trustee and the Certificate

Administrator”, Wells Fargo Bank, National Association, the trustee and the certificate administrator, intends to enter into a transaction to transfer its duties, obligations and rights as trustee, certificate administrator and custodian to Computershare Ltd or an affiliate, or to otherwise engage Computershare Ltd or an affiliate to act as Wells Fargo Bank, National Association’s agent with respect to its duties, obligations and rights as trustee, certificate administrator and custodian. A business combination transaction of the size and nature of the transaction between Wells Fargo Bank, National Association and Computershare Ltd or an affiliate may present risks related to the performance of such parties. Such risks might include potential delays or disruptions resulting from integration of operations, integration of information technology and accounting systems, loss of key personnel, failure to attract new employees, difficulties in maintaining continuity of management or other changes associated with the implementation of such transaction. We cannot assure you that the transfer by Wells Fargo Bank, National Association of its trustee or certificate administrator role to Computershare Ltd or an affiliate, or the engagement of Computershare Ltd or an affiliate as its agent, will not cause disruptions in the performance of its duties and obligations as trustee, certificate administrator and custodian under the pooling and servicing agreement.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of 39 fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $983,324,171 (the “Initial Pool Balance”). The “Cut-off Date” with respect to each Mortgage Loan is the later of the related due date in May 2021 (or, in the case of any Mortgage Loan that has its first due date after May 2021, the date that would have been its due date in May 2021 under the terms of that mortgage loan if a monthly payment were scheduled to be due in that month) and the date of origination of such Mortgage Loan.

Six (6) of the Mortgage Loans (38.3%) are each part of a larger whole loan (a “Whole Loan”), each of which is comprised of (i) the related Mortgage Loan, (ii) one or more loans that are pari passu in right of payment to the related Mortgage Loan (each referred to in this prospectus as a “Pari Passu Companion Loan”) and (iii) in the case of three of the Mortgage Loans (28.9%) one or more loans that are subordinate in right of payment to the related Mortgage Loan and the related Pari Passu Companion Loans (each referred to in this prospectus as a “Subordinate Companion Loan”). Each of the Pari Passu Companion Loans and the Subordinate Companion Loans are referred to in this prospectus as a “Companion Loan”. Each Companion Loan is secured by the same mortgage(s) and the same assignment(s) of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were originated, co-originated or acquired (or, on or prior to the Closing Date, will be acquired) by the mortgage loan sellers set forth in the following chart. The mortgage loan sellers will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Mortgage Loan Seller(1)	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance(2)
Citi Real Estate Funding Inc	20	$405,580,184	41.2%
German American Capital Corporation	7	210,568,987	21.4
JPMorgan Chase Bank, National Association	7	136,975,000	13.9
Goldman Sachs Mortgage Company	4	134,200,000	13.6
Goldman Sachs Mortgage Company / German American Capital Corporation / JPMorgan Chase Bank, National Association(3)	1	96,000,000	9.8
Total	39	$983,324,171	100.0%

(1)

Each Mortgage Loan was originated by its respective Mortgage Loan Seller or its affiliate, except those certain Mortgage Loans that were originated by an unaffiliated third-party or are part of larger whole loan structures that were co-originated by the applicable Mortgage Loan Seller or its affiliate with one or more other lenders. See “—Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans” below.

(2)	The sum of the numerical data in this column does not equal the indicated total due to rounding.

(3)

The Burlingame Point Mortgage Loan (9.8%) is part of a Whole Loan as to which separate notes are being sold by Goldman Sachs Mortgage Company (“GSMC”), German American Capital Corporation (“GACC”) and JPMorgan Chase Bank, National Association (“JPMCB”). The Burlingame Point Whole Loan was co-originated by Goldman Sachs Bank USA, DBR Investments Co. Limited and JPMCB. The Burlingame Point Mortgage Loan is evidenced by four (4) promissory notes: (i) note A-1-C-3, with an outstanding principal balance of $40,000,000 as of the Cut-off Date, as to which GSMC is acting as Mortgage Loan Seller; (ii) note A-2-C-2, with an outstanding principal balance of $24,000,000 as of the Cut-off Date, as to which GACC is acting as Mortgage Loan Seller; and (iii) note

A-3-C-2 and note A-3-C-4, with an aggregate outstanding principal balance of $32,000,000 as of the Cut-off Date, as to which JPMCB is acting as Mortgage Loan Seller.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more commercial or multifamily real properties (each, a “Mortgaged Property”).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Properties, as applicable, and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the Sponsors, the Mortgage Loan Sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

The Mortgage Loans included in this transaction were selected for this transaction from mortgage loans specifically originated or acquired for securitizations of this type by the Mortgage Loan Sellers taking into account rating agency criteria and feedback, subordinate investor feedback, property type and geographic location.

Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans

The following Mortgage Loans are component promissory notes of whole loans co-originated by the related Mortgage Loan Seller (or an affiliate) and another entity or were originated by an unaffiliated third-party and subsequently acquired (or, on or prior to the Closing Date, will be acquired) by the related Mortgage Loan Seller:

•

The Burlingame Point Mortgage Loan (9.8%), for which Goldman Sachs Mortgage Company, German American Capital Corporation and JPMorgan Chase Bank, National Association are the Mortgage Loan Sellers, is part of a Whole Loan that was co-originated by Goldman Sachs Bank USA, DBR Investments Co. Limited and JPMorgan Chase Bank, National Association.

•

The Equus Industrial Portfolio Mortgage Loan (9.7%), for which Goldman Sachs Mortgage Company is the Mortgage Loan Seller, is part of a Whole Loan that was co-originated by Goldman Sachs Bank USA, Morgan Stanley Bank, N.A. and Morgan Stanley Mortgage Capital Holdings LLC.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on May 27, 2021 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made, (ii) there will be no principal prepayments on or before the Closing Date and, (iii) with respect to the Burlingame Point Mortgage Loan, GSMC will sell one of four promissory notes comprising such Mortgage Loan, GACC will sell one of four promissory notes comprising such Mortgage Loan, and JPMCB will sell two of four promissory notes comprising such Mortgage Loan to the depositor. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balance (in the case of Mortgage Loan information) or by Allocated Loan Amount as of the Cut-off Date (in the case of Mortgaged Property information).

The information presented in this prospectus with respect to the Loan Per Net Rentable Area, Loan-to-Value Ratio, Loan-to-Value Ratio at Maturity, Underwritten NCF DSCR, Underwritten NCF Debt Yield and Underwritten NOI Debt Yield for each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), but excluding any related Subordinate Companion Loan(s), unless otherwise indicated.

Unless otherwise specified, (i) references to a Mortgaged Property (or portfolio of Mortgaged Properties) by name refer to such Mortgaged Property (or portfolio of Mortgaged Properties) so identified on Annex A-1, (ii) references to a Mortgage Loan by name refer to such Mortgage Loan secured by the related Mortgaged Property (or portfolio of Mortgaged Properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a Mortgaged Property name (or portfolio of Mortgaged Properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related Mortgage Loan (or, if applicable, the allocated loan amount with respect to such Mortgaged Property) represents of the Initial Pool Balance, and (iv) any parenthetical with a percent next to a Mortgage Loan name or a group of Mortgage Loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such Mortgage Loan or the aggregate outstanding principal balance of such group of Mortgage Loans, as applicable, represents of the Initial Pool Balance.

Definitions

For purposes of this prospectus, including the information presented in the Annexes to this prospectus, the indicated terms have the meanings set forth below. In reviewing such definitions, investors should be aware that the appraisals for the Mortgaged Properties were prepared prior to origination, and generally have not been updated. Certain appraisals were prepared prior to the COVID-19 outbreak and do not account for the effects of the pandemic on the related Mortgaged Properties. In addition, more recent appraisals may not reflect the complete effects of the COVID-19 pandemic on the related mortgaged properties as the cumulative impact of the pandemic may not be known for some time. Similarly, net operating income and occupancy information used in underwriting the Mortgage Loans may not reflect current conditions, and in particular, the effects of the COVID-19 pandemic. As a result, appraised values, net operating income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the Mortgaged Properties. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” , “—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions.”

“ADR” means, for any hospitality property, average daily rate.

“Allocated Loan Amount” generally means, (a) with respect to any single Mortgaged Property that is the only real property collateral for the related Mortgage Loan, the total outstanding principal balance of such Mortgage Loan; and (b) with respect to any Mortgaged Property that is one of multiple Mortgaged Properties securing a Mortgage Loan, the portion of the total outstanding principal balance of such Mortgage Loan allocated to the subject Mortgaged Property in accordance with net cash flow, appraised value or otherwise in accordance with or as set forth in the related Mortgage Loan documents.

“Annual Debt Service” generally means, for any Mortgage Loan or Companion Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan or Companion Loan following the Cut-off Date (but without regard to any leap year adjustments) or: (i) in the case of a Mortgage Loan or Companion Loan that provides for interest only payments through maturity or anticipated repayment date, the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter and (ii) in the case of a Mortgage Loan or Companion Loan that provides for an initial interest only period and provides for scheduled amortization payments thereafter, 12 times the monthly payment of principal and interest payable during such subsequent amortization period. Monthly debt service and debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan or Companion Loan, as applicable following the Cut-off Date (but without regard to any leap year adjustments), subject to the exceptions set forth in the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Pari Passu Companion Loan and without regard to any related Subordinate Companion Loan.

“Appraised Value” means, for any Mortgaged Property, the appraised value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the applicable mortgage loan seller. Other than as described under “—Appraised Value”, the Appraised Value reflected in this prospectus for each Mortgaged Property reflects the “as-is” value. In certain cases, in addition to an “as-is” value, the appraisal states an appraised value based on hypothetical or other projected values for the related Mortgaged Property that assumes that certain events will occur with respect to re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the applicable mortgage loan seller has generally taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In the case of certain Mortgage Loans as described under “—Appraised Value”, the Cut-off Date LTV Ratio or the Maturity Date LTV Ratio or ARD for such Mortgage Loans has been calculated based on an Appraised Value of a related Mortgaged Property other than the “as-is” Appraised Value. We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A-1. We make no representation that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity (or, in the case of any ARD Loan, outstanding at the related Anticipated Repayment Date or due at maturity, as the case may be) for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cut-off Date Balance” of any Mortgage Loan or Companion Loan, will be the unpaid principal balance of that Mortgage Loan or Companion Loan, as of the Cut-off Date, after application of all payments due on or before that date, whether or not received.

“Hard Lockbox” means that the borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender. Hospitality properties are considered to have a hard lockbox if credit card receivables are required to be deposited directly into the lockbox account even though cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account controlled by the lender.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding), generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square feet.

“Lease Expiration” means the date at which the applicable tenant’s lease is scheduled to expire.

“Loan Per Net Rentable Area” means the principal balance per unit of measurement as of the Cut-off Date.

“Loan-to-Value Ratio,“ “Cut-off Date LTV Ratio,“ “LTV Ratio” or “Current LTV” means, with respect to any Mortgage Loan, (a) the Cut-off Date Balance of such Mortgage Loan divided by (b) the Appraised Value of the related Mortgaged Property or aggregate Appraised Values of the Mortgaged Properties; provided that:

•

In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, the Loan-to-Value Ratio was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loans and without regard to any related Subordinate Companion Loan.

•

With respect to each Mortgaged Property identified in “—Appraised Value” below, the respective Cut-off Date LTV Ratio was calculated based on an Appraised Value of such Mortgaged Property other than the “as-is” Appraised Value.

“Loan-to-Value Ratio at Maturity or ARD”, “LTV Ratio at Maturity or ARD”, “Balloon LTV” or “Maturity Date LTV Ratio” means, with respect to any Mortgage Loan, (a) the Balloon Balance of such Mortgage Loan, divided by (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties; provided that:

•

In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Loan-to-Value Ratio at Maturity or ARD was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loans and without regard to any related Subordinate Companion Loan.

•	In the case of an ARD Loan, the Loan-to-Value Ratio at Maturity or ARD is calculated with respect to the related Balloon Balance on the related Anticipated Repayment Date.

•

With respect to each Mortgaged Property identified in “—Appraised Value” below, the respective Maturity Date LTV Ratio or ARD was calculated based on an Appraised Value of such Mortgaged Property other than the “as-is” Appraised Value.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the twelve-month period ending as of the date specified in Annex A-1) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such as depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not substitutes for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or substitutes for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity, and in certain cases may reflect partial year annualizations.

“MSA” means metropolitan statistical area.

“Net Operating Income” or “NOI,“ with respect to any Mortgaged Property, means historical net operating income for the annual or other period specified (or ending on the “NOI Date” specified). In general, it is the revenue derived from the use and operation of such Mortgaged Property less the sum of (a) actual operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising) and (b) actual fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments). Net operating income generally does not reflect (i.e., it does not deduct for) capital expenditures, including tenant improvement costs and leasing commissions, interest expenses and non-cash items such as depreciation and amortization.

“NRA” means net rentable area.

“Occupancy” means, unless the context indicates otherwise, (i) in the case of multifamily, self storage and mixed use (to the extent the related Mortgaged Property includes multifamily space) properties, the percentage of rental Units that are rented as of the Occupancy Date; (ii) in the case of office, retail, industrial and mixed use properties (to the extent the related Mortgaged Property includes office, retail or industrial space), the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality and mixed use (to the extent the related Mortgaged Property includes hospitality space) properties, the percentage of available Rooms occupied for the trailing 12-month period ending on the Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See footnotes to Annex A-1 for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Provision” means the number of payments from the first due date through and including the maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable, for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with the same sponsor or with sponsors affiliated with other sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A-1.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means that the related borrower is required to deposit or cause the property manager to deposit all rents collected into a lockbox account. Hospitality and multifamily properties are considered to have a soft lockbox if credit card receivables, cash, checks or “over the counter” receipts are deposited into the lockbox account by the borrower or property manager.

“Soft Springing Hard Lockbox” means that the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account or cash management account until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, at which time the lockbox account converts to a Hard Lockbox.

“Springing Cash Management” means, until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, revenue from the lockbox (if any) is forwarded to an account controlled by the related borrower or is otherwise made available to the related borrower.

Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

“Springing Lockbox”: means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a Hard Lockbox or a Soft Lockbox upon the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, self storage, any combination of the foregoing or other special purpose property, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable. Annex A-1 indicates which Mortgage Loans are ARD Loans.

“Underwritten EGI” or “UW EGI”, with respect to any Mortgaged Property, means the gross potential rent, recoveries and other income, less mark to market, vacancy and collection loss.

“Underwritten Expenses” or “UW Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related mortgage loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income”. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten NCF Debt Yield”, “UW NCF Debt Yield” or “Cut-off Date UW NCF Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance of such Mortgage Loan; provided that:

•

In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten NCF Debt Yield was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

“Underwritten NOI Debt Yield” or “UW NOI Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Operating Income for the related Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance for the related Mortgage Loan; provided that:

•

In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, the debt yield was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

“Underwritten Net Cash Flow,” “Underwritten NCF” or “UW NCF”, with respect to any Mortgaged Property, means the Underwritten Net Operating Income decreased by an amount that the related mortgage loan seller has determined for the capital expenditures and reserves for capital expenditures, including tenant improvement costs and leasing commissions, as applicable. Underwritten Net Cash Flow generally does not reflect interest expense and non-cash items such as depreciation and amortization. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, UW NCF is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease

(which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. See Annex A-1 (and the footnotes related thereto) and Annex A-3.

“Underwritten Net Cash Flow DSCR,” “Underwritten NCF DSCR,”  or “UW NCF DSCR,” means, with respect to any Mortgage Loan, (a) the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan; provided that:

•

In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten Net Cash Flow DSCR was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. The Underwritten Net Cash Flow DSCRs are presented in this prospectus for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property to generate sufficient cash flow to repay the related Mortgage Loan. Accordingly, we cannot assure you, and no representation is made, that the Underwritten Net Cash Flow DSCRs accurately reflect that ability.

“Underwritten Net Operating Income,“ “Underwritten NOI,“ or “UW NOI,” with respect to any Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, which is an estimate of cash flow available for debt service in a typical year of stable, normal operations as determined by the related mortgage loan seller.

The Underwritten Net Operating Income for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual net cash flow for such Mortgaged Property to differ materially from the Underwritten Net Operating Income set forth in this prospectus. Certain of such assumptions and subjective judgments of each mortgage loan seller relate to future events, conditions and circumstances, including future expense levels, future increases in rents over current rental rates (including in circumstances where a tenant may currently be in a free or reduced rent period), future vacancy rates, the levels and stability of cash flows for properties with short term rentals (such as hospitality properties), commencement of occupancy and rent payments with respect to leases for which rentals have not yet commenced and/or a “free rent” period is still in effect, the re-leasing of vacant space and the continued leasing of occupied space, which will be affected by a variety of complex factors over which none of the depositor, the applicable mortgage loan seller, the master servicer or the special servicer have control. In certain cases, Net Operating Income includes rents paid on “dark” space by a tenant that has ceased operations at the subject Mortgaged Property prior to the end of its lease. In some cases, the Underwritten Net Operating Income set forth in this prospectus for any Mortgaged Property is higher, and may be materially higher, than the annual net operating income for such Mortgaged Property based on historical operating statements.

In determining Underwritten Net Operating Income for a Mortgaged Property, the applicable mortgage loan seller generally relied on rent rolls and/or other generally unaudited financial information provided by the respective borrowers; and in some cases, the appraisal, borrower budgets and/or local market information was the primary basis for the determination. From that information, the applicable mortgage loan seller calculated stabilized estimates of cash flow that took into consideration historical financial statements (where available), appraiser estimates, borrower budgets, material changes in the operating position of a Mortgaged Property of which the applicable mortgage loan seller was aware (e.g., current rent roll information including newly signed leases (regardless of whether the tenant has taken occupancy), near term rent steps, expirations of “free rent” periods, market rents, and market vacancy data), and estimated capital expenditures, leasing commissions and tenant improvement costs. In certain cases, the applicable mortgage loan seller’s estimate of Underwritten Net Operating Income reflected differences from the information contained in the operating statements obtained from the respective borrowers (resulting in either an increase or decrease from the recent historical net operating income set forth therein) based upon the applicable mortgage loan seller’s own analysis of such operating statements and the assumptions applied by the respective borrowers in preparing such statements and information. In certain instances, for example, property management fees and other expenses may have been taken into account in the calculation of Underwritten Net Operating Income even though such expenses may not have been reflected in actual historic operating statements. In most of those cases, the information was annualized, with some exceptions, before using it as a basis for the determination of Underwritten Net Operating Income. In certain cases with respect to certain credit rated tenants, or credit worthy tenants, the applicable mortgage loan seller may have calculated Underwritten Net Operating Income based on certain adjustments to the rental income, such as using the average rent due under the related lease from such tenant over such Mortgage Loan or lease term. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties.

Specifically, the rental revenue included in the Net Operating Income is based on leases in place, leases that have been executed but the tenant is not yet paying rent and/or in occupancy, leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months past the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related originator or appraiser; plus any additional recurring revenue fees. In some cases the related originator included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. Additionally, in determining rental revenue for multifamily rental properties, the related mortgage loan seller either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior one- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In some cases the related originator included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. See “—Tenant Issues” below. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, Underwritten NOI is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. See Annex A-1 (and the footnotes related thereto) and Annex A-3.

“Underwritten Net Operating Income DSCR”, “Underwritten NOI DSCR” or “UW NOI DSCR” or means, with respect to any Mortgage Loan, (a) the Underwritten Net Operating Income for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan; provided that:

•

In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten Net Operating Income DSCR was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

The Underwritten Net Operating Income DSCRs are presented in this prospectus for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property to generate sufficient cash flow to repay the related Mortgage Loan. Accordingly, we cannot assure you, and no representation is made, that the Underwritten Net Operating Income DSCRs accurately reflect that ability. See the definition of “Underwritten Net Cash Flow DSCR” for more information regarding the evaluation of debt service coverage ratios.

“Underwritten EGI”, “UW EGI” with respect to any Mortgaged Property, means the gross potential rent, recoveries and other income, less mark to market, vacancy and collection loss.

“Underwritten Revenues” with respect to any Mortgage Loan, means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hospitality property, room rent, food and beverage revenues and other hospitality income), subject to the assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income”. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Units” or “Rooms” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hospitality property, the number of guest rooms and (c) in the case of a Mortgaged Property operated as a self storage property, the number of units for self storage.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Mortgage Pool Characteristics

Overview

The issuing entity will include 6 Mortgage Loans (19.5%) that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan or Whole Loan and/or represent separate obligations of each borrower that are cross-collateralized and cross-defaulted with each other.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The following table shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Office	18	$413,137,175	42.0%
Suburban	7	218,125,000	22.2
CBD	6	182,500,000	18.6
Medical	5	12,512,175	1.3
Industrial	47	$260,380,730	26.5%
Warehouse/Distribution	16	94,900,735	9.7
Warehouse/R&D	1	60,000,000	6.1
Manufacturing	7	38,161,156	3.9
Flex	20	35,429,372	3.6
Warehouse	3	31,889,467	3.2
Retail	38	$112,797,866	11.5%
Single Tenant	35	59,942,866	6.1
Anchored	3	52,855,000	5.4
Multifamily	12	$86,500,000	8.8%
Mid Rise	7	63,923,664	6.5
High Rise	1	14,100,000	1.4
Garden	3	7,200,000	0.7
Mid Rise with Commercial	1	1,276,336	0.1
Self Storage	9	$61,308,400	6.2%
Hospitality	1	$20,000,000	2.0%
Full Service	1	20,000,000	2.0
Mixed Use	1	$16,000,000	1.6%
Office/Industrial	1	16,000,000	1.6
Other	1	13,000,000	1.3
Total	127	$983,324,171	100.0%

(1)

Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts, which amounts, if not specified in the related Mortgage Loan documents, are based on the appraised values, as set forth in Annex A-1.

With respect to all the property types listed above, the borrowers with respect to Mortgage Loans secured by such property types may face increased incidence of nonpayment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors including (but not limited to): government-mandated moratoriums on evictions, court closures, and local officials refusing to enforce eviction orders. We cannot assure you that borrowers of Mortgage Loans secured by any of the property types will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” and “—COVID-19 Considerations” below.

Office Properties.

With respect to the office properties and mixed use properties with office components set forth in the above chart:

•

With respect to the Amazon Seattle Mortgage Loan (9.5%), the Mortgaged Property has the right to use a minimum of 350 non-exclusive parking spaces in an adjacent parking garage pursuant to a parking lease between the borrower and the ground lessee of the parking garage. All of the spaces are for the use of the largest tenant, Amazon.com Services LLC, pursuant to the Amazon.com Services LLC lease. The parking lease expires on October 7, 2026. The borrower has six consecutive five-year extension options, each at a rate to be determined between the landlord and lessee, with submission to an appraisal process if necessary. The Amazon.com Services LLC lease requires the landlord to exercise all renewal rights under the parking lease and if the right to obtain 350 parking spaces under the parking lease is ever terminated, to use commercially reasonable efforts to obtain alternative comparable parking in downtown Seattle.

•

With respect to the 195 Church Mortgage Loan (2.5%), the Mortgaged Property is subject to that certain Land Disposition Agreement dated March 29, 1973 between the City of New Haven, Connecticut, the New Haven Redevelopment Agency and the borrower’s predecessor-in-interest, the New Haven Savings Bank (the “New Haven Developer”) (the “LDA”), as amended by that certain Amendment to Land Disposition Agreement dated July 16, 1982 between the City of New Haven, the New Haven Redevelopment Agency and the New Haven Developer. The LDA provides for, among other things, the construction of the building comprising the Mortgaged Property, including the parking garage located directly underneath the building, which parking garage extends beyond the Mortgaged Property to the adjacent property. Upon completion of the parking garage, the New Haven Developer granted to the City of New Haven a perpetual easement to use all the parking spaces in the parking garage located on the Mortgaged Property. Notwithstanding the foregoing, pursuant to the LDA, the borrower is entitled to 200 parking spaces, consisting of 100 parking spaces in the parking garage or the portion of the parking garage that extends beyond the Mortgaged Property, and 100 parking spaces in parking garages or municipal parking lots within walking distance to the Mortgaged Property. With respect to the portion of the garage located on the Mortgaged Property, the borrower is required to insure the building and is required to maintain the structural portions of the parking garage. The borrower does not have any insurance or maintenance obligations with respect to the portion of the garage located on the adjacent property.

•	With respect to the 33 West 17th Street Mortgage Loan (1.2%), the Mortgaged Property is 52.2% occupied as of the rent roll dated February 1, 2021.

See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”, “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Industrial Properties.

With respect to the industrial properties and mixed use properties with industrial components set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

Retail Properties.

With respect to the retail properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Multifamily Properties.

With respect to the multifamily properties set forth in the above chart:

•

With respect to the 152 2nd Avenue Mortgage Loan (2.2%), the related Mortgaged Property includes two commercial units occupied by restaurants accounting for approximately 23.9% of the underwritten rent.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks” , “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Self Storage Properties.

With respect to the self storage properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Self-Storage Properties Have Special Risks”.

Hospitality Properties.

With respect to the hospitality properties set forth in the above chart:

•	The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance by Allocated Loan Amount	% of Initial Pool Balance by Allocated Loan Amount	Expiration of License, Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date	Upfront PIP Reserve	Renewal Option
JW Marriott Nashville	$20,000,000	2.0%	7/1/2048	3/6/2030	N/A	No

•	With respect to the following Mortgaged Properties, food and beverage revenue comprise greater than 20% of Underwritten Revenues, as indicated in the following table:

Mortgaged Property Name	% of Initial Pool Balance by Allocated Loan Amount	Food and Beverage Revenue as % of Underwritten Revenues
JW Marriott Nashville	2.0%	41.3%(1)

•

With respect to the JW Marriott Nashville Mortgage Loan (2.0%), the related appraisal identified five hotels that are proposed or under construction within the related market that are anticipated to directly compete with the Mortgaged Property.

•	Hospitality properties may be particularly affected by seasonality.

•

Certain of the hospitality properties securing the Mortgage Loans are currently undergoing or are scheduled to undergo renovations or property improvement plans. See “—Redevelopment, Renovation and Expansion” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Hospitality Properties Have Special Risks” and
“—Specialty Use Concentrations” below, and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”

Mixed Use Properties.

With respect to the mixed-use properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks” and/or “—Industrial Properties Have Special Risks”, as applicable.

Leased Fee.

The Wyndham Kissimmee Celebration – Leased Fee Mortgage Loan (1.3%) is secured by the fee simple interest, but not the improvements (subject to the provisions of the related ground lease) in 100% of the net rentable area at the Mortgaged Property, which is ground leased to the sole tenant at the

Mortgaged Property, AD1 Kissimmee Hotels, LLC. Certain factors may adversely affect the operation and value of a Mortgaged Property that consists entirely of a leased fee interest. See “Risk Factors—Risks Related to the Mortgage Loans—Leased Fee Properties Have Special Risks”.

Specialty Use Concentrations.

Certain Mortgaged Properties have one or more tenants that operate their space as a specialty use. Such specialty uses may not allow the space to be readily converted to be suitable for another type of tenant, they may rely on contributions from individuals and government grants or other subsidies to pay rent and other operating expenses or they may have primarily seasonal use that makes income potentially more volatile than for properties with longer term leases. For example, with respect to the 5 largest tenants at the Mortgaged Properties securing the 15 largest Mortgage Loans by Cut-off Date Balance, or Mortgaged Properties with respect to which a single tenant operates the Mortgaged Property, certain tenants operate their space as a specialty use, as set forth in the following table:

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Gym, fitness center, spa, salon, pool or health club	2	13.2%
Medical Office	9	10.0%
Restaurant(1)	1	9.5%
Bank	3	3.4%
Grocery Store	2	1.5%

(1)	Excludes any hospitality or multifamily Mortgaged Properties that may have a restaurant on-site.

With respect to the Techmer PM Portfolio Mortgage Loan (1.6%), the sole tenant has installed equipment, including cranes, and a tank farm, that may make it more difficult to convert the Mortgaged Property for use by another tenant.

The BJ’s Philadelphia Mortgaged Property (1.2%) includes one or more tenants that operate all or a portion of its space as an on-site gas station and/or an automobile repair and servicing facility.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgage Loan Concentrations

Top Ten Mortgage Loans

The following table shows certain information regarding the ten largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Sq. Ft./ Unit/Room(1)	UW NCF DSCR(1)	Cut-off Date LTV Ratio(1)	U/W Cut- off Date NOI Debt Yield(1)	Property Type
Burlingame Point	$96,000,000	9.8%	$472	4.72x	38.0%	14.6%	Office
Equus Industrial Portfolio	$95,000,000	9.7%	$39	5.10x	37.8%	14.0%	Industrial
Amazon Seattle	$93,000,000	9.5%	$303	4.27x	35.1%	13.1%	Office
iPark 84 Innovation Center	$60,000,000	6.1%	$94	2.29x	58.5%	9.4%	Industrial
ExchangeRight Net Leased Portfolio #46	$42,455,041	4.3%	$172	2.67x	59.3%	9.2%	Various
OmniMax Industrial Portfolio I	$42,346,743	4.3%	$67	2.28x	64.9%	8.7%	Industrial
Amsdell FL & GA Portfolio	$41,000,000	4.2%	$110	2.41x	60.0%	9.1%	Self Storage
1625 & 1747 North Market	$39,100,000	4.0%	$124	1.46x	68.0%	9.4%	Office
8111 Gatehouse Road	$37,200,000	3.8%	$135	3.58x	65.0%	14.5%	Office
Performance Food Group	$31,889,467	3.2%	$52	2.47x	64.2%	9.7%	Industrial
Top 10 Total/Wtd. Avg.	$577,991,251	58.8%		3.55x	49.9%	11.9%

(1)

With respect to the Burlingame Point, Equus Industrial Portfolio, Amazon Seattle and iPark 84 Innovation Center Mortgage Loans, Loan per Sq. Ft./Unit/Room, UW NCF DSCR, Cut-off Date LTV Ratio and U/W NOI Debt Yield calculations include any related pari passu companion loan(s) and exclude any related subordinate companion loan(s) and/or mezzanine loan(s).

See “—Assessment of Property Value and Condition” for additional information.

For more information regarding the fifteen largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions under “Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3. Other than with respect to the top ten Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 3.1% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The Mortgage Pool will include 11 Mortgage Loans (35.5%), set forth in the following table entitled “Multi-Property Mortgage Loans”, which are each secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or Allocated Loan Amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that Mortgaged Property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The following table shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Equus Industrial Portfolio	$ 95,000,000	9.7%
ExchangeRight Net Leased Portfolio #46	42,455,041	4.3%
OmniMax Industrial Portfolio I	42,346,743	4.3%
Amsdell FL & GA Portfolio	41,000,000	4.2%
Performance Food Group	31,889,467	3.2%
InCommercial Net Lease Portfolio #3	30,000,000	3.1%
Montefiore Medical Center	24,050,000	2.4%
Techmer PM Portfolio	15,424,520	1.6%
B&B Multifamily Portfolio	13,200,000	1.3%
Burroughs Portfolio	7,200,000	0.7%
Crescendo NM Self-Storage Portfolio	7,000,000	0.7%
Total	$ 349,565,771	35.5%

In addition, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers.

Four (4) groups of Mortgage Loans (11.8%), set forth in the following table entitled “Related Borrower Loans”, are not cross-collateralized but have the same borrower sponsor or borrower sponsors related to each other. The following table shows each group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Related Borrower Loans

Mortgage Loan	Aggregate Cut-off Date Principal Balance	Approx. % of Initial Pool Balance
Group 1:
Performance Food Group	$ 31,889,467	3.2%
Techmer PM Portfolio	15,424,520	1.6
Total for Group 1:	$ 47,313,987	4.8%
Group 2:
Carlsbad Commerce Center	$ 16,000,000	1.6%
Mission Courtyard	15,775,000	1.6
Total for Group 2:	$ 31,775,000	3.2%
Group 3:
42-09 47th Avenue	$ 13,500,000	1.4%
43-09 40th Street	10,500,000	1.1
Total for Group 3:	$ 24,000,000	2.4%
Group 4:
CityLine Havasu Storage	$ 6,597,150	0.7%
Freedom Self Storage	4,866,750	0.5
Dreamers Self Storage	1,844,500	0.2
Total for Group 4:	$ 13,308,400	1.4%

Mortgage Loans with related borrower sponsors are identified under “Related Borrower” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
New York	19	$244,050,000	24.8%
California	6	$180,800,278	18.4%
Washington	1	$93,000,000	9.5%
Virginia	10	$86,470,001	8.8%
Florida	6	$69,138,407	7.0%
Georgia	24	$60,770,165	6.2%
Pennsylvania	6	$57,250,163	5.8%
Tennessee	12	$55,471,481	5.6%

(1)

Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an Allocated Loan Amount, which amounts, if not specified in the related Mortgage Loan documents, are based on the appraised values, as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout 17 other states, with no more than approximately 2.5% of the Initial Pool Balance by Allocated Loan Amount secured by Mortgaged Properties located in any such jurisdiction.

Repayments by borrowers and the market value of the related Mortgaged Properties could be affected by economic conditions generally or specific to particular geographic areas or the regions of the United States, and concentrations of Mortgaged Properties in particular geographic areas may increase the risk that conditions in the real estate market where the Mortgaged Property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes, terrorist attacks or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on Mortgage Loans secured by those Mortgaged Properties. For example:

•	Eighteen (18) Mortgaged Properties (36.3%) are located in California, Washington, Florida and Texas and are more susceptible to wildfires.

•

Eleven (11) Mortgaged Properties (29.1%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties and, based on those reports, no Mortgaged Property has a seismic expected loss greater than 13.0%.

•

Thirty-nine (39) Mortgaged Properties (15.8%) are located in Florida, Georgia, Texas, North Carolina, Louisiana and South Carolina, and may be more generally susceptible to floods or hurricanes than properties in other parts of the country.

Mortgaged Properties With Limited Prior Operating History

Each of the Burlingame Point (9.8%), the Amazon Seattle (9.5%), the 154 Scott Avenue (2.2%), the B&B Multifamily Portfolio (1.3%), the Wyndham Kissimmee Celebration – Leased Fee (1.3%) and the 90 Manhattan Avenue (0.6%) Mortgage Loans are secured, in whole or in part, by one or more Mortgaged Properties that were constructed, in a lease-up period or the subject of a major renovation that was completed within 12 calendar months prior to the Cut-off Date and, therefore, such Mortgaged Property has no or limited prior operating history or the related Mortgage Loan Seller did not take the operating history into account in the underwriting of the related Mortgage Loan.

Each of the ExchangeRight Net Leased Portfolio #46 (4.3%), OmniMax Industrial Portfolio I (4.3%), Performance Food Group (3.2%), InCommercial Net Lease Portfolio #3 (3.1%), Techmer PM Portfolio (1.6%) and Perma-Pipe (0.6%) Mortgage Loans are secured, in whole or in part, by one or more Mortgaged Properties that were acquired by the related borrower or an affiliate of the borrower within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related Mortgage Loan Seller with historical financial information (or provided limited historical financial information) for such acquired Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common or Diversified Ownership

Each of the Montefiore Medical Center (2.4%) and BJ’s Philadelphia (1.2%) Mortgage Loans has one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium and Other Shared Interests

Each of the Amazon Seattle (9.5%), iPark 84 Innovation Center (6.1%) and JW Marriott Nashville (2.0%) Mortgage Loans are secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium. Except as described below, the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

With respect to the iPark 84 Innovation Center Mortgage Loan (6.1%), the Mortgaged Property is subject to two separate condominium regimes. With respect to the first condominium (the “Hopewell Condominium I”), the borrower owns two condominium units in fee and one unit comprised of a leasehold parcel (the “7GL Unit”), which units are collateral for the Mortgage Loan. There are 5 other units which are not part of the collateral for the Mortgage Loan. There are 8 board seats in the Hopewell Condominium I, and the borrower is allocated 3 of the board seats. The related borrower does not have the power to control the Hopewell Condominium I. With respect to the second condominium (the “Hopewell Condominium II”) the borrower owns two condominium units, which are collateral for the Mortgage Loan. There are 7 other units which are not part of the collateral for the Mortgage Loan. There are 6 board seats in the Hopewell Condominium II, and the borrower is allocated 1 of the board seats. The related borrower does not have the power to control the Hopewell Condominium II.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The following table shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Property Ownership Interest(1)

Property Ownership Interest	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee Simple(2)	125	$ 903,324,171	91.9%
Fee Simple/Leasehold	2	80,000,000	8.1%
Total	127	$ 983,324,171	100.0%

(1)

Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts, which amounts, if not specified in the related Mortgage Loan documents, are based on the appraised values, as set forth in Annex A-1.

(2)	May include mortgaged properties constituting the borrower’s leasehold interest in the mortgaged property along with the corresponding fee interest of the ground lessor in such mortgaged property.

In general, unless the related fee interest is also encumbered by the related Mortgage (and therefore treated as a fee simple interest in the chart above), each of the ground leases (i) has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options), and (ii) except as noted in the exceptions to representation and warranty number 34 in Annex D-1, representation and warranty number 34 in Annex E-1 or representation and warranty number 36 in Annex F-1, indicated on Annex D-2, Annex D-3, Annex E-2 or Annex F-2, as applicable, contains customary lender protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the Burlingame Point Mortgage Loan (9.8%), pursuant to a municipal lease (the “Municipal Lease”) the State of California acting through the State Lands Commission (the “State Lands Commission”) leases to the borrower rights of way over three parcels that are adjacent to the Mortgaged Property (the “Burlingame Rights of Way”). Each parcel either has been developed or is expected to be developed with certain public improvements, with respect to which the borrower has certain maintenance obligations. With respect to the third parcel, containing a public park known as Fisherman’s Park, the borrower is seeking to amend the Municipal Lease to eliminate the borrower’s obligation to finalize construction of certain improvements thereon, which obligation is capped at $200,000 plus design costs, with respect to which obligations the borrower reserved with the lender $419,640 at origination of the Mortgage Loan in the unfunded obligations account. The borrower’s leasehold interest in the described Burlingame Rights of Way will become collateral for the Mortgage Loan if the State Lands Commission consents. The Burlingame Rights of Way leasehold interests were given no value for purposes of underwriting and the appraised value.

With respect to the ExchangeRight Net Leased Portfolio #46 Mortgage Loan (4.3%), the entirety of the Giant Food Store - Dickson City Mortgaged Property is owned in fee and such fee interest is subject to the lien of the related security instrument. The Giant Food Store - Dickson City Mortgaged Property consists of an approximately 74,142 square foot building, which includes a 54,332 square foot portion leased by Giant Food Store (“Giant Premises”), and a 19,810 square foot portion leased by certain in-line tenants (“Giant In-Line Premises”). The related borrower ground leased the Giant In-Line Premises to an affiliate, which ground lease is not subordinate to the security instrument. The Giant In-Line Premises portion was not underwritten in connection with the origination of the Mortgage Loan. With respect to the Publix - Gulf Breeze Mortgaged Property, the entirety of the Publix - Gulf Breeze Mortgaged Property is owned in fee and such fee interest is subject to the lien of the related security instrument. The Publix - Gulf Breeze Mortgaged Property consists of an approximately 66,435 square foot building, which includes a 47,000 square foot portion leased by Publix (“Publix Premises”), and a 19,435 square foot portion leased by certain in-line tenants (“Publix In-Line Premises”). The related borrower ground leased the Publix In-Line Premises to an affiliate, which ground lease is not subordinate to the security instrument.

The Publix In-Line Premises portion was not underwritten in connection with the origination of the Mortgage Loan.

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “—Bankruptcy Laws”.

COVID-19 Considerations

The following table contains information regarding the status of the Mortgage Loans and Mortgaged Properties provided by the respective borrowers as of the date set forth in the “Information As Of Date” column. The cumulative effects of the COVID-19 emergency on the global economy may cause tenants to be unable to pay their rent and borrowers to be unable to pay debt service under the Mortgage Loans. As a result, we cannot assure you that the information in the following table is indicative of future performance or that tenants or borrowers will not seek rent or debt service relief (including forbearance arrangements) or other lease or loan modifications in the future. Such actions may lead to shortfalls and losses on the certificates. The information in this chart is as of the date indicated and is based on information provided by the related borrowers. The information was based on reports and data aggregated from the related borrower’s existing financial and operational reporting systems and in certain circumstances was produced on an interim or ad hoc basis or was provided by the related borrower verbally. While we have no reason to believe the information presented is not accurate, we cannot assure you that it will not change or be updated in the future. See “Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3 for discussions of the impact of the COVID-19 pandemic on operations of certain tenants at the Mortgaged Properties.

COVID-19 Updates
Loan No.	Property Name	Mortgage Loan Seller	Property Type	Information as of Date	First Payment Date	March Debt Service Payment Received (Y/N)	April Debt Service Payment Received (Y/N)	Forbearance or Other Debt Service Relief Requested (Y/N)	Other Loan Modification Requested (Y/N)	Lease Modification or Rent Relief Requested (Y/N)	Occupied SF or Unit Count Making Full February Rent Payment (%)	UW February Base Rent Paid (%)	Occupied SF or Unit Count Making Full March Rent Payment (%)	UW March Base Rent Paid (%)
1	Burlingame Point	GSMC, GACC, JPMCB	Office	5/1/2021	5/6/2021	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
2	Equus Industrial Portfolio	GSMC	Industrial	3/31/2021	5/9/2021	NAP	NAP	No	No	No	99.0%	99.0%	96.5%	96.5%
3	Amazon Seattle(1)	GACC	Office	3/26/2021	5/6/2021	NAP	NAP	No	No	Yes	99.6%	99.6%	99.6%	99.6%
4	iPark 84 Innovation Center	CREFI	Industrial	5/6/2021	6/6/2021	NAP	NAP	No	No	Yes	96.6%	97.4%	96.6%	97.4%
5	ExchangeRight Net Leased Portfolio #46	CREFI	Various	5/6/2021	6/1/2021	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
6	OmniMax Industrial Portfolio I	CREFI	Industrial	5/6/2021	6/6/2021	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
7	Amsdell FL & GA Portfolio	CREFI	Self Storage	5/6/2021	6/6/2021	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
8	1625 & 1747 North Market	CREFI	Office	5/6/2021	6/6/2021	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
9	8111 Gatehouse Road(2)	GACC	Office	4/16/2021	6/6/2021	NAP	NAP	No	No	No	80.6%	79.3%	80.6%	79.3%
10	Performance Food Group	GACC	Industrial	4/30/2021	6/6/2021	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
11	InCommercial Net Lease Portfolio #3	CREFI	Various	5/6/2021	6/6/2021	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
12	Rockland Center(3)	JPMCB	Retail	5/1/2021	6/1/2021	NAP	NAP	No	No	Yes	100.0%	100.0%	100.0%	100.0%
13	195 Church(4)	JPMCB	Office	5/1/2021	6/1/2021	NAP	NAP	No	No	Yes	99.4%	98.9%	99.4%	98.9%
14	Montefiore Medical Center	CREFI	Office	5/6/2021	6/6/2021	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
15	154 Scott Avenue	CREFI	Office	5/6/2021	6/6/2021	NAP	NAP	No	No	Yes	99.0%	99.0%	99.0%	99.0%
16	152 2nd Avenue(5)	JPMCB	Multifamily	5/1/2021	6/1/2021	NAP	NAP	No	No	Yes	97.0%	97.0%	97.0%	97.0%
17	JW Marriott Nashville(6)	GSMC	Hospitality	5/1/2021	4/6/2020	Yes	Yes	Yes	Yes	NAP	NAP	NAP	NAP	NAP
18	Gardens Plaza	JPMCB	Office	5/1/2021	6/1/2021	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
19	Carlsbad Commerce Center	JPMCB	Mixed Use	5/1/2021	6/1/2021	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
20	Mission Courtyard	JPMCB	Office	5/1/2021	6/1/2021	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
21	Techmer PM Portfolio	GACC	Industrial	4/30/2021	6/6/2021	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
22	Florida International Plaza(7)	GACC	Retail	4/20/2021	6/6/2021	NAP	NAP	No	No	Yes	95.4%	100.0%	95.4%	100.0%
23	991 Willoughby Avenue	CREFI	Multifamily	5/6/2021	6/6/2021	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
24	42-09 47th Avenue	CREFI	Multifamily	5/6/2021	6/6/2021	NAP	NAP	No	No	No	91.0%	95.0%	89.0%	92.0%
25	B&B Multifamily Portfolio	GSMC	Multifamily	5/3/2021	6/6/2021	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
26	Wyndham Kissimmee Celebration - Leased Fee	JPMCB	Other	5/6/2021	5/6/2021	NAP	NAP	No	No	No	NAP	NAP	NAP	NAP
27	141 Livingston	CREFI	Office	5/6/2021	4/6/2021	NAP	Yes	No	No	No	100.0%	100.0%	100.0%	100.0%
28	33 West 17th Street	CREFI	Office	5/6/2021	6/6/2021	NAP	NAP	No	No	Yes	100.0%	100.0%	100.0%	100.0%
29	BJ’s Philadelphia	GACC	Retail	4/21/2021	6/6/2021	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
30	43-09 40th Street	CREFI	Multifamily	5/6/2021	6/6/2021	NAP	NAP	No	No	No	90.0%	93.0%	88.0%	92.0%
31	East Empire Business Park	CREFI	Industrial	5/6/2021	6/6/2021	NAP	NAP	No	No	Yes	100.0%	100.0%	100.0%	100.0%
32	Burroughs Portfolio	GACC	Multifamily	4/29/2021	6/6/2021	NAP	NAP	No	No	No	96.6%	100.0%	97.1%	100.0%
33	Crescendo NM Self-Storage Portfolio	CREFI	Self Storage	5/6/2021	6/6/2021	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
34	CityLine Havasu Storage	CREFI	Self Storage	5/6/2021	6/6/2021	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
35	90 Manhattan Avenue	CREFI	Multifamily	5/6/2021	6/6/2021	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
36	Egrets Landing	GSMC	Office	4/29/2021	6/6/2021	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
37	Perma-Pipe	CREFI	Industrial	5/6/2021	6/6/2021	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
38	Freedom Self Storage	CREFI	Self Storage	5/6/2021	5/6/2021	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
39	Dreamers Self Storage	CREFI	Self Storage	5/6/2021	6/6/2021	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%

(1)

Amazon Seattle - One tenant (2,418 SF; 0.3% of NRA; 0.3% of UW Base Rent), requested and was granted rent relief for the months of April through July 2020, and the abated period was extended for a total of twelve months through March 31, 2021.

(2)

8111 Gatehouse – The 8111 Gatehouse Property has not had any impact from the COVID-19 pandemic and all of the tenants are current on their rent, except for USPS. USPS (19.4% of NRA; 20.7% of UW Base Rent) has current rent arrears due to the change in ownership and operating accounts when the sponsor acquired the 8111 Gatehouse Property. The rent in arrears is unrelated to the tenant’s ability to pay rent during the COVID-19 pandemic.

(3)

Rockland Center – Since the onset of the pandemic nine tenants have executed deferral agreements in connection with their contractual base rent obligations. In aggregate, the deferred rent is equal to approximately 6.9% of the properties in-place base rent as of April 1, 2021.

(4)

195 Church - All tenants with the exception of Engelman, Noyes & Rubin are current with respect to contractual rental obligations for the months of February and March. Engelman, Noyes & Rubin is currently paying a reduced rent of $2,000 per month (versus contractual rent of $4,386 per month) and are current with respect to the agreed upon amount.

(5)

152 Second Avenue – The commercial tenant Uluh received rent deferment equal to $215,209 during a portion of the COVID-19 pandemic, but has resumed paying full unabated rent. The tenant will repay $74,800 of the total deferred rent over 14 months in equal instalments once restaurants are permitted to operate at 100.0% capacity, per New York City regulation. In the event Uluh receives a restaurant grant or similar financial assistance in the amount of $250,000 or more, the tenant will repay the remaining $140,409 of the rent deferment to the landlord.

(6)

JW Marriott Nashville – In April 2020, the mortgage loan was modified to permit the use of FF&E reserve funds to pay debt service, and the borrower sponsor provided a 6-month guaranty for debt service, taxes and insurance payments that expired in October 2020. In October 2020, the mortgage loan was further modified to waive the requirement to fund the FF&E reserve until April 2021, waive the cash management debt yield trigger through the second quarter of 2022, and otherwise permanently decrease the debt yield trigger level from 10% to 7.5%, in exchange for the borrower funding an 18-month debt service reserve to be applied to monthly payments from October 2020 through March 2022.

(7)

Florida International Plaza - Nine tenants (32,752 SF; 49.8% of NRA; 40.7% of UW Base Rent), requested and were granted rent relief in 2020. As of January 2021, the only rent abatements currently active at the Florida International Plaza Property are dd’s Discounts, Night Owl Cookie & Sunshine Restaurants (IHOP), while two tenants have been underwritten as vacant as the sponsor negotiates the tenant arrears. The tenants in arrears are open and operating their businesses and the sponsor is hopeful that they will reach an agreement imminently.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 15 months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (“ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

•

With respect to the iPark 84 Innovation Center Mortgage Loan (6.1%), the related ESA identifies as a controlled REC for the Mortgaged Property known impacts to soil and groundwater associated with the Mortgaged Property’s historic use by IBM. During the 1960s and 1970s, IBM operated underground storage tank (“UST”) farms for virgin and waste materials and a silicon-containing surface impoundment and conducted fire training operations. These operations, among others, resulted in impacts to soil, groundwater, and soil gas beneath the Mortgaged Property buildings. IBM, who, pursuant to the ESA, has retained responsibility for the impacts, has conducted various investigations and implemented various corrective actions at the Mortgaged Property under the oversight of the New York State Department of Environmental Conservation (“NYSDEC”). Such investigations and corrective actions have been conducted pursuant to either a consent order (1981-1995) or under IBM’s Part 373 Hazardous Waste Permit since 1995. Corrective measures implemented by IBM include continued operation by IBM of a groundwater extraction and treatment system (originally installed as an interim corrective measure), institutional controls, engineering controls, and the installation of Sub Slab Depressurization Systems (“SSDS”) in various onsite buildings to address identified vapor intrusion concerns. Ultimately, investigation and remediation remain ongoing. In addition, active Solid Waste Management Units (“SWMUs”) still exist in onsite buildings 303, 304, 308, 309, 330C/L/D. The status of these active SWMUs is identified currently as “No Further Action” or “inaccessible.” When these SWMUs become “accessible,” IBM will be required to submit a Facility Investigation Work Plan pursuant to the Resource Conservation and Recovery Act (“RCRA”) and perform all corrective actions required under any approved Plan. Given the ongoing remediation by a known responsible party under the oversight of the NYSDEC, no additional investigation has been recommended in relation to this matter. To mitigate the potential of environmental liability caused by the historic use of the Mortgaged Property, a Pollution Legal Liability Plus insurance policy was in put place at origination of the Mortgage Loan with CREFI and its successors and/or assigns as a named insured. The policy was issued by Sirus Specialty Insurance Corp., has coverage for the loan term, and includes a limit of liability of $5,000,000 (per claim and in the aggregate) and a $25,000 deductible.

•

With respect to the ExchangeRight Net Leased Portfolio #46 Mortgage Loan (4.3%), the related ESA identifies as a REC for the GIANT Food Store - Dickson City Mortgaged Property historic onsite operations conducted by the Hudson Coal Company / Olyphant Colliery from as early as 1925 to circa 1992. These operations included the piling of waste coal mining materials throughout a majority of the Mortgaged Property. Such coal mining materials, consisting mostly of shale, represent a potential source of subsurface impact. The Mortgaged Property was completely redeveloped with the existing multi-tenant commercial building in 2001, and the majority of the Mortgaged Property is either paved over or covered by building structure, both of which minimize direct contact with any potential impacts in the soil caused by historic operations. The ESA consultant notes that it is also possible that engineered fill material was placed over underlying soils as part of the development activities in 2001, which would further serve to reduce the potential for exposure to residual impacts, if any, associated with the historic coal mining materials that were once located throughout the site. However, as the Mortgaged Property was not listed on any regulatory databases indicating that the Pennsylvania Department of Environmental Protection provided any regulatory oversight and/or regulatory closure for this issue, and no previous subsurface investigation reports were available for review, the ESA consultant recommended conducting a limited subsurface investigation in order to determine the presence or absence of soil and/or groundwater impacts due to the historical use of the Mortgaged Property. To mitigate the potential of environmental liability caused by the historic use of the Mortgaged Property, a Pollution Legal Liability Plus insurance policy was in put place at origination of the Mortgage Loan with CREFI and its successors and/or assigns as a named insured. The policy was issued by Sirus Specialty Insurance Corp., has coverage for the loan term, and includes a limit of liability of $10,000,000 (per claim and in the aggregate) and a $25,000 deductible.

Additionally, the related ESA identifies as a REC for the CVS Pharmacy - Corpus Christi Mortgaged Property impacts to site soil and groundwater associated with the Mortgaged Property’s historic use as a gasoline service station and an automobile repair facility. A subsurface investigation completed at the Mortgaged Property in 2000 identified petroleum impacts above applicable standards, which appeared to be related to releases from gasoline USTs removed from the Mortgaged Property in 1975 as well as from the historic storage and spillage of automotive lubricating oils. The ESA consultant noted that no records of investigation, remediation, or closure were on file with the governing authorities related to the releases identified in 2000. In addition to the known petroleum impacts, the ESA identifies as a REC for the Mortgaged Property the use of the southern adjacent property as a gasoline service station from circa 1959 to 1967. Given that the operation of this adjacent facility occurred prior to UST permitting or registration requirements, that there were no UST closure documents available for this facility, and that the inferred direction of groundwater flow is toward the Mortgaged Property, the ESA consultant concluded that there exists the potential for an historic release to have occurred at the adjacent property and migrated onto the Mortgaged Property. The ESA consultant ultimately recommended conducting a limited subsurface investigation in order to identify the presence or absence of soil and/or groundwater impacts due to the historical use of the Mortgaged Property and/or the migration of a release from the adjacent property. To mitigate the potential of environmental liability caused by the historic use of the Mortgaged Property, a Pollution Legal Liability Plus insurance policy was in put place at origination of the Mortgage Loan with CREFI and its successors and/or assigns as a named insured. The policy was issued by Sirus Specialty Insurance Corp., has coverage for the loan term, and includes a limit of liability of $10,000,000 (per claim and in the aggregate) and a $25,000 deductible.

Furthermore, the related ESA identifies as a REC for the Dollar Tree – Fultondale Mortgaged Property its historic use for light industrial purposes and as a gasoline service station and an automobile repair facility from approximately 1969 to 2011. The ESA consultant determined that the length of industrial and service station-related operations, the lack of documentation regarding the status of any onsite USTs, the potential for the existence of onsite historic UST systems, floor drains, and below-grade hydraulic lifts (often utilized by auto service facilities), all created the potential for impacts to site soils and groundwater. In addition to the onsite historic operations, the ESA identifies as REC for the Mortgaged Property the historic use of the northern adjacent property as a gasoline service station. Given that there were no UST closure documents available for this adjacent facility and that the inferred direction of groundwater flow is toward the Mortgaged Property, the ESA consultant concluded that there exists the potential for an historic release to have occurred at the adjacent property and migrated onto the Mortgaged Property. The ESA consultant ultimately recommended conducting a limited subsurface investigation in order to identify the presence or absence of soil and/or groundwater impacts due to the historical use of the Mortgaged Property and/or the migration of a release from the adjacent property. To mitigate the potential of environmental liability caused by the historic use of the Mortgaged Property, a Pollution Legal Liability Plus insurance policy was in put place at origination of the Mortgage Loan with CREFI and its successors and/or assigns as a named insured. The policy was issued by Sirus Specialty Insurance Corp., has coverage for the loan term, and includes a limit of liability of $10,000,000 (per claim and in the aggregate) and a $25,000 deductible.

Moreover, the related ESA identifies as a REC for the Walgreens – Tulsa Mortgaged Property known impacts to onsite groundwater and soils caused by releases from historic USTs associated with the operation on the Mortgaged Property of a gasoline service station from at least 1976 to 1981. The releases were identified during the removal of the USTs in 1992. Various investigations were conducted and, based upon the results, the Mortgaged Property received a risk-based closure from the governing authority on September 16, 1996. The ESA consultant notes, however, that the investigations resulting in closure did not evaluate the inhalation exposure pathway. Based on the lack of evaluation of the vapor pathway during site closure activities in 1996, as well as elevated levels of contaminant concentrations detected onsite during previous investigations, and the proximity of the detected groundwater impacts to the Mortgaged Property’s building footprint, the ESA consultant recommends conducting a limited subsurface investigation to evaluate the vapor pathway. To mitigate the potential of environmental liability caused by the historic use of the Mortgaged Property, a Pollution Legal Liability Plus insurance policy was in put place at origination of the Mortgage Loan with CREFI and its successors and/or assigns as a named insured. The policy was issued by Sirus Specialty Insurance Corp., has coverage for the loan term, and includes a limit of liability of $10,000,000 (per claim and in the aggregate) and a $25,000 deductible.

•

With respect to the OmniMax Industrial Portfolio I Mortgage Loan (4.3%), the related ESA for the OmniMax – Romoland Mortgaged Property identifies an onsite septic system that has been operated at the Mortgaged Property since initial construction in 1967. Pursuant to the ESA, a previous tenant at the site utilized small quantities of volatile organic compounds for degreasing. No wastewater other than sanitary wastewater is reportedly currently discharged to the septic system, and no spills or releases were identified in relation to the property on any databases reviewed by the ESA consultant. Although no current visual evidence was identified which would indicate that hazardous substances have been disposed of into the septic system, given the long history of operation and the reported historic use of hazardous substances, the ESA consultant could not rule out the potential that such substances may have been disposed historically into the septic system. To mitigate the potential of environmental liability caused by the historic, current, or future use of the Mortgaged Property, a Premises Environmental Liability insurance policy was in put place at origination of the Mortgage Loan with CREFI and its successors and/or assigns as a named insured. The policy was issued by Great American, has coverage for the loan term, and includes a limit of liability of $5,000,000 (per claim and in the aggregate) and deductibles for, among other things, pollution legal liability in the amount of $50,000 and on-site and offsite clean-up costs in the amount of $100,000.

Additionally, the related ESA for the OmniMax - Feasterville Mortgaged Property identifies two diesel underground storage tanks historically located onsite. According to previous environmental reports reviewed by the ESA consultant, the USTs were removed in accordance with applicable regulations in the mid-to-late 1980s. However, no records or current regulatory listings were identified in association with these USTs or their removal. The ESA consultant noted that because of the lack of closure documentation, current subsurface conditions in the area of the former USTs is unknown. To mitigate the potential of environmental liability caused by the historic, current, or future use of the Mortgaged Property, a Premises Environmental Liability insurance policy was in put place at origination of the Mortgage Loan with CREFI and its successors and/or assigns as a named insured. The policy was issued by Great American, has coverage for the loan term, and includes a limit of liability of $5,000,000 (per claim and in the aggregate) and deductibles for, among other things, pollution legal liability in the amount of $50,000 and on-site and offsite clean-up costs in the amount of $100,000.

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With respect to the Performance Food Group Mortgage Loan (3.2%), the related ESA identifies two RECs at the 920 Irwin Run Road Mortgaged Property in connection with (i) a LUST incident on the west adjoining property reported to the Pennsylvania Department of Environmental

Protection (“PADEP”) in 1993 that has a current open status in the PADEP’s records because there is no documentation indicating response actions have been conducted and (ii) historical use of the southern portion of the Mortgaged Property as a slag dump from the late 1950s until the 2000s. With respect to (ii) above, the ESA recommended a subsurface investigation to determine if the historical slag disposal activities have impacted subsurface soil and/or groundwater conditions. With respect to (i) above, the ESA recommended a review of the PADEP file for the west adjacent property LUST case to further determine if the site is a concern to the 920 Irwin Run Road Mortgaged Property. However, due to the COVID-19 virus the PADEP isn’t currently allowing file reviews. If the related file cannot be obtained in a timely manner, the ESA recommended the scope of the limited subsurface investigation recommended above be adjusted to include the west adjacent property as a concern to be addressed. In addition, a separate ESA identified four RECs at the 2085 East Michigan Avenue Mortgaged Property in connection with (i) historical wire wheel hubcap manufacturing operations by two former tenants from the mid-1960s to at least the 1980s and the presence of a pond on a portion of the Mortgaged Property that might have been used for chemical waste management, (ii) lack of information in regulatory databases regarding the 1984 removal of a previously maintained 10,000-gallon diesel fuel UST, (iii) lack of information in the Michigan Department of Environmental Quality (“MDEQ”) records indicating remedial action and/or closure of a LUST incident reported to the MDEQ in 2019, and (iv) lack of information in regulatory databases regarding cleanup following a 2003 report of a release of diesel fuel to the ground due to equipment failure on a gas pump. The ESA recommended a subsurface investigation to determine if the 2085 East Michigan Avenue Mortgaged Property has been adversely impacted by the historical manufacturing activities.

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With respect to the Rockland Center Mortgage Loan (2.7%), the related ESA indicates that a gas station was located at the Mortgaged Property between early 1970s and around 1999. The gas station reportedly had four USTs and, although the USTs were removed in 1998, a release of gasoline was reported in 1989. According to the ESA, the borrower and Speedway, LLC, successor-in-interest of Amerada Hess Corporation (“Speedway”), which owned and operated the former gas station, are parties to an indemnity agreement, pursuant to which Speedway has agreed to accept full liability for the remediation of the gas release. Investigations related to the gas release are ongoing under the oversight of the New York State Department of Environmental Conservation (“NYSDEC”), and a soil investigation plan approved by the NYSDEC has been completed and being used to develop a remedial action plan. The ongoing remediation represents a REC. The ESA additionally indicated that a dry cleaner operated on the Mortgaged Property from 1984 to 2014, and chlorinated solvents were used onsite. A vapor mitigation system was installed by the dry cleaner and reportedly still operational. The ESA indicated that no additional investigation appeared to be required, as the dry cleaner vacated the premises in 2014 and no regulatory cases were filed, and no contamination has been identified. However, the ESA recommended that the vapor mitigation system be inspected to ensure that all systems as functioning normally.

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With Respect to the Perma-Pipe Mortgage Loan (0.6%), the related ESA for the Mortgaged Property identifies a complaint made to the Tennessee Department of Environment and Conservation (“TDEC”) in October 2020 related to alleged illegal dumping. According to the TDEC, the complainant was a self-described “disgruntled former employee” of the business located on the Mortgaged Property. The caller alleged that drums of test materials, cobalt, and a bonding material for metal were buried in a pit on the Mortgaged Property in 1995. The caller also alleged that waste spray was dumped continuously on the ground. The caller was reportedly unable to explain why the dumping incident was not reported when it allegedly occurred. The TDEC indicated that it was not currently requiring any investigation or other regulatory action related to the complaint as there was no evidence the incident actually occurred; however, the complaint continues to be identified with an “Open” status on the relevant TDEC database. Given the lack of substantial evidence regarding the alleged dumping that took place 25 years ago, the ESA consultant did not consider the complaint to warrant further investigation. To mitigate the potential of environmental liability caused by the historic use of the Mortgaged Property, a Premises Environmental Liability – Commercial Lenders insurance policy was in put place at origination of the Mortgage Loan with CREFI and its successors and/or assigns as a named insured. The policy was issued by Great American, has coverage for the loan term, and includes a limit of liability of $3,000,000 (per claim and in the aggregate) and a $25,000 deductible.

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With Respect to the Dreamer’s Self Storage Mortgage Loan (0.2%), the ESA identifies as a controlled REC for the Mortgaged Property residual impacts to soils located along the western portion of the Mortgaged Property’s 1022 Hellertown Road parcel (as well as adjoining land) associated with the historic use of the area as a railway corridor. During conversion of a three-mile section of the railway corridor for use as the Bethlehem Greenway, soil impacts were identified that exceeded applicable standards. Remediation of the area was conducted under the Pennsylvania Department of Environmental Protection (“PADEP”) voluntary cleanup program known as “Act 2”. Remediation was completed in 2013, and PADEP ultimately granted an Act 2 release of liability for soils in the remediated area of the historic railway corridor, which included the soils on the Mortgaged Property’s 1022 Hellertown Road parcel. However, based upon the site-specific standards established for the area under the Act 2 cleanup, certain residual impacts were allowed to remain in place. Accordingly, an environmental covenant was established for the former railroad corridor area limiting its use to non-residential development. Given the issuance of the Act 2 release of liability, the ESA consultant did not recommend any further investigation, however, the ESA consultant recommended that any current and future owners of the 1022 Hellertown Road parcel abide by the requirements of the environmental covenant, which prohibits residential use of the parcel.

For several of the properties, the related ESAs noted that onsite underground storage tanks (“USTs”) or leaking USTs previously had been removed or closed in place or other types of potential or actual spills or releases may have occurred, and based on criteria such as past investigations, cleanups or other response actions, quantities or types of hazardous materials involved, absence of significant risk, tank test results or other records, and/or other circumstances including regulatory closure, the ESAs did not recommend any further investigation or other action at the current time. In some such cases even where regulatory closure was documented for past incidents the ESAs reported that requests to governmental agencies for any related files are pending; however, those ESAs concluded that nevertheless such incidents were not likely to be significant at the present time.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hospitality properties, executing property improvement plans (“PIPs”). In certain cases, such PIPs may be required by the franchisor to maintain franchise affiliation, as described in “—Mortgage Pool Characteristics—Property Types—Hospitality Properties” above. For example, with respect to a Mortgaged Property that is currently undergoing or is expected to undergo material redevelopment, renovation or expansion and is a Mortgaged Property that (i) secures a Mortgage Loan that is one of the top 20 Mortgage Loans or (ii) where the related costs are anticipated to be more than 10% of the Cut-off Date Balance of the related Mortgage Loan:

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With respect to the Burlingame Point Mortgage Loan (9.8%), in addition to approximately $93.5 million in tenant improvement allowance, the sole tenant, Facebook, is reportedly investing approximately $171.0 million out-of-pocket on the buildout of its space including, but not limited to, office space, a fitness center, cafeteria and kitchen. We cannot assure you that Facebook will make this investment as expected or at all. See “—Tenant Issues—Lease Expirations and Terminations—Other”.

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With respect to the Equus Industrial Portfolio Mortgage Loan (9.7%), the improvements at the Lot 11 Mortgaged Property, one of the 33 Mortgaged Properties securing the related Whole Loan, are still under construction, and the purchase price for such Mortgaged Property has not been fully paid to the related seller of the Mortgaged Property. At origination, the borrowers deposited $18,819,523 into an earnout reserve for such Mortgaged Property. Provided that no event of default under the Equus Industrial Portfolio Whole Loan is continuing, at any time prior to April 8, 2024, upon satisfaction of the Earnout Release Conditions (as defined below), the lender will be required to release the funds in the earnout reserve, less (i) the amount of any remaining free rent to which the Lot 11 Tenant (as defined below) is entitled under its lease, (ii) the amount of any termination fees that are actually payable to any Lot 11 Tenant on account of the termination of its lease and (iii) 125% of the remaining cost to complete the Lot 11 punchlist items (together the “Earnout Retained Amounts”), to the borrowers on the due date following satisfaction of the Earnout Release Conditions.

“Earnout Release Conditions” means each of the following: (i) substantial completion of the Lot 11 project work; (ii) the Lot 11 Tenant has accepted its space and has delivered an estoppel certificate, (iii) 125% of the remaining cost to complete the Lot 11 punchlist items has been reserved with the lender; (iv) the amount of any remaining free rent or gap rent under the Lot 11 Tenant’s lease has been reserved with the lender; (v) there is no default by the guarantors under a completion guaranty related to the Lot 11 Mortgaged Property; (vi) either (x) the lease with Massimo Zanetti Beverages USA (“MZB”) in place as of the origination date (the “Current Lot 11 Lease”) is in full force and effect and has not been amended or modified from the Current Lot 11 Lease (other than non-material amendments or modifications that do not impact the key terms of the Current Lot 11 Lease (economic or otherwise)) or (y) the Lot 11 Debt Yield is equal to or greater than 7.17%; and (vii) the borrowers’ obligation to pay the purchase price of the Lot 11 Mortgaged Property (net of (x) certain offsets and (y) certain funds escrowed pursuant to an escrow agreement among the borrowers, the property seller and a title company) has been satisfied (or will be satisfied simultaneously with the release of such portion of the earnout reserve).

“Lot 11 Tenant” means (i) MZB or (ii) any replacement tenant or tenants under a replacement lease.

“Lot 11 Debt Yield” means, as of any date of determination, the percentage obtained by dividing (x) the Lot 11 Projected NOI by (y) $22,260,000.

“Lot 11 Projected NOI” means, as of any date of determination, (x) the projected operating income from the Lot 11 Mortgaged Property for the succeeding 12 month period, calculated to include the aggregate annualized rent (including reimbursements) projected to be received by the borrowers over the succeeding 12 month period from the Lot 11 Tenant on account of its lease, including any free rent to the extent the amount of such free rent is actually deposited into the prepaid rent reserve as of such date of determination, minus (y) the projected operating expenses for the Lot 11 Mortgaged Property for such period, in each case as reasonably determined by the lender.

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In addition, with respect to the Equus Industrial Portfolio Mortgage Loan (9.7%), the Current Lot 11 Lease for the Lot 11 Mortgaged Property requires the project work to be substantially completed by June 1, 2022, and if the applicable borrower fails to do so, the tenant may terminate the Current Lot 11 Lease, in which case the borrower will be required to pay liquidated damages of $750,000 to the tenant. The borrowers have covenanted to substantially complete such work by that date, provided that failure to do so will not be an event of default if either (i) the applicable borrower has entered into one or more replacement leases that provide for rent sufficient to achieve a projected net operating income for such Mortgaged Property of $1,596,000, and has deposited with the lender the amount by which the cost to complete work under such replacement lease(s) plus any tenant improvement allowances, leasing commissions, free rent or gap rent due under such lease plus any termination fees due to MZB under the Current Lot 11 Lease (the “New Leasing Costs”) exceed the amount in the earnout reserve or (ii) the borrower has deposited with the lender an amount equal to (A) $24,486,000 less (B) the amounts in the earnout reserve less (C) to the extent the applicable borrower has entered into replacement leases that provide for projected net operating income of less than $1,596,000, the quotient of the projected net operating income for such Mortgaged Property divided by 7.17%; provided, in the case of clause (ii), the borrower must also deposit the New Leasing Costs for such replacement leases. If at any time prior to April 8, 2024 (1) the Current Lot 11 Lease is terminated, modified or otherwise is no longer in full force and effect, (2) the borrowers have deposited with the lender the amounts specified in the Equus Industrial Portfolio Whole Loan documents (such that the earnout reserve contains the Equus Release Price (as defined under “—Certain Terms of the Mortgage Loans—Releases; Property Releases; Property Additions”) for the Lot 11 Mortgaged Property) and (3) the Earnout Release Conditions have been satisfied but for the condition in clause (vi) of the definition thereof, then the lender will be required, at the borrowers’ option, to release to the borrowers a portion of the earnout reserve in an amount sufficient to achieve a Lot 11 Debt Yield equal to or greater than 7.17% (with the Lot 11 Debt Yield equaling, for purposes of this sentence, the percentage obtained by dividing the Lot 11 Projected NOI by the amount of the earnout reserve to be so released). If, subsequently, at any time prior to April 8, 2024, the Lot 11 Debt Yield equals or exceeds 7.17%, the balance of the earnout reserve, less the Earnout Retained Amounts, will be required to be released to the borrowers, or at the borrowers’ option, continue to be held in the earnout reserve until April 8, 2024 and then applied to prepay the Equus Industrial Portfolio Whole Loan on the next payment date, together with a yield maintenance premium. Notwithstanding the foregoing, if the Earnout Release Conditions have been satisfied but for the condition in clause (vi) of the definition thereof, at such time as (i) the Lot 11 Projected NOI is equal to or greater than $1,596,000, (ii) all free rent and/or gap rent to which any Lot 11 Tenant is entitled under its applicable lease has burned off and (iii) all Lot 11 punchlist items are complete, any amounts then remaining in the earnout reserve will be required to be released to the borrowers. In addition, the borrowers have the right to obtain the release of such Mortgaged Property at any time following origination upon prepayment of the related Equus Release Price and any yield maintenance premium then due, but without regard to the lockout period or any other release conditions, subject to satisfaction of customary REMIC requirements.

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With respect to the Amazon Seattle Mortgage Loan (9.5%), which is an acquisition loan, commencing in 2015, the Mortgaged Property has undergone an extensive redevelopment from a department store to an office building by the prior owner of the Mortgaged Property. As of origination, certain portions of the redevelopment, consisting of the new lobby and the level one premises, together totaling 23,578 square feet (3.0% of total net rentable area), which are leased to the largest tenant, Amazon.com Services LLC, have not been completed. Amazon.com Services LLC will be entitled to credits against its rent in the amount of one day of base rent for such phase for each day of delay for the first 45 days, and two days of base rent for such phase for each day of delay thereafter, (i) if the new lobby is not delivered to it with landlord work sufficiently completed to allow for the construction of tenant’s improvements without material interference from landlord or landlord’s contractors, by November 30, 2021, and (ii) if the new lobby is not delivered to it by August 15, 2021, or the level one premises is not delivered to it by July 15, 2021, in each case with landlord work completed and with a temporary or permanent certificate of occupancy or legal equivalent. Amazon.com Services LLC will also have termination rights as to each such portion of the premises if they are not completed by specified dates, as described under “—Tenant Issues—Lease Expirations and Terminations—Terminations.” The prior owner of the Mortgaged Property is required to complete construction of such premises pursuant to the purchase agreement for the Mortgaged Property between the prior owner and the borrower. At origination, the prior owner deposited $22,900,151 into escrow pursuant to an escrow agreement by and among the prior owner, the borrower, the condominium association related to the Mortgaged Property and a title insurance company to cover the costs of completion of such remaining premises (as well as costs related to completion of premises for a retail tenant), and deposited $2,000,000 into escrow pursuant to escrow instructions among the prior owner, the borrower and such title insurance company to cover any rent credits due to Amazon.com Services LLC as a result of delay in such completion. Such escrows have been collaterally assigned to the lender. In the event that the borrower is entitled to receive any amount from the related escrow with respect to rent credits due to Amazon.com Services LLC, it is required to deposit such amount into a free rent account held with the lender. In addition, the loan documents require the borrower to obtain lender consent to any material modification or termination of such escrow arrangements. Such arrangements, however, may provide less protection to the lender than would be the case if the related escrows were held under the loan documents. For example, the lender does not have direct control over releases from such escrows and does not have the right to apply such escrows to the debt upon an event of default.

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With respect to the 1625 & 1747 North Market Mortgage Loan (4.0%), certain improvements were required to be completed pursuant to the sole tenant’s lease by March 1, 2021, including the installation of digital directories, and such improvements were not completed at the time of origination of the 1625 & 1747 North Market Mortgage Loan. The Mortgage Loan documents provide for recourse for any losses as a result of failure to complete any tenant improvements at the Mortgaged Property.

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With respect to the 154 Scott Avenue Mortgage Loan (2.2%), the borrower deposited $1,489,295 into a reserve account at origination of the Mortgage Loan with respect to the completion of ongoing construction in connection with the buildout of certain rooftop space for three tenants, which amount represents 115% of the estimated costs of the remaining work.

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With respect to the Gardens Plaza Mortgage Loan (1.8%), the borrower is permitted to construct a multi-level parking garage (the “Gardens Plaza Parking Garage”) on the parking garage outparcel as described in the Mortgage Loan documents (the “Gardens Plaza Parking Garage Outparcel”), provided that, among other conditions: (i) the borrower has delivers not less than 30 days’ prior notice, (ii) the borrower has made a deposit equal to the estimated cost to complete the construction of the Gardens Plaza Parking Garage into an eligible account in accordance with the Mortgage Loan documents, (iii) the proposed construction is reasonably acceptable to the lender in all respects in accordance with the Mortgage Loan documents, (iv) the borrower has paid to the lender any reasonable out-of-pocket costs and expenses in connection with the construction on the Gardens Plaza Parking Garage Outparcel, and (v) the borrower will not incur any indebtedness in connection with the construction.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”. In addition, we cannot assure you that the redevelopments, renovations and/or expansions described above will be completed as expected or at all.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than 15 months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

In addition, in connection with the origination of each Mortgage Loan included in the issuing entity, the related mortgage loan seller or other originator generally examined whether the use and occupancy of the related real property collateral was in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. In addition, certain Mortgaged Properties may be legal non-conforming uses that may be restricted after certain events, such as casualties, at the Mortgaged Properties. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—DBRI’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”, “—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes” and “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”. For example, in this regard we note the following:

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With respect to the 154 Scott Avenue Mortgage Loan (2.2%), there are currently various New York City building code violations, including, among others, several active-status elevator violations and related fines, failure to file a benchmarking report of energy use, and failure to submit an Energy Efficiency Report. Such violations are required under the loan documents to be cured and/or removed within 3 months following origination of the 154 Scott Avenue Mortgage Loan, subject to extension if the borrower is using commercially reasonable and diligent efforts to complete the cure or removal, and there is no material adverse effect as a result of such violations continued existence.

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With respect to the 152 2nd Avenue Mortgage Loan (2.2%), there are currently various New York City building code violations, including certain sidewalk violations, failure to file the bedbug report, failure to provide the required fire department affidavit/plans, and failure to provide buckets and fire extinguishers. With respect to the sidewalk violations, the borrower has provided a side letter pursuant to which the borrower is required to remedy the violations within 180 days following the loan origination date. With respect to each of the foregoing violations, there is no material adverse effect as a result of continued existence of such violations.

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With respect to the 42-09 47th Avenue Mortgage Loan (1.4%), there are currently various New York City building code violations, including, among others, failure to certify correction on immediately hazardous ECB violation, failure to maintain exterior building facade and appurtenances and failure to comply with the commissioners order to file a certificate of correction with the Department of Buildings. The loan documents require the borrower to diligently prosecute the cure and removal of each of the violations.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 24 on Annex D-1, representation and warranty number 24 on Annex E-1, representation and warranty number 26 on Annex F-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3, Annex E-2 or Annex F-2, as applicable, for additional information.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, the Mortgaged Property may be subject to ongoing litigation or condemnation proceedings. For example:

•	With respect to the ExchangeRight Net Leased Portfolio #46 Mortgage Loan (4.3%), the borrower is subject to a pending breach of contract complaint filed in Guilford County, North Carolina in connection with the termination of a purchase contract for the acquisition of a property known as West Market Shopping Center located in Greensboro, North Carolina.

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With respect to the 42-09 47th Avenue Mortgage Loan (1.4%) and the 43-09 40th Street Mortgage Loan (1.1%), the related borrowers and the related sponsor and nonrecourse carveout guarantor, Barry Rudofsky, is the subject of a lawsuit relating to alleged violations of rent stabilization laws. The plaintiffs allege that Mr. Rudofsky inappropriately increased rents for rent stabilized tenants upon completion of individual apartment improvements. In addition to the 2 borrowers, there are 20 borrower-related entities that are subject to the lawsuit, including with respect to one unit at the 42-09 47th Avenue Mortgaged Property and two units at the 43-09 40th Street Mortgaged Property.

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With respect to the East Empire Business Park Mortgage Loan (1.0%), the borrow sponsor and nonrecourse carve-out guarantor, Kenneth Levy, was a defendant in certain shareholder derivative suits filed in state and federal courts between 2006 and 2009, each of which was related to an investigation of KLATencor by the SEC and other federal agencies of alleged illegal backdated stock option grants and materially misleading financial reporting between 1997 and 2005. Mr. Levy served as CEO of KLA-Tencor and was chairman of the board of directors, a compensation committee member and company director until October 2006 when Mr. Levy left his role at KLA-Tencor and became chairman emeritus of the company. Each of the shareholder derivative suits have been settled or dismissed.

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With respect to the CityLine Havasu Storage Mortgage Loan (0.7%), the Freedom Self Storage Mortgage Loan (0.5%) and the Dreamers Self Storage Mortgage Loan (0.2%), two of the three carveout guarantors, Lawrence Kaplan and George Thacker, are defendants in an intercompany lawsuit filed by a former partner that alleges that Mr. Kaplan is taking excessive compensation and misusing company trade secrets to his personal advantage. The lawsuit is not related to the Mortgaged Properties. The lawsuit was filed against Mr. Kaplan in December 2018, and later amended to include Mr. Thacker in July 2019. The potential liability is not known. In addition, a lawsuit was filed against Mr. Kaplan on January 18, 2021 by an employee alleging, among other things, breach of contract and unjust enrichment, and seeks damages in excess of $3,000,000.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Loan Purpose

Twenty-two (22) of the Mortgage Loans (49.7%) were, in whole or in part, originated in connection with the borrower’s refinancing of a previous mortgage loan or credit facility secured by the related Mortgaged Property.

Thirteen (13) of the Mortgage Loans (39.0%) were, in whole or in part, originated in connection with the borrower’s acquisition of the related Mortgaged Property.

Four (4) of the Mortgage Loans (11.4%) were, in whole or in part, originated in connection with the borrower’s recapitalization of the related Mortgaged Property.

For additional information regarding the status of the Mortgage Loans since the date of origination, see “—COVID-19 Considerations”.

Default History, Bankruptcy Issues and Other Proceedings

None of the Mortgage Loans (i) were refinancings in whole or in part of a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the related Mortgaged Property, which prior loan was in default at the time of refinancing and/or otherwise involved a discounted pay-off, maturity extension, short sale or other restructuring or (ii) provided acquisition financing for the related borrower’s purchase of the related Mortgaged Property at a foreclosure sale or after becoming REO Property.

In addition, with respect to certain of the Mortgage Loans, (a) related borrowers, borrower sponsors and/or key principals (or affiliates thereof) have previously sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Properties securing its related Mortgage Loan) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or (b) a Mortgaged Property was acquired by the related borrower or an affiliate thereof through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership.

For example, within approximately the last 10 years, with respect to the 20 largest Mortgage Loans:

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With respect to the Amazon Seattle Mortgage Loan (9.5%), the related borrower sponsor or its affiliates have been subject to defaults and workout proceedings on commercial mortgage loans. Recent examples include (1) a securitized mortgage loan secured by a shopping mall which experienced a maturity default in August 2019 on an approximately $74 million balloon payment, as to which the special servicer previously reported that it retained counsel for potential foreclosure or receivership proceedings and was also pursuing a potential modification and transfer of interest with a third party, and (2) a $150 million original principal balance securitized mortgage loan secured by inline and outparcel space at a shopping mall, as to which a one-year maturity extension was entered into in August 2019 and as to which the special servicer previously reported that a further extension and modification was under discussion.

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With respect to the 154 Scott Avenue Mortgage Loan (2.2%), the borrower sponsor and non-recourse carveout guarantor, Dawson Stellberger, previously received financing from Ladder Capital on 599 Johnson Avenue, a $5.8 million loan secured by a 27,000 SF industrial property located in Brooklyn NY and securitized in WFCM 2019-C49. 599 Johnson Avenue is anchored by a 1,600-person capacity music venue representing 75% of the income of the mortgaged property, which tenant stopped paying rent in April 2020 following the closure of all music venues in New York City. As a result, the 599 Johnson Avenue loan has been in default since July 2020 and has been transferred to special servicing. The servicer has not appointed a receiver.

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With respect to the Carlsbad Commerce Center Mortgaged Loan (1.6%) and the Mission Courtyard Mortgage Loan (1.6%), the Mortgage Loan sponsor and the non-recourse carveout guarantor, Stephen M. Zotovich, owned equity in a pair of entities that owned Temecula Corporate Plaza Center, an office center in Temecula, California (“TCPC”), which experienced a large number of tenant defaults and bankruptcies during the recession that started in 2008. When the special servicer became involved and eventually requested the borrower to inject $1,000,000, the ownership group voted against providing the requested capital, and TCPC was deeded in 2011 to the special servicer in lieu of foreclosure

With respect to certain of the Mortgage Loans, related borrowers, sponsors and/or key principals (or affiliates thereof) may previously have been the subject of personal bankruptcy proceedings, or a related Mortgaged Property has previously been involved in a borrower, principal or tenant bankruptcy.

We cannot assure you that there are no other bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a tenant, guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”, “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

•	Forty (40) of the Mortgaged Properties (17.6%) are leased to a single tenant.

•	Nine (9) of the Mortgaged Properties (3.3%) are each leased to a tenant that makes up 50% or more (but less than 100%) of the rentable square footage.

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial, Multifamily and Manufactured Housing Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations. Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans, see the related summaries attached as Annex A-3. In addition, see Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Even if none of the top five tenants at a particular Mortgaged Property as identified on Annex A-1 have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan. Identified below are certain material lease expirations or concentrations of lease expirations with respect to the Mortgaged Properties:

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In certain cases, the lease of a single tenant, major tenant or anchor tenant at a multi-tenanted Mortgaged Property expires prior to the maturity date (or, in the case of any ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.

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With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Properties identified in the following table, such Mortgaged Properties are occupied by a single tenant under a lease which expires prior to, or within 12 months after, the maturity date (or, in the case of any ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Lease Expiration Date	Maturity Date/ARD
1625 & 1747 North Market	4.0%	8/31/2029	5/6/2031
3 Odell Plaza	1.4%	3/31/2032	5/6/2031
3 Executive Boulevard	1.0%	3/31/2032	5/6/2031
375 Kenyon Road	0.8%	9/30/2022	4/9/2028
1006 Centerpoint Drive	0.7%	10/31/2027	4/9/2028
261 Development Drive	0.6%	3/31/2024	4/9/2028
Graystone - Snowden Bridge	0.6%	3/31/2026	4/9/2028
1010 Centerpoint Drive	0.5%	6/30/2025	4/9/2028
1020 Centerpoint Drive	0.5%	7/18/2024	4/9/2028
75 Tyson Drive	0.5%	1/31/2026	4/9/2028
1042 Fred White Boulevard	0.3%	4/30/2025	4/9/2028
3516 South Military Highway	0.3%	11/30/2021	4/9/2028
CVS Pharmacy - Corpus Christi	0.3%	3/28/2031	5/1/2031
1115 Vaughn Parkway	0.3%	6/30/2024	4/9/2028
CVS Pharmacy - Nashville	0.2%	1/31/2031	5/1/2031

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Lease Expiration Date	Maturity Date/ARD
Fresenius Medical Care - Baton Rouge	0.2%	4/30/2032	5/1/2031
PNC Bank - Milford	0.2%	1/31/2031	5/1/2031
Dollar Tree - Meraux	0.1%	4/1/2031	5/1/2031
Family Dollar - Lufkin	0.1%	6/30/2030	5/1/2031
Dollar Tree - Fultondale	0.1%	2/28/2031	5/1/2031
Dollar Tree - Anderson	0.1%	7/31/2031	5/1/2031
11810 Wills Road	0.1%	5/31/2022	4/9/2028
1115 Northmeadow Parkway	0.1%	9/30/2027	4/9/2028
1225 Northmeadow Parkway	0.1%	10/31/2025	4/9/2028
Dollar Tree - Martins Ferry	0.1%	1/31/2031	5/1/2031
Dollar General - Hazard	0.1%	4/30/2028	5/6/2028
Dollar General - Irvine	0.1%	7/31/2028	5/6/2028
Dollar General - Mooreville	0.1%	2/28/2029	5/6/2028
Dollar General - Forrest City	0.1%	2/28/2029	5/6/2028

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With respect to the Mortgaged Properties shown in the following table, one or more leases representing 50% or greater of the net rentable square footage of the related Mortgaged Property (excluding Mortgaged Properties leased to a single tenant and set forth in the bullet above) expire in a single calendar year prior to, or within twelve months after, the maturity (or, in the case of any ARD Loan, the anticipated repayment date) of the related Mortgage Loan. There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire over several calendar years prior to maturity (or, in the case of any ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	% of NRSF Expiring	Lease Expiration Year	Maturity Date/ARD
141 Livingston	1.3%	96.4%	2025	3/6/2031
East Empire Business Park	1.0%	51.0%	2025	5/6/2031
1125 Vaughn Parkway	0.6%	61.9%	2023	4/9/2028
40 Tyson Drive	0.5%	75.7%	2026	4/9/2028
11820 Wills Road	0.2%	50.1%	2025	4/9/2028
1325 Northmeadow Parkway	0.2%	50.9%	2023	4/9/2028
1350 Northmeadow Parkway	0.1%	56.5%	2027	4/9/2028
1175 Northmeadow Parkway	0.1%	63.7%	2022	4/9/2028
1250 Northmeadow Parkway	0.1%	72.4%	2024	4/9/2028
1150 Northmeadow Parkway	0.1%	77.7%	2028	4/9/2028

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In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity date (or, in the case of any ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property.

Furthermore, tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may be in financial distress, may have filed for bankruptcy or may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs. In addition, certain shadow anchor tenants may be in financial distress or may be experiencing adverse business conditions, which could have a negative effect on the operations of certain tenants at the Mortgaged Properties. Furthermore, commercial tenants having multiple leases may experience adverse business conditions that result in their deciding to close under-performing stores.

We cannot assure you that any other tenant or anchor tenant at a Mortgaged Property will not close stores, including stores at or near the Mortgaged Property.

Terminations. In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease (with respect to all or a portion of its leased property). For example, among the 5 largest tenants by net rentable square footage at the Mortgaged Properties securing the largest 15 Mortgage Loans by aggregate Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property (in each case excluding government tenants, which are described further below):

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With respect to the Equus Industrial Portfolio Mortgage Loan (9.7%), Massimo Zanetti Beverages USA, the sole tenant of the Lot 11 Mortgaged Property (0.5%) as to which the improvements are still under construction, has the right to terminate its lease if the project work required by the lease is not substantially complete by June 1, 2022.

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With respect to the Amazon Seattle Mortgage Loan (9.5%) and the largest tenant, Amazon.com Services LLC, which represents approximately 87.8% of net rentable area and 95.4% of underwritten base rent, a portion of its premises comprised of the level one premises and a new lobby, totaling 3.5% of Amazon.com Services LLC’s leased net rentable area, has not yet been completed, and in addition, the new lobby has not yet been delivered. Amazon.com Services LLC has the right to terminate its lease as to the new lobby space if not delivered to it or not completed by February 2022 and the level one premises if not completed by January 2022. In addition, if any portion of Amazon’s expansion space (the final 198,056 square feet being leased to it), other than certain space (“Restricted Space”) designated for service and entertainment uses, cannot be used as office space or if any portion of the Restricted Space cannot be used for service and entertainment uses (as applicable, the “Affected Area”), due to the landlord’s failure to attain a necessary change in use of such space, then Amazon has the right to terminate the lease as to the Affected Area. See “—Redevelopment, Renovation and Expansion”.

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With respect to the ExchangeRight Net Leased Portfolio #46 Mortgage Loan (4.3%), (i) the sole tenant at the Walgreens – Powder Springs Mortgaged Property, Walgreens, has the right to terminate its lease as of May 31, 2031, May 31, 2036, May 31 2041, May 31, 2046, and May 31, 2056, May 31, 2061, May 31, 2066, with sixth months’ prior notice, (ii) the sole tenant at the Walgreens – Hometown Mortgaged Property, Walgreens., has the right to terminate its lease as of May 31, 2031, May 31, 2036, May 31 2041, May 31, 2046, May 31, 2056, May 31, 2061, May 31, 2066, with sixth months’ prior notice, and (iii) the sole tenant at the Walgreens – Tulsa Mortgaged Property, Walgreens, has the right to terminate its lease as of September 30, 2031, September 30, 2036, September 30, 2041 September 30, 2046, September 30, 2051, September 30, 2056, September 30, 2061, and September 30, 2066, with sixth months’ prior notice.

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With respect to the 1625 & 1747 North Market Mortgage Loan (4.0%), the sole tenant at the Mortgaged Property, DCA, has the right to terminate its lease with respect to approximately 206,709 square feet on or after August 31, 2024, with respect to approximately 81,189 square feet on or after August 31, 2025, with respect to approximately 20,341 square feet on or after March 31, 2024, and with respect to approximately 3,910 square feet at any time by providing the landlord at least thirty days written notice. If the DCA fails to move out within the notice period and remains in the premises, additional rent will be required to be paid and prorated on a thirty day month, based on the actual number of days the DCA occupies the premises following the effective date of termination.

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In addition, with respect to the InCommercial Net Lease Portfolio #3 Mortgage Loan (3.1%), the sole tenant at the Walgreens – Greenville Mortgaged Property, Walgreen Co., has the right to terminate its lease as of October 31, 2031 or as of the last day of any month thereafter, with twelve months’ prior notice.

Certain of the tenant leases for the Mortgaged Properties may permit affected tenants to terminate their leases and/or abate or reduce rent if another tenant at the Mortgaged Property or a tenant at an adjacent or nearby property terminates its lease or goes dark, or if a specified percentage of the Mortgaged Property is unoccupied. For example, among the 5 largest tenants by net rentable square footage at the Mortgaged Properties securing the largest 15 Mortgage Loans by aggregate Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property (in each case excluding government tenants, which are described further below):

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With respect to the iPark 84 Innovation Center Mortgage Loan (6.1%), the largest tenant, IBM, leasing approximately 11.4% of the net rentable area of the property, has the right to terminate its lease with respect to approximately 3,692 square feet, if Global Foundries vacates its leased portion of building 330C, which consists of approximately 42,000 square feet, prior to the original expiration date. IBM has the right to vacate on the date that is no later than 30 days after Global Foundries vacates.

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With respect to the Rockland Center Mortgage Loan (2.7%), with respect to the largest tenant at the Mortgaged Property, Big Lots (11.0% of NRA), if (x) Pathmark Supermarket and/or its successors and assigns (the “Key Tenant”) fails to continuously open for business at the Mortgaged Property for 12 consecutive months, and (y) one or more a full-line supermarket retailers or a non-supermarket national or regional retailers (each, a “Substitute Key Tenant”) do not commence operations in at least 70% of the space demised to the Key Tenant within the said 12-month period thereafter (the “Co-Tenancy Requirement”), then the tenant has the option to reduce the fixed minimum rent by 50% or terminate the lease by giving 90 days’ prior notice commencing on the 13th month following the closure of the Key Tenant and continuing until the Co-Tenancy Requirement is again satisfied. In addition, with respect to the second-largest tenant, TJ Maxx (10.7% of NRA) and the third largest tenant, Home Goods (10.0% of NRA), if (x) there is not a national retail tenant occupying at least 53,000 square feet of the floor area of the Mortgaged Property open for business for more than 60 consecutive days, or (y) there is not one or more national retail tenants collectively occupying 53,000 square feet of floor area at the Mortgaged Property open for business for more than 60 consecutive days (either of the foregoing, the “Inducement Condition”), then, in each case, the tenant is required to pay 2% of the gross sales as the alternate rent, and if thereafter the Inducement Condition continues for over one year (the “Co-Tenancy Termination Period”), then the tenant has the option to terminate the lease with written notice provided within 30 days after the expiration of the Co-Tenancy Termination Period.

In addition, certain of the tenant leases may permit a tenant to go dark at any time. For example, among the 5 largest tenants by net rentable square footage at the Mortgaged Properties securing the largest 15 Mortgage Loans by aggregate Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property (in each case excluding government tenants, which are described further below):

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With respect to the ExchangeRight Net Leased Portfolio #46 Mortgage Loan (4.3%), (i) the sole tenant at the Walgreens – Hometown Mortgaged Property, Walgreens, (ii) the sole tenant at the Walgreens – Powder Springs Mortgaged Property, Walgreens, (iii) the sole tenant at the GIANT Food Store – Dickson City Mortgaged Property, GIANT Food Store, (iv) the sole tenant at the Publix – Gulf Breeze Mortgaged Property, Publix, and (v) the sole tenant at the Publix Liquor Store – Gulf Breeze Mortgaged Property, Publix Liquor Store, each have the right to go dark at any time. In addition, the sole tenant at the Walgreens – Tulsa Mortgaged Property, Walgreens, has the right to go dark at any time. If such period lasts in excess of six consecutive months (except by reason of strikes, fire, casualty, repairs or remodeling, governmental restrictions, the loss of any of Walgreens’ business licenses, assignment or subletting, or other causes beyond the Walgreens’ reasonable control), the related landlord may terminate the lease upon notice.

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With respect to the ExchangeRight Net Leased Portfolio #46 Mortgage Loan (4.3%), the sole tenant at the Dollar Tree – Fultondale Mortgaged Property, Dollar Tree, has the right to go dark at any time. If such period lasts more than 30 consecutive days, the related landlord may terminate the lease and recapture the premises by delivering written notice. The lease will terminate 30 days after delivery of the landlord’s written notice.

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With respect to the ExchangeRight Net Leased Portfolio #46 Mortgage Loan (4.3%), the sole tenant at the CVS Pharmacy – Nashville Mortgaged Property, CVS Pharmacy, has the right to go dark at any time. If such period lasts more than 60 consecutive days, the related landlord may terminate the lease upon 30 days’ written notice. CVS Pharmacy is not be deemed to have ceased operating its business if it is closed temporarily for remodeling or due to any fire or casualty, or if it is closed due to strike, lockout, inability to obtain merchandise or any other cause beyond its reasonable control.

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With respect to the ExchangeRight Net Leased Portfolio #46 Mortgage Loan (4.3%), (i) the sole tenant at the Dollar Tree – Martins Ferry Mortgaged Property, Dollar Tree, and (ii) the sole tenant at the Dollar Tree – Martins Ferry Mortgaged Property, Dollar Tree, each have the right to go dark at any time. If such period lasts more than 30 consecutive days, the related landlord may terminate the lease and recapture the premises by delivering written notice. The lease will terminate 30 days after delivery of the landlord’s written notice.

Certain Mortgaged Properties may have tenants or sub-tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. For example, set forth below are certain charitable institution tenants that individually represent more than 5% of the base rent at the related Mortgaged Property and have these types of risks. In addition, one or more leases at certain Mortgaged Properties representing less than 5% of the base rent could also have these types of risks.

Mortgaged Property Name	% of Initial Pool Balance by Allocated Loan Amount	Tenant(s)	% of Net Rentable Area	% of U/W Base Rent
8111 Gatehouse Road	3.8%	Inova Health Care Services	34.1%	32.7%

Certain of the Mortgaged Properties may be leased in whole or in part by government sponsored tenants. Government sponsored tenants frequently have the right to cancel their leases at any time or after a specific time (in some cases after the delivery of notice) or for lack of appropriations or upon the loss of access to certain government programs or upon other events related to government status. For example, among the 5 largest tenants by net rentable square footage at the Mortgaged Properties securing the largest 15 Mortgage Loans by aggregate Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property:

Mortgage Loan Name	% of the Initial Pool Balance by Allocated Loan Amount	Tenant Name	% of Net Rentable Area
1625 & 1747 North Market	4.0%	DCA	99.0%
8111 Gatehouse Road	3.8%	GSA – Defense Health Agency	25.4%
8111 Gatehouse Road	3.8%	United States Postal Service	19.4%
141 Livingston	1.3%	City of New York Department of Citywide Administrative Services	96.4%

See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties. See Annex A-3 for more information on material termination options relating to the largest 15 Mortgage Loans.

Other. Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation or may be underwritten based on straight-line rents. For example, with respect to (i) tenants that are one of the 5 largest tenants by net rentable area at a Mortgaged Property securing one of the largest 15 Mortgage Loans by aggregate Cut-off Date Balance or (ii) tenants individually or in the aggregate representing more than 25% of the net rentable area at any Mortgaged Property:

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With respect to the Burlingame Point Mortgage Loan (9.8%), the sole tenant, Facebook, has executed a lease for the Mortgaged Property and is currently building out its space, but has not yet taken occupancy or begun paying rent. It is expected that Facebook could take occupancy of each of Building 1, Building 2, Building 3, Building 4 and the Amenity Space in approximately June 2021. Facebook is expected to begin paying rent on Building 1, Building 2, Building 3, Building 4, and the Amenity Space on July 11, 2021, January 11, 2022, May 8, 2022, November 7, 2022 and November 7, 2021, respectively. In addition, Facebook has been granted a rent credit in the total amount of $7,731,750. Facebook’s lease commenced with respect to Building 1 and Building 2 in November 2020 and commenced with respect to Building 3, Building 4 and the Amenity Space in April 2021. We cannot assure you that Facebook’s lease will commence, or that it will occupy its space, open for business or begin paying rent as expected or at all.

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With respect to the Amazon Seattle Mortgage Loan (9.5%) and the largest tenant, Amazon.com Services LLC, which represents approximately 87.8% of net rentable area and 95.4% of underwritten base rent, a portion of its premises comprised of the level one premises and a new lobby, totaling 3.5% of Amazon.com Services LLC’s leased net rentable area (and 3.0% of total net rentable area), has not yet been completed. In the event such portions of the premises are not completed by specified dates, Amazon.com Services LLC is entitled to rent credits as described under “—Redevelopment, Renovation and Expansion”, and to termination rights as described under “—Terminations.” In addition, Amazon.com Services LLC is not yet in occupancy of its Phase III premises (198,056 square feet, or 25.6% of the net rentable area of the Mortgaged Property). Further, Amazon.com Services LLC has free or gap rent for various portions of its leased space through dates ranging from August 6, 2021 to February 6, 2022. We cannot assure you that Amazon.com Services LLC will take occupancy or begin paying rent as expected or at all. Finally, $3,654,392 of straight-lined rent was underwritten for Amazon.com Services LLC.

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In addition, with respect to the Amazon Seattle Mortgage Loan (9.5%), the second largest tenant, Knot Springs, which represents approximately 4.0% of net rentable area and 4.3% of underwritten base rent, has gap or free rent through October 6, 2022. The Knot Springs lease provides that if the tenant is prohibited from operating the permitted use as a result of a public health emergency, then, from and after the 30th day of such closure and continuing for so long as the prohibition continues, the tenant will receive an abatement of base rent.

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With respect to the 195 Church Mortgage Loan (2.5%), the second largest tenant at the Mortgaged Property by net rentable area, Carmody & Torrance, is entitled to free rent for the months of June through September 2021 in the aggregate amount of $176,333, which was fully reserved for by the borrower at loan origination.

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With respect to the 154 Scott Avenue Mortgage Loan (2.2%), the largest tenant at the Mortgaged Property, Palm Sunrise 154 LLC, leasing approximately 17.2% of the net rentable area, is not anticipated to take occupancy and begin paying rent until September 1, 2021 with respect to approximately 15,000 square feet, and the third largest tenant at the Mortgaged Property, Aqua Beba LLC. leasing approximately 8.9% of the net rentable area, is not anticipated to take occupancy and begin paying rent until September 1, 2021.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future.

Because of the COVID-19 pandemic, many non-essential businesses at certain of the Mortgaged Properties may have been ordered to close by government mandate or may be operating at a reduced level. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans.

Purchase Options and Rights of First Refusal

Certain of the Mortgaged Properties are subject to purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property. With respect to each of the Burlingame Point (9.8%), Amazon Seattle (9.5%), ExchangeRight Net Leased Portfolio #46 (4.3%), Omnimax Industrial Portfolio I (4.3%), InCommercial Net Lease Portfolio #3 (3.1%), Wyndham Kissimmee Celebration – Leased Fee (1.3%), BJ’s Philadelphia (1.2%) and East Empire Business Park (1.0%) Mortgage Loans, certain tenants, franchisors, property managers, ground lessors, developers or owners’ associations at one or more of the related Mortgaged Properties or other parties have a purchase option or a right of first refusal or right of first offer or similar right, upon satisfaction of certain conditions, to purchase all or a portion of one or more of the related Mortgaged Properties.

In particular, with respect to each such Mortgaged Property that secures one of the top 15 Mortgage Loans:

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With respect to the Burlingame Point Mortgage Loan (9.8%) in the event the borrower desires to sell any portion of the Mortgaged Property (such portion, the “Purchase ROFO Space”), the borrower will be required to first offer to sell the Purchase ROFO Space to Facebook by delivering written notice to Facebook setting forth, among other things, the purchase price the borrower will accept for the Purchase ROFO Space; provided that Facebook’s purchase option rights will not apply to certain transfers to the borrower affiliates, or in connection with certain direct or indirect ownership interests or other financing transactions, or transfers of the Purchase ROFO Space or interests in the borrower to an entity or person that becomes the owner of the Purchase ROFO Space through a foreclosure by trustee’s power of sale, judicially or otherwise, or as a purchaser at a foreclosure sale, or a mortgagee of the Purchase ROFO Space that acquires title by deed-in-lieu of transfer or equity-in-lieu of foreclosure or any UCC foreclosure action, in connection with a default by the borrower under a security interest encumbering the Purchase ROFO Space.

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With respect to the Amazon Seattle Mortgage Loan (9.5%), the largest tenant at the Mortgaged Property, Amazon.com Services LLC, has a right of first refusal to purchase any condominium unit owned by the landlord, when the landlord has received an offer to sell such unit to certain competitors of Amazon.com Services LLC. Pursuant to a subordination, non-disturbance and attornment agreement, Amazon.com Services LLC has agreed that, so long as Amazon.com Services LLC is not disturbed in its use or possession of its leased premises, such right of first refusal will not be exercisable in connection with any exercise of remedies pursuant to the Mortgage Loan, including a purchase of the Mortgaged Property at a foreclosure sale, a deed-in-lieu of foreclosure or any subsequent sale of the Mortgaged Property by lender or its designee after such foreclosure or deed in lieu of foreclosure.

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With respect to ExchangeRight Net Leased Portfolio #46 Mortgage Loan (4.3%), under the lease for the sole tenant at each of the Walgreens Tulsa Mortgaged Property, the Walgreens – Hometown Mortgaged Property and the Walgreens – Powder Springs Mortgaged Property, Walgreen Co. has a right of first refusal to purchase the applicable Mortgaged Property upon the borrower’s receipt of an offer from an unaffiliated third party to purchase the Mortgaged Property: Pursuant to a subordination, non-disturbance and attornment agreement, Walgreen Co. has agreed that such right of first refusal will be expressly inapplicable to any foreclosure of the related mortgage, deed-in-lieu thereof, or any other enforcement of the mortgage. Under the lease for the sole tenant at the Family Dollar – Lufkin Mortgaged Property, Family Dollar Stores of Texas, LLC has a right of first refusal to purchase the applicable Mortgaged Property upon the borrower’s receipt of an offer from an unaffiliated third party to purchase the Mortgaged Property. Pursuant to the terms of the lease, the right of first refusal is expressly inapplicable to any foreclosure of the related mortgage, deed-in-lieu thereof or similar enforcement of the mortgage. Under the lease for the largest tenant at the Publix – Gulf Breeze Mortgaged Property, representing approximately, 97.0% of the net rentable area, Publix has a right of first offer to purchase the portion of the Mortgaged Property subject to such tenant’s lease upon the borrower’s election to sell the Mortgaged Property to an unaffiliated third party or the borrower’s receipt of an offer from an unaffiliated third party to purchase the Mortgaged Property. Pursuant to a subordination, non-disturbance and attornment agreement, Publix has agreed that such right of first refusal will be expressly inapplicable to any foreclosure of the related mortgage, deed-in-lieu thereof, or other enforcement of the mortgage.

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With respect to the Omnimax Industrial Portfolio I Mortgage Loan (4.3%), under the lease documents for the sole tenant at each Individual Mortgaged Property, OmniMax has a right of first offer to purchase the Mortgaged Property upon the borrower’s election to sell such Mortgaged Property. The respective rights of first offer do not apply in the event of a foreclosure under a deed of trust or mortgage or the delivery of a deed in lieu of foreclosure. Pursuant to a subordination, non-disturbance and attornment agreement, OmniMax has agreed that such right of first offer will be expressly inapplicable to any foreclosure of the related mortgage, deed-in-lieu thereof, or the first subsequent transfer following either of the foregoing.

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With respect to the 1625 & 1747 North Market Mortgage Loan (4.0%), the sole tenant at the Mortgaged Property, the State of California Department of Consumer Affairs, has the option to purchase the Individual Mortgaged Property located at 1625 North Market Blvd., Sacramento, California, upon 90 days’ notice and payment of a purchase price in an amount equal to approximately $37,240,00.00 having been adjusted annually by the Consumer Price Index beginning January 1, 2007.

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With respect to the InCommercial Net Lease Portfolio #3 Mortgage Loan (3.1%), the lease for the sole tenant at the Walgreens – Greenville Mortgaged Property, Walgreen Co., grants such tenant a right of first refusal to purchase the applicable Mortgaged Property upon the borrower’s receipt of an offer from an unaffiliated third party to purchase the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”. In addition, please see representation and warranty number 6 in Annex D-1, representation and warranty number 6 in Annex E-1, representation and warranty number 8 in Annex F-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3, Annex E-2 or Annex F-2, as applicable.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates including, in certain circumstances, under an operating lease between a borrower and an affiliate of the related borrower. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 5.0% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower, excluding Mortgaged Properties that are leased to an affiliate of the borrower that functions as an operating lease:

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With respect to the Egrets Landing Mortgage Loan (0.6%), an affiliate of the borrower, Egrets Landing Sugar Land, LLC, is the largest tenant at the Mortgaged Property, leasing approximately 34.2% of the net rentable area at the Mortgaged Property as the headquarters for its general contractor firm.

Other Mortgaged Properties may have tenants that are affiliated with the related borrower but those tenants do not represent more than 5.0% of the gross income or net rentable area of the related Mortgaged Property.

We cannot assure you that any borrower affiliated tenants did not receive more favorable leasing terms than a tenant who is not a borrower affiliate.

Certain of the Mortgaged Properties may be leased in whole or in part by relevant transaction parties or their affiliates.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. Eleven (11) of the Mortgaged Properties (29.1%) are located in areas that are considered a high earthquake risk (seismic zone 3 or 4). These areas include all or parts of the states of California, Washington, Tennessee, Arkansas and Oregon.

With respect to 113 of the Mortgaged Properties, which secure in whole or in part 28 Mortgage Loans (65.7%), the related borrowers maintain insurance under blanket policies.

With respect to certain of the Mortgaged Properties, certain insurance requirements of the related Mortgage Loan documents may be satisfied by insurance, including self-insurance, provided by a sole or significant tenant or the property manager, as described below:

•

With respect to the Performance Food Group Mortgage Loan (3.2%), the related borrower may rely on the insurance provided by the single tenant, so long as the tenant’s lease is in effect and no default has occurred under the lease and the tenant’s insurance meets the requirements under the related mortgage loan documents. If the tenant fails to provide acceptable insurance coverage, the borrower must obtain or provide supplemental coverage to meet the requirements under the loan documents.

•

With respect to the Techmer PM Portfolio Mortgage Loan (1.6%), the related borrower may rely on the insurance provided by the single tenant, so long as the tenant’s lease is in effect and no default has occurred under the lease and the tenant’s insurance meets the requirements under the related mortgage loan documents. If the tenant fails to provide acceptable insurance coverage, the borrower must obtain or provide supplemental coverage to meet the requirements under the loan documents.

•

With respect to the Wyndham Kissimmee Celebration – Leased Fee Mortgage Loan (1.3%), the Borrower is not required to maintain the coverages required in the Mortgage Loan documents on the Mortgaged Property for so long as (A) the ground lease is in full force and effect, (B) no default exists under the ground lease beyond any applicable notice and cure periods, (C) the ground tenant maintains the insurance policies on the Mortgaged Property satisfying the requirements of the Mortgage Loan documents, including but not limited to the lender at all times being named as additional insured on such liability policies maintained by ground tenant, and (D) the ground tenant or the Borrower delivers evidence acceptable to the lender of such policies no less frequently than annually prior to renewal of such coverage maintained by the ground tenant.

•

With respect to the BJ’s Philadelphia Mortgage Loan (1.2%), the related borrower may rely on the insurance provided by the single tenant, so long as the tenant’s lease is in effect and no default has occurred under the lease and the tenant’s insurance meets the requirements under the related mortgage loan documents. If the tenant fails to provide acceptable insurance coverage, the borrower must obtain or provide supplemental coverage to meet the requirements under the loan documents.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance” and see representation and warranty number 16 on Annex D-1, representation and warranty number 16 on Annex E-1 and representation and warranty number 18 on Annex F-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex E-2, Annex E-3 and Annex F-2, respectively, for additional information.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

•

With respect to the Amazon Seattle Mortgage Loan (9.5%), the related Mortgaged Property was granted landmark status by the City of Seattle. The landmark status allows the Mortgaged Property to receive the benefit of certain property tax abatements as described below under “—Real Estate and Other Tax Considerations”, provided that the historical nature of the exterior of the Mortgaged Property is not altered. Significant alterations to the exterior of the building require the approval of the City of Seattle Landmarks Preservation Board, and certain decorative interior features are required to be preserved in place. The Mortgage Loan documents prohibit the borrower from taking any action that would adversely affect the landmark designation of the Mortgaged Property or the tax benefits accruing therefrom.

•

In addition, with respect to the Amazon Seattle Mortgage Loan (9.5%), the lease for the largest tenant, Amazon.com Services LLC, prohibits the landlord from leasing space or granting signage rights to certain competitors of the tenant for so long as the tenant continues to lease at least three floors at the Mortgaged Property.

•

With respect to the B&B Multifamily Portfolio Mortgage Loan (1.3%), 11 units in the portfolio are marked as Housing Preservation & Development (“HPD”) units by the City of New York. The 104 Linden Boulevard Mortgaged Property has five HPD units and the 4415 3rd Avenue Mortgaged

Property has six HPD units. These units may be leased through a lottery system, which typically takes six to eight months, or through the HPD selecting a short list of three tenants for the landlord to choose from. The related borrower sponsor has elected the latter option. Once occupied, HPD pays rent directly to the landlord on behalf of the tenants, typically in the amount of three to four months’ rent. One of the 11 HPD units is currently vacant. See also “—Real Estate and Other Tax Considerations”.

In addition, certain Mortgaged Properties are subject to use restrictions relating to environmental considerations. See “—Environmental Considerations”.

Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues in addition to the issues described above. In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”). In such cases, the related Mortgage Loan documents require the related borrower to use commercially reasonable efforts to maintain the TCO, or cause the sponsor of the property to maintain the TCO, and to cause the TCO to be continuously renewed at all times until a permanent certificate of occupancy (“PCO”) is obtained for the related Mortgaged Property or contain covenants to similar effect.

In addition, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty numbers 24 and 25 on Annex D-1, representation and warranty numbers 24 and 25 on Annex E-1 and representation and warranty numbers 26 and 27 on Annex F-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex D-3, Annex E-2 and Annex F-2, respectively, for additional information.

Appraised Value

The appraised values presented in this prospectus and used in the calculation of financial metrics presented in this prospectus are based on appraisals obtained on the dates specified on Annex A-1, and do not reflect any changes in economic circumstances after the respective dates of the appraisals. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

In certain cases, in addition to an “as-is” value, the appraisal states a value other than the “as-is” value for a Mortgaged Property that assumes that certain events will occur with respect to re-tenanting, construction, renovation or repairs at such Mortgaged Property or states an “as portfolio” value that assigns a premium to the value of the Mortgaged Properties as a whole, which value exceeds the sum of their individual appraised values. However, other than as set forth below, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects the “as-is” value.

With respect to the Mortgaged Properties that secure the Mortgage Loan listed in the following table, the related Cut-off Date LTV Ratio and the related Maturity Date LTV Ratio was calculated using an Appraised Value other than the “as-is” Appraised Value:

Mortgage Loan	% of Initial Pool Balance	Mortgage Loan Cut-off Date LTV Ratio (Other Than “As-Is”)	Mortgage Loan Maturity Date LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Mortgage Loan Cut-off Date LTV Ratio (“As-Is”)	Mortgage Loan Maturity Date LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
Burlingame Point(1)	9.8%	38.0%	38.0%	$1,000,000,000	42.2%	42.2%	$900,000,000
Equus Industrial Portfolio(2)	9.7%	37.8%	37.8%	$615,720,000	39.9%	39.9%	$583,390,000
Amazon Seattle(3)	9.5%	35.1%	35.1%	$670,000,000	36.5%	36.5%	$644,000,000
154 Scott Avenue(4)	2.2%	41.9%	41.9%	$52,500,000	44.6%	44.6%	$49,300,000
152 2nd Avenue(5)	2.2%	64.9%	64.9%	$33,900,000	84.9%	84.9%	$25,900,000
B&B Multifamily Portfolio(6)	1.3%	67.2%	67.2%	$19,650,000	87.1%	87.1%	$15,150,000
Burroughs Portfolio(7)	0.7%	72.0%	65.2%	$10,000,000	74.1%	67.1%	$9,720,000

(1)

The Appraised Value (Other Than “As-Is”) is based on the “assumption that the outstanding leasing costs, construction costs, gap rent and rent abatement are paid/accrued, and that the rent commencement date for Building 3, Building 4 and the Amenity Space is February 1, 2021.

(2)	The Appraised Value (Other Than “As-Is”) is based on the “as-is” portfolio appraised value inclusive of an approximately 5.5% portfolio premium.

(3)	The Appraised Value (Other Than “As-Is”) assumes the building is stabilized as of the effective date with all remaining lease-up costs for the Amazon expansion space and the retail spaces paid.

(4)	The Appraised Value (Other Than “As-Is”) assumes the stabilized operation of the building as of October 1, 2021.

(5)

The Appraised Value, Mortgage Loan Cut-off Date LTV Ratio, and Mortgage Loan Maturity Date LTV Ratio are based on the “Hypothetical As Is” appraised value of $33,900,000 effective March 19, 2021, which assumes that the borrower’s interest in the Mortgaged Property is a leased fee interest instead of the leasehold interest that the borrower held prior to the origination of the Mortgage Loan. The borrower has purchased the fee interest in the Mortgaged Property from the previous owner and now owns the leased fee interest.

(6)

The Appraised Value (Other Than “As–Is”) is based on the assumption that the 104 Linden Boulevard and 4415 3rd Avenue Mortgaged Properties are stabilized, will benefit from a 35-year tax exemption and any vacant units will be rented to the Department of Housing Preservation and Development (HPD).

(7)	The Appraised Value (Other Than “As-Is”) is based on the “as-is” portfolio appraised value inclusive of an approximately 2.9% portfolio premium.

With respect to the 195 Church Mortgage Loan (2.5%), the appraisal report provided a “Hypothetical As If Funded” value of $40,400,000 based on the assumption that unfunded obligations in relation to three tenants (Carmody & Torrance, GSA and Neubert, Pepe & Monteith) were reserved at origination. The borrower reserved such funds at loan origination. Based on the “Hypothetical As If Funded” value of $40,400,000, the Current LTV % and Maturity LTV % would be 61.9%.

With respect to the Gardens Plaza (1.8%), the appraisal report provided a “Hypothetical - As If Reserve Escrow is Funded” value of $31,900,000 based on the assumption that funds in connection with TI/LC costs were reserved at origination. The borrower reserved such funds at loan origination. Based on the “Hypothetical - As If Reserve Escrow is Funded” value of $31,900,000, the Current LTV % and Maturity LTV % would be 56.4%.

With respect to the Mission Courtyard (1.6%), the appraisal report provided a “Market Value As if TI/LC CapX funded up front, hypothetical condition” value of $25,275,000 based on the assumption that funds in connection with TI/LC costs were reserved at origination. The borrower reserved such funds at loan origination. Based on the “Hypothetical - As If Reserve Escrow is Funded” value of $25,275,000, the Current LTV % and Maturity LTV % would be 62.4%.

In addition, the “as-is” Appraised Value may be based on certain assumptions or “extraordinary assumptions”, including that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy, the payment of tenant improvement or leasing commissions allowances, free or abated rent periods, increased tenant occupancies, or that certain renovations or property improvement plans have been completed.

For additional information regarding the appraisals obtained by the sponsors or, in the case of any mortgage loan acquired and re-underwritten by the related sponsor, appraisal(s) obtained by the related originator and relied upon by such sponsor, see “Transaction Parties—The Sponsors and Mortgage Loan

Sellers—German American Capital Corporation”, “—Citi Real Estate Funding Inc.”, “—Goldman Sachs Mortgage Company” and “—JPMorgan Chase Bank, National Association”. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans are generally non-recourse, the Mortgage Loans generally provide for recourse to the borrower and the related guarantor for liabilities that result from, for example fraud by the borrower, certain voluntary insolvency proceedings or other matters. However, certain of the Mortgage Loans may not contain such non-recourse carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. As such, we cannot assure you that the related guarantor will be willing or able to satisfy its obligations under the Mortgage Loan documents. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See Annex D-2, Annex D-3, Annex E-2 and Annex F-2 for additional information.

•

With respect to the Amazon Seattle Mortgage Loan (9.5%), the liability of the non-recourse carveout guarantor for bankruptcy related recourse events is capped at an amount equal to 20% of the outstanding principal balance of the related Whole Loan as of the date of the applicable event, plus reasonable out of pocket costs and expenses actually incurred by the lender in the enforcement of the guaranty and the preservation of the lender’s rights thereunder.

•

In addition, with respect to the Amazon Seattle Mortgage Loan (9.5%), the related environmental indemnity provides that for so long as an acceptable environmental insurance policy under the related Mortgage Loan documents is in place, the non-recourse carveout guarantor’s obligations and liabilities under the environmental indemnity will be limited to losses that are excluded from coverage under the terms of such environmental insurance policy.

•

With respect to the Equus Industrial Portfolio Mortgage Loan (9.7%), the related Whole Loan is recourse to the related non-recourse carveout guarantors only with respect to voluntary bankruptcy petitions by the borrower or involuntary bankruptcy petitions against the borrower if the borrower, guarantor or their affiliates colluded with, solicited, collusively caused to be solicited or joined other creditors in such filings. In addition, only the related single purpose entity borrower, and not the related non-recourse carveout guarantors, is an obligor under the related environmental indemnity.

•

With respect to the Rockland Center Mortgage Loan (2.7%), there are no separate non-recourse carveout guarantors, and the related borrower is the only indemnitor under the related environmental indemnity agreement.

•

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

•

Certain of the Mortgage Loans provide, with respect to liability for breaches of the environmental covenants in the Mortgage Loan documents, that the recourse obligations for environmental indemnification may terminate immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or in some cases, after a permitted transfer of the Mortgaged Property).

•

With respect to certain of the Mortgage Loans, the related environmental indemnity may require the making of a claim against an applicable environmental insurance policy prior to any claim being made under such environmental indemnity.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantors.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

•

With respect to the Equus Industrial Portfolio Mortgage Loan (9.7%), as to the 1115 Vaughn Parkway and 1125 Vaughn Parkway Mortgaged Properties (collectively, 0.9%), each such Mortgaged Property is subject to a payment-in-lieu of taxes (“PILOT”) tax abatement arrangement. In order to obtain the benefit of such PILOT arrangements, the fee interest in each such Mortgaged Property was conveyed to the Industrial Development Board of the City of Springfield, Tennessee (the “IDA”) and ground leased back to the related borrower. With respect to the 1115 Vaughn Parkway Mortgaged Property, the PILOT provides for a 40% abatement in real estate taxes through March 31, 2027. According to the related appraisal, projected abated annual real estate taxes are $43,860 through 2022 and $50,439 through the expiration of the abatement, and projected unabated real estate taxes in 2028 are $96,975. With respect to the 1125 Vaughn Parkway Mortgaged Property, the PILOT provides for a 40% abatement in real estate taxes through June 20, 2025. According to the related appraisal, projected abated annual real estate taxes are $100,320 through 2022 and $115,368 through the expiration of the abatement, and projected unabated real estate taxes in 2025 are $192,280. The Mortgage Loan was underwritten based on the abated taxes. The related borrower has the option to repurchase the fee interest in the related Mortgaged Property from the IDA upon the expiration of the PILOT arrangement for a nominal fee, and is obligated under the related Mortgage Loan documents to exercise such option. In addition, the IDA signed a joinder to the related mortgage.

•

With respect to the Amazon Seattle Mortgage Loan (9.5%), due to the Mortgaged Property’s designation as a historical landmark by the City of Seattle, Washington, the Mortgaged Property is entitled to receive property tax abatements for capital projects with qualified rehabilitation costs exceeding 25% of the assessed value of the building prior to rehabilitation. The tax credits for the Mortgaged Property during the period from April 1, 2021 through March 31, 2022 are estimated to be $1,605,470, and are estimated to increase annually through the tax year commencing April 1, 2027, at which point the tax credits are estimated to equal $2,104,181 and then will decline annually, to estimated amounts of $1,100,854, $459,006, $249,041 and $69,545 in the tax years commencing April 1, 2030, April 1, 2031, April 1, 2032 and April 1, 2033, respectively, and expire thereafter. The estimated tax credits are subject to change in the event there is a change to the renovations to the Mortgaged Property, certain of which are ongoing. The Mortgage Loan was underwritten based on the estimated abated taxes in the borrower’s year 1 budget. We cannot assure you that the actual tax credits, if any, will equal the estimated tax credits.

•

With respect to the B&B Multifamily Portfolio Mortgage Loan (1.3%), the related borrower has applied for a 421-a Property Tax Abatement for each of the 104 Linden Boulevard Mortgaged Property and the 4415 3rd Avenue Mortgaged Property. The tax exemption is expected to last a total of 35 years, the first 25 years of which will be fully exempt, and the remaining 10 years of which the percentage of the respective Mortgaged Property that is allocated for affordable housing will be exempt. At such time as the 421a Property Tax Abatement becomes effective, the 104 Linden Boulevard Mortgaged Property is required to have five HPD units and the 4415 3rd Avenue Mortgaged Property is required to have six HPD units. These units are required to be leased to tenants whose income does not exceed 130% of the area median income.

•	With respect to 154 Scott Avenue Mortgage Loan (2.2%), the Mortgaged Property is subject to a 15-year Industrial & Commercial Abatement Program (the “ICAP”) tax abatement that is expected to commence in 2022. The Mortgaged Property is expected to receive a 100% exemption on any assessment increase above the base year assessment for the first 11 years, and such exemption will decline by 20% each year thereafter until fully phased out in 2037/2038. Taxes were underwritten to the 10-year estimated average abated tax amount of $426,524 per annum.

•

With respect to the 991 Willoughby Avenue Mortgage Loan (1.4%), the Mortgaged Property is in the third year of a 25-year 421-a tax abatement. The Mortgaged Property receives a 100% exemption for the first 21 years, and such exemption will decline by 20% each year thereafter until fully phased out in 2037/2038. Taxes were underwritten to the 15-year estimated average abated tax amount of $22,708 per annum.

•

With respect to the 42-09 47th Avenue Mortgage Loan (1.4%), the Mortgaged Property is subject to a J-51 tax abatement of $4,060 per annum, with a balance of $9,338 outstanding. The abatement will expire over the next 3 years. Due to the J-51 abatement, all 78 units are subject to rent stabilization.

Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds” and see representation and warranty number 17 on Annex D-1, representation and warranty number 17 on Annex E-1 and representation and warranty number 19 on Annex F-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex E-2, Annex E-3 and Annex F-2, respectively, for additional information.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

For additional information regarding the status of the Mortgage Loans, see “—COVID-19 Considerations”.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Thirty-two (32) Mortgage Loans (90.3%) are interest-only until the related maturity date or Anticipated Repayment Date.

Six (6) Mortgage Loans (9.1%) provide for payments of interest-only for the first 12 to 60 months following the Cut-off Date or first 12 to 60 months following the origination date of the related Mortgage Loan and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan until the related maturity date and therefore have an expected Balloon Balance at the related maturity date.

One (1) Mortgage Loan (0.6%) (excluding interest-only and partial interest-only Mortgage Loans) provides for payments of interest and principal until the related maturity date and then has an expected Balloon Balance at the related maturity date.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) and grace periods that occur as described in the following table:

Overview of Due Dates

Due Date	Default Grace Period Days	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
6	0	31	$ 722,094,130	73.4%
1	0	4	109,455,041	11.1
9	0	1	95,000,000	9.7
1	5	3	56,775,000	5.8
Total		39	$ 983,324,171	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. A grace period does not apply to a maturity date or anticipated repayment date payment. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

ARD Loans

Each of the Burlingame Point Mortgage Loan (9.8%), the Amazon Seattle Mortgage Loan (9.5%) and the BJ’s Philadelphia Mortgage Loan (1.2%) (collectively, the “ARD Loans” and each, an “ARD Loan”) provides that, after a certain date (the “Anticipated Repayment Date”), if the related borrower has not prepaid the related ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”).

In addition, each ARD Loan is interest-only until its respective Anticipated Repayment Date. “Excess Interest” with respect to each ARD Loan is the interest collected from the related borrower at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

After its Anticipated Repayment Date, an ARD Loan further requires that all cash flow available from the related Mortgaged Property after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents, all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any yield maintenance premium or prepayment charge) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its related Anticipated Repayment Date, the payment of Excess Interest will be deferred and will be required to be paid only after the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of the Class S certificates and the VRR Interest. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally (except in some cases as relates to a prepayment in connection with a casualty or condemnation) require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 3 to 7 payments) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis. Additionally, certain Mortgage Loans may provide that, with respect to a Mortgaged Property that did not comply with the then-current applicable zoning rules and regulations as of the date of the origination of such Mortgage Loan, in the event the related borrower is unable to obtain a variance that permits the continuation of the nonconformance(s) and/or the restoration thereof, as applicable, due to casualty, governmental action and/or any other reason, the related borrower will be required to partially prepay the Mortgage Loan in order to meet certain loan-to-value ratio and/or debt service coverage ratio requirements, if applicable, which partial prepayment may occur during a lockout period and without payment of any yield maintenance charge or prepayment premium. See “—Assessment of Property Value and Condition”.

With respect to certain of the Mortgage Loans that permit the borrower to voluntarily prepay such Mortgage Loan with payment of a prepayment premium or yield maintenance charge, the yield maintenance charge will generally, subject to variations, be equal to the greater of (i) a specified percentage of the amount being prepaid or (ii) the present value as of the prepayment date, of the remaining scheduled payments of principal and interest from the prepayment date through the maturity date or the commencement of the related open period, as applicable, determined by discounting such payments at the Discount Rate or Reinvestment Yield (or as otherwise stated in the related Mortgage Loan documents), less the amount of principal being prepaid; provided that in no event may the aggregate rate being used to discount any such payment ever exceed the applicable interest rate under the Mortgage Loan.

With respect to certain other Mortgage Loans that permit the borrower to voluntarily prepay the Mortgage Loan with the payment of a prepayment premium or a yield maintenance charge, the yield maintenance charge will generally, subject to certain variations, be an amount (in some cases not less than 1% of the amount prepaid) equal to the present value of a series of payments, each equal to the Interest Payment Differential as of the date of prepayment and payable on each scheduled due date over the remaining original term of the prepaid Mortgage Loan through and including the stated maturity date, the Anticipated Repayment Date or the commencement of the open period, as applicable, discounted at a rate that, when compounded monthly, is equivalent to the Reinvestment Yield when compounded semi-annually.

“Discount Rate” generally means the yield on a U.S. Treasury security that has the most closely corresponding maturity date to the maturity date or the commencement of the related open period, as applicable, or, the remaining weighted average life of the Mortgage Loan, plus an additional fixed percentage, as applicable, of the Mortgage Loan.

“Reinvestment Yield” will generally equal, depending on the Mortgage Loan, either: (a) the yield calculated by the lender by the linear interpolation of the yields, “as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities” for the week ending prior to the date on which prepayment is made, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the loan maturity date or the Anticipated Repayment Date or the day that is the first day of the open period, as applicable; or (b) the lesser of (i) the yield on the U.S. Obligations with the same maturity date as the stated maturity date, the Anticipated Repayment Date or date preceding the commencement of the open period, as applicable, of the prepaid Mortgage Loan or, if no such U.S. Obligations issue is available, then the interpolated yield on the two U.S. Obligations issues (primary issues) with maturity dates (one prior to and one following) that are closest to the stated maturity date, the Anticipated Repayment Date or the date preceding the commencement of the open period, as applicable, of the prepaid Mortgage Loan or

(ii) the yield on the U.S. Obligations with a term equal to the remaining average life of the prepaid Mortgage Loan or, if no such U.S. Obligations are available, then the interpolated yield on the two U.S. Obligations issues (primary issues) with terms (one prior to and one following) that are closest to the remaining average life of the prepaid Mortgage Loan with each such yield being based on the bid price for such issue as published in The Wall Street Journal on the date that is 14 days prior to the date of prepayment set forth in borrower’s notice of repayment (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published) and converted to a monthly compounded nominal yield.

“U.S. Obligations” generally means securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, not subject to prepayment, call or early redemption, (2) other non-callable “government securities” as defined in Treasury regulations Section 1.860G-2(a)(8)(ii), or (3) such other instruments as set forth in the related Mortgage Loan documents.

The term “Interest Payment Differential” will generally equal (i) the positive difference, if any, of the related mortgage interest rate minus the Reinvestment Yield as of the date of prepayment, divided by (ii) 12, and multiplied by (iii) the outstanding principal balance (or the portion thereof being prepaid) of the prepaid Mortgage Loan on the date of prepayment, provided that the Interest Payment Differential will never be less than zero.

Notwithstanding the foregoing, yield maintenance charges payable (if at all) in connection with an involuntary prepayment (such as a prepayment resulting from a liquidation following a default) may be calculated in a manner that varies from those described above.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Partial Releases” below.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

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will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

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if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and A-3 for more information on reserves relating to the five largest tenants with respect to each Mortgage Loan.

Voluntary Prepayments.

Fifteen (15) Mortgage Loans (46.1%) permit the related borrower, after a lockout period of 0 to 26 payments following the origination date, to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1% or 2%, as applicable, of the prepaid amount if such prepayment occurs prior to the related open prepayment period.

With respect to nine (9) Mortgage Loans (25.9%) (the “YM/Defeasance Loans”), the related Mortgage Loan documents permit the related borrower (i) to substitute U.S. government securities as collateral and obtain a release of the related Mortgaged Property after a lockout period of at least two years from the Closing Date and prior to the open prepayment period, or (ii) prepay the Mortgage Loan in whole or in part with the payment of the greater of a yield maintenance charge and a prepayment premium of 1% or 2% of the prepaid amount, as applicable, during a prepayment period beginning in the months between 0 and 26 months, as applicable, following the origination date of the respective Mortgage Loan, and prior to the open prepayment period. With respect to 4 of the YM/Defeasance Loans (18.1%), the related borrower is permitted to prepay the related Mortgage Loan with the payment of either (a) a yield maintenance charge or (b) the greater of a yield maintenance charge and a prepayment premium of 1% or 2% of the prepaid amount for a period of 1 to 24 payments prior to the defeasance period described above in clause (i).

The Mortgage Loans described above that permit voluntary prepayment with yield maintenance have the following lock-out period as calculated from the Cut-off Date and as indicated in the following table:

Mortgage Loan	Cut-off Date Principal Balance	% of Initial Outstanding Pool Balance	Lock-Out Period (payments from Cut- off Date)
Equus Industrial Portfolio	$95,000,000	9.7%	25
Amazon Seattle	$93,000,000	9.5%	24
1625 & 1747 North Market	$39,100,000	4.0%	0
8111 Gatehouse Road	$37,200,000	3.8%	0
Performance Food Group	$31,889,467	3.2%	23
InCommercial Net Lease Portfolio #3	$30,000,000	3.1%	24
Rockland Center	$27,000,000	2.7%	25
195 Church	$25,000,000	2.5%	24
152 2nd Avenue	$22,000,000	2.2%	25
Gardens Plaza	$18,000,000	1.8%	26
Carlsbad Commerce Center	$16,000,000	1.6%	24
Mission Courtyard	$15,775,000	1.6%	24
Techmer PM Portfolio	$15,424,520	1.6%	23
Wyndham Kissimmee Celebration - Leased Fee	$13,200,000	1.3%	25
Burroughs Portfolio	$7,200,000	0.7%	24
Crescendo NM Self-Storage Portfolio	$7,000,000	0.7%	24

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
3	5	5.0%
4	19	40.2
5	5	9.9
6	4	17.3
7	6	27.6
Total	39	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than, or other than, a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to other existing equity holders or to specified persons or persons satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers or borrowers that are Delaware statutory trusts, transfers to new tenant-in-common borrowers or new beneficiaries of the Delaware statutory trust, as applicable. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

•	no event of default has occurred;

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the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property and/or a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

•	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

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the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

•	Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of 24 Mortgage Loans (53.9%) (the “Defeasance Loans”) permit the applicable borrower at any time (provided that no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date (or, with respect to the JW Marriott Nashville Mortgage Loan (2.0%), such shorter period as described below).

With respect to the JW Marriott Nashville Mortgage Loan (2.0%), which is a Defeasance Loan, Goldman Sachs Bank USA signed a REMIC declaration effective as of, and with a start-up date of, April 5, 2021, and a Defeasance Option is permitted to be exercised beginning April 6, 2023 (which is after the second anniversary of the start-up date of the JW Marriott Nashville Loan REMIC).

As described under “—Prepayment Protections and Certain Involuntary Prepayments—Voluntary Prepayments” above, 9 of the Mortgage Loans (25.9%) are YM/Defeasance Loans.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940) or other instruments that otherwise satisfy REMIC requirements for defeasance collateral, that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or anticipated repayment date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including or together with, as applicable, a balloon payment due at maturity or the principal balance outstanding at any related anticipated repayment date or at the open prepayment date, as applicable, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment, a partial substitution, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

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With respect to the Equus Industrial Portfolio Mortgage Loan (9.7%), following the expiration of the related lockout period, the borrower is permitted to obtain the release of one or more of the individual Mortgaged Properties securing the related Whole Loan upon the satisfaction of certain conditions, including, among others, (i) prepayment of the related Whole Loan in an amount equal to the applicable Equus Release Price (as defined below), together with, if prior to the open period, payment of a yield maintenance premium, (ii) the debt yield following the release being at least equal to (x) if the debt yield for the most recently ended 12 month period ending on the last day of a fiscal quarter (the “Test Period”) is less than 8.5%, the greater of 8.11% and the debt yield for the most recently ended Test Period, and (y) if the debt yield for the most recently ended Test Period is at least 8.5%, the debt yield for the most recently ended Test Period and (iii) either (x) the lender has determined that the fair market value of the Mortgaged Properties after the release is at least 80% of the Whole Loan’s adjusted issue price within the meaning of the Code, or (y) the borrower has prepaid the related Whole Loan in an amount equal to the lesser of the fair market value of the Mortgaged Property being released and the amount necessary to obtain the determination described in clause (x). The borrower may satisfy the foregoing debt yield requirement by prepaying the related Whole Loan in an amount sufficient to cause the Whole Loan to satisfy such requirement, together with, if prior to the open period, payment of a yield maintenance premium. In addition, without regard to the lockout period, the borrower may obtain the release of the Lot 11 Mortgaged Property at any time following origination, upon prepayment of the related Equus Release Price, together with the yield maintenance premium, subject to satisfaction of REMIC related conditions (but no other release conditions).

“Equus Release Price” means the product of the allocated loan amount of the individual Mortgaged Property being released and the applicable release percentage, which is (i) 110% until such time as the outstanding principal balance of the related Whole Loan is reduced to 90% of $387,012,900 (the “Loan Amount), (ii) 115% until such time as the outstanding principal balance of the related Whole Loan is further reduced to 80% of the Loan Amount, and (iii) 125% thereafter; provided, that notwithstanding the foregoing, in the case of any release of an individual Mortgaged Property that is not in connection with an arms’-length sale to an unaffiliated third party, the release percentage will be 125%.

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With respect to the Amazon Seattle Mortgage Loan (9.5%), the related Mortgaged Property comprises three condominium units, which, under the lease of the largest tenant, Amazon.com Services LLC (which leases 87.8% of net rentable area), are required to undergo a boundary revision (the “Condominium Revision”) in which Unit 2 (the “Office Unit”) will be revised such that the boundaries of Unit 2 encompass substantially all the premises leased to Amazon.com Services LLC and Units 1 and 3 (the “Retail Unit”) will encompass the remaining, primarily retail space. The Amazon.com Services LLC lease requires the Condominium Revision to occur prior to the date rent commences on any portion of Amazon.com Services LLC’s expansion space (the final 198,056 square feet being leased to it). The borrower has the right on any business day after the payment date in April 2023 and prior to the anticipated repayment date, to obtain the release of the Retail Unit in connection with an arm’s length sale of the Retail Unit to an unrelated third party, upon prepayment of a release amount equal to $37,800,000 together with, if prior to the open prepayment date of October 6, 2029, a prepayment fee equal to the greater of 1.00% of the amount prepaid and a yield maintenance premium, provided that among other conditions, (i) after the release, the aggregate debt yield of the Amazon Seattle Whole Loan and the related mezzanine loan is not less than the greater of such aggregate debt yield prior to the release and 5.82% and the debt yield of the Whole Loan is not less than the greater of such debt yield prior to the release and 6.79% (provided that the borrower may make an additional prepayment to satisfy such debt yield conditions), (ii) such release is permitted under the terms of the mezzanine loan and under the Amazon.com Services LLC lease, (iii) the Condominium Revision has occurred, and certain amendments are made to the condominium documents, including amendments specifying that if the Office Unit is encumbered by a first mortgage, the application of insurance and condemnation proceeds will be governed by the related loan documents, and (iv) certain REMIC related conditions are satisfied.

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With respect to the iPark 84 Innovation Center Mortgage Loan (6.1%), at any time after the earlier to occur of (i) April 30, 2025 and (ii) two years after the closing date of the securitization that includes the last note to be securitized, the borrower may obtain the release of any one or more of unit 1, unit 3, and the 7GL Unit of the Hopewell Condominium I (the “iPark 84 Eligible Release

Properties”) from the lien of the related mortgage upon the satisfaction of the following conditions, among other conditions more fully set forth in the iPark 84 Innovation Center Loan documents: (i) no event of default has occurred and is continuing, (ii) the borrower delivers defeasance collateral in an amount, with respect to any iPark 84 Eligible Release Properties, equal to (A) the greater of (a) 125% of the allocated loan amount for such iPark 84 Eligible Release Properties, and (b) 100% of the net sales proceeds applicable to such iPark 84 Eligible Release Properties, (iii) the borrower delivers to lender a rating agency confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is greater than the greater of (a) the debt service coverage ratio as of the origination of the iPark 84 Innovation Center Loan, and (b) the debt service coverage ratio for all of the Mortgaged Properties immediately prior to the notice of the partial release or the consummation of the partial release, as applicable, (v) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties is greater than the greater of (a) the debt yield as of the origination of the iPark 84 Innovation Center Loan, and (b) the debt yield for all of the Mortgaged Properties immediately prior to the notice of the partial release or the consummation of the partial release, as applicable, and (vi) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) the loan-to-value ratio as of the origination of the iPark 84 Innovation Center Loan, and (b) the loan-to-value ratio for all of the Mortgaged Properties immediately prior to the notice of the partial release or the consummation of the partial release, as applicable.

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With respect to OmniMax Industrial Portfolio I Mortgage Loan (4.3%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time after the date that is two years after the Closing Date, the borrower may deliver defeasance collateral and obtain release of one or more individual Mortgaged Properties, in each case, provided that, among other conditions, (i) the individual Mortgage Property so released will no longer be subject to the Trigger Lease and the rent payable under the Trigger Lease with respect to the remaining properties is not reduced, (ii) the borrower effectuates a partial defeasance in accordance with the terms of the OmniMax Industrial Portfolio I loan documents in an amount equal to: with respect to the OmniMax - Lancaster Mortgaged Property, an amount equal to $18,393,554; with respect to the OmniMax - Feasterville Mortgaged Property, an amount equal to $12,002,574; with respect to the OmniMax - Jacksonville Mortgaged Property, an amount equal to $6,936,552; with respect to the OmniMax - Waco Mortgaged Property, an amount equal to $3,390,337; with respect to the OmniMax - Romoland Mortgaged Property, an amount equal to $6,468,920; with respect to the OmniMax - Cleveland Mortgaged Property, an amount equal to $3,624,154, (iii) the borrower delivers a REMIC opinion, (iv) the borrower delivers (if required by the lender) a rating agency confirmation, (v) as of the date of notice of the Partial Release and the consummation of the Partial Release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties is greater than or equal to the greater of (a) 9.30%, and (b) the debt yield for all of the Mortgaged Properties as of the date of notice of the Partial Release or the consummation of the Partial Release, as applicable.

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With respect to the 1625 & 1747 North Market Mortgage Loan (4.0%), solely in connection with the exercise of the purchase option granted to the Department of Consumer Affairs, (I) at any time after the date that is two years after the Closing Date (the “Release Date”), the borrower may deliver defeasance collateral and obtain the release of the property located at 1625 North Market Blvd., Sacramento, California 95834 (the “1625 North Market Property”) and (II) at any time prior to Release Date, the borrower may partially prepay the Mortgage Loan and obtain release of the 1625 North Market Property from the lien of the related mortgage, in each case upon the satisfaction of the following conditions, among other conditions more fully set forth in the 1625 and 1747 North Market Loan documents: (i) no event of default has occurred and is continuing, (ii) the 1625 North Market Property is conveyed to the Department of Consumer Affairs or such other person required pursuant to the applicable lease, (iii) the borrower delivers defeasance collateral (if the option is exercised after the Release Date) or partially prepays (if the option is exercised prior to the Release Date) the 1625 and 1747 North Market Loan, in an amount equal to (A) the greater of (a) 125% of the allocated loan amount for the individual Mortgaged Property, (b) such amount as is necessary to satisfy the Debt Yield Condition (as defined below), (c) such amount as is necessary to satisfy the LTV Condition (as defined below), and (d) such amount as is necessary to satisfy the Debt Service Coverage Ratio Condition (as defined below), plus (B) if at the time of the release, the 1625 and 1747 North Market Loan is included in a REMIC trust and the amount described in the foregoing clause (A) when applied to the prepayment or partial defeasance is insufficient under REMIC requirements, the amount equal to such insufficiency, (iv) the borrower provides the lender with such opinions as lender requests, (v) the borrower delivers (in the case of a partial prepayment, if requested by the lender) a rating agency confirmation, (vi) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 68.0% and (b) the loan-to-value ratio for all of the Mortgaged Properties immediately prior to the notice of the partial release or the consummation of the partial release, as applicable (the “LTV Condition”), (vii) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is greater than the greater of (a) 1.25x, and (b) the debt service coverage ratio for all of the Mortgaged Properties immediately prior to the notice of the partial release or the consummation of the partial release, as applicable (the “Debt Service Coverage Ratio Condition”) and (viii) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties is greater than the greater of (a) 8.25%, and (b) the debt yield for all of the Mortgaged Properties immediately prior to the notice of the partial release or the consummation of the partial release, as applicable (the “Debt Yield Condition”).

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With respect to the Performance Food Group Portfolio Mortgage Loan (3.2%), the related borrower may release any Mortgaged Property from the lien of the applicable mortgage upon the satisfaction of the following conditions, among others, (i) no event of default is continuing (other than in the case of a Defaulted Individual Property with respect to which Defaulted Individual Property Conditions are satisfied), (ii) such release is in connection with an arm’s length sale to an unaffiliated third party (or, in the case of a Mortgaged Property where the sole tenant (or replacement tenant that satisfies the requirements of the loan documents) is in default under its lease, such release need not be an arm’s length sale to an unaffiliated third party if, after giving effect to such release, no default is ongoing with respect to the lease of any remaining sole tenant (or replacement tenant that satisfies the requirements of the loan documents)), (iii) the borrower either prepays the Mortgage Loan or (only from and after the second anniversary of the Closing Date) delivers defeasance collateral, in each case in an amount equal to (a) 110% of the allocated loan amount for the 2085 East Michigan Avenue or 1982 Commerce Circle Mortgaged Properties, or (b) 120% of the allocated loan amount for the 920 Irwin Run Road Mortgaged Property, (iv) after giving effect to such release, (a) the debt service coverage ratio for the remaining Mortgaged Properties is equal to or greater than the greater of (1) the debt service coverage ratio immediately preceding such release and (2) 2.51x, and (b) the loan-to-value ratio for the remaining Mortgaged Properties is equal to or less than the lesser of (1) the loan-to-value ratio immediately preceding such release and (2) 64.2%, (v) after giving effect to such release, the 2085 East Michigan Avenue and/or 920 Irwin Run Road Mortgaged Property remain subject to the lien of applicable mortgage, and (vi) the satisfaction of customary REMIC requirements. “Defaulted Individual Property Conditions” will be deemed to exist with respect to an individual Performance Food Group Portfolio Mortgaged Property (the “Defaulted Individual Property”) to the extent that: (i) an event of default is continuing that relates solely to the Defaulted Individual Property, (ii) the borrower has demonstrated to the lender’s reasonable satisfaction that it has promptly and diligently pursued a cure of such event of default, but has been unable to effect a cure, and (iii) after giving effect of the release of the Defaulted Individual Property from the lien of the applicable mortgage, no event of default is continuing and the borrower is not subject to any material contingent liabilities relating to the Defaulted Individual Property.

•

With respect to the InCommercial Net Lease Portfolio #3 Mortgage Loan (3.1%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time after the date that is two years after the Closing Date, the borrower may partially prepay the Mortgage Loan and obtain release of one or more individual Mortgaged Properties, in each case, provided that, among other conditions, (i) the partial prepayment, as applicable, is (a) with respect to any Individual Property for which the specified tenant is “dark” and/or not open to the public for business during customary hours for reasons other than those permitted by the InCommercial Net Lease Portfolio #3 Mortgage Loan documents an amount equal to one 110% allocated loan amount for the individual Mortgaged Property and (b) with respect to any other Individual Property, an amount equal to 120% of allocated loan amount for the individual Mortgaged Property (ii) the borrower delivers a REMIC opinion, (iii) if requested by the lender, the borrower delivers a rating agency confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is greater than the greater of (a) 1.88x, and (b) the debt service coverage ratio for all of the Mortgaged Properties immediately prior to the partial release or the consummation of the partial release, as applicable, (v) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 61.8% and (b) the loan-to-value ratio for all of the Mortgaged Properties immediately prior to the partial release or the consummation of the partial release, as applicable, and (vi) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties is greater than the greater of (a) 9.92%, and (b) the debt yield for all of the Mortgaged Properties immediately prior to the partial release or the consummation of the partial release, as applicable.

•

With respect to the Gardens Plaza Mortgage Loan (1.8%), the borrower has the right to transfer and obtain the release all or a portion of the office space at the Mortgaged Property (such portion of the office space, the “Gardens Plaza Office Outparcel”) provided that, among other conditions: (i) the borrower has paid an amount of $1,022,022 (the “Gardens Plaza Release Amount”) together with other applicable amounts, including a yield maintenance premium, and the Gardens Plaza Release Amount and any Gardens Plaza Release DSCR Paydown Amount (as defined below) are applied to the Mortgage Loan, (ii) after giving effect to the release of the Gardens Plaza Office Outparcel, the debt service coverage ratio for the Mortgaged Property then remaining subject to the lien of the Mortgage based on the trailing 12-month period immediately preceding the release of the Gardens Plaza Office Outparcel is equal to or greater than 2.90x (the “Gardens Plaza Release DSCR”), provided, among other conditions, if the Mortgaged Property would not achieve the Gardens Plaza Release DSCR after giving effect to the release of the Gardens Plaza Office Outparcel, the borrower has the right to pay an additional amount which, when combined with the Gardens Plaza Release Amount and applied to the then outstanding principal balance of the Mortgage Loan, would result in the achievement of the Gardens Plaza Release DSCR (the “Gardens Plaza Release DSCR Paydown Amount”), (iii) the borrower delivers a rating agency confirmation, (iv) the borrower pays to the lender any reasonable out-of-pocket costs and expenses arising from the or release of the Gardens Plaza Office Outparcel, (v) the remaining Mortgaged Property constitutes a separate tax lot, and (vi) following such release, the loan-to-value-ratio (as determined by the lender in its sole discretion using only the portion of the remaining Mortgaged Property which constitutes acceptable real estate collateral under the Code for a REMIC Trust) is equal to or less than 125% or the lender receives a REMIC opinion.

•	With respect to the Techmer PM Portfolio Mortgage Loan (1.6%), in connection with an arm’s length sale of an individual Mortgaged Property to an unrelated third party (including, without limitation, the sale of any individual Mortgaged Property to Techmer PM, the sole tenant, pursuant to its lease in connection with the exercise of a purchase option under the lease (the “Techmer Purchase Option Release”), described in Annex D-2, Exception to Representation No. (6) Permitted Liens; Title Insurance) or if the Defaulted Individual Property Conditions are satisfied, the related borrower may release the applicable Mortgaged Property that is the subject of the default or Defaulted Individual Property Conditions after the expiration of the related lockout period or, prior to the expiration of the lockout period but subject to the prepayment provisions of the Mortgage Loan documents, by prepaying/defeasing 110% of the allocated loan amount of such Mortgaged Property, and subject to terms and conditions set forth in the Loan Documents, including but not limited to: (i) the sale of such Mortgaged Property is (I) related to a default by the sole tenant under its lease, which default relates solely to the Mortgaged Property being released (the “Lease Sweep Defaulted Property”) and after giving effect to the applicable release, no default is ongoing with respect to such lease which demises any portion of the remaining Mortgaged Properties (in which case, said sale may be either to a third party or to an affiliate of borrower (other than any borrower), (II) pursuant to an arm’s-length agreement to a bona fide third party not affiliated with the borrower or guarantor, and in which neither the borrower nor any affiliate of the borrower and/or guarantor has any beneficial interest or (III) related to the sole tenant exercising the Techmer Purchase Option pursuant to the Techmer Lease; (ii) the DSCR after giving effect to such release is at least the greater of (x) 2.48x and (y) the aggregate DSCR immediately prior to such release; (iii) the LTV ratio after giving effect to such release is no more than the lesser of (x) 65% and (y) the aggregate LTV ratio immediately prior to such release; (iv) the Techmer PM lease, or any replacement lease satisfying the requirements of the Mortgage Loan documents, is amended so that the released Mortgaged Property is removed from such lease in a manner acceptable to the lender and (v) no event of default under the Mortgage Loan (other than an event of default for which the Defaulted Individual Property Conditions are satisfied) has occurred and is continuing, (vi) immediately after such release, the LTV ratio is equal to or less than 125% and (vii) satisfaction of customary REMIC requirements. “Defaulted Individual Property Conditions” will be deemed to exist with respect to an individual Mortgaged Property (the “Defaulted Individual Property”) to the extent that: (i) an event of default has occurred and is continuing with respect to such Mortgaged Property such event of default relates solely to the Defaulted Individual Property and would not exist but for such Defaulted Individual Property being an individual Mortgaged Property under the Mortgage Loan Documents; (ii) either the lender has delivered notice to the borrower with respect to such event of default or has commenced exercising remedies in connection therewith; (iii) the borrower has demonstrated to the lender’s reasonable satisfaction that it has promptly and diligently pursued a cure of such event of default in accordance with the terms and provisions of the Mortgage Loan documents; (iv) the borrower has been unable to effect a cure of such event of default; (v) after giving effect to such partial defeasance or prepayment with respect to the Defaulted Individual Property, no event of default has thereafter occurred or is continuing and (v) the borrower is not subject to any material contingent liabilities relating to the Defaulted Individual Property after giving effect to the applicable release.

Furthermore, some of the Mortgage Loans, including, without limitation, each of the iPark 84 Innovation Center Mortgage Loan (6.1%) and the 1625 & 1747 North Market Mortgage Loan (4.0%) permits the release or substitution of specified parcels of real estate, improvements and/or development rights that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Twenty-nine (29) Mortgage Loans (57.6%) provide for monthly or upfront escrows for ongoing replacements or capital repairs.

Twenty-nine (29) Mortgage Loans (56.9%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Fifteen (15) Mortgage Loans (50.6%), secured by properties with commercial tenants, provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial and mixed use properties only.

Fourteen (14) Mortgage Loans (28.2%) provide for upfront reserves for immediate repairs.

Eleven (11) Mortgage Loans (21.8%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

With respect to the Carlsbad Commerce Center Mortgage Loan (1.6%) and the Mission Courtyard Mortgage Loan (1.6%), the Mortgage Loan documents limit the fees, costs and expenses to be paid or reimbursed by the borrower in connection with the review and approval or disapproval of each disbursement request for disbursements of replacement reserve funds, rollover funds and required repair funds to $500.00 (excluding joint check fees).

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit or deliver a guaranty in lieu of maintaining cash reserves, and any such guaranty may be subject to a cap. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts. The Mortgage Loans documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the manner in which tenant rent is transferred to a lockbox account, in some cases, only upon the occurrence of a trigger event:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Approx.% of Initial Pool Balance
Hard	18	68.7%
Springing	20	29.1
Soft	1	2.2
Total	39	100.0%

The lockbox accounts will not be assets of the issuing entity. See “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions” or Annex A-1 for a description of lockbox and cash management accounts.

Delaware Statutory Trusts

With respect to the ExchangeRight Net Leased Portfolio #46 (4.3%) and InCommercial Net Lease Portfolio #3 (3.1%) Mortgage Loans, the related borrower is a Delaware statutory trust. A Delaware statutory trust is restricted in its ability to actively operate a property. In the case of a Mortgaged Property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Property.

Exceptions to Underwriting Guidelines

The Mortgage Loans to be contributed by GACC were originated in accordance with DBRI’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—DBRI’s Underwriting Guidelines and Processes”.

The Mortgage Loans to be contributed by CREFI were originated in accordance with CREFI’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”.

The Mortgage Loans to be contributed by GSMC were originated in accordance with GSMC’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”.

The Mortgage Loans to be contributed by JPMCB were originated in accordance with JPMCB’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●

any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●

the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●

although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of passive equity interests (such as limited partnership or non-managing membership equity interests) in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●

certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Loan holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgages generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or a pledge of passive equity interests (such as limited partnership or non-managing membership equity interests) in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Mezzanine Debt Cut-off Date Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance(1)	Cut-off Date Mortgage Loan LTV Ratio(2)	Cut-off Date Total Debt LTV Ratio(1)	Cut-off Date Mortgage Loan Underwritten NCF DSCR(2)	Cut-off Date Total Debt Underwritten NCF DSCR(1)
Burlingame Point	$96,000,000	$130,000,000	$284,000,000	$240,000,000	$750,000,000	38.0%	75.0%	4.72x	1.33x
Amazon Seattle	$93,000,000	$65,000,000	$141,900,000	$155,100,000	$455,000,000	35.1%	67.9%	4.27x	1.92x

(1)	Calculated including any related Pari Passu Companion Loan, subordinate companion loan and mezzanine debt.

(2)	Calculated including any related Pari Passu Companion Loan and excluding subordinate companion loan and any mezzanine debt.

Other than in the case of the Burlingame Point Mortgage Loan (which such mezzanine indebtedness matures on the related Anticipated Repayment Date), the mezzanine indebtedness identified above is coterminous with the related Mortgage Loan.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following table, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following table and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required
8111 Gatehouse Road	$37,200,000	65.0%	3.40x	10.50%	Yes(1)
Mission Courtyard	$15,775,000	67.7%	3.05x	10.60%	Yes

(1)

To the extent the indirect equity owners of the borrower incur future subordinate debt secured by a pledge in the equity interests in the borrower or the person into which an approved preferred equity investment is made pursuant to the terms of the loan agreement, a recognition agreement is required in lieu of an intercreditor agreement.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include cure and repurchase rights. The intercreditor agreement required to be entered into in connection with any future mezzanine loan or the incurrence of the future mezzanine loan will be subject to receipt of a Rating Agency Confirmation. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

Some of the Mortgage Loans do not prohibit affiliates of the related borrower from pledging their indirect ownership interests in the borrower in connection with pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Preferred Equity

With respect to the 195 Church Mortgage Loan (2.5%), KLP Enterprises, LLC (“KLP”), which owns 66.6% equity in the borrower as a Class B Member, is entitled to preferred equity return in the amount of $6,500,000. The Class B Membership Interest is unsecured, has no voting power, and no redemption rights (or similar remedies). The operating agreement requires a 5.0% preferred return to be paid to KLP in monthly installments to the extent cash flow is available after payment of debt service payment required under the Mortgage Loan, there is no change of control for failure to pay and no maturity in connection with the preferred return.

Preferred equity structures would permit one or more special limited partners or members to receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak and/or result in potential changes in the management of the related Mortgaged Property in the event the preferred return is not satisfied.

Other Unsecured Indebtedness

Certain Mortgage Loans may also permit the borrower’s parent to pledge direct or indirect ownership interests in the borrower in connection with corporate financing arrangements, provided that such financing is also secured by a significant number of assets other than such ownership interests in the borrower.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as “Burlingame Point”, “Equus Industrial Portfolio”, “Amazon Seattle”, “iPark 84 Innovation Center”, “JW Marriot Nashville” and “141 Livingston”, collectively securing 38.3% of the Initial Pool Balance, is part of the related Whole Loan consisting of the Mortgage Loan and the related Pari Passu Companion Loan(s) and, in certain cases, the related Subordinate Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (each, a “Companion Loan Holder”) are generally governed by an intercreditor agreement or co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and related Companion Loans are cross-collateralized and cross-defaulted.

Set forth in the following chart with respect to each Whole Loan is certain information regarding Mortgage Loans, any Pari Passu Companion Loan(s) and any Subordinate Companion Loan(s), including the identity of the current or anticipated holder of the controlling and non-controlling Mortgage Notes and the Cut-off Date Balance of each such Mortgage Loan and any related Companion Loan(s), which may be shown in the aggregate where the same holder holds more than one Mortgage Note.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Servicing Status	Note(s)	Original Balance ($)	Cut-off Date Balance ($)	Current or Anticipated Holder of Note(s)(1)	Control Note (Yes/No)
Burlingame Point	Non-Serviced	A-1	$10,000,000	$10,000,000	BGME Trust 2021-VR	Yes
		A-2	5,000,000	5,000,000	BGME Trust 2021-VR	No
		A-3	5,000,000	5,000,000	BGME Trust 2021-VR	No
		A-1-C-1	60,000,000	60,000,000	GSBI	No
		A-1-C-2	40,000,000	40,000,000	Benchmark 2021-B25	No
		A-1-C-3	40,000,000	40,000,000	Benchmark 2021-B26	No
		A-1-C-4	20,000,000	20,000,000	GSBI	No
		A-1-C-5	20,000,000	20,000,000	GSBI	No
		A-2-C-1	30,000,000	30,000,000	Benchmark 2021-B25	No
		A-2-C-2	24,000,000	24,000,000	Benchmark 2021-B26	No
		A-2-C-3	16,000,000	16,000,000	DBRI	No
		A-2-C-4	10,000,000	10,000,000	DBRI	No
		A-2-C-5	10,000,000	10,000,000	Benchmark 2021-B25	No
		A-3-C-1	30,000,000	30,000,000	Benchmark 2021-B25	No
		A-3-C-2	22,000,000	22,000,000	Benchmark 2021-B26	No

Mortgage Loan	Servicing Status	Note(s)	Original Balance ($)	Cut-off Date Balance ($)	Current or Anticipated Holder of Note(s)(1)	Control Note (Yes/No)
		A-3-C-3	18,000,000	18,000,000	JPMCB	No
		A-3-C-4	10,000,000	10,000,000	Benchmark 2021-B26	No
		A-3-C-5	10,000,000	10,000,000	Benchmark 2021-B25	No
		Total Senior Notes	$380,000,000	$380,000,000
		B-1	120,000,000	120,000,000	BGME Trust 2021-VR	No
		B-2	60,000,000	60,000,000	BGME Trust 2021-VR	No
		B-3	60,000,000	60,000,000	BGME Trust 2021-VR	No
		Total	$620,000,000	$620,000,000
Equus Industrial Portfolio	Serviced	A-1-A	$95,000,000	$95,000,000	Benchmark 2021-B26	No(2)
		A-1-B	68,109,030	68,109,030	GSBI	No
		A-2	69,903,870	69,903,870	BANK 2021-BNK33	No
		Total Senior Notes	$233,012,900	$233,012,900		No
		B-1-A	43,400,000	43,400,000	Prima Mortgage Investment Trust, LLC	Yes(2)
		B-1-B	43,400,000	43,400,000	New York State Teachers’ Retirement System	No
		B-1-C	8,750,000	8,750,000	Wilton Reassurance Company	No
		B-1-D	8,750,000	8,750,000	Highmark, Inc.	No
		B-1-E	3,500,000	3,500,000	Wilcac Life Insurance Company	No
		B-2-A	18,600,000	18,600,000	Prima Mortgage Investment Trust, LLC	No
		B-2-B	18,600,000	18,600,000	New York State Teachers’ Retirement System	No
		B-2-C	3,750,000	3,750,000	Wilton Reassurance Company	No
		B-2-D	3,750,000	3,750,000	Highmark, Inc.	No
		B-2-E	1,500,000	1,500,000	Wilcac Life Insurance Company	No
		Total	$387,012,900	$387,012,900
Amazon Seattle	Non-Serviced	A-1	$90,000,000	90,000,000	Benchmark 2021-B25	No(3)
		A-2	60,000,000	60,000,000	Benchmark 2021-B26	No
		A-3	40,000,000	40,000,000	DBRI	No
		A-4	33,000,000	33,000,000	Benchmark 2021-B26	No
		A-5	11,900,000	11,900,000	DBRI	No
		B-Note	155,100,000	155,100,000	Benchmark 2021-B25 Rakes	Yes
		Total	$390,000,000	$390,000,000
iPark 84 Innovation Center	Serviced	A-1	$60,000,000	$60,000,000	Benchmark 2021-B26	Yes
		A-2	28,000,000	28,000,000	CREFI	No
		Total	$88,000,000	$88,000,000
JW Marriott Nashville	Non-Serviced	A-1	$35,000,000	$35,000,000	Benchmark 2021-B23	Yes
		A-2	35,000,000	35,000,000	Benchmark 2021-B24	No
		A-3	25,000,000	25,000,000	GSMS 2020-GSA2	No
		A-4	20,000,000	20,000,000	Benchmark 2021-B22	No
		A-5	20,000,000	20,000,000	Benchmark 2021-B21	No
		A-6	10,000,000	10,000,000	GSMS 2020-GSA2	No
		A-7	20,000,000	20,000,000	Benchmark 2021-B25	No
		A-8	10,000,000	10,000,000	Benchmark 2021-B26	No
		A-9	10,000,000	10,000,000	Benchmark 2021-B26	No
		Total	$185,000,000	$185,000,000
141 Livingston	Non-Serviced	A-1	$75,000,000	$75,000,000	Benchmark 2021-B24	Yes
		A-2-1	12,500,000	12,500,000	Benchmark 2021-B25	No
		A-2-2	12,500,000	12,500,000	Benchmark 2021-B26	No
		Total	$100,000,000	$100,000,000

(1)

 The identification of a securitization trust means we have identified another securitization trust that has closed or as to which a preliminary prospectus (or preliminary offering circular) or final prospectus (or final offering circular) has printed that has or is expected to include the identified Mortgage Note(s).

(2)

Pursuant to the related co-lender agreement, the holder of Note B-1-A is the controlling noteholder unless a “control appraisal period” has occurred and is continuing under the co-lender agreement, in which case Note A-1-A will become the controlling noteholder.

(3)

The initial controlling note is Note B, so long as no Amazon Seattle control appraisal period has occurred and is continuing. If and for so long as an Amazon Seattle control appraisal period has occurred and is continuing, then the controlling note will be Note A-1. See “Description of the Mortgage Pool–The Whole Loans–The Non–Serviced AB Whole Loans–The Amazon Seattle Whole Loan”. The Amazon Seattle Whole Loan will be serviced pursuant to the Benchmark 2021-B25 pooling and servicing agreement. For so long as no Amazon Seattle control appraisal period has occurred and is continuing, the control rights of the Amazon Seattle Subordinate Companion Loan will be exercisable by the Amazon Seattle controlling class representative under the Benchmark 2021-B25 pooling and servicing agreement. For so long as an Amazon Seattle control appraisal period has occurred and is continuing, the control rights of the Amazon Seattle Loan will be exercisable by the controlling class representative under the Benchmark 2021-B25 pooling and servicing agreement.

“AB Whole Loan” means any Whole Loan comprised of a Mortgage Loan, a Subordinate Companion Loan and, in certain cases, one or more Pari Passu Companion Loans. The Burlingame Point Whole Loan, the Equus Industrial Portfolio Whole Loan and the Amazon Seattle Whole Loan are the only AB Whole Loans related to the issuing entity.

“Benchmark 2021-B23 PSA” means the pooling and servicing agreement governing the servicing of the JW Marriott Nashville Whole Loan.

“Benchmark 2021-B24 PSA” means the pooling and servicing agreement governing the servicing of the 141 Livingston Whole Loan.

“Benchmark 2021-B25 PSA” means the pooling and servicing agreement governing the servicing of the Amazon Seattle Whole Loan.

“BGME Trust 2021-VR TSA” means the trust and servicing agreement governing the servicing of the Burlingame Point Whole Loan.

“Control Appraisal Period” means with respect to any Serviced AB Whole Loan, a “control appraisal period” (or analogous term) under the related Intercreditor Agreement.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Control Note with respect to each Whole Loan will be the promissory note(s) with a “Yes” answer in the column “Control Note (Yes/No)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes”.

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Current or Anticipated Holder of Note(s)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes.”

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Non-Control Note(s) with respect to each Whole Loan will be the promissory note(s) with “No” answers in the column “Control Note (Yes/No)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes.”

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder(s) of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Current or Anticipated Holder of Note(s)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes.”

“Non-Serviced Certificate Administrator” means with respect to any Non-Serviced Whole Loan, the certificate administrator relating to the related Non-Serviced PSA.

“Non-Serviced Companion Loan” means each of (the Companion Loans identified as “Non-Serviced” under the column entitled “Servicing Status” in the table entitled “Whole Loan Control Notes and Non-Control Notes” above.

“Non-Serviced Custodian” means with respect to any Non-Serviced Whole Loan, the custodian relating to the related Non-Serviced PSA.

“Non-Serviced Directing Holder” means with respect to any Non-Serviced Whole Loan, the directing holder (or equivalent) under the related Non-Serviced PSA.

“Non-Serviced Master Servicer” means with respect to any Non-Serviced Whole Loan, the master servicer relating to the related Non-Serviced PSA.

“Non-Serviced Mortgage Loan” means each of the Mortgage Loans identified as “Non-Serviced” under the column entitled “Servicing Status” in the table entitled “Whole Loan Control Notes and Non-Control Notes” above.

“Non-Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as “Non-Serviced” under the column entitled “Servicing Status” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” above.

“Non-Serviced AB Whole Loan” means each of the Whole Loans identified as “Non-Serviced” under the column entitled “Servicing Status” with a Subordinate Companion Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” above.

“Non-Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as “Non-Serviced” under the column entitled “Servicing Status” with one or more Non-Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” above.

“Non-Serviced PSA” means with respect to any Non-Serviced Whole Loan, the pooling and servicing agreement or trust and servicing agreement relating to the transaction identified under the column entitled “Note Holder” in the table entitled “Non-Serviced Whole Loans” under “Summary of Terms—Whole Loans” above.

“Non-Serviced Securitization Trust” means a securitization trust that is created and governed by a Non-Serviced PSA.

“Non-Serviced Special Servicer” means with respect to any Non-Serviced Whole Loan, the special servicer relating to the related Non-Serviced PSA.

“Non-Serviced Trustee” means with respect to any Non-Serviced Whole Loan, the trustee relating to the related Non-Serviced PSA.

“Non-Serviced Whole Loan” means each of the Non-Serviced Pari Passu Whole Loans and the Non-Serviced AB Whole Loans.

“Serviced AB Mortgage Loan” means any Serviced Mortgage Loan that is part of a Serviced AB Whole Loan. The Equus Industrial Portfolio Mortgage Loan will be a Serviced AB Mortgage Loan related to the issuing entity.

“Serviced AB Whole Loan” means any Whole Loan serviced pursuant to the PSA comprised of a Serviced Mortgage Loan, a Serviced Subordinate Companion Loan and, in certain cases, one or more Serviced Pari Passu Companion Loans. The Equus Industrial Portfolio Whole Loan will be a Serviced AB Whole Loan related to the issuing entity.

“Serviced Companion Loan” means each of the Companion Loans identified as “Serviced” under the column titled “Servicing Status” in the table titled “Whole Loan Control Notes and Non-Control Notes” above.

“Serviced Mortgage Loan” means each of the Mortgage Loans identified as “Serviced” under the column entitled “Servicing Status” in the table entitled “Whole Loan Control Notes and Non-Control Notes” above.

“Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as “Serviced” under the column entitled “Servicing Status” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” above.

“Serviced Pari Passu Mortgage Loan” means each Mortgage Loan related to a Serviced Pari Passu Whole Loan.

“Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as “Serviced” under the column entitled “Servicing Status” with one or more Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” above.

“Serviced Subordinate Companion Loan” means, with respect to any Serviced AB Whole Loan, any subordinate promissory note that is part of such Whole Loan that is subordinate to the related Serviced Mortgage Loan.

“Serviced Whole Loan” means each of the Whole Loans identified as “Serviced” under the column entitled under the column entitled “Servicing Status” in the table entitled “Whole Loan Control Notes and Non-Control Notes” above.

“Subordinate Companion Loan” means with respect to any Whole Loan, any related subordinated note not included in the issuing entity, which is generally subordinated in right of payment to the related Mortgage Loan to the extent set forth in the related Intercreditor Agreement.

“Whole Loan” means, collectively, each of the Non-Serviced Whole Loans and the Serviced Whole Loans, as the context may require and as applicable.

The following table provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Mortgage Loan Underwritten NCF DSCR(1)	Mortgage Loan Underwritten NOI Debt Yield(1)	Whole Loan LTV Ratio(2)	Whole Loan Underwritten NCF DSCR(2)	Whole Loan Underwritten NOI Debt Yield(2)
Burlingame Point	$96,000,000	9.8%	$284,000,000	$240,000,000	38.0%	4.72x	14.6%	62.0%	2.89x	8.9%
Equus Industrial Portfolio	$95,000,000	9.7%	$138,012,900	$154,000,000	37.8%	5.10x	14.0%	62.9%	2.45x	8.4%
Amazon Seattle	$93,000,000	9.5%	$141,900,000	$155,100,000	35.1%	4.27x	13.1%	58.2%	2.57x	7.9%
iPark 84 Innovation Center	$60,000,000	6.1%	$28,000,000	N/A	58.5%	2.29x	9.4%	58.5%	2.29x	9.4%
JW Marriott Nashville	$20,000,000	2.0%	$165,000,000	N/A	61.5%	4.17x	15.3%	61.5%	4.17x	15.3%
141 Livingston	$12,500,000	1.3%	$87,500,000	N/A	54.9%	2.52x	8.9%	54.9%	2.52x	8.9%

(1)	Calculated based on the balance of or debt service on, as applicable, the related Whole Loan, but excluding any related Subordinate Companion Loans and any related mezzanine debt.

(2)	Calculated based on the balance of or debt service on, as applicable, the related Whole Loan (including any related Subordinate Companion Loans), but excluding any related mezzanine debt.

The Serviced Pari Passu Whole Loans

The Serviced Pari Passu Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the master servicer or the trustee, as applicable, will be required to make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

Intercreditor Agreement

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●

The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●

All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●

The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii) (a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the issuing entity’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans

With respect to any Serviced Pari Passu Whole Loan, the related Control Note will be included in the issuing entity, and the Directing Holder will have certain consent rights (other than during the continuance of a Control Termination Event) and consultation rights (during the continuance of a Control Termination Event, but so long as no Consultation Termination Event is continuing) with respect to such Mortgage Loan as described under “Pooling and Servicing Agreement—The Directing Holder”.

Certain Rights of each Non-Controlling Holder

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (a “Non-Controlling Holder”) (or if such Non-Control Note has been securitized, the directing holder (or equivalent holder) with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and non-binding consultation rights described below; provided that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the right of a Non-Controlling Holder, and/or there will be deemed to be no such Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note.

The special servicer will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the Directing Holder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Holder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to consult (or to use reasonable efforts to consult) each such Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the special servicer or any proposed action to be taken by such special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such non-binding consultation right will expire ten (10) business days (or, with respect to an “acceptable insurance default” in the case of certain Serviced Pari Passu Whole Loans, 30 days) after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the special servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to attend annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan.

Sale of Defaulted Mortgage Loan

If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, such special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, such special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder (except, in certain cases, if the Non-Controlling Holder is the borrower or an affiliate of the borrower) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by such special servicer, a copy of the most recent appraisal and certain other supplementary documents (if reasonably requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Holder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

Intercreditor Agreement

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●

The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●

All payments, proceeds and other recoveries on the Non-Serviced Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).

●

The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii) (a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Non-Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA.

Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights

With respect to each Non-Serviced Whole Loan, the related Control Note will be held as of the Closing Date by the related Controlling Holder. The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided that with respect to each Non-Serviced Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder

With respect to any Non-Serviced Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing holder (or equivalent entity) with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Whole Loan, one or more related Non-Control Notes will be included in the issuing entity, and the Directing Holder, other than during continuance of a Control Termination Event, or the special servicer (consistent with the Servicing Standard), during the continuance of a Control Termination Event, will be entitled to exercise the consent or consultation rights described above.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Holder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Holder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or any proposed action to be taken by such Non-Serviced Special Servicer in respect of the applicable major decision.

Such consultation right will expire ten (10) business days (or, with respect to an “acceptable insurance default” in the case of certain Non-Serviced Whole Loans, 30 days) after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to attend annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Whole Loan.

Custody of the Mortgage File

The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan

If any Non-Serviced Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the Non-Serviced Securitization Trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Whole Loan without the consent of each Non-Controlling Holder (except, in certain cases, if the Non-Controlling Holder is the borrower or an affiliate of the borrower) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Holder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The Serviced AB Whole Loans

The Equus Industrial Portfolio Whole Loan

General

The Equus Industrial Portfolio Mortgage Loan (9.7%) is part of a split loan structure (the “Equus Industrial Portfolio Whole Loan”) comprised of the notes listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”, including three senior promissory notes (the “Equus Industrial Portfolio A Notes” or the “Equus Industrial Portfolio Senior Mortgage Loan”) and ten subordinate promissory notes (the “Equus Industrial Portfolio B Notes” or, collectively, the “Equus Industrial Portfolio Subordinate Companion Loan”; and, collectively, with the Equus Industrial Portfolio A Notes, the “Equus Industrial Portfolio Notes”). The holders of such Equus Industrial Portfolio A Notes are collectively referred to as the “Equus Industrial Portfolio Note A Holders”, the holders of such Equus Industrial Portfolio B Notes are referred to as the “Equus Industrial Portfolio Note B Holders”, and the Equus Industrial Portfolio Note A Holders and the Equus Industrial Portfolio Note B Holders are collectively referred to as the “Equus Industrial Portfolio Noteholders”. Each such promissory note is secured by the same mortgage instruments on the same underlying portfolio of Mortgaged Properties, and such promissory notes have an aggregate initial principal balance of $387,012,900.

Each of the Equus Industrial Portfolio Notes is expected to be transferred to a securitization trust. The Equus Industrial Portfolio Mortgage Loan is evidenced by one promissory note, Note A-1-A, with an aggregate initial principal balance of $95,000,000 (the “Equus Industrial Portfolio Lead Pari Passu Note”). Promissory notes A-1-B and A-2 will each constitute a “Pari Passu Companion Loan” under the Pooling and Servicing Agreement (and will be referred to herein as the “Equus Industrial Portfolio Pari Passu Companion Loan” or the “Equus Industrial Portfolio Non-Lead Pari Passu Note”). Interest is payable on the Equus Industrial Portfolio Mortgage Loan and Equus Industrial Portfolio Pari Passu Companion Loan at a rate of 2.4838%. Interest is payable on each Equus Industrial Portfolio B Note at a rate of 4.070%.

The Equus Industrial Portfolio Pari Passu Companion Loans and the Equus Industrial Portfolio Subordinate Companion Loan are collectively referred to herein as the “Equus Industrial Portfolio Companion Loans”. The Equus Industrial Portfolio Mortgage Loan and the Equus Industrial Portfolio Companion Loans collectively comprise the Equus Industrial Portfolio Whole Loan.

The Equus Industrial Portfolio Pari Passu Companion Loans are generally pari passu in right of payment with each other and with the Equus Industrial Portfolio Mortgage Loan. The Equus Industrial Portfolio Subordinate Companion Loan is generally subordinate in right of payment to the Equus Industrial Portfolio Mortgage Loan and the Equus Industrial Portfolio Pari Passu Companion Loans.

 Only the Equus Industrial Portfolio Mortgage Loan is included in the issuing entity. The remaining Equus Industrial Portfolio Mortgage Pari Passu Companion Loans are expected to be contributed to other securitizations from time to time in the future; however, the holders of the related unsecuritized promissory notes are under no obligation to do so.

The rights of the holders of the promissory notes evidencing Equus Industrial Portfolio Whole Loan (the “Equus Industrial Portfolio Noteholders”) are subject to a Co-Lender Agreement (the “Equus Industrial Portfolio Co-Lender Agreement”). The following summaries describe certain provisions of the Equus Industrial Portfolio Co-Lender Agreement.

Servicing

The Equus Industrial Portfolio Whole Loan will be serviced and administered pursuant to the terms of the Pooling and Servicing Agreement by the master servicer, and, if necessary, the special servicer, in the manner described under “The Pooling and Servicing Agreement” in this prospectus, but subject to the terms of the Equus Industrial Portfolio Co-Lender Agreement.

Application of Payments

The Equus Industrial Portfolio Co-Lender Agreement sets forth the respective rights of the holder of the Equus Industrial Portfolio Senior Mortgage Loan and the holder of the Equus Industrial Portfolio Subordinate Companion Loan with respect to distributions of funds received in respect of the Equus Industrial Portfolio Whole Loan, and provides, in general, that the Equus Industrial Portfolio Subordinate Companion Loan and the respective rights of the holder of the Equus Industrial Portfolio Subordinate Companion Loan to receive payments of interest, principal and other amounts with respect to the Equus Industrial Portfolio Subordinate Companion Loan, respectively, will, prior to an Equus Industrial Portfolio Sequential Pay Event, be junior, subject and subordinate to the Equus Industrial Portfolio Senior Mortgage Loan and the respective rights of the holder of the Equus Industrial Portfolio Senior Mortgage Loan to receive payments of interest, principal and other amounts with respect to the Equus Industrial Portfolio Senior Mortgage Loan, respectively, as and to the extent set forth in the Equus Industrial Portfolio Co-Lender Agreement.

If no Equus Industrial Portfolio Sequential Pay Event has occurred and is continuing, all amounts tendered by the borrower or otherwise available for payment on the Equus Industrial Portfolio Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied by the master servicer under the Pooling and Servicing Agreement in the following order of priority:

(i)               first, to each of the Equus Industrial Portfolio Note A Holders, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on the principal balance of such the Equus Industrial Portfolio A Note at the applicable note interest rate (net of the servicing fee rate);

(ii)              second, to each of the Equus Industrial Portfolio Note A Holders, pro rata, (based on their respective entitlements to interest) in an amount equal to such Equus Industrial Portfolio A Note’s Equus Industrial Portfolio Percentage Interest in all principal payments received with respect to such payment due date allocated as principal on the Equus Industrial Portfolio Whole Loan and payable to the noteholders, until their respective principal balances have been reduced to zero;

(iii)             third, to each of the Equus Industrial Portfolio Note A Holders, pro rata (based on their respective entitlements) up to the amount of any unreimbursed out-of-pocket costs and expenses paid by such Equus Industrial Portfolio Note A Holder including any advances paid from sources other than collections and not previously reimbursed by the borrower (or paid or advanced by the master servicer or the special servicer under the Pooling and Servicing Agreement, as applicable, on its behalf and not previously paid or reimbursed to such servicer)

with respect to the Equus Industrial Portfolio Whole Loan pursuant to the Equus Industrial Portfolio Co-Lender Agreement or the Pooling and Servicing Agreement;

(iv)             fourth, if the proceeds of any foreclosure sale or any liquidation of any of the Equus Industrial Portfolio Whole Loan or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(iii) and, as a result of a workout the aggregate principal balance of the Equus Industrial Portfolio A Notes has been reduced, such excess amount will be paid to each of the Equus Industrial Portfolio Note A Holders pro rata (based on the principal balances of such notes) in an aggregate amount up to the reduction, if any, of the principal balance of the each of the Equus Industrial Portfolio A Notes as a result of such workout, plus interest on such aggregate amount at the related Equus Industrial Portfolio A Note;

(v)              fifth, to the Equus Industrial Portfolio Note B Holders, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on the principal balance of the Equus Industrial Portfolio Subordinate Companion Loan at the applicable note interest rate (net of the servicing fee rate);

(vi)             sixth, to the Equus Industrial Portfolio Note B Holders, pro rata (based on their respective principal balances) in an amount equal to the Equus Industrial Portfolio Percentage Interest of the Equus Industrial Portfolio Subordinate Companion Loan in all principal payments received with respect to such payment due date allocated as principal on the Equus Industrial Portfolio Whole Loan and payable to the noteholders remaining after giving effect to the allocation in clause (ii) above, until their respective principal balances have been reduced to zero;

(vii)            seventh, to each of the Equus Industrial Portfolio Note A Holders, pro rata (based on their respective entitlements) in an amount equal to the product of (i) the Equus Industrial Portfolio Percentage Interest of such note multiplied by (ii) the Equus Industrial Portfolio Relative Spread of such note and (iii) any prepayment premium to the extent paid by the related borrower;

(viii)           eighth, to the Equus Industrial Portfolio Note B Holders, pro rata (based on their respective entitlements) in an amount equal to the product of (i) the Equus Industrial Portfolio Percentage Interest of the Equus Industrial Portfolio Subordinate Companion Loan multiplied by (ii) the Equus Industrial Portfolio Relative Spread of the Equus Industrial Portfolio Subordinate Companion Loan and (iii) any prepayment premium to the extent paid by the related borrower;

(ix)             ninth, to the extent an Equus Industrial Portfolio Note B Holder has made any payments or advances to cure defaults pursuant to the Equus Industrial Portfolio Co-Lender Agreement, to the Equus Industrial Portfolio Note B Holders, pro rata (based on their respective entitlements) to reimburse such noteholders for all such cure payments;

(x)              tenth, if the proceeds of any foreclosure sale or any liquidation of any of the Equus Industrial Portfolio Whole Loan or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(ix) and, as a result of a workout the aggregate principal balance of the Equus Industrial Portfolio Subordinate Companion Loan has been reduced, to each of the Equus Industrial Portfolio Note B Holders, pro rata (based on the principal balances of their respective Equus Industrial Portfolio B Notes), in an amount up to the reduction, if any, of the principal balance of Equus Industrial Portfolio Subordinate Companion Loan as a result of such workout, plus interest on such aggregate amount at the related interest rate of the Equus Industrial Portfolio Subordinate Companion Loan; and

(xi)             eleventh, if any excess amount, including, without limitation, any default interest (provided that such default interest is paid to the master servicer as compensation pursuant to the Pooling and Servicing Agreement), is available to be distributed in respect of the Equus Industrial Portfolio Whole Loan, and not otherwise applied in accordance with the foregoing clauses (i)-(x), any remaining amount shall be paid pro rata to the Noteholders in accordance with their respective initial Equus Industrial Portfolio Percentage Interests.

Upon the occurrence and continuance of an Equus Industrial Portfolio Sequential Pay Event, amounts tendered by the borrower or otherwise available for payment on the Equus Industrial Portfolio Whole Loan or the Mortgaged Property or amounts realized on proceeds thereof (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

(i)               first, to each of the Equus Industrial Portfolio Note A Holders, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on the principal balance of such Equus Industrial Portfolio A Note at the applicable note interest rate (net of the servicing fee rate);

(ii)              second, to each of the Equus Industrial Portfolio Note A Holders, pro rata (based on the principal balances of such notes) until their respective principal balances have been reduced to zero;

(iii)             third, to each of the Equus Industrial Portfolio Note A Holders, pro rata (based on their respective entitlements) up to the amount of any unreimbursed out-of-pocket costs and expenses paid by such Equus Industrial Portfolio Note A Holder including any advances paid from sources other than collections and not previously reimbursed by the borrower (or paid or advanced by the master servicer or the special servicer, as applicable, on its behalf and not previously paid or reimbursed to such servicer) with respect to the Equus Industrial Portfolio Whole Loan pursuant to the Equus Industrial Portfolio Co-Lender Agreement or the Pooling and Servicing Agreement;

(iv)             fourth, if the proceeds of any foreclosure sale or any liquidation of any of the Equus Industrial Portfolio Whole Loan or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(iv) and, as a result of a workout the aggregate principal balance of the Equus Industrial Portfolio A Notes has been reduced, such excess amount will be paid to each of the Equus Industrial Portfolio Note A Holders pro rata (based on the principal balances of such notes) in an aggregate amount up to the reduction, if any, of the principal balance of the each of the Equus Industrial Portfolio A Notes as a result of such workout, plus interest on such aggregate amount at the related the Equus Industrial Portfolio A Note rate;

(v)              fifth, to the Equus Industrial Portfolio Note B Holders, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on the principal balance of the Equus Industrial Portfolio B Note at the applicable note interest rate (net of the servicing fee rate);

(vi)             sixth, to the Equus Industrial Portfolio Note B Holders, pro rata (based on the principal balances of such Equus Industrial Portfolio B Notes) until the respective principal balances of such Equus Industrial Portfolio B Notes have been reduced to zero;

(vii)            seventh, to each of the Equus Industrial Portfolio Note A Holders, pro rata (based on their respective entitlements) in an amount equal to the product of (i) the Equus Industrial Portfolio Percentage Interest of such note multiplied by (ii) the Equus Industrial Portfolio Relative Spread of such note and (iii) any prepayment premium to the extent paid by the borrower;

(viii)           eighth, to the Equus Industrial Portfolio Note B Holders, pro rata (based on their respective entitlements) in an amount equal to the product of (i) the Equus Industrial Portfolio Percentage Interest of the Equus Industrial Portfolio Subordinate Companion Loan multiplied by (ii) the Equus Industrial Portfolio Relative Spread of such Equus Industrial Portfolio Subordinate Companion Loan and (iii) any prepayment premium to the extent paid by the related borrower;

(ix)             ninth, to the extent the Equus Industrial Portfolio Note B Holder has made any payments or advances to cure defaults pursuant to the Equus Industrial Portfolio Co-Lender

Agreement, to the Equus Industrial Portfolio Note B Holders, pro rata (based on their respective entitlements) to reimburse such noteholders for all such cure payments;

(x)              tenth, if the proceeds of any foreclosure sale or any liquidation of any of the Equus Industrial Portfolio Whole Loan or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(ix) and, as a result of a workout the aggregate principal balance of the Equus Industrial Portfolio Subordinate Companion Loan has been reduced, to the Equus Industrial Portfolio Note B Holders, pro rata (based on the principal balances of their respective Equus Industrial Portfolio B Notes), in an amount up to the reduction, if any, of the principal balance of the Equus Industrial Portfolio Subordinate Companion Loan as a result of such workout, plus interest on such aggregate amount at the related interest rate of the Equus Industrial Portfolio Subordinate Companion Loan; and

(xi)             eleventh, if any excess amount, including, without limitation, any default interest (provided that such default interest is paid to the master servicer as compensation pursuant to the Pooling and Servicing Agreement) is available to be distributed in respect of the Equus Industrial Portfolio Whole Loan, and not otherwise applied in accordance with the foregoing clauses (i)-(x), any remaining amount shall be paid pro rata to the Noteholders in accordance with their respective initial Equus Industrial Portfolio Percentage Interests.

“Equus Industrial Portfolio Relative Spread” with respect to any Equus Industrial Portfolio Note and any date of determination means the ratio of the interest rate of such Equus Industrial Portfolio Note to the weighted average as of such date of determination (prior to taking into account any payments made on account of principal as of such date) of the interest rates on all the Equus Industrial Portfolio Notes based on their principal balances.

“Equus Industrial Portfolio Percentage Interest” with respect to any of the Equus Industrial Portfolio Notes means a fraction, expressed as a percentage, the numerator of which is the principal balance of such Equus Industrial Portfolio Note and the denominator of which is the sum of the principal balance of all Equus Industrial Portfolio Notes.

“Equus Industrial Portfolio Sequential Pay Event” means any event of default with respect to an obligation to pay money due under the Equus Industrial Portfolio Whole Loan, any other event of default for which the Equus Industrial Portfolio Whole Loan is actually accelerated or any other event of default which causes the Equus Industrial Portfolio Whole Loan to become a specially serviced loan under the Pooling and Servicing Agreement, or any bankruptcy or insolvency event that constitutes an event of default; provided, however, that unless the master servicer or the special servicer, as applicable, under the Pooling and Servicing Agreement has notice or knowledge of such event at least 10 business days prior to the applicable distribution date, distributions will be made sequentially beginning on the subsequent distribution date; provided, further, that the aforementioned requirement of notice or knowledge will not apply in the case of distribution of the final proceeds of a liquidation or final disposition of the Equus Industrial Portfolio Whole Loan. An Equus Industrial Portfolio Sequential Pay Event will no longer exist to the extent it has been cured (including any cure payment made by a curing noteholder in accordance with the Equus Industrial Portfolio Co-Lender Agreement) and will not be deemed to exist to the extent any curing noteholder is exercising its cure rights under the Equus Industrial Portfolio Co-Lender Agreement or the default that led to the occurrence of such Equus Industrial Portfolio Sequential Pay Event has otherwise been cured or waived.

Workout

If the special servicer, in connection with a workout or proposed workout of the Equus Industrial Portfolio Whole Loan, modifies the terms thereof such that (i) the principal balance of the Equus Industrial Portfolio Whole Loan is decreased, (ii) the applicable note interest rate or scheduled amortization payments on the Equus Industrial Portfolio Whole Loan are reduced, (iii) payments of interest or principal on any Equus Industrial Portfolio Note are waived, reduced or deferred or (iv) any other adjustment is made to any of the payment terms of the Equus Industrial Portfolio Whole Loan, such modification will not alter, and any modification of the Mortgage Loan documents will be structured to preserve, the sequential order of payment of the Equus Industrial Portfolio Notes as set forth in the related Mortgage Loan agreement and the priority of payment described under “—Application of Payments” above. Accordingly, any modification, amendment or waiver resulting in a reduction in the principal entitlement as a result of a workout of the Equus Industrial Portfolio Whole Loan will be applied to the Equus Industrial Portfolio Notes in the following order: (a) first, to the reduction of the note principal balance of each of the Equus Industrial Portfolio B Notes, on a pari passu basis, until the note principal balance of each such note is reduced to zero; and (b) second, to the reduction of the note principal balance of each of the Equus Industrial Portfolio A Notes, on a pari passu basis, until the note principal balance of each such note is reduced to zero.

Cure Rights

In the event that the related borrower fails to make any payment of principal or interest on the Equus Industrial Portfolio Whole Loan by the end of the applicable grace period or any other event of default under the Equus Industrial Portfolio Whole Loan documents occurs and is continuing, the Equus Industrial Portfolio B Note Holder (such permitted electing Equus Industrial Portfolio B Note Holder, the “Curing Equus Industrial Portfolio Noteholder”) will have the right, but not the obligation, to cure such event of default subject to certain limitations set forth in the Equus Industrial Portfolio Co-Lender Agreement. Unless the holder of the Equus Industrial Portfolio Lead Pari Passu Note consents to additional cure periods, the Curing Equus Industrial Portfolio Noteholder will be limited to (a) eight (8) cures of monetary defaults, no more than six (6) of which may be consecutive, and (b) six (6) cures of non-monetary defaults in each case, over the term of the Equus Industrial Portfolio Whole Loan. The Equus Industrial Portfolio Controlling Noteholder will not be required to pay any default interest or late charges in order to effect a cure.

Purchase Option

If an event of default or a servicing transfer event under the Pooling and Servicing Agreement (so long as an event of default has occurred or is imminent) has occurred and is continuing with respect to the Equus Industrial Portfolio Whole Loan, the each of the Equus Industrial Portfolio Note B Holders will have the option to purchase the Equus Industrial Portfolio Whole Loan in whole but not in part at a price generally equal to the sum, without duplication, of (a) the aggregate principal balance of the Equus Industrial Portfolio A Notes, (b) accrued and unpaid interest on the principal balance of the Equus Industrial Portfolio A Notes at its net interest rate from the date as to which interest was last paid in full by the related borrower up to and including the end of the interest accrual period related to the monthly payment date next following the date of the purchase, (c) any other amounts due under the Equus Industrial Portfolio Whole Loan to the holders of the Equus Industrial Portfolio A Notes but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees (unless the purchaser is the Equus Industrial Portfolio Whole Loan borrower or a borrower related party), (d) any unreimbursed Servicing Advances and any expenses incurred in enforcing the Equus Industrial Portfolio Whole Loan documents, including, without limitation, Servicing Advances and earned and unpaid special servicing fees incurred by or on behalf of the holders of the Equus Industrial Portfolio Notes (without duplication of amounts under clause (c) above), (e) any accrued and unpaid interest on Advances with respect to an Advance made by or on behalf of the holder of the Equus Industrial Portfolio A Note (without duplication of amounts under clause (c) above), (f) (i) if the Equus Industrial Portfolio Whole Loan borrower or a borrower related party is the purchaser or (ii) if the Equus Industrial Portfolio Whole Loan is purchased more than 120 days after such option first becomes exercisable (provided, that if any such event causing such option is cured and a new event causes an option, such 120-day period will run from the date of such new option), any liquidation fees or workout fees payable with respect to the Equus Industrial Portfolio Whole Loan, and (g) any recovered costs not reimbursed previously to holders of the Equus Industrial Portfolio A Notes pursuant to the Equus Industrial Portfolio Co-Lender Agreement. Notwithstanding the foregoing, if the purchasing noteholder is purchasing from the Equus Industrial Portfolio Whole Loan borrower or a borrower related party, the purchase price will not include the amounts described above under clauses (d) through (f).

Sale of Defaulted Whole Loan

Upon the Equus Industrial Portfolio Whole Loan becoming a defaulted mortgage loan, the special servicer will be required to sell the Equus Industrial Portfolio A Notes together as notes evidencing one whole loan in accordance with the terms of the Pooling and Servicing Agreement.

Notwithstanding the foregoing, the special servicer will not be permitted to sell the Equus Industrial Portfolio A Notes if the Equus Industrial Portfolio Whole Loan becomes a defaulted whole loan without the written consent of the holder of an Equus Industrial Portfolio Non-Lead Pari Passu Note (provided that such consent is not required if such holder of an Equus Industrial Portfolio Non-Lead Pari Passu Note is a borrower affiliate) unless the special servicer has delivered to each such holder of an Equus Industrial Portfolio Non-Lead Pari Passu Note: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Equus Industrial Portfolio A Notes; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Equus Industrial Portfolio Whole Loan, and any documents in the servicing file reasonably requested by any holder of an Equus Industrial Portfolio Non-Lead Pari Passu Note that are material to the price of the Equus Industrial Portfolio Non-Lead Pari Passu Notes; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the related directing holder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the master servicer or the special servicer in connection with the proposed sale; provided that the holder of such Equus Industrial Portfolio Non-Lead Pari Passu Note may waive any of the delivery or timing requirements described in this sentence.

In addition, upon the Equus Industrial Portfolio Whole Loan becoming a defaulted mortgage loan, the special servicer may elect to sell each Equus Industrial Portfolio B Note, subject to the consent rights of the Equus Industrial Portfolio B Note Holders, together with the Equus Industrial Portfolio A Notes, as notes evidencing one whole loan.

Control and Consultation Rights

The controlling note holder (the “Equus Industrial Portfolio Controlling Noteholder”) under the Equus Industrial Portfolio Co-Lender Agreement will be (i) the holder of more than 50% of the Equus Industrial Portfolio Subordinate Companion Loan (by principal balance) (such holder, or such other Equus Industrial Portfolio B Note Holder specified in writing by the Equus Industrial Portfolio B Note Holders to the agent and the Equus Industrial Portfolio Note A Holders, the “Equus Industrial Portfolio Directing Note B Holder”)), unless an Equus Industrial Portfolio Control Appraisal Period has occurred and is continuing; or (ii) if and for so long an Equus Industrial Portfolio Control Appraisal Period has occurred and is continuing, the holder of a majority of the Equus Industrial Portfolio Pari Passu Lead Note; provided, however, that if the Equus Industrial Portfolio Directing Note B Holder would be Equus Industrial Portfolio Controlling Noteholder as described above, but any interest in an Equus Industrial Portfolio B Note is held by the borrower or a borrower related party, or the borrower or borrower related party would otherwise be entitled to exercise the rights of the Equus Industrial Portfolio Controlling Noteholder, an Equus Industrial Portfolio Control Appraisal Period will be deemed to have occurred.

“Equus Industrial Portfolio Control Appraisal Period” means any period, with respect to the Equus Industrial Portfolio Whole Loan, if and for so long as:

(a)  (1) the initial Equus Industrial Portfolio Subordinate Companion Loan principal balance minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Equus Industrial Portfolio Subordinate Companion Loan after the date of creation of the Equus Industrial Portfolio Subordinate Companion Loan, (y) any appraisal reduction amount for the Equus Industrial Portfolio Whole Loan that is allocated to the Equus Industrial Portfolio Subordinate Companion Loan and (z) any losses realized with respect to the Mortgaged Property or the Equus Industrial Portfolio Whole Loan that are allocated to the Equus Industrial Portfolio Subordinate Companion Loan (without duplication), is less than

(b)  25% of the remainder of the (i) initial Equus Industrial Portfolio Subordinate Companion Loan principal balance less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the Equus Industrial Portfolio Subordinate Companion Loan on the Equus Industrial Portfolio Subordinate Companion Loan after the date of creation of the Equus Industrial Portfolio Subordinate Companion Loan.

The Equus Industrial Portfolio B Note Holders are entitled to avoid an Equus Industrial Portfolio Control Appraisal Period caused by application of an appraisal reduction amount upon satisfaction of certain conditions, including without limitation, (i) delivery of additional collateral in the form of either (x) cash or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institutions that meets the rating requirements as described in the Equus Industrial Portfolio Co-Lender Agreement (either (x) or (y), the “Equus Industrial Portfolio Threshold Event Collateral”) and (ii) the Equus Industrial Portfolio Threshold Event Collateral is in an amount which, when added to the aggregate appraised value of the Mortgaged Properties as determined pursuant to the Pooling and Servicing Agreement, would cause the Equus Industrial Portfolio Control Appraisal Period not to occur.

Pursuant to the terms of the Equus Industrial Portfolio Co-Lender Agreement, prior to the occurrence and continuance of an Equus Industrial Portfolio Control Appraisal Period with respect to the Equus Industrial Portfolio Whole Loan, with respect to any consent, modification, amendment or waiver under or other action in respect of the Whole Loan (whether or not a servicing transfer event has occurred and is continuing) that would constitute an Equus Industrial Portfolio Major Decision, the master servicer or the special servicer, as applicable, is required to provide the Equus Industrial Portfolio Controlling Noteholder at least 10 business days (or, in the case of a determination of an acceptable insurance default under the Pooling and Servicing Agreement, 20 days) prior written notice requesting consent to the requested Equus Industrial Portfolio Major Decision. The master servicer or special servicer may not take any action with respect to such Equus Industrial Portfolio Major Decision (or make a determination not to take action with respect to such Equus Industrial Portfolio Major Decision), unless and until the master servicer or special servicer, as applicable, receives the written consent of the Equus Industrial Portfolio Controlling Noteholder; provided that the Equus Industrial Portfolio Controlling Noteholder’s consent rights will expire if the related master servicer or special servicer delivers a second notice within five business days of the first notice and the Equus Industrial Portfolio Controlling Noteholder fails to respond within 5 business days of receipt of the second notice.

“Equus Industrial Portfolio Major Decision” means:

(i)               any proposed or actual foreclosure upon or comparable conversion (which will include acquisitions of any REO Property) of the ownership of the property or properties securing the Equus Industrial Portfolio Whole Loan if it comes into and continues in default;

(ii)              any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of the related loan documents or any extension of the maturity date of the Equus Industrial Portfolio Whole Loan;

(iii)             following a default or an event of default with respect to the related loan documents, any exercise of remedies, including the acceleration of the Equus Industrial Portfolio Whole Loan or initiation of any proceedings, judicial or otherwise, under the related loan documents;

(iv)             any sale of the Equus Industrial Portfolio Whole Loan (when it is a defaulted loan) or the REO Properties for less than the applicable purchase price;

(v)              any determination to bring a Mortgaged Property or REO Property into compliance with applicable environmental laws or to otherwise address any hazardous materials located at a Mortgaged Property or REO Property;

(vi)             any release of material collateral or any acceptance of substitute or additional collateral for the Equus Industrial Portfolio Whole Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related the related loan documents and for which there is no lender discretion;

(vii)            any waiver of any determination not to enforce a “due-on-sale” or “due-on-encumbrance” clause with respect to the Equus Industrial Portfolio Whole Loan or any consent to such a waiver or any consent to a transfer of all or any portion of the Mortgaged Property or of any direct or indirect legal or beneficial interests in the related borrower;

(viii)           any incurrence of additional debt by a borrower or any mezzanine financing by any direct or indirect beneficial owner of a borrower (to the extent that the lender has consent rights pursuant to the related loan documents);

(ix)             any modification, waiver or amendment of an intercreditor agreement, co-lender agreement or other similar agreement with any mezzanine lender or subordinate debt holder related to the Equus Industrial Portfolio Whole Loan, or any action to enforce rights (or decision not to enforce rights) with respect thereto (in each case, if the lender is required to consent or approve such changes under the related loan documents);

(x)              any property management company changes, including, without limitation, approval of a new property manager or the termination of a manager and appointment of a new property manager, and any new management agreement or amendment, modification or termination of any management agreement (in each case, if the lender is required to consent or approve such changes under the related loan documents);

(xi)             any releases of any material amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as performance escrows or reserves, other than those required pursuant to the specific terms of the related mortgage loan documents and for which there is no lender discretion;

(xii)            any acceptance of an assumption agreement releasing a borrower, guarantor or other obligor from liability under the Equus Industrial Portfolio Whole Loan other than pursuant to the specific terms of the Equus Industrial Portfolio Whole Loan documents and for which there is no lender discretion, or the approval of any replacement or additional guarantor under the Equus Industrial Portfolio Whole Loan documents (in each case, if the lender is required to consent or approve such changes under the Equus Industrial Portfolio Whole Loan documents);

(xiii)           any determination of an Acceptable Insurance Default;

(xiv)           any modification, waiver, termination, renewal or amendment of any lease, the execution of any new lease or the granting of a subordination and nondisturbance or attornment agreement in connection with any lease, at the Mortgaged Property if it would be “major lease” as defined in the related loan documents (in each case, if the lender is required to consent or approve such changes under the Equus Industrial Portfolio Whole Loan documents);

(xv)            any determination by the master servicer to transfer the Equus Industrial Portfolio Whole Loan to the special servicer pursuant to clauses (c) or (g) or analogous clauses of the definition of “specially serviced loan” in the Pooling and Servicing Agreement (as defined by reference to the model pooling and servicing agreement for the Benchmark 2020-B22 securitization);

(xvi)           any adoption or implementation of a budget submitted by the borrower to the extent lender approval is required under the Equus Industrial Portfolio Whole Loan documents;

(xvii)          the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the borrower;

(xviii)         the approval of any property improvement plans or other material alterations proposed for the Mortgaged Property to the extent lender approval is required under the Equus Industrial Portfolio Whole Loan documents;

(xix)           any proposed material modification or waiver of the insurance requirements set forth in the Equus Industrial Portfolio Whole Loan documents, other than pursuant to the specific terms of such Equus Industrial Portfolio Whole Loan documents and for which there is no lender discretion;

(xx)            any material change in the standards contained in the Equus Industrial Portfolio Whole Loan documents for alterations, leasing, material agreement and budget approvals, if any, to the extent that the consent of the lender is required for any such matter;

(xxi)           any filing of a bankruptcy or similar action against the borrower or guarantor or the election of any action in a bankruptcy or Insolvency Proceeding to seek relief from the automatic stay or dismissal of a bankruptcy filing or voting for or opposing a plan of reorganization, seeking or opposing an order for adequate protection, adequate assurance, a §363 sale, order shortening time or similar motion of procedure in an insolvency proceeding or making an §1111(b)(2) election on behalf of the Equus Industrial Portfolio Noteholders;

(xxii)          any waiver of a covenant of the borrower relating to maintaining its status as a special purpose entity; or

(xxiii)         if a Mortgaged Property is an REO Property, approval of operating and business plans.

Notwithstanding the foregoing, the master servicer or the special servicer, as the case may be, is not required to follow any advice or consultation provided by the holder of the Equus Industrial Portfolio Controlling Noteholder (or its representative) that would require or cause the holder of the Equus Industrial Portfolio Lead Pari Passu Note (or the master servicer or the special servicer, as the case may be, acting on its behalf), to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the holder of the Equus Industrial Portfolio Lead Pari Passu Note (or the master servicer or the special servicer, as the case may be, acting on its behalf) to violate provisions of the Equus Industrial Portfolio Co-Lender Agreement or the Pooling and Servicing Agreement, require or cause the holder of the Equus Industrial Portfolio Lead Pari Passu Note (or the master servicer or the special servicer, as the case may be, acting on its behalf) to violate the terms of the Equus Industrial Portfolio Whole Loan, or materially expand the scope of the responsibilities of the holder of the Equus Industrial Portfolio Lead Pari Passu Note (or of the master servicer or the special servicer, as applicable) under the Equus Industrial Portfolio Co-Lender Agreement or the Pooling and Servicing Agreement.

The Equus Industrial Portfolio Noteholders other than the Equus Industrial Portfolio Controlling Noteholder, are referred to herein as the “Equus Industrial Portfolio Non-Controlling Noteholders”. Pursuant to the terms of the Equus Industrial Portfolio Co-Lender Agreement, at any time the holder of the Equus Industrial Portfolio lead Pari Passu Note is the Equus Industrial Portfolio Controlling Noteholder, the special servicer will be required to consult with each Equus Industrial Portfolio Non-Controlling Noteholder (or its related representative) on a strictly non-binding basis with respect to any the Equus Industrial Portfolio Major Decision or the implementation of any recommended actions in the summary of the asset status report relating to the Equus Industrial Portfolio Whole Loan.

Notwithstanding the foregoing, after the expiration of a period of 10 business days from the delivery to any holder of an Equus Industrial Portfolio Non-Lead Pari Passu Note (or its related representative) by the special servicer of written notice of a proposed action, together with copies of the notice, information and report required to be provided to the Equus Industrial Portfolio Non-Controlling Noteholders, the special servicer will no longer be obligated to consult with such Equus Industrial Portfolio Non-Controlling Noteholder (or its representative), whether or not such Equus Industrial Portfolio Non-Controlling Noteholder (or its representative) has responded within such 10 business day period.

Notwithstanding the above, if a failure to take any immediate action at such time would be inconsistent with the applicable servicing standard, the master servicer or special servicer, as applicable, may take actions with respect to the related Mortgaged Property before obtaining the consent of the Equus Industrial Portfolio Controlling Noteholder if such master servicer or special servicer, as applicable, determines in accordance with the applicable servicing standard that failure to take such immediate actions prior to such consent would materially and adversely affect the interest of the Equus Industrial Portfolio Noteholders as a collective whole, and the master servicer or special servicer, as applicable, has made a reasonable effort to contact the Equus Industrial Portfolio Controlling Noteholder.

Special Servicer Appointment Rights

Pursuant to the terms of the Equus Industrial Portfolio Co-Lender Agreement, the Equus Industrial Portfolio Controlling Noteholder, at its expense, will have the right, at any time from time to time, to appoint a replacement special servicer. The Equus Industrial Portfolio Controlling Noteholder will be entitled to terminate the rights and obligations of the special servicer under the Pooling and Servicing Agreement, with or without cause, upon 10 business days’ prior written notice to the special servicer.

The Non-Serviced AB Whole Loans

The Burlingame Point Whole Loan

The Burlingame Point Mortgage Loan (9.8%) is part of a split loan structure comprised of 18 senior promissory notes and three subordinate promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property, with an aggregate initial principal balance of $620,000,000. Four such senior promissory notes designated Note A-1-C-3, Note A-2-C-2, Note A-3-C-2 and A-3-C-4, with an initial aggregate principal balance of $96,000,000 (the “Burlingame Point Mortgage Loan”) will be deposited into this securitization. The Burlingame Point Whole Loan is evidenced by (i) the Burlingame Point Mortgage Loan, (ii) three senior promissory notes designated Note A-1, Note A-2 and Note A-3 (the “Burlingame Point Standalone Pari Passu Companion Loans”), which have an aggregate initial principal balance of $20,000,000; (iii) the remaining senior promissory notes (see “—General—Whole Loan Control Notes and Non-Control Notes”) (the “Burlingame Point Non-Standalone Pari Passu Companion Loans” and, together with the Burlingame Point Standalone Pari Passu Companion Loans, the “Burlingame Point Pari Passu Companion Loans”), which have an aggregate initial principal balance of $264,000,000; and (iv) three subordinate promissory notes designated Note B-1, Note B-2 and Note B-3 (the “Burlingame Point Subordinate Companion Loans” and, together with the Burlingame Point Standalone Pari Passu Companion Loans, the “Burlingame Point Standalone Companion Loans”), which have an aggregate initial principal balance of $240,000,000.

The Burlingame Point Mortgage Loan, the Burlingame Point Pari Passu Companion Loans and the Burlingame Point Subordinate Companion Loans are referred to herein, collectively, as the “Burlingame Point Whole Loan”, and the Burlingame Point Pari Passu Companion Loans and the Burlingame Point Subordinate Companion Loans are referred to herein as the “Burlingame Point Companion Loans.” The Burlingame Point Pari Passu Companion Loans are generally pari passu in right of payment with each other and with the Burlingame Point Mortgage Loan. The Burlingame Point Subordinate Companion Loans are generally pari passu in right of payment with each other, but subordinate in right of payment with respect to the Burlingame Point Mortgage Loan and Burlingame Point Pari Passu Companion Loans.

Only the Burlingame Point Mortgage Loan is included in the issuing entity. The Burlingame Point Standalone Companion Loans are expected to be contributed to a securitization trust governed by the BGME Trust 2021-VR TSA (the “BGME Trust 2021-VR Securitization”). The Burlingame Point Non-Standalone Pari Passu Companion Loans have either been contributed to other securitizations or are expected to be contributed to other securitizations from time to time in the future, however, the holders of the related unsecuritized Burlingame Point Non-Standalone Pari Passu Companion Loans are under no obligation to do so.

The rights of the holders of the promissory notes evidencing the Burlingame Point Whole Loan are subject to a Co-Lender Agreement (the “Burlingame Point Co-Lender Agreement”). The following summaries describe certain provisions of the Burlingame Point Co-Lender Agreement.

Servicing

The Burlingame Point Whole Loan (including the Burlingame Point Mortgage Loan) and any related REO Property is expected to be serviced and administered pursuant to the terms of the BGME Trust 2021-VR TSA by KeyBank National Association as master servicer (the “Burlingame Point Master Servicer”), and, if necessary, Situs Holdings, LLC as special servicer (the “Burlingame Point Special Servicer”), in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”, but subject to the terms of the Burlingame Point Co-Lender Agreement.

Advances

The master servicer or the trustee, as applicable, will be responsible for making any required principal and interest advances on the Burlingame Point Mortgage Loan (but not on the Burlingame Point Companion Loans) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Burlingame Point Mortgage Loan.

Property protection advances in respect of the Burlingame Point Whole Loan will be made by the Burlingame Point Master Servicer or the trustee under the BGME Trust 2021-VR TSA, as applicable, unless a determination of nonrecoverability is made under the BGME Trust 2021-VR TSA.

Application of Payments

The Burlingame Point Co-Lender Agreement sets forth the respective rights of the holder of the Burlingame Point Mortgage Loan, the holders of the Burlingame Point Pari Passu Companion Loans and the holders of the Burlingame Point Subordinate Companion Loans with respect to distributions of funds received in respect of the Burlingame Point Whole Loan, and provides, in general, that:

●

the Burlingame Point Mortgage Loan and the Burlingame Point Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of any other or security therefor;

●

the Burlingame Point Subordinate Companion Loans are, generally, at all times, junior, subject and subordinate to the Burlingame Point Mortgage Loan and the Burlingame Point Pari Passu Companion Loans, and the rights of the holders of the Burlingame Point Subordinate Companion Loans to receive payments with respect to the Burlingame Point Whole Loan are, at all times, junior, subject and subordinate to the rights of the holders of the Burlingame Point Mortgage Loan and the Burlingame Point Pari Passu Companion Loans to receive payments with respect to the Burlingame Point Whole Loan;

●

all expenses and losses relating to the Burlingame Point Whole Loan will, to the extent not paid by the related borrowers, be allocated first to the holder of Burlingame Point Subordinate Companion Loans and second to the issuing entity, as holder of the Burlingame Point Mortgage Loan, and the holders of the Burlingame Point Pari Passu Companion Loans on a pro rata and pari passu basis.

All amounts tendered by the borrowers or otherwise available for payment on the Burlingame Point Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

First, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the Burlingame Point Mortgage Loan and Burlingame Point Pari Passu Companion Loans to the holders of the Burlingame Point Mortgage Loan and Burlingame Point Pari Passu Companion Loans in an amount equal to the accrued and unpaid interest on the principal balances of the Burlingame Point Mortgage Loan and Burlingame Point Pari Passu Companion Loans at a per annum rate equal the applicable net note rate;

Second, on a pro rata and pari passu basis, to the holders of the Burlingame Point Mortgage Loan and Burlingame Point Pari Passu Companion Loans in an amount equal to principal payments received, if any, with respect to the related monthly payment date, in each case until their respective note principal balances have been reduced to zero;

Third, on a pro rata and pari passu basis, to the holders of the Burlingame Point Mortgage Loan and Burlingame Point Pari Passu Companion Loans in an amount equal to any unreimbursed costs and expenses paid by the holders of the Burlingame Point Mortgage Loan and each Burlingame Point Pari Passu Companion Loan, including any liquidation fees, workout fees, special servicing fees or interest on advances (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed) with respect to the Burlingame Whole Loan pursuant to the Burlingame Point Co-Lender Agreement or the BGME Trust 2021-VR TSA;

Fourth, if the proceeds of any foreclosure sale or any liquidation of the Burlingame Point Whole Loan or the Burlingame Point Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs and, as a result of a workout, the principal balances of the Burlingame Point Mortgage Loan and Burlingame Point Pari Passu Companion Loans have been reduced, such excess amount will be paid to the holders of the Burlingame Point Mortgage Loan and Burlingame Point Pari Passu Companion Loans in an amount up to the reduction, if any, of the principal balances of the Burlingame Point Mortgage Loan and Burlingame Point Pari Passu Companion Loans as a result of such workout, plus unpaid interest on the Burlingame Point Mortgage Loan and Burlingame Point Pari Passu Companion Loans principal balance at a per annum rate equal the applicable net note rate;

Fifth, on a pro rata and pari passu basis, to the holders of the Burlingame Point Mortgage Loan and the Burlingame Point Pari Passu Companion Loans in an amount equal to any yield maintenance premium, to the extent paid by the related borrower; in an amount up to such note’s pro rata interest therein as calculated under the related Mortgage Loan documents.

Sixth, the holders of the Burlingame Point Subordinate Companion Loans, to pay accrued and unpaid interest on the Burlingame Point Subordinate Companion Loans to the holders of the Burlingame Point Subordinate Companion Loans in an amount equal to the accrued and unpaid interest on the applicable Burlingame Point Subordinate Companion Loan principal balances at a per annum rate equal the applicable net note rate;

Seventh, to the holders of the Burlingame Point Subordinate Companion Loans, in an amount equal all remaining principal payments received, if any, with respect to the related monthly payment date, until the principal balances of the Burlingame Point Subordinate Companion Loans have been reduced to zero;

Eighth, on a pro rata and pari passu basis, to the holders of the Burlingame Point Subordinate Companion Loans in an amount equal to any yield maintenance premium, to the extent paid by the related borrowers; in an amount up to such note’s pro rata interest therein as calculated under the Burlingame Point Whole Loan documents;

Ninth, if the proceeds of any foreclosure sale or any liquidation of the Burlingame Point Whole Loan or the Burlingame Point Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs and, as a result of a workout, the principal balances of the Burlingame Point Subordinate Companion Loans have been reduced, such excess amount will be paid to the holders of the Burlingame Point Subordinate Companion Loans in an amount up to the reduction, if any, of the principal balances of the Burlingame Point Subordinate Companion Loans as a result of such workout, plus unpaid interest on the Burlingame Point Subordinate Companion Loan principal balance at a per annum rate equal the applicable net note rate;

Tenth, to the extent assumption or transfer fees actually paid by the related borrowers are not required to be otherwise applied under the BGME Trust 2021-VR TSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate a servicer (in each case provided that such reimbursements or payments relate to the

Burlingame Point Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrowers, will be paid to the holders of the Burlingame Point Mortgage Loan and the Burlingame Point Companion Loans, pro rata, based on their respective percentage interests; and

Eleventh, if any excess amount is available to be distributed in respect of the Burlingame Point Whole Loan, and not otherwise applied in accordance with the foregoing paragraphs, any remaining amount will be paid to the holders of the Burlingame Point Mortgage Loan, the Burlingame Point Companion Loans and the Burlingame Point Subordinate Companion Loans, pro rata, based on their respective percentage interests.

Consultation and Control

The controlling noteholder under the Burlingame Point Co-Lender Agreement (the “Burlingame Point Directing Holder”) will initially be the representative of the holder of the majority of the “controlling class” certificates issued in connection with the BGME Trust 2021-VR Securitization. Pursuant to the terms of the BGME Trust 2021-VR TSA, such controlling class representative, which is expected to initially be Prima Capital Advisors LLC, will have consent and/or consultation rights with respect to the Burlingame Point Whole Loan similar, but not necessarily identical, to those held by the Directing Holder under the terms of the PSA. During the continuance of a “Consultation Termination Event” under the BGME Trust 2021-VR TSA (a “Burlingame Point Consultation Termination Event”), the consent and consultation rights of the Burlingame Point Directing Holder will terminate and there will be no controlling noteholder for so long as the Burlingame Point Whole Loan is serviced pursuant to the BGME Trust 2021-VR TSA. A Burlingame Point Consultation Termination Event will generally exist at any time that (i) the Class HRR certificates issued pursuant to the BGME Trust 2021-VR TSA have an outstanding certificate balance (without regard to the application of any appraisal reduction amounts) that is 25% or less of the initial certificate balance of such Class HRR certificates, (ii) the Burlingame Point Directing Holder (or a majority of the controlling class certificateholders) is a borrower related party or (iii) Prima Capital Advisors LLC or any successor controlling class representative or controlling class certificateholders are no longer the holder of at least a majority of the controlling class by certificate balance and the certificate registrar under the BGME Trust 2021-VR TSA (the “Burlingame Point Certificate Registrar”) has neither (a) received written notice of the then current controlling class certificateholders of at least a majority of the controlling class by certificate balance nor (b) received written notice of a replacement controlling class representative, until such time as the Burlingame Point Certificate Registrar receives either such notice.

Neither the issuing entity, as holder of the Burlingame Point Mortgage Loan, nor any holder of a Burlingame Point Non-Standalone Pari Passu Companion Loan, as non-controlling note holders, will have any right to consult with the Burlingame Point Master Servicer or the Burlingame Point Special Servicer with respect to major decisions to be taken with respect to the Burlingame Point Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Burlingame Point Whole Loan or for any other matter.

Sale of Defaulted Whole Loan

Pursuant to the terms of the Burlingame Point Co-Lender Agreement, if the Burlingame Point Whole Loan becomes a defaulted mortgage loan, and if the Burlingame Point Special Servicer determines to sell the Burlingame Point Whole Loan in accordance with the BGME Trust 2021-VR TSA, then the Burlingame Point Special Servicer will be required to sell the Burlingame Point Pari Passu Companion Loans and the Burlingame Point Subordinate Companion Loans, together with the Burlingame Point Mortgage Loan, as one whole loan. In connection with any such sale, the Burlingame Point Special Servicer will be required to follow the procedures contained in the BGME Trust 2021-VR TSA.

Notwithstanding the foregoing, the Burlingame Point Special Servicer will not be permitted to sell the Burlingame Point Whole Loan if it becomes a defaulted mortgage loan under the BGME Trust 2021-VR TSA without the written consent of the issuing entity (or its representative), as holder of the Burlingame Point Mortgage Loan, or the holders of the Burlingame Point Non-Standalone Pari Passu Companion Loans (provided that such consent is not required if such holder is a related borrower or an affiliate of a related borrower) unless the Burlingame Point Special Servicer has delivered to each such holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Burlingame Point Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Burlingame Point Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Burlingame Point Mortgaged Property, and any documents in the servicing file reasonably requested by such holder (or its representative) that are material to the price of the Burlingame Point Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Burlingame Point Master Servicer or the Burlingame Point Special Servicer in connection with the proposed sale; provided that the issuing entity (or its representative), as holder of the Burlingame Point Mortgage Loan or the holders of the Burlingame Point Non-Standalone Pari Passu Companion Loans may waive as to itself any of the delivery or timing requirements set forth in this sentence. The issuing entity (or its representative), as holder of the Burlingame Point Mortgage Loan, or the holders of the Burlingame Point Non-Standalone Pari Passu Companion Loans will be permitted to submit an offer at any sale of the Burlingame Point Whole Loan.

Special Servicer Appointment Rights

Pursuant to the Burlingame Point Co-Lender Agreement and the BGME Trust 2021-VR TSA, the Burlingame Point Directing Holder (or its representative) will have the right, with or without cause, to replace the Burlingame Point Special Servicer and appoint a replacement special servicer without the consent of the issuing entity (or its representative), as holder of the Burlingame Point Mortgage Loan or any holder of a Burlingame Point Non-Standalone Pari Passu Companion Loan. In addition, if the operating advisor under the BGME Trust 2021-VR TSA recommends, in its sole discretion exercised in good faith, the replacement of the Burlingame Point Special Servicer, the applicable certificateholders under the BGME Trust 2021-VR TSA with the requisite percentage of voting rights will have the right, with or without cause, to replace the Burlingame Point Special Servicer and appoint a replacement special servicer in accordance with the BGME Trust 2021-VR TSA, as described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Amazon Seattle Whole Loan

General

The Amazon Seattle Whole Loan (9.5%) (the “Amazon Seattle Whole Loan”) is evidenced by six promissory notes (each, a “Amazon Seattle Note”), five senior pari passu promissory notes and one subordinate note, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “Amazon Seattle Mortgaged Property”). The designations the Amazon Seattle Notes and the Cut-off Date Balances are set forth in the chart below:

Note Designation	Cut-off Date Balance
Note A-1 (“Amazon Seattle Note A-1”)	$90,000,000
Note A-2 (“Amazon Seattle Note A-2”)	$60,000,000
Note A-3 (“Amazon Seattle Note A-3”)	$40,000,000
Note A-4 (“Amazon Seattle Note A-4”)	$33,000,000
Note A-5 (“Amazon Seattle Note A-5”)	$11,900,000
Note B-1 (“Amazon Seattle Note B”)	$155,100,000

The Amazon Seattle Note A-2 and Amazon Seattle Note A-4 (the “Amazon Seattle Mortgage Loan” will be part of the Mortgage Pool. The Amazon Seattle Note A-1, Amazon Seattle Note A-3 and Amazon Seattle Note A-5 (collectively referred to as the “Amazon Seattle Senior Pari Passu Companion Loans”), together with the Amazon Seattle Note A-1 are collectively referred to as the “Amazon Seattle Senior Mortgage Loan” or the “Amazon Seattle Senior Notes” and the holders of such Amazon Seattle Senior Notes are collectively referred to as the “Amazon Seattle Note A Holders”. The Amazon Seattle Note B

will be included in the Benchmark 2021-B25 mortgage trust (referred to herein as the “Amazon Seattle Subordinate Companion Loan”). The holder of the Amazon Seattle Note B is referred to as the “Amazon Seattle Note B Holder“.

The rights of the holders of the promissory notes evidencing the Amazon Seattle Whole Loan (the “Amazon Seattle Noteholders”) are subject to an Intercreditor Agreement (the “Amazon Seattle Intercreditor Agreement”). The following summaries describe certain provisions of the Amazon Seattle Intercreditor Agreement.

Servicing

Only the Amazon Seattle Mortgage Loan is included in the issuing entity. The Amazon Seattle Pari Passu Companion Loans have either been contributed to other securitizations or are expected to be contributed to other securitizations from time to time in the future, however, the holders of the related unsecuritized Amazon Seattle Pari Passu Companion Loans are under no obligation to do so.

The Amazon Seattle Whole Loan (including the Amazon Seattle Mortgage Loan) will be serviced and administered pursuant to the terms of the Benchmark 2021-B25 Pooling and Servicing Agreement. (the “Amazon Seattle PSA”) and the Amazon Seattle Intercreditor Agreement, by the master servicer under the Amazon Seattle PSA (the “Amazon Seattle Master Servicer”) and the special service under the Amazon Seattle PSA (the “Amazon Seattle Special Servicer”), as the case may be, according to the Servicing Standard. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Amazon Seattle Master Servicer or the trustee under the Amazon Seattle PSA (the “Amazon Seattle Trustee”), as applicable, under the Amazon Seattle PSA will be responsible for making any Property Protection Advances with respect to the Amazon Seattle Whole Loan, in each case unless the Amazon Seattle Master Servicer or the Amazon Seattle Trustee, as applicable, or the Amazon Seattle Special Servicer under the Amazon Seattle PSA determines that such an advance would not be recoverable from collections on the Amazon Seattle Whole Loan.

Application of Payments

The Amazon Seattle Intercreditor Agreement sets forth the respective rights of the holder of the Amazon Seattle Note A Holders and the Amazon Seattle Note B Holder with respect to distributions of funds received in respect of the Amazon Seattle Whole Loan, and provides, in general, that the Amazon Seattle Note B and the respective right of the Amazon Seattle Note B Holder to receive payments of interest, principal and other amounts with respect to the Amazon Seattle Note B, respectively, will, prior to an Amazon Seattle Sequential Pay Event, be junior, subject and subordinate to the Amazon Seattle Senior Mortgage Loan and the respective rights of the holder of the Amazon Seattle Senior Mortgage Loan to receive payments of interest, principal and other amounts with respect to the Amazon Seattle Senior Mortgage Loan, respectively, as and to the extent set forth in the Amazon Seattle Intercreditor Agreement.

If no Amazon Seattle Sequential Pay Event has occurred and is continuing, all amounts tendered by the borrower or otherwise available for payment on the Amazon Seattle Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied by the Amazon Seattle Master Servicer in the following order of priority:

(i)      first, to the Amazon Seattle Note A Holders, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on their respective principal balances, at the applicable note interest rate (net of the servicing fee rate);

(ii)     second, to the Amazon Seattle Note A Holders, pro rata (based on their respective principal balances), in an aggregate amount equal to all principal payments received, including any insurance and condemnation proceeds received, if any, with respect to such monthly payment date allocated as principal on the Amazon Seattle Whole Loan and payable to such

Amazon Seattle Note A Holders, until the respective principal balances have been reduced to zero;

(iii)     third, to the Amazon Seattle Note A Holders, pro rata (based on their respective entitlements to interest) up to the amount of any unreimbursed out-of-pocket costs and expenses paid by such Amazon Seattle Note A Holder, including any advances paid from sources other than collections and not previously reimbursed by the borrower (or paid or advanced by the Amazon Seattle Master Servicer or the Amazon Seattle Special Servicer, as applicable, on its behalf and not previously paid or reimbursed to such servicer) with respect to the Amazon Seattle Whole Loan pursuant to the Amazon Seattle Intercreditor Agreement or the Amazon Seattle PSA;

(iv)     fourth, if the proceeds of any foreclosure sale or any liquidation of the Amazon Seattle Whole Loan or the Amazon Seattle Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(iii) and, as a result of a written modification, waiver, amendment, restructuring or workout of the Amazon Seattle Whole Loan (a “Amazon Seattle Workout”), the aggregate principal balance of the Amazon Seattle Senior Notes has been reduced, such excess amount will be paid to the Amazon Seattle Note A Holders pro rata (based on their respective principal balances), in an aggregate amount up to the reduction, if any, of the respective principal balances as a result of such Amazon Seattle Workout, plus interest on such aggregate amount at the related note interest rate;

(v)      fifth, to the extent the Amazon Seattle Note B Holder has made any payments or advances to cure defaults pursuant to the Amazon Seattle Intercreditor Agreement, to reimburse the Amazon Seattle Note B Holder for all such cure payments;

(vi)     sixth, to the Amazon Seattle Note B Holder in an amount equal to the accrued and unpaid interest on the principal balance of the Amazon Seattle Note B at the applicable note interest rate (net of the servicing fee rate);

(vii)    seventh, to the Amazon Seattle Note B Holder, in an amount equal to all principal payments received, including any insurance and condemnation proceeds, if any, with respect to such monthly payment date allocated as principal on the Amazon Seattle Whole Loan and payable to the Amazon Seattle Note B Holder, remaining after giving effect to the allocations in clause (ii) above, until the principal balance of the Amazon Seattle Note B has been reduced to zero;

(viii)   eighth, if the proceeds of any foreclosure sale or any liquidation of the Amazon Seattle Whole Loan or the Amazon Seattle Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(vii) and, as a result of an Amazon Seattle Workout, the principal balance of the Amazon Seattle Note B has been reduced, such excess amount will be required to be paid to the Amazon Seattle Note B Holder in an amount up to the reduction, if any, of the principal balance of the Amazon Seattle Note B as a result of such Amazon Seattle Workout, plus interest on such amount at the related note interest rate;

(ix)    ninth, to the Amazon Seattle Note A Holders, pro rata (based on their respective principal balances), in an aggregate amount equal to the product of (i) the Amazon Seattle Note A Percentage Interest multiplied by (ii) the Amazon Seattle Note A Relative Spread and (iii) any prepayment premium to the extent paid by the borrower;

(x)     tenth, to the Amazon Seattle Note B Holder in an amount equal to the product of (i) the Amazon Seattle Note B Percentage Interest multiplied by (ii) the Amazon Seattle Note B Relative Spread and (iii) any prepayment premium to the extent paid by the borrower;

(xi)    eleventh, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the Amazon Seattle PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the Amazon Seattle Master Servicer or Amazon Seattle Special Servicer, as

applicable (in each case provided that such reimbursements or payments relate to the Amazon Seattle Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid pro rata to the Amazon Seattle Note A Holders and the Amazon Seattle Note B Holder in accordance with the Amazon Seattle Note A Percentage Interest and the Amazon Seattle Note B Percentage Interest, respectively, with the amount distributed to the Amazon Seattle Note A Holders to be allocated among the Amazon Seattle Note A Holders pro rata based on their respective principal balances;

(xii)     twelfth, to the Amazon Seattle Note A Holders, pro rata (based on their respective entitlements to interest) up to an amount equal to the Amazon Seattle Note A ARD Interest on the Amazon Seattle Note A of such Amazon Seattle Note A Holder;

(xiii)    thirteenth, to the Amazon Seattle Note B Holder in an amount equal to the Amazon Seattle Note B ARD Interest on the Amazon Seattle Note B; and

(xiv)     fourteenth, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the Amazon Seattle Whole Loan, and not otherwise applied in accordance with the foregoing clauses (i)-(xiii), any remaining amount will be paid pro rata to the Amazon Seattle Note A Holders and the Amazon Seattle Note B Holder in accordance with the initial the Amazon Seattle Note A Percentage Interest and the initial the Amazon Seattle Note B Percentage Interest, respectively, with the amount distributed to the Amazon Seattle Note A Holders to be allocated among the Amazon Seattle Note A Holders pro rata based on their respective principal balances.

Upon the occurrence and continuance of a the Amazon Seattle Sequential Pay Event, amounts tendered by the borrower or otherwise available for payment on the Amazon Seattle Whole Loan or the Amazon Seattle Mortgaged Property or amounts realized on proceeds thereof (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

(i)     first, to the Amazon Seattle Note A Holders, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on their respective principal balances, at the applicable note interest rate (net of the servicing fee rate);

(ii)    second, to the Amazon Seattle Note B Holder in an amount equal to the accrued and unpaid interest on the Amazon Seattle Note B principal balance at the applicable note interest rate (net of the servicing fee rate);

(iii)   third, to the Amazon Seattle Note A Holders, pro rata (based on their respective principal balances), in reduction of their respective principal balances, until such principal balances have been reduced to zero;

(iv)   fourth, to the Amazon Seattle Note A Holders, pro rata (based on their respective entitlements), up to the amount of any unreimbursed out-of-pocket costs and expenses paid by such Amazon Seattle Note A Holder, including any advances paid from sources other than collections, in each case to the extent reimbursable by the borrower but not previously reimbursed by the borrower (or paid or advanced by any the Amazon Seattle Master Servicer or the Amazon Seattle Special Servicer, as applicable, on its behalf and not previously paid or reimbursed to such servicer), with respect to the Amazon Seattle Whole Loan pursuant to the Amazon Seattle Intercreditor Agreement or the Amazon Seattle PSA;

(v)    fifth, if the proceeds of any foreclosure sale or any liquidation of the Amazon Seattle Whole Loan or the Amazon Seattle Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(iv) and, as a result of a the Amazon Seattle Workout the aggregate principal balance of the Amazon Seattle Senior Notes has been reduced, such excess amount will be required to be paid to the Amazon Seattle Note A Holders pro rata (based on their respective principal balances) in an aggregate amount up to the reduction, if any, of their respective principal balances as a result of such the Amazon Seattle Workout, plus interest on such aggregate amount at the related note interest rate;

(vi)    sixth, to the extent the Amazon Seattle Note B Holder has made any payments or advances to cure defaults pursuant to the Amazon Seattle Intercreditor Agreement, to reimburse the Amazon Seattle Note B Holder for all such cure payments; and to the Amazon Seattle Note B Holder in the amount of any other unreimbursed reasonable out-of-pocket costs and expenses paid by the Amazon Seattle Note B Holder, in each case to the extent reimbursable by, but not previously reimbursed by, the borrower;

(vii)   seventh, to the Amazon Seattle Note B Holder, until the principal balance of the Amazon Seattle Note B has been reduced to zero;

(viii)   eighth, to the Amazon Seattle Note A Holders, pro rata (based on their respective principal balances) in an aggregate amount equal to the product of (i) the Amazon Seattle Note A Percentage Interest multiplied by (ii) Amazon Seattle Note A Relative Spread and (iii) any prepayment premium to the extent paid by the borrower;

(ix)    ninth, to the Amazon Seattle Note B Holder in an amount equal to the product of (i) the Amazon Seattle Note B Percentage Interest multiplied by (ii) the Amazon Seattle Note B Relative Spread and (iii) any prepayment premium to the extent paid by the borrower;

(x)     tenth, if the proceeds of any foreclosure sale or any liquidation of the Amazon Seattle Whole Loan or the Amazon Seattle Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(ix) and, as a result of a the Amazon Seattle Workout the principal balance of the Amazon Seattle Note B has been reduced, such excess amount will be paid to the Amazon Seattle Note B Holder in an amount up to the reduction, if any, of the principal balance of the Amazon Seattle Note B as a result of such Amazon Seattle Workout, plus interest on such amount at the related note interest rate;

(xi)    eleventh, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the Amazon Seattle PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the Amazon Seattle Master Servicer or the Amazon Seattle Special Servicer, as applicable (in each case provided that such reimbursements or payments relate to the Amazon Seattle Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid pro rata to the Amazon Seattle Note A Holders and the Amazon Seattle Note B Holder in accordance with the Amazon Seattle Note A Percentage Interest and the Amazon Seattle Note B Percentage Interest, respectively, with the amount distributed to the Amazon Seattle Note A Holders to be allocated between the Amazon Seattle Note A Holders pro rata based on their respective principal balances; and

(xii)    twelfth, to the Amazon Seattle Note A Holders, pro rata (based on their respective entitlements to interest) up to an amount equal to the Amazon Seattle Note A ARD Interest on the Amazon Seattle Note A of such Amazon Seattle Note A Holder;

(xiii)   thirteenth, to the Amazon Seattle Note B Holder in an amount equal to the Amazon Seattle Note B ARD Interest on the Amazon Seattle Note B; and

(xiv)   fourteenth, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the Amazon Seattle Whole Loan, and not otherwise applied in accordance with the foregoing clauses (i)-(xiii), any remaining amount will be paid pro rata to the Amazon Seattle Note A Holders and the Amazon Seattle Note B Holder in accordance with the Amazon Seattle Note A Percentage Interest and the Amazon Seattle Note B Percentage Interest, respectively, with the amount distributed to the Amazon Seattle Note A Holders to be allocated between the Amazon Seattle Note A Holders pro rata based on their respective principal balances.

“Amazon Seattle Note A ARD Interest” means Excess Interest accrued on the Amazon Seattle Senior Notes.

“Amazon Seattle Note A Percentage Interest” means a fraction, expressed as a percentage, the numerator of which is the sum of the principal balances of the Amazon Seattle Senior Notes, and the denominator of which is the sum of the principal balances of the Amazon Seattle Senior Notes and the principal balance of the Amazon Seattle Note B.

“Amazon Seattle Note A Rate” means 3.004833%

“Amazon Seattle Note A Relative Spread” means the ratio of the Amazon Seattle Note A Rate to the weighted average of the Amazon Seattle Note A Rate and the Amazon Seattle Note B Rate.

“Amazon Seattle Note A-1 Holder“ means the holder of Amazon Seattle Note A-1.

“Amazon Seattle Note A-2 Holder“ means the holder of Amazon Seattle Note A-2.

“Amazon Seattle Note A-3 Holder“ means the holder of Amazon Seattle Note A-3.

“Amazon Seattle Note A-4 Holder“ means the holder of Amazon Seattle Note A-4.

“Amazon Seattle Note A-5 Holder“ means the holder of Amazon Seattle Note A-5.

“Amazon Seattle Sequential Pay Event” means any event of default under the Amazon Seattle Whole Loan with respect to an obligation to pay money due under the Amazon Seattle Whole Loan, any other event of default for which the Amazon Seattle Whole Loan is actually accelerated or any other event of default which causes the Amazon Seattle Whole Loan to become a Specially Serviced Loan, or any bankruptcy or insolvency event that constitutes an event of default under the Amazon Seattle Whole Loan; provided, however, that unless the Amazon Seattle Master Servicer or the Amazon Seattle Special Servicer, as applicable, has notice or knowledge of such event at least 10 business days prior to the applicable Distribution Date, distributions will be made sequentially beginning on the subsequent Distribution Date; provided, further, that the aforementioned requirement of notice or knowledge will not apply in the case of distribution of the final proceeds of a liquidation or final disposition of the Amazon Seattle Whole Loan. An Amazon Seattle Sequential Pay Event will no longer exist to the extent it has been cured (including any cure payment made by the Amazon Seattle Note B Holder in accordance with the Amazon Seattle Intercreditor Agreement) and will not be deemed to exist to the extent the Amazon Seattle Note B Holder is exercising its cure rights under the Amazon Seattle Intercreditor Agreement or the default that led to the occurrence of such the Amazon Seattle Sequential Pay Event has otherwise been cured or waived.

“Amazon Seattle Note B ARD Interest” means Excess Interest accrued on the Amazon Seattle Note B.

“Amazon Seattle Note B Percentage Interest” means a fraction, expressed as a percentage, the numerator of which is the principal balance of the Amazon Seattle Note B, and the denominator of which is the sum of the principal balance of the Amazon Seattle Senior Mortgage Loan and the principal balance of the Amazon Seattle Note B.

“Amazon Seattle Note B Rate” means 3.004833%.

“Amazon Seattle Note B Relative Spread” means the ratio of the Amazon Seattle Note B Rate to the weighted average of the Amazon Seattle Note A Rate and the Amazon Seattle Note B Rate.

Consultation and Control

Pursuant to the Amazon Seattle Intercreditor Agreement, the controlling holder with respect to the Amazon Seattle Whole Loan (the “Amazon Seattle Controlling Noteholder”), as of any date of determination, will be (i) if and for so long as no Amazon Seattle Control Appraisal Period has occurred and is continuing, the Amazon Seattle Note B Holder, and (ii) if and for so long as an Amazon Seattle Control Appraisal Period has occurred and is continuing, the Amazon Seattle Note A-1 Holder; provided, however, that from and after the Closing Date, references to the “Amazon Seattle Controlling Noteholder” will mean the Amazon Seattle Controlling Class Certificateholder (or its representative) or any other party assigned the rights to exercise the rights of the “Controlling Noteholder” under the Amazon Seattle Intercreditor Agreement, as and to the extent provided in the Amazon Seattle PSA; and provided further that, if the Amazon Seattle Note B Holder would be the Amazon Seattle Controlling Noteholder pursuant to the terms of the Amazon Seattle Intercreditor Agreement, but any interest in the Amazon Seattle Note B is held by the borrower or a related Borrower Party, or a related Borrower Party would otherwise be entitled to exercise the rights of the Amazon Seattle Controlling Noteholder in respect of the Amazon Seattle Note B, then an Amazon Seattle Control Appraisal Period will be deemed to have occurred.

Pursuant to the terms of the Amazon Seattle Intercreditor Agreement, if any consent, modification, amendment or waiver under or other action in respect of the Amazon Seattle Whole Loan (whether or not a servicing transfer event has occurred and is continuing) that would constitute an Amazon Seattle Major Decision has been requested or proposed, at least 10 business days (or 30 days with respect to any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the borrower) prior to taking action with respect to such Amazon Seattle Major Decision (or making a determination not to take action with respect to such Amazon Seattle Major Decision), the Amazon Seattle Master Servicer or the Amazon Seattle Special Servicer must receive the written consent of the Amazon Seattle Controlling Noteholder (or its representative) before implementing a decision with respect to such Amazon Seattle Major Decision, provided, that if the Amazon Seattle Master Servicer or the Amazon Seattle Special Servicer, as the case may be, does not receive a response within 10 business days (or 30 days with respect to any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the borrower) of its delivery of notice of an Amazon Seattle Major Decision and the Major Decision Reporting Package (as such term is defined in the Amazon Seattle Intercreditor Agreement), then the Amazon Seattle Controlling Noteholder (or its controlling noteholder representative) will be deemed to have approved such action. Notwithstanding the provisions set forth in the previous paragraph, in the event that the Amazon Seattle Special Servicer or the Amazon Seattle Master Servicer (in the event the Amazon Seattle Master Servicer is otherwise authorized by the Amazon Seattle Intercreditor Agreement or the Amazon Seattle PSA to take such action), as applicable, determines that immediate action, with respect to the foregoing matters, or any other matter requiring consent of the Amazon Seattle Controlling Noteholder (or its controlling noteholder representative) in the Amazon Seattle Intercreditor Agreement or the Amazon Seattle PSA, is necessary to protect the interests of the Amazon Seattle Noteholders (as a collective whole (taking into account the subordinate nature of the Amazon Seattle Note B and the pari passu nature of the Amazon Seattle Senior Notes)), the Amazon Seattle Special Servicer or Amazon Seattle Master Servicer, as applicable, may take any such action without waiting for the response of the Amazon Seattle Controlling Noteholder (or its controlling noteholder representative), provided that the Amazon Seattle Special Servicer or the Amazon Seattle Master Servicer, as applicable, provides the Amazon Seattle Controlling Noteholder with prompt written notice following such action including a reasonably detailed explanation of the basis therefor. Similarly, following the occurrence of an extraordinary event with respect to the Mortgaged Property, or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Amazon Seattle Master Servicer or the Amazon Seattle Special Servicer, as the case may be, may take actions with respect to the Mortgaged Property before obtaining the consent of the Amazon Seattle Controlling Noteholder (or its representative) if the applicable servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions prior to such consent would materially and adversely affect the interest of the Amazon Seattle Noteholders, and the applicable servicer has made a reasonable effort to contact the Amazon Seattle Controlling Noteholder (or its representative).

Notwithstanding the foregoing, the Amazon Seattle Master Servicer or Amazon Seattle Special Servicer, as the case may be, may not follow any advice, direction, objection or consultation provided by the Amazon Seattle Controlling Noteholder (or its representative) that would require or cause the Amazon Seattle Master Servicer or the Amazon Seattle Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions of the Code, be inconsistent with the Servicing Standard, require or cause the Amazon Seattle Master Servicer or the Amazon Seattle Special Servicer, as applicable, to violate provisions of the Amazon Seattle Intercreditor Agreement or the Amazon Seattle PSA, require or cause the Amazon Seattle Master Servicer or the Amazon Seattle Special Servicer, as applicable, to violate the terms of the Amazon Seattle Whole Loan, or materially expand the scope of the Amazon Seattle Master Servicer’s or the Amazon Seattle Special Servicer’s responsibilities under the Amazon Seattle Intercreditor Agreement or the Amazon Seattle PSA.

The Amazon Seattle Special Servicer will be required to provide copies to each Amazon Seattle Non-Controlling Note A Holder of any notice, information and report that is required to be provided to the Amazon Seattle Controlling Noteholder pursuant to the Amazon Seattle PSA with respect to any of the Amazon Seattle Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report within the same time frame such notice, information and report is required to be provided to the Amazon Seattle Controlling Noteholder, and the Amazon Seattle Special Servicer will be required to consult with each Amazon Seattle Non-Controlling Note A Holder on a strictly non-binding basis, to the extent having received such notices, information and reports, any Amazon Seattle Non-Controlling Note A Holder requests consultation with respect to any such Amazon Seattle Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report, and consider alternative actions recommended by such Amazon Seattle Non-Controlling Note A Holder; provided that after the expiration of a period of 10 business days from the delivery to any Amazon Seattle Non-Controlling Note A Holder by the Amazon Seattle Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports, the Amazon Seattle Special Servicer will no longer be obligated to consult with such Amazon Seattle Non-Controlling Note A Holder, whether or not such Amazon Seattle Non-Controlling Note A Holder has responded within such 10 business day period (unless, the Amazon Seattle Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10 business day period will be deemed to begin anew from the date of such proposal and delivery of all information relating thereto).

“Amazon Seattle Control Appraisal Period” will exist with respect to the Amazon Seattle Whole Loan, if and for so long as:

(a)  (i) the initial principal balance of the Amazon Seattle Note B, minus (ii) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Amazon Seattle Note B after the date of creation of the Amazon Seattle Note B, (y) any Appraisal Reduction Amount for the Amazon Seattle Whole Loan that is allocated to the Amazon Seattle Note B and (z) any losses realized with respect to the Amazon Seattle Mortgaged Property or the Amazon Seattle Whole Loan that are allocated to the Amazon Seattle Note B, is less than

(b)  25% of the remainder of (i) the initial principal balance of the Amazon Seattle Note B less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the Amazon Seattle Note B Holder on the Amazon Seattle Note B, after the date of creation of such Amazon Seattle Note B, provided that an Amazon Seattle Control Appraisal Period will terminate upon the occurrence of an Amazon Seattle Threshold Event Cure by the Amazon Seattle Note B Holder pursuant to the terms of the Amazon Seattle Intercreditor Agreement.

“Amazon Seattle Lead Securitization” means the securitization of Benchmark 2021-B25 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2021-B25.

“Amazon Seattle Major Decision” means a “Major Decision” under the Amazon Seattle PSA or any one or more analogous terms in the Amazon Seattle PSA at any time when one or more of the Amazon Seattle Senior Notes and Amazon Seattle Subordinate Companion Loan are included in the Benchmark 2021-B25 mortgage trust.

“Amazon Seattle Noteholder” means any of the Amazon Seattle Note A Holders and the Amazon Seattle Note B Holder, as applicable.

“Amazon Seattle Non-Controlling Note A Holder” means each Amazon Seattle Note A Holder that is not the Amazon Seattle Controlling Noteholder; provided that, from and after the Amazon Seattle Lead Securitization, ”Amazon Seattle Non-Controlling Note A Holder” means each Amazon Seattle Note A Holder, if any, whose Amazon Seattle Senior Note is not included in the Amazon Seattle Lead Securitization or, if such Amazon Seattle Senior Note is then included in an Amazon Seattle Non-Lead Securitization, the Amazon Seattle Non-Controlling Note A Subordinate Class Representative pursuant to the Amazon Seattle Non-Lead Securitization for such securitization or their duly appointed representative; provided, further, that if such Amazon Seattle Non-Controlling Note A Holder’s Amazon Seattle Senior Note is held by (or the related Amazon Seattle Non-Controlling Note A Subordinate Class Representative is) a Borrower Party, no person will be entitled to exercise the rights of such Amazon Seattle Non-Controlling Note A Holder with respect to such Amazon Seattle Senior Note.

“Amazon Seattle Non-Lead Securitization” means any securitization other than an Amazon Seattle Lead Securitization.

“Amazon Seattle Non-Controlling Note A Subordinate Class Representative” means, with respect to an Amazon Seattle Senior Note that is included in an Amazon Seattle Non-Lead Securitization, the holders of the majority of the class of securities issued in such securitization designated as the ”controlling class” pursuant to the related Amazon Seattle PSA for such securitization or their duly appointed representative.

For so long as the Amazon Seattle Subordinate Companion Loan is an asset of the Benchmark 2021-B25 mortgage trust, the following paragraph will not have any force or effect.

The Amazon Seattle Note B Holder is entitled to avoid an Amazon Seattle Control Appraisal Period caused by application of an Appraisal Reduction Amount upon the satisfaction of certain conditions (within 30 days of the Amazon Seattle Master Servicer’s or Amazon Seattle Special Servicer’s, as applicable, receipt of a third party appraisal that indicates such Amazon Seattle Control Appraisal Period has occurred) (a “Amazon Seattle Threshold Event Cure”), including delivery to the Amazon Seattle Master Servicer or the Amazon Seattle Special Servicer, as applicable, of additional collateral in the form of either (x) cash or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institution(s) that meets the rating requirements as described in the Amazon Seattle Intercreditor Agreement, in each case, in an amount which, when added to the appraised value of the related Mortgaged Property as determined pursuant to the Amazon Seattle PSA, would cause the applicable Amazon Seattle Control Appraisal Period not to occur.

Cure Rights

In the event that the related borrower fails to make any payment of principal or interest on the Amazon Seattle Whole Loan by the end of the applicable grace period or any other event of default under the related Amazon Seattle Whole Loan documents occurs and is continuing, the holder of the Amazon Seattle Subordinate Companion Loan will have the right to cure such event of default subject to certain limitations set forth in the Amazon Seattle Intercreditor Agreement. Unless the Benchmark 2021-B25 mortgage trust (or, if the Benchmark 2021-B25 mortgage trust no longer holds any of the Amazon Seattle Senior Notes and the Amazon Seattle Subordinate Loan, the Amazon Seattle Note A-1 Holder) consents to additional cure periods, the Amazon Seattle Note B Holder’s rights to cure a monetary default or non-monetary default will be limited to a combined total of (i) six (6) cures of monetary defaults over the term of the Amazon Seattle Whole Loan, no more than four (4) of which may be consecutive, and (ii) six (6) cures of non-monetary defaults over the term of the Amazon Seattle Whole Loan.

So long as a monetary default exists for which a permitted cure payment is made, such monetary default will not be treated as an “Event of Default” under the Amazon Seattle Whole Loan (including for purposes of (i) whether a “Amazon Seattle Sequential Pay Event” has occurred (ii) accelerating the Amazon Seattle Whole Loan, modifying, amending or waiving any provisions of the loan documents or commencing proceedings for foreclosure or the taking of title by deed-in-lieu of foreclosure or other similar legal proceedings with respect to the Amazon Seattle Mortgaged Property; or (iii) treating the Amazon Seattle Whole Loan as a Specially Serviced Loan).

Notwithstanding the foregoing, for so long as the Amazon Seattle Subordinate Companion Loan is an asset of the Benchmark 2021-B25 mortgage trust, the Amazon Seattle Subordinate Companion Loan Holder may not exercise the cure rights described above.

Purchase Option

After the occurrence and delivery of a notice of an event of default with respect to the Amazon Seattle Whole Loan or a servicing transfer event, the Amazon Seattle Note B Holder will have the right, by written notice to the Amazon Seattle Note A Holders (a “Amazon Seattle Purchase Notice”), to purchase, in immediately available funds, each Amazon Seattle Senior Note, in whole but not in part, at the defaulted mortgage loan purchase price, which is generally equal to unpaid principal, interest and expenses (but generally excluding prepayment premiums, default interest or late charges unless the holder is the borrower or an affiliate of the borrower). Upon the delivery of the Amazon Seattle Purchase Notice to the then current Amazon Seattle Note A Holders, the Amazon Seattle Note A Holders will be required to sell (and the Amazon Seattle Note B Holder will be required to purchase) the Amazon Seattle Senior Mortgage Loan at the defaulted mortgage loan purchase price, on a date (the “Amazon Seattle Defaulted Note Purchase Date”) not less than 10 and not more than 60 days after the date of the Amazon Seattle Purchase Notice. The failure of the requesting purchaser to purchase the Amazon Seattle Senior Mortgage Loan on the Amazon Seattle Defaulted Note Purchase Date will result in the termination of such right with respect to the event of default under Amazon Seattle Whole Loan or servicing transfer event that gave rise to such right. The right of the Amazon Seattle Note B Holder to purchase the Amazon Seattle Senior Mortgage Loan as described in this paragraph will automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the Amazon Seattle Mortgaged Property. Notwithstanding the foregoing sentence, the Amazon Seattle Note A Holders are required to give the Amazon Seattle Note B Holder 10 business days prior written notice of its intent with respect to any consummation of a foreclosure sale, sale by power of sale or delivery of deed in lieu of foreclosure with respect to the related Mortgaged Property. Notwithstanding the foregoing sentence, if title to the Amazon Seattle Mortgaged Property is transferred to the Amazon Seattle Note A Holders (or a designee on their behalf), in a manner commonly known as “the borrower turning over the keys” and not otherwise in connection with a consummation by the Amazon Seattle Note A Holders of a foreclosure sale or sale by power of sale or acceptance of a deed in lieu of foreclosure, less than 10 business days after the acceleration of the Amazon Seattle Whole Loan, the Amazon Seattle Note A Holders will be required to notify the Amazon Seattle Note B Holder of such transfer and the Amazon Seattle Note B Holder will have a 15 business day period from the date of such notice from the Amazon Seattle Note A Holders to deliver the Amazon Seattle Purchase Notice to the Amazon Seattle Note A Holders, in which case the Amazon Seattle Note B Holder will be obligated to purchase the Amazon Seattle Mortgaged Property, in immediately available funds, within such 15 business day period at the applicable purchase price.

If the Amazon Seattle Subordinate Companion Loan is an asset of the Benchmark 2021-B25 mortgage trust, such purchase option described above will not have any force or effect.

Sale of Defaulted Whole Loan

Pursuant to the terms of the Amazon Seattle Intercreditor Agreement and the Amazon Seattle PSA, if the Amazon Seattle Whole Loan becomes a defaulted loan, and if the Amazon Seattle Special Servicer determines to sell the Amazon Seattle Senior Mortgage Loan in accordance with the Amazon Seattle PSA, then the applicable Amazon Seattle Special Servicer may elect to sell the Amazon Seattle Whole Loan subject to the consent (or deemed consent) of the Amazon Seattle Note B Holder or the Amazon Seattle Controlling Noteholder under the provisions described above under “—Consultation and Control”.

Special Servicer Appointment Rights

Pursuant to the Amazon Seattle Intercreditor Agreement, the Amazon Seattle Controlling Noteholder (or its representative) will have the right, at any time, with or without cause, to replace the Amazon Seattle Special Servicer then acting with respect to the Amazon Seattle Whole Loan and appoint a replacement Amazon Seattle Special Servicer in lieu thereof without the consent of the other Amazon Seattle Noteholders.

Amendments

The Amazon Seattle Intercreditor Agreement may only be amended by the consent of all Amazon Seattle Noteholders.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the 15 largest Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of this prospectus.

Additionally, an Asset Data File containing certain detailed information regarding the Mortgage Loans for the reporting period specified therein will be filed or caused to be filed by the depositor on Form ABS-EE on or prior to the date of filing of this prospectus and available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

German American Capital Corporation, Citi Real Estate Funding Inc., Goldman Sachs Mortgage Company, and JPMorgan Chase Bank, National Association are sponsors of, and mortgage loan sellers in, this securitization transaction (in such capacity, the “Sponsors” or “Mortgage Loan Sellers”, as applicable).

For a description of certain affiliations, relationships and related transactions between the sponsors and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

German American Capital Corporation

General. German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor and a mortgage loan seller in this securitization transaction. DBR Investments Co. Limited, an Exempted

Company incorporated in the Cayman Islands (“DBRI”), an affiliate of GACC, originated (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans, except with respect to the Mortgage Loans set forth under “Description of the Mortgage Pool—Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans” for which GACC is identified as a Mortgage Loan Seller.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation. GACC is an affiliate of (i) DBRI, an originator, (ii) Deutsche Bank AG, New York Branch (“DBNY”), a Retaining Party, the initial Risk Retention Consultation Party, and the initial holder of the VRR Interest, (iii) Deutsche Bank Securities Inc., an underwriter and (iv) the depositor. The principal offices of GACC are located at 60 Wall Street, New York, New York 10005. Prior to the date of this prospectus, DBRI will sell its interests in the GACC Mortgage Loans to GACC on the Closing Date. It is also expected that DBRI will be the holder of the companion loans (if any) for which the noteholder is identified as “DBRI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General” after the Closing Date in the ordinary course of business and such Companion Loans may be securitized in one or more future securitization transactions or otherwise transferred at any time.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. . . . The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

GACC’s Securitization Program. GACC has been engaged as an originator and/or seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., (iii) the “Benchmark” program in which DMARC is the depositor on a rotating basis with GS Mortgage Securities Corporation II, J.P. Morgan Chase Commercial Mortgage Securities Corp. and Citigroup Commercial Mortgage Securities Inc., and (iv) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large floating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC acquires both fixed rate and floating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through April 30, 2021 is approximately $90.134 billion.

GACC or its affiliates have purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. If GACC or its affiliates purchase loans for securitization, GACC or such affiliate will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC and its affiliates rely on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC and its affiliates have servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to an MLPA, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex D-2), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The depositor will assign certain of its rights under each MLPA to the issuing entity. In addition, GACC has agreed to indemnify the depositor, the underwriters and/or certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans.

Overview. GACC, in its capacity as the Sponsor of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by DBRI during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC

Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. GACC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;

●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by DBRI, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties set forth on Annex D-2.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by DBRI, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DBRI’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects.

 GACC also determined that the GACC Mortgage Loans were originated (or acquired and re-underwritten) in accordance with DBRI’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DBRI’s Underwriting Guidelines and Processes.

General. DBRI is an originator and is affiliated with DBNY, GACC, Deutsche Bank Securities Inc., one of the underwriters, and the depositor. DBRI originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by DBRI generally are originated in accordance with the underwriting criteria described below. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and we cannot assure you that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, DBRI conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of DBRI’s underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and we cannot assure you that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. DBRI reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information”.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by DBRI and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A-1 and Annex A-3. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, DBRI obtains (or, in connection with DBRI’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBRI relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, DBRI may also obtain prospective or hypothetical values on an “as-stabilized”, “as-complete” and/or “hypothetical as-is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. DBRI then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with DBRI’s acquisition and reunderwriting of a mortgage loan, DBRI relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from an opinion of value of DBRI. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if DBRI had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Evaluation of Borrower. The DBRI evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. DBRI evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, DBRI either (i) obtains or updates (or, in connection with DBRI’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and DBRI relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with DBRI’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and DBRI relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, DBRI reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, DBRI either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, DBRI obtains (or, in connection with DBRI’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBRI relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. DBRI reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, DBRI generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, DBRI may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related Mortgage Loan documents.

Title Insurance Policy. The borrower is required to provide, and DBRI reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and DBRI reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as DBRI may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. DBRI may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, DBRI may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by DBRI. The typical required escrows for mortgage loans originated by DBRI are as follows:

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Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide DBRI with sufficient funds to satisfy all taxes and assessments. DBRI may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or DBRI may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

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Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide DBRI with sufficient funds to pay all insurance premiums. DBRI may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

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Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. DBRI may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

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Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. DBRI may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

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Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. DBRI may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

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Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. DBRI may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

DBRI may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) DBRI’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) DBRI has structured springing escrows that arise for identified risks, (v) DBRI has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) DBRI believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DBRI’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, DBRI’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, DBRI may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions. Disclosed above are DBRI’s general underwriting guidelines with respect to the GACC Mortgage Loans. One or more GACC Mortgage Loans may vary from DBRI’s underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more GACC Mortgage Loans, DBRI may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases set forth below, DBRI made exceptions and the underwriting of a particular GACC Mortgage Loan did not comply with all aspects of the disclosed criteria.

The GACC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act. GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 16, 2021. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including January 1, 2018 to and including December 31, 2020, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization. Neither GACC nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that DBNY (a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules) of GACC) will retain the VRR Interest as described under “Credit Risk Retention”. However, GACC and/or its affiliates may acquire or own in the future certain additional classes of certificates issued by the issuing entity. Any such party will have the right to dispose of any such certificates (other than the VRR Interest) at any time. DBNY or an affiliate will be required to retain the VRR Interest as further described under “Credit Risk Retention”.

The information set forth under “—German American Capital Corporation” has been provided by GACC.

Citi Real Estate Funding Inc.

Citi Real Estate Funding Inc. (“CREFI”) is a sponsor and a mortgage loan seller. The respective Mortgage Loans that CREFI is selling to the depositor in this securitization transaction are collectively referred to in this prospectus as the “CREFI Mortgage Loans“. CREFI originated or co-originated all of the CREFI Mortgage Loans.

CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability company, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and its facsimile number is (212) 723-8604. CREFI is an affiliate of Citigroup Global Markets Inc. (one of the underwriters). CREFI makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions.

Neither CREFI nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against CREFI for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CREFI in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements—General”.

CREFI’s Commercial Mortgage Origination and Securitization Program

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC”), which was engaged in the origination of multifamily and commercial mortgage loans for securitization from 1996 to 2017. Many CREFI staff worked for CGMRC, and CREFI’s underwriting guidelines, credit committee approval process and loan documentation are substantially similar to CGMRC’s. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which it participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally, CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates and, in certain cases, uncertificated interests.

Review of the CREFI Mortgage Loans

Overview. In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans or portions thereof that it is selling to the depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database. First, CREFI created a database of information (the “CREFI Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;

●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);

●	insurance information for the related Mortgaged Properties;

●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;

●	bankruptcy searches with respect to the related borrowers; and

●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the CREFI Securitization Database certain updates to such information received by CREFI’s securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any CREFI Mortgage Loan.

Using the information in the CREFI Securitization Database, CREFI created a Microsoft Excel file (the “CREFI Data File”) and provided that file to the depositor for the inclusion in this prospectus (particularly in Annexes A-1, A-2 and A-3 to this prospectus) of information regarding the CREFI Mortgage Loans.

Data Comparison and Recalculation. CREFI engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the CREFI Data File against various source documents provided by CREFI that are described above under “—Database” above;

●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CREFI Data File; and

●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review. CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the CREFI Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

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whether any mortgage loans were originated by third party originators and the names of such originators, and whether such mortgage loans were underwritten or re-underwritten in accordance with CREFI’s (or the applicable mortgage loan seller’s) criteria;

●	whether any mortgage loans are not first liens, or have a loan-to-value ratio greater than 80%;

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whether any mortgage loans are 30 days or more delinquent with respect to any monthly debt service payment as of the Cut-off Date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the Cut-off Date;

●	a description of any material issues with respect to any of the mortgage loans;

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whether any mortgage loans permit, or have existing, mezzanine debt, additional debt secured by the related mortgaged properties or other material debt, and the material terms and conditions for such debt;

●	whether any mortgaged properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;

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whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;

●	whether any mortgage loans are interest-only for their entire term or a portion of their term;

●	whether any mortgage loans permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;

●	whether any mortgage loans permit the release of all or a portion of the related mortgaged properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;

●	whether any mortgage loans are cross-collateralized or secured by multiple properties, or have related borrowers with other mortgage loans in the subject securitization;

●	whether any mortgage loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;

●	whether there are post-close escrows or earn-out reserves that could be used to pay down the mortgage loan, or whether there are escrows or holdbacks that have not been fully funded;

●	information regarding lockbox arrangements, grace periods interest accrual and amortization provisions, non-recourse carveouts, and any other material provisions with respect to the mortgage loan;

●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;

●	whether any borrower is not a special purpose entity;

●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;

●	whether any borrower under a mortgage loan is affiliated with a borrower under another mortgage loan to be included in the issuing entity;

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whether any of the mortgage loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;

●	a list of any related Mortgaged Properties for which a single tenant occupies over 50% of such property, and whether there are any significant lease rollovers at a particular Mortgaged Property;

●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;

●	a description of any material leasing issues at the related Mortgaged Properties;

●	whether any related Mortgaged Properties are subject to condemnation proceedings or litigation;

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a list of related Mortgaged Properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II environmental site assessment was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related Mortgaged Property except for those which will be remediated by the Cut-off Date;

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whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related Mortgaged Properties, or whether there are any zoning issues at the mortgaged properties;

●	a list of Mortgaged Properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or

●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex D-1 to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the depositor for inclusion on Annex D-3 to this prospectus. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the MLPA based upon such review, and provided them to the depositor for inclusion on Annex D-3 to this prospectus. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the trustee for this securitization, and the Certificateholders and the trustee for this securitization will not have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “Description of the Mortgage Loan Purchase Agreements—General”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, CREFI, as mortgage loan seller, with respect to the CREFI Mortgage Loans under the related MLPA constitutes the sole remedy available to the Certificateholders and the trustee for this securitization for any uncured material breach of any of CREFI’s representations and warranties regarding the CREFI Mortgage Loans, including any CREFI Mortgage Loans that were purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, CREFI requested the borrowers under the CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the Mortgage Loan summaries for those of the CREFI Mortgage Loans included in the ten largest Mortgage Loans in the Mortgage Pool, and the abbreviated Mortgage Loan summaries for those of the CREFI Mortgage Loans included in the next five largest Mortgage Loans in the Mortgage Pool, which summaries are incorporated in “Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” on Annex A-3.

Findings and Conclusions. Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria, except for any material deviations described under “—Exceptions to CREFI’s Disclosed Underwriting Guidelines” below. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CREFI’s Underwriting Guidelines and Processes

General. CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process. The credit underwriting process for each of CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self-storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. CREFI’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and a maximum loan-to-value ratio of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus and Annex A-1 to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool”.

Escrow Requirements. CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

Generally, CREFI requires escrows as follows:

●

Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or reimburse the landlord for the real estate taxes paid.

●

Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.

●

Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

●

Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.

●

Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

•

Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A-1 to this prospectus.

Title Insurance Policy. The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the mortgage loan representation and warranty set forth in paragraph (6) on Annex D-1 to this prospectus without any exceptions that CREFI deems material.

Property Insurance. CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the mortgage loan representations and warranties in paragraphs (16) and (29) on Annex D-1 to this prospectus without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal

CREFI obtains an appraisal meeting the requirements described in the mortgage loan representation and warranty set forth in paragraph (41) on Annex D-1 to this prospectus without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report

CREFI generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the mortgage loan representation and warranty set forth in paragraph (40) on Annex D-1 to this prospectus without any exceptions that CREFI deems material.

Property Condition Report

CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing

Interim servicing for all of CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to CREFI’s Disclosed Underwriting Guidelines

One or more of the CREFI Mortgage Loans may vary from the specific CREFI underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the CREFI Mortgage Loans, CREFI may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the CREFI Mortgage Loans have exceptions to the related underwriting criteria.

Certain characteristics of the CREFI Mortgage Loans can be found on Annex A-1.

Compliance with Rule 15Ga-1 under the Exchange Act

CREFI most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 9, 2021. CREFI’s Central Index Key is 0001701238. With respect to the period from and including January 1, 2018 to December 31, 2020, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither CREFI nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that an affiliate of CREFI may purchase the Class R certificates. However, CREFI and/or its affiliates may retain on the Closing Date, or own in the future certain additional classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Citi Real Estate Funding Inc.” has been provided by CREFI.

Goldman Sachs Mortgage Company

General

Goldman Sachs Mortgage Company (“GSMC”) is a New York limited partnership, is a sponsor and a mortgage loan seller. The respective Mortgage Loans that GSMC is selling to the depositor in this securitization transaction are collectively referred to in this prospectus as the “GSMC Mortgage Loans”.

GSMC was formed in 1984. Its general partner is Goldman Sachs Real Estate Funding Corp. and its limited partner is Goldman Sachs Bank USA (“GS Bank”). GSMC’s executive offices are located at 200 West Street, New York, New York 10282, telephone number (212) 902-1000. GSMC is an affiliate of GS Bank, an originator, and Goldman Sachs & Co. LLC, an underwriter.

GS Bank is the originator (or co-originator) of all of the GSMC Mortgage Loans. See “Description of the Mortgage Pool—Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans” for additional information.

Neither GSMC nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against GSMC for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by GSMC in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements”.

GSMC’s Commercial Mortgage Securitization Program

As a sponsor, GSMC originates and acquires fixed and floating rate commercial mortgage loans and either by itself or together with other sponsors or mortgage loan sellers, organizes and initiates the public and/or private securitization of such commercial mortgage loans by transferring the commercial mortgage loans to a securitization depositor, including GS Mortgage Securities Corporation II or another entity that acts in a similar capacity. In coordination with its affiliates, Goldman Sachs Commercial Mortgage Capital, L.P., Goldman Sachs Bank USA (“GS Bank”) and other unaffiliated underwriters, GSMC works with rating agencies, investors, unaffiliated mortgage loan sellers and servicers in structuring the securitization transaction.

From the beginning of its participation in commercial mortgage securitization programs in 1996 through December 31, 2020, GSMC originated or acquired approximately 3,115 fixed and floating rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $140.1 billion. As of December 31, 2020, GSMC had acted as a sponsor and mortgage loan seller on approximately 234 fixed and floating-rate commercial mortgage-backed securitization transactions. GSMC securitized approximately $2.165 billion, $4.636 billion, $6.586 billion, $5.098 billion, $6.284 billion, $6.972 billion, $11.730 billion, $8.548 billion, $9.960 billion and $6.823 billion of commercial mortgage loans in public and private offerings in calendar years 2011, 2012, 2013, 2014, 2015, 2016, 2017, 2018, 2019 and 2020, respectively.

Review of GSMC Mortgage Loans

Overview. GSMC, in its capacity as the sponsor of the GSMC Mortgage Loans, has conducted a review of the GSMC Mortgage Loans in connection with the securitization described in this prospectus. The review of the GSMC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GSMC’s affiliates (the “GSMC Deal Team”). The review procedures described below were employed with respect to all of the GSMC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the GSMC Deal Team created a database of loan-level and property-level information relating to each GSMC Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Goldman Originator during the underwriting process. After origination of each GSMC Mortgage Loan, the GSMC Deal Team updated the information in the database with respect to the GSMC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GSMC Deal Team.

A data tape (the “GSMC Data Tape”) containing detailed information regarding each GSMC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The GSMC Data Tape was used by the GSMC Deal Team to provide certain numerical information regarding the GSMC Mortgage Loans in this prospectus.

With respect to the Burlingame Point Whole Loan, which was co-originated by GS Bank, DBRI and JPMCB, portions of which are being sold by GSMC, GACC and JPMCB, the GSMC Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. GSMC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GSMC, relating to information in this prospectus regarding the GSMC Mortgage Loans. These procedures included:

●	comparing certain information in the GSMC Data Tape against various source documents provided by GSMC that are described above under “—Database”;

●	comparing numerical information regarding the GSMC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GSMC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GSMC Mortgage Loans disclosed in this prospectus.

Legal Review. GSMC engaged various law firms to conduct certain legal reviews of the GSMC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each GSMC Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from GSMC’s standard form loan documents. In addition, origination counsel for each GSMC Mortgage Loan reviewed GSMC’s representations and warranties set forth on Annex E-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the GSMC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain GSMC Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the GSMC Mortgage Loans prepared by origination counsel and (iii) a review of a due diligence questionnaire completed by the GSMC Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each GSMC Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions. In addition, for each GSMC Mortgage Loan originated by GSMC or its affiliates, GSMC prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process.

Based on their respective reviews of pertinent sections of the related Mortgage Loan documents, origination counsel or securitization counsel also assisted in the preparation of the Mortgage Loan summaries of those of the GSMC Mortgage Loans included in the ten largest Mortgage Loans in the Mortgage Pool, and the abbreviated Mortgage Loan summaries for those of the GSMC Mortgage Loans included in the next five largest Mortgage Loans in the Mortgage Pool, which summaries are incorporated in “Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” on Annex A-3. The applicable borrowers and borrowers’ counsel reviewed these GSMC Mortgage Loan summaries as well.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GSMC Mortgage Loan, GSMC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. GSMC conducted a search with respect to each borrower under a GSMC Mortgage Loan to determine whether it filed for bankruptcy after origination of the GSMC Mortgage Loan. If GSMC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GSMC Mortgage Loan, GSMC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The GSMC Deal Team also consulted with the Goldman Originator to confirm that the GSMC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—Goldman Originator’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Goldman Originator’s

Underwriting Guidelines and Processes—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, GSMC determined that the disclosure regarding the GSMC Mortgage Loans in this prospectus is accurate in all material respects. GSMC also determined that the GSMC Mortgage Loans were originated or acquired in accordance with GSMC’s origination procedures and underwriting criteria except as described under “—Goldman Originator’s Underwriting Guidelines and Processes—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below. GSMC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

The Goldman Originator

GS Bank is affiliated with GSMC, one of the sponsors, and Goldman Sachs & Co. LLC, one of the underwriters. GS Bank is referred to as the “Goldman Originator” in this prospectus.

The primary business of the Goldman Originator is the underwriting and origination, either by itself or together with another originator, of mortgage loans secured by commercial or multifamily properties. The commercial mortgage loans originated by the Goldman Originator include both fixed and floating rate commercial mortgage loans and such commercial mortgage loans are often included in both public and private securitizations. Many of the commercial mortgage loans originated by GS Bank are acquired by GSMC and sold to securitizations in which GSMC acts as sponsor and/or loan seller.

Fixed Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Fixed Rate Loans Originated (approximate)	Total Goldman Originator Fixed Rate Loans Securitized (approximate)
2020	$2.7 billion	$3.7 billion
2019	$6.0 billion	$5.3 billion
2018	$3.1 billion	$2.6 billion
2017	$7.3 billion	$7.7 billion
2016	$6.1 billion	$5.2 billion
2015	$6.2 billion	$6.0 billion
2014	$2.9 billion	$3.1 billion
2013	$5.0 billion	$5.3 billion
2012	$5.6 billion	$4.6 billion
2011	$2.3 billion	$2.2 billion
2010	$1.6 billion	$1.1 billion
2009	$400 million	$400 million

(1)	Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

Floating Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Floating Rate Loans Originated (approximate)	Total Goldman Originator Floating Rate Loans Securitized (approximate)
2020	$4.8 billion	$3.1 billion
2019	$6.4 billion	$4.7 billion
2018	$8.1 billion	$5.9 billion
2017	$5.6 billion	$4.0 million
2016	$2.3 billion	$1.6 million
2015	$2.0 billion	$261.0 million
2014	$3.2 billion	$2.0 billion
2013	$777 million	$1.3 billion
2012	$1.9 billion	$0
2011	$140 million	$0
2010	$0	$0
2009	$40 million	$0

(1)	Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

Goldman Originator’s Underwriting Guidelines and Processes

The Goldman Originator’s commercial mortgage loans are primarily originated in accordance with the origination procedures and underwriting criteria described below. However, variations from these procedures and criteria may occur as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor, or any other pertinent information deemed material by the Goldman Originator. Therefore, this general description of the Goldman Originator’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it complies entirely with all procedures and criteria set forth below. For important information about the circumstances that have affected the underwriting of a GSMC Mortgage Loan in the mortgage pool, see “—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below and “Annex E-2—Exceptions to GSMC Representations and Warranties”.

The underwriting process for each mortgage loan originated by the Goldman Originator is performed by an origination team comprised of real estate professionals which typically includes an originator, analyst, loan officer and commercial closer. This team conducts a review of the related mortgaged property, which typically includes an examination of historical operating statements (if available), rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic/engineering. In certain cases, the Goldman Originator may engage an independent third party due diligence provider, pursuant to a program of specified procedures, to assist in the underwriting and preparation of analyses required by such procedures, subject to the oversight and ultimate review and approval by the Goldman Originator origination team.

A member of the Goldman Originator origination team performs or engages a third party to perform an inspection of the property in order to assess the physical quality of the collateral, confirm tenancy, and determine visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such site inspections are also generally used to assess the submarket in which the property is located and to evaluate the property’s competitiveness within its market.

The Goldman Originator origination team also performs a review of the financial status, credit history and background of the borrower and certain key principals of the borrower. Among the items generally reviewed are financial statements, independent credit reports, criminal/background investigations, and specific searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation.

After the compilation and review of all documentation and other relevant considerations, the origination team finalizes its underwriting analysis of the property’s cash flow in accordance with the property specific cash flow underwriting guidelines of the Goldman Originator. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

All commercial mortgage loans must be presented to one or more credit committees which consist of senior real estate professionals, among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

The Goldman Originator’s underwriting guidelines generally require that a mortgage loan have, at origination, a minimum underwritten debt service coverage ratio of 1.20x for multifamily properties, 1.40x for hospitality properties and 1.25x for all other property types and maximum loan-to-value ratio of 80% for multifamily properties and 75% for all other property types. However these thresholds are guidelines and exceptions may be made on the merits of each individual loan taking into account such factors as reserves, letters of credit and/ or guarantees, the Goldman Originator’s judgment of the property and/or market performance in the future.

Certain properties may also be encumbered by, or otherwise support payments on, subordinate debt and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. It is possible that the Goldman Originator or an affiliate will be a lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory. When such additional debt is taken into account, the aggregate debt may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

The Goldman Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves. In addition, the Goldman Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by the Goldman Originator.

Generally, the required escrows for GSMC Mortgage Loans are as follows:

●

Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional or high net-worth individual property sponsor or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.

●

Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy or (ii) if the related mortgaged property is a single tenant property and the related tenant is required to obtain insurance directly or self-insures.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.

●

Tenant Improvement / Leasing Commissions—Tenant improvement / leasing commission reserves may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term or (ii) where rent at the related mortgaged property is considered below market.

●

Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the function, performance or value of the property or (iii) if the related mortgaged property is a single tenant property the tenant is responsible for the repairs.

●

Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues or (ii) environmental insurance is obtained or already in place.

For a description of the escrows collected with respect to the GSMC Mortgage Loans, please see Annex A-1.

The Goldman Originator and its origination counsel will generally examine whether the use and occupancy of the property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower. In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, the Goldman Originator may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance coverage in the casualty insurance policy with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

The borrower is required to provide, and the Goldman Originator or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Except in certain instances where credit rated tenants are required to obtain insurance or may self-insure, the Goldman Originator typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser (x) of the outstanding principal balance of the mortgage loan and (y) 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency as a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of: (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property and (iii) the maximum amount of insurance available under the National Flood Insurance Act of 1968, except in some cases where self-insurance is permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In some cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Each mortgage typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the seismic report indicates that the PML or SEL is greater than 20%.

In the course of originating their respective GSMC Mortgage Loans, the Goldman Originator generally considered the results of third party reports as described below:

●

Appraisal—The Goldman Originator obtains an appraisal or an update of an existing appraisal for each mortgaged property prepared by an appraisal firm approved in accordance with the Goldman Originator’s internal documented appraisal policy. The Goldman Originator origination team and a third party consultant engaged by the Goldman Originator typically reviews the appraisal. All appraisals are conducted by an independent appraiser that is state certified, an appraiser belonging to the Appraisal Institute, a member association of professional real estate appraisers, or any otherwise qualified appraiser. All appraisals are conducted in accordance with the Uniform Standards of Professional Appraisal Practices. In addition, the appraisal report (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

●

Environmental Report—The Goldman Originator obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by the Goldman Originator. In certain cases, the borrower may have obtained the Phase I site assessment, and the assessment is then re-addressed to the Goldman Originator. The Goldman Originator origination team and a third party environmental consultant engaged by the Goldman Originator or the borrower typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the Goldman Originator or the environmental consultant believes that such an analysis is warranted under the circumstances. In cases in which the Phase I site assessment identifies any potential adverse environmental conditions and no third party is identified as responsible for such condition, or the condition has not otherwise been satisfactorily mitigated, the Goldman Originator generally requires additional environmental testing, such as a Phase II environmental assessment on the related mortgaged property, an environmental insurance policy, the borrower to conduct remediation activities or to establish an operations and maintenance plan, or to place funds in escrow to be used to address any required remediation.

●

Physical Condition Report—The Goldman Originator obtains a physical condition report (“PCR”) or an update of a previously obtained PCR for each mortgaged property prepared by a structural engineering firm approved by the Goldman Originator to assess the structure, exterior walls, roofing, interior structure and/ or mechanical and electrical systems. In certain cases, the borrower may have obtained the PCR, and the PCR is then re-addressed to the Goldman Originator. The Goldman Originator and a third party structural consultant engaged by the Goldman Originator or the borrower typically reviews the PCR to determine the physical condition of the property, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, the Goldman Originator generally requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves.

●

Seismic—The Goldman Originator generally obtains a seismic report or an update of a previously obtained seismic report for all mortgaged properties located in seismic zone 3 or 4 to assess probable maximum loss (“PML”) or scenario expected loss (“SEL”) for the related mortgaged property. In certain cases, the borrower may have obtained the seismic report and the seismic report is then re-addressed to the Goldman Originator.

From time to time, the Goldman Originator originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect the Goldman Originator as the payee. GSMC has in the past and may in the future deposit such promissory notes for which the Goldman Originator is named as payee with one or more securitization trusts, while the co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts.

Servicing

Interim servicing for all of GSMC’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with GSMC, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines

The Goldman Originator has disclosed generally its underwriting guidelines with respect to the GSMC Mortgage Loans. However, one or more of the GSMC Mortgage Loans may vary from the specific Goldman Originator underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the GSMC Mortgage Loans, the Goldman Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, the Goldman Originator may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria.

The GSMC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Certain characteristics of the GSMC Mortgage Loans can be found on Annex A-1.

Compliance with Rule 15Ga-1 under the Exchange Act. GSMC most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 12, 2021. GSMC’s Central Index Key is 0001541502. With respect to the period from and including January 1, 2018 to and including December 31, 2020, GSMC has the following activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

% of principal balance	Check if Regis- tered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (due to expired cure period)			Demand in Dispute			Demand Withdrawn			Demand Rejected
(a)	(b)	(c)	# (d)	$ (e)	% of principal balance (f)	# (g)	$ (h)	% of principal balance (i)	# (j)	$ (k)	% of principal balance (l)	# (m)	$ (n)	% of principal balance (o)	# (p)	$ (q)	% of principal balance (r)	# (s)	$ (t)	% of principal balance (u)	# (v)	$ (w)	% of principal balance (x)
Asset Class: Commercial Mortgage Backed Securities
GS Mortgage Securities Trust 2012-GCJ9 (CIK 0001560456)	X	Goldman Sachs Mortgage Company	12	411,105,625	29.6	1	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0	0.00	0	0	0.00
		Citigroup Global Markets Realty Corp.	30	313,430,906	22.6	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Archetype Mortgage Funding I LLC	14	137,272,372	9.9	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Jefferies LoanCore LLC	18	527,119,321	38.0	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Total by Asset Class			74	1,388,928,224	100%	1	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0	0.00	0	0	0.00

Retained Interests in This Securitization

As of the date of this prospectus, neither GSMC nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, GSMC and/or its affiliates may retain on the Closing Date or own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Goldman Sachs Mortgage Company” has been provided by GSMC.

JPMorgan Chase Bank, National Association

General.

JPMorgan Chase Bank, National Association (“JPMCB”) is a national banking association and wholly owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation whose principal office is located in New York, New York. JPMCB offers a wide range of banking services to its customers, both domestically and internationally. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency. JPMCB is an affiliate of J.P. Morgan Securities LLC, an underwriter. Additional information, including the most recent Annual Report on Form 10-K for the year ended December 31, 2020, of JPMorgan Chase & Co., the 2019 Annual Report of JPMorgan Chase & Co., and additional annual, quarterly and current reports filed with or furnished to the SEC by JPMorgan Chase & Co., as they become available, may be obtained without charge by each person to whom this prospectus is delivered upon the written request of any such person to the Office of the Secretary, JPMorgan Chase & Co., 4 New York Plaza, New York, New York 10004 or at the SEC’s website at www.sec.gov. None of the documents that JPMorgan Chase & Co. files with the SEC or any of the information on, or accessible through, the SEC’s website, is part of, or incorporated by reference into, this prospectus.

JPMCB’s Securitization Program. The following is a description of JPMCB’s commercial mortgage-backed securitization program.

JPMCB underwrites and originates mortgage loans secured by commercial, multifamily and manufactured housing community properties for its securitization program. As sponsor, JPMCB sells the loans it originates or acquires through commercial mortgage-backed securitizations. JPMCB, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1994 and securitizing commercial mortgage loans in 1995. As of December 31, 2019, the total amount of commercial mortgage loans originated and securitized by JPMCB and its predecessors is in excess of $150 billion. Of that amount, approximately $124.6 billion has been securitized by J.P. Morgan Chase Commercial Mortgage Securities Corp. (“JPMCCMSC”), a subsidiary of JPMCB, as depositor. In its fiscal year ended December 31, 2019, JPMCB originated approximately $9.0 billion of commercial mortgage loans, of which approximately $4.2 billion were securitized by JPMCCMSC.

On May 30, 2008, JPMorgan Chase & Co., the parent of JPMCB, merged with The Bear Stearns Companies Inc. As a result of such merger, Bear Stearns Commercial Mortgage, Inc. (“BSCMI”) became a subsidiary of JPMCB. Subsequent to such merger, BSCMI changed its name to J.P. Morgan Commercial Mortgage Inc. Prior to the merger, BSCMI was a sponsor of its own commercial mortgage-backed securitization program. BSCMI, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans in 1995 and securitizing commercial mortgage loans in 1996. As of November 30, 2007, the total amount of commercial mortgage loans originated by BSCMI was in excess of $60 billion, of which approximately $39 billion has been securitized. Of that amount, approximately $22 billion has been securitized by an affiliate of BSCMI acting as depositor. BSCMI’s annual commercial mortgage loan originations grew from approximately $65 million in 1995 to approximately $1.0 billion in 2000 and to approximately $21.0 billion in 2007. After the merger, only JPMCB continued to be a sponsor of commercial mortgage-backed securitizations.

The commercial mortgage loans originated, co-originated or acquired by JPMCB include both fixed-rate and floating-rate loans and both smaller “conduit” loans and large loans. JPMCB primarily originates loans secured by retail, office, multifamily, hospitality, industrial and self-storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. JPMCB originates loans in every state.

As a sponsor, JPMCB originates, co-originates or acquires mortgage loans and, either by itself or together with other sponsors or loan sellers, initiates their securitization by transferring the mortgage loans to a depositor, which in turn transfers them to the issuing entity for the related securitization. In coordination with its affiliate, J.P. Morgan Securities LLC, and other underwriters, JPMCB works with rating agencies, loan sellers, subordinated debt purchasers and master servicers in structuring the securitization transaction. JPMCB acts as sponsor, originator or loan seller both in transactions in which it is the sole sponsor and mortgage loan seller as well as in transactions in which other entities act as sponsor and/or mortgage loan seller. Some of these loan sellers may be affiliated with underwriters on the transactions.

Neither JPMCB nor any of its affiliates acts as master servicer of the commercial mortgage loans in its securitizations. Instead, JPMCB sells the right to be appointed master servicer of its securitized loans to rating-agency approved master servicers.

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of JPMCB Mortgage Loans

Overview. JPMCB, in its capacity as the sponsor of the Mortgage Loans it is selling to the depositor (the “JPMCB Mortgage Loans”), has conducted a review of the JPMCB Mortgage Loans in connection with the securitization described in this prospectus. The review of the JPMCB Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of JPMCB, or one or more of JPMCB’s affiliates, or, in certain circumstances, are consultants engaged by JPMCB (the “JPMCB Deal Team”). The review procedures described below were employed with respect to all of the JPMCB Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the JPMCB Deal Team updated its internal origination database of loan-level and property-level information relating to each JPMCB Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by JPMCB during the underwriting process. After origination or acquisition of each JPMCB Mortgage Loan, the JPMCB Deal Team updated the information in the database with respect to such JPMCB Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the JPMCB Deal Team.

A data tape (the “JPMCB Data Tape”) containing detailed information regarding each JPMCB Mortgage Loan was created from the information in the database referred to in the prior paragraph. The JPMCB Data Tape was used by the JPMCB Deal Team to provide the numerical information regarding the JPMCB Mortgage Loans in this prospectus.

Data Comparison and Recalculation. JPMCB engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by JPMCB relating to information in this prospectus regarding the JPMCB Mortgage Loans. These procedures included:

●	comparing the information in the JPMCB Data Tape against various source documents provided by JPMCB that are described above under “—Database”;

●	comparing numerical information regarding the JPMCB Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the JPMCB Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the JPMCB Mortgage Loans disclosed in this prospectus.

Legal Review. JPMCB engaged various law firms to conduct certain legal reviews of the JPMCB Mortgage Loans to assist in the preparation of the disclosure in this prospectus. In anticipation of a securitization of each JPMCB Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of JPMCB’s standard form loan documents. In addition, origination counsel for each JPMCB Mortgage Loan reviewed JPMCB’s representations and warranties set forth on Annex F-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the JPMCB Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain JPMCB Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the JPMCB Mortgage Loans prepared by origination counsel, and (iii) a review of due diligence questionnaires completed by the JPMCB Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each JPMCB Mortgage Loan for compliance with the REMIC provisions.

Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in Annex A-1, based on their respective reviews of pertinent sections of the related Mortgage Loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by JPMCB, with respect to any pending litigation that existed at the origination of any JPMCB Mortgage Loan that is material and not covered by insurance, JPMCB requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. JPMCB confirmed with the related servicer that there has not been recent material casualty to any improvements located on real property that serves as collateral for JPMCB Mortgage Loans. In addition, if JPMCB became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a JPMCB Mortgage Loan, JPMCB obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The JPMCB Deal Team also consulted with JPMCB personnel responsible for the origination of the JPMCB Mortgage Loans to confirm that the JPMCB Mortgage Loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—JPMCB’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Findings and Conclusions. Based on the foregoing review procedures, JPMCB determined that the disclosure regarding the JPMCB Mortgage Loans in this prospectus is accurate in all material respects. JPMCB also determined that the JPMCB Mortgage Loans were originated or acquired in accordance with JPMCB’s origination procedures and underwriting criteria, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”. JPMCB attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. JPMCB will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with material breach of a representation or warranty or a material document defect. JPMCB, and if appropriate its legal counsel, will review the Mortgage Loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (the “JPMCB’s Qualification Criteria”). JPMCB will engage a third party accounting firm to compare the JPMCB’s Qualification Criteria against the underlying source documentation to verify the accuracy of the review by JPMCB and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by JPMCB to render any tax opinion required in connection with the substitution.

JPMCB’s Underwriting Guidelines and Processes

General. JPMCB has developed guidelines establishing certain procedures with respect to underwriting the mortgage loans originated or purchased by it. All of the mortgage loans sold to the issuing entity by JPMCB were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by JPMCB at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The mortgage loans to be included in the issuing entity were originated or acquired by JPMCB generally in accordance with the commercial mortgage-backed securitization program of JPMCB. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Notwithstanding the discussion below, given the differences between individual commercial Mortgaged Properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. However, except as described in the exceptions to the underwriting guidelines (see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”), the underwriting of the JPMCB Mortgage Loans will conform to the general guidelines described below.

Property Analysis. JPMCB performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, design, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities. JPMCB assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, JPMCB evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. JPMCB reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information”.

Loan Approval. All mortgage loans originated by JPMCB require preliminary and final approval by a loan credit committee which includes senior executives of JPMCB. Prior to delivering a term sheet to a prospective borrower sponsor, the JPMCB origination team will submit a preliminary underwriting package to the preliminary CMBS underwriting committee. For loans under $30.0 million, approval by two committee members is required prior to sending a term sheet to the borrower sponsor. For loans over $30.0 million unanimous committee approval is required prior to sending the term sheet to the borrower sponsor. Prior to funding the loan, after all due diligence has been completed, a loan will then be reviewed by the CMBS underwriting committee and approval by the committee must be unanimous. The CMBS underwriting committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by JPMCB and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool—Additional Information” and Annex A-1 and Annex A-3. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain mortgage loans, there may exist mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and LTV Ratio. For each Mortgaged Property, JPMCB obtains a current (within 6 months of the origination date of the mortgage loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). The appraisal is based on the current use of the Mortgaged Property and must include an estimate of the then-current market value of the property “as-stabilized”, “as-complete” and “as-is” values. The “as-stabilized” or “as-complete” value may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. JPMCB then determines the loan-to-value ratio of the mortgage loan at the date of origination or, if applicable, in connection with its acquisition, in each case based on the value or values set forth in the appraisal and relevant loan structure.

Evaluation of Borrower. JPMCB evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. JPMCB evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, JPMCB either (i) obtains or updates an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, JPMCB reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, JPMCB either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Physical Assessment Report. Prior to origination, JPMCB obtains a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. JPMCB reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, JPMCB generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, JPMCB may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related Mortgage Loan documents.

Title Insurance Policy. The borrower is required to provide, and JPMCB reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and JPMCB reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as JPMCB may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. JPMCB generally requires borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts, however, it may waive certain of those requirements on a case by case basis based on the Escrow/Reserve Mitigating Circumstances described below. In addition, JPMCB may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by JPMCB. The typical required escrows for mortgage loans originated by JPMCB are as follows:

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Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide JPMCB with sufficient funds to satisfy all taxes and assessments. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or JPMCB may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

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Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide JPMCB with sufficient funds to pay all insurance premiums. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

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Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

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Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

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Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

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Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

JPMCB may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”):

(i) the amounts involved are de minimis, (ii) JPMCB’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) JPMCB has structured springing escrows that arise for identified risks, (v) JPMCB has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) JPMCB believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—JPMCB’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by JPMCB may vary from, or may not comply with, JPMCB’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by JPMCB, JPMCB may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions. Disclosed above are JPMCB’s general underwriting guidelines with respect to the JPMCB Mortgage Loans. One or more JPMCB Mortgage Loans may vary from the specific JPMCB underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more JPMCB Mortgage Loans, JPMCB may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the JPMCB Mortgage Loans were originated with variances from the underwriting guidelines disclosed above.

Compliance with Rule 15Ga-1 under the Exchange Act. JPMCCMSC’s most recently filed Form ABS-15G, which includes information related to JPMCB, was filed with the SEC on February 11, 2021. JPMCB’s most recently filed Form ABS-15G for this asset class was filed with the SEC on December 31, 2020. The Central Index Key (or CIK) number for JPMCCMSC is 0001013611 and the CIK number for JPMCB is set forth on the cover of this prospectus. With respect to the period from and including January 1, 2018 to and including December 31, 2020, JPMCB has no activity to report as required by Rule 15Ga-1 under the Exchange Act (“Rule 15Ga-1”) with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization. Neither JPMCB nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization except that JPMCB may retain the Class R certificates. However, JPMCB and/or its affiliates may acquire in the future certain additional classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

Compensation of the Sponsors

In connection with the offering and sale of the certificates contemplated by this prospectus, the sponsors (including affiliates of the sponsors) will be compensated for the sale of their respective percentage interest in the Mortgage Loans in an amount equal to the excess, if any, of:

(a)  the sum of any proceeds received from the sale of the certificates to investors and the sale of servicing rights to KeyBank National Association for the servicing of the Mortgage Loans, over

(b)  the sum of the costs and expense of originating or acquiring the Mortgage Loans and the costs and expenses related to the issuance, offering and sale of the certificates as described in this prospectus.

The mortgage servicing rights were sold to the master servicer for a price based on the value of the Servicing Fee to be paid to the master servicer with respect to each Mortgage Loan and, which may include, among other things, the value of the right to earn income on investments on amounts held by the master servicer with respect to the Mortgage Loans.

The Depositor

The depositor is Deutsche Mortgage & Asset Receiving Corporation. The depositor is a special purpose corporation incorporated in the State of Delaware on March 22, 1996, for the purpose of engaging in the business, among other things, of acquiring and depositing mortgage loans in trust in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates. The principal executive offices of the depositor are located at 60 Wall Street, New York, New York 10005. The telephone number is (212) 250-2500. The depositor’s capitalization is nominal. All of the shares of capital stock of the depositor are held by DB U.S. Financial Markets Holding Corporation.

During the 9 years ending April 30, 2021, the depositor has acted as depositor with respect to public and private conduit or combined conduit/large loan commercial mortgage securitization transactions in an aggregate amount of approximately $111.463 billion.

The depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The depositor will not have any business operations other than securitizing mortgage loans and related activities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the mortgage loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, Benchmark 2021-B26 Mortgage Trust (the “Trust”), will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the mortgage loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be non-recoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the mortgage loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth under “Transaction Parties—The Trustee and the Certificate Administrator”, “—The Master Servicer and the General Special Servicer”, “—The Equus Industrial Portfolio Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the mortgage loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the mortgage loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer, the asset representations reviewer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the mortgage loans to the issuing entity. The depositor will be purchasing the mortgage loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee and the Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as trustee, certificate administrator, and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA. Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company, a U.S. bank holding company with approximately $1.9 trillion in assets as of December 31, 2020. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The transaction parties may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor, Minneapolis, Minnesota 55415.

On March 23, 2021, Wells Fargo & Company announced that it had entered into a definitive agreement with Computershare Ltd (“Computershare”) to sell substantially all of its Corporate Trust Services (“CTS”) business. The transaction is expected to close in the second half of 2021, subject to customary closing conditions and regulatory approvals. Virtually all corporate trust services employees of Wells Fargo Bank, along with most existing CTS systems, technology and offices, are expected to transfer to one or more Computershare-affiliated entities as part of the sale.

Wells Fargo Bank will perform its obligations as trustee, certificate administrator, and custodian under the PSA through its CTS line of business. In connection with the sale to Computershare, Wells Fargo Bank intends to transfer its duties, obligations and rights as trustee, certificate administrator, and custodian under the PSA to Computershare Trust Company, N.A. or another Computershare-affiliated entity that satisfies the eligibility and consent requirements applicable to a successor trustee, certificate administrator, and custodian under the PSA, or to otherwise engage Computershare Trust Company, N.A. or another Computershare-affiliated entity as its agent to execute some or all of its powers and perform some or all of its duties as trustee, certificate administrator, and custodian under the PSA; provided that the terms of the PSA will state that any such appointment of Computershare Trust Company, N.A. or another Computershare-affiliated entity as its agent will not relieve Wells Fargo Bank of responsibility for its duties or obligations under the PSA.

Wells Fargo Bank has provided corporate trust services since 1934. Wells Fargo Bank acts as a trustee for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities and collateralized debt obligations. As of December 31, 2020, Wells Fargo Bank was acting as trustee on approximately 421 series of commercial mortgage-backed securities with an aggregate principal balance of approximately $210 billion.

In its capacity as trustee on commercial mortgage securitizations, Wells Fargo is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, Wells Fargo has not been required to make an advance on a commercial mortgage-backed securities transaction.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC tax returns on behalf of the trust REMICs and, to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the Issuing Entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of December 31, 2020, Wells Fargo Bank was acting as certificate administrator for approximately 1019 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of more than $568 billion.

Wells Fargo Bank is acting as custodian of the mortgage loan files pursuant to the PSA. In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the Trustee and the Certificateholders. Wells Fargo Bank maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of December 31, 2020, Wells Fargo Bank was acting as custodian of more than 290,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by the Sponsor or an affiliate of the Sponsor one or more of those mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

In December 2014, Phoenix Light SF Limited and certain related entities and the National Credit Union Administration (NCUA) filed complaints in the United States District Court for the Southern District of New York against Wells Fargo Bank, alleging claims against Wells Fargo Bank in its capacity as trustee for a number of residential mortgage-backed securities trusts. Complaints raising similar allegations have been filed by Commerzbank AG in the Southern District of New York and by IKB International and IKB Deutsche Industriebank in New York state court. In each case, the plaintiffs allege that Wells Fargo Bank, as trustee, caused losses to investors, and plaintiffs assert causes of action based upon, among other things, the trustee’s alleged failure to notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, notify investors of alleged events of default, and abide by appropriate standards of care following alleged events of default. Wells Fargo Bank previously settled two class action lawsuits with similar allegations that were filed in November 2014 and December 2016 by institutional investors in the Southern District of New York and New York state court, respectively.

In addition to the foregoing cases, in August 2014 and August 2015 Nomura Credit & Capital Inc. (“Nomura”) and Natixis Real Estate Holdings, LLC (“Natixis”) filed a total of seven third-party complaints against Wells Fargo Bank in New York state court. In the underlying first-party actions, Nomura and Natixis have been sued for alleged breaches of representations and warranties made in connection with residential mortgage-backed securities sponsored by them. In the third-party actions, Nomura and Natixis allege that Wells Fargo Bank, as master servicer, primary servicer or securities administrator, failed to notify Nomura and Natixis of their own breaches, failed to properly oversee the primary servicers, and failed to adhere to accepted servicing practices. Natixis additionally alleges that Wells Fargo Bank failed to perform default oversight duties. Wells Fargo Bank has asserted counterclaims alleging that Nomura and Natixis failed to provide Wells Fargo Bank notice of their representation and warranty breaches.

With respect to each of the foregoing litigations, Wells Fargo Bank believes plaintiffs’ claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo Bank or the related RMBS trusts.

For two CMBS transactions, Wells Fargo Bank disclosed transaction-level noncompliance on its 2020 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB related to its CMBS bond administration function. For each transaction, an administrative error resulted in a payment error to certain classes for one distribution period. The affected distributions were revised to correct the error before the next distribution date. Wells Fargo Bank has incorporated additional payment control procedures in an effort to prevent further similar payment errors.

Neither Wells Fargo Bank nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, Wells Fargo Bank or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this heading “—The Trustee and Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the certificate administrator and trustee and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The certificate administrator and trustee will only be liable under the PSA to the extent of their respective obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the certificate administrator and trustee under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Master Servicer and the General Special Servicer

KeyBank National Association (“KeyBank”), will be the master servicer and the general special servicer. KeyBank is a wholly-owned subsidiary of KeyCorp. KeyBank is not an affiliate of the issuing entity, the depositor, the Mortgage Loan Sellers, the trustee, the certificate administrator, the operating advisor, or the asset representations reviewer. The principal servicing offices of KeyBank are located at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211.

KeyBank has been engaged in the servicing of commercial mortgage loans since 1995 and commercial mortgage loans originated for securitization since 1998. The following table sets forth information about KeyBank’s portfolio of master or primary serviced commercial mortgage loans as of the dates indicated.

Loans	12/31/18	12/31/19	12/31/20	3/31/21
By Approximate Number	16,281	18,882	17,008	17,294
By Approximate Aggregate Principal Balance (in billions)	$239.0	$289.6	$308.5	$320.9

Within this servicing portfolio are, as of March 31, 2021, approximately 10,756 loans with a total principal balance of approximately $237.0 billion that are included in approximately 764 commercial mortgage-backed securitization transactions.

KeyBank’s servicing portfolio includes mortgage loans secured by multifamily, office, retail, hospitality, and other types of income-producing properties that are located throughout the United States. KeyBank also services newly-originated commercial mortgage loans and mortgage loans acquired in the secondary market for issuers of commercial and multifamily mortgage-backed securities, financial institutions and a variety of investors and other third parties. Based on the aggregate outstanding principal balance of loans being serviced as of December 31, 2020, the Mortgage Bankers Association of America ranked KeyBank the third largest commercial mortgage loan servicer for loans related to commercial mortgage-backed securities in terms of total master and primary servicing volume.

KeyBank has been a special servicer of commercial mortgage loans and commercial real estate assets included in commercial mortgage-backed securities transactions since 1998. As of March 31, 2021, KeyBank was named as special servicer with respect to commercial mortgage loans in 373 commercial mortgage-backed securities transactions totaling approximately $152.0 billion in aggregate outstanding principal balance and was special servicing a portfolio that included approximately 173 commercial mortgage loans with an aggregate outstanding principal balance of approximately $3.048 billion, which portfolio includes multifamily, office, retail, hospitality and other types of income-producing properties that are located throughout the United States.

 The following table sets forth information on the size and growth of KeyBank’s managed portfolio of specially serviced commercial mortgage loans for which KeyBank is the named special servicer in CMBS transactions in the United States.

CMBS (US)	12/31/18	12/31/19	12/31/20	3/31/21
By Approximate Number of Transactions	211	281	363	373
By Approximate Aggregate Unpaid Principal Balance (in billions)	$86.7	$111.4	$148.6	$152.0

KeyBank has resolved over $14.1 billion of U.S. commercial mortgage loans over the past 10 years. The following table sets forth information on the amount of U.S. commercial mortgage loans that KeyBank has resolved in each of the past 10 calendar years (in billions):

2011	2012	2013	2014	2015	2016	2017	2018	2019	2020
$2.27	$1.89	$2.69	$0.63	$1.4	$0.27	$0.23	$0.12	$0.32	$3.2

KeyBank is approved as the master servicer, primary servicer, and special servicer for commercial mortgage-backed securities rated by Moody’s, S&P Global Ratings (“S&P”), Fitch, and DBRS, Inc. (“DBRS Morningstar”). Moody’s does not assign specific ratings to servicers. KeyBank is on S&P’s Select Servicer list as a U.S. Commercial Mortgage Master Servicer and as a U.S. Commercial Mortgage Special Servicer, and S&P has assigned to KeyBank the rating of “Strong” as a master servicer, primary servicer, and special servicer. Fitch has assigned to KeyBank the ratings of “CMS1” as a master servicer, “CPS1” as a primary servicer, and “CSS1-” as a special servicer. DBRS Morningstar has assigned to KeyBank the rankings of “MOR CS1” as master servicer, “MOR CS1” as primary servicer, and “MOR CS1” as special servicer. S&P’s, Fitch’s, and DBRS Morningstar’s ratings of a servicer are based on an examination of many factors, including the servicer’s financial condition, management team, organizational structure, and operating history.

KeyBank’s servicing system utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows KeyBank to process mortgage servicing activities including: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports. KeyBank generally uses the CREFC® format to report to trustees and certificate administrators of commercial mortgage-backed securities (CMBS) transactions and maintains a website (www.keybank.com/key2cre) that provides access to reports and other information to investors in CMBS transactions that KeyBank is the servicer.

KeyBank maintains the accounts it uses in connection with servicing commercial mortgage loans. The following table sets forth the ratings assigned to KeyBank’s debt obligations and deposits.

	S&P	Fitch	Moody’s
Long-Term Debt Obligations	A-	A-	A3
Short-Term Debt Obligations	A-2	F1	P-2
Long-Term Deposits	N/A	A	Aa3
Short-Term Deposits	N/A	F1	P-1

KeyBank believes that its financial condition will not have any material adverse effect on the performance of its duties under the PSA and, accordingly, will not have any material adverse impact on the performance of the underlying mortgage loans or the performance of the certificates.

KeyBank has developed policies, procedures and controls for the performance of its master servicing and special servicing obligations in compliance with applicable servicing agreements, servicing standards and the servicing criteria set forth in Item 1122 of Regulation AB. These policies, procedures and controls include, among other things, procedures to (i) notify borrowers of payment delinquencies and other loan defaults, (ii) work with borrowers to facilitate collections and performance prior to the occurrence of a servicing transfer event, (iii) if a servicing transfer event occurs as a result of a delinquency, loss, bankruptcy or other loan default, transfer the subject loan to the special servicer, and (iv) manage delinquent loans and loans subject to the bankruptcy of the borrowers.

KeyBank’s servicing policies and procedures for the servicing functions it will perform under the PSA for assets of the same type included in this transaction are updated periodically to keep pace with the changes in the CMBS industry. For example, KeyBank has, in response to changes in federal or state law or investor requirements, (i) made changes in its insurance monitoring and risk-management functions as a result of the Terrorism Risk Insurance Act of 2002, as amended and (ii) established a website where investors and mortgage loan borrowers can access information regarding their investments and mortgage loans. Otherwise, KeyBank’s servicing policies and procedures have been generally consistent for the last three years in all material respects.

As the master servicer and the general special servicer, KeyBank is generally responsible for the master servicing, primary servicing and special servicing functions with respect to the Mortgage Loans and any REO Property. KeyBank, as the master servicer, will be permitted to appoint one or more sub-servicers to perform all or any portion of its primary servicing functions under the PSA pursuant to one or more sub-servicing agreements and any such sub-servicer will receive a fee for the services specified in such sub-servicing agreement. Additionally, KeyBank may from time to time perform some of its servicing obligations under the PSA through one or more third-party vendors that provide servicing functions such as tracking and reporting of flood zone changes, performing UCC searches, filing UCC financing statements and amendments, appraisals, environmental assessments, property condition assessments, property management, real estate brokerage services and other services necessary in the routine course of acquiring, managing and disposing of any REO Property. KeyBank will, in accordance with its internal procedures and applicable law, monitor and review the performance of any third-party vendors retained by it to perform servicing functions, and KeyBank will remain liable for its servicing obligations under the PSA as if KeyBank had not retained any such vendors.

The manner in which collections on the underlying Mortgage Loan are to be maintained is described in “Pooling and Servicing Agreement - Accounts”, “Pooling and Servicing Agreement - Withdrawals from the Collection Account” and “Pooling and Servicing Agreement – Realization Upon Mortgage Loans”. Generally, all amounts received by KeyBank on the mortgage loans will be initially deposited into a common clearing account with collections on other commercial mortgage loans serviced by KeyBank and are then allocated and transferred to the appropriate account within the time required by the PSA. Similarly, KeyBank generally transfers any amount that is to be disbursed to a common disbursement account on the day of the disbursement.

KeyBank will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loan. KeyBank may from time to time have custody of certain of such documents as necessary for enforcement actions involving the Mortgage Loan or otherwise. To the extent that KeyBank has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which KeyBank was acting as primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of KeyBank as primary servicer or special servicer, as applicable, including as a result of KeyBank’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. KeyBank has made all advances required to be made by it under its servicing agreements for commercial and multifamily mortgage loans.

From time to time KeyBank is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer and otherwise arising in the ordinary course of its business. KeyBank does not believe that any lawsuits or legal proceedings that are pending at this time would, individually or in the aggregate, have a material adverse effect on its business or its ability to service the underlying Mortgage Loan pursuant to the PSA.

KeyBank is not aware of any lawsuits or legal proceedings, contemplated or pending, by governmental authorities against KeyBank at this time.

The foregoing information under this heading “Transaction Parties—The Master Servicer and the General Special Servicer” has been provided by KeyBank.

For a description of any material affiliations, relationships and related transactions between the master servicer, the general special servicer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Berkadia Commercial Mortgage LLC will be the primary servicer with respect to two (2) Mortgage Loans (10.3%).

The Equus Industrial Portfolio Special Servicer

Situs Holdings, LLC (“Situs Holdings”), a Delaware limited liability company is expected to act as the special servicer with respect to the Equus Industrial Portfolio mortgage loan and the related companion loans under the PSA. Situs Holdings is also the special servicer under the BGME Trust 2021-VR TSA which governs the servicing of the Burlingame Point Whole Loan. Situs Holdings’ controlling ownership interest is collectively held by the Trident VI and Trident VII Funds which funds are managed by Stone Point Capital LLC (“Stone Point”), an investment adviser registered with the U.S. Securities and Exchange Commission. The “Trident VI Funds” include Trident VI, LP, Trident VI Parallel Fund, LP, Trident VI DE Parallel Fund, LP, and Trident VI Professionals Fund, LP. The “Trident VII Funds” include Trident VII, LP, Trident VII Parallel Fund, LP, Trident VII DE Parallel Fund, LP, and Trident VII Professionals Fund, LP. Stone Point is a financial services-focused private equity firm that has raised and managed eight private equity funds over 25 years, with aggregate committed capital of more than $25 billion. Stone Point has invested in over 100 companies and targets investments in the global financial services industries, including investments in companies that provide outsourced services to financial institutions, banks and depository institutions, asset management firms, insurance and reinsurance companies, insurance distribution and other insurance-related businesses, specialty lending and other credit opportunities, mortgage services companies and employee benefits and healthcare companies. A minority interest in Situs Holdings is held by Port-aux-Choix Private Investments Inc., a Canadian pension fund managed by The Public Sector Pension Investment Board (“PSP”). PSP is one of Canada’s largest pension investment managers investing in funds for the pension plans of the Public Service, the Canadian Armed Forces, the Royal Canadian Mounted Police and the Reserve Force.

On September 18, 2020, SitusAMC Holdings Corp., Situs Holdings’ parent, acquired the third-party loan servicing and asset management platform of Cohen Financial, a division of Truist Financial Corporation. The acquisition included Cohen’s servicing and asset management clients and employees, including those related to special servicing.

The principal executive office of Situs Holdings is located at 5065 Westheimer, Suite 700E, Houston, Texas 77056 and its telephone number is (713) 328-4400. Situs Holdings maintains its principal special servicing office at 101 Montgomery St., Suite 2250, San Francisco, California 94104.

Situs Holdings has a current special servicer rating for “CSS2-” from Fitch Ratings, Inc. (“Fitch”) and is on S&P’s Select Servicer list as a United States Commercial Mortgage Special Servicer ranked “Above Average.” Situs Holdings is approved by Moody’s, Kroll and DBRS as a special servicer for CMBS and SFR transactions. As of March 31, 2021, Situs Holdings is also the named operating advisor for 21 CMBS transactions with an aggregate outstanding principal balance of approximately $17.39 billion.

Situs Holdings and its affiliates (collectively, “Situs”) are involved in the commercial real estate advisory business and engage principally in:

●	Real estate consulting;

●	Primary servicing;

●	CMBS special servicing;

●	Asset management;

●	Commercial real estate valuation; and

●	Due diligence and underwriting.

Since 1985, Situs has provided commercial real estate advisory, due diligence and business solutions to the lending and real estate industries. Situs has major offices located across the U.S. in San Francisco, New York, and Houston as well as offices in London and Frankfurt. Situs provides services to financial institutions, investors and servicers as well as to agencies of the United States government.

The tables below set forth information about Situs’ portfolio of securitized specially serviced loans as of the dates indicated below:

Special Servicing

	As of 12/31/2018	As of 12/31/2019	As of 12/31/2020	As of 03/31/2021
CMBS Pools (excluding Single Family Rental)	22	60	181	211
CMBS Loans (excluding Single Family Rental) by Approximate Number	1,220	1,912	3,099	3,137
Named Specially Serviced Portfolios By Approximate Unpaid Principal Balance(1)	$11,988,515,043	$29,654,019,596	$53,482,183,741	$72,049,891,284
Actively Specially Serviced Portfolios By Approximate Number of Loans(2)	12	3	145	44
Actively Specially Serviced Portfolio By Approximate Aggregate Unpaid Principal Balance(2)	$138,318,128	$12,523,226	$2,750,936,174	$1,772,607,205
CMBS Single Family Rental Pools	3	6	10	10
By Approximate Number	249	512	863	830
Named Specially Serviced Approximate Unpaid Principal Balance(1)	$547,140,715	$1,410,421,511	$2,449,610,876	$2,341,125,234
Actively Specially Serviced by Approximate Number of Loans(2)	7	17	36	33
Actively Specially Serviced by Approximate Unpaid Principal Balance(2)	$11,115,151	$26,206,600	$88,514,810	$75,077,842

(1)	Includes all loans in Situs’ portfolio for which Situs is the named special servicer, regardless of whether such loans are, as of the specified date, specially-serviced loans.

(2)	Includes only those loans in the portfolio that, as of the specified date, are specially-serviced loans.

As of March 31, 2021, Situs had 101 personnel involved in the asset management and special servicing of commercial real estate assets, of which 19 were dedicated to the special servicing business unit. As of March 31, 2021, Situs specially serviced a portfolio that included approximately 184 loans throughout the United States, including non-securitized notes, with a then current face value in excess of $1.97 billion, all of which are commercial or multifamily real estate assets. As of March 31, 2021, Situs had 177 personnel involved in the primary/master servicing of commercial real estate, all of which are commercial or multifamily real estate assets.

Those commercial real estate assets included mortgage loans secured by the same types of income producing properties as the Property securing the Mortgage Loan. Additionally, certain affiliates of Situs may be invested in, directly or indirectly, commercial real estate assets and commercial mortgage assets that include the same types of loans and properties as the Property securing the Mortgage Loan. Accordingly, the assets that Situs services, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the mortgage loans for tenants, purchasers, financing and so forth.

Situs has developed policies and procedures for the performance of its servicing and special servicing obligations in compliance with applicable servicing criteria set forth in Item 1122 of Regulation AB, including managing delinquent loans and loans subject to the bankruptcy of the borrower. Situs has recognized that technology can greatly improve its performance as a servicer and special servicer, and Situs’ infrastructure provides improved controls for compliance with pooling and servicing agreements, loan administration and procedures in workout/resolution.

Situs occasionally engages consultants to perform property inspections and provide certain asset management functions. Situs does not have any material primary advancing obligations with respect to the CMBS pools as to which it acts as servicer and/or special servicer and accordingly Situs does not believe that its financial condition will have any adverse effect on the performance of its duties under the PSA nor any material impact on the loan performance or the performance of the Certificates.

Situs will not have primary responsibility for custody services of original documents evidencing the Equus Industrial Portfolio Mortgage Loan. On occasion, Situs may have custody of certain of such documents as necessary for enforcement actions involving the Mortgage Loan or otherwise. To the extent that Situs has custody of any such documents, such documents will be maintained in a manner consistent with the servicing standard. There are currently no legal proceedings pending; and no legal proceedings known to be contemplated by governmental authorities, against Situs or of which any of its property is the subject, which is material to the Certificateholders.

Situs Holdings is not an affiliate of the Issuing Entity, the Depositor, the Mortgage Loan Sellers, the Trustee, the Master Servicer, the Operating Advisor or the Certificate Administrator. Situs Holdings is also currently the special servicer under the BGME Trust 2021-VR TSA which governs the servicing of the Burlingame Point Whole Loan. Situs Holdings is affiliated with Prima Capital Advisors LLC, the current Controlling Class Representative under the BGME Trust 2021-VR TSA and Prima Mortgage Investment Trust, LLC, the anticipated Directing Party for the Equus Industrial Portfolio Whole Loan through Stone Point and the various Trident Funds. Stone Point, the investment manager, and the various Trident Funds control certain ownership interests in Situs and Prima through separate Trident Funds, each managed by Stone Point. Situs is also currently the current special servicer under the Benchmark 2021-B25 PSA but solely with respect to the Amazon Seattle Whole Loan.

There are no business relationships, agreements, arrangements, transactions or understandings that have been entered into outside the ordinary course of business or on terms other than would be obtained in an arm’s length transaction with an unrelated third party-apart from the subject securitization transaction-between Situs or any of its affiliates, on the one hand, and the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Trustee, the Operating Advisor or the Certificate Administrator, on the other hand, that currently exist or that existed during the past two (2) years and that are material to an investor’s understanding of the Certificates. Situs Holdings, or an affiliate, did provide securitization services and/or due diligence assistance to Goldman Sachs Mortgage Company and Citi Real Funding Inc. with respect to certain of the mortgage loans. The Depositor, the Mortgage Loan Sellers, the Master Servicer, the Trustee, the Operating Advisor and the Certificate Administrator may maintain banking and other commercial relationships with Situs and its affiliates.

No securitization transaction involving commercial or multi-family mortgage loans in which Situs was acting as servicer and/or special servicer has experienced an event of default as a result of any action or inaction performed by Situs as special servicer. In addition, there has been no previous disclosure of material non-compliance with servicing criteria by Situs with respect to any other securitization transaction involving commercial or multi-family mortgage loans in which Situs was acting as servicer and/or special servicer.

From time to time, Situs and its affiliates are parties to lawsuits and other legal proceedings arising in the ordinary course of business. Situs does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to serve as servicer and/or special servicer. Situs and/or its affiliates may purchase or sell securities, including CMBS certificates. Situs and/or its affiliates may review this Prospectus and purchase or sell Certificates issued in this offering, including in the secondary market.

From time to time, Situs and/or its affiliates may purchase or sell securities, including CMBS certificates. Neither Situs nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization other than its rights to special servicer compensation as described in this Prospectus and as described as to its affiliates in this Prospectus. However, Situs or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such Certificates at any time.

Situs may enter into one or more arrangements with any party entitled to appoint or remove and replace a special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Situs’s appointment as special servicer under the PSA and limitations on such person’s right to replace Situs as a special servicer.

The foregoing information under this heading “Transaction Parties—The Equus Industrial Portfolio Special Servicer” has been provided by Situs.

For a description of any material affiliations, relationships and related transactions between Situs and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Primary Servicer

Midland Loan Services, a Division of PNC Bank, National Association

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”), is expected to act as the primary servicer of the JPMCB Mortgage Loans (other than the Burlingame Point Whole Loan) and related Serviced Companion Loans (such Mortgage Loans, the “Midland Serviced Mortgage Loans”). Midland is expected to be initially responsible for the primary servicing and administration of such Midland Serviced Mortgage Loans pursuant to a certain primary servicing agreement expected to be entered into between Midland, as primary servicer, and KeyBank, National Association, as Master Servicer (the “Midland Primary Servicing Agreement”). Certain servicing and administrative functions may also be provided by one or more subservicers that previously serviced the mortgage loans for the applicable loan seller.

Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a commercial financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial mortgage-backed securities (“CMBS”) by Standard & Poor’s Rating Services (“S&P”), Moody’s Investors Service, Inc., Fitch Ratings, Inc., DBRS, Inc. (“DBRS Morningstar”) and Kroll Bond Rating Agency, LLC. Midland has received rankings as a master, primary and special servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and DBRS Morningstar. For each category, S&P ranks Midland as “Above Average”. DBRS Morningstar ranks Midland as “MOR CS2” for master servicer and primary servicer, and “MOR CS1” for special servicer. Fitch ranks Midland as “CMS2” for master servicer, “CPS2”

for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s business continuity and disaster recovery plans are reviewed and tested annually. Midland’s policies, operating procedures and business continuity plan anticipate and provide the mechanism for some or all of Midland’s personnel to work remotely as determined by management to comply with changes in federal, state or local laws, regulations, executive orders, other requirements and/or guidance, to address health and/or other concerns related to a pandemic or other significant event or to address market or other business purposes. In light of the COVID-19 pandemic and related federal, state, and local orders, requirements and/or guidance, Midland implemented part of its business continuity plan that includes the requirement that most of its personnel work remotely until management determines otherwise.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Trust Subordinate Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular mortgage loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the applicable servicing standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the pooling and servicing agreement.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight.

As of December 31, 2020, Midland was master and primary servicing approximately 28,563 commercial and multifamily mortgage loans with a principal balance of approximately $506 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 12,466 of such loans, with a total principal balance of approximately $256 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties.

Midland has been servicing mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2018 to 2020.

Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)
	2018	2019	2020
CMBS	$181	$219	$256
Other	$351	$387	$317
Total	$532	$606	$573

Midland has acted as a special servicer for commercial and multifamily mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS transactions from 2018 to 2020.

As of December 31, 2020, Midland was named the special servicer in approximately 394 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $170 billion. With respect to such commercial mortgage-backed securities transactions as of such date, Midland was administering approximately 395 assets with an outstanding principal balance of approximately $8.3 billion.

Portfolio Size –Special Servicing	Calendar Year End (Approximate amounts in billions)
	2018	2019	2020
Total	$158	$171	$170

Midland is also (i) the master servicer with respect to the Amazon Seattle Whole Loan which is currently being serviced under the Benchmark 2021-B25 PSA, (ii) the master servicer with respect to the JW Marriott Nashville Whole Loan, which is currently being serviced under the Benchmark 2021-B23 PSA and (iii) the master servicer with respect to the 141 Livingston Whole Loan, which is currently being serviced under the Benchmark 2021-B24 PSA.

From time to time, Midland and/or its affiliates may purchase or sell securities, including, CMBS certificates. Midland and/or its affiliates may review this prospectus and purchase or sell certificates issued in this offering, including in the secondary market.

Pursuant to certain interim servicing agreements between GSMC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between CREFI and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between JPMCB and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

As set forth on Annex A-1, PNC Bank, National Association, is the sole/largest tenant at the Mortgaged Property identified on Annex A-1 as PNC Bank – Milford, which secures in part the ExchangeRight Net Leased Portfolio #46 Mortgage Loan. As set forth on Annex A-1, this Mortgaged Property represents only approximately 4.4% of the Mortgaged Properties securing the related Mortgage Loan, and only approximately 0.2% of the Initial Pool Balance. Midland is not expected to service this Mortgage Loan.

PNC Bank, National Association (“PNC Bank”), and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank and its affiliates by a third party vendor which differ from those offered to the trust fund as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank or its affiliates other than Midland.

The report on assessment of compliance with applicable servicing criteria for the twelve-month period ending on December 31, 2020, furnished pursuant to Item 1122 of Regulation AB for Midland, did not identify a material instance of noncompliance. The reports on assessment of compliance with applicable servicing criteria for the twelve month periods ending on December 31, 2018 and December 31, 2019, respectively, furnished pursuant to Item 1122 of Regulation AB for Midland, identified a material instance of noncompliance relating to the servicing criterion described in Item 1122(d)(3)(i)(A) of Regulation AB, which requires that:

“Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports: (A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements....”

For CMBS transactions subject to the reporting requirements of Regulation AB on and after November 23, 2016 (the effective date of the most recent amendment to Regulation AB), Midland as master servicer of certain of those CMBS transactions became responsible for Schedule AL (Asset-Level) reporting on behalf of the related CMBS trusts. Midland’s Schedule AL reporting process was enhanced in April of 2019, however, the process remained manual throughout the 2019 calendar year and additional errors during such year were identified during the related audit. Following identification, Midland made staffing changes and additional improvements to its processes and procedures to support its Schedule AL reporting obligations and has moved to an automated solution for this process.

The information set forth under this “—Midland Loan Services, a Division of PNC Bank, National Association” sub-heading has been provided by Midland.

The Midland Primary Servicing Agreement

General. Midland will be appointed as the primary servicer of the Midland Serviced Mortgage Loans. Accordingly, KeyBank, as master servicer, and Midland, as primary servicer, will enter into a Primary Servicing Agreement, dated as of May 1, 2021 (the “Midland Primary Servicing Agreement”). The primary servicing of such Midland Serviced Mortgage Loans will be governed by the Midland Primary Servicing Agreement. The following summary describes certain provisions of the Midland Primary Servicing Agreement relating to the primary servicing and administration of the Midland Serviced Mortgage Loans. The summary does not purport to be complete and is subject, and qualified in its entirety, by reference to the provisions of the Midland Primary Servicing Agreement.

Summary of Duties. With respect to the Midland Serviced Mortgage Loans, Midland, as primary servicer, will be responsible for performing the primary servicing of the Midland Serviced Mortgage Loans in a manner consistent with the PSA and the Servicing Standard. Primary servicing will include:

●	maintaining the servicing file and releasing files upon borrower request or payoff of such Mortgage Loan as approved by the master servicer,

●

(i) within five (5) business days of receipt of a repurchase demand, reporting any such repurchase demand to the master servicer and forwarding a copy of such repurchase demand to the master servicer, (ii) within five (5) business days of discovery or notice of a document defect or breach, notifying the master servicer in writing of any discovered document defect or breach of mortgage loan representation, and (iii) cooperating with the master servicer in pursuing its obligations to make a repurchase claim against the related mortgage loan seller,

●	collecting monthly payments and escrow and reserve payments and maintaining a primary servicer collection account and applicable escrow and reserve accounts to hold such collections,

●

remitting to the master servicer on a timely basis monthly payments less any primary servicing fees and compensation in the nature of additional primary servicing compensation due to Midland, as primary servicer, and any escrow and reserve payments to be held by Midland,

●	preparing such reports, including a monthly remittance report and such other reports as reasonably requested by the master servicer from time to time,

●	collecting monthly and quarterly borrower reports, rent rolls, and operating statements,

●	performing annual inspections of the related Mortgaged Property and providing inspection reports to the master servicer,

●

monitoring borrower insurance obligations on such Midland Serviced Mortgage Loans and related Specially Serviced Loans and obtaining such property level insurance when the borrower fails to maintain such insurance,

●	maintaining errors and omissions insurance and an appropriate fidelity bond,

●

notifying the master servicer of any borrower requests or transactions; provided, however, that Midland will not approve or consummate any borrower request or transaction without obtaining the prior written consent of the master servicer, and

●

promptly notifying master servicer of any defaults under the Midland Serviced Mortgage Loans, collection issues or customer issues; provided that Midland will not take any action with respect to enforcing such Midland Serviced Mortgage Loans without the prior written approval of the master servicer.

Midland’s custodial responsibilities are limited to original letters of credit as long as it (i) has a vault or other adequate safety procedures in place satisfactory to the master servicer, in its sole discretion, or (ii) outsources such responsibility to a third party vendor satisfactory to the master servicer, who has a vault or other adequate safety procedures in place satisfactory to the master servicer, in its sole discretion.

Midland will provide to master servicer access to all the servicing files, Mortgage Loan files and servicing systems maintained by Midland with respect to the Midland Serviced Mortgage Loans for audit and review. Midland will not take any action (whether or not authorized under the Midland Primary Servicing Agreement) as to which the master servicer has advised it in writing that the master servicer or the trustee has received an opinion of counsel to the effect that such action if taken would result in the imposition of a tax on any portion of the trust fund or cause any of the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC. Midland will fully cooperate with the master servicer in connection with avoiding the imposition of a tax on any portion of the trust fund or cause any of the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

Midland will also timely provide such certifications, reports and registered public accountant attestations required by the Midland Primary Servicing Agreement or by the master servicer to permit it to comply with the PSA and the depositor to comply with its Exchange Act reporting obligations.

The master servicer and Midland will each designate a portfolio manager and other appropriate personnel to receive documents and communications between each other such that Midland is able to perform its obligations under the Midland Primary Servicing Agreement and the master servicer is able to perform its supervisory authority over Midland. Midland will not communicate directly with the special servicer, the Directing Holder or any Rating Agency except in very limited circumstances set forth in the Midland Primary Servicing Agreement.

Midland will have no obligation to make any principal and interest advance or any servicing advances. Midland will not make any Major Decisions, Special Servicer Non-Major Decisions or any other action requiring the approval of the master servicer under the Midland Primary Servicing Agreement without the prior written approval of the master servicer. Midland will have no obligation to make any COVID Modifications.

Such consent may be subject to: (a) the prior approval of the special servicer, the Directing Holder or any mezzanine loan lender, as applicable, if so required under the PSA or the related Mortgage Loan documents, which approval may be withheld in such person’s sole discretion, and (b) obtaining any Rating Agency Confirmation required under the PSA or the related Mortgage Loan documents, which confirmation may be withheld in such person’s sole discretion. The master servicer will request any such approvals or Rating Agency Confirmation.

Compensation. As compensation for its activities under the Midland Primary Servicing Agreement, the primary servicing fee will be paid only to the extent that the master servicer receives the Servicing Fee with respect to each Midland Serviced Mortgage Loan under the PSA. Midland is not entitled to any Prepayment Interest Excess. Midland will be entitled to such additional primary servicing compensation as set forth in the Midland Primary Servicing Agreement. Generally, if received and the master servicer is entitled to retain such amounts under the PSA, Midland will also be entitled to retain, with respect to each related Midland Serviced Mortgage Loan, as additional primary servicing compensation, the following:

●	100% of the master servicer’s share of any assumption application fees and 50% of the master servicer’s share of any defeasance fees;

●	100% of the master servicer’s share of (i) any charges for beneficiary statements or demands and (ii) amounts collected for checks returned for insufficient funds actually paid by the borrower;

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100% of late payment charges and default interest paid by the related borrowers, except as required to offset outstanding interest on Advances or certain additional trust fund expenses incurred with respect to the related Midland Serviced Mortgage Loan;

●	50% of the master servicer’s share of any Excess Modification Fees, assumption fees, waiver fees, consent and earnout fees, review fees and similar fees; and

●	subject to certain limitations set forth in the PSA, any interest or other income earned on deposits in the related accounts held by Midland.

Midland will be entitled to 50% of the master servicer’s share of any fees received by the master servicer with respect to any Special Servicer Non-Major Decision and any Major Decision regardless as to whether Midland processes such action or not. The special servicer will process all Special Servicer Non-Major Decisions and Special Servicer Major Decisions, unless the master servicer and the special servicer mutually agree that the master servicer will process such Special Servicer Non-Major Decision or Special Servicer Major Decision. If the master servicer and the special servicer mutually agree that the master servicer will process such Special Servicer Non-Major Decision or Special Servicer Major Decision, Midland will be required to process such Special Servicer Non-Major Decision or Special Servicer Major Decision. The special servicer will process all COVID Modifications.

Midland will be required to promptly remit to the master servicer any additional servicing compensation or other amounts received by it which Midland is not entitled to retain. Except as otherwise provided, Midland will pay all its overhead and similar expenses incurred by it in connection with its servicing activities under the Midland Primary Servicing Agreement.

Indemnification; Limitation of Liability. Neither Midland nor any partners, directors, officers, shareholders, members, managers, employees or agents of Midland (the “Midland Parties”) will be under any liability to the master servicer for any action taken, or for refraining from the taking of any action, in good faith pursuant to the Midland Primary Servicing Agreement, or for errors in judgment. However, this will not protect the Midland Parties against losses resulting from any breach of warranties or representations made in the Midland Primary Servicing Agreement, or against any liability that would otherwise be imposed on Midland by reason of its willful misconduct, bad faith or negligence (or by reason of any specific liability imposed under the Midland Primary Servicing Agreement for a breach of the accepted primary servicing practices) in the performance of its duties under the Midland Primary Servicing Agreement or by reason of its negligent disregard of its obligations or duties under the Midland Primary Servicing Agreement. The Midland Parties will be indemnified and held harmless by the master servicer against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses incurred in connection with any actual or threatened legal or administrative action (whether in equity or at law) or claim relating to the Midland Primary Servicing Agreement (collectively, the “Midland Agreement Losses”) incurred by Midland (a) resulting from (i) any breach by the master servicer of a representation or warranty made by it under the Midland Primary Servicing Agreement or (ii) the master servicer’s willful misconduct, bad faith or negligence in the performance of its obligations and duties under the Midland Primary Servicing Agreement or negligent disregard of its obligations and duties under the Midland Primary Servicing Agreement or (b) that may be imposed on, incurred by or asserted against it in connection with, related to, or arising out of, the Midland Primary Servicing Agreement or the transactions contemplated by the Midland Primary Servicing Agreement, other than any Midland Agreement Losses incurred by Midland (i) that are specifically required to be borne by Midland without right of reimbursement pursuant to the terms of the Midland Primary Servicing Agreement or (ii) incurred by reason of (A) a breach of any representation or warranty by Midland, or (B) willful misconduct, bad faith or negligence of Midland in the performance of its respective obligations or duties under the Midland Primary Servicing Agreement or negligent disregard of its respective obligations or duties under the Midland Primary Servicing Agreement; provided, however, that the indemnification under clause (b) above will be strictly limited to any actual amount of indemnification received by the master servicer under the PSA as a result of pursuing the Trust on behalf of the Midland for such indemnification. The master servicer agrees to use reasonable efforts to pursue the Trust for any indemnification against any Midland Agreement Losses incurred by Midland under clause (b) above.

Midland will indemnify and hold harmless the master servicer and its partners, directors, officers, shareholders, members, managers, employees or agents against any Midland Agreement Losses incurred by the master servicer in connection with any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses incurred in connection with any actual or threatened legal or administrative action (whether in equity or at law) or claim relating to the Midland Primary Servicing Agreement resulting from (1) any breach by Midland of a representation or warranty made by Midland in the Midland Primary Servicing Agreement or (2) any willful misconduct, bad faith or negligence by Midland in the performance of its obligations or duties under the Midland Primary Servicing Agreement or by reason of negligent disregard of such obligations or duties.

Termination. The Midland Primary Servicing Agreement will be terminated with respect to Midland if any of the following occurs:

●	the master servicer elects to terminate Midland following a Midland Primary Servicer Termination Event (as defined below) (except as provided in the following bullet);

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immediately by the master servicer (or at the Depositor’s request to the extent the Depositor has the right to request termination of Midland under the PSA) pursuant to the final two bullets listed under Midland Primary Servicer Termination Events below;

●	upon resignation by Midland;

●	with respect to any Midland Serviced Mortgage Loan, in the event such Midland Serviced Mortgage Loan is substituted pursuant to the PSA;

●	at the option of the master servicer in its sole discretion, in the event a Midland Serviced Mortgage Loan is purchased or repurchased pursuant to the PSA;

●	with respect to a Midland Serviced Mortgage Loan, upon defeasance of such Midland Serviced Mortgage Loan; or

●	if the master servicer’s responsibilities and duties as master servicer under the PSA have been assumed by the trustee, and the trustee has the right to terminate Midland pursuant to the PSA.

“Midland Primary Servicer Termination Event” means any one of the following events:

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any failure by Midland to remit amounts due to the accounts maintained by Midland or to the master servicer, any amount required to be so remitted by Midland which failure continues unremedied for one (1) business day following the date on which such deposit or remittance was required to be made;

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any failure on the part of Midland duly to observe or perform in any material respect any of its other covenants or obligations under the Midland Primary Servicing Agreement, which failure continues unremedied for a period of twenty (20) days (or (i) with respect to any year that a report on Form 10-K is required to be filed, three (3) business days in the case of Midland’s obligations under the Midland Primary Servicing Agreement in respect of Exchange Act reporting items (after any applicable grace periods) or (ii) ten (10) days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the Midland Primary Servicing Agreement) after the date on which written notice of such failure, requiring the same to be remedied, will have been given to Midland by the master servicer, provided, however, if such failure is capable of being cured and Midland is diligently pursuing such cure, such period will be extended an additional twenty (20) days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

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any breach on the part of Midland of any representation or warranty made pursuant to the Midland Primary Servicing Agreement which materially and adversely affects the interests of any class of certificateholders or holders of any related Serviced Pari Passu Companion Loan and which continues unremedied for a period of twenty (20) days after the date on which notice of such breach, requiring the same to be remedied, will have been given to Midland by the master servicer, provided, however, that if such breach is capable of being cured and Midland is diligently pursuing such cure, such twenty (20) day period will be extended for an additional thirty (30) days;

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a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, will have been entered against Midland and such decree or order will have remained in force, undischarged, undismissed or unstayed for a period of fifty (50) days;

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Midland consents to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to Midland, or of or relating to all or substantially all of its property;

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Midland admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations or takes any corporate action in furtherance of the foregoing;

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any Rating Agency (or, in the case of securities issued in a securitization containing any Serviced Pari Passu Companion Loan (“Serviced Pari Passu Companion Loan Securities”), any Rating Agency rating such securities) has (A) qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates (or Serviced Pari Passu Companion Loan Securities, as applicable), or (B) placed one or more classes of certificates (or Serviced Pari Passu Companion Loan Securities, as applicable) on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (A) or (B), such action has not been withdrawn by such Rating Agency within 60 days of such rating action) and, in the case of either of clauses (A) or (B), such Rating Agency publicly cited servicing concerns with the master servicer (because of actions of Midland) or Midland as the sole or a material factor in such rating action;

●	Midland is removed from S&P’s Select Servicer List as a U.S. Commercial Mortgage Primary Servicer and is not restored to such status on such list within sixty (60) days;

●	Midland is no longer rated at least “CPS3” by Fitch and Midland is not reinstated to at least that rating within 60 days of the delisting;

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a Servicer Termination Event by the master servicer under the PSA, which Servicer Termination Event occurred as a result of the direct failure of Midland to perform any obligation required under the Midland Primary Servicing Agreement;

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the failure of Midland to comply with any of the requirements to deliver any reports or certificates at the time such report or certification is required under the Midland Primary Servicing Agreement, which failure continues for five (5) days after Midland’s receipt of written notice thereof;

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subject to the PSA, any failure by Midland to comply with any of the requirements under Article X of the PSA applicable to Midland, including the failure to deliver any reports, certificates or disclosure information under the Exchange Act or the rules and regulations promulgated under the Exchange Act, at the time such report, certification or information is required under Article X of the PSA; or

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any failure by Midland to comply with any requirements to deliver any items required by Items 1122 and 1123 of Regulation AB under any other pooling and servicing agreement relating to any other series of certificates offered by the Depositor.

Notwithstanding the foregoing, upon any termination of Midland, Midland will be entitled to receive all accrued and unpaid primary servicing fees through the date of termination and will cooperate fully with the master servicer to transition primary servicing of the Midland Serviced Mortgage Loans to the master servicer or its designee.

The foregoing information regarding the Midland Primary Servicing Agreement set forth in this “Summary of Midland Primary Servicing Agreement” section has been provided by Midland.

The Operating Advisor and Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as operating advisor under the PSA with respect to each Serviced Mortgage Loan. Park Bridge Lender Services will also act as asset representations reviewer under the PSA with respect to each Mortgage Loan. Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of March 31, 2021, Park Bridge Lender Services was acting as operating advisor or trust advisor for commercial mortgage-backed securities transactions or other similar transactions with an approximate aggregate cut-off principal balance of $268.5 billion issued in 319 transactions.

As of March 31, 2021, Park Bridge Lender Services is acting as asset representations reviewer for commercial mortgage-backed securities transactions with an approximate aggregate cut-off principal balance of $126.5 billion issued in 141 transactions.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of their respective obligations specifically imposed by the PSA and no implied duties or obligations may be asserted against the operating advisor or asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s and the asset representations reviewer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”, as applicable.

Credit Risk Retention

This securitization transaction is required to comply with the Credit Risk Retention Rules. German American Capital Corporation has been designated by the Sponsors to act as the “retaining sponsor” under the Credit Risk Retention Rules (in such capacity, the “Retaining Sponsor”) and the Retaining Sponsor intends to satisfy its risk retention requirements of the Credit Risk Retention Rules as follows:

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The Retaining Sponsor will acquire on the Closing Date an “eligible vertical interest” (as such term is defined in the Credit Risk Retention Rules, the “VRR Interest”) in the issuing entity in the form of a “single vertical security” (as defined in the Credit Risk Retention Rules) with an expected initial Certificate Balance of approximately $49,166,209, representing the right to receive approximately 5.0% of all amounts collected on the Mortgage Loans (net of expenses of the issuing entity) that are available for distribution to the Non-VRR Certificates and the VRR Interest (i.e., representing the right to receive the VRR Allocation Percentage of all amounts distributed on the Non-VRR Certificates on each Distribution Date). The Retaining Sponsor is expected to retain the VRR Interest through Deutsche Bank AG, New York Branch (“DBNY”), as its MOA. DBNY is expected to acquire the VRR Interest from the Retaining Sponsor on the Closing Date.

The percentage of all amounts collected on the Mortgage Loans, net of all expenses of the issuing entity, and distributed on the Non-VRR Certificates and the VRR Interest represented by the VRR Interest will equal at least 5% as of the Closing Date.

“Credit Risk Retention Rules” means Regulation RR, 12 C.F.R. Part 244.

“MOA” means a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules).

The Retaining Sponsor and its MOA are collectively referred to herein as the “Retaining Parties“.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Retaining Parties and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, each of the Retaining Sponsor, the Retaining Parties or any other party may not be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

Qualifying CRE Loans

The Sponsors have determined that for purposes of this transaction 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in §244.17 of the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Risk Retention Percentage”) for this transaction is 5.0%. The Required Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

The VRR Interest

Material Terms of the VRR Interest

General

The right to payment of the holder of the VRR Interest is pro rata and pari passu with the right to payment of holders of the Non-VRR Certificates (as a collective whole). On each Distribution Date, the portion of Aggregate Available Funds allocable to: (a) the VRR Interest will be the product of such Aggregate Available Funds multiplied by the VRR Percentage; and (b) the Non-VRR Certificates will be the product of such Aggregate Available Funds multiplied by the Non-VRR Percentage. In addition, any losses incurred on the Mortgage Loans will be allocated between the VRR Interest, on the one hand, and the Principal Balance Certificates, on the other hand, pro rata in accordance with the VRR Percentage and the Non-VRR Percentage, respectively.

VRR Available Funds

The amount available for distribution to the holder of the VRR Interest on each Distribution Date will, in general, equal the product of the VRR Percentage multiplied by the Aggregate Available Funds (described under “Description of the Certificates—Distributions—Available Funds”) for such Distribution Date (such amount, the “VRR Available Funds”).

Allocation of VRR Realized Losses

In addition, on each Distribution Date, any VRR Realized Losses will be allocated to the VRR Interest; and, in connection therewith, the Certificate Balance of the VRR Interest will be reduced without distribution, as a write-off, to the extent of such VRR Realized Loss.

The “VRR Realized Loss”, with respect to each Distribution Date, is the amount, if any, by which (i) the aggregate Certificate Balance of the VRR Interest, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the product of (A) the VRR Percentage and (B) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loans (but in each case, excluding any Companion Loan), as of the end of the last day of the related Collection Period.

In the event that VRR Realized Losses previously allocated to the VRR Interest in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, the holder of the VRR Interest may receive distributions in respect of such recoveries (with interest) in accordance with the distribution priorities described under “—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest” below.

Priority of Distributions on the VRR Interest

On each Distribution Date, for so long as the aggregate Certificate Balance of the VRR Interest has not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account for distribution to the VRR Interest, to the extent of the VRR Available Funds, in the following order of priority:

First, to the VRR Interest, in respect of interest, up to an amount equal to the VRR Interest Distribution Amount for such Distribution Date;

Second, to the VRR Interest, in reduction of the Certificate Balance thereof, up to an amount equal to the VRR Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the VRR Interest has been reduced to zero; and

Third, to reimburse (with interest) prior write-offs of the Certificate Balance of the VRR Interest, up to an amount equal to the unreimbursed VRR Realized Losses previously allocated to the VRR Interest, plus interest in an amount equal to the VRR Realized Loss Interest Distribution Amount for such Distribution Date;

provided, however, that to the extent any VRR Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R certificates, which evidence the REMIC residual interest in each of the Upper-Tier REMIC and the Lower-Tier REMIC in compliance with the Code and applicable REMIC Regulations. The REMIC residual interest, sometimes commonly referred to as a “non-economic residual”, is a tax-based certificate required to be issued as part of any REMIC securitization and the holder of that interest will incur certain tax liability for the net income of the REMIC trust. The REMIC residual interest is not entitled to any interest or principal in the securitization trust; however, REMIC Regulations require that the amount, if any, remaining in a REMIC trust after all amounts are paid to the regular interests be paid to the REMIC residual interest.

Except for tax reporting purposes, the VRR Interest does not have a specified Pass-Through Rate, however, the effective interest rate on the VRR Interest will be a per annum rate equal to the WAC Rate for the related Distribution Date.

The “Non-VRR Percentage” is an amount expressed as a percentage equal to 100% minus the VRR Percentage. For the avoidance of doubt, at all times, the sum of the VRR Percentage and the Non-VRR Percentage will equal 100%.

The “VRR Percentage” will equal a fraction, expressed as a percentage, the numerator of which is the initial Certificate Balance of the VRR Interest, and the denominator of which is the aggregate initial Certificate Balance of all of the classes of Principal Balance Certificates and the initial Certificate Balance of the VRR Interest.

The “VRR Allocation Percentage” will equal a fraction, expressed as a percentage, equal to the VRR Percentage divided by the Non-VRR Percentage.

The “VRR Interest Distribution Amount” with respect to any Distribution Date and the VRR Interest will equal the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of interest distributed on the Non-VRR Certificates according to clauses First, Fourth, Seventh, Tenth, Thirteenth, Sixteenth, Nineteenth, Twenty-second, Twenty-fifth and Twenty-eighth in “Description of the Certificates—Distributions—Priority of Distributions”.

The “VRR Principal Distribution Amount”with respect to any Distribution Date and the VRR Interest will equal the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of principal distributed on the Non-VRR Certificates according to clauses Second, Fifth, Eighth, Eleventh, Fourteenth, Seventeenth, Twentieth, Twenty-third, Twenty-sixth and Twenty-ninth in “Description of the Certificates—Distributions—Priority of Distributions”.

The “VRR Realized Loss Interest Distribution Amount”, with respect to any Distribution Date, an amount equal to the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of interest on unreimbursed Realized Losses distributed to the holders of the Non-VRR Certificates according to clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-first, Twenty-fourth, Twenty-seventh and Thirtieth in “Description of the Certificates—Distributions—Priority of Distributions”.

Yield Maintenance Charges and Prepayment Premiums

The holder of the VRR Interest will be entitled to the VRR Percentage of each yield maintenance charge and prepayment premium collected on the Mortgage Loans, as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute a portion of any Excess Interest received with respect to any ARD Loan during the applicable one-month Collection Period to the holder of the VRR Interest in an amount equal to the VRR Percentage of such Excess Interest. Excess Interest will not be available to make distributions to any other class of Certificates (or interests) (other than the Class S certificates as described in “Description of the Certificates—Distributions—Excess Interest”) or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

Hedging, Transfer and Financing Restrictions

The Credit Risk Retention Rules include certain restrictions on hedging, transfer and financing of the VRR Interest. These restrictions provide that (i) a Retaining Party may not transfer the VRR Interest except to an MOA of such Retaining Party, (ii) each Retaining Party and its respective affiliates will not be permitted engage in any hedging transactions if payments on the hedge instrument are materially related to the required credit risk retention and the hedge position would limit the financial exposure to the required credit risk retention, and (iii) none of the Retaining Parties or any of their respective affiliates may pledge the required credit risk retention as collateral for any obligation unless such obligation is with full recourse to such Retaining Party or affiliate, respectively.

Unless stated otherwise, the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the earliest of (i) the date that is the latest of (a) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the total unpaid principal balance of the Mortgage Loans as of the Cut-off Date; (b) the date on which the total outstanding Certificate Balance of the certificates has been reduced to 33% of the total outstanding Certificate Balance of the certificates as of the Closing Date; or (c) two years after the Closing Date, or (ii) subject to the consent of the Retaining Sponsor (which consent may not be unreasonably withheld, delayed or conditioned), the date on which the Credit Risk Retention Rules have been officially abolished or officially determined by the applicable regulatory agencies to be no longer applicable to this securitization transaction.

Description of the Certificates

General

The Benchmark 2021-B26 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2021-B26 will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicers, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will consist of the following classes: Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H, Class A-M, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class R and Class S certificates and the VRR Interest.

One or more of such classes will also be collectively referred to as follows:

Designation	Classes
“Offered Certificates”	Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5, Class X-A, Class A-M, Class B and Class C
“Senior Certificates”	Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H
“Senior Principal Balance Certificates”	Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-5
“Subordinate Certificates”	Class A-M, Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class J
“Principal Balance Certificates”	Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5, Class A-M, Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class J
“Class X Certificates”	Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H
“Residual Certificates”	Class R
“Non-VRR Certificates”	All certificates (other than VRR Interest and Residual Certificates)

The certificates will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor; and (6) the “regular interests” (or portions thereof, as applicable) in the Lower-Tier REMIC and the JW Marriott Nashville Loan REMIC.

Upon initial issuance, the Principal Balance Certificates and the VRR Interest will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Initial Certificate Balance or Notional Amount
Offered Certificates
A-1	$3,919,000
A-2	$41,799,000
A-SB	$5,941,000	(1)
A-3	$145,456,000
A-4	(2)
A-5	(2)
X-A	$737,984,000
A-M	$84,074,000
B	$39,702,000
C	$42,037,000

Non-Offered Certificates
X-B	$81,739,000
X-D	$52,546,000
X-F	$19,851,000
X-G	$9,342,000
X-H	$32,695,961
D	$29,193,000
E	$23,353,000
F	$19,851,000
G	$9,342,000
H	$9,342,000
J	$23,353,961
S	N/A
R	N/A
VRR Interest	$49,166,209

(1)	The Class A-SB certificates have a certain priority with respect to reducing the Certificate Balance of those certificates to their scheduled principal balance as described in this prospectus.

(2)

The exact initial Certificate Balances of the Class A-4 and Class A-5 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial Certificate Balances of the Class A-4 and Class A-5 certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial Certificate Balance of the Class A-4 and Class A-5 certificates is expected to be approximately $456,795,000, subject to a variance of plus or minus 5%.

Class of Certificates	Expected Range of Initial Certificate Balance
Class A-4	$0 - $182,000,000
Class A-5	$274,795,000 - $456,795,000

The “Certificate Balance” of any class of Principal Balance Certificates and the VRR Interest outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates and the VRR Interest will be reduced by any distributions of principal actually made on, and by any Realized Losses or VRR Realized Losses, as applicable, actually allocated to, that class of Principal Balance Certificates or the VRR Interest on that Distribution Date. In the event that Realized Losses or VRR Realized Losses previously allocated to a class of Principal Balance Certificates or the VRR Interest in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates or the VRR Interest may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below and “Credit Risk

Retention—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest” above.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5 and Class A-M certificates. The initial Notional Amount of the Class X-A certificates will be approximately $737,984,000. The Notional Amount of the Class X-B certificates will equal the aggregate of the Certificate Balances of the Class B and Class C certificates. The initial Notional Amount of the Class X-B certificates will be approximately $81,739,000. The Notional Amount of the Class X-D certificates will equal the aggregate of the Certificate Balances of the Class D and Class E certificates. The initial Notional Amount of the Class X-D certificates will be approximately $52,546,000. The Notional Amount of the Class X-F certificates will equal the Certificate Balance of the Class F certificates. The initial Notional Amount of the Class X-F certificates will be approximately $19,851,000. The Notional Amount of the Class X-G certificates will equal the Certificate Balance of the Class G certificates. The initial Notional Amount of the Class X-G certificates will be approximately $9,342,000. The Notional Amount of the Class X-H certificates will equal the aggregate of the Certificate Balances of the Class H and Class J certificates. The initial Notional Amount of the Class X-H certificates will be approximately $32,695,961.

The Notional Amount of each class of Class X Certificates is subject to change depending upon the final pricing of the Principal Balance Certificates, as follows: (1) if as a result of such pricing the Pass-Through Rate of any class of Principal Balance Certificates whose Certificate Balance comprises such Notional Amount is equal to the WAC Rate, the Certificate Balance of such class of Principal Balance Certificates may not be part of, and reduce accordingly, such notional amount of such class of Class X Certificates (or, if as a result of such pricing the Pass-Through Rate of such class of Class X Certificates is equal to zero, such class of Class X Certificates may not be issued on the Closing Date), and/or (2) if as a result of such pricing the Pass-Through Rate of any class of Principal Balance Certificates that does not comprise such Notional Amount of such class of Class X Certificates is less than the WAC Rate, such class of Principal Balance Certificates may become a part of, and increase accordingly, such Notional Amount of such class of Class X Certificates.

The Class S certificates will not have a Certificate Balance nor will they entitle their holders to distributions of principal, but the Class S certificates will represent the right to receive the Non-VRR Percentage of any Excess Interest received on any ARD Loan allocated as described under “—Distributions—Excess Interest” below.

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the fourth business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the eleventh day of each calendar month (or, if the eleventh day of that calendar month is not a business day, then the next business day) commencing in June 2021.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the

Certificateholder has provided the certificate administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. For so long as Wells Fargo Bank is the certificate administrator, funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account may not be invested; provided that if Wells Fargo Bank is not the certificate administrator, such funds may be invested in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates (including the VRR Interest) on each Distribution Date (the “Aggregate Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)  the aggregate amount of all cash received on the Mortgage Loans (in the case of any Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA and/or related Intercreditor Agreement) and any REO Property (including Compensating Interest Payments with respect to the Mortgage Loans required to be deposited by the master servicer) that is on deposit in or credited to any portion of the Collection Account (in each case, exclusive of any amount on deposit in the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●

all scheduled payments of principal and/or interest (the “Periodic Payments”) and any balloon payments paid by the borrowers of a Mortgage Loan that are due on a Due Date (without regard to grace periods) after the end of the related Collection Period (without regard to grace periods), excluding Excess Interest and interest relating to periods prior to, but due after, the Cut-off Date;

●

all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds and Insurance and Condemnation Proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●

with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless, in either case, such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to holders of the Class S certificates and the VRR Interest);

●	all yield maintenance charges and prepayment premiums;

●	all amounts deposited in the Collection Account in error; and

●

any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)  if and to the extent not already included in clause (a), the aggregate amount transferred on or before the applicable Determination Date from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)  P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)  with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA;

(e)  the aggregate amount of gain-on-sale proceeds transferred to the Lower-Tier REMIC Distribution Account from the Gain-on-Sale Reserve Account for distribution on the subject Distribution Date; and

(f)   solely with respect to the Distribution Date occurring in June 2021, the Closing Date Deposit Amount.

The amount available for distribution to holders of the Non-VRR Certificates on each Distribution Date (with respect to such Distribution Date, the “Available Funds”) will, in general, equal the Non-VRR Percentage of the Aggregate Available Funds for such Distribution Date.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any related Companion Loan) will be the period commencing on the day immediately following the Due Date for such Mortgage Loan (including any related Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any related Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period (or applicable grace period) is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any related Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

Priority of Distributions

On each Distribution Date, prior to the Crossover Date, for so long as the Certificate Balances or Notional Amounts of the certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amount for such Classes;

Second, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-5 certificates, in reduction of the Certificate Balances thereof, in the following priority:

1.    to the Class A-SB certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates has been reduced to the Class A-SB Planned Principal Balance as set forth on Annex G for such Distribution Date;

2.    then, to the Class A-1 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-SB certificates pursuant to clause (1) above) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates has been reduced to zero;

3.    then, to the Class A-2 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-SB and Class A-1 certificates pursuant to clauses (1) and (2) above) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates has been reduced to zero;

4.    then, to the Class A-3 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-SB, Class A-1 and Class A-2 certificates pursuant to clauses (1), (2) and (3) above) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates has been reduced to zero

5.    then, to the Class A-4 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-SB, Class A-1, Class A-2 and Class A-3 certificates pursuant to clauses (1), (2), (3) and (4) above) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates has been reduced to zero;

6.    then, to the Class A-5 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-SB, Class A-1, Class A-2, Class A-3 and Class A-4 certificates pursuant to clauses (1), (2), (3), (4) and (5) above) for such Distribution Date, until the Certificate Balance of the Class A-5 certificates has been reduced to zero;

7.    then, to the Class A-SB certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-5 certificates pursuant to clauses (1), (2), (3), (4), (5) and (6) above) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates has been reduced to zero;

Third, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-5 certificates, up to an amount equal to, and pro rata, based upon the aggregate unreimbursed Realized Losses previously allocated to each such Class;

Fourth, to the Class A-M certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Fifth, to the Class A-M certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Sixth, to the Class A-M certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Eighth, to the Class B certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Ninth, to the Class B certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Eleventh, to the Class C certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twelfth, to the Class C certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Fourteenth, to the Class D certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Fifteenth, to the Class D certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Seventeenth, to the Class E Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Eighteenth, to the Class E certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Nineteenth, to the Class F certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twentieth, to the Class F certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-first, to the Class F certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Twenty-second, to the Class G certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twenty-third, to the Class G certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-fourth, to the Class G certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Twenty-fifth, to the Class H certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twenty-sixth, to the Class H certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-seventh, to the Class H certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Twenty-eighth, to the Class J certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twenty-ninth, to the Class J certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Thirtieth, to the Class J certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class; and

Thirty-first, to the Class R certificates as specified in the PSA.

Notwithstanding the foregoing, on each Distribution Date occurring on or after the Crossover Date, regardless of the allocation of principal payments described in priority Second above, the Principal Distribution Amount for such Distribution Date will be distributed to each class of Senior Principal Balance Certificates, pro rata, based on their respective Certificate Balances, in reduction of their respective Certificate Balances, until the Certificate Balance of each such class is reduced to zero, and without regard to the Class A-SB Planned Principal Balance. The “Crossover Date” is the Distribution Date on which the Certificate Balance of each Class of Subordinate Certificates is (or will be) reduced to zero. None of the Class X Certificates will be entitled to any distribution of principal. If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the VRR Percentage of the amount of such recovery will be added to the Certificate Balance of the VRR Interest, up to the lesser of (A) the VRR Percentage of the amount of such recovery and (B) the amount of unreimbursed VRR Realized Losses previously allocated to the VRR Interest; (ii) the Non-VRR Percentage of the amount of such recovery will be added to the Certificate Balance(s) of the class or classes of Principal Balance Certificates that previously were allocated Realized Losses, in the same sequential order as distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of the Non-VRR Percentage of the amount of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject class of certificates; and (iii) the Interest Shortfall with respect to each affected class of Non-VRR Certificates for the next Distribution Date will be increased by the amount of interest that would have accrued through the then current Distribution Date if the restored write-down for the reimbursed class of Principal Balance Certificates had never been written down. If the Certificate Balance of any class of Principal Balance Certificates or the VRR Interest is so increased, the amount of unreimbursed Realized Losses or VRR Realized Losses, as applicable, of such class of certificates will be decreased by such amount.

Reimbursement of previously allocated Realized Losses or VRR Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of Non-VRR Certificates for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate for the Class A-1 certificates will be a per annum rate equal to %.

The Pass-Through Rate for the Class A-2 certificates will be a per annum rate equal to %.

The Pass-Through Rate for the Class A-SB certificates will be a per annum rate equal to %.

The Pass-Through Rate for the Class A-3 certificates will be a per annum rate equal to %.

The Pass-Through Rate for the Class A-4 certificates will be a per annum rate equal to %.

The Pass-Through Rate for the Class A-5 certificates will be a per annum rate equal to %.

The Pass-Through Rate for the Class A-M certificates will be a per annum rate equal to %.

The Pass-Through Rate for the Class B certificates will be a per annum rate equal to %.

The Pass-Through Rate for the Class C certificates will be a per annum rate equal to %.

The Pass-Through Rate for the Class D certificates will be a per annum rate equal to %.

The Pass-Through Rate for the Class E certificates will be a per annum rate equal to %.

The Pass-Through Rate for the Class F certificates will be a per annum rate equal to %.

The Pass-Through Rate for the Class G certificates will be a per annum rate equal to %.

The Pass-Through Rate for the Class H certificates will be a per annum rate equal to %.

The Pass-Through Rate for the Class J certificates will be a per annum rate equal to %.

The Pass-Through Rate applicable to the Class X-A certificates for the initial Distribution Date will equal approximately % per annum. The Pass-Through Rate applicable to the Class X-A certificates for each Distribution Date will equal the weighted average of the respective strip rates (the “Class X-A Strip Rates”) at which interest accrues from time to time on the respective components of the Notional Amount of the Class X-A certificates outstanding immediately prior to the related Distribution Date (weighted on the basis of the respective balances of such components outstanding immediately prior to such Distribution Date). Each of those components will have a component notional balance that corresponds to the Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5 or Class A-M certificates, respectively. The applicable Class X-A Strip Rate with respect to each such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Pass-Through Rate applicable to the Class X-B certificates for the initial Distribution Date will equal approximately % per annum. The Pass-Through Rate applicable to the Class X-B certificates for each Distribution Date will equal the weighted average of the respective strip rates (the “Class X-B Strip Rate”) at which interest accrues from time to time on the respective components of the Notional Amount of the Class X-B certificates outstanding immediately prior to the related Distribution Date (weighted on the basis of the respective balances of such components outstanding immediately prior to such Distribution Date). Each of those components will have a component notional balance that corresponds to the Certificate Balance of the Class B or Class C certificates, respectively. The applicable Class X-B Strip Rate with respect to each such component for any Distribution Date will equal the excess, if any, of

(a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Pass-Through Rate applicable to the Class X-D certificates for the initial Distribution Date will equal approximately % per annum. The Pass-Through Rate applicable to the Class X-D certificates for each Distribution Date will equal the weighted average of the respective strip rates (the “Class X-D Strip Rate”) at which interest accrues from time to time on the respective components of the Notional Amount of the Class X-D certificates outstanding immediately prior to the related Distribution Date (weighted on the basis of the respective balances of such components outstanding immediately prior to such Distribution Date). Each of those components will have a component notional balance that corresponds to the Certificate Balance of the Class D or Class E certificates, respectively. The applicable Class X-D Strip Rate with respect to each such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Pass-Through Rate applicable to the Class X-F certificates for the initial Distribution Date will equal approximately % per annum. The Pass-Through Rate applicable to the Class X-F certificates for each Distribution Date will equal the strip rate (the “Class X-F Strip Rate”) at which interest accrues from time to time on the component of the Notional Amount of the Class X-F certificates outstanding immediately prior to the related Distribution Date. Such component will have a component notional balance that corresponds to the Certificate Balance of the Class F certificates. The applicable Class X-F Strip Rate with respect to each such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Pass-Through Rate applicable to the Class X-G certificates for the initial Distribution Date will equal approximately % per annum. The Pass-Through Rate applicable to the Class X-G certificates for each Distribution Date will equal the strip rate (the “Class X-G Strip Rate”) at which interest accrues from time to time on the component of the Notional Amount of the Class X-G certificates outstanding immediately prior to the related Distribution Date. Such component will have a component notional balance that corresponds to the Certificate Balance of the Class G certificates. The applicable Class X-G Strip Rate with respect to each such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Pass-Through Rate applicable to the Class X-H certificates for the initial Distribution Date will equal approximately % per annum. The Pass-Through Rate applicable to the Class X-H certificates for each Distribution Date will equal the weighted average of the respective strip rates (the “Class X-H Strip Rate”) at which interest accrues from time to time on the respective components of the Notional Amount of the Class X-H certificates outstanding immediately prior to the related Distribution Date (weighted on the basis of the respective balances of such components outstanding immediately prior to such Distribution Date). Each of those components will have a component notional balance that corresponds to the Certificate Balance of the Class H or Class J certificates, respectively. The applicable Class X-H Strip Rate with respect to each such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Class S certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than the Non-VRR Percentage of any Excess Interest, if any, with respect to any ARD Loan.

Although it does not have a specified Pass-Through Rate (other than for tax reporting purposes), the effective interest rate for the VRR Interest will be the WAC Rate for the related Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including a Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal

Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including a Non-Serviced Mortgage Loan) is a per annum rate equal to the related Mortgage Rate then in effect for the related Interest Accrual Period (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates and Withheld Amounts, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer or the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 basis, then, solely for purposes of calculating the Pass-Through Rate on the Non-VRR Certificates (other than the Class S certificates) and the VRR Interest (and for the purposes of calculating the Base Interest Fraction), the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of such Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts from that month, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and, if applicable, January, as applicable; provided, further, that with respect to each Mortgage Loan for which the Closing Date Deposit Amount was made, the Closing Date Deposit Amount will be included in determining the Mortgage Rate relating to the initial Distribution Date. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan (in absence of a default) as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Non-VRR Certificates (other than the Class S certificates) will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Non-VRR Certificates will be equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Non-VRR Certificates will be equal to the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month immediately preceding the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)  the Scheduled Principal Distribution Amount for that Distribution Date, and

(b)  the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A) Nonrecoverable Advances (including any servicing advance with respect to a Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, and

(B) Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Principal Distribution Amount” with respect to any Distribution Date and the Principal Balance Certificates will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Non-VRR Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) the principal portion of any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of principal of the related Mortgage Loan for which no Advance was previously made; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related collection period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including the Non-Serviced Mortgage Loans) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of determining or making P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan (as calculated with interest at the related Mortgage Rate) (if any), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification, a default or a bankruptcy modification (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of determining or making P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the related Servicing Fee Rate (other than in the case of any Non-Serviced Mortgage Loan, the servicing fee rate pursuant to the applicable pooling and servicing agreement)).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date to holders of the Principal Balance Certificates in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex G. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex G. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will initially equal its Cut-off Date Balance and, on each Distribution Date, will be reduced by the amount of principal payments received on such Mortgage Loan or advanced for such Distribution Date. With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Whole Loan on any date of determination, the Stated Principal Balance of such Whole Loan will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Whole Loan may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Whole Loan, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of Mortgage Loans”. If any Mortgage Loan or Whole

 Loan is paid in full or the Mortgage Loan or Whole Loan (or any Mortgaged Property acquired in respect of the Mortgage Loan or Whole Loan) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of Realized Losses and VRR Realized Losses, as well as for purposes of calculating the Servicing Fee and Certificate Administrator/Trustee Fee payable each month, each REO Property (including any REO Property with respect to any Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

With respect to an AB Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to a Subordinate Companion Loan will be available for amounts due to the Certificateholders other than indirectly in the limited circumstances related to reimbursement of Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to an AB Whole Loan incurred with respect to an AB Whole Loan in accordance with the PSA.

Excess Interest

On each Distribution Date, the certificate administrator will be required to distribute (i) to the holders of the Class S certificates, the Non-VRR Percentage of any Excess Interest received by the issuing entity with respect to any ARD Loan during the Collection Period for (or, in the case of a Non-Serviced Mortgage Loan, as part of a distribution to the issuing entity during the month of) such Distribution Date, and (ii) to the holder of the VRR Interest, the VRR Percentage of such Excess Interest. Excess Interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA. The Class S certificates and the VRR Interest will be entitled to such distributions of Excess Interest notwithstanding any reduction of their related Certificate Balance to zero.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement), all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s)

pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the issuing entity from general collections) with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a)(x) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to clause Fifth below on earlier dates) or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, and (b) Accrued AB Loan Interest;

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with the related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued and unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner permitted by such REMIC provisions.

“Accrued AB Loan Interest” means, with respect to any AB Modified Loan and any date of determination, accrued and unpaid interest that remains unpaid with respect to the junior note(s) of such AB Modified Loan.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the issuing entity from general collections) with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a)(x) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause Fifth below or clause Fifth of the prior waterfall under this “—Application Priority of Mortgage Loan Collections or Whole Loan Collections” on earlier dates) or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, and (b) Accrued AB Loan Interest;

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with the related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior waterfall under this “—Application Priority of Mortgage Loan Collections or Whole Loan Collections” on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On any Distribution Date, prepayment premiums and yield maintenance charges collected in respect of the Mortgage Loans during the related Collection Period will be required to be distributed by the certificate administrator in the following manner: (a) to the holders of the Class A-1 through Class E certificates, the product of (1) a fraction, not greater than one, the numerator of which is the amount of principal distributed to such class of certificates on such Distribution Date and the denominator of which is the total amount of principal distributed to the holders of each class of the Principal Balance Certificates on such Distribution Date; (2) the Base Interest Fraction for the related principal prepayment and such class of certificates and (3) the Non-VRR Percentage of such prepayment premiums and yield maintenance charges, and (b) to the VRR Interest, the VRR Percentage of such prepayment premiums and yield maintenance charges.

Any yield maintenance charges or prepayment premiums collected during the related Collection Period remaining after such distributions described in the preceding paragraph (the “IO Group YM Distribution Amount”) will be allocated in the following manner:

(a)  first, to the Class X-A certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the aggregate amount of principal distribution to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5 and Class A-M certificates on such Distribution Date and the denominator of which is the total Principal Distribution Amount in respect of such Distribution Date, multiplied by (b) the IO Group YM Distribution Amount;

(b)  second, to the Class X-B certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the aggregate amount of principal distribution to the Class B and Class C certificates on such Distribution Date and the denominator of which is the total Principal Distribution Amount in respect of such Distribution Date, multiplied by (b) the IO Group YM Distribution Amount; and

(c)  third, to the Class X-D Certificates, the IO Group YM Distribution Amount remaining after such distribution to the holders of the Class X-A and Class X-B Certificates described in (a) and (b) above.

The “Base Interest Fraction” for any principal prepayment on any Mortgage Loan and for:

(A) any of the Class A-1 through Class E certificates with a Pass-Through Rate equal to either the WAC Rate or the WAC Rate less a specified rate, will be a fraction (not greater than one) (a) whose numerator is the greater of zero and the amount, if any, by which (i) the Pass-Through Rate on such class of certificates exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Net Mortgage Rate on such Mortgage Loan during the related interest accrual period exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment; provided, however, that if such yield rate is greater than or equal to the Net Mortgage Rate on such Mortgage Loan during the related interest accrual period, then the respective Base Interest Fraction will be zero; provided, further, that if such yield rate is greater than or equal to the Net Mortgage Rate on such Mortgage Loan during the related interest accrual period, but less than the Pass-Through Rate described in clause (a)(i) above, then the respective Base Interest Fraction will be one; and

(B) any of the Class A-1 through Class E certificates with a Pass-Through Rate equal to a fixed per annum rate, will be a fraction (not greater than one) (a) whose numerator is the greater of zero and the amount, if any, by which (i) the Pass-Through Rate on such class of certificates exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date, and net of the Administrative Cost Rate) during the related interest accrual period multiplied by 365/360 exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment; provided, however, that if such yield rate is greater than or equal to the amount set forth in clause (b)(i) above, then the respective Base Interest Fraction will be zero; provided, further, that if such yield rate is greater than or equal to the amount set forth in clause (b)(i) above, but less than the Pass-Through Rate described in clause (a)(i) above, then the respective Base Interest Fraction will be one.

The yield rate with respect to any prepaid Mortgage Loan will be equal to the yield rate stated in the related loan documents, or if none is stated, will be the yield rate which, when compounded monthly, is equivalent to the yield, on the U.S. Treasury primary issue with a maturity date closest to the maturity date or the related Anticipated Repayment Date, as applicable, for the prepaid Mortgage Loan. In the event that there are: (a) two or more U.S. Treasury issues with the same coupon, the issue with the lower yield will be selected and (b) two or more U.S. Treasury issues with maturity dates equally close to the maturity date or the related Anticipated Repayment Date, as applicable, for such prepaid Mortgage Loan, the issue with the earlier maturity date will be selected.

In the case of the Serviced Whole Loan, prepayment premiums or yield maintenance charges actually collected in respect of such Serviced Whole Loan will be allocated in the proportions described in the applicable intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans”.

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	May 2026
Class A-2	May 2026
Class A-SB	March 2030
Class A-3	May 2028
Class A-4	NAP – July 2030(1)
Class A-5	May 2031
Class X-A	May 2031
Class A-M	May 2031
Class B	May 2031
Class C	May 2031

(1)	The range of Assumed Final Distribution Dates is based on the initial certificate balance of the Class A-4 certificates ranging from $0 to $182,000,000.

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in June 2054. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees, applicable servicing fees on any Serviced Companion Loan and any Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees, applicable servicing fees on any Serviced Companion Loan and any Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”.

Prepayment Interest Shortfalls for each Distribution Date with respect to each AB Whole Loan will generally be allocated first, to the related Subordinate Companion Loans in accordance with the related

Intercreditor Agreement and then, pro rata to the related Mortgage Loan and any related Pari Passu Companion Loan.

To the extent that the Prepayment Interest Excess for all Mortgage Loans (other than the Non-Serviced Mortgage Loans) or Serviced Companion Loans serviced by the master servicer exceeds the Compensating Interest Payment for all Mortgage Loans (other than the Non-Serviced Mortgage Loans) or Serviced Companion Loans serviced by the master servicer as of any Distribution Date, such excess amount (the “Net Prepayment Interest Excess”) will be payable to the master servicer as additional compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Serviced Mortgage Loan and any related Pari Passu Companion Loan, equal to the lesser of:

(i)          the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any related Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)         the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.00125% per annum, (B) all Prepayment Interest Excess received by the master servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Whole Loan is serviced under the PSA, any related Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loan or any related Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan or Serviced Whole Loan as a result of the master servicer failing to enforce the related Mortgage Loan or Serviced Whole Loan documents regarding principal prepayments (a “Prohibited Prepayment”) (other than (t) the Non-Serviced Mortgage Loans, (u) in accordance with the terms of the Mortgage Loan documents, (v) subsequent to a default under the related Mortgage Loan documents (provided that the master servicer reasonably believes that acceptance of such prepayment is consistent with the Servicing Standard) or if the Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, (w) at the request or with the consent of the special servicer and so long as no Control Termination Event is continuing (other than with respect to any applicable Excluded Loan), the Directing Holder, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y) in connection with the payment of any Insurance and Condemnation Proceeds unless the master servicer did not apply the proceeds thereof in accordance with the terms of the related loan documents and such failure causes the shortfall or (z) a previously Specially Serviced Loan with respect to which the special servicer has waived or amended the prepayment restriction such that the related borrower is not required to prepay on a Due Date or pay interest that would have accrued on the amount prepaid through and including the last day of the Interest Accrual Period occurring following the date of such prepayment), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan or Serviced Whole Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to the Serviced Whole Loans will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan, pro rata, in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the applicable master servicer under the related other pooling and servicing agreement.

Any Excess Prepayment Interest Shortfall allocated to the Mortgage Loans for any Distribution Date will, to the extent of the Non-VRR Percentage thereof, be allocated on that Distribution Date among each class of Non-VRR Certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date, with the remaining portion thereof being deemed allocated to the VRR Interest.

“Excess Prepayment Interest Shortfall” means, with respect to any Distribution Date, with respect to the Mortgage Loans, the aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for such Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for such Distribution Date and the portion of the compensating interest payments allocable to any Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive the Non-VRR Percentage of distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Subordinate Certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to that class prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Crossover Date, allocation of principal that is allocable to the Principal Balance Certificates on any Distribution Date will be made as described under “—Distributions—Priority of Distributions” above. On or after the Crossover Date, allocation of principal will be made to each class of Senior Principal Balance Certificates that are still outstanding, pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero. See
“—Distributions—Priority of Distributions” above.

Allocation to the Senior Principal Balance Certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Senior Principal Balance Certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Senior Principal Balance Certificates, the percentage interest in the issuing entity evidenced by the Senior Principal Balance Certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Senior Principal Balance Certificates by the Subordinate Certificates.

Following retirement of the Senior Principal Balance Certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-M, Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class J certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class J certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator will be required to calculate the Realized Loss and the VRR Realized Loss for such Distribution Date.

The “Realized Loss” with respect to the Mortgage Loans, with respect to any Distribution Date, is the amount, if any, by which (i) the aggregate Certificate Balance of the Principal Balance Certificates, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the product of (A) the Non-VRR Percentage and (B) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loans (but in each case, excluding any Companion Loan), as of the end of the last day of the related Collection Period. The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class J certificates;

second, to the Class H certificates;

third, to the Class G certificates;

fourth, to the Class F certificates;

fifth, to the Class E certificates;

sixth, to the Class D certificates;

seventh, to the Class C certificates;

eighth, to the Class B certificates; and

ninth, to the Class A-M certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Principal Balance Certificates, pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the VRR Interest, the Class S certificates or the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the Certificate Balances of the related classes of Principal Balance Certificates are reduced by such Realized Losses. VRR Realized Losses, rather than Realized Losses, will be allocated to the VRR Interest. See “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Allocation of VRR Realized Losses”.

In general, Realized Losses and VRR Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee and the Certificate

Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

A class of certificates will be considered outstanding until its Certificate Balance or Notional Amount, as applicable, is reduced to zero, except that the Class S certificates will be considered outstanding so long as holders of such certificates are entitled to receive Excess Interest. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses and VRR Realized Losses, as applicable, are required thereafter to be made to a class of Principal Balance Certificates and the VRR Interest, as applicable, in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” and “Credit Risk Retention—The VRR Interest” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the certificate administrator will be required to prepare and make available to each Certificateholder of record on the certificate administrator’s website a Distribution Date statement, based in part on the information delivered to it by the master servicer or special servicer, providing all information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans. The certificate administrator will include on each Distribution Date statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loan permitting additional secured debt, identifying (A) the amount of any additional secured debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the Mortgage Loan and such additional secured debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional secured debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the form provided in the PSA, in the case of the Distribution Date statement (which form is subject to change) and as required under the PSA in the case of the CREFC® Reports and including substantially the following information:

(1)  a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B;

(2)      a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)      a CREFC® historical loan modification and corrected loan report;

(4)      a CREFC® advance recovery report;

(5)      a CREFC® total loan report;

(6)      a CREFC® operating statement analysis report;

(7)      a CREFC® comparative financial status report;

(8)      a CREFC® net operating income adjustment worksheet;

(9)      a CREFC® real estate owned status report;

(10)    a CREFC® servicer watch list;

(11)    a CREFC® loan level reserve and letter of credit report;

(12)    a CREFC® property file;

(13)    a CREFC® financial file;

(14)    a CREFC® loan setup file; and

(15)    a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer, as applicable, regards as confidential, so long as such information is not required to be disclosed pursuant to Item 1125 of Regulation AB. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under a Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

On or before each Master Servicer Remittance Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (with respect to the first Master Servicer Remittance Date only);

●	a CREFC® loan periodic update file; and

●	a CREFC® Appraisal Reduction Amount template (if any Appraisal Reduction Amount has been calculated).

No later than two (2) business days following each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means a CREFC® Schedule AL File.

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) is required to prepare, or the special servicer (with respect to Specially Serviced Loans and REO Properties) is required to prepare and deliver to the master servicer, the following for each Mortgaged Property and REO Property:

●

Within 45 days after receipt of a quarterly operating statement, if any, commencing for the quarter ending September 30, 2021, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter (and the borrower provides sufficient information to report pursuant to CREFC® guidelines), provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required) for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Serviced Mortgage Loan is on the CREFC® Servicer Watch List.

●

Within 30 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls commencing for the calendar year ending December 31, 2021, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to satisfy its reporting obligation described in clause (8) above.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any person (including the Directing Holder, the Risk Retention Consultation Party or the holder of the VRR Interest) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers a NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the Risk Retention Consultation Party or the special servicer) be entitled to receive (i) if such party is the Directing Holder or any Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan and (ii) if such party is not the Directing Holder or any Controlling Class Certificateholder, any information other than the Distribution Date statement; provided, however, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, further, however, that the special servicer will not directly or indirectly provide any information solely related to any Excluded Special Servicer Mortgage Loan (which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Mortgage Loan) to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that any Excluded Controlling Class Holder will be permitted to obtain, upon reasonable request in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website) from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), in each case, to the extent in the possession of the master servicer or the special servicer, as applicable.

“Risk Retention Consultation Party” will be the party selected by DBNY as the holder of the VRR Interest. The other parties to the PSA will be entitled to assume that the identity of the Risk Retention Consultation Party has not changed until such parties receive written notice of a replacement of the Risk Retention Consultation Party from DBNY. Notwithstanding the foregoing, the Risk Retention Consultation Party will not have any consultation rights with respect to any related Excluded Loan. The initial Risk Retention Consultation Party with respect to the mortgage pool is expected to be DBNY.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, Restricted Mezzanine Holder or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or a Restricted Mezzanine Holder, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Restricted Mezzanine Holder, as applicable, (b) solely with respect to the 10 largest Mortgage Loans by Stated Principal Balance, any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor or manager, as applicable, or (c) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such Restricted Mezzanine Holder. For the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Restricted Mezzanine Holder” means a holder of a related mezzanine loan that has been accelerated or as to which the mezzanine lender has initiated foreclosure or enforcement proceedings against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Directing Holder or any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties other than such information with respect to such Excluded Controlling Class Loan that is aggregated with information on other Mortgage Loans at a pool level.

“Excluded Loan” means (a) with respect to the Directing Holder, a Mortgage Loan or Whole Loan with respect to which, as of the applicable date of determination, the Directing Holder or (solely in the case of the Trust Directing Holder) the holder of the majority of the Controlling Class is a Borrower Party, or (b) with respect to the Risk Retention Consultation Party, a Mortgage Loan or Whole Loan with respect to which, as of the applicable date of determination, the Risk Retention Consultation Party or the person entitled to appoint the Risk Retention Consultation Party is a Borrower Party. For the avoidance of doubt, any Excluded Loan as to either the Trust Directing Holder or any holder of the majority of the Controlling Class is also an Excluded Controlling Class Loan.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification on the certificate administrator’s website (which may be a “click-through confirmation”), representing (i) that such person executing the certificate is a Certificateholder, the Directing Holder or the Risk Retention Consultation Party (in each case, to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Loan Holder or a prospective purchaser of a certificate (or any investment advisor or manager or other representative of the foregoing), (ii) that either (a) such person is the Risk Retention Consultation Party or is a person who is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Holder, a Controlling Class Certificateholder or the Risk Retention Consultation Party, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Holder, a Controlling Class Certificateholder or the Risk Retention Consultation Party, in which case such person will only receive access to the Distribution Date statements prepared by the certificate administrator, (iii) that such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to obtain, upon request in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), in each case, to the extent in the possession of the master servicer or the special servicer, as applicable and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate (including the VRR Interest) is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate (including the VRR Interest) registered in the name of or beneficially owned by (i) the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons or (ii) any Borrower Party, in each case will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Mortgage Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to a Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or

(ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date statements, CREFC® reports and supplemental notices with respect to such Distribution Date statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as BlackRock Financial Management, Inc., Moody’s Analytics, Bloomberg Financial Markets, L.P., RealINSIGHT, CMBS.com, Inc., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corporation, Markit LLC, Thomson Reuters Corporation and KBRA Analytics, Inc., pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification, the master servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer; provided that in connection with such request, the master servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer, generally to the effect that such person is a Certificateholder or a beneficial holder of book-entry certificates (or an investment advisor for a Certificateholder or a beneficial holder of book-entry certificates) and a Privileged Person and will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Certificateholders will not, however, be given access to or be permitted to request copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

○	this prospectus;

○	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the closing date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

○	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

○

any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

○	the Distribution Date statements;

○	the CREFC® bond level files;

○	the CREFC® collateral summary files;

○	the CREFC® Reports, other than the CREFC® loan setup file and the CREFC® special servicer loan file (provided that they are received by the certificate administrator); and

○	any Operating Advisor Annual Reports;

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

○	the summary of any Final Asset Status Report as provided by the special servicer;

○	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

○	notice of any release based on an environmental release under the PSA;

○	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

○	notice of final payment on the certificates;

○	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator;

○	any notice of resignation or termination of the master servicer or special servicer;

○	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

○	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

○

any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

○

notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

○	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

○	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

○	any notice of the termination of the issuing entity;

○	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred;

○	any notice of the occurrence of an Operating Advisor Termination Event;

○	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

○	any Proposed Course of Action Notice;

○	any assessment of compliance delivered to the certificate administrator;

○	any accountants’ attestation reports delivered to the certificate administrator;

○	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

○	any notice or documents provided to the certificate administrator by the depositor or the master servicer directing the certificate administrator to post to the “special notices” tab;

●	the “Investor Q&A Forum”;

●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

●	the “U.S. Risk Retention Special Notices” tab.

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to make available such notice of the occurrence of a Control Termination Event or the notice of the occurrence of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the certificate administrator’s website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraph.

Notwithstanding the foregoing, if the Directing Holder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Holder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Holder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Holder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website, such Directing Holder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to obtain such information upon reasonable request in accordance with terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on such certifications prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans of the issuing entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer, and (iii) incorporate by reference the Form ABS-EE filing for the related reporting period (which Form ABS-EE disclosures will be filed at the time of each filing of the applicable report on Form 10-D with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period).

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website or its filing of such information pursuant to the PSA, including, but not limited to, filing via EDGAR, and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it or filed by it, as applicable, for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance therewith.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding a Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Holder or the Risk Retention Consultation Party (in its capacity as the Risk Retention Consultation Party) as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at “www.ctslink.com”. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date statements and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will require the master servicer, subject to certain restrictions set forth in the PSA, to provide certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the master servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses). Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates (other than the VRR Interest) will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)  2% in the case of the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)  in the case of any Principal Balance Certificates and the VRR Interest, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates and the VRR Interest, each determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective percentage interests.

Neither the Class S certificates nor Class R certificates will be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

Denomination

The Offered Certificates (other than the Class X Certificates) will be issued, maintained and transferred only in minimum denominations of $10,000, and in integral multiples of $1 in excess of $10,000. The Class X Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $100,000 and in integral multiples of $1 in excess of $100,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “Description of the Certificates—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of the Special Servicer Without Cause”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

The VRR Interest will be evidenced by one or more certificates and is expected to be held at all times in definitive form by the certificate administrator on behalf of the beneficial owners of the VRR Interest. Any request for release of any VRR Interest must be consented to by the Retaining Sponsor and may be subject to any additional requirements pursuant to the PSA.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the

Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group – Benchmark 2021-B26
with a copy to:
trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investors is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, (ii) the name of the transaction, Benchmark 2021-B26 and (iii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, a “MLPA”), between the applicable mortgage loan seller and the depositor. For purposes of the respective MLPAs pursuant to which GSMC, GACC and JPMCB are selling Mortgage Loans and the related discussion below, the Burlingame Point Mortgage Loan will constitute a “Mortgage Loan” under each such MLPA only to the extent of the portion thereof to be sold to the depositor by GSMC, GACC or JPMCB, as applicable.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver (or cause to be delivered) to the certificate administrator, in its capacity as custodian, among other things, the following documents (except that the documents with respect to each Non-Serviced Whole Loan (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)                (A) the original Mortgage Note, bearing, or accompanied by, all prior or intervening endorsements, endorsed by the most recent endorsee prior to the trustee or, if none, by the originator, without recourse, either in blank and further showing a complete, unbroken chain of endorsement from the originator or to the order of the trustee; and (B) in the case of each related Serviced Companion Loan, a copy of the executed Mortgage Note for such Serviced Companion Loan;

(ii)              (A) the original of the Mortgage or a certified copy thereof from the applicable recording office (or a copy thereof from the applicable recording office if (to the knowledge of the applicable mortgage loan seller or its third-party vendor, as certified by such party to the custodian in writing) it is not the practice of such office to provide certified copies, provided that the custodian may conclusively rely on any such certification by such mortgage loan seller or third-party vendor and will not be required to investigate whether any recording office cannot provide a certified copy) and, (B) if applicable, the originals or certified copies thereof from the applicable recording office (or copies thereof from the applicable recording office if (to the knowledge of the applicable mortgage loan seller or its third-party vendor, as certified by such party to the custodian in writing) it is not the practice of such office to provide certified copies, provided that the custodian may conclusively rely on any such certification by such mortgage loan seller or third-party vendor and will not be required to investigate whether any recording office cannot provide a certified copy) of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the trustee, if any, in each case with evidence of recording indicated thereon;

(iii)             an original or copy (if the related mortgage loan seller or its designee, rather than the custodian and its designee, is responsible for the recording thereof) of an assignment of mortgage, in recordable form (except for missing recording information and, if delivered in blank, except for the name of the assignee), executed by the most recent assignee of record thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee;

(iv)             (A) an original or copy of any related security agreement (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the related Mortgage Loan or Serviced Whole Loan to the most recent assignee thereof prior to the trustee, if any; and (B) an original assignment of any related security agreement (if such item is a document separate from the related Mortgage) executed by the most recent assignee thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee, which assignment may be included as part of the corresponding assignment of mortgage referred to in clause (iii) above;

(v)              (A) stamped or certified copies of any UCC financing statements and continuation statements which were filed in order to perfect (and maintain the perfection of) any security interest held by the originator of the Mortgage Loan or Serviced Whole Loan (and each assignee of record prior to the trustee) in and to the personalty of the borrower at the Mortgaged Property (in each case with evidence of filing or recording thereon) and which were in the possession of the related mortgage loan seller (or its agent) at the time the Mortgage Files were delivered to the custodian, together with original UCC-3 assignments of financing statements showing a complete chain of assignment from the secured party named in such UCC-1 financing statement to the most recent assignee of record thereof prior to the trustee, if any, and (B) if any such security interest is perfected and the earlier UCC financing statements and continuation statements were in the possession of the related mortgage loan seller, an assignment of UCC financing statement by the most recent assignee of record prior to the trustee or, if none, by the originator, evidencing the transfer of such security interest, either in blank or in favor of the trustee; provided that other evidence of filing or recording reasonably acceptable to the trustee may be delivered in lieu of delivering such UCC financing statements including, without limitation, evidence of such filed or recorded UCC financing statement as shown on a written UCC search report from a reputable search firm, such as CSC/LexisNexis Document Solutions, Corporation Service Company, CT Corporation System and the like or printouts of on-line confirmations from such UCC filing or recording offices or authorized agents thereof;

(vi)             the original or a copy of the loan agreement relating to such Mortgage Loan, if any;

(vii)            the original or a copy of the lender’s title insurance policy issued in connection with the origination of the Mortgage Loan, together with all endorsements or riders (or copies thereof) that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a first lien on the Mortgaged Property, or a “marked up” commitment to insure marked as binding and countersigned by the related insurer or its authorized agent (which may be a pro forma or specimen title insurance policy which has been accepted or approved as binding in writing by the related title insurance company), or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company;

(viii)           (A) the original or a copy of the related assignment of leases, rents and profits (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the trustee, if any, in each case with evidence of recording thereon; and (B) an original or copy (if the related mortgage loan seller or its designee, rather than the custodian and its designee, is responsible for the recording thereof) of an assignment of any related assignment of leases, rents and profits (if such item is a document separate from the Mortgage), in recordable form (except for missing recording information and, if delivered in blank, except for the name of the assignee), executed by the most recent assignee of record thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee, which assignment may be included as part of the corresponding assignment of mortgage referred to in clause (iii) above;

(ix)             the original or copy of any environmental indemnity agreements and copies of any environmental insurance policies pertaining to the related Mortgaged Property required in connection with origination of the related Mortgage Loan or Serviced Whole Loan and copies of environmental reports;

(x)              copies of the currently effective management agreements, if any, for the Mortgaged Properties;

(xi)             if the borrower has a leasehold interest in the related Mortgaged Property, the original or copy of the ground lease (or, with respect to a leasehold interest where the borrower is a lessee and that is a space lease or an air rights lease, the original of such space lease or air rights lease), and any related lessor estoppel or similar agreement or a copy thereof; if any;

(xii)            if the related assignment of contracts is separate from the Mortgage, the original executed version of such assignment of contracts and the assignment thereof, if any, to the trustee;

(xiii)           if any related lockbox agreement or cash collateral account agreement is separate from the Mortgage or loan agreement, a copy thereof; with respect to the reserve accounts, cash collateral accounts and lockbox accounts, if any, a stamped or certified copy of the UCC-1 financing statements, if any, submitted for filing with respect to the related mortgagee’s security interest in the reserve accounts, cash collateral accounts and lockbox accounts and all funds contained therein (and UCC-3 assignments of financing statements assigning such UCC-1 financing statements to the trustee);

(xiv)           originals or copies of all assumption, modification, written assurance and substitution agreements, if any, with evidence of recording thereon if appropriate, in those instances where the terms or provisions of the Mortgage, the Mortgage Note or any related security document have been modified or the Mortgage Loan or Serviced Whole Loan has been assumed;

(xv)            the original or a copy of any guaranty of the obligations of the borrower under the Mortgage Loan or Serviced Whole Loan together with, as applicable, (A) the original or copies of any intervening assignments of such guaranty showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee thereof prior to the trustee, if any, and (B) an original assignment of such guaranty executed by the most recent assignee thereof prior to the trustee or, if none, by the originator;

(xvi)           the original or a copy of the power of attorney (with evidence of recording thereon, if appropriate) granted by the related borrower if the Mortgage, Mortgage Note or other document or instrument referred to above was signed on behalf of the borrower pursuant to such power of attorney;

(xvii)          with respect to each Whole Loan, a copy of the related Intercreditor Agreement and, if applicable, a copy of any pooling and servicing agreement relating to a Serviced Companion Loan;

(xviii)         with respect to hospitality properties, a copy of the franchise agreement, if any, an original or copy of the comfort letter, if any, and if, pursuant to the terms of such comfort letter, the general assignment of the Mortgage Loan is not sufficient to transfer or assign the benefits of such comfort letter to the Trust, a copy of the notice to the franchisor of the transfer of such Mortgage Loan and/or a copy of the request for the issuance of a new comfort letter in favor of the Trust (in each case, as and to the extent required pursuant to the terms of such comfort letter), with the original of any replacement comfort letter to be included in the Mortgage File following receipt thereof by the master servicer;

(xix)           the original (or copy, if the original is held by the master servicer or applicable master servicer under the applicable Non-Serviced PSA) of any letter of credit held by the lender as beneficiary or assigned as security for such Mortgage Loan or Serviced Whole Loan;

(xx)            the appropriate assignment or amendment documentation related to the assignment to the Trust of any letter of credit securing such Mortgage Loan or Serviced Whole Loan (or copy thereof, if the original is held by the master servicer or applicable master servicer under the applicable Non-Serviced PSA) which entitles the master servicer on behalf of the issuing entity and the Companion Loan Holders (with respect to any Serviced Whole Loan) to draw thereon; and

(xxi)           with respect to any Mortgage Loan with related mezzanine debt or other subordinate debt (other than a Companion Loan), a copy of the related co-lender agreement, subordination agreement or other intercreditor agreement;

provided that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date, and any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA.

Notwithstanding anything to the contrary contained herein, with respect to the Burlingame Point Mortgage Loan, the obligation of each of the applicable mortgage loan sellers to deliver mortgage note(s) as part of the related Mortgage File will be limited to delivery of only the mortgage notes held by such party. In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its

Mortgage Loans to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)  A copy of each of the following documents:

(i)               the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)              the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)             assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation);

(iv)             any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)              an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation);

(vi)             the assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)            all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)           the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)             any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(x)              an original assignment in favor of the trustee of any financing statement executed and filed in favor of the applicable mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy of such assignment to be sent for filing);

(xi)             any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan;

(xii)            any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)           any ground lease, ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)           any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)            any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xvi)           any lockbox or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)          any related mezzanine intercreditor agreement;

(xviii)         all related environmental reports;

(xix)           all related environmental insurance policies;

(b)  a copy of any engineering reports or property condition reports;

(c)  other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)  for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)  copies of all legal opinions (excluding attorney client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)   copies of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the origination of the related Mortgage Loan;

(g)  a copy of the appraisal for the related Mortgaged Property(ies);

(h)  for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)   a copy of the applicable mortgage loan seller’s asset summary;

(j)   copies of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)  copies of any zoning reports;

(l)   copies of financial statements of the related mortgagor;

(m) copies of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)  copies of all UCC searches;

(o)  copies of all litigation searches;

(p)  copies of all bankruptcy searches;

(q)  a copy of the origination settlement statement;

(r)   a copy of the insurance consultant report;

(s)  copies of the organizational documents of the related mortgagor and any guarantor;

(t)   copies of the escrow statements;

(u)  a copy of any closure letter (environmental);

(v)  a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties; and

(w) a copy of the payment history with respect to such Mortgage Loan prior to the Closing Date;

provided that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA; in each case, to the extent that the originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan, the Diligence File will be required to include a statement to that effect; provided that the mortgage loan seller will not be required to deliver information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties of GACC and CREFI are set forth in Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2 and Annex D-3, respectively. Those representations and warranties of GSMC are set forth in Annex E-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex E-2. Those representations and warranties of JPMCB are set forth in Annex F-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex F-2.

If any of the documents required to be delivered by the related mortgage loan seller and included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and such omission, breach or defect materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of the trustee or any Certificateholder in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following:

(x)  such mortgage loan seller’s receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or

(y)  in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage, the discovery by any party to the PSA of the such Material Defect; provided that the mortgage loan seller has received notice in accordance with the terms of the PSA,

(1)  cure such Material Defect in all material respects, at its own expense,

(2)  repurchase the affected Mortgage Loan (or, in the case of the Burlingame Point Mortgage Loan, the applicable portion thereof) or REO Loan at the Purchase Price, or

(3)  substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution, provided that no such substitution may occur on or after the second anniversary of the Closing Date;

provided, however, that the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan and the related REO Loan (or, in the case of the Burlingame Point Mortgage Loan, the applicable portion thereof) or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution will be permitted)), if such Material Defect is capable of being cured, the mortgage loan seller is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor, the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Holder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to repurchase the related Mortgage Loan unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a Breach Notice as required by the terms of the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report) and such delay precludes the mortgage loan seller from curing such Material Defect and (iii) such Material Defect did not relate to a Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect. With respect to each Non-Serviced Mortgage Loan, each mortgage loan seller agrees that any document defect as such term is defined in the related controlling Non-Serviced PSA (other than a defect related to the promissory note for the related Non-Serviced Companion Loan) will constitute a document defect under the related MLPA.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan (or, in the case of the Burlingame Point Mortgage Loan, the applicable portion thereof) if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release would not cause an adverse REMIC event to occur and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the special servicer (for so long as no Control Termination Event is continuing and only with respect to any Mortgage Loan that is not an applicable Excluded Loan, with the consent of the Directing Holder) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with any such determination with respect to any non-Specially Serviced Loan, the master servicer will promptly provide the special servicer, but in any event within the time frame and in the manner provided in the PSA, with the servicing file and other such information to the extent set forth in the PSA in order to permit the special servicer to calculate the Loss of Value Payment as set forth in the PSA. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

In the case of a Material Defect with respect to the Burlingame Point Mortgage Loan, each of GSMC, GACC and JPMCB will be responsible for any remedies solely in respect of the note(s) sold by the related mortgage loan seller as if each note evidencing the Burlingame Point Mortgage Loan was a separate Mortgage Loan.

With respect to any Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) a, “Purchase Price” equals to the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on the ARD Loan), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid), Workout Fees, Liquidation Fees (to the extent set forth in clause (5) below) and any other additional trust fund expenses in respect of such Mortgage Loan and the related REO Loan, if any, (4) solely in the case of a repurchase or substitution by a mortgage loan seller, any unpaid Asset Representations Reviewer Asset Review Fee related to such Mortgage Loan and all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote Election or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions” and (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period). For purposes of this definition, (i) the “Purchase Price” in respect of a Serviced Companion Loan that is purchased by the related mortgage loan seller will be the purchase price paid by the related mortgage loan seller under the related pooling and servicing agreement governing the securitization that includes such Serviced Companion Loan, or the applicable servicing agreement, and (ii) with respect to a sale of an REO Property securing a Serviced Whole Loan, the term Mortgage Loan or REO Loan will be construed to include any related Companion Loan. With respect to the Burlingame Point Mortgage Loan, the Purchase Price that would be payable by each of the applicable mortgage loan sellers for its related promissory note(s) will be equal to its respective percentage interest in such Mortgage Loan as of the Closing Date multiplied by the total Purchase Price for such Mortgage Loan.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a Material Defect exists that must, on the date of substitution:

(a)  have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)  have a fixed Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)  have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)  accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year and the actual number of days elapsed);

(e)  have a remaining term to stated maturity not greater than, and not more than five years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)   have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)  comply (except in a manner that would not be adverse to the interests of the Certificateholders) as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)  have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related servicing file;

(i)   have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)   constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k)  not have a maturity date or an amortization period that extends to a date that is after the date two years prior to the Rated Final Distribution Date;

(l)   have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m) not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n)  have been approved (i), for so long as no Control Termination Event is continuing, by the Directing Holder, and (ii) during any such time that the master servicer is the Enforcing Servicer, by the special servicer;

(o)  prohibit defeasance within two years of the Closing Date;

(p)  not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC other than a tax on income expressly permitted or contemplated to be received by the terms of the PSA as determined by an opinion of counsel to be paid by the applicable mortgage loan seller;

(q)  have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)   be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee, the certificate administrator, the operating advisor and the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Holder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided, however, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller will be required to cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and the amount of any fees and expenses of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

As stated above, with respect to a Material Defect related to the Burlingame Point Mortgage Loan (9.8%), each of GSMC, GACC and JPMCB, will only be a mortgage loan seller with respect to, and will only be obligated to take the remedial actions described above with respect to, its percentage interest in such Mortgage Loan that it sold to the depositor. It is possible that under certain circumstances only one of the applicable mortgage loan sellers will repurchase, or otherwise comply with any repurchase obligations with respect to, its interest in such Mortgage Loan if there is a Material Defect. If for any reason, one of those mortgage loan sellers repurchases its interest in such Mortgage Loan and the other mortgage loan seller does not, (i) the non-repurchased portion of the Mortgage Loan will be deemed to constitute a “Mortgage Loan” under the PSA, the repurchasing mortgage loan seller’s interest in such Mortgage Loan will be deemed to constitute a “Non-Serviced Pari Passu Companion Loan” with respect such Mortgage Loan, (ii) the related Whole Loan will continue to be serviced and administered under the related Non-Serviced PSA and the related Intercreditor Agreement, (iii) all amounts applied in respect of interest, principal and yield maintenance premiums in respect of the related Whole Loan from time to time will be allocated pursuant to the related Intercreditor Agreement between the issuing entity, the repurchasing mortgage loan seller and the other related Companion Loan Holders and (iv) the repurchasing mortgage loan seller will be entitled to receive remittances of allocated collections monthly to the same extent as any other related Companion Loan Holder.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of each Serviced Mortgage Loan, any related Serviced Companion Loans and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and the related Intercreditor Agreement.

The Non-Serviced Mortgage Loans, the related Non-Serviced Companion Loan and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the Non-Serviced Master Servicer and the Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (other than the Non-Serviced Mortgage Loans), the related Serviced Companion Loans and any related REO Properties. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be read to include the servicing and administration of the related Serviced Companion Loans but not to include the Non-Serviced Mortgage Loans, the related Non-Serviced Companion Loans and any related REO Property. In the case of the Serviced Whole Loans, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

Certain provisions of the Non-Serviced PSAs relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan and the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

In general, (i) the master servicer will be responsible for the servicing and administration of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any related Serviced Companion Loans that are non-Specially Serviced Loans (except for Special Servicer Non-Major Decisions, and Special Servicer Major Decisions as to which the processing and/or consent or other involvement of the special servicer is required), and (ii) the special servicer will be responsible for the servicing and administration of Specially Serviced Loans and REO Properties and, in certain circumstances, the special servicer will review, evaluate and/or provide or withhold consent or process Special Servicer Major Decisions and Special Servicer Non-Major Decisions (in each case, other than the Non-Serviced Mortgage Loan) and any related Serviced Companion Loans when such Mortgage Loans and Serviced Companion Loans are non-Specially Serviced Loans.

The PSA requires the master servicer or the special servicer, as applicable, to make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Companion Loans and to follow the Servicing Standard with respect to such collection procedures. Consistent with the above, the master servicer or the special servicer may, in its discretion, waive any late payment fee or default interest it is entitled to receive in connection with any delinquent Periodic Payment or balloon payment with respect to any Mortgage Loan or Serviced Companion Loan it is servicing.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to a separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Serviced Mortgage Loan and any related Serviced Companion Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Holder (for so long as no Consultation Termination Event is continuing) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver (or cause to be delivered) an electronic copy of the Diligence Files for each of its Mortgage Loans to (or as instructed by) the depositor within 60 days following the Closing Date. The depositor will then be required to deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Mortgage Loans (excluding the Non-Serviced Mortgage Loans), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care:

(1)  the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and

(2)  the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to; (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of timely recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loans, and the best interests of the issuing entity and the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Serviced Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder(s) of the related Companion Loan(s) (as a collective whole as if such Certificateholders and the holder(s) of the related Companion Loan(s) constituted a single lender, taking into account the subordinate nature of any Subordinate Companion Loan), taking into account the pari passu or subordinate nature of the related Companion Loan(s)) as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)  any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)  the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C) the obligation, if any, of the master servicer to make advances;

(D) the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)  the ownership, servicing or management for others of any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)  any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G) any option to purchase any Mortgage Loan or the related Companion Loan(s) the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H) any obligation of the master servicer, the special servicer or one of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or one of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan(s) or sale of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar non-defaulted debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of a Non-Serviced Mortgage Loan, the master servicer and special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and the Serviced Companion Loans to one or more third-party sub-servicers provided that the master servicer and the special servicer, as applicable, will not thereby be relieved of any of those obligations or duties under the PSA and will remain responsible for the acts or omissions of any such sub-servicers. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan so long as no Control Termination Event is continuing, the consent of the Directing Holder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to or (C) to perform other covenants and obligations set forth in such Sub-Servicing Agreement in accordance with the terms of such Sub-Servicing Agreement. No sub-servicer will be permitted under any Sub-Servicing

Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable. The master servicer’s consent may also be required for certain other servicing decisions as provided in the related Sub-Servicing Agreement.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be non-recoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)  all Periodic Payments (other than any balloon payments) (net of any applicable Servicing Fees (other than, in the case of any Non-Serviced Mortgage Loan, the servicing fee rate pursuant to the applicable pooling and servicing agreement)) that were due on the Mortgage Loans and any REO Loan (other than any portion of an REO Loan related to any other Companion Loan) during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2)  in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any REO Loan (other than any portion of an REO Loan related to any other Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including the Non-Serviced Mortgage Loans) or REO Loan (other than any portion of a REO Loan related to any other Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to (but not including) the Distribution Date on which liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be, occurs. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been assessed with respect to any Mortgage Loan (or, in the case of any Non-Serviced Whole Loan, an appraisal reduction has been assessed in accordance with the related Non-Serviced PSA and the master servicer has notice of such Appraisal Reduction Amount), then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, yield maintenance charges or prepayment premiums or Excess Interest or with respect to any Companion Loan.

Advances are intended to maintain a regular flow of scheduled interest and principal payments to holders of the class or classes of certificates entitled thereto, and are not credit support for the certificates and will not act to guarantee or insure against losses on the mortgage loans or otherwise.

With respect to any Non-Serviced Whole Loan, if any servicer under the Non-Serviced PSA determines that a P&I Advance with respect to the related Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan, but the master servicer and the trustee may conclusively rely upon any such determination. Similarly, with respect to any Non-Serviced Mortgage Loan, if the master servicer or special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to any related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of the Serviced Mortgage Loans and any related Serviced Companion Loans, as applicable, in connection with the servicing and administration of any Mortgaged Property or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, neither the master servicer nor the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances, but may make a Servicing Advance on an urgent or emergency basis in its discretion. No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for any Non-Serviced Whole Loan under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to Serviced Whole Loans. With respect to any Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make servicing advances with respect to such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Nonrecoverable Advances

Notwithstanding the foregoing, no party to the PSA will be obligated to make any Advance that it determines in its reasonable judgment would, if made, be non-recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made or previously made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer, the Directing Holder (for so long as no Consultation Termination Event is continuing) (and, with respect to a Serviced Mortgage Loan, to any master servicer or special servicer under the PSA governing any securitization trust into which the related Pari Passu Companion Loan is deposited, and, with respect to any Non-Serviced Mortgage Loan, the related master servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, and will be binding upon, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is non-recoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is non-recoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, (b) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (c) estimated future expenses, (d) estimated timing of recoveries, and will be entitled to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee, as applicable, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance, and (e) with respect to a Non-Serviced Whole Loan, any non-recoverability determination of the other master servicer or other trustee under the related Non-Serviced PSA relating to a principal and interest advance for a Non-Serviced Companion Loan. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination or prohibit any such other authorized person from making a determination, that an Advance is non-recoverable) at any time and may obtain at the expense of the issuing entity any analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, and will be binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

Recovery of Advances

The master servicer, the special servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan (“Related Proceeds”). Each of the master servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced

Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances that are P&I Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. With respect to a Servicing Advance on a Serviced Whole Loan, the master servicer or the trustee, as applicable, will be entitled to reimbursement first, out of amounts allocable to any Subordinate Companion Loan(s), then, from amounts that would have been allocable to the holder of the related Mortgage Loan and any related Serviced Pari Passu Companion Loan, on a pro rata basis (based on each such loan’s outstanding principal balance), and then, if the Servicing Advance is a Nonrecoverable Advance, from general collections of the issuing entity; provided that the master servicer will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Companion Loans from the holders of such Companion Loans.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that any such deferral exceeding 6 months will require, other than during the continuance of any Control Termination Event, the consent of the Directing Holder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, and thereafter will be required to deliver copies of such notice to the 17g-5 Information Provider as soon as practical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate, compounded annually (the “Reimbursement Rate”), accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans” for reimbursements of servicing advances made in respect of each Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account within two Business Days following receipt of properly identified and available funds all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, the special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Serviced Whole Loan Custodial Account”) with respect to each Serviced Whole Loan, which may be a sub-account or ledger account of the Collection Account, and deposit amounts collected in respect of each Serviced Whole Loan in the related Serviced Whole Loan Custodial Account. The issuing entity will only be entitled to amounts on deposit in a Serviced Whole Loan Custodial Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Serviced Whole Loan Custodial Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the Collection Account, on the related Master Servicer Remittance Date, the Available Funds for such Distribution Date and any yield maintenance charges or prepayment premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account”, an “Upper-Tier REMIC Distribution Account” and an ”Excess Interest Distribution Account”, each of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account), plus, among other things, any P&I Advances, less amounts, if any, distributable to the Class S and Class R certificates as set forth in the PSA, generally to make distributions of interest and principal from (i) Available Funds to the holders of the Non-VRR Certificates (other than the Class S certificates) and (ii) VRR Available Funds to the holder of the VRR Interest, as described under “Description of the Certificates—Distributions” and “Credit Risk Retention—The VRR Interest”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub-account of the Distribution Account, in the name of the trustee for the benefit of the holders of the Class S certificates and the VRR Interest. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited into the Gain-on-Sale Reserve Account. In connection with each Distribution Date, the certificate administrator will be required to determine if the Available Funds for such Distribution Date (determined without regard to the inclusion of any such gains therein) would be sufficient to pay all interest and principal due and owing to, and to reimburse all previously allocated Realized Losses reimbursable to, the holders of the Non-VRR Certificates on such Distribution Date. If the certificate administrator determines that such Available Funds (as so determined) would not be sufficient to make such payments and reimbursements, then the certificate administrator will be required to withdraw from the Gain-on-Sale Reserve Account and deposit in the Lower-Tier REMIC Distribution Account an amount (to be included in the Aggregate Available Funds for the related Distribution Date for allocation between the VRR Interest and the Non-VRR Certificates) equal to the lesser of (i) all amounts then on deposit in the Gain-on-Sale Reserve Account and (ii) the sum of (A) the amount of the applicable insufficiency and (B) the VRR Allocation Percentage of the amount described in the immediately preceding clause. In addition, holders of the Class R certificates will be entitled to distributions of amounts on deposit in the Gain-on-Sale Reserve Account that exceed amounts reasonably anticipated to be required to offset possible future Realized Losses and VRR Realized Losses, as determined by the special servicer from time to time, or that remain after all distributions with respect to the Non-VRR Certificates on the final Distribution Date.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Serviced Whole Loan Collection Account, the Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account, and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA. Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer, as applicable, if any, will be payable to such person as additional compensation, and such person will be required to bear any losses resulting from their investment of such funds.

“Business Day” means any day other than (i) a Saturday or a Sunday, (ii) a legal holiday in New York, New York or the principal cities in which the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the trustee or the certificate administrator conduct servicing, trust administration or surveillance operations or (iii) a day on which the Federal Reserve Bank of New York or banking institutions or savings associations in New York, New York, Charlotte, North Carolina, Cleveland, Ohio, Oakland, California, Kansas City, Missouri, Pittsburgh, Pennsylvania, Overland Park, Kansas, Minneapolis, Minnesota or Columbia, Maryland, or the principal cities in which the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the trustee or the certificate administrator conduct servicing, trust administration or surveillance operations are authorized or obligated by law or executive order to be closed.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Serviced Whole Loan Custodial Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to the Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)               to remit on each Master Servicer Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any prepayment premiums or yield maintenance charges attributable to the Mortgage Loans on the related Distribution Date, (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received during the applicable Collection Period, if any, or (C) to the certificate administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts”;

(ii)              to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)             to pay to the master servicer and the special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)             to pay itself any Net Prepayment Interest Excess;

(v)              to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(vi)             to pay to the asset representations reviewer the unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be paid by the issuing entity);

(vii)            to reimburse the trustee, the special servicer and the master servicer, as applicable, for any Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(viii)           to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(ix)             to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the applicable mortgage loan seller’s obligations under the applicable section of the related MLPA;

(x)              to pay for any unpaid costs and expenses incurred by the issuing entity;

(xi)             to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the companion loan distribution account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xii)            to recoup any amounts deposited in the Collection Account in error;

(xiii)           to the extent not reimbursed or paid pursuant to any of the above clauses, (A) to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA and (B) to reimburse or pay any party to the PSA any unpaid expenses specifically reimbursable from the Collection Account under the PSA;

(xiv)           to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xv)            to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xvi)           to pay the CREFC® Intellectual Property Royalty License Fee;

(xvii)          to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xviii)         to pay the applicable mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement; and

(xix)           to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

Certain of the foregoing withdrawals of items specifically related to a Serviced AB Whole Loan will be made out of the Collection Account or Serviced Whole Loan Custodial Account, first, from amounts on deposit allocated to the related Subordinate Companion Loan, second, from amounts on deposit allocated to the related Mortgage Loan, and then, from general collections in respect of all other Mortgage Loans.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to the Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans”.

If a P&I Advance is made with respect to any Serviced Mortgage Loan that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee and the Operating Advisor Fee that accrue with respect to any Serviced Mortgage Loan that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Serviced Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Pari Passu Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The master servicer, special servicer, certificate administrator, trustee, operating advisor and asset representations reviewer will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the master servicer, special servicer, certificate administrator, trustee, operating advisor and (under some circumstances) asset representations reviewer from amounts that the issuing entity is entitled to receive or amounts paid by certain third parties. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the master servicer, special servicer, trustee, and operating advisor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount	Frequency	Source of Payment
Fees
Master Servicing Fee/master servicer

The Stated Principal Balance of each Mortgage Loan, REO Loan or Serviced Companion Loan multiplied by the Servicing Fee Rate calculated on the same basis as interest accrues on the Mortgage Loan, REO Loan or Serviced Companion Loan.

Monthly

Payment of interest on the related Mortgage Loan, REO Loan or Serviced Companion Loan or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.

Additional Master Servicing Compensation/master servicer	Prepayment interest excess (to the extent any excess exceeds the amount of any Prepayment Interest Shortfalls).	From time to time	Any actual prepayment interest excess.
Additional Master Servicing Compensation/master servicer	100% of any amounts collected for checks returned for insufficient funds.	From time to time	The related fees.
Additional Master Servicing Compensation/master servicer	All investment income earned on amounts on deposit in the Collection Account and certain custodial and reserve accounts and fees for insufficient funds on returned checks.	Monthly	The investment income.
Special Servicing Fee/special servicer

The Stated Principal Balance of each Specially Serviced Loan (including any related Serviced Companion Loan) and REO Loan multiplied by the Special Servicing Fee Rate calculated on the same basis as interest accrues on the Mortgage Loan, REO Loan or Serviced Companion Loan.

Monthly

First out of collections on the related Mortgage Loan and REO Loan and then from general collections in the collection account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

Type/Recipient	Amount	Frequency	Source of Payment
Workout Fee/special servicer

1.0% (or 0.50%, in the case of the Equus Industrial Portfolio Whole Loan) of each collection of principal and interest on each Corrected Loan (including any related Serviced Companion Loan), subject to a cap described under
“—Special Servicing Compensation”.

		Monthly	The related collection of principal or interest.
Liquidation Fee/special servicer

1.0% (or 0.50%, in the case of the Equus Industrial Portfolio Whole Loan) of each recovery of Liquidation Proceeds, net of certain expenses related to the liquidation and subject to a cap described under
“—Special Servicing Compensation”.

		Upon receipt of Liquidation Proceeds	The related Liquidation Proceeds.
Additional Servicing Compensation/master servicer and/or special servicer

All late payment fees and Net Default Interest, Modification Fees, assumption application fees, assumption, waiver consent and earnout fees, defeasance fees, review fees, processing fees, loan service transaction fees, demand fees, beneficiary statement charges and/or other similar items.(1)

		From time to time	The related fees.
	Solely payable to the special servicer, all interest or other income earned on deposits in any REO Account.	Monthly	The investment income.
Certificate Administrator/Trustee Fee/certificate administrator/trustee

The Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of the Mortgage Loans and REO Loans calculated on the same basis as interest accrues on the Mortgage Loans and REO Loans.

		Monthly	Payment of interest on the related Mortgage Loan or REO Loan.

Type/Recipient	Amount	Frequency	Source of Payment
Operating Advisor Fee/operating advisor

The Operating Advisor Fee Rate multiplied by the Stated Principal Balance of the Mortgage Loans and the REO Loans (including Non-Serviced Mortgage Loans, but excluding any Companion Loans) calculated on the same basis as interest accrued on the Mortgage Loans and REO Loans.

		Monthly	Payment of interest on the related Mortgage Loan or REO Loan.
Operating Advisor Consulting Fee/operating advisor

A fee in connection with each Major Decision for which the operating advisor has consulting rights equal to $10,000 or such lesser amount as the related borrower pays with respect to any Mortgage Loan or REO Loan.

		From time to time	Paid by related borrower.
Asset Representations Reviewer Asset Review Fee/asset representations reviewer	A reasonable and customary hourly fee, plus any related costs and expenses; provided that such fee will not be greater than the Asset Representations Reviewer Fee Cap.	From time to time

Payable by the related mortgage loan seller in connection with each Asset Review; provided, however, that if the related mortgage loan seller (i) is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such certificates, fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust.

CREFC® Intellectual Property Royalty License Fee

Amount of interest accrued during an Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the same balance, in the same manner and for the same number of days as interest at the applicable Mortgage Rate accrued with respect to each Mortgage Loan during the related Interest Accrual Period.

		Monthly	Payment of interest on the related Mortgage Loan.

Type/Recipient	Amount	Frequency	Source of Payment
Expenses
Reimbursement of Servicing Advances/master servicer/trustee	To the extent of funds available, the amount of any Servicing Advances.	From time to time

Recoveries on the related Mortgage Loan or Serviced Companion Loan, or to the extent that the party making the advance determines it is nonrecoverable, from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

Interest on Servicing Advances/master servicer/trustee	At Reimbursement Rate, compounded annually.	When Advance is reimbursed

First from late payment charges and default interest on the related Mortgage Loan or Serviced Companion Loan in excess of the regular interest rate, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

Reimbursement of P&I Advances/master servicer/trustee	To the extent of funds available, the amount of any P&I Advances.	From time to time

Recoveries on the related Mortgage Loan, or to the extent that the party making the advance determines it is nonrecoverable, from general collections in the Collection Account, subject to certain limitations.

Interest on P&I Advances/master servicer/trustee	At Reimbursement Rate, compounded annually.	When Advance is reimbursed

First from late payment charges and default interest on the related Mortgage Loan in excess of the regular interest rate, and then from general collections in the Collection Account from the Mortgage Loan but not any Serviced Companion Loan, subject to certain limitations.

Type/Recipient	Amount	Frequency	Source of Payment
Expenses, including without limitation, indemnification expenses/trustee, certificate administrator, operating advisor, the asset representations reviewer, master servicer and special servicer

Amounts for which the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, the master servicer and the special servicer are entitled to indemnification or reimbursement.

		From time to time	General collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations, or the Distribution Account.
Expenses of the issuing entity not Advanced (may include environmental remediation, appraisals, expenses of operating REO Property and any independent contractor hired to operate REO Property)	Based on third party charges.	From time to time

First from income on the related REO Property, if applicable, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1) Allocable between the master servicer and the special servicer as provided in the PSA.

Pursuant to the PSA, any successor master servicer or special servicer assuming the obligations of the master servicer or special servicer under the PSA generally will be entitled to the compensation to which the master servicer or the special servicer would have been entitled to receive after such successor becomes the master servicer or the special servicer, as applicable. If no successor master servicer or special servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor master servicer or special servicer will be treated as Realized Losses and VRR Realized Losses. The PSA does not provide for any successor trustee to receive compensation in excess of that paid to its predecessor trustee.

“Net Default Interest” with respect to any Mortgage Loan and any Distribution Date, any default interest accrued on such Mortgage Loan during the preceding Collection Period, less amounts required to pay the master servicer, the special servicer or the trustee, as applicable, interest on the related Advances on the related Mortgage Loan at the Reimbursement Rate and to reimburse the issuing entity for certain additional expenses of the trust on the related Mortgage Loan (including Special Servicing Fees, Workout Fees and Liquidation Fees).

Master Servicing Compensation

Pursuant to the PSA, the master servicer will be entitled to withdraw the Master Servicing Fee for the Mortgage Loans from the Collection Account. The “Master Servicing Fee” will be payable monthly and will accrue at a rate per annum equal to 0.00125% (the “Master Servicing Fee Rate”) that is a component of the Servicing Fee Rate. The “Servicing Fee” will be payable monthly and will accrue at a percentage rate per annum (the “Servicing Fee Rate”) equal to the Administrative Cost Rate set forth on Annex A-1 under the heading “Administrative Cost Rate”, less the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate, for each Mortgage Loan and will include the Master Servicing Fee and any fee for primary servicing functions payable to the master servicer or the applicable primary servicer. The Servicing Fee will be retained by the master servicer and any other primary servicer from payments and collections (including insurance proceeds, condemnation proceeds and liquidation proceeds) in respect of each Mortgage Loan, Serviced Companion Loan and any REO Loan or REO Property, and to the extent any Servicing Fee remains unpaid at the liquidation of the related Mortgage Loan, from general collections in the Collection Account.

The master servicer will also be entitled to retain as additional servicing compensation with respect to the Mortgage Loans and any related Serviced Companion Loans that it is servicing (together with the Master Servicing Fee, “Servicing Compensation”), to the extent not prohibited by applicable law, the related Mortgage Loan documents and any related Intercreditor Agreement, (i) all investment income earned on amounts on deposit in the Collection Account with respect to the Mortgage Loans that it is servicing (and with respect to each Serviced Whole Loan, the related separate custodial account) and certain reserve accounts (to the extent consistent with the related Mortgage Loan documents); (ii) 100% of any Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loan (and the related Serviced Companion Loans) that are non-Specially Serviced Loans, that do not involve a Special Servicer Major Decision or Special Servicer Non-Major Decision, 50% of any Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loan (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve one or more Special Servicer Major Decisions or Special Servicer Non-Major Decisions (whether or not processed by the special servicer) (provided, however, that the master servicer will receive 0% of any Modification Fees in connection with a COVID Modification), 100% of any defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include the special servicer’s portion of any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA), 100% of assumption fees or processing fees with respect to Mortgage Loans (and the related Serviced Companion Loans) which do not involve a Special Servicer Major Decision or Special Servicer Non-Major Decision, 50% of assumption fees with respect to Mortgage Loans (and the related Serviced Companion Loans) which involve a Special Servicer Major Decision or Special Servicer Non-Major Decision (whether or not processed by the special servicer), 100% of beneficiary statement charges to the extent such beneficiary statements are prepared by the master servicer (but not including prepayment premiums or yield maintenance charges) on all Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans, 100% of assumption application fees with respect to Mortgage Loans (and the related Serviced Companion Loans) for which the master servicer is processing the underlying assumption related transaction (whether or not the consent of the special servicer is required); 0% of any such fee with respect to Specially Serviced Loans, and 100% of loan service transaction fees on any Mortgage Loan that is a non-Specially Serviced Loan; (iii) Net Prepayment Interest Excess, if any; (iv) 100% of charges for checks returned for insufficient funds (with respect to any Mortgage Loan or Specially Serviced Loan); and (v) Net Default Interest and any late payment fees that accrued during a Collection Period on any Mortgage Loan (and the related Serviced Companion Loans, if applicable) that is a non-Specially Serviced Loan to the extent collected by the issuing entity and remaining after application thereof to reimburse interest on Advances with respect to such Mortgage Loan and to reimburse the issuing entity for certain expenses of the issuing entity relating to such Mortgage Loan. If a Mortgage Loan is a Specially Serviced Loan, the special servicer will be entitled to the full amount of any and all Modification Fees, or assumption fees or any other fees, as described below under “—Special Servicing Compensation”.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge reasonable review fees in connection with any borrower request.

With respect to any of the fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer.

If the master servicer resigns or is terminated as the master servicer, then it will be entitled to retain the related excess servicing strip, except to the extent that any portion of such excess servicing strip is needed to compensate any replacement master servicer for assuming the duties of the master servicer, as the master servicer under the PSA. In the event that the master servicer resigns or is terminated as a primary servicer, it will be entitled to retain its primary servicing fee with respect to those underlying mortgage loans for which it is primary servicer, except to the extent that any such portion of such primary servicing fee is needed to compensate any replacement primary servicer for assuming the duties of the master servicer as a primary servicer under the PSA. The initial master servicer will be entitled to transfer any such excess servicing strip and/or primary servicing fees that may be retained by it in connection with its resignation or termination.

In connection with the Prepayment Interest Shortfall amount, the master servicer will be obligated to reduce its Servicing Compensation as provided under “Description of the Certificates—Prepayment Interest Shortfalls”.

The master servicer will pay all of its overhead expenses incurred in connection with its responsibilities under the PSA (subject to reimbursement to the extent and as described in the PSA).

Special Servicing Compensation

Pursuant to the PSA, the special servicer will be entitled to certain fees for the Mortgage Loans that it is special servicing including the Special Servicing Fee, the Workout Fee and the Liquidation Fee. The special servicer will not be entitled to retain any portion of the Excess Interest paid on any ARD Loan.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and REO Loan at the Special Servicing Fee Rate calculated on the basis of the Stated Principal Balance of such Specially Serviced Loan or REO Loan, as applicable.

The “Special Servicing Fee Rate” means a rate equal to 0.25% per annum.

A “Workout Fee” will in general be payable with respect to each Corrected Loan and will be payable by the issuing entity out of each collection of interest and principal (including scheduled payments, prepayments (provided that a repurchase or substitution by a mortgage loan seller of a Mortgage Loan due to a Material Defect will not be considered a prepayment for purposes of this definition), balloon payments and payments at maturity, but excluding late payment charges, default interest and Excess Interest) received on the related Specially Serviced Loan that becomes a Corrected Loan, for so long as it remains a Corrected Loan, in an amount equal to the lesser of (1) 1.0% (or 0.50% in the case of the Equus Industrial Portfolio Whole Loan) of each such collection of interest and principal and (2) $1,000,000 in the aggregate with respect to any particular workout of a Specially Serviced Loan; provided that no Workout Fee will be payable by the issuing entity with respect to any Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (iii) of the definition of “Specially Serviced Loan” and no event of default actually occurs, unless the Mortgage Loan or Serviced Companion Loan is modified by the special servicer in accordance with the terms of the PSA or the Mortgage Loan subsequently qualifies as a Specially Serviced Loan for a reason other than under clause (iii) of the definition of “Specially Serviced Loan”; provided, further, that if a Mortgage Loan or Serviced Companion Loan becomes a Specially Serviced Loan only because of an event described in clause (i) of the definition of “Specially Serviced Loan” and the related collection of principal and interest is received within 4 months following the related maturity date as a result of the related Mortgage Loan or Serviced Companion Loan being refinanced or otherwise repaid in full, the special servicer will not be entitled to collect a Workout Fee out of the proceeds received in connection with such workout if such fee would reduce the amount available for distributions to Certificateholders, but the special servicer may collect from the related borrower and retain (x) a workout fee, (y) such other fees as are provided for in the related Mortgage Loan documents and (z) other appropriate fees in connection with such workout; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at 1.0% is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan

(including any related Serviced Companion Loan) to be $25,000. In addition, notwithstanding the foregoing, the total amount of Workout Fees payable by the issuing entity with respect to such Corrected Loan and with respect to any particular workout (assuming, for the purposes of this calculation, that such Corrected Loan continues to perform throughout its term in accordance with the terms of the related workout) will be reduced by the amount of any and all related Offsetting Modification Fees received by the special servicer as additional servicing compensation relating to that Corrected Loan; provided that the special servicer will be entitled to collect such Workout Fees from the issuing entity until such time it has been fully paid such reduced amount. In addition, the Workout Fee will be subject to the cap described below.

The Workout Fee with respect to any such Corrected Loan will cease to be payable if such Corrected Loan again becomes a Specially Serviced Loan or if the related Mortgaged Property later becomes an REO Property; provided that a new Workout Fee will become payable if and when such Mortgage Loan or Serviced Whole Loan again becomes a Corrected Loan.

If the special servicer is terminated (other than for cause) or resigns with respect to any or all of its servicing duties, it will retain the right to receive any and all Workout Fees payable with respect to each Corrected Loan during the period that it had responsibility for servicing such Specially Serviced Loan when it became a Corrected Loan (or for any Specially Serviced Loan that had not yet become a Corrected Loan because as of the time that the special servicer is terminated the borrower has not made three consecutive monthly debt service payments and subsequently the Specially Serviced Loan becomes a Corrected Loan) at the time of such termination or resignation (and the successor special servicer will not be entitled to any portion of such Workout Fees), in each case until the Workout Fee for any such Corrected Loan ceases to be payable in accordance with the preceding paragraph.

A “Liquidation Fee” will be payable by the issuing entity to the special servicer, except as otherwise described below, with respect to (i) each Specially Serviced Loan or REO Loan, (ii) each Mortgage Loan repurchased by a mortgage loan seller or other applicable party or that is subject to a Loss of Value Payment or (iii) each defaulted mortgage loan that is a Non-Serviced Mortgage Loan sold by the special servicer in accordance with the PSA, in each case, as to which the special servicer obtains a full, partial or discounted payoff from the related borrower, a loan purchaser or which is repurchased by the related mortgage loan seller outside the applicable cure period, as applicable, and, except as otherwise described below, with respect to any Specially Serviced Loan or REO Property as to which the special servicer recovered any proceeds (“Liquidation Proceeds”). The Liquidation Fee will be payable from the related payment or proceeds in an amount equal to the lesser of (1) 1.0% (or 0.50% in the case of the Equus Industrial Portfolio Whole Loan) of such payment or proceeds (exclusive of any portion of such amount that represents penalty charges) (or, if such rate would result in an aggregate Liquidation Fee of less than $25,000, then such higher rate as would result in an aggregate Liquidation Fee equal to $25,000) and (2) $1,000,000; provided that the total amount of a Liquidation Fee payable by the issuing entity with respect to any Specially Serviced Loan, REO Loan or Mortgage Loan in connection with any particular liquidation (or partial liquidation) will be reduced by the amount of any and all related Offsetting Modification Fees received by the special servicer as additional servicing compensation relating to that Specially Serviced Loan, REO Loan or Mortgage Loan. In addition, the Liquidation Fee will be subject to the cap described below.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based on, or out of, Liquidation Proceeds received in connection with:

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the purchase of any Defaulted Loan by the special servicer, the Directing Holder or any Companion Loan Holder or any of their respective affiliates (except in the case of the Directing Holder (or its affiliate), if such purchase occurs within 90 days after the transfer of the Defaulted Loan to special servicing),

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the purchase of all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan by the Sole Certificateholder, the Certificateholder owning a majority of the percentage interest of the then Controlling Class, the special servicer or the master servicer in connection with the termination of the issuing entity,

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a repurchase or replacement of a Mortgage Loan by a mortgage loan seller due to a breach of a representation or warranty or a document defect in the mortgage file prior to the expiration of certain cure periods (including any applicable extension thereof) set forth in the PSA,

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with respect to (A) an AB Whole Loan, the purchase of such AB Whole Loan by the holders of a Subordinate Companion Loan or (B) any Mortgage Loan that is subject to mezzanine indebtedness, the purchase of such Mortgage Loan by the holder of the related mezzanine loan, in each case described in clause (A) or (B) above, within 90 days (or 120 days in the case of the Equus Industrial Portfolio Whole Loan) after the first time that such holder’s option to purchase such Mortgage Loan becomes exercisable,

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with respect to a Serviced Companion Loan that is subject to another securitization, (A) a repurchase or replacement of such Serviced Companion Loan by the applicable mortgage loan seller due to a breach of a representation or warranty or a document defect under the related Non-Serviced PSA for the trust that owns such Serviced Companion Loan prior to the expiration of the cure period (including any applicable extension thereof) set forth therein, or (B) a purchase of the Serviced Companion Loan pursuant to a clean-up call or similar liquidation under the related Non-Serviced PSA for the trust that owns such Serviced Companion Loan,

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the purchase of the related Mortgage Loan by the related Companion Loan Holder pursuant to the related intercreditor agreement or co-lender agreement within 90 days (or 120 days in the case of the Equus Industrial Portfolio Whole Loan) after the first time that such holder’s option to purchase such Mortgage Loan becomes exercisable,

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a Loss of Value Payment by a mortgage loan seller, if such payment is made prior to the expiration of certain cure periods (including any applicable extension thereof) set forth in the PSA; provided that, with respect to a Serviced Companion Loan and any related Loss of Value Payment made after such periods, a Liquidation Fee will only be payable to the special servicer the extent that (i) the special servicer is enforcing the related mortgage loan seller’s obligations under the applicable MLPA with respect to such Serviced Companion Loan and (ii) the related Liquidation Fee is not otherwise required to be paid to the special servicer engaged with respect to such Serviced Companion Loan securitization trust or otherwise prohibited from being paid to the special servicer (in each case, under the related pooling and servicing agreement governing the securitization trust that includes such Serviced Companion Loan), and

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if a Mortgage Loan or Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (i) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related Liquidation Proceeds are received within 3 months following the related maturity date as a result of the related Mortgage Loan or Serviced Whole Loan being refinanced or otherwise repaid in full (provided that the special servicer may collect from the related borrower and retain (x) a liquidation fee, (y) such other fees as are provided for in the related Mortgage Loan documents and (z) other appropriate fees in connection with such liquidation).

If, however, Liquidation Proceeds are received with respect to any Specially Serviced Loan as to which the special servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds that constitute principal and/or interest. The special servicer, however, will only be entitled to receive a Liquidation Fee or a Workout Fee, but not both, with respect to Liquidation Proceeds received on any Mortgage Loan or Specially Serviced Loan.

If the special servicer is terminated or resigns, and prior to or subsequent to such resignation or termination, either (A) a Specially Serviced Loan was liquidated or is modified pursuant to an action plan submitted by the initial special servicer and approved (or deemed approved) by the Directing Holder or the special servicer has determined to grant a forbearance, or (B) a Specially Serviced Loan being monitored by the special servicer subsequently became a Corrected Loan, then in either such event the special servicer (and not the successor special servicer) will be paid the related Workout Fee or Liquidation Fee, as applicable.

The total amount of Workout Fees and Liquidation Fees that are payable by the issuing entity with respect to each Mortgage Loan, Serviced Whole Loan or REO Loan throughout the period such Mortgage Loan or the Mortgage Loan relating to such Serviced Whole Loan (or REO Loan) is an asset of the issuing entity will be subject to an aggregate cap of $1,000,000. For the purposes of determining whether any such cap has been reached with respect to a special servicer and a Mortgage Loan, Serviced Whole Loan or REO Loan, only the Workout Fees and Liquidation Fees paid to such special servicer with respect to such Mortgage Loan, Serviced Whole Loan or REO Loan will be taken into account, and any Workout Fees or Liquidation Fees for any other Mortgage Loans, Serviced Whole Loans or REO Loans will not be taken into account (and any Workout Fees or Liquidation Fees paid to a predecessor or successor special servicer will also not be taken into account).

In addition, the special servicer will also be entitled to retain, as additional servicing compensation:

●	100% of any Modification Fees and consent fees (or similar fees) related to Specially Serviced Loans and 100% of any Modification Fees in connection with a COVID Modification,

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50% of any Modification Fees (other than Modification Fees related to a COVID Modification) and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve one or more Major Decisions or Special Servicer Non-Major Decisions (whether or not processed by the special servicer),

●	100% of any assumption fees or processing fees on Specially Serviced Loans,

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50% of assumption fees or processing fees with respect to Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve a Special Servicer Major Decision or Special Servicer Non-Major Decision (whether or not processed by the special servicer),

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100% of assumption application fees received with respect to the Mortgage Loans (and the related Serviced Companion Loans) for which the special servicer is processing the underlying assumption related transaction,

●	100% of beneficiary statement charges to the extent such beneficiary statements are prepared by the special servicer (but not including prepayment premiums or yield maintenance charges),

●	any interest or other income earned on deposits in the REO Accounts, and

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Net Default Interest and any late payment fees that accrued during a Collection Period on any Specially Serviced Loan to the extent collected by the issuing entity and remaining after application thereof during such Collection Period to reimburse interest on Advances with respect to such Specially Serviced Loan and to reimburse the issuing entity for certain expenses of the issuing entity with respect to such Specially Serviced Loan; provided, however, that with respect to a Mortgage Loan that has a related Serviced Companion Loan, Net Default Interest and late payment fees will be allocated as provided in and subject to the terms of the related intercreditor agreement and the applicable pooling and servicing agreement.

“Modification Fees” means, with respect to any Mortgage Loan or Serviced Companion Loan, any and all fees with respect to a modification, restructure, extension, waiver or amendment that modifies, restructures, extends, amends or waives any term of the related Mortgage Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer (other than all assumption fees, consent fees, assumption application fees, defeasance fees, loan service transaction fees and similar fees). For each modification, restructure, extension, waiver or amendment in connection with the working out of a Specially Serviced Loan, the Modification Fees collected from the related borrower will be subject to a cap of 1% of the outstanding principal balance of such Mortgage Loan or Serviced Companion Loan on the closing date of the related modification, restructure, extension, waiver or amendment (prior to giving effect to such modification, restructure, extension, waiver or amendment); provided that no aggregate cap exists in connection with the amount of Modification Fees which may be collected from the borrower with respect to any Specially Serviced Loan or REO Loan.

“Sole Certificateholder” is any Certificateholder (or Certificateholders, provided that they act in unanimity) holding 100% of the then-outstanding certificates (including certificates with Certificate Balances that have been actually or notionally reduced by any Realized Losses or VRR Realized Losses, as applicable, or Appraisal Reduction Amounts, but excluding the Class S and Class R certificates) or an assignment of the Voting Rights thereof; provided that the Certificate Balances or the Notional Amounts of the Class X-A, Class X-B and Class X-D certificates and the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5, Class A-M, Class B, Class C, Class D and Class E certificates have been reduced to zero.

“Offsetting Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Whole Loan or REO Loan and with respect to any Workout Fee or Liquidation Fee payable by the issuing entity, any and all Modification Fees collected by the special servicer as additional servicing compensation, but only to the extent that (1) such Modification Fees were earned and collected by the special servicer (A) in connection with the workout or liquidation (including partial liquidation) of a Specially Serviced Loan or REO Loan as to which the subject Workout Fee or Liquidation Fee became payable or (B) in connection with any workout of a Specially Serviced Loan that closed within the prior 18 months (determined as of the closing day of the workout or liquidation as to which the subject Workout Fee or Liquidation Fee became payable) and (2) such Modification Fees were earned in connection with a modification, restructure, extension, waiver or amendment of such Mortgage Loan, Serviced Whole Loan or REO Loan at a time when such Mortgage Loan, Serviced Whole Loan or REO Loan was a Specially Serviced Loan.

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) from any person (including, without limitation, the issuing entity, any borrower, any manager, any guarantor or indemnitor in respect of a Mortgage Loan or Whole Loan and any purchaser of any Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan (or Serviced Whole Loan, if applicable), the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA, other than Permitted Special Servicer/Affiliate Fees and compensation and other remuneration expressly provided for in the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, property condition report fees, customary title agent fees and insurance commissions and fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan, Serviced Whole Loan or REO Property.

Disclosable Special Servicer Fees

The PSA will provide that, with respect to each Collection Period, the special servicer must deliver or cause to be delivered to the master servicer within 2 business days following the Determination Date, and the master servicer will deliver, to the extent it has received, to the certificate administrator, without charge and on the same day as the master servicer is required to deliver the CREFC® Investor Reporting Package for such Distribution Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates during the related Collection Period. Such report may omit any such information that has previously been delivered to the certificate administrator by the master servicer or the special servicer. No such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, and as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any borrower, any manager, any guarantor or indemnitor in respect of a Serviced Mortgage Loan and any related Serviced Companion Loan and any purchaser of any Serviced Mortgage Loan and any related Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Serviced Mortgage Loan and any related Serviced Companion Loan, if applicable, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA; provided that any compensation and other remuneration that the master servicer or the certificate administrator is permitted to receive or retain pursuant to the terms of the PSA in connection with its respective duties in such capacity as master servicer or certificate administrator under the PSA will not be Disclosable Special Servicer Fees.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”). The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of interest on each Mortgage Loan and REO Loan (prior to application of such interest payments to make payments on the certificates) and will accrue at a rate (the “Certificate Administrator/Trustee Fee Rate”), equal to 0.00758% per annum, and will be computed on the same accrual basis as interest accrues on the related Mortgage Loan and REO Loan and based on the Stated Principal Balance of the related Mortgage Loan or REO Loan as of the Due Date in the immediately preceding Collection Period. The Certificate Administrator/Trustee Fee will be paid to the certificate administrator and the certificate administrator will be required to remit to the trustee the trustee fee in accordance with the terms of the PSA from the Certificate Administrator/Trustee Fee. In addition, the trustee and certificate administrator will each be entitled to recover from the issuing entity all reasonable unanticipated expenses and disbursements incurred or made by such party in accordance with any of the provisions of the PSA, but not including routine expenses incurred in the ordinary course of performing its duties as trustee or certificate administrator, as applicable, under the PSA, and not including any expense, disbursement or advance as may arise from its willful misconduct, negligence, fraud or bad faith.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee”) will be payable to the operating advisor monthly from amounts received with respect to each Mortgage Loan and REO Loan (including Non-Serviced Mortgage Loans, but excluding any Companion Loans) and will accrue at a rate equal to the applicable Operating Advisor Fee Rate with respect to each such Mortgage Loan or REO Loan on the Stated Principal Balance of the related Mortgage Loan or REO Loan and will be calculated on the same interest accrual basis as the related Mortgage Loan or REO Loan and prorated for any partial periods.

The “Operating Advisor Fee Rate” for each Interest Accrual Period is a per annum rate equal to 0.00176% with respect to each such Mortgage Loan and REO Loan (including Non-Serviced Mortgage Loans but excluding any Companion Loans).

An Operating Advisor Consulting Fee will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation rights. The “Operating Advisor Consulting Fee” will be a fee for each such Major Decision equal to $10,000 (or, such lesser amount as the related borrower pays) with respect to any Mortgage Loan; provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the special servicer processing the Major Decision to use efforts to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision that are consistent with the efforts that special servicer would use to collect any borrower-paid fees not specified in the related loan documents owed to it in accordance with the Servicing Standard, but only to the extent not prohibited by the related loan documents; but in no event may take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The special servicer will be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard provided that the special servicer will be required to consult on a non-binding basis with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable operating advisor (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

Asset Representations Reviewer Compensation

With respect to each Delinquent Loan that is subject to an Asset Review, the asset representations reviewer will be entitled to a fee that is a reasonable and customary hourly fee charged by the asset representations reviewer for similar consulting assignments at the time of such review and any related costs and expenses; provided that the total payment to the asset representations reviewer will not be greater than the Asset Representations Reviewer Fee Cap (the “Asset Representations Reviewer Asset Review Fee”).

With respect to an individual Asset Review Trigger and the Mortgage Loans that are Delinquent Loans and are subject to an Asset Review (the “Subject Loans”), the “Asset Representations Reviewer Fee Cap” will equal the sum of: (i) $17,750 multiplied by the number of Subject Loans, plus (ii) $1,775 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,300 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,275 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year of the occurrence of the Asset Review.

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable asset representations reviewer (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

The related mortgage loan seller with respect to each Delinquent Loan that is subject to an Asset Review will be required to pay the portion of the Asset Representations Reviewer Asset Review Fee attributable to the Delinquent Loan contributed by it, as allocated on the basis of the hourly charges and costs and expenses incurred with respect to its related Delinquent Loans; provided that if the total charge for the asset representations reviewer on an hourly fee plus costs and expenses basis would exceed the Asset Representations Reviewer Fee Cap, each mortgage loan seller’s required payment will be reduced pro rata according to its proportion of the total charges until the aggregate amount owed by all mortgage loan sellers is equal to the Asset Representations Reviewer Fee Cap; provided, however, that if the related mortgage loan seller (i) is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such certificates, fails to pay such amount within 90 days of written request by the asset representations reviewer following its completion of the applicable Asset Review, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as applicable, of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the master servicer or the special servicer, as applicable, will be required, to the extent consistent with the Servicing Standard, to pursue remedies against such mortgage loan seller in order to seek recovery of such amounts from such mortgage loan seller or its insolvency estate. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any other Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(i)               the date on which such Mortgage Loan or Serviced Whole Loan becomes a Modified Mortgage Loan (as defined below),

(ii)              the 120th day following the occurrence of any uncured delinquency in Periodic Payments with respect to such Mortgage Loan or Serviced Whole Loan,

(iii)             (x) the 30th day following the date on which the related borrower has filed a bankruptcy petition, (y) the 30th day following the date on which a receiver is appointed and continues in such capacity in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan or (z) the 60th day following the related borrower becomes the subject of involuntary bankruptcy proceedings and such proceedings are not dismissed in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan,

(iv)             the date on which the Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan becomes an REO Property, and

(v)              a payment default has occurred with respect to the related balloon payment; provided, however, that if (A) the related borrower is diligently seeking a refinancing or sale of the related

Mortgaged Property or Mortgaged Properties and delivers, on or prior to the related maturity date or extended maturity date, a statement to that effect, and delivers, within 30 days following the related maturity date or extended maturity date, a refinancing commitment, letter of intent or otherwise binding application for refinancing from an acceptable lender or a signed purchase agreement reasonably acceptable to the master servicer (who will be required to promptly deliver a copy to the special servicer, the operating advisor and the Directing Holder (but only for so long as no Consultation Termination Event is continuing)), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Companion Loan, then an Appraisal Reduction Event will not occur until the earlier of (1) 120 days beyond the related maturity date or extended maturity date and (2) the termination of the refinancing commitment, letter of intent, otherwise binding application for refinancing or signed purchase agreement.

A “Modified Mortgage Loan” is any Specially Serviced Loan which has been modified by the special servicer in a manner that: (a) reduces or delays the amount or timing of any payment of principal or interest due thereon (other than, or in addition to, bringing current Periodic Payments with respect to such Mortgage Loan or Serviced Companion Loan), including any reduction in the Periodic Payment; (b) except as expressly contemplated by the related mortgage, results in a release of the lien of the mortgage on any material portion of the related Mortgaged Property without a corresponding principal prepayment in an amount not less than the fair market value (as-is) of the property to be released; or (c) in the reasonable good faith judgment of the special servicer, otherwise materially impairs the value of the security for such Mortgage Loan or Serviced Companion Loan or reduces the likelihood of timely payment of amounts due thereon.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

Notwithstanding anything to the contrary in the definition of Appraisal Reduction Event, no event, circumstance or action that has occurred or will occur with respect to a COVID Modified Loan (other than an event described in clauses (iii) or (iv) of the definition of Appraisal Reduction Event) or the entry into of a COVID Modification Agreement will constitute an Appraisal Reduction Event, but only if, and for so long as, the related borrower and each related obligor is in compliance with the terms of the related COVID Modification Agreement. For the avoidance of doubt, in the event a borrower fails to comply with the terms of a COVID Modification Agreement (as determined by the Special Servicer in accordance with the Servicing Standard), a determination as to whether any applicable event specified in the preceding sentence constitutes an Appraisal Reduction Event will be made as though the COVID Modification never occurred; provided, however, if, pursuant to this sentence, an Appraisal Reduction Event is determined to occur prior to the date of such borrower’s failure, then such Appraisal Reduction Event will be deemed to occur on the date of such borrower’s failure.

The “COVID-19 Emergency” means the national emergency concerning the novel coronavirus disease (COVID-19) outbreak declared by the President on March 13, 2020 under the National Emergencies Act (50 U.S.C. 1601 et seq.).

A “COVID Modification” means a modification of, or forbearance or waiver in respect of, a Mortgage Loan that satisfies each of the following conditions:

(i)               prior to the modification or forbearance or waiver, the related borrower certified to the Special Servicer that it is seeking limited relief from the terms of the related Mortgage Loan documents because it is experiencing a financial hardship due, directly or indirectly, to the COVID-19 Emergency;

(ii)              the related modification or forbearance or waiver provides for (a) the temporary forbearance, waiver or deferral with respect to payment obligations or operating covenants, (b) the temporary alternative use of funds on deposit in any reserve account or escrow account for any purpose other than the explicit purpose provided for in the related Mortgage Loan documents, or (c) such other modifications, forbearance or waiver that is related or incidental to clause (a) or clause (b) as may be reasonably determined by the special servicer in accordance with the Servicing Standard to address a financial hardship due, directly or indirectly, to the COVID-19 Emergency;

(iii)             the related COVID Modification Agreement is entered into prior to the date that is nine months following the Closing Date;

(iv)             if a default or event of default existed under the Mortgage Loan prior to the modification or forbearance or waiver, the related COVID Modification Agreement provides that such default or event of default is cured or deemed no longer outstanding;

(v)              any COVID Modification Agreement (a) does not defer more than 3 monthly debt service payments under the Mortgage Loan, and (b) requires that any payments deferred in accordance with clause (ii)(a) above or reserve or escrow amounts used for alternate purposes in accordance with clause (ii)(b) above are repaid or restored in full within 24 months of the date of the first COVID Modification Agreement with respect to such Mortgage Loan; and

(vi)             the related COVID Modification Agreement may (but will not be required to) provide that (a) the Mortgage Loan will be full recourse to the borrower (and that such recourse obligation is a guaranteed obligation under the related borrower sponsor guaranty) if the certification described in clause (i) is false or misleading, and/or (b) that a cash trap or sweep event will be deemed to have occurred under the terms of the Mortgage Loan documents.

A “COVID Modification Agreement” means the agreement or agreements pursuant to which a COVID Modification is effected.

A “COVID Modified Loan” means a Serviced Mortgage Loan and, if applicable, any related Serviced Companion Loan, that is subject to a COVID Modification.

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan and any related Serviced Companion Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the master servicer (and, prior to the occurrence of a Consultation Termination Event, in consultation with the Directing Holder and, during the continuance of a Control Termination Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the later of (i) the date the master servicer receives from the special servicer the related appraisal or the special servicer’s Small Loan Appraisal Estimate and (ii) the occurrence of such Appraisal Reduction Event equal to the excess of:

(a)  the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)  the excess of:

(i)               the sum of:

●

90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as a Servicing Advance), minus such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, or (B) by an internal valuation performed by the special servicer with respect to any Mortgage Loan or Serviced Whole Loan with an outstanding principal balance less than $2,000,000;

●	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; and

●	all insurance and casualty proceeds and condemnation awards that constitute collateral for the related Mortgage Loan or Serviced Whole Loan; over

(ii)      the sum as of the Due Date occurring in the month of the date of determination of:

●

to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate (and any accrued and unpaid interest on any Subordinate Companion Loan);

●

all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan;

●

all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer or the trustee, as applicable); and

●	any other unpaid additional expenses of the issuing entity in respect of such Mortgage Loan or Serviced Whole Loan.

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Whole Loan (other than a Serviced AB Whole Loan) with a Pari Passu Companion Loan will be allocated in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, pro rata, between the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances. Any Appraisal Reduction Amount in respect of a Serviced AB Whole Loan will be allocated, first, to the Subordinate Companion Loan (until its principal balance is notionally reduced to zero by such related Appraisal Reduction Amounts) and second, in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, pro rata, between the related Serviced Pari Passu Mortgage Loan and any related Pari Passu Companion Loans based upon their respective Stated Principal Balances.

The special servicer will be required to, with respect to a Mortgage Loan having a Stated Principal Balance of $2,000,000 or higher, order and use efforts consistent with the Servicing Standard to obtain an appraisal, and with respect to a Mortgage Loan having a Stated Principal Balance of less than $2,000,000, conduct a valuation (such valuation, a “Small Loan Appraisal Estimate”) or order and use efforts consistent with the Servicing Standard to obtain an appraisal, within 60 days of the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the later of (i) the date the master servicer receives from the special servicer the related appraisal or the special servicer’s Small Loan Appraisal Estimate and (ii) the occurrence of such Appraisal Reduction Event, the master servicer will be required to calculate and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Holder (for so long as no Consultation Termination Event is continuing), the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of (or reasonably obtainable at no additional expense by) the special servicer, necessary to calculate the Appraisal Reduction Amount. Such report will also be forwarded by the master servicer, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the master servicer.

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event, the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least ten business days after the later of (i) the special servicer’s delivery of such MAI appraisal or Small Loan Appraisal Estimate to the master servicer and (ii) the occurrence of such Appraisal Reduction Event. The special servicer, upon reasonable request, will be required to deliver to the master servicer any information in the special servicer’s possession (or that is reasonably obtainable at no additional expense by the special servicer) reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount.

Other than with respect to a Non-Serviced Mortgage Loan, contemporaneously with the earliest of (i) the effective date of any modification of the maturity date or extended maturity date, Mortgage Rate, principal balance or amortization terms of any Mortgage Loan or Serviced Whole Loan or any other term thereof, any extension of the maturity date or extended maturity date of a Mortgage Loan or Serviced Whole Loan or consent to the release of any Mortgaged Property or REO Property from the lien of the related Mortgage other than pursuant to the terms of the Mortgage Loan or Serviced Whole Loan; (ii) the occurrence of an Appraisal Reduction Event; (iii) a default in the payment of a balloon payment for which an extension has not been granted; or (iv) the date on which the special servicer, consistent with the Servicing Standard, requests an Updated Appraisal, the special servicer will be required to use commercially reasonable efforts to obtain an Updated Appraisal (or a letter update for an existing appraisal which is less than two years old) of the Mortgaged Property or REO Property, as the case may be, from an independent MAI appraiser (an “Updated Appraisal”) or a Small Loan Appraisal Estimate, as applicable, in each case within 60 days of such request, provided that, the special servicer will not be required to obtain an Updated Appraisal or Small Loan Appraisal Estimate of any Mortgaged Property with respect to which there exists an appraisal or Small Loan Appraisal Estimate which is less than 12 months old.

For so long as a Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, the special servicer is required within 30 days of the end of each 9-month period following the related Appraisal Reduction Event to use commercially reasonable efforts to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of the special servicer, necessary to calculate the Appraisal Reduction Amount, the master servicer is required to determine or redetermine, as applicable, and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, for so long as no Consultation Termination Event is continuing, the Directing Holder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer. With respect to any Mortgage Loan, for so long as no Consultation Termination Event is continuing, the special servicer will consult with the Directing Holder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 9-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the master servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under the related Non-Serviced PSA in respect of any Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on a Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to the related Non-Serviced PSA, each Non-Serviced Mortgage Loan will be treated together with each related Non-Serviced Companion Loan as a single Mortgage Loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise such Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to any Non-Serviced Whole Loan will generally be allocated first, to any Subordinate Companion Loan and then, to the related Non-Serviced Mortgage Loan and the Non-Serviced Companion Loan, on a pro rata basis based upon their respective outstanding principal balances.

If any Serviced Mortgage Loan and any related Serviced Companion Loan previously subject to an Appraisal Reduction Amount that becomes a Corrected Loan, and with respect to which no other Appraisal Reduction Event is continuing, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the VRR Interest (to the extent of the VRR Percentage of the reduction in such P&I Advance), on the one hand, and to the most subordinate class of certificates then-outstanding (i.e., first, to the Class J certificates, second, to the Class H certificates, third, to the Class G certificates, fourth, to the Class F certificates, fifth, to the Class E certificates, sixth, to the Class D certificates, seventh, to the Class C certificates, eighth, to the Class B certificates, ninth, to the Class A-M certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates to the extent of the Non-VRR Percentage of the reduction in such P&I Advance), on the other hand. See “Pooling and Servicing Agreement—Advances”.

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the master servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. The special servicer, upon reasonable prior written request, will provide the master servicer with information in its possession (or that is reasonably obtainable at no additional expense) that is reasonably required to calculate or recalculate any Collateral Deficiency Amount. None of the special servicer, the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Non-Reduced Certificates, the Controlling Class and whether a Control Termination Event is continuing, the VRR Percentage of any Appraisal Reduction Amounts will be allocated to the VRR Interest to notionally reduce (to not less than zero) the Certificate Balance thereof, and the Non-VRR Percentage of any Appraisal Reduction Amounts will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class J certificates, second, to the Class H certificates, third, to the Class G certificates, fourth, to the Class F certificates, fifth, to the Class E certificates, sixth, to the Class D certificates, seventh, to the Class C certificates, eighth, to the Class B certificates, ninth, to the Class A-M certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). In addition, for purposes of determining the Controlling Class and whether a Control Termination Event is continuing, the Non-VRR Percentage of Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class J certificates, second, to the Class H certificates, third, to the Class G certificates, and fourth, to the Class F certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and whether a Control Termination Event is continuing, any class of Control Eligible Certificates will be allocated the Non-VRR Percentage of both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts, as described in this paragraph.

With respect to (i) any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates and (ii) any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and whether a Control Termination Event is continuing, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The master servicer will be required to promptly notify the certificate administrator and the special servicer of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an

Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a supplemental appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable efforts to obtain an appraisal prepared on an “as-is” basis by an MAI appraiser reasonably acceptable to the special servicer within 60 days from receipt of the Requesting Holders’ written request. Upon receipt of such supplemental appraisal, the special servicer will send the appraisal to the master servicer and the master servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of, or reasonably obtainable at no additional expense by, the special servicer, to make such recalculation. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

In addition, the Requesting Holders of any Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order an additional appraisal of any Serviced Mortgage Loan for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount if an event has occurred at, or with regard to, the related Mortgaged Property or Mortgaged Properties that would have a material effect on its appraised value, and the special servicer is required to use reasonable efforts to obtain an appraisal from an MAI appraiser reasonably acceptable to the special servicer within 60 days from receipt of the Requesting Holders’ written request; provided that the special servicer will not be required to obtain such appraisal if it determines in accordance with the Servicing Standard that no events at, or with regard to, the related Mortgaged Property or Mortgaged Properties have occurred that would have a material effect on the Appraised Value of the related Mortgaged Property or Mortgaged Properties. The right of the holders of an Appraised-Out Class to require the special servicer to order an additional appraisal as described in this paragraph will be limited to no more frequently than once in any 9-month period with respect to any Mortgage Loan.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class. The rights of the Controlling Class will be exercised by the next most senior Control Eligible Certificates, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related directing holder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below. With respect to an AB Whole Loan, the holder of the related Subordinate Companion Loan may in certain circumstances post collateral to avoid a change of control as described in “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans”.

Maintenance of Insurance

In the case of each Serviced Mortgage Loan and any related Serviced Companion Loan, as applicable (but excluding any Serviced Mortgage Loan as to which the related Mortgaged Property has become an REO Property), the master servicer will be required to use commercially reasonable efforts consistent with the Servicing Standard to cause the related borrower to maintain the following insurance coverage (including identifying the extent to which such borrower is maintaining insurance coverage and, if such borrower does not so maintain, the master servicer will be required to itself cause to be maintained) for the related Mortgaged Property: (a) except where the Mortgage Loan documents permit a borrower to rely on self-insurance provided by a tenant, a fire and casualty extended coverage insurance policy that does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement cost of the improvements securing the Mortgage Loan or Serviced Whole

Loan, as applicable, or the Stated Principal Balance of the Mortgage Loan or the Serviced Whole Loan, as applicable, but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, and (b) all other insurance coverage as is required (including, but not limited to, coverage for acts of terrorism), subject to applicable law, under the related Mortgage Loan documents.

Notwithstanding the foregoing,

(i)          the master servicer will not be required to maintain any earthquake or environmental insurance policy on any Mortgaged Property unless the trustee has an insurable interest and such insurance policy was (x) in effect at the time of the origination of such Mortgage Loan or the Serviced Whole Loan, as applicable, or (y) required by the related Mortgage Loan documents and is available at commercially reasonable rates; provided that the master servicer will be required to require the related borrower to maintain such insurance in the amount, in the case of clause (x), maintained at origination, and in the case of clause (y), required by such Mortgage Loan or Serviced Whole Loan, in each case, to the extent such amounts are available at commercially reasonable rates and to the extent the trustee has an insurable interest;

(ii)         if and to the extent that any Mortgage Loan document grants the lender thereunder any discretion (by way of consent, approval or otherwise) as to the insurance provider from whom the related borrower is to obtain the requisite insurance coverage, the master servicer must (to the extent consistent with the Servicing Standard) require the related borrower to obtain the requisite insurance coverage from qualified insurers that meet the required ratings set forth in the PSA;

(iii)        the master servicer will have no obligation beyond using its reasonable efforts consistent with the Servicing Standard to enforce those insurance requirements against any borrower; provided that this will not limit the master servicer’s obligation to obtain and maintain a force-placed insurance policy as set forth in the PSA;

(iv)        except as provided below, in no event will the master servicer be required to cause the borrower to maintain, or itself obtain, insurance coverage to the extent that the failure of such borrower to maintain insurance coverage is an Acceptable Insurance Default (as determined by the special servicer subject to the discussion under “—The Directing Holder” and “—The Operating Advisor” below);

(v)         to the extent the master servicer itself is required to maintain insurance that the borrower does not maintain, the master servicer will not be required to maintain insurance other than what is available on a force-placed basis at commercially reasonable rates, and only to the extent the issuing entity as lender has an insurable interest thereon; and

(vi)        any explicit terrorism insurance requirements contained in the related Mortgage Loan documents are required to be enforced by the master servicer in accordance with the Servicing Standard (unless the master servicer or the special servicer, as applicable, with the consent of, if no Control Termination Event is continuing, the Directing Holder, and after consultation with the Risk Retention Consultation Party and the Operating Advisor in accordance with the PSA, has consented to a waiver (including a waiver to permit the master servicer to accept insurance that does not comply with specific requirements contained in the Mortgage Loan documents) in writing of that provision in accordance with the Servicing Standard); provided that the master servicer will be required to promptly notify the special servicer, or the special servicer will be required to promptly notify the master servicer, as applicable, in writing of such waiver.

With respect to each REO Property, the special servicer will generally be required to use reasonable efforts, consistent with the Servicing Standard, to maintain with an insurer meeting certain criteria set forth in the PSA (subject to the right of the special servicer to direct the master servicer to make a Servicing Advance for the costs associated with coverage that the special servicer determines to maintain, in which case the master servicer will be required to make that Servicing Advance (subject to the recoverability determination and Servicing Advance procedures described above under “—Advances”)) to the extent reasonably available at commercially reasonable rates and to the extent the trustee has an insurable interest (a) a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement value of the Mortgaged Property or the Stated Principal Balance of the Serviced Mortgage Loan, REO Loan or Serviced Whole Loan, as applicable (or such greater amount of coverage required by the related Mortgage Loan documents (unless such amount is not available or, if no Control Termination Event is continuing, the Directing Holder has consented to a lower amount)), but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, (b) a comprehensive general liability insurance policy with coverage comparable to that which would be required under prudent lending requirements and in an amount not less than $1,000,000 per occurrence and (c) to the extent consistent with the Servicing Standard, a business interruption or rental loss insurance covering revenues or rents for a period of at least 12 months. However, the special servicer will not be required in any event to maintain or obtain insurance coverage described in this paragraph beyond what is reasonably available at commercially reasonable rates and consistent with the Servicing Standard, and in no case will any such insurance be an expense of the special servicer.

If either (x) the master servicer or the special servicer obtains and maintains, or causes to be obtained and maintained, a blanket policy or master force-placed policy insuring against hazard losses on all of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Whole Loans and the REO Properties, as applicable, as to which it is the master servicer or the special servicer, as the case may be, then, to the extent such policy (i) is obtained from an insurer meeting certain criteria set forth in the PSA, and (ii) provides protection equivalent to the individual policies otherwise required or (y) the master servicer or special servicer, as applicable, meeting the ratings requirements of the Rating Agencies set forth in the PSA, and the master servicer or the special servicer self-insures for its obligation to maintain the individual policies otherwise required, then the master servicer or special servicer, as the case may be, will conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the related Mortgaged Properties or REO Properties, as applicable. Such a blanket or master force-placed policy may contain a deductible clause (not in excess of a customary amount), in which case the master servicer or the special servicer, as the case may be, that maintains such policy will be required, if there has not been maintained on any Mortgaged Property securing a Serviced Mortgage Loan or REO Property thereunder a hazard insurance policy complying with the requirements described above, and there has been one or more losses that would have been covered by such an individual policy, to promptly deposit into the Collection Account (or, with respect to a Serviced Whole Loan, the related separate custodial account), from its own funds, the amount not otherwise payable under the blanket or master force-placed policy in connection with such loss or losses because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan or the related Serviced Whole Loan (or, in the absence of any such deductible limitation, the deductible limitation for an individual policy which is consistent with the Servicing Standard).

With respect to the payment of insurance premiums and delinquent tax assessments, in the event that the master servicer determines that a Servicing Advance of such amounts would be non-recoverable, that master servicer will be required to notify the trustee, the certificate administrator and the special servicer of such determination. Upon receipt of such notice, the master servicer (with respect to any Mortgage Loan or Serviced Whole Loan that is not a Specially Serviced Loan) and the special servicer (with respect to any Specially Serviced Loan or REO Property) will be required to determine (with the reasonable assistance of the master servicer) whether or not payment of such amount (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders (and in the case of a Serviced Companion Loan, the holder of the related Serviced Companion Loan, as a collective whole as if such Certificateholders and Serviced Companion Loan holder constituted a single lender). If the master servicer or the special servicer determines that such payment (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders and, in the case of any Serviced Companion Loan, the related Serviced Companion Loan Holders (and in the case of a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan), the special servicer (in the case of a determination by the special servicer) will be required to direct the master servicer to make such payment, who will then be required to make such payment from the Collection Account (or, with respect to a Serviced Whole Loan, the related custodial account) to the extent of available funds.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans or any Serviced Whole Loan, nor will any Mortgage Loan be subject to Federal Housing Administration insurance.

“Acceptable Insurance Default” means, with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan, any default arising by reason of the failure of the related borrower to maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism, as to which the master servicer or the special servicer, as applicable, has determined, in accordance with the Servicing Standard (and (i) unless a Control Termination Event is continuing, with the consent of the Directing Holder (or, if a Control Termination Event is continuing, but no Consultation Termination Event is continuing, after consulting with the Directing Holder) and (ii) with respect to any Specially Serviced Loan, after non-binding consultation with the Risk Retention Consultation Party in accordance with the PSA (but, in either case, other than with respect to any Mortgage Loan that is an Excluded Loan as to any such party)), that either:

(x)  such insurance is not available at commercially reasonable rates and the subject hazards are not at the time commonly insured against for properties similar to the Mortgaged Property and located in or around the geographic region in which such Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or

(y)  such insurance is not available at any rate;

provided that the Directing Holder and the Risk Retention Consultation Party, as applicable, will not have more than 30 days to respond to the master servicer’s or the special servicer’s, as applicable, request for such consent or consultation, as applicable; provided, further, that upon the master servicer’s or the special servicer’s, as applicable, determination, consistent with the Servicing Standard, that exigent circumstances do not allow the master servicer or the special servicer, as applicable, to consult with the Directing Holder, or the Risk Retention Consultation Party, as applicable, the master servicer or the special servicer, as applicable, will not be required to do so.

During the period that the master servicer or the special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Holder or to consult with the Risk Retention Consultation Party, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain such insurance and neither will be in default of its obligations as a result of such failure unless the master servicer or the special servicer is required to take any immediate action pursuant to the Servicing Standard and other servicing requirements under the PSA as described under “—The Directing Holder—Control Termination Event and Consultation Termination Event” and “—Servicing Override”.

Modifications, Waivers and Amendments

The PSA will permit (a) as to Mortgage Loans that are non-Specially Serviced Loans and actions that do not involve Special Servicer Major Decisions or Special Servicer Non-Major Decisions, the master servicer, or (b)(i) with respect to any Specially Serviced Loan or (ii) as to Special Servicer Major Decisions or Special Servicer Non-Major Decisions irrespective of whether such Mortgage Loan is a Specially Serviced Loan, the special servicer, in each case subject to the rights of the Directing Holder and, after consultation with the operating advisor to the extent described under “—The Operating Advisor”, to modify, waive, amend, consent or take such other action with respect to any term of any Serviced Mortgage Loan and any related Serviced Companion Loan if such modification, waiver, amendment, consent or other action (c)(i) is consistent with the Servicing Standard and (ii) would not constitute a “significant modification” of such Mortgage Loan or Serviced Companion Loan pursuant to Treasury regulations Section 1.860G-2(b) and would not otherwise (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)).

Notwithstanding the foregoing, the master servicer and special servicer may mutually agree as provided in the PSA that the master servicer will process any of the foregoing matters that are Special Servicer Major Decisions (other than a COVID Modification) or Special Servicer Non-Major Decisions with respect to any non-Specially Serviced Loan. If the master servicer and the special servicer mutually agree that the master servicer will process any Special Servicer Major Decision or Special Servicer Non-Major Decision with respect to a non-Specially Serviced Loan, the master servicer must obtain the consent (or deemed consent) of the special servicer as provided below.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing the Non-Serviced Whole Loan) or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan to value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will exclude the value of personal property and going concern value, if any.

In no event, however, may the master servicer or the special servicer extend the maturity of any Mortgage Loan, Serviced Whole Loan or Specially Serviced Loan to a date occurring later than the earlier of (A) five years prior to the Rated Final Distribution Date and (B) if the Mortgage Loan, Serviced Whole Loan or Specially Serviced Loan is secured solely or primarily by a ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease), the date 20 years prior to the expiration of the term of such ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease)(or 10 years prior to the expiration of such lease if the master servicer or the special servicer, as applicable, gives due consideration to the remaining term of the ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease) and such extension is in the best interest of the Certificateholders and if a Serviced Companion Loan is involved, the holder of the related Serviced Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan holder constituted a single lender) and, if no Control Termination Event has occurred and is continuing, with the consent of the Directing Holder).

In addition, neither the master servicer nor the special servicer may permit any borrower to add or substitute any collateral for an outstanding Serviced Mortgage Loan and any related Serviced Companion Loan, which collateral constitutes real property, unless the master servicer or the special servicer, as applicable, receives a Rating Agency Confirmation.

The special servicer will process (unless the special servicer and the master servicer mutually agree that the master servicer will process, as further described below) and consent to or refuse consent to, as applicable, all Special Servicer Major Decisions and Special Servicer Non-Major Decisions. The special servicer will also be required to obtain the consent of the Directing Holder, and will be required to consult with the operating advisor, in connection with any Special Servicer Major Decision to the extent described under “—The Directing Holder” and “—The Operating Advisor”.

In addition, with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), the following actions will be subject to the special servicer’s processing and consent or, if mutually agreed to by the special servicer and the master servicer, the master servicer will be required to process such request subject to the consent of the special servicer as further described below (each of the following, a “Special Servicer Non-Major Decision”):

(a)  waivers regarding receipt of financial statements (other than immaterial timing waivers); and

(b)  decisions regarding whether or not to cure a ground lease.

Upon receiving a request for any matter described in this section that constitutes a Special Servicer Non-Major Decision or a Special Servicer Major Decision with respect to a Serviced Mortgage Loan that is not a Specially Serviced Loan, the master servicer will be required to forward such request to the special servicer and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the Special Servicer Non-Major Decision or Special Servicer Major Decision other than providing the special servicer with any reasonably requested information or documentation. In addition, the master servicer will be required to provide the special servicer with any notice that it receives relating to a default by the borrower under a ground lease where the collateral for the Mortgage Loan is the ground lease, and the special servicer will determine in accordance with the Servicing Standard whether to cure any borrower defaults relating to ground leases.

When the master servicer and the special servicer have mutually agreed that the master servicer will process a Special Servicer Major Decision or Special Servicer Non-Major Decision, the special servicer’s consent will be required if the master servicer is recommending approval with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), and the master servicer will be required to forward to the special servicer the written request from the borrower for modification, waiver, amendment or other action or consent that is a Special Servicer Major Decision or Special Servicer Non-Major Decision, accompanied by the master servicer’s recommendation and analysis and any and all information in the master servicer’s possession that the special servicer may reasonably request to grant or withhold such consent. When the special servicer’s consent is required under the PSA, such consent will be deemed given 15 business days (or, in connection with an Acceptable Insurance Default, 90 days) after receipt (unless earlier objected to) by the special servicer from the master servicer of the master servicer’s written analysis and recommendation with respect to such proposed Special Servicer Major Decision or Special Servicer Non-Major Decision together with such other information reasonably requested by the special servicer and reasonably available to the master servicer.

Borrowers may request payment forbearance because of COVID-19 related financial hardship. The special servicer will be allowed to grant a forbearance on a Mortgage Loan related to the global COVID-19 emergency only if (i) prior to September 30, 2021, the period of forbearance granted, when added to any prior periods of forbearance granted before or after the issuing entity acquired such Mortgage Loan (whether or not such prior grants of forbearance were covered by Revenue Procedure 2020-26 (as extended by Revenue Procedure 2021-12)), does not exceed six months (or such longer period of time as may be allowed by future guidance that is binding on federal income tax authorities) or the applicable forbearance program pursuant to which the related forbearance was granted is otherwise identical or similar to those described in Section 2.07 of the Revenue Procedure and such forbearance is covered by Revenue Procedure 2020-26 (as extended by Revenue Procedure 2021-12), (ii) such forbearance is permitted under another provision of the PSA and the requirements under such provision are satisfied, or (iii) an opinion of counsel is delivered to the effect that such forbearance will not result in an adverse REMIC event. See the discussion of Revenue Procedure 2020-26 under the caption “Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment.”

The master servicer or the special servicer, as applicable, is required to notify the trustee, the certificate administrator, the Directing Holder (other than during the period when a Consultation Termination Event is continuing), the operating advisor (only if a Control Termination Event is continuing), the depositor and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website), in writing, of any modification, waiver, material consent or amendment of any term of any Serviced Mortgage Loan and any related Serviced Companion Loan processed by such servicer and the date of the modification and deliver a copy to the custodian for deposit in the related mortgage file, an original counterpart of the agreement relating to such modification, waiver, material consent or amendment, promptly (and in any event within 10 business days) following the execution of the agreement.

Any fees or other charges charged by the special servicer in connection with processing any COVID Modification or related COVID Modification Agreement with respect to any COVID Modified Loan (in the aggregate with any other COVID Modification or COVID Modification Agreement with respect to such COVID Modified Loan) may not exceed an amount equal to $45,000 (plus reasonable and customary attorney’s fees and expenses, out of pocket third party fees and expenses and filing fees) and may only be borne by the borrower, not the issuing entity. For the avoidance of doubt, in the event of a borrower default under a COVID Modification Agreement, the fee cap will only apply to the initial processing of such COVID Modification Agreement, and, in such event, the Special Servicer will be entitled to all fees that would be payable to it pursuant to the terms of the PSA with respect to further servicing actions with respect to the related Mortgage Loan or Whole Loan, as applicable.

Any modification, extension, waiver or amendment of the payment terms of a Mortgage Loan or Serviced Whole Loan will be required to be structured so as to be consistent with the allocation and payment priorities in the related Mortgage Loan documents and intercreditor agreement, if any, such that neither the issuing entity as holder of the Mortgage Loan nor a holder of any related Serviced Companion Loan gains a priority over the other such holder that is not reflected in the related Mortgage Loan documents and intercreditor agreement. Neither the master servicer nor the special servicer may enter into any modification, waiver, amendment, work-out, consent or approval with respect to any Mortgage Loan or Whole Loan, restructure any Mortgage Loan or Whole Loan, or restructure any borrower equity (in each case, including, without limitation, by way of the application of credits, discounts, forgiveness or otherwise) in a manner that would be inconsistent with the allocation and payment priorities described under “Description of the Certificates—Distributions—Application Priority of Mortgage Loan Collections or Whole Loan Collections” or in the related Intercreditor Agreement (if any).

Any modification, waiver or amendment with respect to a Serviced Whole Loan may be subject to the consent of one or more holders of a related Serviced Companion Loan and the special servicer as described under “Description of the Mortgage Pool—The Whole Loans”.

See also “—The Directing Holder” and “—The Operating Advisor” for a description of the Directing Holder’s and the operating advisor’s rights with respect to modifications, waivers and amendments and reviewing and approving the Asset Status Report.

Mortgage Loans with “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The master servicer (with respect to each non-Specially Serviced Loan, to the extent such action is not a Special Servicer Major Decision) and the special servicer (with respect to each Specially Serviced Loan and, to the extent such action is a Special Servicer Major Decision, each non-Specially Serviced Loan) will be required to determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan and any related Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, (i) that with respect to such waiver of rights that is a Major Decision, prior to the occurrence and continuance of any Control Termination Event and other than with respect to an Excluded Loan as to the Directing Holder, the master servicer or the special servicer, as applicable, has obtained the prior written consent (or deemed consent) of the Directing Holder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an Excluded Loan as to the Directing Holder or the Risk Retention Consultation Party, as applicable, upon consultation with the Directing Holder and the Risk Retention Consultation Party), and (ii) the master servicer or the special servicer, as applicable, has received a Rating Agency Confirmation from S&P, Fitch and KBRA (and, if the applicable Mortgage Loan is part of a Serviced Whole Loan, a Rating Agency Confirmation with respect to any commercial mortgage pass-through certificates backed by any related Serviced Companion Loan) with respect to any Mortgage Loan that (A) represents more than 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated Principal Balance of at least $10,000,000, (B) has a Stated Principal Balance that is more than $35,000,000, (C) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance and has a Stated Principal Balance of at least $10,000,000 or (D) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the 10 largest mortgage loans in the related other securitization (provided that the master servicer or special servicer, as applicable, will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of such other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization).

To the extent not precluded by the Mortgage Loan documents, the master servicer or the special servicer, as applicable, may not approve an assumption or substitution without requiring the related borrower to pay any fees owed to the Rating Agencies associated with the approval of such assumption or substitution. However, in the event that the related borrower is required but fails to pay such fees, such fees will be an expense of the issuing entity; provided that in the case of a Serviced Whole Loan the master servicer will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Pari Passu Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to such Pari Passu Companion Loans from the holders of such Pari Passu Companion Loans. No assumption agreement may contain any terms that are different from any term of any Mortgage or related Note, except pursuant to the provisions described under “—Modifications, Waivers and Amendments” above and “—Realization Upon Mortgage Loans” below.

With respect to a Serviced Mortgage Loan and any related Serviced Companion Loan with a “due-on-encumbrance” clause, the master servicer (with respect to each non-Specially Serviced Loan, to the extent such action is not a Special Servicer Major Decision) and the special servicer (with respect to each Specially Serviced Loan and, to the extent such action is a Special Servicer Major Decision, each non-Specially Serviced Loan) will be required to determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, that (i) with respect to such waiver of rights that is a Major Decision, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan as to the Directing Holder, the master servicer or the special servicer, as applicable, has obtained the consent of the Directing Holder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an Excluded Loan as to the Directing Holder or the Risk Retention Consultation Party, as applicable, has consulted with the Directing Holder and the Risk Retention Consultation Party) and (ii) the master servicer or the special servicer, as applicable, has received a Rating Agency Confirmation from S&P, Fitch and KBRA (and, if the applicable Mortgage Loan is part of a Serviced Whole Loan, a Rating Agency Confirmation with respect to any commercial mortgage pass-through certificates backed by any related Serviced Companion Loan) with respect to any Mortgage Loan that (A) represents more than 2% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding, (B) has a Stated Principal Balance that is more than $35,000,000, (C) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance, (D) has an aggregate loan-to-value ratio (including any existing and proposed additional debt) that is equal to or greater than 85%, (E) has an aggregate debt service coverage ratio (in each case, determined based upon the aggregate of the Stated Principal Balance of the related Mortgage Loan, any existing additional debt and the principal amount of the proposed additional lien) that is less than 1.20x, or (F) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the ten largest mortgage loans in the related other securitization (provided that the special servicer will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of the applicable other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization); provided that with respect to clauses (A), (C), (D), (E) and (F), such Mortgage Loan must also have a Stated Principal Balance of at least $10,000,000 for the requirement of a Rating Agency Confirmation to apply. Neither the master servicer nor the special servicer will be responsible for enforcing a “due-on-sale” or a “due-on-encumbrance” clause with respect to any Non-Serviced Mortgage Loan.

To the extent not precluded by the Mortgage Loan documents, the master servicer or the special servicer, as applicable, may not approve the creation of any lien or other encumbrance without requiring the related borrower to pay any fees owed to the Rating Agencies associated with the approval of such lien or encumbrance. However, in the event that the related borrower is required but fails to pay such fees, such fees will be an expense of the issuing entity; provided that in the case of a Serviced Whole Loan the master servicer will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Pari Passu Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to such Pari Passu Companion Loans from the holders of such Pari Passu Companion Loans. Neither the master servicer nor the special servicer will be responsible for enforcing a “due-on-sale” or a “due-on-encumbrance” clause with respect to any Non-Serviced Mortgage Loan.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months (commencing in 2022) and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2022 unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement). With respect to a Serviced AB Whole Loan, the costs will be allocated, first, as an expense of the holders of the related Subordinate Companion Loan, and second, as an expense of the holders of the related Mortgage Loan and Serviced Pari Passu Companion Loans, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which it has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use reasonable efforts to collect and review the annual operating statements beginning with calendar year end 2021 of the related

Mortgaged Property. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Serviced Mortgage Loans and any related Serviced Companion Loan and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Serviced Mortgage Loan and any related Serviced Companion Loan (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing:

(i)        either (x) with respect to any Mortgage Loan or Serviced Companion Loan, other than a balloon loan, a payment default has occurred on such Mortgage Loan or Serviced Companion Loan at its maturity date or, if the maturity date of such Mortgage Loan or Serviced Companion Loan has been extended in accordance with the PSA, a payment default occurs on such Mortgage Loan or Serviced Companion Loan at its extended maturity date or (y) with respect to a balloon loan, a payment default has occurred with respect to the related balloon payment; provided that if (A) the related borrower is diligently seeking a refinancing or sale of the related Mortgaged Property or Mortgaged Properties and delivers, on or before the related maturity date or extended maturity date, a statement to that effect, and delivers, on or before the related maturity date or extended maturity date, a refinancing commitment, letter of intent or otherwise binding application for refinancing from an acceptable lender or a signed purchase agreement reasonably acceptable to the master servicer (who will be required to promptly deliver a copy to the special servicer, the operating advisor (if a Control Termination Event has occurred and is continuing) and the Directing Holder (but only for so long as no Consultation Termination Event has occurred and is continuing)), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other Servicing Transfer Event has occurred with respect to that Mortgage Loan or Serviced Companion Loan, then a Servicing Transfer Event will not occur until the earlier of (1) 120 days beyond the related maturity date or extended maturity date and (2) the termination of the refinancing commitment, letter of intent, otherwise binding application for refinancing or signed purchase agreement;

(ii)       any Periodic Payment (other than a balloon payment or any other payment due under clause (i)(x) above in this definition) or any amount due on a monthly basis as an escrow payment or reserve funds, is 60 days or more delinquent;

(iii)       the master servicer determines in its reasonable business judgment, exercised in accordance with the Servicing Standard, that (x) a default consisting of a failure to make a payment of principal or interest is reasonably foreseeable or there is a significant risk of such default or (y) any other default that is likely to impair the use or marketability of the related Mortgaged Property or the value of the Mortgaged Property as security for the Mortgage Loan or, if applicable, Serviced Companion Loan, is reasonably foreseeable or there is a significant risk of such default, which monetary or other default, in either case, would likely continue unremedied beyond the applicable grace period (or, if no grace period is specified, for a period of 60 days) and is not likely to be cured by the related borrower within 60 days or, except as provided in clause (i)(y) above, in the case of a balloon payment, for at least 30 days;

(iv)       the related borrower has become the subject of a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs;

(v)       the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower of or relating to all or substantially all of its property;

(vi)       the related borrower (a) admits in writing its inability to pay its debts generally as they become due, or (b) files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations;

(vii)      a default, of which the master servicer or the special servicer has notice (other than a failure by such related borrower to pay principal or interest) and that in the opinion of the master servicer or the special servicer materially and adversely affects the interests of the Certificateholders or any holder of a Serviced Companion Loan, if applicable, occurs and remains unremedied for the applicable grace period specified in the Mortgage Loan documents for such Mortgage Loan or Serviced Companion Loan (or if no grace period is specified for those defaults which are capable of cure, 60 days); or

(viii)     the master servicer or special servicer receives notice of the foreclosure or proposed foreclosure of any lien on the related Mortgaged Property (each of clause (i) through (viii), a “Servicing Transfer Event”).

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan)(including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) and any related REO Property at the Servicing Fee Rate.

Notwithstanding anything to the contrary in the definition of Servicing Transfer Event, no event, circumstance or action that has occurred or will occur with respect to a COVID Modified Loan (other than an event described in clauses (i)(y), (iv), (v), (vi)(b) or (viii) of the definition of “Servicing Transfer Event”) will constitute a Servicing Transfer Event under the PSA, but only if, and for so long as, the related borrower is in compliance with the terms of the related COVID Modification Agreement. For the avoidance of doubt, in the event a borrower fails to comply with the terms of a COVID Modification Agreement (as determined by the Special Servicer in accordance with the Servicing Standard), a determination as to whether any applicable event specified in the preceding sentence constitutes a Servicing Transfer Event or causes such Serviced Companion Loan to be characterized as a Specially Serviced Loan will be made as though the COVID Modification never occurred; provided, however, if, pursuant to this sentence, a Servicing Transfer Event is determined to occur prior to the date of such borrower’s failure, then such Servicing Transfer Event will be deemed to occur on the date of such borrower’s failure.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

A Mortgage Loan or Serviced Whole Loan will cease to be a Specially Serviced Loan (each, a “Corrected Loan”) (A) with respect to the circumstances described in clauses (i) and (ii) above, when the borrower thereunder has brought the Mortgage Loan or Serviced Companion Loan current and thereafter made three consecutive full and timely Periodic Payments, including pursuant to any workout of the Mortgage Loan or Serviced Companion Loan, (B) with respect to the circumstances described in clause (iii), (iv), (v), (vi) and (viii) above, when such circumstances cease to exist in the good faith judgment of the special servicer or (C) with respect to the circumstances described in clause (vii) above, when such default is cured (as determined by the special servicer in accordance with the Servicing Standard) or waived by the special servicer; provided that, in each case, at that time no circumstance exists (as described above) that would cause the Mortgage Loan or Serviced Companion Loan to continue to be characterized as a Specially Serviced Loan. If any Specially Serviced Loan becomes a Corrected Loan, the special servicer will be required to transfer servicing of such Corrected Loan to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Serviced Mortgage Loan and, if applicable, any related Serviced Companion Loan that becomes a Specially Serviced Loan not later than 45 days after the servicing of such Serviced Mortgage Loan is transferred to the special servicer (the “Initial Delivery Date”) and will be required to amend, update or create a new Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the circumstances and/or strategy reflected in any current Final Asset Status Report are necessary to reflect the then current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Holder (but (i) only for so long as no Consultation Termination Event is continuing, and (ii) not with respect to any applicable Excluded Loan);

●	the Risk Retention Consultation Party (but not with respect to any applicable Excluded Loan);

●

with respect to any related Serviced Companion Loan, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold or to the holder of the related Serviced Companion Loan;

●	the operating advisor (but, other than with respect to an Excluded Loan applicable to the Directing Holder, only during the continuance of a Control Termination Event);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies

●	and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●

(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●

the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●

the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●

an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●

the appraised value of the related Mortgaged Properties (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an applicable Excluded Loan, if no Control Termination Event is continuing, the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Holder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Holder (communicated to the special servicer within such 10-business day period, as applicable) is not in the best interest of all the Certificateholders (as a collective whole) (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)), the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. For so long as no Control Termination Event is continuing, if the Directing Holder disapproves the Asset Status Report within such 10-business day period, as applicable, and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Holder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders (taken as a collective whole) (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)); provided that, if the Directing Holder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer will follow the Directing Holder’s direction, if such direction is consistent with the Servicing Standard; provided, however, that if the Directing Holder’s direction would cause the special servicer to violate the Servicing Standard, the special servicer may act upon the most recently submitted form of Asset Status Report. The procedures described in this paragraph are collectively referred to as the “Directing Holder Asset Status Report Review Process”.

Prior to a Control Termination Event, the special servicer will be required to promptly deliver each Final Asset Status Report to the operating advisor following the completion of the Directing Holder Asset Status Report Review Process.

While a Control Termination Event is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor (and, with respect to any Mortgage Loan that is not an Excluded Loan and only for so long as no Consultation Termination Event is continuing, the Directing Holder). The operating advisor will be required to provide comments to the special servicer in respect of each Asset Status Report, if any, within 10 business days following the later of (i) receipt of such Asset Status Report or (ii) receipt of such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)). The special servicer will be obligated (on a non-binding basis) to consider such alternative courses of action and any other feedback provided by the operating advisor (and, with respect to any Mortgage Loan that is not an applicable Excluded Loan and only for so long as no Consultation Termination Event is continuing, the Directing Holder) in connection with the special servicer’s preparation of any Asset Status Report that is provided while a Control Termination Event is continuing. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, with respect to any Mortgage Loan that is not an applicable Excluded Loan and only for so long as no Consultation Termination Event is continuing, the Directing Holder), to the extent the special servicer determines that the operating advisor’s and/or Directing Holder’s input and/or recommendations are not inconsistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)). Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Holder, the special servicer will be required to revise the Asset Status Report, if applicable, and deliver to the operating advisor and the Directing Holder the revised Asset Status Report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Duties of the Operating Advisor While A Control Termination Event Is Continuing”.

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or, during the continuance of a Control Termination Event, the Directing Holder, or a recommendation of the operating advisor or, during the continuance of a Control Termination Event, the Directing Holder.

During the continuance of a Control Termination Event but so long as no Consultation Termination Event is continuing, the Directing Holder (except with respect to any applicable Excluded Loan) and the operating advisor will be entitled to consult with the special servicer (on a non-binding basis) (in person or remotely via electronic, telephonic or other mutually agreeable communication) and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. During the continuance of a Consultation Termination Event (and at any time with respect to any applicable

Excluded Loan), the Directing Holder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Holder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Holder. The special servicer will be required to implement the Final Asset Status Report.

With respect to each Non-Serviced Mortgage Loan, the directing holder under the related Non-Serviced PSA will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to such Non-Serviced Whole Loan under the related Non-Serviced PSA that are similar to the approval and consultation rights of the Directing Holder with respect to the Mortgage Loans and the Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, with respect to a Serviced AB Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period, the holder of the related Subordinate Companion Loan, as Directing Holder, with regard to the Serviced AB Whole Loan, rather than the Trust Directing Holder, will have certain approval rights over any related Asset Status Report. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the Asset Status Report (together with such other data or supporting information provided by the special servicer to the Directing Holder that does not include any communication (other than the related Asset Status Report) between the special servicer and the Directing Holder with respect to such Specially Serviced Loan) required to be delivered by the special servicer by the Initial Delivery Date and any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Holder pursuant to the Directing Holder Asset Status Report Review Process or following completion of the ASR Consultation Process, as applicable. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above. Each Final Asset Status Report will be labeled or otherwise identified or communicated as being final by the special servicer.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Serviced Mortgage Loan has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)  such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the Serviced Companion Loan Holders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Holders constituted a single lender (and, with respect to a Serviced Subordinate Companion

Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan), to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)  there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the Serviced Companion Loan Holders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Holders constituted a single lender (and, with respect to a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan), to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for the purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the special servicer has applied for, and the IRS grants (or has not denied) a qualifying extension of time to sell the property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to administer any Mortgaged Property acquired by the issuing entity in a manner which does not cause such Mortgaged Property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any REO Property, the special servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, none of the Trust REMICs will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(d) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the JW Marriott Nashville Loan REMIC or the Lower-Tier REMIC at the federal corporate rate and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the Serviced Companion Loan Holder, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to each Determination Date or (y) 2 business days after such amounts are received and properly identified and determined to be available, the special servicer is required to remit to the master servicer for deposit all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that it would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan Holder constituted a single lender and, with respect to a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to realize a fair price. In the case of certain Non-Serviced Mortgage Loans, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the special servicer for the related Non-Serviced Whole Loan, the special servicer will be entitled to sell (with the consent of the Directing Holder if no Control Termination Event is continuing and after consulting on a non-binding basis with the Risk Retention Consultation Party in accordance with the PSA, in each case, with respect to any Non-Serviced Mortgage Loan other than an Excluded Loan as to such party) such

Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders (and will be entitled to a Liquidation Fee in connection with such sale). Subject to the qualifications described in this section, the special servicer is required to accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Holder and the Risk Retention Consultation Party not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Serviced Mortgage Loan and any related Serviced Companion Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or more than 120 days delinquent in respect of its balloon payment (taking into account any extensions to such 120-day period as provided in the provisos to clause (i) of the definition of “Specially Serviced Loan”), if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the master servicer or special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the highest offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price; provided that no offer from an Interested Person will constitute a fair price unless (i) the offer is the highest offer received, and (ii) if the offer is less than the applicable Purchase Price, then at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing or investing in loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be paid in advance of any such determination by the Interested Person; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to solicit offers for each REO Property on behalf of the Certificateholders and the related Serviced Companion Loan Holder(s)(if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (in consultation with the Directing Holder (other than with respect to any applicable Excluded Loan, unless a Consultation Termination Event exists), the Risk Retention Consultation Party (other than with respect to any applicable Excluded Loan) (which consultation will be non-binding) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender and, with respect to a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan), and the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender and, with respect to a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan).

An “Interested Person” is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the Excluded Special Servicer, if any, the certificate administrator, the trustee, the Directing Holder, the Risk Retention Consultation Party, any sponsor, any borrower, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Pari Passu Companion Loan together with such Mortgage Loan as one whole loan. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Pari Passu Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Pari Passu Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted Mortgage Loan under the related Non-Serviced PSA, the Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan as notes evidencing one whole loan. The issuing entity, as the holder of the Non-Serviced Mortgage Loans, will have the right to consent to such sale if the required notices and information regarding such sale are not provided to the special servicer in accordance with the related Intercreditor Agreement. The Directing Holder will be entitled to exercise such consent right for so long as no Control Termination Event is continuing, and if a Control Termination Event is continuing, the special servicer will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Holder

General

Subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, for so long as no Control Termination Event is continuing, the Directing Holder will be entitled to advise (1) the special servicer, with respect to all Specially Serviced Loans (other than any Excluded Loan applicable to the Directing Holder) and (2) the special servicer, with respect to non-Specially Serviced Loans (other than any Excluded Loan applicable to the Directing Holder), as to all matters for which the master servicer must obtain the consent or deemed consent of the special servicer (e.g., the Major Decisions) and will have the right to replace the special servicer with or without cause, and have certain other rights under the PSA, each as described below. The PSA may provide that, with respect to certain matters in respect of which the consent of the Directing Holder is required, such consent will be deemed given after the expiration of a specified period follow the request for consent. With respect to any Mortgage Loan (other than any Excluded Loan applicable to the Directing Holder), during the continuance of a Control Termination Event, the Directing Holder will have certain consultation rights only, and during the continuance of a Consultation Termination Event, the Directing Holder will not have any consent or consultation rights, as further described below.

The “Trust Directing Holder” will be, with respect to each Serviced Mortgage Loan (other than any Serviced AB Whole Loan), the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that:

(i)       absent that selection, or

(ii)      until a Trust Directing Holder is so selected, or

(iii)     upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Trust Directing Holder is no longer designated, the Controlling Class Certificateholder that represents that it owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Trust Directing Holder; provided, however, that in the case of this clause (3), in the event no one holder represents that it owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Trust Directing Holder until appointed in accordance with the terms of the PSA.

The initial Trust Directing Holder is expected to be Ellington Management Group, LLC, or its affiliate.

The certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Trust Directing Holder has not changed until such parties receive written notice of a replacement of the Trust Directing Holder from a party holding the requisite interest in the Controlling Class, or the resignation of the then-current Trust Directing Holder.

The “Directing Holder” means, with respect to (i) any Mortgage Loan (other than any Non-Serviced Mortgage Loan, Serviced AB Mortgage Loan or any applicable Excluded Loan) or Serviced Whole Loan (other than any Serviced AB Whole Loan or any applicable Excluded Loan), the Trust Directing Holder and (ii) with respect to any Serviced AB Whole Loan, (1) for so long as no Control Appraisal Period has occurred and is continuing, the holder of the related (and, if applicable, designated) Subordinate Companion Loan, and (2) for so long as a Control Appraisal Period has occurred and is continuing, the Trust Directing Holder.

The initial Directing Holder with respect to the Equus Industrial Portfolio Mortgage Loan is expected to be Prima Mortgage Investment Trust, LLC.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class. The Controlling Class as of the Closing Date will be the Class J certificates; provided that if, at any time, the Certificate Balances of all Control Eligible Certificates, as notionally reduced by any Appraisal Reduction Amounts (but without regard to any Collateral Deficiency Amount) allocable to such classes, have been reduced to zero, the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a principal balance greater than zero; provided, further, that if at any time the Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5, Class A-M, Class B, Class C, Class D and Class E certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then the “Controlling Class” will be the most subordinate class of Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to the application of Appraisal Reduction Amounts (or any Collateral Deficiency Amount) to notionally reduce the Certificate Balance of such Class.

The “Control Eligible Certificates” will be any of the Class F, Class G, Class H or Class J certificates.

The master servicer, the special servicer, the trustee or the operating advisor, may from time to time request that the certificate administrator provide the name of the then-current Trust Directing Holder for any applicable Mortgage Loan or Serviced Whole Loan. Upon such request, the certificate administrator will be required to promptly (but in no event more than 5 Business Days following such request) provide the name of the then-current Trust Directing Holder to the master servicer, the special servicer, the trustee or the operating advisor, but only to the extent the certificate administrator has actual knowledge of the identity of the then-current Trust Directing Holder; provided, that if the certificate administrator does not have actual knowledge of the identity of the then-current Trust Directing Holder, then the certificate administrator will be required to promptly (but in no event more than 5 Business Days following such request) (i) determine which Class is the Controlling Class, and (ii) request from the Controlling Class Certificateholders, the identity of the Trust Directing Holder. Any expenses incurred in connection with obtaining such information will be at the expense of the requesting party, except that if (i) such expenses arise in connection with an event as to which the Trust Directing Holder has review, consent or consultation rights with respect to an action taken by, or report prepared by, the requesting party pursuant to the PSA or in connection with a request made by the operating advisor in connection with its obligation under the PSA to deliver a copy of its Operating Advisor Annual Report to the Trust Directing Holder and (ii) the requesting party has not been notified of the identity of the Trust Directing Holder or reasonably believes that the identity of the Trust Directing Holder has changed, then such expenses will be at the expense of the Trust. The master servicer, the special servicer, the trustee and the operating advisor, will be entitled to conclusively rely on any such information so provided.

To the extent the master servicer or the special servicer has written notice of any change in the identity of a Trust Directing Holder or the list of Certificateholders (or Certificate Owner(s), if applicable) of the Controlling Class, then the master servicer or the special servicer, as applicable, will be required to promptly notify the trustee, the certificate administrator, the operating advisor, the master servicer and the special servicer thereof, who may rely conclusively on such notice from the master servicer or the special servicer, as applicable.

In the event that no Directing Holder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Holder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Holder as the case may be.

The Class F certificateholders that are the Controlling Class Certificateholders may waive their rights as the Controlling Class Certificateholders as described “—Control Termination Event and Consultation Termination Event” below.

Major Decisions

Except as otherwise described under “—Servicing Override” below and subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, prior to the occurrence and continuance of a Control Termination Event, neither the master servicer nor the special servicer will be permitted to take any of the following actions, and the special servicer will not be permitted to consent to the master servicer’s taking any of the following actions that are Special Servicer Major Decisions, in each case as to which the Directing Holder has objected in writing within ten business days (or, in connection with an Acceptable Insurance Default, 30 days) after receipt of a written report by the master servicer or special servicer, as applicable, describing in reasonable detail (i) the background and circumstances requiring action of the master servicer or special servicer, as applicable, (ii) proposed course of action recommended and (iii) all information reasonably requested by the Directing Holder, and in the possession of the master servicer or the special servicer, as applicable, in order to grant or withhold such consent, which report may, if prepared by the special servicer, in its sole discretion, take the form of an Asset Status Report (the “Major Decision Reporting Package”) (provided that if such written objection has not been received by the master servicer or the special servicer, as applicable, within such 10 business day (or 30-day) period, the Directing Holder will be deemed to have approved such action)(each of the following, a “Major Decision”):

(1)  With respect to each Serviced Mortgage Loan and Serviced Whole Loan (other than the Equus Industrial Portfolio Whole Loan):

(a)  (i) any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Serviced Mortgage Loan and any related Serviced Companion Loan, (ii) any extension of the maturity date of any Serviced Mortgage Loan and any related Serviced Companion Loan or (iii) any modification, waiver, consent or amendment of a Serviced Mortgage Loan and any related Serviced Companion Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to a (A) a waiver of a Mortgage Loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (B) a modification of the type of defeasance collateral required under the Mortgage Loan documents other than direct, non-callable obligations of the United States would be permitted or (C) a modification that would permit a principal prepayment instead of defeasance if the applicable Mortgage Loan documents do not otherwise permit such principal prepayment;

(b)  (i) any property management company changes for which the lender is required to consent or approve under the Mortgage Loan documents with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan with a Stated Principal Balance greater than $2,500,000 or (ii) changes to the identity of the franchisor, change in flag or action of substantially similar import for which the lender is required to consent or approve under the Mortgage Loan documents;

(c)  any determination of an Acceptable Insurance Default;

(d)  any modification, consent to a modification or waiver of any material term of any intercreditor or similar agreement related to a Mortgage Loan, or any action to enforce rights with respect to the Mortgage Loan;

(e)  any sale of a Defaulted Mortgage Loan (that is not a Non-Serviced Mortgage Loan), an REO Property (in each case, other than in connection with the termination of the issuing entity as described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”) or a Defaulted Mortgage Loan that is a Non-Serviced Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case for less than the applicable Purchase Price;

(f)   any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(g)  requests for property releases or substitutions, other than (i) grants of easements or rights of way that do not materially affect the use or value of a Mortgaged Property or the borrower’s ability to make any payments with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan, (ii) release of non-material parcels of a Mortgaged Property (including, without limitation, any such releases (A) to which the related Mortgage Loan documents expressly require the mortgagee thereunder to make such releases upon the satisfaction of certain conditions (and the conditions to the release that are set forth in the related Mortgage Loan documents do not include the approval of the lender or the exercise of lender discretion (other than confirming the satisfaction of such conditions to the release set forth in the related Mortgage Loan documents that do not include any approval or exercise of lender discretion)) and such release is made as required by the related Mortgage Loan documents or (B) that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property), or (iii) the release of collateral securing any Mortgage Loan in connection with a defeasance of such collateral;

(h)  any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or direct or indirect interests in the related borrower (including any interests in any applicable mezzanine borrower) or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

(i)   releases of any material amount from any escrow accounts, reserve accounts or letters of credit, in each case, held as performance escrows (or reserves) or earn-out escrows (or reserves), including with respect to certain Mortgage Loans identified on a schedule to the PSA, other than those required pursuant to the specific terms of the related Serviced Mortgage Loan and any related Serviced Companion Loan and for which there is no lender discretion;

(j)   any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in the related borrower or guarantor releasing such borrower or guarantor from liability under a Serviced Mortgage Loan and any related Serviced Companion Loan other than pursuant to the specific terms of such Serviced Mortgage Loan and any related Serviced Companion Loan and for which there is no lender discretion;

(k)  any exercise of a material remedy with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan following a default or event of default of such Mortgage Loan or Serviced Whole Loan;

(l)   any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan as come into and continue in default;

(m)  any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the lender’s approval is required under the related Mortgage Loan documents; and

(n)   consents involving leasing activities (to the extent lender approval is required under the related Mortgage Loan documents) if (1) such lease involves a ground lease or lease of an outparcel, (2) such lease affects an area equal to or greater than the lesser of (i) 30,000 square feet and (ii) 30% of the net rentable area of the related Mortgaged Property, or (3) such transaction is not a routine leasing matter for a customary lease of space for parking, office, retail, warehouse, industrial and/or manufacturing purposes; and

(2)    with respect to the Equus Industrial Portfolio Whole Loan, each Equus Industrial Portfolio Major Decision;

provided that if the master servicer or the special servicer determines that immediate action is necessary to protect the interests of the Certificateholders and, with respect to any applicable Serviced Whole Loan, the holders of any related Serviced Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan holders constituted a single lender) and the master servicer or the special servicer, as applicable, has made a reasonable effort to contact the Directing Holder, the master servicer or the special servicer, as applicable, may take any such action without waiting for the Directing Holder’s response.

Subject to the terms and conditions of this section, including, without limitation, the proviso set forth at the conclusion of the immediately preceding paragraph, (a) the special servicer will process all requests for any matter that constitutes a “Major Decision” with respect to any Specially Serviced Loan, (b) the special servicer will process all requests for any matter that constitutes a Special Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) unless the master servicer and the special servicer mutually agree that the master servicer will process such request, (c) the master servicer will process all requests for any matter that constitutes a Master Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), (d) the master servicer will process all requests for any matter that constitutes a Special Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) only to the extent the master servicer and the special servicer mutually agree that the master servicer will process such request, and (e) the master servicer will process all requests for any matter that is not a Major Decision without any obligation to obtain the consent of or consult with any other person. Upon receiving a request for any matter that constitutes a Special Servicer Major Decision, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the master servicer will be required to forward such request to the special servicer and the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the related Special Servicer Major Decision.

During the continuance of a Control Termination Event, the special servicer will be required to provide each Major Decision Reporting Package to the operating advisor simultaneously with the special servicer’s written request for the operating advisor’s input regarding the related Major Decision (which written request and Major Decision Reporting Package may be delivered in one notice), as set forth under “—Control Termination Event and Consultation Termination Event” below. During the continuance of a Control Termination Event, with respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the special servicer to the operating advisor, the special servicer will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report.

In addition, (i) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan (other than any applicable Excluded Loan), and (ii) during the continuance of a Consultation Termination Event, with respect to any Serviced Mortgage Loan (other than any applicable Excluded Loan), upon request of the Risk Retention Consultation Party, the master servicer and the special servicer will also be required to consult with the Risk Retention Consultation Party in connection with any Major Decision that it is processing (and such other matters that are subject to consultation rights of the Risk Retention Consultation Party pursuant to the PSA) and to consider alternative actions recommended by the Risk Retention Consultation Party in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the master servicer or the special servicer, as applicable, receives no response from the Risk Retention Consultation Party within 10 days following the later of (i) the master servicer’s or the special servicer’s, as applicable, written request for input on any requested consultation and (ii) delivery of all such additional information reasonably requested by the Risk Retention Consultation Party related to the subject matter of such consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the Risk Retention Consultation Party on the specific matter; provided, however, that the failure of the Risk Retention Consultation Party to respond will not relieve the master servicer or the special servicer, as applicable, from using reasonable efforts to consult with the Risk Retention Consultation Party on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan.

“Master Servicer Major Decision” means any Major Decision under clauses (1)(a)(iii)(A), (1)(a)(iii)(B), (1)(b)(i), (1)(c) and (1)(d) of the definition of “Major Decision” and any Equus Industrial Portfolio Major Decision under clauses (ix), (x) and (xiii) of the definition of “Equus Industrial Portfolio Major Decision”.

“Special Servicer Major Decision” means any Major Decision under clauses (1)(a)(i), (1)(a)(ii), (1)(a)(iii)(C), (1)(b)(ii) and (1)(e) through (1)(n) of the definition of “Major Decision” and any Equus Industrial Portfolio Major Decision under clauses (i) through (viii), (xi), (xii) and (xiv) through (xxiii) of the definition of “Equus Industrial Portfolio Major Decision”.

With respect to any borrower request or other action on a non-Specially Serviced Loan that is not a Major Decision, the master servicer will not be required to obtain the consent of or consult with the special servicer or the Directing Holder.

Asset Status Report

For so long as no Control Termination Event is continuing (but not with respect to any Excluded Loan), the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. For so long as no Consultation Termination Event is continuing, the Directing Holder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of the Special Servicer

For so long as no Control Termination Event is continuing, the Directing Holder will have the right to replace the special servicer with or without cause as described under “—Replacement of the Special Servicer Without Cause” and “—Termination of the Master Servicer and the Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event and Consultation Termination Event

If a Control Termination Event is continuing, but for so long as no Consultation Termination Event is continuing, neither the master servicer nor the special servicer, as applicable, will be required to obtain the consent of the Directing Holder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Holder in connection with any Major Decision that it is processing or, in the case of the special servicer, any Asset Status Report (or any other matter for which the consent of the Directing Holder would have been required or for which the Directing Holder would have the right to direct the master servicer or the special servicer if no Control Termination Event was continuing) and to consider alternative actions recommended by the Directing Holder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the master servicer or the special servicer. In the event the master servicer or the special servicer, as applicable receives no response from the Directing Holder within 10 days following its written request for input (which request is required to include the related Major Decision Reporting Package) on any required consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the Directing Holder on the specific matter; provided, however, that the failure of the Directing Holder to respond will not relieve the master servicer or the special servicer, as applicable, from using reasonable efforts to consult with the Directing Holder on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Excluded Special Servicer Mortgage Loan (that is not also an Excluded Loan), if any, the Directing Holder (for so long as no Control Termination Event is continuing) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Mortgage Loan. During the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Mortgage Loan is also an applicable Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer.

In addition, if a Control Termination Event is continuing, the special servicer will also be required to consult with the operating advisor in connection with any Major Decision as to which it has delivered to the operating advisor a Major Decision Reporting Package (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 days following the later of (i) its written request for input on any required consultation (which request is required to include the related Major Decision Reporting Package) and (ii) delivery of all such additional information reasonably requested by the operating advisor, related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from using reasonable efforts to consult with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan related to the Directing Holder, the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing or for which it must give its consent and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event is continuing, no class of certificates will act as the Controlling Class, and the Directing Holder will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Holder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions it is processing or for which it must give its consent, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur and be continuing (a) with respect to any Mortgage Loan (other than any Serviced AB Mortgage Loan) or Serviced Whole Loan (other than any Serviced AB Whole Loan), when one or more of the following is true: (i) the Class F certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) being reduced to less than 25% of the initial Certificate Balance of that class, (ii) the holder of the Class F certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that no Control Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of Class F certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder, or (iii) such Mortgage Loan or Whole Loan is an applicable Excluded Loan;

provided, further, that a Control Termination Event will not be deemed to be continuing in the event the Certificate Balances of all classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero and (b) with respect to any Serviced AB Whole Loan, when the related Control Appraisal Period has occurred and is continuing and when the events in clause (a) above are occurring. With respect to Excluded Loans related to the Directing Holder, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will occur and be continuing (A) with respect to any Mortgage Loan (other than any Serviced AB Mortgage Loan) or any Serviced Whole Loan (other than any Serviced AB Whole Loan), when one or more of the following is true: (i) there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance (without regard to the application of any Cumulative Appraisal Reduction Amounts) equal to at least 25% of the initial Certificate Balance of that class, (ii) the holder of the Class F certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that no Consultation Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of Class F certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder, or (iii) such Mortgage Loan or Whole Loan is an applicable Excluded Loan;

provided, further, that a Consultation Termination Event will not be deemed to be continuing in the event the Certificate Balances of all classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero and (b) with respect to any Serviced AB Whole Loan, when the related Control Appraisal Period has occurred and is continuing and when the events in clause (a) above are occurring. With respect to Excluded Loans related to the Directing Holder, a Consultation Termination Event will be deemed to exist.

At any time that the Controlling Class Certificateholder is the holder of a majority of the Class F certificates and the Class F certificates are the Controlling Class, it may waive its right (a) to appoint the Directing Holder and (b) to exercise any of the Directing Holder’s rights set forth in the PSA by irrevocable written notice delivered to the depositor, certificate administrator, master servicer, special servicer and operating advisor. During such time, the special servicer will be required to consult with only the operating advisor in connection with asset status reports and material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to replace the special servicer or approve or be consulted with respect to asset status reports or material special servicer actions. Any such waiver will remain effective until such time as the Controlling Class Certificateholder sells or transfers all or a portion of its interest in the certificates to an unaffiliated third party if such unaffiliated third party then holds the majority of the Controlling Class after giving effect to such transfer. Following any such sale or transfer of the Class F certificates, the successor Class F Certificateholder that is the Controlling Class Certificateholder will be reinstated as, and will again have the rights of, the Controlling Class Certificateholder without regard to any prior waiver by the predecessor certificateholder that was the Controlling Class Certificateholder. The successor Class F certificateholder that is the Controlling Class Certificateholder will also have the right to irrevocably waive its right to appoint the Directing Holder and to exercise any of the rights of the Controlling Class Certificateholder. In the event of any transfer of the Class F certificates by a Controlling Class Certificateholder that had irrevocably waived its rights as described in this paragraph, the successor Controlling Class Certificateholder that purchased such Class F certificates, even if it does not waive its rights as described in the preceding sentence, will not have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Loan prior to such successor Controlling Class Certificateholder’s purchase of Class F certificates and had not become a Corrected Loan prior to such purchase until such Mortgage Loan becomes a Corrected Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the Directing Holder, other than during the continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Holder, the Risk Retention Consultation Party or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of the related Serviced Companion Loan(s)), as a collective whole (taking into account the subordinate or pari passu nature of any Companion Loan(s)), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Holder’s response (or without waiting to consult with the Directing Holder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable provides the Directing Holder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Holder or (ii) may follow any advice or consultation provided by the Directing Holder or the holder of a Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions of the Code, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of Holders of Companion Loans

With respect to each Non-Serviced Whole Loan, the Directing Holder will not be entitled to exercise the rights described above, but such rights, or rights similar to those rights, will be exercisable by the directing holder (or equivalent entity) under the related Non-Serviced PSA (in the case of a Non-Serviced Whole Loan). The issuing entity, as the holder of the Non-Serviced Mortgage Loans, has consultation rights with respect to certain major decisions relating to the Non-Serviced Whole Loans and, for so long as no Control Termination Event is continuing, the Directing Holder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, so for long as no Control Termination Event is continuing, the Directing Holder may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan that has become a defaulted loan under the related Non-Serviced PSA and under certain circumstances described under “—Sale of Defaulted Loans and REO Properties”. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

With respect to a Serviced Pari Passu Mortgage Loan that is subject to a Pari Passu Companion Loan, the holder of the Pari Passu Companion Loan has consultation rights with respect to certain major decisions. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

With respect to a Serviced AB Whole Loan, prior to the occurrence of a Control Appraisal Period, with respect to the related Serviced Subordinate Companion Loan, the Trust Directing Holder will not be entitled to exercise the above described rights, and those rights will be held by such Serviced Subordinate Companion Loan holder, as the Directing Holder, in accordance with the PSA and the related Intercreditor Agreement. However, during a Control Appraisal Period, with respect to the related Serviced AB Whole Loan, the Trust Directing Holder will have the same rights (including the rights described above) with respect to such Serviced AB Whole Loan as it does for the other Mortgage Loans in the issuing entity. See “Description of the Mortgage Pool—The Whole Loans”.

Limitation on Liability of Directing Holder

The Directing Holder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Directing Holder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Holder:

(a)  may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)  may act solely in the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more Companion Loan Holders);

(c)  does not have any liability or duties to the holders of any class of certificates other (in the case of the Trust Directing Holder) than the Controlling Class;

(d)  may take actions that favor the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more Companion Loan Holders) over the interests of the holders of one or more other classes of certificates; and

(e)  will have no liability whatsoever to any Certificateholder (other than to a Controlling Class Certificateholder in the case of the Trust Directing Holder), the issuing entity, any Companion Loan Holder, any party to the PSA or any other person (including a borrower under a Mortgage Loan) for having so acted as set forth in (a) – (d) above, and no Certificateholder (other than a Controlling Class Certificateholder in the case of the Trust Directing Holder) or Companion Loan Holder may take any action whatsoever against the Directing Holder or any director, officer, employee, agent or principal of the Directing Holder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Holder, which does not violate the terms of any Mortgage Loan, any law or the accepted servicing practices or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder. The operating advisor is not the special servicer, the master servicer or a sub-servicer and will not be charged with changing the outcome on any decision with respect to a Mortgage Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be a variety of activities or decisions made with respect to, or multiple strategies to resolve any Mortgage Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser”

within the meaning of the Investment Advisers Act of 1940, as amended or a broker or dealer with the meaning of the Securities Exchange Act of 1934, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan (each of which will be serviced pursuant to the related Non-Serviced PSA) or any related REO Properties. Meanwhile, the operating advisors or equivalent parties (if any) under the applicable Non Serviced PSA have certain obligations and consultation rights with respect to the related Non-Serviced Whole Loan. Furthermore, the operating advisor will have no obligation or responsibility at any time to review or assess the actions of the master servicer for compliance with the Servicing Standard, and the operating advisor will not be required to consider such master servicer actions in connection with any annual report.

The special servicer is required to notify the operating advisor of whether any Asset Status Report delivered to the operating advisor is a Final Asset Status Report, which notification may be satisfied by (i) delivery of an Asset Status Report that is either signed by the Directing Holder or that otherwise includes an indication that such Asset Status Report is deemed approved due to the passage of any required consent or consultation time period or (ii) such other method as reasonably agreed to by the special servicer and the operating advisor.

Duties of the Operating Advisor While No Control Termination Event is Continuing

With respect to each Serviced Mortgage Loan and each Serviced Whole Loan, unless a Control Termination Event is continuing, the operating advisor’s obligations will be limited to the following and generally will not involve an assessment of specific actions of the special servicer:

(1)    promptly reviewing information available to Privileged Persons on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA;

(2)    promptly reviewing each Final Asset Status Report; and

(3)    reviewing any Appraisal Reduction Amount and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan (after they have been finalized); provided, however, that the operating advisor may not opine on, or otherwise call into question, such Appraisal Reduction Amount calculations and/or net present value calculations (except that if the operating advisor discovers a mathematical error contained in such calculations, then the operating advisor will be required to notify the special servicer and the Directing Holder of such error).

Prior to the occurrence and continuance of a Control Termination Event, the operating advisor’s review will be limited to an after-the-action review of the reports and material described above (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no involvement with respect to the determination and execution of Major Decisions and other similar actions that the special servicer may perform under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan. In addition, the operating advisor’s review of the net present value calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

Duties of the Operating Advisor While A Control Termination Event is Continuing

With respect to each Serviced Mortgage Loan and each Serviced Whole Loan, while a Control Termination Event is continuing, the operating advisor’s obligations will consist of the following:

(1)          the operating advisor will be required to consult (on a non-binding basis) with the special servicer in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—The Directing Holder—Asset Status Report” above;

(2)          the operating advisor will be required to consult (on a non-binding basis) with the special servicer in accordance with the Operating Advisor Standard with respect to Major Decisions as described under “—The Directing Holder—Control Termination Event and Consultation Termination Event” above;

(3)          the operating advisor will be required to prepare an annual report (if any Serviced Mortgage Loan and any related Serviced Companion Loan was a Specially Serviced Loan during the prior calendar year) generally in the form attached to this prospectus as Annex C to be provided to the depositor, the special servicer, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) in accordance with the Operating Advisor Standard, as described below under “—Annual Report”; and

(4)          the operating advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with: (1) any Appraisal Reduction Amount or (2) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to utilization by the special servicer.

In connection with the performance of the duties described in clause (4) above:

(1)  after the calculation has been finalized but prior to the utilization by the special servicer, the master servicer or special servicer, as applicable, will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor and in the possession of, or reasonably obtainable by, the master or the special servicer, as applicable, to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(2)  if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the master servicer or the special servicer, as applicable, will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(3)  if the operating advisor and the master servicer or special servicer, as applicable, are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the master servicer, the special servicer or the operating advisor, as applicable and determine which calculation is to apply.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the holders of any related Companion Loan (as a collective whole as if such Certificateholders and Companion Loan Holders constituted a single lender, taking into account the pari passu nature of any related Pari Passu Companion Loan and the subordinate nature of any related Subordinate Companion Loan), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), and without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, property managers, any borrower sponsor or guarantor, any mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Holder, the Risk Retention Consultation Party, any Certificateholder or any of their respective affiliates. The operating advisor will perform its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report

During the continuance of a Control Termination Event, based on the operating advisor’s review of (i) any Assessment of Compliance, any Attestation Report, Asset Status Report and other information (other than any communication between the Directing Holder and the special servicer that would be Privileged Information) delivered to the operating advisor by the special servicer or made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, including each Asset Status Report delivered to the Operating Advisor during the prior calendar year, the operating advisor will (if, at any time during the prior calendar year, any Serviced Mortgage Loan was a Specially Serviced Loan) prepare an annual report generally in the form attached to this prospectus as Annex C (the “Operating Advisor Annual Report”) to be provided to the depositor, the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year for which a Control Termination Event was continuing as of December 31 and setting forth its assessment of the special servicer’s performance of its duties under the PSA during the prior calendar year on a “asset-level basis” with respect to the resolution or liquidation of any Specially Serviced Loans that the special servicer is responsible for servicing under the PSA; provided, however, that in the event the special servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report.

Only as used in connection with the Operating Advisor Annual Report, the term “asset-level basis” refers to the special servicer’s performance of its duties as they relate to the resolution and/or liquidation of Specially Serviced Loans taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance, Attestation Report, Major Decision Reporting Package, Asset Status Report, Final Asset Status Report and any other information, in each case delivered to the operating advisor by the special servicer (other than any communications between the Directing Holder and the special servicer that would be Privileged Information) pursuant to the PSA. Notwithstanding the foregoing, no annual report will be required from the operating advisor with respect to the special servicer, if during the prior calendar year, no Final Asset Status Report was prepared by the special servicer in connection with a Specially Serviced Loan or REO Property.

The special servicer must be given an opportunity to review any Operating Advisor Annual Report at least 5 business days prior to such Operating Advisor Annual Report’s delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such Operating Advisor Annual Report that are provided by the special servicer.

In each Operating Advisor Annual Report, the operating advisor will identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to the Non-Serviced Mortgage Loan) based on the limited review required in the PSA. Each Operating Advisor Annual Report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information. In preparing the annual report, the operating advisor (i) will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in accordance with the Operating Advisor Standard, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.

The ability to perform the duties of the operating advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any Operating Advisor Annual Report will describe any resulting limitations and the operating advisor will not be subject to liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided. If the operating advisor is prohibited or materially limited from obtaining Privileged Information and such prohibition or limitation prevents the operating advisor from performing its duties under the PSA, the operating advisor will not be subject to any liability arising from its lack of access to such Privileged Information.

Recommendation of the Replacement of the Special Servicer

During the continuance of a Control Termination Event, if the operating advisor determines that (i) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (ii) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an entity:

(i)       that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor as the sole or a material factor in such rating action;

(ii)       that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)      that is not (and is not affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a sponsor, any Borrower Party, the Directing Holder, the Risk Retention Consultation Party, or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv)      that has not been paid by the special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer; and

(v)       that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and that has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” received from the special servicer or Directing Holder in connection with the Directing Holder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information”  means (i) any correspondence between the Directing Holder or the Risk Retention Consultation Party and the special servicer related to any Specially Serviced Loan (other than any applicable Excluded Loan) or the exercise of the Directing Holder’s consent or consultation rights or the Risk Retention Consultation Party’s consultation rights under the PSA, (ii) any strategically sensitive information that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and that is labeled or otherwise identified as Privileged Information by the special servicer, (iii) information subject to attorney-client privilege and (iv) any Asset Status Report or Final Asset Status Report.

The operating advisor is required to keep all such labeled Privileged Information confidential and may not, without the prior written consent of the special servicer and either the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and any applicable Excluded Loan and for so long as no Consultation Termination Event is continuing) or the Risk Retention Consultation Party (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and any applicable Excluded Loan), as applicable, disclose such labeled Privileged Information to any person (including Certificateholders other than the Directing Holder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception, or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Consultation Termination Event is continuing, the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and any applicable Excluded Loan) other than pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the operating advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrower involved in this securitization, the knowledge of the employees performing operating advisor functions for such other securitizations are not imputed to employees of the operating advisor involved in this securitization.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, based on the advice of legal counsel) is required by law, rule, regulation, order, judgment or decree to disclose such information.

Delegation of Operating Advisor’s Duties

The operating advisor will be permitted to delegate its duties to agents or subcontractors in accordance with the PSA; provided, however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)  any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)  any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(c)  any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(d)  a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, has been entered against the operating advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(e)  the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)   the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all

Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, either (i) the trustee may or (ii) upon the written direction of Certificateholders representing at least 25% of the Voting Rights of each class of certificates, the trustee will be required to, promptly terminate all of the rights and obligations of the operating advisor under the PSA (other than rights and obligations accrued prior to such termination (including accrued and unpaid compensation) and indemnification rights (arising out of events occurring prior to such termination)), by written notice to the operating advisor and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the certificate administrator is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Holder (only for so long as no Consultation Termination Event is continuing), any Companion Loan Holder, the Certificateholders, the Risk Retention Consultation Party and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event will be permitted to waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of certificates evidencing not less than 15% of the aggregate Voting Rights requesting a vote to terminate and replace the operating advisor with a proposed successor operating advisor that is an Eligible Operating Advisor and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will be required to promptly provide written notice of such request to all Certificateholders and the operating advisor by posting such notice on its internet website and by mailing such notice to all Certificateholders and the operating advisor.

Upon the written direction of holders of more than 50% of the Voting Rights of the certificates that exercise their right to vote (provided that holders of at least 50% of the Voting Rights of the certificates exercise their right to vote), the trustee will be required to terminate all of the rights and obligations of the operating advisor under the PSA by written notice to the operating advisor (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination).

The certificate administrator will be required to include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of certificates may access such notices on the certificate administrator’s website and each Certificateholder and beneficial owner of certificates may register to receive email notifications when such notices are posted on the website. The certificate administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting such notices. In addition, in the event there are no classes of certificates outstanding other than the Control Eligible Certificates, the VRR Interest, the Class S certificates and the Class R certificates, then all of the rights and obligations of the operating advisor under the PSA will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the operating advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer, the Risk Retention Consultation Party and the Directing Holder, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason, it will remain entitled to any accrued and unpaid fees and reimbursement of operating advisor expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on either the CREFC® delinquent loan status report or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer, the master servicer, the special servicer, the Directing Holder and all Certificateholders by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to Certificateholders, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) or (3), deliver such information in a written notice (which may be via email) within two (2) business days to the master servicer, the special servicer, the operating advisor, the asset representations reviewer and the Directing Holder.

An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the 125 prior pools of commercial mortgage loans for which GACC (or its predecessors) was sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2006 (excluding 14 of such 125 pools with an outstanding aggregate pool balance that is equal to or less than 20% of the initial pool balance), the highest percentage of loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between April 1, 2016 and March 31, 2021 was approximately 28.016%; however, the average of the highest delinquency percentages based on the aggregate outstanding principal balance of delinquent mortgage loans in the reviewed transactions was approximately 13.131%; and the highest percentage of delinquent mortgage loans, based upon the number of mortgage loans in the reviewed transactions was approximately 17.241% and the average of the highest delinquency percentages based on the number of mortgage loans in the reviewed transactions was approximately 6.898%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the two largest Mortgage Loans in the Mortgage Pool represent approximately 19.4% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the two largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the definition of “Asset Review Trigger”. CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least sixty days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period. For the avoidance of doubt, a delinquency that would have existed but for a COVID Modification will not constitute a delinquency for so long as the related borrower is complying with the terms of such COVID Modification.

Asset Review Vote

If Certificateholders evidencing not less than 5% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to the asset representations reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Risk Retention Consultation Party, the Trust Directing Holder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or otherwise is in effect, (C) the certificate administrator has timely received any Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for all Mortgage Loans), the master servicer (with respect to clauses (vi) and (vii) for non-Specially Serviced Loans) and the special servicer (with respect to clauses (vi) and (vii) for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vii)) after receipt of such notice from the certificate administrator, provide the following materials to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)         a copy of an assignment of the Mortgage in favor of the related trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)        a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the related trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)       a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)       a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)        a copy of an assignment in favor of the related trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)       a copy of any notice previously delivered by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)      any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that are necessary in connection with the asset representations reviewer’s completion of any Asset Review and that are requested (in writing in accordance with the PSA) by the asset representations reviewer, in the time frames and as otherwise described below.

If, as part of an Asset Review of such Mortgage Loan, the asset representations reviewer determines that it is missing any documents that are required to be part of the Review Materials for such Mortgage Loan or which were entered into or delivered in connection with the origination of such Mortgage Loan that, in either case, are necessary to review and assess one or more documents comprising the Diligence File in connection with its completion of any Test, then the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials identified in clauses (i) through (vi) above, notify (in writing in accordance with the PSA) the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and provide a written request (in accordance with the PSA) that the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent in the possession of such party.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in each case in its good faith and sole discretion to be relevant to the Asset Review (such information, “Unsolicited Information”).

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence File posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, is required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the related mortgage loan seller with respect to such Delinquent Loan; provided, however, that the asset representations reviewer may, but is under no obligation to, modify any Test and/or associated Review Materials if, and only to the extent, the asset representations reviewer determines pursuant to the Asset Review Standard that it is necessary to modify such Test and/or such associated Review Materials in order to facilitate its Asset Review in accordance with the Asset Review Standard. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance of the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials, and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

If the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the applicable mortgage loan seller, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) within 10 days upon request as described above, then the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the related mortgage loan seller no later than 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents provided or explanations given to support a conclusion that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer. For the avoidance of doubt, the asset representations reviewer will not be required to prepare a preliminary report in the event the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

The asset representations reviewer will be required, within the later of (x) 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator or (y) 10 days after the expiration of the Cure/Contest Period, to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the applicable mortgage loan seller for each Delinquent Loan and the Trust Directing Holder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review

Report Summary”) to the trustee, certificate administrator, master servicer and special servicer. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the applicable mortgage loan seller, which, in each such case, will be the responsibility of the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans). See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the applicable mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received by the certificate administrator, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to at all times be an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Trust Directing Holder of such disqualification and immediately resign, and the trustee will be required to use commercially reasonable efforts to appoint a successor asset representations reviewer. If the trustee is unable to find a successor asset representations reviewer within 30 days of the termination of the asset representations reviewer, the depositor will be permitted to find a replacement.

An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Moody’s Investors Service, Inc., Fitch, DBRS, Inc., KBRA or S&P and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s Investors Service, Inc., Fitch, DBRS, Inc., KBRA or S&P has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated with) any sponsor, any mortgage loan seller, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Trust Directing Holder, the Risk Retention Consultation Party or any of its affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA, the Risk Retention Consultation Party or the Trust Directing Holder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loan, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception. In addition, the asset representations reviewer will be required to keep all documents and information received by the asset representations reviewer in connection with an Asset Review that are provided by the applicable mortgage loan seller, the master servicer and the special servicer confidential and will not be permitted to disclose such documents or information except (i) for purposes of complying with its duties and obligations under the PSA, (ii) if such documents or information become generally available and known to the public other than as a result of a disclosure directly or indirectly by the asset representations reviewer, (iii) if it is reasonable and necessary for the asset representations reviewer to disclose such documents or information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (iv) if such documents or information was already known to the asset representations reviewer and not otherwise subject to a confidentiality obligation and/or (v) if the asset representations reviewer is required by law, rule, regulation, order, judgment or decree to disclose such document or information.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker-dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not be a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer hereunder.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)         any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights; provided that if such failure is capable of being cured and the asset representations reviewer is diligently pursuing such cure, such 30 day period will be extended by an additional 30 days;

(ii)        any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)       any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)        the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)       the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice (which will be simultaneously delivered to the asset representations reviewer) of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum, the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates evidencing at least 75% of a Certificateholder Quorum elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor is required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Limitation on Liability of the Risk Retention Consultation Party

The Risk Retention Consultation Party in its capacity as the Risk Retention Consultation Party will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Risk Retention Consultation Party:

(1) may have special relationships and interests that conflict with those of holders of one or more classes of certificates other than the holder of the VRR Interest related to the Risk Retention Consultation Party;

(2) may act solely in the interests of the applicable holder of the VRR Interest;

(3) does not have any liability or duties to the holders of any class of classes of certificates other than the holder of the VRR Interest related to the Risk Retention Consultation Party;

(4) may take actions that favor the interests of the holders of one or more classes of certificates including the VRR Interest over the interests of the holders of one or more other classes of certificates; and

(5) will have no liability whatsoever for having so acted as set forth in (1) – (4) above, and no Certificateholder (other than the holder of the VRR Interest related to the Risk Retention Consultation Party) may take any action whatsoever against the applicable Risk Retention Consultation Party or any director, officer, employee, agent or principal of the Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the recommendation of the Risk Retention Consultation Party, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Replacement of the Special Servicer Without Cause

Except as limited by certain conditions described below and subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, for so long as no Control Termination Event is continuing, at any time and without cause, by the Directing Holder so long as, among other things, the Directing Holder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and a comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Pari Passu Companion Loan and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees of any such termination incurred by the Trust Directing Holder will be paid by the Controlling Class Certificateholders.

During the continuance of a Control Termination Event that relates to any Mortgage Loan, upon (i) the written direction of holders of Principal Balance Certificates and the VRR Interest evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates and the VRR Interest requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and expenses and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency and a comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Pari Passu Companion Loan (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to promptly post notice of such request on the certificate administrator’s website and concurrently provide written notice of such request by mail and conduct the solicitation of votes of all certificates in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of (i) holders of Principal Balance Certificates and VRR Interest evidencing at least 66-2/3% of a Certificateholder Quorum or (ii) holders of Principal Balance Certificates and VRR Interest evidencing more than 50% of the aggregate Voting Rights of each Class of Non-Reduced Certificates on an aggregate basis, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders; provided that such successor special servicer is a Qualified Replacement Special Servicer, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the certificates, except in the case of the termination of the asset representations reviewer) of all Principal Balance Certificates and the VRR Interest on an aggregate basis.

“Non-Reduced Certificates” means, as of any date of determination, any class of Principal Balance Certificates and VRR Interest then-outstanding for which (a)(1) the initial Certificate Balance of such class of certificates minus (2) the sum (without duplication) of (x) the aggregate payments of principal (whether as principal prepayments or otherwise) distributed to the Certificateholders of such class of certificates as of such date of determination, (y) any Appraisal Reduction Amounts allocated to such class of certificates and (z) any Realized Losses or VRR Realized Losses, as applicable, previously allocated to such class of certificates, is equal to or greater than (b) 25% of the remainder of (1) the initial Certificate Balance of such class of certificates less (2) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such class of certificates as of such date of determination.

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) is included on S&P’s Select Servicer List as a U.S. Commercial Mortgage Special Servicer, and (viii) is not a special servicer that has been publicly cited by KBRA as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan (any such Serviced Mortgage Loan and any related Serviced Companion Loan, a “Excluded Special Servicer Mortgage Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Mortgage Loan.

In the event the special servicer is required to resign as special servicer with respect to any Excluded Special Servicer Mortgage Loan because it obtains knowledge that it is a Borrower Party other than during the continuance of a Consultation Termination Event, then (i) if the Excluded Special Servicer Mortgage Loan is not also an Excluded Loan, the Trust Directing Holder will be entitled to appoint (and replace with or without cause) a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the Excluded Special Servicer Mortgage Loan, (ii) if the Excluded Special Servicer Mortgage Loan is also an Excluded Loan, the largest Controlling Class Certificateholder (by Certificate Balance) that is not an Excluded Controlling Class Holder will be entitled to appoint (and replace with or without cause) the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan, and (iii) if there is no Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, the resigning special servicer will be required to use reasonable efforts to appoint the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan. In the event the special servicer is required to resign as special servicer with respect to any Excluded Special Servicer Mortgage Loan because it obtains knowledge that it is a Borrower Party and either (i) a Consultation Termination Event is continuing or (ii) there is no Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, then the resigning special servicer will be required to use reasonable efforts to appoint the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer.

If at any time a special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Mortgage Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan will no longer be an Excluded Special Servicer Mortgage Loan, (3) such special servicer will become the special servicer again for the such related Mortgage Loan and (4) such special servicer will be entitled all special servicing compensation with respect to such Mortgage Loan earned during such time on and after such Mortgage Loan is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Mortgage Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect all Mortgage Loans and Serviced Whole Loan which are not Excluded Special Servicer Mortgage Loans).

No appointment of a special servicer will be effective until the depositor has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

Notwithstanding the foregoing, the Certificateholders’ direction to replace a special servicer will not apply to a Serviced AB Whole Loan unless a Control Appraisal Period has occurred and is continuing with respect to such Serviced AB Whole Loan under the related Intercreditor Agreement. The related Serviced Subordinate Companion Loan holder will have the right, prior to the occurrence and continuance of a Control Appraisal Period to replace the special servicer solely with respect to such Serviced AB Whole Loan. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to each Non-Serviced Whole Loan, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the directing holder or analogous party appointed under the related Non-Serviced PSA (and not by the Trust Directing Holder) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

If, during the continuance of a Control Termination Event, the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of the special servicer would be in the best interests of the Certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post the related report on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the Certificateholders of such Qualified Replacement Special Servicer will not preclude the Directing Holder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer must be confirmed within 180 days of after the notice is posted to the certificate administrator’s website by an affirmative vote of Certificateholders evidencing at least a majority of a quorum of Certificateholders (which, for this purpose, is the Certificateholders that evidence at least 20% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates and the VRR Interest on an aggregate basis).

In the event the holders of such Voting Rights elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies and a comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Serviced Companion Loan at that time. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by such Certificateholders, provided that such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

In the event the special servicer is terminated as a result of the recommendation of the operating advisor described in this “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”, the Directing Holder may not subsequently reappoint as special servicer such terminated special servicer or any affiliate of such terminated special servicer.

No appointment of the special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related directing holder or analogous party appointed under the related Non-Serviced PSA (and not by the Directing Holder) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of the Master Servicer and the Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a) with respect to the master servicer only, any failure by the master servicer (i) to make a required deposit to the Collection Account or to the separate custodial account for any Serviced Whole Loan on the day such deposit was first required to be made, which failure is not remedied within two business days, (ii) to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted (including any required P&I Advance, unless the master servicer determines that such P&I Advance would be non-recoverable), which failure is not remedied by 11:00 a.m. (New York City time) on the relevant Distribution Date (provided, however, that to the extent the master servicer does not timely make such remittances to the certificate administrator, the master servicer will be required to pay the certificate administrator for the account of the certificate administrator interest on any amount not timely remitted at the Reimbursement Rate from and including the applicable required remittance date to, but not including, the date such remittance is actually made) or (iii) to remit to any holder of a Serviced Companion Loan, as and when required by the PSA or the related intercreditor agreement, any amount required to be so remitted which failure continues for two business days;

(b) with respect to the special servicer only, any failure by the special servicer to deposit into the REO Account on the day such deposit is required to be made and such failure continues unremedied for one business day, or to remit to the master servicer for deposit in the Collection Account (or, in the case of a Serviced Whole Loan, the related custodial account) any such remittance required to be made, under the PSA; provided, however, that the failure of the special servicer to remit such remittance to the master servicer will not be a Servicer Termination Event if such failure is remedied within two business days and if the special servicer has compensated the master servicer for any loss of income (at the Reimbursement Rate) on such amount suffered by the master servicer due to and caused by the late remittance of the special servicer and reimbursed the issuing entity for any resulting advance interest due to the master servicer;

(c) any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or 15 days in the case of the master servicer’s failure to make a Servicing Advance or 45 days in the case of failure to pay the premium for any insurance policy required to be force placed by the master servicer or the special servicer, as the case may be, pursuant to the PSA or in any event such reasonable shorter period of time as is necessary to avoid the commencement of foreclosure proceedings for any lien relating to unpaid real estate taxes or assessments or a lapse in any required insurance coverage) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, by the certificateholders of any class issued by the issuing entity, evidencing percentage interest aggregating not less than 25% of such class or by such holder of a Serviced Companion Loan, if affected; provided that, if such failure is capable of being cured and the master servicer or the special servicer, as applicable, is diligently pursuing that cure, that 15-, 30- or 45-day period, as applicable, will be extended an additional 30 days;

(d) any breach on the part of the master servicer or the special servicer of any representation or warranty in the PSA which materially and adversely affects the interests of any Certificateholders or holder of a Serviced Companion Loan and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, is given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer, the special servicer, the depositor and the trustee by the holders of certificates of any class issued by the issuing entity, evidencing percentage interests aggregating not less than 25% of such class or by such holder of a Serviced Companion Loan, if affected; provided that, if such breach is capable of being cured and the master servicer or special servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e) certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, as applicable, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)  the master servicer or the special servicer is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting;

(g) the master servicer or the special servicer, as applicable, is removed from S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and is not restored to such status on such list within sixty (60) days

(h) KBRA (or, in the case of serviced companion loan securities, any companion loan rating agency) (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates or one or more classes of serviced companion loan securities, or (ii) has placed one or more classes of certificates or one or more classes of serviced companion loan securities on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) and (ii), such action has not been withdrawn by KBRA (or, in the case of serviced companion loan securities, any companion loan rating agency) within 60 days of such event) and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action; or

(i)  so long as the issuing entity is subject to Exchange Act reporting requirements, any failure by the master servicer or special servicer, as applicable, to deliver to the trustee and the certificate administrator (i) an annual certification regarding such servicer’s compliance with the terms of the PSA, as well as an assessment of compliance with certain servicing criteria and an accountant’s attestation report with respect to such assessment by the time required under the PSA after any applicable grace period or (ii) any Exchange Act reporting items that a primary servicer, sub-servicer or servicing function participant (such entity, the “Sub-Servicing Entity”) retained by the master servicer or special servicer, as applicable (but excluding any Sub-Servicing Entity which the master servicer or special servicer has been directed to retain by a sponsor or mortgage loan seller) is required to deliver (any Sub-Servicing Entity will be terminated if it defaults in accordance with the provision of this clause (i)).

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the master servicer or the special servicer, as applicable, is continuing, then the trustee may, and at the written direction of (1) the holders of certificates evidencing at least 25% of the aggregate Voting Rights in the case of the master servicer, (2) in the case of the special servicer, for so long as no Control Termination Event has occurred and is continuing, the Directing Holder or (3) the Depositor (with respect to clause (h) of the definition of “Servicer Termination Event”), the trustee will be required to terminate all of the rights (other than certain rights to indemnification, compensation and (in certain limited circumstances) the excess servicing strip as provided in the PSA) and obligations of the master servicer as master servicer or the special servicer as special servicer, as the case may be, under the PSA. In the case of a Servicer Termination Event pursuant to clause (f), (g) or (h) of the definition thereof, the certificate administrator will be required to notify Certificateholders and Serviced Companion Loan Holders of such Servicer Termination Event and request whether such Certificateholders and, if applicable, the Serviced Companion Loan Holders favor such termination. Notwithstanding the foregoing, upon any termination of the master servicer or the special servicer, as applicable, under the PSA, the master servicer or the special servicer, as applicable, will continue to be entitled to rights in respect of indemnification and to receive all accrued and unpaid servicing compensation through the date of termination plus reimbursement for all Advances and interest thereon as provided in the PSA.

Notwithstanding the foregoing, (a) if a Servicer Termination Event with respect to the master servicer affects a Serviced Companion Loan or the holder thereof and the master servicer is not otherwise terminated or (b) if a nationally recognized statistical rating organization (“NRSRO”), as that term is defined in Section 3(a)(62) of the Exchange Act, engaged to rate any class of certificates backed, wholly or partially, by any Serviced Companion Loan qualifies, downgrades or withdraws its rating of such class of certificates, publicly citing servicing concerns with the master servicer as the sole or a material factor in such rating action, then the holder of such Serviced Companion Loan will be entitled to request that the trustee direct the master servicer to appoint a sub-servicer (or if the related Serviced Whole Loan is currently being sub-serviced, then the trustee may direct the master servicer to replace such sub-servicer with a new sub-servicer but only if such original sub-servicer is in default (beyond any applicable cure periods) under the related sub-servicing agreement) that will be responsible for servicing the related Serviced Whole Loan; provided that the trustee will be required to direct the master servicer to obtain a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities)(at the expense of the requesting party) with respect to the appointment of such sub-servicer.

Notwithstanding the foregoing, (a) if a Servicer Termination Event with respect to the special servicer affects a Serviced Companion Loan and the special servicer is not otherwise terminated or (b) if an NRSRO engaged to rate any class of certificates backed, wholly or partially, by any Serviced Companion Loan qualifies, downgrades or withdraws its rating of such class of certificates, publicly citing servicing concerns with the special servicer as the sole or a material factor in such rating action, then the holder of such Serviced Companion Loan will be entitled to direct that the trustee terminate the special servicer with respect to the related Serviced Whole Loan only, but no other Mortgage Loan.

On and after the date of termination following a Servicer Termination Event by the master servicer or the special servicer, the trustee will succeed to all authority and power of the master servicer or the special servicer, as applicable, under the PSA (and any sub-servicing agreements) and generally will be entitled to the compensation arrangements to which the master servicer or the special servicer, as applicable, would have been entitled. If the trustee is unwilling or unable so to act, or holders of certificates evidencing at least (i) 25% of the aggregate Voting Rights in the case of the master servicer and (ii) 25% of the aggregate Voting Rights in the case of the special servicer (or, for so long as no Control Termination Event is continuing, the Directing Holder) so request, or, with respect to a Serviced Whole Loan, if an affected Serviced Companion Loan noteholder so requests, or if the trustee is not an “approved” servicer by any of the rating agencies for mortgage pools similar to the one held by the issuing entity, the trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution that, for so long as no Control Termination Event is continuing, has been approved by the Directing Holder (which approval may not be unreasonably withheld in the case of the appointment of a successor master servicer) to act as successor to the master servicer or the special servicer, as applicable, under the PSA; provided that the trustee must obtain a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities). Pending such appointment, the trustee is obligated to act in such capacity unless the trustee is prohibited by law from so acting. The trustee and any such successor may agree upon the servicing compensation to be paid; provided that no such compensation may be in excess of that permitted to the terminated master servicer or special servicer, provided, further, that if no successor can be obtained to perform the obligations of the terminated master servicer or special servicer, additional amounts may be paid to such successor and such amounts in excess of that permitted the terminated master servicer or special servicer will be treated as Realized Losses and VRR Realized Losses. All reasonable costs and expenses of the trustee (including the cost of obtaining a Rating Agency Confirmation and any applicable indemnity) or the successor master servicer or successor special servicer incurred in connection with transferring the mortgage files to the successor master servicer or special servicer and amending the PSA to reflect such succession are required to be paid by the predecessor master servicer or the special servicer, as applicable, upon presentation of reasonable documentation of such costs and expenses. If the predecessor master servicer or special servicer (as the case may be) has not reimbursed the trustee or the successor master servicer or special servicer for such expenses within 90 days after the presentation of reasonable documentation, such expense is required to be reimbursed by the issuing entity; provided that the terminated master servicer or special servicer will not thereby be relieved of its liability for such expenses.

No Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA, the certificates or the Mortgage Loans, unless, with respect to the PSA, such holder previously has given to the trustee a written notice of a default under the PSA, and of the continuance thereof, and unless the holders of certificates of any class affected thereby evidencing percentage interests of at least 25% of such class, as applicable, have made written request of the trustee to institute such proceeding in its capacity as trustee under the PSA and have offered to the trustee such security or indemnity reasonably satisfactory to it as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the trustee, for 60 days after its receipt of such notice, request and offer of security or indemnity, failed or refused to institute such proceeding.

Neither the trustee nor the certificate administrator will have any obligation to make any investigation of matters arising under the PSA or to institute, conduct or defend any litigation under the PSA or in relation to it at the request, order or direction of any of the holders of certificates, unless holders of certificates entitled to greater than 25% of the percentage interest of each affected class direct the trustee to do so and such holders of certificates have offered to the trustee or the certificate administrator, as applicable security or indemnity reasonably satisfactory to the trustee or the certificate administrator, as applicable against the costs, expenses and liabilities which may be incurred in connection with such action.

Notwithstanding the foregoing discussion in this “—Rights Upon Servicer Termination Event” section, if the master servicer is terminated under the circumstances described above because of the occurrence of any of the events described in clause (f), (g) or (h) under “—Servicer Termination Events” above, the master servicer will have the right, at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a successor master servicer in connection with whose appointment a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities) has been provided, in accordance with the terms set forth in the PSA, including that any successor master servicer fulfill the ratings requirements for successor master servicer set forth in the PSA.

In addition, the depositor may direct the trustee to terminate the master servicer upon 5 business days’ written notice if the master servicer fails to comply with certain of its Exchange Act reporting obligations under the PSA (subject to any applicable grace period).

Waiver of Servicer Termination Event

A Servicer Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the aggregate Voting Rights of the certificates (and each Serviced Companion Loan noteholder adversely affected by such Servicer Termination Event), except (a) a Servicer Termination Event under clause (h) of the definition of “Servicer Termination Events” may be waived only with the consent of the Depositor and each affected depositor under a Non-Serviced PSA and (b) a default in making any required deposits to or payments from the Collection Account, any Serviced Whole Loan Custodial Account or the Lower-Tier REMIC Distribution Account or in remitting payments as received, in each case in accordance with the PSA.

Resignation of the Master Servicer and Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as no Control Termination Event is continuing, the approval of such successor by the Directing Holder, which approval in each case will not be unreasonably withheld or delayed or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the resigning party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of the Master Servicer and the Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, or any third party beneficiary, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any legal action or claim that relates to the PSA (including any such fees and costs relating to enforcing this indemnity), the Mortgage Loans, any related Companion Loan or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, certificate administrator or trustee under the related Non-Serviced PSA with respect to a Non-Serviced Companion Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them and each Non-Serviced Securitization Trust will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related non-serviced Mortgaged Property under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other Mortgage Loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor or operating advisor will be under any obligation to appear in, prosecute or defend any legal action that (i) is not incidental to its respective responsibilities under the PSA or (ii) in its opinion, may expose it to any expense or liability not reimbursed by the issuing entity. However, each of the master servicer, the special servicer, the depositor and the operating advisor will be permitted, in the exercise of its discretion, to undertake any action that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the subordinate or pari passu nature of such Serviced Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, and any liability resulting from the action, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omission policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer or the special servicer of any funds paid to the master servicer or any special servicer in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the Collection Account or any other account by or on behalf of the master servicer or any special servicer. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

For the avoidance of doubt, with respect to any indemnification provisions in the PSA providing that the issuing entity or a party to the PSA is required to indemnify another party to the PSA for costs, fees and expenses, such costs, fees and expenses are intended to include costs (including, but not limited to, reasonable attorney’s fees and expenses) of the enforcement of such indemnity.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward it to each other party to the PSA and the applicable mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include (but are not limited to) obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as the master servicer or the special servicer, as applicable, would require were it, in its individual capacity, the owner of the affected Mortgage Loan.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the master servicer (with respect to any non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) will be required to determine whether at that time, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) determines that a Material Defect exists, the Enforcing Servicer will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor or, to the extent nonrecoverable, trust fund expenses. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward that Repurchase Request to the related mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner (in either case, other than the holder of the VRR Interest) to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Trust Directing Holder or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Trust Directing Holder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the master servicer (provided that the consent of the special servicer will be required with respect to any Qualified Substitute Mortgage Loan), and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the related mortgage loan seller with respect to the Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) has knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward to each other party to the PSA and the related mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”). The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

Resolution of a Repurchase Request

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request as described in “—Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder” or “—Repurchase Request Delivered by a Party to the PSA” above, a “Resolution Failure” will be deemed to have occurred. Receipt of the Repurchase Request will be deemed to occur two business days after the Repurchase Request is sent to the related mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller made the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA, or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Within 2 business days after a Resolution Failure occurs with respect to a PSA Party Repurchase Request made by any party other than the special servicer or a Certificateholder Repurchase Request made by any Certificateholder other than the Trust Directing Holder or a Controlling Class Certificateholder, in each case, related to a non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer, indicating the master servicer’s analysis and recommended course of action with respect to such Repurchase Request, along with the servicing file and all information, documents (but excluding the original documents constituting the mortgage file) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to enable it to assume its duties under the PSA to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file, the special servicer will become the Enforcing Servicer with respect to such Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator, who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). If the master servicer is the Enforcing Servicer, the master servicer may (but will not be obligated to) consult with the special servicer and (for so long as no Consultation Termination Event is continuing) the Directing Holder regarding any Proposed Course of Action. Such notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days of the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) will be compelled to follow the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, (c) a statement that responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator. The certificate administrator will within three (3) business days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action for purposes of determining the course of action proposed by the majority of Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party obligated and entitled to determine a course of action, including but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Trust Directing Holder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (other than of the VRR Interest) (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there is more than one Requesting Certificateholder that timely delivers a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading
“—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of

Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer (in consultation with the Trust Directing Holder for so long as no Consultation Termination Event is continuing), and in accordance with the Servicing Standard. For the avoidance of doubt, the depositor, the mortgage loan sellers and any of their respective affiliates will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

The Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

If (i) a Repurchase Request is made with respect to any Mortgage Loan based on any particular alleged Material Defect, (ii) a Resolution Failure is deemed to occur with respect to such Repurchase Request, and (iii) if either (A) a mediation or arbitration is undertaken with respect to such Repurchase Request or (B) the Certificateholders and Certificate Owners cease to have a right to refer such Repurchase Request to mediation or arbitration, in either case in accordance with the foregoing discussion under this heading “—Resolution of a Repurchase Request,” then no Certificateholder or Certificate Owner may make any subsequent Repurchase Request with respect to such Mortgage Loan based on the same alleged Material Defect unless there is a material change in the facts and circumstances known to such party.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation including, if applicable, between the Enforcing Party and the Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

For the avoidance of doubt, any expenses required to be borne by or allocated to the Enforcing Servicer in mediation or arbitration or related responsibilities under the PSA will be reimbursable as trust fund expenses.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Trust Directing Holder, provided that a Consultation Termination Event is not continuing, and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the trustee or the Enforcing Servicer, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the master servicer or the special servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of the Trust Directing Holder (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed in lieu, or bankruptcy or other litigation).

Servicing of the Non-Serviced Mortgage Loans

General

Each Non-Serviced Mortgage Loan is expected to be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The servicing terms of each such Non-Serviced PSA is expected to be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●

Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

●

Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The issuing entity, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the Benchmark 2021-B26 mortgage pool, if necessary).

●

Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to or less than the corresponding fees payable under the PSA, except that caps, floors and offsets may differ or not apply.

●

The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.

●

Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to master servicers or special servicers under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicers and special servicers for this transaction.

●

The Non-Serviced Directing Holder under the related Non-Serviced PSA will have rights substantially similar to the Trust Directing Holder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Holder will be permitted to consent will correspondingly differ. The related Non-Serviced PSA also provides for the removal of the Non-Serviced Special Servicer by the related Non-Serviced Directing Holder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Trust Directing Holder is permitted to replace the special servicers under the PSA.

●

The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not identical to, the Servicer Termination Events under the PSA applicable to the master servicers and special servicers, as applicable.

●

Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not identical to, the corresponding provisions under the PSA.

●

The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Holder’s or Non-Serviced Special Servicer’s consent, differ in certain respects from those decisions that constitute Master Servicer Major Decisions under the PSA.

●

The related Non-Serviced Special Servicer is required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under
“—Sale of Defaulted Loans and REO Properties”.

●

Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the PSA in respect of Serviced Mortgage Loans.

●

The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA.

●

The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar but not necessarily identical to those of the PSA.

●

While the special servicers under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

●

The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the Benchmark 2021-B26 mortgage pool, if necessary).

●

The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are similar, but not identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements differ as to whether it is notice or rating agency confirmation that is required).

●

With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

●

Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.

●	There is no asset representations reviewer under the Non-Serviced PSA related to the Burlingame Point Whole Loan.

●

Under the Non-Serviced PSA related to the Burlingame Point Whole Loan, there is no certificateholder-directed dispute resolution procedures similar to those described under “—Dispute Resolution Provisions” above with respect to the Companion Loan(s).

●	The provisions of the related Non-Serviced PSA will also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology,

allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are or will be available online at www.sec.gov or by requesting copies from the underwriters.

Servicing of the Burlingame Point Mortgage Loan

The Burlingame Point Mortgage Loan is being serviced pursuant to the BGME Trust 2021 VR TSA. The servicing terms of the BGME Trust 2021-VR TSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Whole Loans; however, the servicing arrangements under such agreements may differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer under the BGME Trust 2021-VR TSA will earn a servicing fee with respect to the Burlingame Point Mortgage Loan equal to 0.0025% per annum.

●

Upon the Burlingame Point Mortgage Loan becoming a specially serviced loan under the BGME Trust 2021-VR TSA, the related Non-Serviced Special Servicer under the BGME Trust 2021-VR TSA will earn a special servicing fee payable monthly with respect to the Mortgage Loan accruing at a rate equal to 0.2500% per annum.

●

The related Non-Serviced Special Servicer under the BGME Trust 2021-VR TSA will be entitled to a workout fee determined, with respect to each applicable principal and interest collection, at a workout fee rate equal to the lesser of 0.5000% and such percentage as would result in a workout fee of $1,000,000.

●

The related Non-Serviced Special Servicer under the BGME Trust 2021-VR TSA will be entitled to a liquidation fee determined, with respect to the applicable liquidation proceeds, at a liquidation fee rate equal to the lesser of 0.5000% and such percentage as would result in a liquidation fee of $1,000,000.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Burlingame Point Whole Loan”.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such

Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may also be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or U.S. Commercial Mortgage Special Servicer, as applicable, if S&P is the non-responding Rating Agency or (iii) KBRA has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean each of S&P Global Ratings (“S&P”), Fitch Ratings, Inc. (“Fitch”) and Kroll Bond Rating Agency, LLC (“KBRA”).

Any Rating Agency Confirmation requests made by the master servicer, special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written

Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA, and thereafter may be delivered by the applicable party to the Rating Agencies in accordance with the delivery instructions set forth in the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency. With respect to any matter affecting any Pari Passu Companion Loan, any Rating Agency Confirmation will also refer to a comparable confirmation from the nationally recognized statistical rating organizations then rating the securities representing an interest in such Pari Passu Companion Loan and such rating organizations’ respective ratings of such securities.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (only if an advance was made by the trustee in the applicable calendar year) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (only if an advance was made by the trustee in the applicable calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●

the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●

a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§ 229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless the holders of certificates of any class evidencing not less than 25% of the aggregate percentage interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA, the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other of such certificates, or to obtain or seek to obtain priority over or preference to any other such Certificateholder, which priority or preference is not otherwise provided for in the PSA, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding Certificates (other than the Class S and Class R certificates) for the Mortgage Loans and REO Properties remaining in the issuing entity, as described below or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, or the master servicer, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder, the Directing Holder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

Any holder of certificates owning a majority of the percentage interest of the then Controlling Class, and, if such holder does not exercise its option, the special servicer and, if the special servicer does not exercise its option, the master servicer, will have the option to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the issuing entity, and thereby effect termination of the issuing entity and early retirement of the then-outstanding certificates, on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the issuing entity is less than 1% of the Initial Pool Balance of all of the Mortgage Loans as of the Cut-off Date (solely for the purposes of this calculation, if an ARD Loan is still an asset of the issuing entity and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be excluded from the then-aggregate Stated Principal Balance of the pool of Mortgage Loans and from the Initial Pool Balance). Any such party may be an affiliate of the sponsor, depositor, issuing entity or other related party at the time it exercises such right. The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to the sum of, without duplication, (A) 100% of the outstanding principal balance of each Mortgage Loan included in the issuing entity as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal); (B) the fair market value of all other property included in the issuing entity as of the last day of the month preceding such Distribution Date, as determined by an independent appraiser as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date; (C) all unpaid interest accrued on the outstanding principal balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest); and (D) unreimbursed Advances (with interest thereon), unpaid Servicing Fees and other servicing compensation, Certificate Administrator/Trustee Fees, CREFC® Intellectual Property Royalty License Fees, Operating Advisor Fees, and unpaid expenses of and indemnity amounts owed by the issuing entity. The issuing entity may also be terminated in connection with an exchange by the Sole Certificateholder of all the then-outstanding certificates (excluding the Class R certificates) (provided that the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5, Class A-M, Class B, Class C, Class D and Class E certificates are no longer outstanding) if the Sole Certificateholder compensates the certificate administrator for the amount of investment income the certificate administrator would have earned if the outstanding Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, Class S certificates and Class R certificates) were on deposit with the certificate administrator as of the first day of the current calendar month and the Sole Certificateholder pays to the master servicer an amount equal to (i) the product of (a) the prime rate, (b) the aggregate Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, Class S certificates and Class R certificates) as of the date of the exchange and (c) three, divided by (ii) 360, for the Mortgage Loans and any REO Properties remaining in the issuing entity; provided, further, that if the Sole Certificateholder has taken only an assignment of the Voting Rights of the Class X Certificates, the holders of the Class X Certificates will be entitled to receive a cash payment in consideration for an exchange of their certificates. Following such termination, no further amount will be payable on the certificates, regardless of whether any recoveries are received on the REO Properties. Notice of any such termination is required to be given promptly by the certificate administrator by mail to the Certificateholders with a copy to the master servicer, the special servicer, the operating advisor, the mortgage loan sellers, the trustee and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Notice to the Certificateholders will be given at their addresses shown in the certificate registrar not more than 30 days, and not less than ten days, prior to the anticipated termination date. With respect to any book-entry certificates, such notice will be mailed to DTC and beneficial owners of certificates will be notified to the extent provided in the procedures of DTC and its participants.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the Certificateholders or holders of any Companion Loan:

(a) to correct any defect or ambiguity in the PSA or in order to address any manifest error in any provision of the PSA;

(b) to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in this prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c) to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Master Servicer Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d) to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity or any Trust REMIC or the Grantor Trust that would be a claim against the issuing entity or any Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any Certificateholder or holder of a Companion Loan;

(e) to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, cause the issuing entity, any Trust REMIC or any of the Certificateholders (other than the transferor) to be subject to a federal tax caused by a transfer to a person that is a “disqualified organization” or a Non-U.S. Person;

(f)  to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g) to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h) to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, for so long as no Control Termination Event is continuing, the Directing Holder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Pari Passu Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)  to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)  to modify, eliminate or add to any provisions of the PSA to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(k) to modify, eliminate or add to any of its provisions (i) to such extent as will be necessary to comply with the requirements of the Credit Risk Retention Rules, as evidenced by an opinion of counsel, or (ii) in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel.

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate percentage interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without, in each case, the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by any Intercreditor Agreement without the consent of the holder(s) of the related Non-Serviced Companion Loan(s).

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to: (i) be a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, (ii) be authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, (iii) have a combined capital and surplus of at least $100,000,000, (iv) be subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee has assumed the duties of the master servicer or the special servicer, as the case may be), (v) be an entity that is not on the depositor’s

 “prohibited party” list, and (vi) in the case of the trustee, have a rating on its long-term senior unsecured debt of at least “BBB” by S&P” and “A” by Fitch (or short-term rating of “F1” by Fitch) and “BBB-“ by KBRA or if not rated by KBRA, then at least an equivalent rating by two other NRSROs, or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation.

The trustee and the certificate administrator also will be permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator which, for so long as no Control Termination Event is continuing, is acceptable to the Directing Holder. If no successor trustee or certificate administrator has accepted an appointment within 30 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of five (5) days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer.

In addition, holders of the certificates entitled to at least 50% of the Voting Rights may, with cause (at any time) or without cause (at any time with 30 days’ prior written notice), remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

New York

Nineteen (19) Mortgaged Properties (24.8%) are located in New York. Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

California

Six (6) Mortgaged Properties (18.4%) are located in California. Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity.  This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower (as to the enforcement of the interests in the collateral securing the loan) and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related Mortgaged Property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hospitality property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hospitality properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every five years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hospitality properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hospitality properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the federal bankruptcy code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the federal bankruptcy code. Although the reasoning and result of Durrett in respect of the federal bankruptcy code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the Mortgage Loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are non-recourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal bankruptcy code and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the federal bankruptcy code.

Under the federal bankruptcy code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the federal bankruptcy code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the federal bankruptcy code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided that no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the federal bankruptcy code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the federal bankruptcy code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the federal bankruptcy code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition securities interest.

Under the federal bankruptcy code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The federal bankruptcy code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the federal bankruptcy code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the federal bankruptcy code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the federal bankruptcy code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The federal bankruptcy code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the federal bankruptcy code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the federal bankruptcy code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the federal bankruptcy code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The federal bankruptcy code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the federal bankruptcy code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The federal bankruptcy code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the federal bankruptcy code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the federal bankruptcy code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The federal bankruptcy code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the federal bankruptcy code. Under the federal bankruptcy code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the federal bankruptcy code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the federal bankruptcy code or if certain other defenses in the federal bankruptcy code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the federal bankruptcy code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the federal bankruptcy code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the federal bankruptcy code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the federal bankruptcy code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator, “ however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of “due-on-sale” clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hospitality properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “PATRIOT Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, we cannot assure you that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

GACC and its affiliates are playing several roles in this transaction. Deutsche Bank Securities Inc., an underwriter, is an affiliate of Deutsche Mortgage & Asset Receiving Corporation, the depositor, GACC, a mortgage loan seller and a sponsor, DBNY, the initial Risk Retention Consultation Party, the holder of the VRR Interest, and DBRI, an originator and the holder of the companion loans for which the noteholder is identified as “DBRI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”. CREFI and its affiliates are playing several roles in this transaction. Citigroup Global Markets Inc., an underwriter, is an affiliate of CREFI, a mortgage loan seller, a sponsor, an originator and the holder of the companion loans for which the noteholder is identified as “CREFI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”. GSMC and its affiliates are playing several roles in this transaction. Goldman Sachs & Co. LLC, an underwriter, is an affiliate of (i) GS Bank, an originator and the holder of the companion loans for which the noteholder is identified as “GS Bank” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General” and (ii) GSMC, a mortgage loan seller and a sponsor. JPMCB and its affiliates are playing several roles in this transaction. J.P. Morgan Securities LLC, an underwriter, is an affiliate of JPMCB, a mortgage loan seller, a sponsor, an originator and the holder of the companion loans for which the noteholder is identified as “JPMCB” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”.

Wells Fargo Bank acts as interim custodian with respect to all the JPMCB Mortgage Loans, except for the related Mortgage File with respect to any JPMCB Mortgage Loan that is a Non-Serviced Mortgage Loan.

Wells Fargo Bank acts as interim custodian with respect to all the CREFI Mortgage Loans, except for the related Mortgage File with respect to any CREFI Mortgage Loan that is a Non-Serviced Mortgage Loan.

Wells Fargo Bank acts as interim custodian with respect to all the GSMC Mortgage Loans, except for the related Mortgage File with respect to any GSMC Mortgage Loan that is a Non-Serviced Mortgage Loan.

KeyBank National Association is also the master servicer of the Burlingame Point Whole Loan, which is serviced under the BGME Trust 2021-VR TSA. KeyBank National Association or an affiliate assisted Ellington Management Group, LLC, or its affiliate, with its due diligence of the Mortgage Loans prior to the Closing Date.

Midland is also (i) the master servicer with respect to the Amazon Seattle Whole Loan which is currently being serviced under the Benchmark 2021-B25 PSA, (ii) the master servicer with respect to the JW Marriott Nashville Whole Loan, which is currently being serviced under the Benchmark 2021-B23 PSA and (iii) the master servicer with respect to the 141 Livingston Whole Loan, which is currently being serviced under the Benchmark 2021-B24 PSA.

Pursuant to certain interim servicing agreements between CREFI and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the Issuing Entity, certain of the CREFI Mortgage Loans.

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the Issuing Entity, certain of the GACC Mortgage Loans.

Pursuant to certain interim servicing agreements between JPMCB and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the Issuing Entity, certain of the JPMCB Mortgage Loans.

Pursuant to certain interim servicing agreements between GSMC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the Issuing Entity, certain of the GSMC Mortgage Loans.

Situs Holdings is also currently the special servicer under the BGME Trust 2021-VR TSA which governs the servicing of the Burlingame Point Whole Loan. Situs Holdings is affiliated with Prima Capital

Advisors LLC, the current Controlling Class Representative under the BGME Trust 2021-VR TSA and Prima Mortgage Investment Trust, LLC, the anticipated Directing Party for the Equus Industrial Portfolio Whole Loan through Stone Point and the various Trident Funds. Stone Point, the investment manager, and the various Trident Funds control certain ownership interests in Situs and Prima through separate Trident Funds, each managed by Stone Point. Situs is also the current special servicer under the Benchmark 2021-B25 PSA but solely with respect to the Amazon Seattle Whole Loan. Situs Holdings, or an affiliate, did provide securitization services and/or due diligence assistance to Goldman Sachs Mortgage Company and Citi Real Funding Inc. with respect to certain of the Mortgage Loans.

Ellington Management Group, LLC, or its affiliate, is expected to be appointed as the initial Trust Directing Holder and, therefore, the initial Directing Holder with respect to each Serviced Mortgage Loan (other than any applicable Excluded Loan and any Serviced AB Whole Loan). Ellington Management Group, LLC is expected to purchase the Class F, Class G, Class H and Class J, Class X-F, Class X-G and Class X-H certificates, and will receive the Class S certificates, and may purchase certain additional classes of certificates.

Wells Fargo Bank, the certificate administrator, custodian and trustee, is also (i) the, trustee, certificate administrator and custodian under the BGME Trust 2021-VR TSA with respect to the Burlingame Point Whole Loan, (ii) the trustee, certificate administrator and custodian under the Benchmark 2021-B25 PSA with respect to the Amazon Seattle Whole Loan, and (iii) the trustee, certificate administrator and custodian under the Benchmark 2021-B24 PSA with respect to the 141 Livingston Whole Loan.

Park Bridge Lender Services LLC, the operating advisor and asset representations reviewer, is also the operating advisor and asset representations reviewer under the (i) Benchmark 2021-B23 PSA pursuant to which the JW Marriott Nashville Whole Loan is serviced and (ii) the Benchmark 2021-B24 PSA pursuant to which the 141 Livingston Whole Loan is serviced.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Operating Advisor”,
“—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which yield maintenance charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay yield maintenance charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the related Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of a Subordinate Companion Loan or a mezzanine loan, if any. See “Description of the Mortgage Pool—The Whole Loans”. To the extent a Mortgage Loan requires payment of a yield maintenance charge or prepayment premium in connection with a voluntary prepayment, any such yield maintenance charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA, neither the master servicer nor the special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that the master servicer or the special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments of the Mortgage Loans allocated to the Principal Balance Certificates will depend in part on the period of time during which the Senior Principal Balance Certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the Mortgage Loans allocated to the Principal Balance Certificates than they were when the Senior Principal Balance Certificates were outstanding.

Prospective investors should consider the effects of the COVID-19 pandemic on the rate, timing and amount of collections on the Mortgage Loans, including the likelihood of resulting defaults and/or the impact of associated forbearance arrangements.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X Certificates, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution (based on the allocation of amounts among the Principal Balance Certificates, on the one hand, and the VRR Interest, on the other hand) to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balance of a class of Principal Balance Certificates indicated in the following table as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates. Realized Losses will be allocated to the respective Classes of the Principal Balance Certificates in reverse distribution priority and as more particularly described in “Description of the Certificates—Subordination; Allocation of Realized Losses”.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class(es)
Class X-A	$ 737,984,000	Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5, Class A-M
Class X-B	$ 81,739,000	Class B, Class C
Class X-D	$ 52,546,000	Class D, Class E
Class X-F	$ 19,851,000	Class F
Class X-G	$ 9,342,000	Class G
Class X-H	$ 32,695,961	Class H, Class J

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Principal Balance Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Losses and shortfalls on any AB Whole Loan and Prepayment Interest Shortfalls for each Distribution Date with respect to an AB Whole Loan will generally be allocated first to the related Subordinate Companion Loan and then to the related Mortgage Loan (and correspondingly to the certificates to the extent not covered by the master servicer’s Compensating Interest Payment for such Distribution Date in the case of any Prepayment Interest Shortfall) and any Pari Passu Companion Loans on a pro rata basis.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, “due-on-sale” clauses, lockout periods or yield maintenance charges, release of property provisions, amortization terms that require balloon payments and incentives for a borrower to repay its ARD Loan by the Anticipated Repayment Date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a yield maintenance charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a yield maintenance charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the Allocated Loan Amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the following table, including by reason of prepayments and principal losses on the Mortgage Loans (or Whole Loans) and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class(es)
Class X-A	$ 737,984,000	Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5, Class A-M
Class X-B	$ 81,739,000	Class B, Class C
Class X-D	$ 52,546,000	Class D, Class E
Class X-F	$ 19,851,000	Class F
Class X-G	$ 9,342,000	Class G
Class X-H	$ 32,695,961	Class H, Class J

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar allocable to principal of the certificate is distributed to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the mortgage loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions” and “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest”.

Prepayments on Mortgage Loans (or Whole Loans) may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. As used in each of the following tables, the column headed “0% CPR” assumes that none of the Mortgage Loans (or Whole Loans) is prepaid before its maturity date or Anticipated Repayment Date, as the case may be. The columns headed “25% CPR”, “50% CPR”, “75% CPR” and “100% CPR” assume that no prepayments are made on any Mortgage Loan (or Whole Loan) during such Mortgage Loan’s (or such Whole Loan’s) lockout period, defeasance period, yield maintenance period or prepayment premium lock-out period (in each case, if any), and that prepayments are otherwise made on each of the Mortgage Loans (or Whole Loans) at the indicated CPR percentages. We cannot assure you, however, that prepayments of the Mortgage Loans (or Whole Loans) will conform to any level of CPR, and we make no representation that the Mortgage Loans (or Whole Loans) will prepay at the levels of CPR shown or at any other prepayment rate or that Mortgage Loans (or Whole Loans) that are in a lockout period, defeasance period, yield maintenance period or prepayment premium lock-out period will not prepay as a result of involuntary liquidations upon default or otherwise.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates (other than the Class X-A certificates) that would be outstanding after each of the dates shown at various CPRs and the corresponding weighted average life of each class of Offered Certificates (other than the Class X-A certificates). The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

●

Scheduled Periodic Payments, including payments due at maturity, of principal and/or interest on the Mortgage Loans will be received on a timely basis and will be distributed on the 15th day of the related month, beginning in June 2021;

●

the Mortgage Rate in effect for each Mortgage and AB Whole Loan as of the Cut-off Date will remain in effect to the related maturity date or Anticipated Repayment Date and will be adjusted as required pursuant to the definition of Mortgage Rate;

●

the Mortgage Loan Sellers will not be required to repurchase any Mortgage Loan, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●

any principal prepayments on the Mortgage Loan and AB Whole Loans will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPR set forth in the tables below (and as applicable, without regard to any limitations in such Whole Loans on partial voluntary principal prepayment) and allocated to the related Mortgage Loan pursuant to the related Intercreditor Agreement);

●	no Prepayment Interest Shortfalls are incurred and no prepayment premiums or yield maintenance charges are collected;

●	the Closing Date occurs on May 27, 2021;

●	each ARD Loan prepays in full on the related Anticipated Repayment Date (in the case of a 0% CPR scenario);

●	the Pass-Through Rates, initial Certificate Balances and initial Notional Amount of the respective classes of Offered Certificates are as described in this prospectus;

●	the Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans;

●	no reserves, earnouts, holdbacks, insurance proceeds or condemnation proceeds are applied to prepay any related Mortgage Loan (or Whole Loan) in whole or in part;

●	no additional trust fund expenses are incurred;

●	no property releases (or related re-amortizations) occur;

●	the optional termination is not exercised; and

●	there are no modifications or maturity date extensions in respect of the Mortgage Loans.

To the extent that the Mortgage Loans (or Whole Loans) have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans (or Whole Loans) will actually prepay at any constant rate until maturity or that all the Mortgage Loans (and Whole Loans) will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans (or Whole Loans) that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans (or Whole Loans) were to equal any of the specified CPR percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans (or Whole Loans) may be expected to prepay, based on their own assumptions. Furthermore, in light of the recent COVID-19 pandemic, several of the Modeling Assumptions (particularly, those regarding the timely receipt of all scheduled loan payments and the absence of any delinquencies, defaults, forbearances, loan modifications and advances) may not prove to be entirely accurate. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPRs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
May 2022	98%	98%	98%	98%	98%
May 2023	81%	81%	81%	81%	81%
May 2024	64%	64%	64%	64%	64%
May 2025	41%	41%	41%	41%	41%
May 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	3.36	3.32	3.31	3.31	3.31

(1)

The weighted average life of the Class A-1 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-1 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-1 certificates.

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
May 2022	100%	100%	100%	100%	100%
May 2023	100%	100%	100%	100%	100%
May 2024	100%	100%	100%	100%	100%
May 2025	100%	100%	100%	100%	100%
May 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	4.97	4.95	4.92	4.89	4.64

(1)

The weighted average life of the Class A-2 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-2 certificates.

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
May 2022	100%	100%	100%	100%	100%
May 2023	100%	100%	100%	100%	100%
May 2024	100%	100%	100%	100%	100%
May 2025	100%	100%	100%	100%	100%
May 2026	100%	100%	100%	100%	100%
May 2027	70%	70%	70%	70%	70%
May 2028	39%	39%	39%	39%	42%
May 2029	18%	18%	18%	18%	21%
May 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	6.77	6.77	6.77	6.77	6.81

(1)

The weighted average life of the Class A-SB certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-SB certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-SB certificates.

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
May 2022	100%	100%	100%	100%	100%
May 2023	100%	100%	100%	100%	100%
May 2024	100%	100%	100%	100%	100%
May 2025	100%	100%	100%	100%	100%
May 2026	100%	100%	100%	100%	100%
May 2027	100%	100%	100%	100%	100%
May 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	6.91	6.87	6.81	6.72	6.49

(1)

The weighted average life of the Class A-3 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-3 certificates.

Percent of the Minimum Initial Certificate Balance ($0)(1)
of the Class A-4 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	NAP	NAP	NAP	NAP	NAP
May 2022	NAP	NAP	NAP	NAP	NAP
May 2023	NAP	NAP	NAP	NAP	NAP
May 2024	NAP	NAP	NAP	NAP	NAP
May 2025	NAP	NAP	NAP	NAP	NAP
May 2026	NAP	NAP	NAP	NAP	NAP
May 2027	NAP	NAP	NAP	NAP	NAP
May 2028	NAP	NAP	NAP	NAP	NAP
May 2029	NAP	NAP	NAP	NAP	NAP
May 2030	NAP	NAP	NAP	NAP	NAP
May 2031 and thereafter	NAP	NAP	NAP	NAP	NAP
Weighted Average Life (years)(2)	NAP	NAP	NAP	NAP	NAP

(1)

The exact initial Certificate Balance of the Class A-4 certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-4 certificates, however, the actual Certificate Balance may be greater than the minimum shown, in which case the weighted average lives may be different than those shown above.

(2)

The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-4 certificates.

Percent of the Maximum Initial Certificate Balance ($182,000,000)(1)
of the Class A-4 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
May 2022	100%	100%	100%	100%	100%
May 2023	100%	100%	100%	100%	100%
May 2024	100%	100%	100%	100%	100%
May 2025	100%	100%	100%	100%	100%
May 2026	100%	100%	100%	100%	100%
May 2027	100%	100%	100%	100%	100%
May 2028	100%	100%	100%	100%	100%
May 2029	100%	100%	100%	100%	100%
May 2030	41%	33%	24%	11%	0%
May 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(2)	8.98	8.92	8.84	8.73	8.51

(1)

The exact initial Certificate Balance of the Class A-4 certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-4 certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the weighted average lives may be different than those shown above.

(2)

The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-4 certificates.

Percent of the Minimum Initial Certificate Balance ($274,795,000)(1)
of the Class A-5 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
May 2022	100%	100%	100%	100%	100%
May 2023	100%	100%	100%	100%	100%
May 2024	100%	100%	100%	100%	100%
May 2025	100%	100%	100%	100%	100%
May 2026	100%	100%	100%	100%	100%
May 2027	100%	100%	100%	100%	100%
May 2028	100%	100%	100%	100%	100%
May 2029	100%	100%	100%	100%	100%
May 2030	76%	73%	70%	64%	56%
May 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(2)	9.53	9.49	9.44	9.36	9.13

(1)

The exact initial Certificate Balance of the Class A-5 certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-5 certificates, however, the actual Certificate Balance may be greater than the minimum shown, in which case the weighted average lives may be different than those shown above.

(2)

The weighted average life of the Class A-5 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-5 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-5 certificates.

Percent of the Maximum Initial Certificate Balance ($456,795,000)(1)
of the Class A-5 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
May 2022	100%	100%	100%	100%	100%
May 2023	100%	100%	100%	100%	100%
May 2024	100%	100%	100%	100%	100%
May 2025	100%	100%	100%	100%	100%
May 2026	100%	100%	100%	100%	100%
May 2027	100%	100%	100%	100%	100%
May 2028	100%	100%	100%	100%	100%
May 2029	100%	100%	100%	100%	100%
May 2030	100%	100%	100%	100%	94%
May 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(2)	9.90	9.87	9.83	9.77	9.54

(1)

The exact initial Certificate Balance of the Class A-5 certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-5 certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the weighted average lives may be different than those shown above.

(2)

The weighted average life of the Class A-5 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-5 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-5 certificates.

Percent of the Initial Certificate Balance
of the Class A-M Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
May 2022	100%	100%	100%	100%	100%
May 2023	100%	100%	100%	100%	100%
May 2024	100%	100%	100%	100%	100%
May 2025	100%	100%	100%	100%	100%
May 2026	100%	100%	100%	100%	100%
May 2027	100%	100%	100%	100%	100%
May 2028	100%	100%	100%	100%	100%
May 2029	100%	100%	100%	100%	100%
May 2030	100%	100%	100%	100%	100%
May 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.97	9.97	9.97	9.97	9.72

(1)

The weighted average life of the Class A-M certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-M certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-M certificates.

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
May 2022	100%	100%	100%	100%	100%
May 2023	100%	100%	100%	100%	100%
May 2024	100%	100%	100%	100%	100%
May 2025	100%	100%	100%	100%	100%
May 2026	100%	100%	100%	100%	100%
May 2027	100%	100%	100%	100%	100%
May 2028	100%	100%	100%	100%	100%
May 2029	100%	100%	100%	100%	100%
May 2030	100%	100%	100%	100%	100%
May 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.97	9.97	9.97	9.97	9.72

(1)

The weighted average life of the Class B certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class B certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class B certificates.

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
May 2022	100%	100%	100%	100%	100%
May 2023	100%	100%	100%	100%	100%
May 2024	100%	100%	100%	100%	100%
May 2025	100%	100%	100%	100%	100%
May 2026	100%	100%	100%	100%	100%
May 2027	100%	100%	100%	100%	100%
May 2028	100%	100%	100%	100%	100%
May 2029	100%	100%	100%	100%	100%
May 2030	100%	100%	100%	100%	100%
May 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.97	9.97	9.97	9.97	9.72

(1)

The weighted average life of the Class C certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class C certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class C certificates.

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPRs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from May 1, 2021 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans (or Whole Loans) or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the specified CPRs until maturity or that all the Mortgage Loans (or Whole Loans) will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

Furthermore, in light of the recent COVID-19 pandemic, several of the Modeling Assumptions (particularly, those regarding the timely receipt of all scheduled loan payments and the absence of any delinquencies, defaults, forbearances, loan modifications and advances) may not prove to be entirely accurate.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans (or Whole Loans) are presented in terms of the CPR model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price	Prepayment Assumption (CPR)
(% of Initial Certificate Balance of Class A-1 certificates)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price	Prepayment Assumption (CPR)
(% of Initial Certificate Balance of Class A-2 certificates)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price	Prepayment Assumption (CPR)
(% of Initial Certificate Balance of Class A-SB certificates)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price	Prepayment Assumption (CPR)
(% of Initial Certificate Balancear of Class A-3 certificates)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price	Prepayment Assumption (CPR)
(% of Initial Certificate Balance of Class A-4 certificates)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class A-5 Certificates

Assumed Purchase Price	Prepayment Assumption (CPR)
(% of Initial Certificate Balance of Class A-5 certificates)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price	Prepayment Assumption (CPR)
(% of Initial Notional Amount of Class X-A certificates)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class A-M Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-M certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or different interpretations, and any such change or interpretation can apply retroactively. This discussion reflects provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). In addition, a REMIC was formed on April 5, 2021 (the “JW Marriott Nashville Loan REMIC”), which holds the JW Marriott Nashville mortgage loan and other related assets and issued a class of regular interests (of which the issuing entity will own a 50% interest, which is to be held by the Lower-Tier REMIC) and a single residual interest (of which the issuing entity will own a 0% interest). The Lower-Tier REMIC will hold the Mortgage Loans (excluding Excess Interest), an approximately 50% interest in the regular interests issued by the JW Marriott Nashville Loan REMIC and certain other assets and will issue (i) classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC. The Certificate Administrator will not be responsible for any tax administration relating to the JW Marriott Nashville Loan REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H, Class A-M, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J certificates and the regular interests that correspond in the aggregate to the VRR Interest (the “VRR Upper-Tier REMIC Regular Interests”), each representing a regular interest in the Upper-Tier REMIC (the

“Regular Interest”) and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each Intercreditor Agreement, (iii) compliance with each Non-Serviced PSA and the continued qualification of each respective REMIC formed thereunder, (iv) compliance with the JW Marriott Nashville Loan REMIC declaration and (v) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Sidley Austin LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Sidley Austin LLP, special tax counsel to the depositor, (a) the portion of the issuing entity consisting of the entitlement to Excess Interest and the Excess Interest Distribution Account and the VRR Upper-Tier Regular Interest will be classified as a trust under Treasury Regulations section 301.7701-4(c) (the “Grantor Trust”), (b) the VRR Interest will represent undivided beneficial interests in both the VRR Upper-Tier REMIC Regular Interest and the VRR Percentage of the Excess Interest and the Excess Interest Distribution Account under Section 671 of the Code, and (c) the Class S Certificates will represent undivided beneficial interests in the Non-VRR Percentage of the Excess Interest and the Excess Interest Distribution Account under Section 671 of the Code.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. It is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Regular Interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the Trust REMICs. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the Mortgage Loan documents that occurs more than two years after the Startup Day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or prepayment interest shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. It is expected that each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will evidence the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, 12 of the Mortgaged Properties (8.8%) are multifamily properties. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the Trust REMICs qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, the Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interest Holder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interest Holder’s basis in the Regular Interest. Regular Interest Holders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interest Holders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interest Holders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. We cannot assure you that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interests Holder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters) (in the case of the VRR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date (in the case of the VRR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). The issue price of the Regular Interests also includes the amount paid by an initial Regular Interest Holder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date).  Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class (plus excess interest accrued thereon), it is anticipated that the Class certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the certificate administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, such classes of Regular Interests will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of any such class may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR; provided that it is assumed that each ARD Loan prepays on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interest Holders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. It is anticipated that the Class certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interest Holder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest only certificates, the preceding sentence may not apply in the case of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on a Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interest Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule will not apply. If made, such selection will apply to all market discount instruments acquired by such Regular Interest Holder as of the first day of the taxable year for which the election is made and to all market discount instruments acquired thereafter. The election cannot be revoked without IRS consent. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 1276 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interest Holder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interest Holder may elect under Code Section 171 to amortize such premium under the constant yield method. If made, such election will apply to all premium debt instruments (other than those paying tax-exempt interest) held by the Holder of the Regular Interest on the first day of the taxable year to which the election applies and to all taxable, premium debt instruments acquired thereafter. The election cannot be revoked without IRS consent. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. Based on the foregoing, it is anticipated that the Class certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all taxable premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election and thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interest Holder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of Class X Certificates. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interest

Holders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the principal balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interest Holders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Provisions

Yield maintenance charges and prepayment premiums actually collected on the Mortgage Loans will be distributed to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class A-M, Class B, Class C, Class D and Class E certificates and the VRR Interest, respectively, as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of yield maintenance charges and prepayment premiums so allocated should be taxed to the holders of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class A-M, Class B, Class C, Class D and Class E certificates and the VRR Interest, respectively, but it is not expected, for federal income tax reporting purposes, that yield maintenance charges and prepayment premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of yield maintenance charges and prepayment premiums. Yield maintenance charges and prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class A-M, Class B, Class C, Class D and Class E certificates and the VRR Interest, respectively. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of yield maintenance charges and prepayment premiums.

Sale or Exchange of Regular Interests

If a Regular Interest Holder sells or exchanges a Regular Interest, such Regular Interest Holder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount, market discount or other amounts previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interest Holder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interest Holder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interest Holder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The rate for corporations is the same with respect to both ordinary income and capital gains. In connection with a sale or exchange of a VRR Interest, the related Regular Interest Holder must separately account for the sale or exchange of the related “regular interest” in the Upper-Tier REMIC and the related interest in the Grantor Trust.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to such Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of a REO Property, as applicable, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation of foreclosed property, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

REMIC Partnership Representative

A “partnership representative” (as defined in Code Section 6223) will represent each Trust REMIC in connection with any IRS and judicial proceeding relating to the REMIC and the PSA will designate the certificate administrator as such representative. Under the audit rules applicable to REMICs, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) the partnership representative acts as a REMIC’s sole representative and its actions, including agreeing to adjustments to REMIC taxable income, are binding on the residual interest holders and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The partnership representative will be directed to utilize any election or other exception available to make the holders of the Class R certificates, rather than the REMICs, liable for any taxes arising from audit adjustments to the related REMICs’ taxable incomes. It is unclear how any such elections may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such elections. Investors should discuss with their own tax advisors the possible effect of these rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interest Holders that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

“U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). A “Non-U.S. Person” is a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including payments of U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interest Holders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interest Holders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMICs. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the residual interest holders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under
“—Qualification as a REMIC” above.

These regulations also require that the certificate administrator make available information regarding interest income and information necessary to compute any original issue discount to (i) exempt recipients (including middlemen) and non-calendar year taxpayers, upon request, in accordance with the requirements of the regulations and (ii) Certificateholders who do not hold their certificates through a middleman. The information must be provided to parties specified in clause (i) on or before the later of the 30th day after the close of the calendar year to which the request relates and 14 days after the receipt of the request. The information must be provided to parties specified in clause (ii) on or before March 15 of the calendar year for which the statement is being furnished.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX

ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Offered Certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Offered Certificates. We cannot assure you that holders of Offered Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local and any other tax consequences of an investment in the Offered Certificates.

Method of Distribution (Conflicts of Interest)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), between the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	Deutsche Bank Securities Inc	Citigroup Global Markets Inc.
Class A-1	$	$
Class A-2	$	$
Class A-SB	$	$
Class A-3	$	$
Class A-4	$	$
Class A-5	$	$
Class X-A	$	$
Class A-M	$	$
Class B	$	$
Class C	$	$

Class	Goldman Sachs & Co. LLC	J.P. Morgan Securities LLC
Class A-1	$	$
Class A-2	$	$
Class A-SB	$	$
Class A-3	$	$
Class A-4	$	$
Class A-5	$	$
Class X-A	$	$
Class A-M	$	$
Class B	$	$
Class C	$	$

Class	Academy Securities, Inc	Mischler Financial Group, Inc.
Class A-1	$	$
Class A-2	$	$
Class A-SB	$	$
Class A-3	$	$
Class A-4	$	$
Class A-5	$	$
Class X-A	$	$
Class A-M	$	$
Class B	$	$
Class C	$	$

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and will contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately % of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from May 1, 2021, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at approximately $, excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in 2 business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of the depositor, one of the sponsors, one of the originators, the holder of the VRR Interest and the Risk Retention Consultation Party. Citigroup Global Markets Inc., one of the underwriters, is an affiliate of one of the sponsors and one of the originators. Goldman Sachs & Co. LLC, one of the underwriters, is an affiliate of one of the sponsors and one of the originators. J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of one of the sponsors and one of the originators.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is expected to be directed to affiliates of Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, which are underwriters for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Deutsche Bank Securities Inc., of the purchase price for the Offered Certificates, the payment described in the next paragraph and the following payments: (i) the payment by the depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans to be sold to the depositor by GACC, (ii) the payment by the depositor to CREFI, an affiliate of Citigroup Global Markets Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by CREFI, (iii) the payment by the depositor to GSMC, an affiliate of Goldman Sachs & Co. LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by GSMC, and (iv) the payment by the depositor to JPMCB, an affiliate of J.P. Morgan Securities LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by JPMCB. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described above in this paragraph and the prior paragraph, Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, any disclosures filed, on or prior to the date of filing of this prospectus, as exhibits to Form ABS-EE by or on behalf of the depositor with respect to the issuing entity will be deemed to be incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 60 Wall Street, New York, New York 10005, Attention: President, or by telephone at (212) 250-2500.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-226943) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, and reports on Forms ABS-15G and Forms ABS-EE and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with, or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or to Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the fiduciary responsibility provisions of ERISA or to Section 4975 of the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be

“significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemption

The U.S. Department of Labor has issued an administrative exemption to Deutsche Bank Securities Inc., as Department Final Authorization Number 97-03E (December 9, 1996), as amended by Prohibited Transaction Exemption 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Sections 4975(a) and (b) of the Code, certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Deutsche Bank Securities Inc., provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief:

First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party.

Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”).

Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities.

Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith.

Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an

Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Each purchaser of Offered Certificates that is an ERISA Plan will be deemed to have represented and warranted that (i) none of the depositor, the issuing entity, the trustee, any underwriter, the master servicer, the special servicer, the Certificate Administrator, the operating advisor, the asset representations reviewer, or any of their respective affiliated entities, has provided any investment advice within the meaning of Section 3(21) of ERISA (and regulations thereunder) to the ERISA Plan, or to any fiduciary or other person making the decision to invest the assets of the ERISA Plan (“Fiduciary”), in connection with its acquisition of Certificates, and (ii) the Fiduciary is exercising its own independent judgment in evaluating the transaction.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”); and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the certificates and material federal income tax matters will be passed upon for the depositor by Sidley Austin LLP. Certain legal matters will be passed upon for the underwriters by Cadwalader, Wickersham & Taft LLP.

Ratings

It is a condition to their issuance that the Offered Certificates receive investment grade credit ratings from each of the Rating Agencies engaged by the Depositor to rate such class of certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each distribution date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in June 2054. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of yield maintenance charges, prepayment charges, prepayment premiums, prepayment fees or penalties or default interest or post anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest or (ii) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Index of Defined Terms

17g-5 Information Provider	329
1986 Act	484
1996 Act	463
401(c) Regulations	501
AB Modified Loan	376
AB Whole Loan	210
Acceptable Insurance Default	381
Accrued AB Loan Interest	313
Acting General Counsel’s Letter	136
Actual/360 Basis	32, 193
Actual/360 Loans	354
ADA	465
Administrative Cost Rate	308
ADR	147
Advances	350
Affirmative Asset Review Vote	416
Aggregate Available Funds	301
Aggregate Principal Distribution Amount	309
Allocated Loan Amount	147
Amazon Seattle Control Appraisal Period	238
Amazon Seattle Controlling Noteholder	236
Amazon Seattle Defaulted Note Purchase Date	240
Amazon Seattle Intercreditor Agreement	232
Amazon Seattle Lead Securitization	238
Amazon Seattle Major Decision	238
Amazon Seattle Mortgage Loan	231
Amazon Seattle Mortgaged Property	231
Amazon Seattle Non-Controlling Note A Holder	239
Amazon Seattle Non-Lead Securitization	239
Amazon Seattle Note A ARD Interest	236
Amazon Seattle Note A Holders	231
Amazon Seattle Note A Percentage Interest	236
Amazon Seattle Note A Rate	236
Amazon Seattle Note A Relative Spread	236
Amazon Seattle Note A Subordinate Class Representative	239
Amazon Seattle Note A-1	231
Amazon Seattle Note A-1 Holder	236
Amazon Seattle Note A-2	231
Amazon Seattle Note A-2 Holder	236
Amazon Seattle Note A-3	231
Amazon Seattle Note A-3 Holder	236
Amazon Seattle Note A-4	231
Amazon Seattle Note A-5	231
Amazon Seattle Note A-5 Holder	236
Amazon Seattle Note B	231
Amazon Seattle Note B ARD Interest	236

Amazon Seattle Note B Holder	232
Amazon Seattle Note B Percentage Interest	236
Amazon Seattle Note B Rate	236
Amazon Seattle Note B Relative Spread	236
Amazon Seattle Noteholder	239
Amazon Seattle Noteholders	232
Amazon Seattle Purchase Notice	240
Amazon Seattle Senior Mortgage Loan	231
Amazon Seattle Senior Notes	231
Amazon Seattle Sequential Pay Event	236
Amazon Seattle Threshold Event Cure	239
Amazon Seattle Trust Subordinate Companion Loan	232
Amazon Seattle Whole Loan	231
Amazon Seattle Workout	233
Annual Debt Service	147
Anticipated Repayment Date	193
Appraisal Reduction Amount	373
Appraisal Reduction Event	371
Appraised Value	148
Appraised-Out Class	377
Approved Exchange	18
ARD Loan	193
ARD Loans	193
ASR Consultation Process	391
Assessment of Compliance	445
Asset Representations Reviewer Asset Review Fee	370
Asset Representations Reviewer Fee Cap	370
Asset Representations Reviewer Termination Event	421
Asset Review	417
Asset Review Notice	416
Asset Review Quorum	416
Asset Review Report	418
Asset Review Report Summary	419
Asset Review Standard	418
Asset Review Trigger	415
Asset Review Vote Election	416
Asset Status Report	389
Assumed Final Distribution Date	315
Assumed Scheduled Payment	310
Attestation Report	445
Available Funds	302
Balloon Balance	148
Balloon LTV	149
Base Interest Fraction	315
Benchmark 2021-B23 PSA	210
Benchmark 2021-B24 PSA	210
Benchmark 2021-B25 PSA	210

Benefit Plan Investors	498
BGME Trust 2021-VR Securitization	227
Borrower Party	323
Borrower Party Affiliate	323
B-Piece Buyer	119
Breach Notice	340
BSCMI	268
Burlingame Point Certificate Registrar	230
Burlingame Point Co-Lender Agreement	228
Burlingame Point Companion Loans	227
Burlingame Point Consultation Termination Event	230
Burlingame Point Directing Holder	230
Burlingame Point Master Servicer	228
Burlingame Point Mortgage Loan	227
Burlingame Point Non-Standalone Pari Passu Companion Loans	227
Burlingame Point Pari Passu Companion Loans	227
Burlingame Point Special Servicer	228
Burlingame Point Standalone Companion Loans	227
Burlingame Point Standalone Pari Passu Companion Loans	227
Burlingame Point Subordinate Companion Loans	227
Burlingame Point Whole Loan	227
Business Day	355
CERCLA	462
Certificate Administrator/Trustee Fee	369
Certificate Administrator/Trustee Fee Rate	369
Certificate Balance	299
Certificate Owners	331
Certificateholder	324
Certificateholder Quorum	424
Certificateholder Repurchase Request	434
Certifying Certificateholder	333
CGMRC	250
Class A-SB Planned Principal Balance	310
Class X Certificates	3, 298
Class X-A Strip Rates	306
Class X-B Strip Rate	306
Class X-D Strip Rate	307
Class X-F Strip Rate	307
Class X-G Strip Rate	307
Class X-H Strip Rate	307
Clearstream	330
Clearstream Participants	332
Closing Date	146
Closing Date Deposit Amount	49
CMBS	139
Code	481
Collateral Deficiency Amount	377
Collection Account	353
Collection Period	302

Communication Request	334
Companion Loan	145
Companion Loan Holder	208
Compensating Interest Payment	317
Computershare	277
Constant Prepayment Rate	473
Consultation Termination Event	404
Control Appraisal Period	210
Control Eligible Certificates	398
Control Note	210
Control Termination Event	403
Controlling Class	398
Controlling Class Certificateholder	398
Controlling Holder	210
Controlling Note	210
Corrected Loan	389
COVID Modification	372
COVID Modification Agreement	373
COVID Modified Loan	373
COVID-19	59
COVID-19 Emergency	372
CPR	473
Credit Risk Retention Rules	295
CREFC®	321
CREFC® Intellectual Property Royalty License Fee	371
CREFC® Intellectual Property Royalty License Fee Rate	371
CREFC® Reports	320
CREFI	249
CREFI Data File	251
CREFI Mortgage Loans	249
CREFI Securitization Database	251
Crossover Date	305
CTS	277
Cumulative Appraisal Reduction Amount	376
Cure/Contest Period	418
Curing Equus Industrial Portfolio Noteholder	222
Current Lot 11 Lease	172
Current LTV	149
Cut-off Date	145
Cut-off Date Balance	148
Cut-off Date LTV Ratio	149
Cut-off Date UW NCF	151
daily portions	486
DBNY	242, 294
DBRI	242
Defaulted Loan	395
Defeasance Deposit	198
Defeasance Loans	197
Defeasance Lock-Out Period	197
Defeasance Option	197
Definitive Certificate	330
Delegated Directive	14
Delinquent Loan	416

Depositaries	331
Determination Date	300
Deutsche Bank	242
Diligence File	338
Directing Holder	397
Directing Holder Asset Status Report Review Process	391
Disclosable Special Servicer Fees	369
Discount Rate	194
Dispute Resolution Consultation	437
Dispute Resolution Cut-off Date	436
Distribution Accounts	353
Distribution Date	300
DMARC	242
Dodd-Frank Act	142
DOJ	242
DOL	498
DTC	330
DTC Participants	331
DTC Rules	332
Due Date	193, 302
Due Diligence Questionnaire	251
Earnout Release Conditions	172
Earnout Retained Amounts	172
EDGAR	497
EEA	14
Eligible Asset Representations Reviewer	419
Eligible Operating Advisor	410
Enforcing Party	435
Enforcing Servicer	434
Equus Industrial Portfolio A Notes	217
Equus Industrial Portfolio B Notes	217
Equus Industrial Portfolio Co-Lender Agreement	218
Equus Industrial Portfolio Companion Loans	217
Equus Industrial Portfolio Control Appraisal Period	223
Equus Industrial Portfolio Controlling Noteholder	223
Equus Industrial Portfolio Directing Note B Holder	223
Equus Industrial Portfolio Lead Pari Passu Note	217
Equus Industrial Portfolio Major Decision	224
Equus Industrial Portfolio Master Servicer	232
Equus Industrial Portfolio Non-Controlling Noteholders	226
Equus Industrial Portfolio Non-Lead Pari Passu Note	217
Equus Industrial Portfolio Note A Holders	217

Equus Industrial Portfolio Note B Holders	217
Equus Industrial Portfolio Noteholders	217, 218
Equus Industrial Portfolio Notes	217
Equus Industrial Portfolio Pari Passu Companion Loan	217
Equus Industrial Portfolio Percentage Interest	221
Equus Industrial Portfolio PSA	232
Equus Industrial Portfolio Relative Spread	221
Equus Industrial Portfolio Senior Mortgage Loan	217
Equus Industrial Portfolio Sequential Pay Event	221
Equus Industrial Portfolio Subordinate Companion Loan	217
Equus Industrial Portfolio Threshold Event Collateral	224
Equus Industrial Portfolio Whole Loan	217
Equus Release Price	199
ESA	167, 246, 272
Escrow/Reserve Mitigating Circumstances	249, 274
EU	140
EU Institutional Investor	140
EU Investor Requirements	140
EU PRIIPS Regulation	14
EU Prospectus Regulation	14
EU Qualified Investor	14
EU Retail Investor	14
EU Securitization Regulation	140
EU SR Rules	140
Euroclear	330
Euroclear Operator	332
Euroclear Participants	332
EUWA	14, 140
Excess Interest	193
Excess Interest Distribution Account	353, 354
Excess Prepayment Interest Shortfall	318
Exchange Act	241, 249
Excluded Controlling Class Holder	322
Excluded Controlling Class Loan	323
Excluded Information	323
Excluded Loan	323
Excluded Plan	500
Excluded Special Servicer	425
Excluded Special Servicer Mortgage Loan	425
Exemption	499
Exemption Rating Agency	499
FATCA	492
FDIA	134
FDIC	135
FDIC Safe Harbor	135
FETL	18

Fiduciary	501
FIEL	19
Final Asset Status Report	392
Final Dispute Resolution Election Notice	437
Financial Promotion Order	15
FIRREA	136, 246, 272
Fitch	283, 443
FPO Persons	15
FSCMA	18
FSMA	14, 140
GACC	145, 241
GACC Data Tape	243
GACC Deal Team	243
GACC Mortgage Loans	243
Gain-on-Sale Reserve Account	354
Gardens Plaza Office Outparcel	202
Gardens Plaza Parking Garage	174
Gardens Plaza Parking Garage Outparcel	174
Gardens Plaza Release Amount	202
Gardens Plaza Release DSCR	202
Gardens Plaza Release DSCR Paydown Amount	202
Garn Act	464
Goldman Originator	261
grace period	193
Grantor Trust	54, 482
GS Bank	135, 258, 259
GSMC	145, 258
GSMC Data Tape	259
GSMC Deal Team	259
GSMC Mortgage Loans	258
Hard Lockbox	148
HPD	187
HSTP Act	74
Indirect Participants	331
Initial Delivery Date	389
Initial Pool Balance	145
Initial Rate	193
Initial Requesting Certificateholder	434
In-Place Cash Management	148
Institutional Investor	18
Insurance and Condemnation Proceeds	353
Intercreditor Agreement	208
Interest Accrual Amount	308
Interest Accrual Period	309
Interest Distribution Amount	308
Interest Payment Differential	195
Interest Reserve Account	354
Interest Shortfall	308
Interested Person	396
Intermediary	492
Investment Company Act	2
Investor Certification	324
Investor Q&A Forum	328
Investor Registry	329

IO Group YM Distribution Amount	314
Japanese Retention Requirement	19
JFSA	19
JPMCB	145, 268
JPMCB Data Tape	269
JPMCB Deal Team	269
JPMCB Mortgage Loans	269
JPMCB’s Qualification Criteria	270
JPMCCMSC	268
JRR Rule	19
JW Marriott Nashville Loan REMIC	54, 481
KBRA	443
KeyBank	279
Largest Tenant	148
LDA	156
Lease Expiration	148
Liquidation Fee	365
Liquidation Proceeds	365
Loan Amount	199
Loan Per Net Rentable Area	149
Loan-to-Value Ratio	149
Loan-to-Value Ratio at Maturity or ARD	149
Loss of Value Payment	342
Lot 11 Debt Yield	172
Lot 11 Projected NOI	172
Lot 11 Tenant	172
Lower-Tier Regular Interests	481
Lower-Tier REMIC	54, 481
Lower-Tier REMIC Distribution Account	353
LTV Ratio	149
LTV Ratio at Maturity or ARD	149
MAI	343
Major Decision	399
Major Decision Reporting Package	399
Market Discount	487
MAS	17
Master Servicer Major Decision	402
Master Servicer Proposed Course of Action Notice	435
Master Servicer Remittance Date	349
Master Servicing Fee	362
Master Servicing Fee Rate	362
Material Defect	340
Maturity Date LTV Ratio	149
Midland	285
Midland Agreement Losses	291
Midland Parties	290
Midland Primary Servicer Termination Event	292
Midland Primary Servicing Agreement	285, 288
Midland Serviced Mortgage Loans	285
MIFID II	14
MLPA	334
MOA	295
Modeling Assumptions	473
Modification Fees	367

Modified Mortgage Loan	372
Mortgage	146
Mortgage File	335
Mortgage Loan Seller	241
Mortgage Loans	145
Mortgage Note	146
Mortgage Pool	145
Mortgage Rate	308
Mortgaged Property	146
Most Recent NOI	149
MSA	149
MZB	172
Natixis	278
Net Default Interest	362
Net Mortgage Rate	308
Net Operating Income	149
Net Prepayment Interest Excess	317
New Haven Developer	156
New Leasing Costs	172
NFIP	92
NI 33-105	20
NOI	149
NOI Date	149
Non-Control Note	210
Non-Controlling Holder	210, 213
non-offered certificates	30
non-qualified intermediary	492
Nonrecoverable Advance	351
Non-Reduced Certificates	424
Non-Serviced AB Whole Loan	211
Non-Serviced Certificate Administrator	210
Non-Serviced Companion Loan	210
Non-Serviced Custodian	210
Non-Serviced Directing Holder	210
Non-Serviced Master Servicer	210
Non-Serviced Mortgage Loan	211
Non-Serviced Pari Passu Companion Loan	211
Non-Serviced Pari Passu Whole Loan	211
Non-Serviced PSA	211
Non-Serviced Securitization Trust	211
Non-Serviced Special Servicer	211
Non-Serviced Trustee	211
Non-Serviced Whole Loan	211
Non-U.S. Person	492
Non-VRR Certificates	30, 298
Non-VRR Percentage	297
Notional Amount	300
NRA	150
NRSRO	322, 429, 502
NRSRO Certification	325
NYSDEC	170, 6
Occupancy	150
Occupancy Date	150
offered certificates	30
Offered Certificates	298

Offsetting Modification Fees	368
OID Regulations	484
OLA	136
Operating Advisor Annual Report	409
Operating Advisor Consulting Fee	369
Operating Advisor Expenses	370
Operating Advisor Fee	369
Operating Advisor Fee Rate	369
Operating Advisor Standard	408
Operating Advisor Termination Event	412
Original Balance	150
P&I Advance	349
PADEP	170, 171
PAR	247, 273
Pari Passu Companion Loan	145
Park Bridge Financial	293
Park Bridge Lender Services	293
Participants	330
Parties in Interest	498
Pass-Through Rate	306
PATRIOT Act	466
PCO	188
PCR	257, 266
Periodic Payments	301
Permitted Investments	301
Permitted Special Servicer/Affiliate Fees	368
PIPs	86, 171
Plans	498
PML	266
PRC	16
Preliminary Dispute Resolution Election Notice	436
Prepayment Assumption	486
Prepayment Interest Excess	316
Prepayment Interest Shortfall	316
Prepayment Provision	150
Prime Rate	353
principal balance certificates	3
Principal Balance Certificates	298
Principal Distribution Amount	309
Principal Shortfall	310
Privileged Information	411
Privileged Information Exception	411
Privileged Person	322
Prohibited Prepayment	317
Promotion of Collective Investment Schemes Exemptions Order	16
Proposed Course of Action	436
Proposed Course of Action Notice	436
PSA	298
PSA Party Repurchase Request	435
PSP	282
PTCE	501
Purchase Price	342
Qualified Intermediary	492
Qualified Replacement Special Servicer	424

Qualified Substitute Mortgage Loan	343
Qualifying CRE Loan Percentage	295
RAC No-Response Scenario	443
Rated Final Distribution Date	316
Rating Agencies	443
Rating Agency Confirmation	443
REA	72
Realized Loss	319
REC	167
Record Date	300
Registration Statement	497
Regular Interest	482
Regular Interest Holder	484
Regulation AB	445
Reimbursement Rate	353
Reinvestment Yield	194
Related Group	150
Related Proceeds	351
Release Date	198
Relevant Persons	16
Relief Act	465
REMIC	481
REMIC Regulations	481
REO Account	355
REO Loan	311
REO Property	388
Repurchase Request	435
Requesting Certificateholder	437
Requesting Holders	378
Requesting Investor	334
Requesting Party	442
Required Risk Retention Percentage	295
Requirements	466
Residual Certificates	298
Resolution Failure	435
Resolved	435
Restricted Group	499
Restricted Mezzanine Holder	323
Restricted Party	411
Retaining Parties	295
Retaining Sponsor	294
Review Materials	416
Revised Rate	193
RevPAR	150
Risk Retention Consultation Party	323
Rooms	154
Rule 15Ga-1	275
Rule 17g-5	325
S&P	443
Scheduled Principal Distribution Amount	309
SEC	241, 249
Securities Act	445
Securitization Accounts	355
Securitization Regulations	141
SEL	266
Senior Certificates	298

Senior Principal Balance Certificates	298
Serviced AB Mortgage Loan	211
Serviced AB Whole Loan	211
Serviced Companion Loan	211
Serviced Mortgage Loan	211
Serviced Pari Passu Companion Loan	211
Serviced Pari Passu Companion Loan Securities	293
Serviced Pari Passu Mortgage Loan	211
Serviced Pari Passu Whole Loan	212
Serviced Subordinate Companion Loan	212
Serviced Whole Loan	212
Serviced Whole Loan Custodial Account	353
Servicer Termination Event	427, 429
Servicing Advances	350
Servicing Compensation	363
Servicing Fee	362
Servicing Fee Rate	362
Servicing Standard	348
Servicing Transfer Event	388
SF	151
SFA	17
SFO	17
Similar Law	498
Situs	283
Situs Holdings	282
Small Loan Appraisal Estimate	374
SMMEA	502
Soft Lockbox	150
Soft Springing Hard Lockbox	150
Sole Certificateholder	368
Special Servicer Major Decision	402
Special Servicer Non-Major Decision	382
Special Servicing Fee	364
Special Servicing Fee Rate	364
Specially Serviced Loans	387
Speedway	170, 6
Sponsor	241
Springing Cash Management	150
Springing Lockbox	151
Sq. Ft.	151
Square Feet	151
SR Institutional Investors	141
SR Investor Requirements	141
SR Rules	141
Startup Day	482
Stated Principal Balance	310
Stone Point	282
Subject Loans	370
Subordinate Certificates	298
Subordinate Companion Loan	145, 212
Subsequent Asset Status Report	389
Sub-Servicing Agreement	348
Sub-Servicing Entity	428
T-12	151
TCO	188

TCPC	177
Term to Maturity	151
Terms and Conditions	333
Tests	418
Title V	465
Trailing 12 NOI	149
Trident VI Funds	282
TRIPRA	93
Trust	276
trust directing holder	26
Trust Directing Holder	397
Trust REMIC	54
Trust REMICs	481
TTM	151
U.S. Obligations	195
U.S. Person	492
UCC	452
UK	14, 140
UK Institutional Investor	141
UK Investor Requirements	140
UK MIFIR Product Governance Rules	15
UK PRIIPS Regulation	15
UK Prospectus Regulation	15
UK Qualified Investor	15
UK Retail Investor	14
UK SR Rules	140
Underwriter Entities	113
Underwriting Agreement	494
Underwritten EGI	151, 154
Underwritten Expenses	151
Underwritten NCF	151
Underwritten NCF Debt Yield	151
Underwritten NCF DSCR	152
Underwritten Net Cash Flow	151
Underwritten Net Cash Flow DSCR	152
Underwritten Net Operating Income	152
Underwritten Net Operating Income DSCR	153
Underwritten NOI	152
Underwritten NOI Debt Yield	151
Underwritten NOI DSCR	153

Underwritten Revenues	154
Units	154
Unscheduled Principal Distribution Amount	310
Unsolicited Information	417
Updated Appraisal	375
Upper-Tier REMIC	54, 481
Upper-Tier REMIC Distribution Account	353
USTs	171
UW EGI	151, 154
UW Expenses	151
UW NCF	151
UW NCF Debt Yield	151
UW NCF DSCR	152
UW NOI	152
UW NOI Debt Yield	151
UW NOI DSCR	153
Volcker Rule	142
Voting Rights	329
VRR Allocation Percentage	297
VRR Available Funds	295
VRR Interest	4, 294
VRR Interest Distribution Amount	297
VRR Percentage	297
VRR Principal Distribution Amount	297
VRR Realized Loss	296
VRR Realized Loss Interest Distribution Amount	297
VRR Upper-Tier REMIC Regular Interests	481
WAC rate	3
WAC Rate	307
Weighted Average Mortgage Rate	154
Wells Fargo Bank	277
Whole Loan	145, 212
Withheld Amounts	354
Workout Fee	364
Workout-Delayed Reimbursement Amount	352
YM/Defeasance Loans	196

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

BMARK 2021-B26

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group	Address	City	County	State
								1
1.00	Loan	2, 32, 33	1	Burlingame Point	9.8%	100.0%	GSBI, DBRI, JPMCB	GSMC, GACC, JPMCB	NAP	NAP	300, 307, 311, 322, 333 Airport Boulevard	Burlingame	San Mateo	California
2.00	Loan	2, 32	33	Equus Industrial Portfolio	9.7%		GSBI, MSBNA, MSMCH	GSMC	NAP	NAP	Various	Various	Various	Various
2.01	Property		1	375 Kenyon Road	0.8%	8.2%					375 Kenyon Road	Suffolk	Suffolk City	Virginia
2.02	Property		1	1006 Centerpoint Drive	0.7%	7.2%					1006 Centerpoint Drive	Suffolk	Suffolk City	Virginia
2.03	Property		1	1125 Vaughn Parkway	0.6%	5.8%					1125 Vaughn Parkway	Portland	Robertson	Tennessee
2.04	Property		1	261 Development Drive	0.6%	5.8%					261 Development Drive	Inwood	Berkeley	West Virginia
2.05	Property		1	Graystone - Snowden Bridge	0.6%	5.7%					341 Snowden Bridge Boulevard	Stephenson	Frederick	Virginia
2.06	Property		1	1010 Centerpoint Drive	0.5%	5.7%					1010 Centerpoint Drive	Suffolk	Suffolk City	Virginia
2.07	Property		1	Lot 11	0.5%	5.6%					1201 Enterprise Drive	Suffolk	Suffolk City	Virginia
2.08	Property		1	40 Tyson Drive	0.5%	5.6%					40 Tyson Drive	Winchester	Frederick	Virginia
2.09	Property		1	1020 Centerpoint Drive	0.5%	5.5%					1020 Centerpoint Drive	Suffolk	Suffolk City	Virginia
2.10	Property		1	75 Tyson Drive	0.5%	4.8%					75 Tyson Drive	Winchester	Frederick	Virginia
2.11	Property		1	1042 Fred White Boulevard	0.3%	3.6%					1042 Fred White Boulevard	Portland	Robertson	Tennessee
2.12	Property		1	3516 South Military Highway	0.3%	3.6%					3516 South Military Highway	Chesapeake	Chesapeake City	Virginia
2.13	Property		1	104 Challenger Drive	0.3%	3.2%					104 Challenger Drive	Portland	Sumner	Tennessee
2.14	Property		1	1115 Vaughn Parkway	0.3%	3.1%					1115 Vaughn Parkway	Portland	Robertson	Tennessee
2.15	Property		1	1335 Northmeadow Parkway	0.2%	2.3%					1335 Northmeadow Parkway	Roswell	Fulton	Georgia
2.16	Property		1	250 Hembree Park Drive	0.2%	1.9%					250 Hembree Park Drive	Roswell	Fulton	Georgia
2.17	Property		1	660 Hembree Parkway	0.2%	1.9%					660 Hembree Parkway	Roswell	Fulton	Georgia
2.18	Property		1	11820 Wills Road	0.2%	1.8%					11820 Wills Road	Alpharetta	Fulton	Georgia
2.19	Property		1	1325 Northmeadow Parkway	0.2%	1.8%					1325 Northmeadow Parkway	Roswell	Fulton	Georgia
2.20	Property		1	11545 Wills Road	0.2%	1.7%					11545 Wills Road	Alpharetta	Fulton	Georgia
2.21	Property		1	1350 Northmeadow Parkway	0.1%	1.6%					1350 Northmeadow Parkway	Roswell	Fulton	Georgia
2.22	Property		1	1175 Northmeadow Parkway	0.1%	1.5%					1175 Northmeadow Parkway	Roswell	Fulton	Georgia
2.23	Property		1	1125 Northmeadow Parkway	0.1%	1.4%					1125 Northmeadow Parkway	Roswell	Fulton	Georgia
2.24	Property		1	1250 Northmeadow Parkway	0.1%	1.3%					1250 Northmeadow Parkway	Roswell	Fulton	Georgia
2.25	Property		1	11390 Old Roswell Road	0.1%	1.2%					11390 Old Roswell Road	Alpharetta	Fulton	Georgia
2.26	Property		1	1150 Northmeadow Parkway	0.1%	1.2%					1150 Northmeadow Parkway	Roswell	Fulton	Georgia
2.27	Property		1	1200 Northmeadow Parkway	0.1%	1.1%					1200 Northmeadow Parkway	Roswell	Fulton	Georgia
2.28	Property		1	1100 Northmeadow Parkway	0.1%	1.1%					1100 Northmeadow Parkway	Roswell	Fulton	Georgia
2.29	Property		1	11810 Wills Road	0.1%	1.1%					11810 Wills Road	Alpharetta	Fulton	Georgia
2.30	Property		1	1115 Northmeadow Parkway	0.1%	1.0%					1115 Northmeadow Parkway	Roswell	Fulton	Georgia
2.31	Property		1	1225 Northmeadow Parkway	0.1%	1.0%					1225 Northmeadow Parkway	Roswell	Fulton	Georgia
2.32	Property		1	1400 Hembree Road	0.1%	1.0%					1400 Hembree Road	Roswell	Fulton	Georgia
2.33	Property		1	11800 Wills Road	0.1%	0.9%					11800 Wills Road	Alpharetta	Fulton	Georgia
3.00	Loan	2, 32, 33	1	Amazon Seattle	9.5%	100.0%	DBRI	GACC	NAP	NAP	300 Pine Street	Seattle	King	Washington
4.00	Loan	2, 31	1	iPark 84 Innovation Center	6.1%	100.0%	CREFI	CREFI	NAP	NAP	2070 Route 52, 700 South Drive and 755 East Drive	Hopewell Junction	Dutchess	New York
5.00	Loan	31	16	ExchangeRight Net Leased Portfolio #46	4.3%		CREFI	CREFI	NAP	NAP	Various	Various	Various	Various
5.01	Property		1	Publix - Gulf Breeze	0.8%	18.3%					1430 Tiger Park Lane	Gulf Breeze	Santa Rosa	Florida
5.02	Property		1	GIANT Food Store - Dickson City	0.7%	16.6%					1550 Main Street	Dickson City	Lackawanna	Pennsylvania
5.03	Property		1	Fresenius Medical Care - Riverdale	0.4%	9.3%					181 Upper Riverdale Road	Riverdale	Clayton	Georgia
5.04	Property		1	CVS Pharmacy - Corpus Christi	0.3%	7.7%					4166 South Staples Street	Corpus Christi	Nueces	Texas
5.05	Property		1	Walgreens - Hometown	0.3%	7.6%					8701 South Cicero Avenue	Hometown	Cook	Illinois
5.06	Property		1	Walgreens - Powder Springs	0.2%	5.7%					1070 Richard D Sailors Parkway	Powder Springs	Cobb	Georgia
5.07	Property		1	Walgreens - Tulsa	0.2%	5.6%					7111 South Lewis Avenue	Tulsa	Tulsa	Oklahoma
5.08	Property		1	CVS Pharmacy - Nashville	0.2%	5.4%					2500 Lebanon Pike	Nashville	Davidson	Tennessee
5.09	Property		1	Fresenius Medical Care - Baton Rouge	0.2%	4.6%					1280 O’Neal Lane	Baton Rouge	East Baton Rouge	Louisiana
5.10	Property		1	PNC Bank - Milford	0.2%	4.4%					1105 Ohio Highway 28	Milford	Clermont	Ohio
5.11	Property		1	Dollar Tree - Meraux	0.1%	2.8%					4132 East Judge Perez Drive	Meraux	Saint Bernard	Louisiana
5.12	Property		1	Family Dollar - Lufkin	0.1%	2.7%					419 North Timberland Drive	Lufkin	Angelina	Texas
5.13	Property		1	Dollar General - Converse	0.1%	2.5%					5822 Farm-to-Market Road 1516 North	Converse	Bexar	Texas
5.14	Property		1	Dollar Tree - Fultondale	0.1%	2.5%					1205 Decatur Highway	Fultondale	Jefferson	Alabama
5.15	Property		1	Dollar General - Anderson	0.1%	2.4%					3731 Highway 81 North	Anderson	Anderson	South Carolina
5.16	Property		1	Dollar Tree - Martins Ferry	0.1%	2.0%					500 South Zane Highway	Martins Ferry	Belmont	Ohio
6.00	Loan	31	6	OmniMax Industrial Portfolio I	4.3%		CREFI	CREFI	NAP	NAP	Various	Various	Various	Various
6.01	Property		1	OmniMax - Lancaster	1.6%	36.2%					450 Richardson Drive	Lancaster	Lancaster	Pennsylvania
6.02	Property		1	OmniMax - Feasterville	1.0%	23.6%					805 Pennsylvania Boulevard	Feasterville-Trevose	Bucks	Pennsylvania
6.03	Property		1	OmniMax - Jacksonville	0.6%	13.7%					6940 Stuart Avenue	Jacksonville	Duval	Florida
6.04	Property		1	OmniMax - Romoland	0.5%	12.7%					28921 CA-74	Romoland	Riverside	California
6.05	Property		1	OmniMax - Cleveland	0.3%	7.1%					799 Industrial Drive Southwest	Cleveland	Bradley	Tennessee
6.06	Property		1	OmniMax - Waco	0.3%	6.7%					2525 Gholson Road	Waco	McLennan	Texas
7.00	Loan		4	Amsdell FL & GA Portfolio	4.2%		CREFI	CREFI	NAP	NAP	Various	Various	Various	Various
7.01	Property		1	Compass Self Storage - Conyers	1.3%	30.5%					1602 Lakefield Drive Southeast	Conyers	Rockdale	Georgia
7.02	Property		1	Compass Self Storage - Fairburn	1.2%	28.3%					8335 Senoia Road	Fairburn	Fulton	Georgia
7.03	Property		1	Compass Self Storage - Tampa	1.0%	24.6%					14529 Bruce B Downs Boulevard	Tampa	Hillsborough	Florida
7.04	Property		1	Compass Self Storage - Whitsett	0.7%	16.6%					6605 Burlington Road	Whitsett	Guilford	North Carolina
8.00	Loan		1	1625 & 1747 North Market	4.0%	100.0%	CREFI	CREFI	NAP	NAP	1625 & 1747 North Market Boulevard	Sacramento	Sacramento	California
9.00	Loan	34	1	8111 Gatehouse Road	3.8%	100.0%	DBRI	GACC	NAP	NAP	8111 Gatehouse Road	Falls Church	Fairfax	Virginia
10.00	Loan		3	Performance Food Group	3.2%		DBRI	GACC	Yes - Group 1	NAP	Various	Various	Various	Various
10.01	Property		1	920 Irwin Run Road	1.2%	35.9%					920 Irwin Run Road	West Mifflin	Allegheny	Pennsylvania
10.02	Property		1	2085 East Michigan Avenue	1.1%	33.5%					2085 East Michigan Avenue	Ypsilanti	Washtenaw	Michigan
10.03	Property		1	1982 Commerce Circle	1.0%	30.6%					1982 Commerce Circle	Springfield	Clark	Ohio
11.00	Loan		24	InCommercial Net Lease Portfolio #3	3.1%		CREFI	CREFI	NAP	NAP	Various	Various	Various	Various
11.01	Property		1	Kohl’s Nicholasville	0.6%	19.7%					150 Kohls Drive	Nicholasville	Jessamine	Kentucky
11.02	Property		1	Fresenius - Medical Center	0.3%	10.0%					905 Medical Center Parkway	Selma	Dallas	Alabama
11.03	Property		1	Walgreens - Greenville	0.3%	8.3%					1000 East Main Street	Greenville	Darke	Ohio
11.04	Property		1	Fresenius - Park Place	0.2%	6.8%					200 South Park Place	Selma	Dallas	Alabama
11.05	Property		1	Fresenius - Camden	0.2%	5.2%					229 Camden Bypass	Camden	Wilcox	Alabama
11.06	Property		1	Dollar General - Middleton	0.1%	3.5%					704 South Main Street	Middleton	Hardeman	Tennessee
11.07	Property		1	Dollar General - Walnut	0.1%	3.3%					221 Gary Boyd Pass	Walnut	Tippah	Mississippi
11.08	Property		1	Dollar General - Corbin	0.1%	3.0%					2055 US Highway 26	Corbin	Whitley	Kentucky
11.09	Property		1	Dollar General - Memphis	0.1%	2.8%					4245 Raleigh-Millington Road	Memphis	Shelby	Tennessee
11.10	Property		1	Dollar General - Hazard	0.1%	2.7%					31 Trus Joist Lane	Hazard	Perry	Kentucky
11.11	Property		1	Dollar General - Moscow	0.1%	2.7%					15145 Tennessee Highway 57	Moscow	Fayette	Tennessee

A-1-1

BMARK 2021-B26

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group	Address	City	County	State
								1
11.12	Property		1	Dollar General - Pineville	0.1%	2.7%					3616 US Highway 119	Pineville	Bell	Kentucky
11.13	Property		1	Dollar General - Jeffersonville	0.1%	2.5%					8220 Main Street	Jeffersonville	Montgomery	Kentucky
11.14	Property		1	Dollar General - Irvine	0.1%	2.5%					286 Spout Springs Road	Irvine	Estill	Kentucky
11.15	Property		1	Dollar General - Judsonia	0.1%	2.5%					551 Arkansas Highway 385	Judsonia	White	Arkansas
11.16	Property		1	Dollar General - Mooreville	0.1%	2.5%					3590 Mississippi Highway 178	Mooreville	Lee	Mississippi
11.17	Property		1	Dollar General - Williamsburg	0.1%	2.5%					30 Highway 904 East	Williamsburg	Whitley	Kentucky
11.18	Property		1	Dollar General - Yosemite	0.1%	2.5%					7103 East Kentucky 70	Middleburg	Casey	Kentucky
11.19	Property		1	Dollar General - Evening Shade	0.1%	2.4%					2115 Evening Shade Drive	Evening Shade	Sharp	Arkansas
11.20	Property		1	Dollar General - Forrest City	0.1%	2.4%					5140 North Washington Street	Forrest City	Saint Francis	Arkansas
11.21	Property		1	Dollar General - Hazel Green	0.1%	2.4%					1393 Kentucky Highway 205 North	Hazel Green	Wolfe	Kentucky
11.22	Property		1	Dollar General - Morehead	0.1%	2.4%					6420 Christy Creek Road	Morehead	Rowan	Kentucky
11.23	Property		1	Dollar General - Pontotoc	0.1%	2.4%					302 East Oxford Street	Pontotoc	Pontotoc	Mississippi
11.24	Property		1	Dollar General - North Middleton	0.1%	2.3%					250 Mount Sterling Road	North Middletown	Bourbon	Kentucky
12.00	Loan		1	Rockland Center	2.7%	100.0%	JPMCB	JPMCB	NAP	NAP	43 East Route 59	Nanuet	Rockland	New York
13.00	Loan	36	1	195 Church	2.5%	100.0%	JPMCB	JPMCB	NAP	NAP	195 Church Street	New Haven	New Haven	Connecticut
14.00	Loan		2	Montefiore Medical Center	2.4%		CREFI	CREFI	NAP	NAP	Various	Yonkers	Westchester	New York
14.01	Property		1	3 Odell Plaza	1.4%	59.0%					3 Odell Plaza	Yonkers	Westchester	New York
14.02	Property		1	3 Executive Boulevard	1.0%	41.0%					3 Executive Boulevard	Yonkers	Westchester	New York
15.00	Loan		1	154 Scott Avenue	2.2%	100.0%	CREFI	CREFI	NAP	NAP	154 Scott Avenue	Brooklyn	Kings	New York
16.00	Loan	36	1	152 2nd Avenue	2.2%	100.0%	JPMCB	JPMCB	NAP	NAP	152 Second Avenue	New York	New York	New York
17.00	Loan	2, 30	1	JW Marriott Nashville	2.0%	100.0%	GSBI	GSMC	NAP	NAP	201 8th Avenue South	Nashville	Davidson	Tennessee
18.00	Loan		1	Gardens Plaza	1.8%	100.0%	JPMCB	JPMCB	NAP	NAP	3250-3300 PGA Boulevard	Palm Beach Gardens	Palm Beach	Florida
19.00	Loan		1	Carlsbad Commerce Center	1.6%	100.0%	JPMCB	JPMCB	NAP	NAP	2185-2237 Faraday Avenue	Carlsbad	San Diego	California
20.00	Loan	34	1	Mission Courtyard	1.6%	100.0%	JPMCB	JPMCB	NAP	NAP	5030 Camino De La Siesta	San Diego	San Diego	California
21.00	Loan	22	2	Techmer PM Portfolio	1.6%		DBRI	GACC	Yes - Group 1	NAP	Various	Various	Various	Various
21.01	Property		1	18420 South Laurel Park Road	0.9%	55.3%					18420 South Laurel Park Road	Compton	Los Angeles	California
21.02	Property	31	1	1 Quality Circle	0.7%	44.7%					1 Quality Circle	Clinton	Anderson	Tennessee
22.00	Loan		1	Florida International Plaza	1.5%	100.0%	DBRI	GACC	NAP	NAP	10520 Southwest 8th Street	Miami	Miami-Dade	Florida
23.00	Loan		1	991 Willoughby Avenue	1.4%	100.0%	CREFI	CREFI	NAP	NAP	991 Willoughby Avenue	Brooklyn	Kings	New York
24.00	Loan		1	42-09 47th Avenue	1.4%	100.0%	CREFI	CREFI	Yes - Group 2	NAP	42-09 47th Avenue	Sunnyside	Queens	New York
25.00	Loan		4	B&B Multifamily Portfolio	1.3%		GSBI	GSMC	NAP	NAP	Various	Various	Various	New York
25.01	Property		1	4415 3rd Avenue	0.5%	39.2%					4415 3rd Avenue	Bronx	Bronx	New York
25.02	Property		1	104 Linden Boulevard	0.4%	29.5%					104 Linden Boulevard	Brooklyn	Kings	New York
25.03	Property		1	1416 Saint Marks Avenue	0.3%	21.6%					1416 Saint Marks Avenue	Brooklyn	Kings	New York
25.04	Property		1	4417 3rd Avenue	0.1%	9.7%					4417 3rd Avenue	Bronx	Bronx	New York
26.00	Loan	16	1	Wyndham Kissimmee Celebration - Leased Fee	1.3%	100.0%	JPMCB	JPMCB	NAP	NAP	3011 Maingate Lane	Kissimmee	Osceola	Florida
27.00	Loan	2	1	141 Livingston	1.3%	100.0%	CREFI	CREFI	NAP	NAP	141 Livingston Street	Brooklyn	Kings	New York
28.00	Loan		1	33 West 17th Street	1.2%	100.0%	CREFI	CREFI	NAP	NAP	33 West 17th Street	New York	New York	New York
29.00	Loan		1	BJ’s Philadelphia	1.2%	100.0%	DBRI	GACC	NAP	NAP	2044 Red Lion Road	Philadelphia	Philadelphia	Pennsylvania
30.00	Loan		1	43-09 40th Street	1.1%	100.0%	CREFI	CREFI	Yes - Group 2	NAP	43-09 40th Street	Sunnyside	Queens	New York
31.00	Loan		1	East Empire Business Park	1.0%	100.0%	CREFI	CREFI	NAP	NAP	63065-63085 Northeast 18th Street	Bend	Deschutes	Oregon
32.00	Loan		3	Burroughs Portfolio	0.7%		DBRI	GACC	NAP	NAP	Various	Amherst	Erie	New York
32.01	Property		1	Burroughs Commons	0.3%	37.7%					491 Burroughs Drive	Amherst	Erie	New York
32.02	Property		1	Creekside Apartments	0.2%	33.8%					97 Creekside Drive	Amherst	Erie	New York
32.03	Property		1	Hedstrom Manor Estates	0.2%	28.5%					46 Getzville Road	Amherst	Erie	New York
33.00	Loan		2	Crescendo NM Self-Storage Portfolio	0.7%		CREFI	CREFI	NAP	NAP	Various	Various	Sandoval	New Mexico
33.01	Property		1	528 Armor Storage	0.4%	60.8%					1340 Calle De Las Lomas	Bernalillo	Sandoval	New Mexico
33.02	Property		1	Northern Boulevard Storage	0.3%	39.2%					3301 Northern Boulevard Northeast	Rio Rancho	Sandoval	New Mexico
34.00	Loan		1	CityLine Havasu Storage	0.7%	100.0%	CREFI	CREFI	Yes - Group 3	NAP	850 London Bridge Road	Lake Havasu City	Mohave	Arizona
35.00	Loan		1	90 Manhattan Avenue	0.6%	100.0%	CREFI	CREFI	NAP	NAP	90 Manhattan Avenue	Brooklyn	Kings	New York
36.00	Loan		1	Egrets Landing	0.6%	100.0%	GSBI	GSMC	NAP	NAP	16554 Creek Bend Drive	Sugar Land	Fort Bend	Texas
37.00	Loan	31	1	Perma-Pipe	0.6%	100.0%	CREFI	CREFI	NAP	NAP	1310 Quarles Drive	Lebanon	Wilson	Tennessee
38.00	Loan		1	Freedom Self Storage	0.5%	100.0%	CREFI	CREFI	Yes - Group 3	NAP	10151 Colerain Road	Saint Marys	Camden	Georgia
39.00	Loan		1	Dreamers Self Storage	0.2%	100.0%	CREFI	CREFI	Yes - Group 3	NAP	1022 Hellertown Road and 815 Traveler Avenue	Bethlehem	Northampton	Pennsylvania

A-1-2

BMARK 2021-B26

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated	Number of Units	Unit of Measure	Loan Per Unit ($)	Original Balance ($)	Cut-off Date Balance ($)
						5				4		4	3	3
1.00	Loan	2, 32, 33	1	Burlingame Point	94010	Office	Suburban	2021	NAP	805,118	SF	471.98	96,000,000	96,000,000
2.00	Loan	2, 32	33	Equus Industrial Portfolio	Various	Industrial	Various	Various	Various	5,959,157	SF	39.10	95,000,000	95,000,000
2.01	Property		1	375 Kenyon Road	23434	Industrial	Warehouse/Distribution	2008	NAP	385,320	SF		7,770,349	7,770,349
2.02	Property		1	1006 Centerpoint Drive	23434	Industrial	Warehouse/Distribution	2011	2017	475,020	SF		6,824,667	6,824,667
2.03	Property		1	1125 Vaughn Parkway	37148	Industrial	Warehouse/Distribution	2004	NAP	504,000	SF		5,516,475	5,516,475
2.04	Property		1	261 Development Drive	25428	Industrial	Warehouse/Distribution	2019	NAP	356,700	SF		5,469,191	5,469,191
2.05	Property		1	Graystone - Snowden Bridge	22656	Industrial	Warehouse/Distribution	2020	NAP	348,500	SF		5,421,907	5,421,907
2.06	Property		1	1010 Centerpoint Drive	23434	Industrial	Warehouse/Distribution	2015	NAP	357,000	SF		5,406,145	5,406,145
2.07	Property		1	Lot 11	23434	Industrial	Warehouse/Distribution	2021	NAP	350,000	SF		5,358,861	5,358,861
2.08	Property		1	40 Tyson Drive	22603	Industrial	Warehouse/Distribution	2016	NAP	330,497	SF		5,327,338	5,327,338
2.09	Property		1	1020 Centerpoint Drive	23434	Industrial	Warehouse/Distribution	2017	NAP	401,221	SF		5,248,532	5,248,532
2.10	Property		1	75 Tyson Drive	22603	Industrial	Warehouse/Distribution	2018	NAP	287,000	SF		4,531,390	4,531,390
2.11	Property		1	1042 Fred White Boulevard	37148	Industrial	Warehouse/Distribution	2003	NAP	312,000	SF		3,388,692	3,388,692
2.12	Property		1	3516 South Military Highway	23323	Industrial	Warehouse/Distribution	2007	NAP	130,860	SF		3,380,811	3,380,811
2.13	Property		1	104 Challenger Drive	37148	Industrial	Warehouse/Distribution	1996	NAP	300,000	SF		3,010,419	3,010,419
2.14	Property		1	1115 Vaughn Parkway	37148	Industrial	Warehouse/Distribution	2007	NAP	216,420	SF		2,915,851	2,915,851
2.15	Property		1	1335 Northmeadow Parkway	30076	Industrial	Flex	1996	NAP	88,784	SF		2,225,504	2,225,504
2.16	Property		1	250 Hembree Park Drive	30076	Industrial	Flex	1996	NAP	94,500	SF		1,814,132	1,814,132
2.17	Property		1	660 Hembree Parkway	30076	Industrial	Flex	1998	NAP	94,500	SF		1,795,218	1,795,218
2.18	Property		1	11820 Wills Road	30009	Industrial	Flex	1987	NAP	103,892	SF		1,706,955	1,706,955
2.19	Property		1	1325 Northmeadow Parkway	30076	Industrial	Flex	1990	NAP	70,050	SF		1,680,161	1,680,161
2.20	Property		1	11545 Wills Road	30009	Industrial	Flex	1998	NAP	71,140	SF		1,595,049	1,595,049
2.21	Property		1	1350 Northmeadow Parkway	30076	Industrial	Flex	1994	NAP	64,500	SF		1,473,687	1,473,687
2.22	Property		1	1175 Northmeadow Parkway	30076	Industrial	Flex	1987	NAP	71,264	SF		1,405,913	1,405,913
2.23	Property		1	1125 Northmeadow Parkway	30076	Industrial	Flex	1987	NAP	67,104	SF		1,333,411	1,333,411
2.24	Property		1	1250 Northmeadow Parkway	30076	Industrial	Flex	1989	NAP	52,224	SF		1,234,114	1,234,114
2.25	Property		1	11390 Old Roswell Road	30009	Industrial	Flex	1997	NAP	47,628	SF		1,169,493	1,169,493
2.26	Property		1	1150 Northmeadow Parkway	30076	Industrial	Flex	1988	NAP	52,050	SF		1,139,546	1,139,546
2.27	Property		1	1200 Northmeadow Parkway	30076	Industrial	Flex	2000	NAP	63,112	SF		1,085,957	1,085,957
2.28	Property		1	1100 Northmeadow Parkway	30076	Industrial	Flex	1989	NAP	50,896	SF		1,074,925	1,074,925
2.29	Property		1	11810 Wills Road	30009	Industrial	Flex	1987	NAP	59,334	SF		1,008,727	1,008,727
2.30	Property		1	1115 Northmeadow Parkway	30076	Industrial	Flex	1999	NAP	38,845	SF		981,932	981,932
2.31	Property		1	1225 Northmeadow Parkway	30076	Industrial	Flex	1989	NAP	37,490	SF		940,953	940,953
2.32	Property		1	1400 Hembree Road	30076	Industrial	Flex	1998	NAP	34,615	SF		912,583	912,583
2.33	Property		1	11800 Wills Road	30009	Industrial	Flex	1987	NAP	42,691	SF		851,113	851,113
3.00	Loan	2, 32, 33	1	Amazon Seattle	98101	Office	CBD	1929	2017-2021	774,412	SF	303.33	93,000,000	93,000,000
4.00	Loan	2, 31	1	iPark 84 Innovation Center	12533	Industrial	Warehouse/R&D	1966, 1971, 1976, 1985	1985, 1987, 1992, 2012, 2014, 2020	938,339	SF	93.78	60,000,000	60,000,000
5.00	Loan	31	16	ExchangeRight Net Leased Portfolio #46	Various	Various	Various	Various	Various	246,987	SF	171.89	42,455,041	42,455,041
5.01	Property		1	Publix - Gulf Breeze	32563	Retail	Single Tenant	2017-2018	NAP	47,000	SF		7,782,947	7,782,947
5.02	Property		1	GIANT Food Store - Dickson City	18519	Retail	Single Tenant	2001	NAP	54,332	SF		7,062,877	7,062,877
5.03	Property		1	Fresenius Medical Care - Riverdale	30274	Office	Medical	2017	NAP	12,620	SF		3,953,620	3,953,620
5.04	Property		1	CVS Pharmacy - Corpus Christi	78411	Retail	Single Tenant	2001	NAP	12,738	SF		3,249,427	3,249,427
5.05	Property		1	Walgreens - Hometown	60456	Retail	Single Tenant	2001	NAP	14,855	SF		3,214,011	3,214,011
5.06	Property		1	Walgreens - Powder Springs	30127	Retail	Single Tenant	2000	NAP	15,093	SF		2,420,423	2,420,423
5.07	Property		1	Walgreens - Tulsa	74136	Retail	Single Tenant	1996	NAP	13,905	SF		2,369,905	2,369,905
5.08	Property		1	CVS Pharmacy - Nashville	37214	Retail	Single Tenant	2000	NAP	9,450	SF		2,309,907	2,309,907
5.09	Property		1	Fresenius Medical Care - Baton Rouge	70816	Office	Medical	2017	NAP	7,728	SF		1,958,555	1,958,555
5.10	Property		1	PNC Bank - Milford	45150	Retail	Single Tenant	2000	2019	2,990	SF		1,854,003	1,854,003
5.11	Property		1	Dollar Tree - Meraux	70075	Retail	Single Tenant	1996	2021	9,170	SF		1,184,339	1,184,339
5.12	Property		1	Family Dollar - Lufkin	75901	Retail	Single Tenant	2016	NAP	9,180	SF		1,129,007	1,129,007
5.13	Property		1	Dollar General - Converse	78109	Retail	Single Tenant	2021	NAP	9,026	SF		1,054,045	1,054,045
5.14	Property		1	Dollar Tree - Fultondale	35068	Retail	Single Tenant	2021	NAP	9,924	SF		1,051,758	1,051,758
5.15	Property		1	Dollar General - Anderson	29621	Retail	Single Tenant	2016	NAP	9,026	SF		1,029,559	1,029,559
5.16	Property		1	Dollar Tree - Martins Ferry	43935	Retail	Single Tenant	2020	NAP	9,950	SF		830,658	830,658
6.00	Loan	31	6	OmniMax Industrial Portfolio I	Various	Industrial	Various	Various	Various	635,797	SF	66.60	42,346,743	42,346,743
6.01	Property		1	OmniMax - Lancaster	17603	Industrial	Warehouse/Distribution	1979	1994	226,579	SF		15,327,962	15,327,962
6.02	Property		1	OmniMax - Feasterville	19053	Industrial	Warehouse/Distribution	1965	1998	115,792	SF		10,002,145	10,002,145
6.03	Property		1	OmniMax - Jacksonville	32254	Industrial	Manufacturing	1991	NAP	106,820	SF		5,780,460	5,780,460
6.04	Property		1	OmniMax - Romoland	92585	Industrial	Manufacturing	1967	1988	60,113	SF		5,390,767	5,390,767
6.05	Property		1	OmniMax - Cleveland	37311	Industrial	Manufacturing	1998	NAP	62,280	SF		3,020,128	3,020,128
6.06	Property		1	OmniMax - Waco	76704	Industrial	Manufacturing	1983	NAP	64,213	SF		2,825,281	2,825,281
7.00	Loan		4	Amsdell FL & GA Portfolio	Various	Self Storage	Self Storage	Various	Various	372,423	SF	110.09	41,000,000	41,000,000
7.01	Property		1	Compass Self Storage - Conyers	30013	Self Storage	Self Storage	1996	2018	112,625	SF		12,500,000	12,500,000
7.02	Property		1	Compass Self Storage - Fairburn	30213	Self Storage	Self Storage	2003	2020	111,413	SF		11,600,000	11,600,000
7.03	Property		1	Compass Self Storage - Tampa	33613	Self Storage	Self Storage	1999	NAP	47,700	SF		10,100,000	10,100,000
7.04	Property		1	Compass Self Storage - Whitsett	27377	Self Storage	Self Storage	2005	2017	100,685	SF		6,800,000	6,800,000
8.00	Loan		1	1625 & 1747 North Market	95834	Office	Suburban	1991, 2010	2004	315,372	SF	123.98	39,100,000	39,100,000
9.00	Loan	34	1	8111 Gatehouse Road	22042	Office	Suburban	1973	2004	275,745	SF	134.91	37,200,000	37,200,000
10.00	Loan		3	Performance Food Group	Various	Industrial	Warehouse	Various	Various	611,667	SF	52.14	31,889,467	31,889,467
10.01	Property		1	920 Irwin Run Road	15122	Industrial	Warehouse	1982-2011	NAP	161,162	SF		11,432,679	11,432,679
10.02	Property		1	2085 East Michigan Avenue	48198	Industrial	Warehouse	1962	2008	250,000	SF		10,694,051	10,694,051
10.03	Property		1	1982 Commerce Circle	45504	Industrial	Warehouse	1982	2009	200,505	SF		9,762,737	9,762,737
11.00	Loan		24	InCommercial Net Lease Portfolio #3	Various	Various	Various	Various	NAP	304,183	SF	98.62	30,000,000	30,000,000
11.01	Property		1	Kohl’s Nicholasville	40356	Retail	Single Tenant	2002	NAP	86,982	SF		5,900,000	5,900,000
11.02	Property		1	Fresenius - Medical Center	36701	Office	Medical	1998	NAP	11,305	SF		3,000,000	3,000,000
11.03	Property		1	Walgreens - Greenville	45331	Retail	Single Tenant	2006	NAP	13,650	SF		2,475,000	2,475,000
11.04	Property		1	Fresenius - Park Place	36701	Office	Medical	2003	NAP	8,983	SF		2,050,000	2,050,000
11.05	Property		1	Fresenius - Camden	36726	Office	Medical	1998	NAP	6,503	SF		1,550,000	1,550,000
11.06	Property		1	Dollar General - Middleton	38052	Retail	Single Tenant	2014	NAP	12,406	SF		1,050,000	1,050,000
11.07	Property		1	Dollar General - Walnut	38683	Retail	Single Tenant	2014	NAP	10,542	SF		1,000,000	1,000,000
11.08	Property		1	Dollar General - Corbin	40701	Retail	Single Tenant	2014	NAP	9,026	SF		900,000	900,000
11.09	Property		1	Dollar General - Memphis	38128	Retail	Single Tenant	2014	NAP	9,100	SF		850,000	850,000
11.10	Property		1	Dollar General - Hazard	41727	Retail	Single Tenant	2013	NAP	9,026	SF		800,000	800,000
11.11	Property		1	Dollar General - Moscow	38057	Retail	Single Tenant	2014	NAP	9,026	SF		800,000	800,000

A-1-3

BMARK 2021-B26

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated	Number of Units	Unit of Measure	Loan Per Unit ($)	Original Balance ($)	Cut-off Date Balance ($)
						5				4		4	3	3
11.12	Property		1	Dollar General - Pineville	40977	Retail	Single Tenant	2014	NAP	9,100	SF		800,000	800,000
11.13	Property		1	Dollar General - Jeffersonville	40337	Retail	Single Tenant	2016	NAP	9,026	SF		760,000	760,000
11.14	Property		1	Dollar General - Irvine	40336	Retail	Single Tenant	2013	NAP	9,100	SF		750,000	750,000
11.15	Property		1	Dollar General - Judsonia	72081	Retail	Single Tenant	2014	NAP	9,026	SF		750,000	750,000
11.16	Property		1	Dollar General - Mooreville	38857	Retail	Single Tenant	2014	NAP	9,026	SF		750,000	750,000
11.17	Property		1	Dollar General - Williamsburg	40769	Retail	Single Tenant	2017	NAP	9,026	SF		750,000	750,000
11.18	Property		1	Dollar General - Yosemite	42566	Retail	Single Tenant	2014	NAP	9,026	SF		750,000	750,000
11.19	Property		1	Dollar General - Evening Shade	72532	Retail	Single Tenant	2014	NAP	9,100	SF		725,000	725,000
11.20	Property		1	Dollar General - Forrest City	72335	Retail	Single Tenant	2014	NAP	9,026	SF		725,000	725,000
11.21	Property		1	Dollar General - Hazel Green	41332	Retail	Single Tenant	2016	NAP	9,026	SF		725,000	725,000
11.22	Property		1	Dollar General - Morehead	40351	Retail	Single Tenant	2014	NAP	9,100	SF		725,000	725,000
11.23	Property		1	Dollar General - Pontotoc	38863	Retail	Single Tenant	2014	NAP	9,026	SF		725,000	725,000
11.24	Property		1	Dollar General - North Middleton	40357	Retail	Single Tenant	2015	NAP	9,026	SF		690,000	690,000
12.00	Loan		1	Rockland Center	10954	Retail	Anchored	1962	1985	251,352	SF	107.42	27,000,000	27,000,000
13.00	Loan	36	1	195 Church	06510	Office	CBD	1974	2018	241,889	SF	103.35	25,000,000	25,000,000
14.00	Loan		2	Montefiore Medical Center	10701	Office	Suburban	Various	Various	130,607	SF	184.14	24,050,000	24,050,000
14.01	Property		1	3 Odell Plaza	10701	Office	Suburban	1982	1990	71,065	SF		14,200,000	14,200,000
14.02	Property		1	3 Executive Boulevard	10701	Office	Suburban	1990	NAP	59,542	SF		9,850,000	9,850,000
15.00	Loan		1	154 Scott Avenue	11237	Office	CBD	1928	2021	111,475	SF	197.35	22,000,000	22,000,000
16.00	Loan	36	1	152 2nd Avenue	10003	Multifamily	Mid Rise	1920	2017	25	Units	880,000.00	22,000,000	22,000,000
17.00	Loan	2, 30	1	JW Marriott Nashville	37203	Hospitality	Full Service	2018	NAP	533	Rooms	347,091.93	20,000,000	20,000,000
18.00	Loan		1	Gardens Plaza	33410	Office	CBD	1987	NAP	89,623	SF	200.84	18,000,000	18,000,000
19.00	Loan		1	Carlsbad Commerce Center	92008	Mixed Use	Office/Industrial	1984-1986	2004	145,759	SF	109.77	16,000,000	16,000,000
20.00	Loan	34	1	Mission Courtyard	92108	Office	Suburban	1982	2015-2018	86,579	SF	182.20	15,775,000	15,775,000
21.00	Loan	22	2	Techmer PM Portfolio	Various	Industrial	Manufacturing	Various	Various	237,714	SF	64.89	15,424,520	15,424,520
21.01	Property		1	18420 South Laurel Park Road	90220	Industrial	Manufacturing	1973	NAP	39,488	SF		8,534,511	8,534,511
21.02	Property	31	1	1 Quality Circle	37716	Industrial	Manufacturing	1988	2011	198,226	SF		6,890,009	6,890,009
22.00	Loan		1	Florida International Plaza	33174	Retail	Anchored	1979, 1987, 1988, 2005, 2006	NAP	71,796	SF	198.83	14,275,000	14,275,000
23.00	Loan		1	991 Willoughby Avenue	11221	Multifamily	High Rise	2017	NAP	36	Units	391,666.67	14,100,000	14,100,000
24.00	Loan		1	42-09 47th Avenue	11104	Multifamily	Mid Rise	1934	NAP	78	Units	173,076.92	13,500,000	13,500,000
25.00	Loan		4	B&B Multifamily Portfolio	Various	Multifamily	Various	Various	Various	47	Units	280,851.06	13,200,000	13,200,000
25.01	Property		1	4415 3rd Avenue	10457	Multifamily	Mid Rise	1967	2020	20	Units		5,172,519	5,172,519
25.02	Property		1	104 Linden Boulevard	11226	Multifamily	Mid Rise	1900	2020	15	Units		3,896,183	3,896,183
25.03	Property		1	1416 Saint Marks Avenue	11233	Multifamily	Mid Rise	1920	2020	8	Units		2,854,962	2,854,962
25.04	Property		1	4417 3rd Avenue	10457	Multifamily	Mid Rise with Commercial	1931	NAP	4	Units		1,276,336	1,276,336
26.00	Loan	16	1	Wyndham Kissimmee Celebration - Leased Fee	34747	Other	Leased Fee	NAP	NAP	704,365	SF	18.74	13,200,000	13,200,000
27.00	Loan	2	1	141 Livingston	11201	Office	CBD	1959	2015	213,745	SF	467.85	12,500,000	12,500,000
28.00	Loan		1	33 West 17th Street	10011	Office	CBD	1907	2017	57,500	SF	208.70	12,000,000	12,000,000
29.00	Loan		1	BJ’s Philadelphia	19115	Retail	Anchored	1986	2013	104,737	SF	110.56	11,580,000	11,580,000
30.00	Loan		1	43-09 40th Street	11104	Multifamily	Mid Rise	1932	NAP	78	Units	134,615.38	10,500,000	10,500,000
31.00	Loan		1	East Empire Business Park	97701	Industrial	Flex	2004	NAP	144,617	SF	69.15	10,000,000	10,000,000
32.00	Loan		3	Burroughs Portfolio	Various	Multifamily	Garden	Various	Various	69	Units	104,347.83	7,200,000	7,200,000
32.01	Property		1	Burroughs Commons	14226	Multifamily	Garden	2001	NAP	16	Units		2,711,111	2,711,111
32.02	Property		1	Creekside Apartments	14228	Multifamily	Garden	1968-1973	2005-2006	34	Units		2,437,037	2,437,037
32.03	Property		1	Hedstrom Manor Estates	14226	Multifamily	Garden	1903	2005	19	Units		2,051,852	2,051,852
33.00	Loan		2	Crescendo NM Self-Storage Portfolio	Various	Self Storage	Self Storage	Various	Various	127,645	SF	54.84	7,000,000	7,000,000
33.01	Property		1	528 Armor Storage	87004	Self Storage	Self Storage	2005	NAP	79,365	SF		4,259,291	4,259,291
33.02	Property		1	Northern Boulevard Storage	87124	Self Storage	Self Storage	1997	2004	48,280	SF		2,740,709	2,740,709
34.00	Loan		1	CityLine Havasu Storage	86404	Self Storage	Self Storage	1971	2020	133,213	SF	49.52	6,597,150	6,597,150
35.00	Loan		1	90 Manhattan Avenue	11206	Multifamily	Mid Rise	1931	2020	10	Units	600,000.00	6,000,000	6,000,000
36.00	Loan		1	Egrets Landing	77478	Office	Suburban	2019	NAP	20,681	SF	290.12	6,000,000	6,000,000
37.00	Loan	31	1	Perma-Pipe	37087	Industrial	Manufacturing	1976	2015	138,478	SF	41.31	5,720,000	5,720,000
38.00	Loan		1	Freedom Self Storage	31558	Self Storage	Self Storage	2006	NAP	57,150	SF	85.16	4,866,750	4,866,750
39.00	Loan		1	Dreamers Self Storage	18015	Self Storage	Self Storage	1976	NAP	24,460	SF	75.41	1,844,500	1,844,500

A-1-4

BMARK 2021-B26

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Maturity/ARD Balance ($)	Interest Rate %	Administrative Fee Rate %	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)	Amortization Type	ARD Loan (Yes / No)	Interest Accrual Method
						6	7		9	9	9	9
1.00	Loan	2, 32, 33	1	Burlingame Point	96,000,000	3.01680%	0.01359%	3.00321%	NAP	244,696.00	NAP	2,936,352.00	Interest Only - ARD	Yes	Actual/360
2.00	Loan	2, 32	33	Equus Industrial Portfolio	95,000,000	2.48380%	0.01234%	2.47146%	NAP	199,365.20	NAP	2,392,382.40	Interest Only	No	Actual/360
2.01	Property		1	375 Kenyon Road	7,770,349
2.02	Property		1	1006 Centerpoint Drive	6,824,667
2.03	Property		1	1125 Vaughn Parkway	5,516,475
2.04	Property		1	261 Development Drive	5,469,191
2.05	Property		1	Graystone - Snowden Bridge	5,421,907
2.06	Property		1	1010 Centerpoint Drive	5,406,145
2.07	Property		1	Lot 11	5,358,861
2.08	Property		1	40 Tyson Drive	5,327,338
2.09	Property		1	1020 Centerpoint Drive	5,248,532
2.10	Property		1	75 Tyson Drive	4,531,390
2.11	Property		1	1042 Fred White Boulevard	3,388,692
2.12	Property		1	3516 South Military Highway	3,380,811
2.13	Property		1	104 Challenger Drive	3,010,419
2.14	Property		1	1115 Vaughn Parkway	2,915,851
2.15	Property		1	1335 Northmeadow Parkway	2,225,504
2.16	Property		1	250 Hembree Park Drive	1,814,132
2.17	Property		1	660 Hembree Parkway	1,795,218
2.18	Property		1	11820 Wills Road	1,706,955
2.19	Property		1	1325 Northmeadow Parkway	1,680,161
2.20	Property		1	11545 Wills Road	1,595,049
2.21	Property		1	1350 Northmeadow Parkway	1,473,687
2.22	Property		1	1175 Northmeadow Parkway	1,405,913
2.23	Property		1	1125 Northmeadow Parkway	1,333,411
2.24	Property		1	1250 Northmeadow Parkway	1,234,114
2.25	Property		1	11390 Old Roswell Road	1,169,493
2.26	Property		1	1150 Northmeadow Parkway	1,139,546
2.27	Property		1	1200 Northmeadow Parkway	1,085,957
2.28	Property		1	1100 Northmeadow Parkway	1,074,925
2.29	Property		1	11810 Wills Road	1,008,727
2.30	Property		1	1115 Northmeadow Parkway	981,932
2.31	Property		1	1225 Northmeadow Parkway	940,953
2.32	Property		1	1400 Hembree Road	912,583
2.33	Property		1	11800 Wills Road	851,113
3.00	Loan	2, 32, 33	1	Amazon Seattle	93,000,000	3.004833%	0.01234%	2.992493%	NAP	236,108.93	NAP	2,833,307.16	Interest Only - ARD	Yes	Actual/360
4.00	Loan	2, 31	1	iPark 84 Innovation Center	60,000,000	3.80000%	0.03109%	3.76891%	NAP	192,638.89	NAP	2,311,666.68	Interest Only	No	Actual/360
5.00	Loan	31	16	ExchangeRight Net Leased Portfolio #46	42,455,041	3.37500%	0.01234%	3.36266%	NAP	121,063.20	NAP	1,452,758.40	Interest Only	No	Actual/360
5.01	Property		1	Publix - Gulf Breeze	7,782,947
5.02	Property		1	GIANT Food Store - Dickson City	7,062,877
5.03	Property		1	Fresenius Medical Care - Riverdale	3,953,620
5.04	Property		1	CVS Pharmacy - Corpus Christi	3,249,427
5.05	Property		1	Walgreens - Hometown	3,214,011
5.06	Property		1	Walgreens - Powder Springs	2,420,423
5.07	Property		1	Walgreens - Tulsa	2,369,905
5.08	Property		1	CVS Pharmacy - Nashville	2,309,907
5.09	Property		1	Fresenius Medical Care - Baton Rouge	1,958,555
5.10	Property		1	PNC Bank - Milford	1,854,003
5.11	Property		1	Dollar Tree - Meraux	1,184,339
5.12	Property		1	Family Dollar - Lufkin	1,129,007
5.13	Property		1	Dollar General - Converse	1,054,045
5.14	Property		1	Dollar Tree - Fultondale	1,051,758
5.15	Property		1	Dollar General - Anderson	1,029,559
5.16	Property		1	Dollar Tree - Martins Ferry	830,658
6.00	Loan	31	6	OmniMax Industrial Portfolio I	42,346,743	3.53000%	0.01234%	3.51766%	NAP	126,300.14	NAP	1,515,601.68	Interest Only	No	Actual/360
6.01	Property		1	OmniMax - Lancaster	15,327,962
6.02	Property		1	OmniMax - Feasterville	10,002,145
6.03	Property		1	OmniMax - Jacksonville	5,780,460
6.04	Property		1	OmniMax - Romoland	5,390,767
6.05	Property		1	OmniMax - Cleveland	3,020,128
6.06	Property		1	OmniMax - Waco	2,825,281
7.00	Loan		4	Amsdell FL & GA Portfolio	41,000,000	3.66000%	0.04109%	3.61891%	NAP	126,786.81	NAP	1,521,441.72	Interest Only	No	Actual/360
7.01	Property		1	Compass Self Storage - Conyers	12,500,000
7.02	Property		1	Compass Self Storage - Fairburn	11,600,000
7.03	Property		1	Compass Self Storage - Tampa	10,100,000
7.04	Property		1	Compass Self Storage - Whitsett	6,800,000
8.00	Loan		1	1625 & 1747 North Market	34,539,603	3.82000%	0.02234%	3.79766%	182,634.77	126,197.06	2,191,617.24	1,514,364.72	Interest Only, Amortizing Balloon	No	Actual/360
9.00	Loan	34	1	8111 Gatehouse Road	37,200,000	3.62300%	0.01234%	3.61066%	NAP	113,872.90	NAP	1,366,474.80	Interest Only	No	Actual/360
10.00	Loan		3	Performance Food Group	31,889,467	3.77200%	0.01234%	3.75966%	NAP	101,631.44	NAP	1,219,577.28	Interest Only	No	Actual/360
10.01	Property		1	920 Irwin Run Road	11,432,679
10.02	Property		1	2085 East Michigan Avenue	10,694,051
10.03	Property		1	1982 Commerce Circle	9,762,737
11.00	Loan		24	InCommercial Net Lease Portfolio #3	26,223,109	3.33000%	0.01234%	3.31766%	131,882.72	84,406.25	1,582,592.64	1,012,875.00	Interest Only, Amortizing Balloon	No	Actual/360
11.01	Property		1	Kohl’s Nicholasville	5,157,211
11.02	Property		1	Fresenius - Medical Center	2,622,311
11.03	Property		1	Walgreens - Greenville	2,163,406
11.04	Property		1	Fresenius - Park Place	1,791,912
11.05	Property		1	Fresenius - Camden	1,354,861
11.06	Property		1	Dollar General - Middleton	917,809
11.07	Property		1	Dollar General - Walnut	874,104
11.08	Property		1	Dollar General - Corbin	786,693
11.09	Property		1	Dollar General - Memphis	742,988
11.10	Property		1	Dollar General - Hazard	699,283
11.11	Property		1	Dollar General - Moscow	699,283

A-1-5

BMARK 2021-B26

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Maturity/ARD Balance ($)	Interest Rate %	Administrative Fee Rate %	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)	Amortization Type	ARD Loan (Yes / No)	Interest Accrual Method
						6	7		9	9	9	9
11.12	Property		1	Dollar General - Pineville	699,283
11.13	Property		1	Dollar General - Jeffersonville	664,319
11.14	Property		1	Dollar General - Irvine	655,578
11.15	Property		1	Dollar General - Judsonia	655,578
11.16	Property		1	Dollar General - Mooreville	655,578
11.17	Property		1	Dollar General - Williamsburg	655,578
11.18	Property		1	Dollar General - Yosemite	655,578
11.19	Property		1	Dollar General - Evening Shade	633,725
11.20	Property		1	Dollar General - Forrest City	633,725
11.21	Property		1	Dollar General - Hazel Green	633,725
11.22	Property		1	Dollar General - Morehead	633,725
11.23	Property		1	Dollar General - Pontotoc	633,725
11.24	Property		1	Dollar General - North Middleton	603,131
12.00	Loan		1	Rockland Center	27,000,000	3.27800%	0.03234%	3.24566%	NAP	74,779.38	NAP	897,352.56	Interest Only	No	Actual/360
13.00	Loan	36	1	195 Church	25,000,000	3.33000%	0.04234%	3.28766%	NAP	70,338.54	NAP	844,062.48	Interest Only	No	Actual/360
14.00	Loan		2	Montefiore Medical Center	24,050,000	3.50000%	0.01234%	3.48766%	NAP	71,120.08	NAP	853,440.96	Interest Only	No	Actual/360
14.01	Property		1	3 Odell Plaza	14,200,000
14.02	Property		1	3 Executive Boulevard	9,850,000
15.00	Loan		1	154 Scott Avenue	22,000,000	3.51000%	0.01234%	3.49766%	NAP	65,243.75	NAP	782,925.00	Interest Only	No	Actual/360
16.00	Loan	36	1	152 2nd Avenue	22,000,000	4.18200%	0.01234%	4.16966%	NAP	77,734.86	NAP	932,818.32	Interest Only	No	Actual/360
17.00	Loan	2, 30	1	JW Marriott Nashville	20,000,000	3.13900%	0.01234%	3.12666%	NAP	53,043.29	NAP	636,519.48	Interest Only	No	Actual/360
18.00	Loan		1	Gardens Plaza	18,000,000	3.12600%	0.01234%	3.11366%	NAP	47,541.25	NAP	570,495.00	Interest Only	No	Actual/360
19.00	Loan		1	Carlsbad Commerce Center	16,000,000	3.39100%	0.04234%	3.34866%	NAP	45,841.30	NAP	550,095.60	Interest Only	No	Actual/360
20.00	Loan	34	1	Mission Courtyard	15,775,000	3.43200%	0.04234%	3.38966%	NAP	45,743.12	NAP	548,917.44	Interest Only	No	Actual/360
21.00	Loan	22	2	Techmer PM Portfolio	15,424,520	3.60500%	0.01234%	3.59266%	NAP	46,981.41	NAP	563,776.92	Interest Only	No	Actual/360
21.01	Property		1	18420 South Laurel Park Road	8,534,511
21.02	Property	31	1	1 Quality Circle	6,890,009
22.00	Loan		1	Florida International Plaza	14,275,000	3.47800%	0.01234%	3.46566%	NAP	41,948.34	NAP	503,380.08	Interest Only	No	Actual/360
23.00	Loan		1	991 Willoughby Avenue	14,100,000	3.60000%	0.01234%	3.58766%	NAP	42,887.50	NAP	514,650.00	Interest Only	No	Actual/360
24.00	Loan		1	42-09 47th Avenue	13,500,000	3.70000%	0.01234%	3.68766%	NAP	42,203.13	NAP	506,437.56	Interest Only	No	Actual/360
25.00	Loan		4	B&B Multifamily Portfolio	13,200,000	3.97900%	0.01234%	3.96666%	NAP	44,376.90	NAP	532,522.80	Interest Only	No	Actual/360
25.01	Property		1	4415 3rd Avenue	5,172,519
25.02	Property		1	104 Linden Boulevard	3,896,183
25.03	Property		1	1416 Saint Marks Avenue	2,854,962
25.04	Property		1	4417 3rd Avenue	1,276,336
26.00	Loan	16	1	Wyndham Kissimmee Celebration - Leased Fee	13,200,000	4.23000%	0.05234%	4.17766%	NAP	47,176.25	NAP	566,115.00	Interest Only	No	Actual/360
27.00	Loan	2	1	141 Livingston	12,500,000	3.21000%	0.01234%	3.19766%	NAP	33,901.91	NAP	406,822.92	Interest Only	No	Actual/360
28.00	Loan		1	33 West 17th Street	12,000,000	3.65000%	0.01234%	3.63766%	NAP	37,006.94	NAP	444,083.28	Interest Only	No	Actual/360
29.00	Loan		1	BJ’s Philadelphia	11,580,000	4.13300%	0.01234%	4.12066%	NAP	40,437.39	NAP	485,248.68	Interest Only - ARD	Yes	Actual/360
30.00	Loan		1	43-09 40th Street	10,500,000	3.70000%	0.01234%	3.68766%	NAP	32,824.65	NAP	393,895.80	Interest Only	No	Actual/360
31.00	Loan		1	East Empire Business Park	10,000,000	3.56000%	0.01234%	3.54766%	NAP	30,078.70	NAP	360,944.40	Interest Only	No	Actual/360
32.00	Loan		3	Burroughs Portfolio	6,524,290	3.90900%	0.01234%	3.89666%	33,997.25	23,779.75	407,967.00	285,357.00	Interest Only, Amortizing Balloon	No	Actual/360
32.01	Property		1	Burroughs Commons	2,456,677
32.02	Property		1	Creekside Apartments	2,208,325
32.03	Property		1	Hedstrom Manor Estates	1,859,288
33.00	Loan		2	Crescendo NM Self-Storage Portfolio	7,000,000	3.80000%	0.01234%	3.78766%	NAP	22,474.54	NAP	269,694.48	Interest Only	No	Actual/360
33.01	Property		1	528 Armor Storage	4,259,291
33.02	Property		1	Northern Boulevard Storage	2,740,709
34.00	Loan		1	CityLine Havasu Storage	5,689,498	3.88000%	0.01234%	3.86766%	31,041.12	21,627.05	372,493.44	259,524.60	Interest Only, Amortizing Balloon	No	Actual/360
35.00	Loan		1	90 Manhattan Avenue	6,000,000	3.99000%	0.01234%	3.97766%	NAP	20,227.08	NAP	242,724.96	Interest Only	No	Actual/360
36.00	Loan		1	Egrets Landing	4,826,403	4.35300%	0.01234%	4.34066%	29,879.31	NAP	358,551.72	NAP	Amortizing Balloon	No	Actual/360
37.00	Loan	31	1	Perma-Pipe	5,720,000	3.57000%	0.01234%	3.55766%	NAP	17,253.35	NAP	207,040.20	Interest Only	No	Actual/360
38.00	Loan		1	Freedom Self Storage	4,199,143	3.90000%	0.01234%	3.88766%	22,954.91	16,036.62	275,458.92	192,439.44	Interest Only, Amortizing Balloon	No	Actual/360
39.00	Loan		1	Dreamers Self Storage	1,590,335	3.87000%	0.01234%	3.85766%	8,668.25	6,031.13	104,019.00	72,373.56	Interest Only, Amortizing Balloon	No	Actual/360

A-1-6

BMARK 2021-B26

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Seasoning (Mos.)	Payment Due Date	First Payment Date	First P&I Payment Date	Maturity Date or Anticipated Repayment Date
					8	8	8	8						8
1.00	Loan	2, 32, 33	1	Burlingame Point	111	110	111	110	0	0	4/1/2021	1	6	5/6/2021	NAP	7/6/2030
2.00	Loan	2, 32	33	Equus Industrial Portfolio	84	83	84	83	0	0	4/8/2021	1	9	5/9/2021	NAP	4/9/2028
2.01	Property		1	375 Kenyon Road
2.02	Property		1	1006 Centerpoint Drive
2.03	Property		1	1125 Vaughn Parkway
2.04	Property		1	261 Development Drive
2.05	Property		1	Graystone - Snowden Bridge
2.06	Property		1	1010 Centerpoint Drive
2.07	Property		1	Lot 11
2.08	Property		1	40 Tyson Drive
2.09	Property		1	1020 Centerpoint Drive
2.10	Property		1	75 Tyson Drive
2.11	Property		1	1042 Fred White Boulevard
2.12	Property		1	3516 South Military Highway
2.13	Property		1	104 Challenger Drive
2.14	Property		1	1115 Vaughn Parkway
2.15	Property		1	1335 Northmeadow Parkway
2.16	Property		1	250 Hembree Park Drive
2.17	Property		1	660 Hembree Parkway
2.18	Property		1	11820 Wills Road
2.19	Property		1	1325 Northmeadow Parkway
2.20	Property		1	11545 Wills Road
2.21	Property		1	1350 Northmeadow Parkway
2.22	Property		1	1175 Northmeadow Parkway
2.23	Property		1	1125 Northmeadow Parkway
2.24	Property		1	1250 Northmeadow Parkway
2.25	Property		1	11390 Old Roswell Road
2.26	Property		1	1150 Northmeadow Parkway
2.27	Property		1	1200 Northmeadow Parkway
2.28	Property		1	1100 Northmeadow Parkway
2.29	Property		1	11810 Wills Road
2.30	Property		1	1115 Northmeadow Parkway
2.31	Property		1	1225 Northmeadow Parkway
2.32	Property		1	1400 Hembree Road
2.33	Property		1	11800 Wills Road
3.00	Loan	2, 32, 33	1	Amazon Seattle	108	107	108	107	0	0	4/1/2021	1	6	5/6/2021	NAP	4/6/2030
4.00	Loan	2, 31	1	iPark 84 Innovation Center	120	120	120	120	0	0	4/30/2021	0	6	6/6/2021	NAP	5/6/2031
5.00	Loan	31	16	ExchangeRight Net Leased Portfolio #46	120	120	120	120	0	0	4/30/2021	0	1	6/1/2021	NAP	5/1/2031
5.01	Property		1	Publix - Gulf Breeze
5.02	Property		1	GIANT Food Store - Dickson City
5.03	Property		1	Fresenius Medical Care - Riverdale
5.04	Property		1	CVS Pharmacy - Corpus Christi
5.05	Property		1	Walgreens - Hometown
5.06	Property		1	Walgreens - Powder Springs
5.07	Property		1	Walgreens - Tulsa
5.08	Property		1	CVS Pharmacy - Nashville
5.09	Property		1	Fresenius Medical Care - Baton Rouge
5.10	Property		1	PNC Bank - Milford
5.11	Property		1	Dollar Tree - Meraux
5.12	Property		1	Family Dollar - Lufkin
5.13	Property		1	Dollar General - Converse
5.14	Property		1	Dollar Tree - Fultondale
5.15	Property		1	Dollar General - Anderson
5.16	Property		1	Dollar Tree - Martins Ferry
6.00	Loan	31	6	OmniMax Industrial Portfolio I	120	120	120	120	0	0	4/28/2021	0	6	6/6/2021	NAP	5/6/2031
6.01	Property		1	OmniMax - Lancaster
6.02	Property		1	OmniMax - Feasterville
6.03	Property		1	OmniMax - Jacksonville
6.04	Property		1	OmniMax - Romoland
6.05	Property		1	OmniMax - Cleveland
6.06	Property		1	OmniMax - Waco
7.00	Loan		4	Amsdell FL & GA Portfolio	120	120	120	120	0	0	4/30/2021	0	6	6/6/2021	NAP	5/6/2031
7.01	Property		1	Compass Self Storage - Conyers
7.02	Property		1	Compass Self Storage - Fairburn
7.03	Property		1	Compass Self Storage - Tampa
7.04	Property		1	Compass Self Storage - Whitsett
8.00	Loan		1	1625 & 1747 North Market	48	48	120	120	360	360	4/21/2021	0	6	6/6/2021	6/6/2025	5/6/2031
9.00	Loan	34	1	8111 Gatehouse Road	120	120	120	120	0	0	4/16/2021	0	6	6/6/2021	NAP	5/6/2031
10.00	Loan		3	Performance Food Group	84	84	84	84	0	0	4/30/2021	0	6	6/6/2021	NAP	5/6/2028
10.01	Property		1	920 Irwin Run Road
10.02	Property		1	2085 East Michigan Avenue
10.03	Property		1	1982 Commerce Circle
11.00	Loan		24	InCommercial Net Lease Portfolio #3	12	12	84	84	360	360	4/30/2021	0	6	6/6/2021	6/6/2022	5/6/2028
11.01	Property		1	Kohl’s Nicholasville
11.02	Property		1	Fresenius - Medical Center
11.03	Property		1	Walgreens - Greenville
11.04	Property		1	Fresenius - Park Place
11.05	Property		1	Fresenius - Camden
11.06	Property		1	Dollar General - Middleton
11.07	Property		1	Dollar General - Walnut
11.08	Property		1	Dollar General - Corbin
11.09	Property		1	Dollar General - Memphis
11.10	Property		1	Dollar General - Hazard
11.11	Property		1	Dollar General - Moscow

A-1-7

BMARK 2021-B26

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Seasoning (Mos.)	Payment Due Date	First Payment Date	First P&I Payment Date	Maturity Date or Anticipated Repayment Date
					8	8	8	8						8
11.12	Property		1	Dollar General - Pineville
11.13	Property		1	Dollar General - Jeffersonville
11.14	Property		1	Dollar General - Irvine
11.15	Property		1	Dollar General - Judsonia
11.16	Property		1	Dollar General - Mooreville
11.17	Property		1	Dollar General - Williamsburg
11.18	Property		1	Dollar General - Yosemite
11.19	Property		1	Dollar General - Evening Shade
11.20	Property		1	Dollar General - Forrest City
11.21	Property		1	Dollar General - Hazel Green
11.22	Property		1	Dollar General - Morehead
11.23	Property		1	Dollar General - Pontotoc
11.24	Property		1	Dollar General - North Middleton
12.00	Loan		1	Rockland Center	120	120	120	120	0	0	4/23/2021	0	1	6/1/2021	NAP	5/1/2031
13.00	Loan	36	1	195 Church	120	120	120	120	0	0	4/30/2021	0	1	6/1/2021	NAP	5/1/2031
14.00	Loan		2	Montefiore Medical Center	120	120	120	120	0	0	4/28/2021	0	6	6/6/2021	NAP	5/6/2031
14.01	Property		1	3 Odell Plaza
14.02	Property		1	3 Executive Boulevard
15.00	Loan		1	154 Scott Avenue	60	60	60	60	0	0	5/3/2021	0	6	6/6/2021	NAP	5/6/2026
16.00	Loan	36	1	152 2nd Avenue	60	60	60	60	0	0	4/20/2021	0	1	6/1/2021	NAP	5/1/2026
17.00	Loan	2, 30	1	JW Marriott Nashville	120	106	120	106	0	0	3/6/2020	14	6	4/6/2020	NAP	3/6/2030
18.00	Loan		1	Gardens Plaza	121	121	121	121	0	0	5/3/2021	0	1	6/1/2021	NAP	6/1/2031
19.00	Loan		1	Carlsbad Commerce Center	120	120	120	120	0	0	4/28/2021	0	1	6/1/2021	NAP	5/1/2031
20.00	Loan	34	1	Mission Courtyard	121	121	121	121	0	0	5/4/2021	0	1	6/1/2021	NAP	6/1/2031
21.00	Loan	22	2	Techmer PM Portfolio	120	120	120	120	0	0	4/30/2021	0	6	6/6/2021	NAP	5/6/2031
21.01	Property		1	18420 South Laurel Park Road
21.02	Property	31	1	1 Quality Circle
22.00	Loan		1	Florida International Plaza	120	120	120	120	0	0	4/20/2021	0	6	6/6/2021	NAP	5/6/2031
23.00	Loan		1	991 Willoughby Avenue	120	120	120	120	0	0	4/19/2021	0	6	6/6/2021	NAP	5/6/2031
24.00	Loan		1	42-09 47th Avenue	120	120	120	120	0	0	4/22/2021	0	6	6/6/2021	NAP	5/6/2031
25.00	Loan		4	B&B Multifamily Portfolio	120	120	120	120	0	0	4/30/2021	0	6	6/6/2021	NAP	5/6/2031
25.01	Property		1	4415 3rd Avenue
25.02	Property		1	104 Linden Boulevard
25.03	Property		1	1416 Saint Marks Avenue
25.04	Property		1	4417 3rd Avenue
26.00	Loan	16	1	Wyndham Kissimmee Celebration - Leased Fee	120	119	120	119	0	0	4/1/2021	1	6	5/6/2021	NAP	4/6/2031
27.00	Loan	2	1	141 Livingston	120	118	120	118	0	0	2/18/2021	2	6	4/6/2021	NAP	3/6/2031
28.00	Loan		1	33 West 17th Street	120	120	120	120	0	0	4/29/2021	0	6	6/6/2021	NAP	5/6/2031
29.00	Loan		1	BJ’s Philadelphia	120	120	120	120	0	0	4/21/2021	0	6	6/6/2021	NAP	5/6/2031
30.00	Loan		1	43-09 40th Street	120	120	120	120	0	0	4/22/2021	0	6	6/6/2021	NAP	5/6/2031
31.00	Loan		1	East Empire Business Park	120	120	120	120	0	0	4/29/2021	0	6	6/6/2021	NAP	5/6/2031
32.00	Loan		3	Burroughs Portfolio	60	60	120	120	360	360	5/3/2021	0	6	6/6/2021	6/6/2026	5/6/2031
32.01	Property		1	Burroughs Commons
32.02	Property		1	Creekside Apartments
32.03	Property		1	Hedstrom Manor Estates
33.00	Loan		2	Crescendo NM Self-Storage Portfolio	120	120	120	120	0	0	4/7/2021	0	6	6/6/2021	NAP	5/6/2031
33.01	Property		1	528 Armor Storage
33.02	Property		1	Northern Boulevard Storage
34.00	Loan		1	CityLine Havasu Storage	36	36	120	120	360	360	4/20/2021	0	6	6/6/2021	6/6/2024	5/6/2031
35.00	Loan		1	90 Manhattan Avenue	120	120	120	120	0	0	4/27/2021	0	6	6/6/2021	NAP	5/6/2031
36.00	Loan		1	Egrets Landing	0	0	120	120	360	360	4/7/2021	0	6	6/6/2021	6/6/2021	5/6/2031
37.00	Loan	31	1	Perma-Pipe	120	120	120	120	0	0	4/16/2021	0	6	6/6/2021	NAP	5/6/2031
38.00	Loan		1	Freedom Self Storage	36	35	120	119	360	360	3/31/2021	1	6	5/6/2021	5/6/2024	4/6/2031
39.00	Loan		1	Dreamers Self Storage	36	36	120	120	360	360	4/22/2021	0	6	6/6/2021	6/6/2024	5/6/2031

A-1-8

BMARK 2021-B26

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Final Maturity Date	Grace Period - Late Fee (Days)	Grace Period - Default (Days)	Prepayment Provision	Most Recent EGI ($)	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)
						14	14	17, 18, 19			13
1.00	Loan	2, 32, 33	1	Burlingame Point	1/6/2033	5	0	L(25),D(80),O(6)	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.00	Loan	2, 32	33	Equus Industrial Portfolio	NAP	0	0	L(25),YM(52),O(7)	34,589,041	8,659,176	25,929,865	12/31/2020	T-12	27,932,006	6,705,576
2.01	Property		1	375 Kenyon Road					NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.02	Property		1	1006 Centerpoint Drive					NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.03	Property		1	1125 Vaughn Parkway					NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.04	Property		1	261 Development Drive					NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.05	Property		1	Graystone - Snowden Bridge					NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.06	Property		1	1010 Centerpoint Drive					NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.07	Property		1	Lot 11					NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.08	Property		1	40 Tyson Drive					NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.09	Property		1	1020 Centerpoint Drive					NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.10	Property		1	75 Tyson Drive					NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.11	Property		1	1042 Fred White Boulevard					NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.12	Property		1	3516 South Military Highway					NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.13	Property		1	104 Challenger Drive					NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.14	Property		1	1115 Vaughn Parkway					NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.15	Property		1	1335 Northmeadow Parkway					NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.16	Property		1	250 Hembree Park Drive					NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.17	Property		1	660 Hembree Parkway					NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.18	Property		1	11820 Wills Road					NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.19	Property		1	1325 Northmeadow Parkway					NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.20	Property		1	11545 Wills Road					NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.21	Property		1	1350 Northmeadow Parkway					NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.22	Property		1	1175 Northmeadow Parkway					NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.23	Property		1	1125 Northmeadow Parkway					NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.24	Property		1	1250 Northmeadow Parkway					NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.25	Property		1	11390 Old Roswell Road					NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.26	Property		1	1150 Northmeadow Parkway					NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.27	Property		1	1200 Northmeadow Parkway					NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.28	Property		1	1100 Northmeadow Parkway					NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.29	Property		1	11810 Wills Road					NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.30	Property		1	1115 Northmeadow Parkway					NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.31	Property		1	1225 Northmeadow Parkway					NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.32	Property		1	1400 Hembree Road					NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.33	Property		1	11800 Wills Road					NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.00	Loan	2, 32, 33	1	Amazon Seattle	5/6/2033	0	0	L(24),YM1(1),DorYM1(76),O(7)	NAV	NAV	NAV	NAV	NAV	NAV	NAV
4.00	Loan	2, 31	1	iPark 84 Innovation Center	NAP	0	0	L(24),D(92),O(4)	7,409,668	803,823	6,605,845	2/28/2021	T-12	7,323,475	791,322
5.00	Loan	31	16	ExchangeRight Net Leased Portfolio #46	NAP	0	0	L(24),D(92),O(4)	NAV	NAV	NAV	NAV	NAV	NAV	NAV
5.01	Property		1	Publix - Gulf Breeze					NAV	NAV	NAV	NAV	NAV	NAV	NAV
5.02	Property		1	GIANT Food Store - Dickson City					NAV	NAV	NAV	NAV	NAV	NAV	NAV
5.03	Property		1	Fresenius Medical Care - Riverdale					NAV	NAV	NAV	NAV	NAV	NAV	NAV
5.04	Property		1	CVS Pharmacy - Corpus Christi					NAV	NAV	NAV	NAV	NAV	NAV	NAV
5.05	Property		1	Walgreens - Hometown					NAV	NAV	NAV	NAV	NAV	NAV	NAV
5.06	Property		1	Walgreens - Powder Springs					NAV	NAV	NAV	NAV	NAV	NAV	NAV
5.07	Property		1	Walgreens - Tulsa					NAV	NAV	NAV	NAV	NAV	NAV	NAV
5.08	Property		1	CVS Pharmacy - Nashville					NAV	NAV	NAV	NAV	NAV	NAV	NAV
5.09	Property		1	Fresenius Medical Care - Baton Rouge					NAV	NAV	NAV	NAV	NAV	NAV	NAV
5.10	Property		1	PNC Bank - Milford					NAV	NAV	NAV	NAV	NAV	NAV	NAV
5.11	Property		1	Dollar Tree - Meraux					NAV	NAV	NAV	NAV	NAV	NAV	NAV
5.12	Property		1	Family Dollar - Lufkin					NAV	NAV	NAV	NAV	NAV	NAV	NAV
5.13	Property		1	Dollar General - Converse					NAV	NAV	NAV	NAV	NAV	NAV	NAV
5.14	Property		1	Dollar Tree - Fultondale					NAV	NAV	NAV	NAV	NAV	NAV	NAV
5.15	Property		1	Dollar General - Anderson					NAV	NAV	NAV	NAV	NAV	NAV	NAV
5.16	Property		1	Dollar Tree - Martins Ferry					NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.00	Loan	31	6	OmniMax Industrial Portfolio I	NAP	0	0	L(24),D(89),O(7)	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.01	Property		1	OmniMax - Lancaster					NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.02	Property		1	OmniMax - Feasterville					NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.03	Property		1	OmniMax - Jacksonville					NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.04	Property		1	OmniMax - Romoland					NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.05	Property		1	OmniMax - Cleveland					NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.06	Property		1	OmniMax - Waco					NAV	NAV	NAV	NAV	NAV	NAV	NAV
7.00	Loan		4	Amsdell FL & GA Portfolio	NAP	0	0	L(24),D(92),O(4)	4,930,505	1,499,501	3,431,004	3/31/2021	T-12	4,726,778	1,442,945
7.01	Property		1	Compass Self Storage - Conyers					1,471,114	414,522	1,056,592	3/31/2021	T-12	1,417,442	390,131
7.02	Property		1	Compass Self Storage - Fairburn					1,345,416	412,869	932,547	3/31/2021	T-12	1,251,377	404,577
7.03	Property		1	Compass Self Storage - Tampa					933,009	347,501	585,508	3/31/2021	T-12	926,081	333,467
7.04	Property		1	Compass Self Storage - Whitsett					1,180,966	324,609	856,357	3/31/2021	T-12	1,131,878	314,771
8.00	Loan		1	1625 & 1747 North Market	NAP	0	0	L(24),D(92),O(4)	6,715,264	2,890,359	3,824,905	12/31/2020	T-12	6,127,013	2,875,003
9.00	Loan	34	1	8111 Gatehouse Road	NAP	0	0	YM2(24),DorYM2(92),O(4)	7,704,177	2,344,588	5,359,589	12/31/2020	T-12	7,308,151	1,998,188
10.00	Loan		3	Performance Food Group	NAP	0	0	L(23),YM1(1),DorYM1(55),O(5)	NAV	NAV	NAV	NAV	NAV	NAV	NAV
10.01	Property		1	920 Irwin Run Road					NAV	NAV	NAV	NAV	NAV	NAV	NAV
10.02	Property		1	2085 East Michigan Avenue					NAV	NAV	NAV	NAV	NAV	NAV	NAV
10.03	Property		1	1982 Commerce Circle					NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.00	Loan		24	InCommercial Net Lease Portfolio #3	NAP	0	0	L(24),YM1(56),O(4)	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.01	Property		1	Kohl’s Nicholasville					NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.02	Property		1	Fresenius - Medical Center					NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.03	Property		1	Walgreens - Greenville					NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.04	Property		1	Fresenius - Park Place					NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.05	Property		1	Fresenius - Camden					NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.06	Property		1	Dollar General - Middleton					NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.07	Property		1	Dollar General - Walnut					NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.08	Property		1	Dollar General - Corbin					NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.09	Property		1	Dollar General - Memphis					NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.10	Property		1	Dollar General - Hazard					NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.11	Property		1	Dollar General - Moscow					NAV	NAV	NAV	NAV	NAV	NAV	NAV

A-1-9

BMARK 2021-B26

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Final Maturity Date	Grace Period - Late Fee (Days)	Grace Period - Default (Days)	Prepayment Provision	Most Recent EGI ($)	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)
						14	14	17, 18, 19			13
11.12	Property		1	Dollar General - Pineville					NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.13	Property		1	Dollar General - Jeffersonville					NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.14	Property		1	Dollar General - Irvine					NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.15	Property		1	Dollar General - Judsonia					NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.16	Property		1	Dollar General - Mooreville					NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.17	Property		1	Dollar General - Williamsburg					NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.18	Property		1	Dollar General - Yosemite					NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.19	Property		1	Dollar General - Evening Shade					NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.20	Property		1	Dollar General - Forrest City					NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.21	Property		1	Dollar General - Hazel Green					NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.22	Property		1	Dollar General - Morehead					NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.23	Property		1	Dollar General - Pontotoc					NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.24	Property		1	Dollar General - North Middleton					NAV	NAV	NAV	NAV	NAV	NAV	NAV
12.00	Loan		1	Rockland Center	NAP	0	0	L(25),YM1(89),O(6)	6,720,067	2,223,104	4,496,963	12/31/2020	T-12	6,757,854	2,296,891
13.00	Loan	36	1	195 Church	NAP	0	5	L(24),DorYM1(90),O(6)	4,909,199	2,600,610	2,308,589	2/28/2021	T-12	4,792,740	2,606,289
14.00	Loan		2	Montefiore Medical Center	NAP	0	0	L(24),D(91),O(5)	4,043,038	1,763,246	2,279,792	2/28/2021	T-12	4,026,873	1,681,808
14.01	Property		1	3 Odell Plaza					2,108,450	770,561	1,337,889	2/28/2021	T-12	2,099,468	746,406
14.02	Property		1	3 Executive Boulevard					1,934,588	992,685	941,902	2/28/2021	T-12	1,927,405	935,402
15.00	Loan		1	154 Scott Avenue	NAP	0	0	L(24),D(32),O(4)	1,121,729	505,473	616,256	3/31/2021	T-12	NAV	NAV
16.00	Loan	36	1	152 2nd Avenue	NAP	0	0	L(25),YM1(29),O(6)	2,088,009	608,303	1,479,706	12/31/2020	T-12	2,307,368	589,856
17.00	Loan	2, 30	1	JW Marriott Nashville	NAP	0	0	L(36),D(77),O(7)	20,034,306	24,745,775	(4,711,469)	3/31/2021	T-12	93,677,197	65,123,527
18.00	Loan		1	Gardens Plaza	NAP	0	0	L(26),YM1(91),O(4)	3,172,214	1,186,275	1,985,939	2/28/2021	T-12	3,148,667	1,192,575
19.00	Loan		1	Carlsbad Commerce Center	NAP	0	5	L(24),D(1),DorYM1(90),YM1(1),O(4)	2,079,210	585,117	1,494,093	12/31/2020	T-12	2,069,633	577,062
20.00	Loan	34	1	Mission Courtyard	NAP	0	5	L(24),D(2),DorYM1(90),YM1(1),O(4)	2,892,231	1,107,709	1,784,522	12/31/2020	T-12	2,631,416	1,071,242
21.00	Loan	22	2	Techmer PM Portfolio	NAP	0	0	L(23),YM1(1),DorYM1(91),O(5)	NAV	NAV	NAV	NAV	NAV	NAV	NAV
21.01	Property		1	18420 South Laurel Park Road					NAV	NAV	NAV	NAV	NAV	NAV	NAV
21.02	Property	31	1	1 Quality Circle					NAV	NAV	NAV	NAV	NAV	NAV	NAV
22.00	Loan		1	Florida International Plaza	NAP	0	0	L(24),D(89),O(7)	2,135,070	688,459	1,446,611	12/31/2020	T-12	2,644,576	659,325
23.00	Loan		1	991 Willoughby Avenue	NAP	0	0	L(24),D(91),O(5)	1,243,142	122,538	1,120,604	2/28/2021	T-12	1,129,814	108,902
24.00	Loan		1	42-09 47th Avenue	NAP	0	0	L(24),D(93),O(3)	2,016,103	928,097	1,088,006	2/28/2021	T-12	1,998,967	901,364
25.00	Loan		4	B&B Multifamily Portfolio	NAP	0	0	L(24),D(92),O(4)	NAV	NAV	NAV	NAV	NAV	NAV	NAV
25.01	Property		1	4415 3rd Avenue					NAV	NAV	NAV	NAV	NAV	NAV	NAV
25.02	Property		1	104 Linden Boulevard					NAV	NAV	NAV	NAV	NAV	NAV	NAV
25.03	Property		1	1416 Saint Marks Avenue					NAV	NAV	NAV	NAV	NAV	NAV	NAV
25.04	Property		1	4417 3rd Avenue					NAV	NAV	NAV	NAV	NAV	NAV	NAV
26.00	Loan	16	1	Wyndham Kissimmee Celebration - Leased Fee	NAP	0	0	L(25),DorYM1(92),O(3)	NAV	NAV	NAV	NAV	NAV	NAV	NAV
27.00	Loan	2	1	141 Livingston	NAP	0	0	L(26),D(90),O(4)	12,497,970	4,283,397	8,214,573	9/30/2020	T-12	11,956,405	3,852,419
28.00	Loan		1	33 West 17th Street	NAP	0	0	L(24),D(92),O(4)	2,055,511	746,062	1,309,449	3/31/2021	T-12	2,072,018	747,532
29.00	Loan		1	BJ’s Philadelphia	7/31/2033	0	0	L(24),D(91),O(5)	1,646,374	640,092	1,006,282	12/31/2020	T-12	1,633,858	627,577
30.00	Loan		1	43-09 40th Street	NAP	0	0	L(24),D(93),O(3)	1,553,497	791,443	762,054	2/28/2021	T-12	1,552,470	800,215
31.00	Loan		1	East Empire Business Park	NAP	0	0	L(24),D(92),O(4)	1,000,759	321,214	679,544	3/31/2021	T-12	1,041,185	310,704
32.00	Loan		3	Burroughs Portfolio	NAP	0	0	L(24),YM2(92),O(4)	1,067,142	461,175	605,967	2/28/2021	T-12	1,065,988	461,555
32.01	Property		1	Burroughs Commons					288,394	114,636	173,758	2/28/2021	T-12	284,847	116,745
32.02	Property		1	Creekside Apartments					440,682	187,311	253,371	2/28/2021	T-12	444,028	187,429
32.03	Property		1	Hedstrom Manor Estates					338,066	159,228	178,838	2/28/2021	T-12	337,114	157,381
33.00	Loan		2	Crescendo NM Self-Storage Portfolio	NAP	0	0	L(24),DorYM1(89),O(7)	818,018	227,312	590,706	2/28/2021	T-12	828,591	232,148
33.01	Property		1	528 Armor Storage					486,467	125,495	360,972	2/28/2021	T-12	492,476	125,126
33.02	Property		1	Northern Boulevard Storage					331,551	101,817	229,734	2/28/2021	T-12	336,115	107,022
34.00	Loan		1	CityLine Havasu Storage	NAP	0	0	L(24),D(92),O(4)	702,664	184,542	518,122	3/31/2021	T-12	664,607	182,243
35.00	Loan		1	90 Manhattan Avenue	NAP	0	0	L(24),D(93),O(3)	515,322	54,620	460,702	3/31/2021	Annualized	NAV	NAV
36.00	Loan		1	Egrets Landing	NAP	0	0	L(24),D(92),O(4)	724,371	266,958	457,412	1/31/2021	T-12	NAV	NAV
37.00	Loan	31	1	Perma-Pipe	NAP	0	0	L(24),D(93),O(3)	NAV	NAV	NAV	NAV	NAV	NAV	NAV
38.00	Loan		1	Freedom Self Storage	NAP	0	0	L(25),D(91),O(4)	605,108	187,643	417,465	2/28/2021	T-12	601,951	192,469
39.00	Loan		1	Dreamers Self Storage	NAP	0	0	L(24),D(92),O(4)	266,472	101,626	164,846	2/28/2021	T-12	261,727	101,436

A-1-10

BMARK 2021-B26

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Most Recent NOI ($)	Second Most Recent NOI Date	Second Most Recent Description	Third Most Recent EGI ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent NOI Date	Third Most Recent Description	Underwritten Economic Occupancy (%)	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)
																13
1.00	Loan	2, 32, 33	1	Burlingame Point	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	97.6%	66,137,945	10,736,605	55,401,340
2.00	Loan	2, 32	33	Equus Industrial Portfolio	21,226,431	12/31/2019	T-12	27,762,262	6,715,966	21,046,296	12/31/2018	T-12	96.3%	40,657,216	8,103,834	32,553,381
2.01	Property		1	375 Kenyon Road	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	100.0%	3,352,487	435,156	2,917,330
2.02	Property		1	1006 Centerpoint Drive	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	100.0%	2,431,452	341,513	2,089,939
2.03	Property		1	1125 Vaughn Parkway	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	100.0%	2,040,442	271,654	1,768,788
2.04	Property		1	261 Development Drive	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	100.0%	2,247,149	520,721	1,726,428
2.05	Property		1	Graystone - Snowden Bridge	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	100.0%	2,158,573	385,335	1,773,238
2.06	Property		1	1010 Centerpoint Drive	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	100.0%	1,915,753	327,697	1,588,056
2.07	Property		1	Lot 11	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	100.0%	1,927,953	331,953	1,596,000
2.08	Property		1	40 Tyson Drive	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	100.0%	2,235,643	376,603	1,859,040
2.09	Property		1	1020 Centerpoint Drive	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	100.0%	1,819,009	342,977	1,476,032
2.10	Property		1	75 Tyson Drive	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	100.0%	1,743,908	282,018	1,461,890
2.11	Property		1	1042 Fred White Boulevard	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	100.0%	1,364,215	317,750	1,046,464
2.12	Property		1	3516 South Military Highway	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	100.0%	1,606,159	302,227	1,303,932
2.13	Property		1	104 Challenger Drive	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	100.0%	1,305,127	231,527	1,073,600
2.14	Property		1	1115 Vaughn Parkway	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	100.0%	1,117,665	132,954	984,711
2.15	Property		1	1335 Northmeadow Parkway	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	91.9%	1,191,961	262,226	929,735
2.16	Property		1	250 Hembree Park Drive	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	100.0%	1,019,921	261,508	758,413
2.17	Property		1	660 Hembree Parkway	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	100.0%	998,712	256,816	741,897
2.18	Property		1	11820 Wills Road	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	100.0%	916,780	213,697	703,083
2.19	Property		1	1325 Northmeadow Parkway	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	66.8%	712,021	227,853	484,168
2.20	Property		1	11545 Wills Road	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	72.2%	932,863	385,634	547,229
2.21	Property		1	1350 Northmeadow Parkway	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	100.0%	836,362	157,677	678,685
2.22	Property		1	1175 Northmeadow Parkway	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	100.0%	751,460	202,106	549,354
2.23	Property		1	1125 Northmeadow Parkway	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	80.3%	622,205	179,044	443,161
2.24	Property		1	1250 Northmeadow Parkway	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	100.0%	658,089	153,591	504,498
2.25	Property		1	11390 Old Roswell Road	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	100.0%	704,789	199,084	505,706
2.26	Property		1	1150 Northmeadow Parkway	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	100.0%	605,204	143,850	461,354
2.27	Property		1	1200 Northmeadow Parkway	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	100.0%	650,538	169,119	481,419
2.28	Property		1	1100 Northmeadow Parkway	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	70.7%	450,809	117,713	333,095
2.29	Property		1	11810 Wills Road	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	100.0%	531,433	141,804	389,630
2.30	Property		1	1115 Northmeadow Parkway	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	100.0%	586,343	126,866	459,477
2.31	Property		1	1225 Northmeadow Parkway	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	100.0%	529,454	101,174	428,280
2.32	Property		1	1400 Hembree Road	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	55.4%	333,948	98,827	235,121
2.33	Property		1	11800 Wills Road	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	73.6%	358,790	105,160	253,630
3.00	Loan	2, 32, 33	1	Amazon Seattle	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	92.9%	36,483,599	5,700,582	30,783,017
4.00	Loan	2, 31	1	iPark 84 Innovation Center	6,532,153	12/31/2020	T-12	6,808,446	850,112	5,958,334	12/31/2019	T-12	95.0%	9,422,449	1,146,835	8,275,615
5.00	Loan	31	16	ExchangeRight Net Leased Portfolio #46	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	4,062,820	142,199	3,920,621
5.01	Property		1	Publix - Gulf Breeze	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	680,913	23,832	657,081
5.02	Property		1	GIANT Food Store - Dickson City	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	709,712	24,840	684,872
5.03	Property		1	Fresenius Medical Care - Riverdale	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	416,089	14,563	401,526
5.04	Property		1	CVS Pharmacy - Corpus Christi	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	290,700	10,175	280,526
5.05	Property		1	Walgreens - Hometown	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	308,750	10,806	297,944
5.06	Property		1	Walgreens - Powder Springs	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	224,200	7,847	216,353
5.07	Property		1	Walgreens - Tulsa	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	216,800	7,588	209,212
5.08	Property		1	CVS Pharmacy - Nashville	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	209,522	7,333	202,188
5.09	Property		1	Fresenius Medical Care - Baton Rouge	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	203,955	7,138	196,817
5.10	Property		1	PNC Bank - Milford	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	171,000	5,985	165,015
5.11	Property		1	Dollar Tree - Meraux	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	120,393	4,214	116,179
5.12	Property		1	Family Dollar - Lufkin	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	115,106	4,029	111,077
5.13	Property		1	Dollar General - Converse	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	101,807	3,563	98,244
5.14	Property		1	Dollar Tree - Fultondale	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	109,075	3,818	105,258
5.15	Property		1	Dollar General - Anderson	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	95,361	3,338	92,023
5.16	Property		1	Dollar Tree - Martins Ferry	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	89,438	3,130	86,308
6.00	Loan	31	6	OmniMax Industrial Portfolio I	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	4,753,073	1,068,240	3,684,833
6.01	Property		1	OmniMax - Lancaster	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	1,719,013	393,369	1,325,645
6.02	Property		1	OmniMax - Feasterville	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	1,092,497	223,661	868,836
6.03	Property		1	OmniMax - Jacksonville	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	734,902	239,482	495,421
6.04	Property		1	OmniMax - Romoland	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	519,552	50,965	468,587
6.05	Property		1	OmniMax - Cleveland	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	333,411	61,357	272,054
6.06	Property		1	OmniMax - Waco	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	353,697	99,407	254,290
7.00	Loan		4	Amsdell FL & GA Portfolio	3,283,833	12/31/2020	T-12	4,349,048	1,352,442	2,996,606	12/31/2019	T-12	77.7%	5,206,651	1,490,147	3,716,504
7.01	Property		1	Compass Self Storage - Conyers	1,027,311	12/31/2020	T-12	1,284,417	363,704	920,713	12/31/2019	T-12	75.5%	1,543,156	406,870	1,136,286
7.02	Property		1	Compass Self Storage - Fairburn	846,800	12/31/2020	T-12	1,125,945	383,965	741,980	12/31/2019	T-12	74.4%	1,475,792	417,313	1,058,479
7.03	Property		1	Compass Self Storage - Tampa	592,615	12/31/2020	T-12	946,351	313,177	633,174	12/31/2019	T-12	81.5%	942,984	347,011	595,973
7.04	Property		1	Compass Self Storage - Whitsett	817,108	12/31/2020	T-12	992,336	291,597	700,739	12/31/2019	T-12	81.9%	1,244,718	318,952	925,766
8.00	Loan		1	1625 & 1747 North Market	3,252,010	12/31/2019	T-12	5,989,149	2,739,331	3,249,818	12/31/2018	T-12	95.8%	7,099,663	3,432,747	3,666,916
9.00	Loan	34	1	8111 Gatehouse Road	5,309,963	12/31/2019	T-12	6,831,997	2,001,980	4,830,017	12/31/2018	T-12	93.5%	8,219,403	2,842,763	5,376,640
10.00	Loan		3	Performance Food Group	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	3,205,286	96,159	3,109,128
10.01	Property		1	920 Irwin Run Road	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
10.02	Property		1	2085 East Michigan Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
10.03	Property		1	1982 Commerce Circle	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.00	Loan		24	InCommercial Net Lease Portfolio #3	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	97.1%	3,750,963	700,586	3,050,376
11.01	Property		1	Kohl’s Nicholasville	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	97.3%	816,364	214,048	602,316
11.02	Property		1	Fresenius - Medical Center	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	97.0%	347,701	46,169	301,532
11.03	Property		1	Walgreens - Greenville	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	97.5%	317,096	37,227	279,869
11.04	Property		1	Fresenius - Park Place	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	97.0%	244,785	34,292	210,494
11.05	Property		1	Fresenius - Camden	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	97.0%	182,437	27,260	155,177
11.06	Property		1	Dollar General - Middleton	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	97.0%	119,460	16,448	103,012
11.07	Property		1	Dollar General - Walnut	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	97.0%	118,738	19,058	99,680
11.08	Property		1	Dollar General - Corbin	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	97.0%	109,164	17,994	91,169
11.09	Property		1	Dollar General - Memphis	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	97.0%	127,934	42,691	85,243
11.10	Property		1	Dollar General - Hazard	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	96.8%	100,671	19,429	81,241
11.11	Property		1	Dollar General - Moscow	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	97.0%	95,136	13,729	81,408

A-1-11

BMARK 2021-B26

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Most Recent NOI ($)	Second Most Recent NOI Date	Second Most Recent Description	Third Most Recent EGI ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent NOI Date	Third Most Recent Description	Underwritten Economic Occupancy (%)	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)
																13
11.12	Property		1	Dollar General - Pineville	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	97.0%	99,581	20,678	78,903
11.13	Property		1	Dollar General - Jeffersonville	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	97.5%	97,263	19,363	77,900
11.14	Property		1	Dollar General - Irvine	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	96.8%	95,321	19,507	75,814
11.15	Property		1	Dollar General - Judsonia	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	97.0%	89,951	13,715	76,236
11.16	Property		1	Dollar General - Mooreville	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	96.8%	90,719	14,987	75,732
11.17	Property		1	Dollar General - Williamsburg	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	97.6%	88,084	15,275	72,809
11.18	Property		1	Dollar General - Yosemite	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	97.0%	91,211	17,549	73,662
11.19	Property		1	Dollar General - Evening Shade	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	97.0%	83,155	13,404	69,751
11.20	Property		1	Dollar General - Forrest City	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	96.8%	83,396	12,941	70,456
11.21	Property		1	Dollar General - Hazel Green	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	97.5%	88,566	17,163	71,403
11.22	Property		1	Dollar General - Morehead	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	97.0%	89,630	16,718	72,912
11.23	Property		1	Dollar General - Pontotoc	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	97.0%	87,838	14,334	73,504
11.24	Property		1	Dollar General - North Middleton	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	97.3%	86,760	16,607	70,153
12.00	Loan		1	Rockland Center	4,460,963	12/31/2019	T-12	6,050,054	2,180,373	3,869,681	12/31/2018	T-12	95.0%	7,129,751	2,359,939	4,769,811
13.00	Loan	36	1	195 Church	2,186,451	12/31/2020	T-12	4,071,511	2,617,089	1,454,422	12/31/2019	T-12	89.2%	5,884,422	2,586,760	3,297,663
14.00	Loan		2	Montefiore Medical Center	2,345,065	12/31/2020	T-12	3,475,702	1,502,818	1,972,884	12/31/2019	Annualized	97.0%	4,507,452	1,824,269	2,683,183
14.01	Property		1	3 Odell Plaza	1,353,062	12/31/2020	T-12	1,850,831	658,551	1,192,280	12/31/2019	Annualized	97.0%	2,342,352	795,990	1,546,362
14.02	Property		1	3 Executive Boulevard	992,003	12/31/2020	T-12	1,624,871	844,267	780,603	12/31/2019	Annualized	97.0%	2,165,100	1,028,278	1,136,821
15.00	Loan		1	154 Scott Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	92.8%	2,708,737	772,702	1,936,035
16.00	Loan	36	1	152 2nd Avenue	1,717,512	12/31/2019	T-12	2,187,694	555,468	1,632,226	12/31/2018	T-12	95.0%	2,123,550	617,333	1,506,217
17.00	Loan	2, 30	1	JW Marriott Nashville	28,553,670	12/31/2019	T-12	NAV	NAV	NAV	NAV	NAV	85.8%	94,449,843	66,104,698	28,345,145
18.00	Loan		1	Gardens Plaza	1,956,092	12/31/2020	T-12	3,078,810	1,204,392	1,874,418	12/31/2019	T-12	84.0%	3,266,165	1,226,041	2,040,124
19.00	Loan		1	Carlsbad Commerce Center	1,492,571	12/31/2019	T-12	NAV	NAV	NAV	NAV	NAV	89.9%	2,239,293	602,609	1,636,684
20.00	Loan	34	1	Mission Courtyard	1,560,174	12/31/2019	T-12	2,200,056	1,007,270	1,192,786	12/31/2018	T-12	88.6%	2,830,251	1,132,077	1,698,174
21.00	Loan	22	2	Techmer PM Portfolio	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	1,418,871	42,566	1,376,304
21.01	Property		1	18420 South Laurel Park Road	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
21.02	Property	31	1	1 Quality Circle	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
22.00	Loan		1	Florida International Plaza	1,985,252	12/31/2019	T-12	2,015,560	554,121	1,461,439	12/31/2018	T-12	93.2%	2,403,083	801,091	1,601,992
23.00	Loan		1	991 Willoughby Avenue	1,020,912	12/31/2019	T-12	1,185,700	115,734	1,069,966	12/31/2018	T-12	95.0%	1,191,244	146,859	1,044,386
24.00	Loan		1	42-09 47th Avenue	1,097,603	12/31/2020	T-12	1,900,635	863,098	1,037,537	12/31/2019	T-12	97.0%	1,967,471	888,140	1,079,330
25.00	Loan		4	B&B Multifamily Portfolio	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	1,119,161	185,289	933,872
25.01	Property		1	4415 3rd Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	461,860	66,825	395,035
25.02	Property		1	104 Linden Boulevard	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	302,727	43,327	259,400
25.03	Property		1	1416 Saint Marks Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	229,961	43,116	186,845
25.04	Property		1	4417 3rd Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	124,613	32,021	92,592
26.00	Loan	16	1	Wyndham Kissimmee Celebration - Leased Fee	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	100.0%	1,007,374	0	1,007,374
27.00	Loan	2	1	141 Livingston	8,103,986	12/31/2019	T-12	11,375,314	3,307,738	8,067,576	12/31/2018	T-12	95.0%	14,702,075	5,797,645	8,904,430
28.00	Loan		1	33 West 17th Street	1,324,486	12/31/2020	T-12	3,151,333	766,535	2,384,798	12/31/2019	T-12	54.6%	1,982,520	606,865	1,375,655
29.00	Loan		1	BJ’s Philadelphia	1,006,282	12/31/2019	T-12	1,698,691	627,845	1,070,845	12/31/2018	T-12	95.0%	1,714,226	631,609	1,082,617
30.00	Loan		1	43-09 40th Street	752,255	12/31/2020	T-12	1,528,739	772,523	756,216	12/31/2019	T-12	94.7%	1,563,196	786,850	776,346
31.00	Loan		1	East Empire Business Park	730,481	12/31/2020	T-12	1,201,976	312,964	889,012	12/31/2019	T-12	95.0%	1,236,802	333,012	903,790
32.00	Loan		3	Burroughs Portfolio	604,433	12/31/2020	T-12	1,061,892	435,770	626,122	12/31/2019	T-12	94.9%	1,073,599	461,369	612,231
32.01	Property		1	Burroughs Commons	168,102	12/31/2020	T-12	268,885	102,639	166,246	12/31/2019	T-12	95.0%	280,005	114,384	165,621
32.02	Property		1	Creekside Apartments	256,598	12/31/2020	T-12	439,036	185,135	253,902	12/31/2019	T-12	95.0%	443,158	187,385	255,773
32.03	Property		1	Hedstrom Manor Estates	179,733	12/31/2020	T-12	353,971	147,996	205,975	12/31/2019	T-12	94.7%	350,436	159,599	190,836
33.00	Loan		2	Crescendo NM Self-Storage Portfolio	596,443	12/31/2020	T-12	804,487	224,234	580,253	12/31/2019	T-12	93.2%	818,018	227,426	590,592
33.01	Property		1	528 Armor Storage	367,349	12/31/2020	T-12	482,800	118,853	363,947	12/31/2019	T-12	92.8%	486,467	121,289	365,178
33.02	Property		1	Northern Boulevard Storage	229,093	12/31/2020	T-12	321,687	105,381	216,306	12/31/2019	T-12	93.7%	331,551	106,138	225,414
34.00	Loan		1	CityLine Havasu Storage	482,363	12/31/2020	T-12	618,825	166,656	452,169	12/31/2019	T-12	90.0%	742,728	181,924	560,804
35.00	Loan		1	90 Manhattan Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	93.0%	503,568	63,182	440,386
36.00	Loan		1	Egrets Landing	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.7%	864,912	297,630	567,281
37.00	Loan	31	1	Perma-Pipe	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	865,158	111,648	753,511
38.00	Loan		1	Freedom Self Storage	409,481	12/31/2020	T-12	568,500	195,189	373,311	12/31/2019	T-12	89.7%	605,108	189,698	415,410
39.00	Loan		1	Dreamers Self Storage	160,291	12/31/2020	T-12	NAV	NAV	NAV	NAV	NAV	90.0%	262,678	100,357	162,321

A-1-12

BMARK 2021-B26

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)	Appraised Value ($)	Appraised Value Type	Appraisal Date
								9, 12	9, 12	12	12	15
1.00	Loan	2, 32, 33	1	Burlingame Point	161,024	373,279	54,867,037	4.77	4.72	14.6%	14.4%	1,000,000,000	Hypothetical As If Stabilized	1/14/2021
2.00	Loan	2, 32	33	Equus Industrial Portfolio	893,874	1,709,718	29,949,790	5.55	5.10	14.0%	12.9%	615,720,000	As Is Portfolio	3/31/2021
2.01	Property		1	375 Kenyon Road	57,798	115,596	2,743,936					49,300,000	As Is	2/24/2021
2.02	Property		1	1006 Centerpoint Drive	71,253	142,506	1,876,180					43,300,000	As Is	2/24/2021
2.03	Property		1	1125 Vaughn Parkway	75,600	137,160	1,556,028					35,000,000	As Is	2/22/2021
2.04	Property		1	261 Development Drive	53,505	107,010	1,565,913					34,700,000	As Is	2/23/2021
2.05	Property		1	Graystone - Snowden Bridge	52,275	104,550	1,616,413					34,400,000	As Is	2/23/2021
2.06	Property		1	1010 Centerpoint Drive	53,550	107,100	1,427,406					34,300,000	As Is	2/24/2021
2.07	Property		1	Lot 11	52,500	105,000	1,438,500					14,650,000	As Is	2/24/2021
2.08	Property		1	40 Tyson Drive	49,575	76,622	1,732,844					33,800,000	As Is	2/23/2021
2.09	Property		1	1020 Centerpoint Drive	60,183	120,366	1,295,483					33,300,000	As Is	2/24/2021
2.10	Property		1	75 Tyson Drive	43,050	86,100	1,332,740					28,750,000	As Is	2/23/2021
2.11	Property		1	1042 Fred White Boulevard	46,800	93,600	906,064					21,500,000	As Is	2/22/2021
2.12	Property		1	3516 South Military Highway	19,629	39,258	1,245,045					21,450,000	As Is	2/24/2021
2.13	Property		1	104 Challenger Drive	45,000	90,000	938,600					19,100,000	As Is	2/22/2021
2.14	Property		1	1115 Vaughn Parkway	32,463	55,187	897,061					18,500,000	As Is	2/22/2021
2.15	Property		1	1335 Northmeadow Parkway	13,318	24,471	891,947					14,120,000	As Is	2/19/2021
2.16	Property		1	250 Hembree Park Drive	14,175	28,350	715,888					11,510,000	As Is	2/19/2021
2.17	Property		1	660 Hembree Parkway	14,175	28,350	699,372					11,390,000	As Is	2/19/2021
2.18	Property		1	11820 Wills Road	15,584	31,168	656,331					10,830,000	As Is	2/19/2021
2.19	Property		1	1325 Northmeadow Parkway	10,508	14,038	459,623					10,660,000	As Is	2/19/2021
2.20	Property		1	11545 Wills Road	10,671	15,208	521,350					10,120,000	As Is	2/19/2021
2.21	Property		1	1350 Northmeadow Parkway	9,675	19,350	649,660					9,350,000	As Is	2/19/2021
2.22	Property		1	1175 Northmeadow Parkway	10,690	21,379	517,285					8,920,000	As Is	2/19/2021
2.23	Property		1	1125 Northmeadow Parkway	10,066	16,168	416,928					8,460,000	As Is	2/19/2021
2.24	Property		1	1250 Northmeadow Parkway	7,834	15,667	480,997					7,830,000	As Is	2/19/2021
2.25	Property		1	11390 Old Roswell Road	7,144	14,288	484,273					7,420,000	As Is	2/19/2021
2.26	Property		1	1150 Northmeadow Parkway	7,808	15,615	437,932					7,230,000	As Is	2/19/2021
2.27	Property		1	1200 Northmeadow Parkway	9,467	18,934	453,018					6,890,000	As Is	2/19/2021
2.28	Property		1	1100 Northmeadow Parkway	7,634	10,791	314,670					6,820,000	As Is	2/19/2021
2.29	Property		1	11810 Wills Road	8,900	17,800	362,929					6,400,000	As Is	2/19/2021
2.30	Property		1	1115 Northmeadow Parkway	5,827	11,654	441,996					6,230,000	As Is	2/19/2021
2.31	Property		1	1225 Northmeadow Parkway	5,624	11,247	411,409					5,970,000	As Is	2/19/2021
2.32	Property		1	1400 Hembree Road	5,192	5,757	224,172					5,790,000	As Is	2/19/2021
2.33	Property		1	11800 Wills Road	6,404	9,428	237,798					5,400,000	As Is	2/19/2021
3.00	Loan	2, 32, 33	1	Amazon Seattle	154,882	77,346	30,550,788	4.30	4.27	13.1%	13.0%	670,000,000	Hypothetical As Is	3/4/2021
4.00	Loan	2, 31	1	iPark 84 Innovation Center	187,668	326,832	7,761,115	2.44	2.29	9.4%	8.8%	150,500,000	As Is	3/24/2021
5.00	Loan	31	16	ExchangeRight Net Leased Portfolio #46	37,048	0	3,883,573	2.70	2.67	9.2%	9.1%	71,575,000	As Is	Various
5.01	Property		1	Publix - Gulf Breeze	7,050	0	650,031					13,075,000	As Is	3/28/2021
5.02	Property		1	GIANT Food Store - Dickson City	8,150	0	676,722					11,800,000	As Is	3/31/2021
5.03	Property		1	Fresenius Medical Care - Riverdale	1,893	0	399,633					6,800,000	As Is	3/23/2021
5.04	Property		1	CVS Pharmacy - Corpus Christi	1,911	0	278,615					5,460,000	As Is	3/28/2021
5.05	Property		1	Walgreens - Hometown	2,228	0	295,716					5,400,000	As Is	3/28/2021
5.06	Property		1	Walgreens - Powder Springs	2,264	0	214,089					4,100,000	As Is	3/23/2021
5.07	Property		1	Walgreens - Tulsa	2,086	0	207,126					3,950,000	As Is	4/6/2021
5.08	Property		1	CVS Pharmacy - Nashville	1,418	0	200,771					4,000,000	As Is	3/23/2021
5.09	Property		1	Fresenius Medical Care - Baton Rouge	1,159	0	195,657					3,290,000	As Is	3/19/2021
5.10	Property		1	PNC Bank - Milford	449	0	164,567					3,150,000	As Is	3/24/2021
5.11	Property		1	Dollar Tree - Meraux	1,376	0	114,804					2,000,000	As Is	4/1/2021
5.12	Property		1	Family Dollar - Lufkin	1,377	0	109,700					1,910,000	As Is	3/22/2021
5.13	Property		1	Dollar General - Converse	1,354	0	96,890					1,790,000	As Is	3/30/2021
5.14	Property		1	Dollar Tree - Fultondale	1,489	0	103,769					1,775,000	As Is	3/20/2021
5.15	Property		1	Dollar General - Anderson	1,354	0	90,669					1,700,000	As Is	3/28/2021
5.16	Property		1	Dollar Tree - Martins Ferry	1,493	0	84,815					1,375,000	As Is	4/2/2021
6.00	Loan	31	6	OmniMax Industrial Portfolio I	98,153	126,603	3,460,077	2.43	2.28	8.7%	8.2%	65,200,000	As Is	Various
6.01	Property		1	OmniMax - Lancaster	22,658	45,472	1,257,515					23,600,000	As Is	3/29/2021
6.02	Property		1	OmniMax - Feasterville	11,579	28,436	828,821					15,400,000	As Is	3/30/2021
6.03	Property		1	OmniMax - Jacksonville	10,682	18,013	466,726					8,900,000	As Is	3/29/2021
6.04	Property		1	OmniMax - Romoland	35,467	15,148	417,973					8,300,000	As Is	3/31/2021
6.05	Property		1	OmniMax - Cleveland	6,851	9,943	255,260					4,650,000	As Is	4/2/2021
6.06	Property		1	OmniMax - Waco	10,916	9,593	233,781					4,350,000	As Is	3/24/2021
7.00	Loan		4	Amsdell FL & GA Portfolio	49,777	0	3,666,727	2.44	2.41	9.1%	8.9%	68,350,000	As Is	Various
7.01	Property		1	Compass Self Storage - Conyers	18,020	0	1,118,266					21,300,000	As Is	3/3/2021
7.02	Property		1	Compass Self Storage - Fairburn	11,141	0	1,047,337					19,450,000	As Is	3/3/2021
7.03	Property		1	Compass Self Storage - Tampa	9,540	0	586,433					11,000,000	As Is	3/11/2021
7.04	Property		1	Compass Self Storage - Whitsett	11,075	0	914,691					16,600,000	As Is	3/10/2021
8.00	Loan		1	1625 & 1747 North Market	63,074	393,242	3,210,599	1.67	1.46	9.4%	8.2%	57,500,000	As Is	1/19/2021
9.00	Loan	34	1	8111 Gatehouse Road	68,936	413,618	4,894,086	3.93	3.58	14.5%	13.2%	57,250,000	As Is	2/5/2021
10.00	Loan		3	Performance Food Group	91,750	0	3,017,378	2.55	2.47	9.7%	9.5%	49,650,000	As Is	Various
10.01	Property		1	920 Irwin Run Road	NAV	NAV	NAV					17,800,000	As Is	12/14/2020
10.02	Property		1	2085 East Michigan Avenue	NAV	NAV	NAV					16,650,000	As Is	12/9/2020
10.03	Property		1	1982 Commerce Circle	NAV	NAV	NAV					15,200,000	As Is	12/16/2020
11.00	Loan		24	InCommercial Net Lease Portfolio #3	45,627	67,273	2,937,475	1.93	1.86	10.2%	9.8%	48,500,000	As Is	Various
11.01	Property		1	Kohl’s Nicholasville	13,047	13,752	575,517					9,400,000	As Is	3/25/2021
11.02	Property		1	Fresenius - Medical Center	1,696	6,461	293,375					4,900,000	As Is	4/6/2021
11.03	Property		1	Walgreens - Greenville	2,048	4,844	272,978					4,100,000	As Is	4/2/2021
11.04	Property		1	Fresenius - Park Place	1,347	4,521	204,625					3,400,000	As Is	4/6/2021
11.05	Property		1	Fresenius - Camden	975	3,321	150,881					2,600,000	As Is	4/6/2021
11.06	Property		1	Dollar General - Middleton	1,861	2,250	98,901					1,700,000	As Is	3/27/2021
11.07	Property		1	Dollar General - Walnut	1,581	2,265	95,834					1,600,000	As Is	3/27/2021
11.08	Property		1	Dollar General - Corbin	1,354	2,037	87,778					1,450,000	As Is	3/22/2021
11.09	Property		1	Dollar General - Memphis	1,365	2,382	81,496					1,400,000	As Is	3/27/2021
11.10	Property		1	Dollar General - Hazard	1,354	2,033	77,855					1,250,000	As Is	3/22/2021
11.11	Property		1	Dollar General - Moscow	1,354	1,809	78,245					1,300,000	As Is	3/27/2021

A-1-13

BMARK 2021-B26

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)	Appraised Value ($)	Appraised Value Type	Appraisal Date
								9, 12	9, 12	12	12	15
11.12	Property		1	Dollar General - Pineville	1,365	1,901	75,637					1,250,000	As Is	3/22/2021
11.13	Property		1	Dollar General - Jeffersonville	1,354	1,507	75,040					1,200,000	As Is	3/22/2021
11.14	Property		1	Dollar General - Irvine	1,365	1,939	72,510					1,200,000	As Is	3/22/2021
11.15	Property		1	Dollar General - Judsonia	1,354	1,722	73,160					1,300,000	As Is	4/1/2021
11.16	Property		1	Dollar General - Mooreville	1,354	1,862	72,516					1,200,000	As Is	3/27/2021
11.17	Property		1	Dollar General - Williamsburg	1,354	1,311	70,144					1,150,000	As Is	3/22/2021
11.18	Property		1	Dollar General - Yosemite	1,354	1,744	70,564					1,175,000	As Is	3/23/2021
11.19	Property		1	Dollar General - Evening Shade	1,365	1,618	66,768					1,200,000	As Is	4/1/2021
11.20	Property		1	Dollar General - Forrest City	1,354	1,755	67,347					1,200,000	As Is	4/1/2021
11.21	Property		1	Dollar General - Hazel Green	1,354	1,408	68,641					1,125,000	As Is	3/22/2021
11.22	Property		1	Dollar General - Morehead	1,365	1,672	69,875					1,125,000	As Is	3/22/2021
11.23	Property		1	Dollar General - Pontotoc	1,354	1,677	70,473					1,200,000	As Is	3/27/2021
11.24	Property		1	Dollar General - North Middleton	1,354	1,484	67,315					1,075,000	As Is	3/22/2021
12.00	Loan		1	Rockland Center	44,263	301,949	4,423,600	5.32	4.93	17.7%	16.4%	62,500,000	As Is	2/19/2021
13.00	Loan	36	1	195 Church	48,378	241,889	3,057,396	3.91	3.62	13.2%	12.2%	37,600,000	As Is	3/15/2021
14.00	Loan		2	Montefiore Medical Center	26,121	197,166	2,459,895	3.14	2.88	11.2%	10.2%	37,800,000	As Is	3/1/2021
14.01	Property		1	3 Odell Plaza	14,213	107,281	1,424,868					22,300,000	As Is	3/1/2021
14.02	Property		1	3 Executive Boulevard	11,908	89,885	1,035,027					15,500,000	As Is	3/1/2021
15.00	Loan		1	154 Scott Avenue	23,279	92,341	1,820,415	2.47	2.33	8.8%	8.3%	52,500,000	As Stabilized	10/1/2021
16.00	Loan	36	1	152 2nd Avenue	6,250	0	1,495,858	1.61	1.60	6.8%	6.8%	33,900,000	Hypothetical As Is	3/19/2021
17.00	Loan	2, 30	1	JW Marriott Nashville	3,777,994	0	24,567,151	4.81	4.17	15.3%	13.3%	301,000,000	As Is	11/10/2020
18.00	Loan		1	Gardens Plaza	17,925	134,435	1,997,765	3.58	3.50	11.3%	11.1%	30,800,000	As Is	4/5/2021
19.00	Loan		1	Carlsbad Commerce Center	14,576	58,304	1,593,805	2.98	2.90	10.2%	10.0%	26,000,000	As Is	3/15/2021
20.00	Loan	34	1	Mission Courtyard	17,316	86,579	1,674,095	3.09	3.05	10.8%	10.6%	23,900,000	As Is	4/14/2021
21.00	Loan	22	2	Techmer PM Portfolio	35,657	0	1,340,647	2.44	2.38	8.9%	8.7%	23,730,000	As Is	Various
21.01	Property		1	18420 South Laurel Park Road	NAV	NAV	NAV					13,130,000	As Is	3/25/2021
21.02	Property	31	1	1 Quality Circle	NAV	NAV	NAV					10,600,000	As Is	3/19/2021
22.00	Loan		1	Florida International Plaza	2,949	71,796	1,527,247	3.18	3.03	11.2%	10.7%	24,000,000	As Is	1/27/2021
23.00	Loan		1	991 Willoughby Avenue	9,838	3,189	1,031,359	2.03	2.00	7.4%	7.3%	21,300,000	As Is	1/20/2021
24.00	Loan		1	42-09 47th Avenue	22,743	6,926	1,049,662	2.13	2.07	8.0%	7.8%	20,800,000	As Is	3/17/2021
25.00	Loan		4	B&B Multifamily Portfolio	12,150	1,418	920,304	1.75	1.73	7.1%	7.0%	19,650,000	Various	Various
25.01	Property		1	4415 3rd Avenue	5,000	1,418	388,617					7,700,000	As Stabilized (w/ 421a)	3/24/2021
25.02	Property		1	104 Linden Boulevard	3,750	0	255,650					5,800,000	As Stabilized (w/ 421a)	3/25/2021
25.03	Property		1	1416 Saint Marks Avenue	2,000	0	184,845					4,250,000	As Is	3/25/2021
25.04	Property		1	4417 3rd Avenue	1,400	0	91,192					1,900,000	As Is	3/24/2021
26.00	Loan	16	1	Wyndham Kissimmee Celebration - Leased Fee	0	0	1,007,374	1.78	1.78	7.6%	7.6%	16,600,000	As Is	3/12/2021
27.00	Loan	2	1	141 Livingston	42,749	658,802	8,202,879	2.74	2.52	8.9%	8.2%	182,300,000	As Is	2/1/2021
28.00	Loan		1	33 West 17th Street	14,375	74,028	1,287,252	3.10	2.90	11.5%	10.7%	43,000,000	As Is	4/1/2021
29.00	Loan		1	BJ’s Philadelphia	0	0	1,082,617	2.23	2.23	9.3%	9.3%	19,300,000	As Is	1/15/2021
30.00	Loan		1	43-09 40th Street	27,770	0	748,576	1.97	1.90	7.4%	7.1%	16,500,000	As Is	3/17/2021
31.00	Loan		1	East Empire Business Park	15,350	43,787	844,653	2.50	2.34	9.0%	8.4%	15,300,000	As Is	3/20/2021
32.00	Loan		3	Burroughs Portfolio	17,250	0	594,980	1.50	1.46	8.5%	8.3%	10,000,000	As Is Portfolio	3/4/2021
32.01	Property		1	Burroughs Commons	4,000	0	161,621					2,770,000	As Is	3/4/2021
32.02	Property		1	Creekside Apartments	8,500	0	247,273					3,660,000	As Is	3/4/2021
32.03	Property		1	Hedstrom Manor Estates	4,750	0	186,086					3,290,000	As Is	3/4/2021
33.00	Loan		2	Crescendo NM Self-Storage Portfolio	16,232	0	574,360	2.19	2.13	8.4%	8.2%	11,570,000	As Is	3/8/2021
33.01	Property		1	528 Armor Storage	9,086	0	356,092					7,040,000	As Is	3/8/2021
33.02	Property		1	Northern Boulevard Storage	7,146	0	218,268					4,530,000	As Is	3/8/2021
34.00	Loan		1	CityLine Havasu Storage	13,321	0	547,483	1.51	1.47	8.5%	8.3%	9,700,000	As Is	3/18/2021
35.00	Loan		1	90 Manhattan Avenue	2,500	0	437,886	1.81	1.80	7.3%	7.3%	10,000,000	As Is	3/24/2021
36.00	Loan		1	Egrets Landing	4,136	17,169	545,976	1.58	1.52	9.5%	9.1%	8,700,000	As Is	2/19/2021
37.00	Loan	31	1	Perma-Pipe	24,926	34,481	694,103	3.64	3.35	13.2%	12.1%	10,650,000	As Is	3/22/2021
38.00	Loan		1	Freedom Self Storage	6,287	0	409,124	1.51	1.49	8.5%	8.4%	7,100,000	As Is	3/24/2021
39.00	Loan		1	Dreamers Self Storage	2,446	0	159,874	1.56	1.54	8.8%	8.7%	2,900,000	As Is	3/25/2021

A-1-14

BMARK 2021-B26

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)	Largest Tenant	Largest Tenant SF	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date
					12, 15	12, 15	4, 26			23, 24			24
1.00	Loan	2, 32, 33	1	Burlingame Point	38.0%	38.0%	100.0%	5/1/2021	Yes	Facebook	805,118	100.0%	1/31/2033
2.00	Loan	2, 32	33	Equus Industrial Portfolio	37.8%	37.8%	98.2%
2.01	Property		1	375 Kenyon Road			100.0%	5/1/2021	Yes	California Cartage Company	385,320	100.0%	9/30/2022
2.02	Property		1	1006 Centerpoint Drive			100.0%	5/1/2021	Yes	Ace Hardware	475,020	100.0%	10/31/2027
2.03	Property		1	1125 Vaughn Parkway			100.0%	3/1/2021	No	XPO Logistics	312,000	61.9%	11/30/2023
2.04	Property		1	261 Development Drive			100.0%	5/1/2021	Yes	Procter & Gamble	356,700	100.0%	3/31/2024
2.05	Property		1	Graystone - Snowden Bridge			100.0%	5/1/2021	Yes	Geodis	348,500	100.0%	3/31/2026
2.06	Property		1	1010 Centerpoint Drive			100.0%	5/1/2021	Yes	Friant and Associates	357,000	100.0%	6/30/2025
2.07	Property		1	Lot 11			100.0%	5/1/2021	Yes	Massimo Zanetti Beverages USA	350,000	100.0%	9/30/2036
2.08	Property		1	40 Tyson Drive			100.0%	3/1/2021	No	Home Depot	250,305	75.7%	12/31/2026
2.09	Property		1	1020 Centerpoint Drive			100.0%	5/1/2021	Yes	Emser Tile	401,221	100.0%	7/18/2024
2.10	Property		1	75 Tyson Drive			100.0%	5/1/2021	Yes	Rubbermaid	287,000	100.0%	1/31/2026
2.11	Property		1	1042 Fred White Boulevard			100.0%	5/1/2021	Yes	Sumitomo Rubber	312,000	100.0%	4/30/2025
2.12	Property		1	3516 South Military Highway			100.0%	5/1/2021	Yes	California Cartage Company	130,860	100.0%	11/30/2021
2.13	Property		1	104 Challenger Drive			100.0%	3/1/2021	No	Store Fixtures Warehouse	96,000	32.0%	12/31/2023
2.14	Property		1	1115 Vaughn Parkway			100.0%	5/1/2021	Yes	XPO Logistics	216,420	100.0%	6/30/2024
2.15	Property		1	1335 Northmeadow Parkway			91.9%	3/1/2021	No	International Charter School of Atlanta	42,937	48.4%	6/30/2025
2.16	Property		1	250 Hembree Park Drive			100.0%	3/1/2021	No	Sugarboo	19,865	21.0%	9/30/2021
2.17	Property		1	660 Hembree Parkway			100.0%	3/1/2021	No	Accu-Tech	39,150	41.4%	3/31/2024
2.18	Property		1	11820 Wills Road			100.0%	3/1/2021	No	Peleman	52,000	50.1%	8/31/2025
2.19	Property		1	1325 Northmeadow Parkway			66.7%	3/1/2021	No	Hope Industrial Systems, Inc.	35,660	50.9%	5/31/2023
2.20	Property		1	11545 Wills Road			72.0%	3/1/2021	No	Ingo Money	22,701	31.9%	5/31/2028
2.21	Property		1	1350 Northmeadow Parkway			100.0%	3/1/2021	No	Johnson Controls	36,412	56.5%	12/31/2027
2.22	Property		1	1175 Northmeadow Parkway			100.0%	3/1/2021	No	Docufree	45,403	63.7%	12/31/2022
2.23	Property		1	1125 Northmeadow Parkway			80.3%	3/1/2021	No	Plasma Surgical	25,849	38.5%	11/30/2025
2.24	Property		1	1250 Northmeadow Parkway			100.0%	3/1/2021	No	B&R	37,835	72.4%	7/31/2024
2.25	Property		1	11390 Old Roswell Road			100.0%	3/1/2021	No	Boston Scientific	17,807	37.4%	5/31/2022
2.26	Property		1	1150 Northmeadow Parkway			100.0%	3/1/2021	No	GS Battery	40,465	77.7%	6/30/2028
2.27	Property		1	1200 Northmeadow Parkway			100.0%	3/1/2021	No	Digital Basement LLC	16,310	25.8%	8/31/2023
2.28	Property		1	1100 Northmeadow Parkway			70.6%	3/1/2021	No	Access Management Group	10,998	21.6%	8/31/2025
2.29	Property		1	11810 Wills Road			100.0%	5/1/2021	Yes	Boston Scientific	59,334	100.0%	5/31/2022
2.30	Property		1	1115 Northmeadow Parkway			100.0%	5/1/2021	Yes	Rheem Manufacturing	38,845	100.0%	9/30/2027
2.31	Property		1	1225 Northmeadow Parkway			100.0%	5/1/2021	Yes	StimLabs	37,490	100.0%	10/31/2025
2.32	Property		1	1400 Hembree Road			55.3%	3/1/2021	No	Stamps.com	11,593	33.5%	8/31/2025
2.33	Property		1	11800 Wills Road			73.5%	3/1/2021	No	Ecologix Environmental Systems	14,773	34.6%	12/31/2022
3.00	Loan	2, 32, 33	1	Amazon Seattle	35.1%	35.1%	92.2%	3/31/2021	No	Amazon.com Services LLC	680,215	87.8%	5/31/2033
4.00	Loan	2, 31	1	iPark 84 Innovation Center	58.5%	58.5%	92.3%	2/28/2021	No	Global Foundries	316,313	33.7%	9/1/2027
5.00	Loan	31	16	ExchangeRight Net Leased Portfolio #46	59.3%	59.3%	100.0%
5.01	Property		1	Publix - Gulf Breeze			100.0%	3/12/2021	No	Publix	45,600	97.0%	1/31/2038
5.02	Property		1	GIANT Food Store - Dickson City			100.0%	5/1/2021	Yes	GIANT Food Store	54,332	100.0%	6/30/2032
5.03	Property		1	Fresenius Medical Care - Riverdale			100.0%	5/1/2021	Yes	Fresenius Medical Care	12,620	100.0%	8/31/2032
5.04	Property		1	CVS Pharmacy - Corpus Christi			100.0%	5/1/2021	Yes	CVS Pharmacy	12,738	100.0%	3/28/2031
5.05	Property		1	Walgreens - Hometown			100.0%	5/1/2021	Yes	Walgreens	14,855	100.0%	5/31/2031
5.06	Property		1	Walgreens - Powder Springs			100.0%	5/1/2021	Yes	Walgreens	15,093	100.0%	5/31/2031
5.07	Property		1	Walgreens - Tulsa			100.0%	5/1/2021	Yes	Walgreens	13,905	100.0%	9/30/2031
5.08	Property		1	CVS Pharmacy - Nashville			100.0%	5/1/2021	Yes	CVS Pharmacy	9,450	100.0%	1/31/2031
5.09	Property		1	Fresenius Medical Care - Baton Rouge			100.0%	5/1/2021	Yes	Fresenius Medical Care	7,728	100.0%	4/30/2032
5.10	Property		1	PNC Bank - Milford			100.0%	5/1/2021	Yes	PNC Bank, N.A.	2,990	100.0%	1/31/2031
5.11	Property		1	Dollar Tree - Meraux			100.0%	5/1/2021	Yes	Dollar Tree	9,170	100.0%	4/1/2031
5.12	Property		1	Family Dollar - Lufkin			100.0%	5/1/2021	Yes	Family Dollar	9,180	100.0%	6/30/2030
5.13	Property		1	Dollar General - Converse			100.0%	5/1/2021	Yes	Dollar General	9,026	100.0%	4/30/2036
5.14	Property		1	Dollar Tree - Fultondale			100.0%	5/1/2021	Yes	Dollar Tree	9,924	100.0%	2/28/2031
5.15	Property		1	Dollar General - Anderson			100.0%	5/1/2021	Yes	Dollar General	9,026	100.0%	7/31/2031
5.16	Property		1	Dollar Tree - Martins Ferry			100.0%	5/1/2021	Yes	Dollar Tree	9,950	100.0%	1/31/2031
6.00	Loan	31	6	OmniMax Industrial Portfolio I	64.9%	64.9%	100.0%
6.01	Property		1	OmniMax - Lancaster			100.0%	5/6/2021	Yes	OmniMax	226,579	100.0%	3/31/2041
6.02	Property		1	OmniMax - Feasterville			100.0%	5/6/2021	Yes	OmniMax	115,792	100.0%	3/31/2041
6.03	Property		1	OmniMax - Jacksonville			100.0%	5/6/2021	Yes	OmniMax	106,820	100.0%	3/31/2041
6.04	Property		1	OmniMax - Romoland			100.0%	5/6/2021	Yes	OmniMax	60,113	100.0%	3/31/2041
6.05	Property		1	OmniMax - Cleveland			100.0%	5/6/2021	Yes	OmniMax	62,280	100.0%	3/31/2041
6.06	Property		1	OmniMax - Waco			100.0%	5/6/2021	Yes	OmniMax	64,213	100.0%	3/31/2041
7.00	Loan		4	Amsdell FL & GA Portfolio	60.0%	60.0%	86.9%
7.01	Property		1	Compass Self Storage - Conyers			88.9%	3/31/2021	NAP	NAP	NAP	NAP	NAP
7.02	Property		1	Compass Self Storage - Fairburn			87.1%	3/31/2021	NAP	NAP	NAP	NAP	NAP
7.03	Property		1	Compass Self Storage - Tampa			81.1%	3/31/2021	NAP	NAP	NAP	NAP	NAP
7.04	Property		1	Compass Self Storage - Whitsett			87.2%	3/31/2021	NAP	NAP	NAP	NAP	NAP
8.00	Loan		1	1625 & 1747 North Market	68.0%	60.1%	99.0%	5/6/2021	Yes	DCA	312,149	99.0%	8/31/2029
9.00	Loan	34	1	8111 Gatehouse Road	65.0%	65.0%	92.1%	2/1/2021	No	Inova Health Care Services	94,100	34.1%	12/31/2023
10.00	Loan		3	Performance Food Group	64.2%	64.2%	100.0%
10.01	Property		1	920 Irwin Run Road			100.0%	5/6/2021	Yes	Eby-Brown Company, LLC	161,162	100.0%	12/31/2032
10.02	Property		1	2085 East Michigan Avenue			100.0%	5/6/2021	Yes	Eby-Brown Company, LLC	250,000	100.0%	12/31/2032
10.03	Property		1	1982 Commerce Circle			100.0%	5/6/2021	Yes	Eby-Brown Company, LLC	200,505	100.0%	12/31/2032
11.00	Loan		24	InCommercial Net Lease Portfolio #3	61.9%	54.1%	100.0%
11.01	Property		1	Kohl’s Nicholasville			100.0%	5/6/2021	Yes	Kohl’s	86,982	100.0%	1/31/2030
11.02	Property		1	Fresenius - Medical Center			100.0%	5/6/2021	Yes	Fresenius Kidney Care	11,305	100.0%	10/31/2029
11.03	Property		1	Walgreens - Greenville			100.0%	5/6/2021	Yes	Walgreens	13,650	100.0%	10/31/2031
11.04	Property		1	Fresenius - Park Place			100.0%	5/6/2021	Yes	Fresenius Kidney Care	8,983	100.0%	10/31/2029
11.05	Property		1	Fresenius - Camden			100.0%	5/6/2021	Yes	Fresenius Kidney Care	6,503	100.0%	10/31/2029
11.06	Property		1	Dollar General - Middleton			100.0%	5/6/2021	Yes	Dollar General	12,406	100.0%	6/30/2029
11.07	Property		1	Dollar General - Walnut			100.0%	5/6/2021	Yes	Dollar General	10,542	100.0%	10/31/2029
11.08	Property		1	Dollar General - Corbin			100.0%	5/6/2021	Yes	Dollar General	9,026	100.0%	8/31/2029
11.09	Property		1	Dollar General - Memphis			100.0%	5/6/2021	Yes	Dollar General	9,100	100.0%	11/30/2029
11.10	Property		1	Dollar General - Hazard			100.0%	5/6/2021	Yes	Dollar General	9,026	100.0%	4/30/2028
11.11	Property		1	Dollar General - Moscow			100.0%	5/6/2021	Yes	Dollar General	9,026	100.0%	7/31/2029

A-1-15

BMARK 2021-B26

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)	Largest Tenant	Largest Tenant SF	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date
					12, 15	12, 15	4, 26			23, 24			24
11.12	Property		1	Dollar General - Pineville			100.0%	5/6/2021	Yes	Dollar General	9,100	100.0%	9/30/2029
11.13	Property		1	Dollar General - Jeffersonville			100.0%	5/6/2021	Yes	Dollar General	9,026	100.0%	8/31/2031
11.14	Property		1	Dollar General - Irvine			100.0%	5/6/2021	Yes	Dollar General	9,100	100.0%	7/31/2028
11.15	Property		1	Dollar General - Judsonia			100.0%	5/6/2021	Yes	Dollar General	9,026	100.0%	8/31/2029
11.16	Property		1	Dollar General - Mooreville			100.0%	5/6/2021	Yes	Dollar General	9,026	100.0%	2/28/2029
11.17	Property		1	Dollar General - Williamsburg			100.0%	5/6/2021	Yes	Dollar General	9,026	100.0%	5/31/2032
11.18	Property		1	Dollar General - Yosemite			100.0%	5/6/2021	Yes	Dollar General	9,026	100.0%	8/31/2029
11.19	Property		1	Dollar General - Evening Shade			100.0%	5/6/2021	Yes	Dollar General	9,100	100.0%	7/31/2029
11.20	Property		1	Dollar General - Forrest City			100.0%	5/6/2021	Yes	Dollar General	9,026	100.0%	2/28/2029
11.21	Property		1	Dollar General - Hazel Green			100.0%	5/6/2021	Yes	Dollar General	9,026	100.0%	3/31/2031
11.22	Property		1	Dollar General - Morehead			100.0%	5/6/2021	Yes	Dollar General	9,100	100.0%	6/30/2029
11.23	Property		1	Dollar General - Pontotoc			100.0%	5/6/2021	Yes	Dollar General	9,026	100.0%	5/31/2029
11.24	Property		1	Dollar General - North Middleton			100.0%	5/6/2021	Yes	Dollar General	9,026	100.0%	6/30/2030
12.00	Loan		1	Rockland Center	43.2%	43.2%	98.7%	4/1/2021	No	Big Lots	27,623	11.0%	1/31/2024
13.00	Loan	36	1	195 Church	66.5%	66.5%	88.3%	1/21/2021	No	Yale New Haven Health	30,343	12.5%	5/31/2025
14.00	Loan		2	Montefiore Medical Center	63.6%	63.6%	99.1%
14.01	Property		1	3 Odell Plaza			100.0%	5/6/2021	Yes	Montefiore Medical Center	71,065	100.0%	3/31/2032
14.02	Property		1	3 Executive Boulevard			97.9%	5/6/2021	Yes	Montefiore Medical Center	58,317	97.9%	3/31/2032
15.00	Loan		1	154 Scott Avenue	41.9%	41.9%	95.8%	4/1/2021	No	Palm Sunrise 154 LLC	19,150	17.2%	5/31/2031
16.00	Loan	36	1	152 2nd Avenue	64.9%	64.9%	100.0%	4/2/2021	NAP	NAP	NAP	NAP	NAP
17.00	Loan	2, 30	1	JW Marriott Nashville	61.5%	61.5%	18.4%	3/31/2021	NAP	NAP	NAP	NAP	NAP
18.00	Loan		1	Gardens Plaza	58.4%	58.4%	83.0%	1/27/2021	No	IMG Worldwide	7,928	8.8%	12/31/2025
19.00	Loan		1	Carlsbad Commerce Center	61.5%	61.5%	88.2%	4/14/2021	No	Mizu Incorporated	7,920	5.4%	8/15/2022
20.00	Loan	34	1	Mission Courtyard	66.0%	66.0%	86.1%	1/1/2021	No	Corininthian Title Company	12,287	14.2%	10/31/2025
21.00	Loan	22	2	Techmer PM Portfolio	65.0%	65.0%	100.0%
21.01	Property		1	18420 South Laurel Park Road			100.0%	5/6/2021	Yes	Techmer PM	39,488	100.0%	3/31/2041
21.02	Property	31	1	1 Quality Circle			100.0%	5/6/2021	Yes	Techmer PM	198,226	100.0%	3/31/2041
22.00	Loan		1	Florida International Plaza	59.5%	59.5%	91.8%	1/19/2021	No	Ross Dress for Less (dd’s Discounts)	19,494	27.2%	1/31/2026
23.00	Loan		1	991 Willoughby Avenue	66.2%	66.2%	100.0%	4/19/2021	NAP	NAP	NAP	NAP	NAP
24.00	Loan		1	42-09 47th Avenue	64.9%	64.9%	98.7%	4/12/2021	NAP	NAP	NAP	NAP	NAP
25.00	Loan		4	B&B Multifamily Portfolio	67.2%	67.2%	97.9%
25.01	Property		1	4415 3rd Avenue			100.0%	4/27/2021	NAP	NAP	NAP	NAP	NAP
25.02	Property		1	104 Linden Boulevard			93.3%	4/27/2021	NAP	NAP	NAP	NAP	NAP
25.03	Property		1	1416 Saint Marks Avenue			100.0%	4/27/2021	NAP	NAP	NAP	NAP	NAP
25.04	Property		1	4417 3rd Avenue			100.0%	4/27/2021	NAP	Olangu Wosho Foundation (Church)	2,000	NAP	11/30/2023
26.00	Loan	16	1	Wyndham Kissimmee Celebration - Leased Fee	79.5%	79.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27.00	Loan	2	1	141 Livingston	54.9%	54.9%	100.0%	2/1/2021	No	City of New York Department of Citywide Administrative Services	206,084	96.4%	12/26/2025
28.00	Loan		1	33 West 17th Street	27.9%	27.9%	52.2%	2/1/2021	No	Prizeout Corp.	5,000	8.7%	6/30/2025
29.00	Loan		1	BJ’s Philadelphia	60.0%	60.0%	100.0%	5/6/2021	Yes	BJ’s Wholesale	104,737	100.0%	7/31/2033
30.00	Loan		1	43-09 40th Street	63.6%	63.6%	94.9%	4/12/2021	NAP	NAP	NAP	NAP	NAP
31.00	Loan		1	East Empire Business Park	65.4%	65.4%	100.0%	4/1/2021	No	Crux Fermentation	40,000	27.7%	7/31/2025
32.00	Loan		3	Burroughs Portfolio	72.0%	65.2%	97.1%
32.01	Property		1	Burroughs Commons			100.0%	3/1/2021	NAP	NAP	NAP	NAP	NAP
32.02	Property		1	Creekside Apartments			97.1%	3/1/2021	NAP	NAP	NAP	NAP	NAP
32.03	Property		1	Hedstrom Manor Estates			94.7%	3/1/2021	NAP	NAP	NAP	NAP	NAP
33.00	Loan		2	Crescendo NM Self-Storage Portfolio	60.5%	60.5%	95.8%
33.01	Property		1	528 Armor Storage			95.6%	2/28/2021	NAP	NAP	NAP	NAP	NAP
33.02	Property		1	Northern Boulevard Storage			96.2%	2/28/2021	NAP	NAP	NAP	NAP	NAP
34.00	Loan		1	CityLine Havasu Storage	68.0%	58.7%	97.8%	3/31/2021	NAP	NAP	NAP	NAP	NAP
35.00	Loan		1	90 Manhattan Avenue	60.0%	60.0%	100.0%	3/31/2021	NAP	NAP	NAP	NAP	NAP
36.00	Loan		1	Egrets Landing	69.0%	55.5%	100.0%	3/9/2021	No	E Contractors	7,063	34.2%	8/31/2034
37.00	Loan	31	1	Perma-Pipe	53.7%	53.7%	100.0%	5/6/2021	Yes	Perma-Pipe, Inc.	138,478	100.0%	4/15/2036
38.00	Loan		1	Freedom Self Storage	68.5%	59.1%	95.1%	2/28/2021	NAP	NAP	NAP	NAP	NAP
39.00	Loan		1	Dreamers Self Storage	63.6%	54.8%	98.5%	3/15/2021	NAP	NAP	NAP	NAP	NAP

A-1-16

BMARK 2021-B26

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Largest Tenant	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date
					24			24	23, 24, 25			24
1.00	Loan	2, 32, 33	1	Burlingame Point	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.00	Loan	2, 32	33	Equus Industrial Portfolio
2.01	Property		1	375 Kenyon Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.02	Property		1	1006 Centerpoint Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.03	Property		1	1125 Vaughn Parkway	ProPack	192,000	38.1%	10/31/2030	NAP	NAP	NAP	NAP
2.04	Property		1	261 Development Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.05	Property		1	Graystone - Snowden Bridge	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.06	Property		1	1010 Centerpoint Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.07	Property		1	Lot 11	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.08	Property		1	40 Tyson Drive	Max Finkelstein, Inc.	80,192	24.3%	2/28/2027	NAP	NAP	NAP	NAP
2.09	Property		1	1020 Centerpoint Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.10	Property		1	75 Tyson Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.11	Property		1	1042 Fred White Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.12	Property		1	3516 South Military Highway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.13	Property		1	104 Challenger Drive	Axiom Impressions	80,000	26.7%	2/28/2030	Delk	64,000	21.3%	9/30/2023
2.14	Property		1	1115 Vaughn Parkway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.15	Property		1	1335 Northmeadow Parkway	United Parcel Service	25,404	28.6%	7/31/2021	Noble 1	13,217	14.9%	10/31/2025
2.16	Property		1	250 Hembree Park Drive	EMS Ventures dba AMR	19,285	20.4%	9/30/2026	Lofa Industries	18,864	20.0%	10/31/2023
2.17	Property		1	660 Hembree Parkway	Grey Orange	34,458	36.5%	6/30/2025	Dynamic Technical Formulations	15,492	16.4%	5/31/2022
2.18	Property		1	11820 Wills Road	Special T	51,892	49.9%	4/30/2027	NAP	NAP	NAP	NAP
2.19	Property		1	1325 Northmeadow Parkway	Connected Fibers	11,040	15.8%	6/30/2023	NAP	NAP	NAP	NAP
2.20	Property		1	11545 Wills Road	Arrow Electronics	18,987	26.7%	7/31/2022	Helpsystems	9,504	13.4%	11/30/2024
2.21	Property		1	1350 Northmeadow Parkway	EDGE Business Systems	17,770	27.6%	1/31/2025	Vine Vault	10,318	16.0%	12/31/2027
2.22	Property		1	1175 Northmeadow Parkway	United Refrigeration	13,361	18.7%	10/31/2027	Trane U.S.	12,500	17.5%	11/30/2021
2.23	Property		1	1125 Northmeadow Parkway	Postec	15,406	23.0%	7/31/2024	World Pac	12,603	18.8%	12/31/2024
2.24	Property		1	1250 Northmeadow Parkway	DVA Renal Healthcare	9,758	18.7%	3/31/2028	Super Games	4,631	8.9%	11/30/2021
2.25	Property		1	11390 Old Roswell Road	PaperStyle.com	6,405	13.4%	6/30/2021	Pulse Veterinary Technologies	6,299	13.2%	6/30/2022
2.26	Property		1	1150 Northmeadow Parkway	Atlantic Coast Consulting	11,585	22.3%	8/31/2026	NAP	NAP	NAP	NAP
2.27	Property		1	1200 Northmeadow Parkway	Avtech Media Solutions	15,271	24.2%	7/31/2025	J’s Moving & Storage	15,271	24.2%	3/31/2024
2.28	Property		1	1100 Northmeadow Parkway	S and W Sports Cars, Inc.	8,046	15.8%	12/31/2023	Integriteck / QSource	6,948	13.7%	2/28/2022
2.29	Property		1	11810 Wills Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.30	Property		1	1115 Northmeadow Parkway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.31	Property		1	1225 Northmeadow Parkway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.32	Property		1	1400 Hembree Road	Northside Hospital - Imaging	7,547	21.8%	4/30/2022	NAP	NAP	NAP	NAP
2.33	Property		1	11800 Wills Road	Cristomar	9,854	23.1%	5/31/2023	Gayco Healthcare	6,754	15.8%	2/28/2027
3.00	Loan	2, 32, 33	1	Amazon Seattle	Knot Springs	31,209	4.0%	4/30/2037	Victrola Coffee	2,418	0.3%	5/27/2028
4.00	Loan	2, 31	1	iPark 84 Innovation Center	IBM	107,210	11.4%	12/31/2022	Great Point Capital Fund A, LP	100,000	10.7%	3/31/2031
5.00	Loan	31	16	ExchangeRight Net Leased Portfolio #46
5.01	Property		1	Publix - Gulf Breeze	Publix Liquor Store	1,400	3.0%	1/31/2023	NAP	NAP	NAP	NAP
5.02	Property		1	GIANT Food Store - Dickson City	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.03	Property		1	Fresenius Medical Care - Riverdale	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.04	Property		1	CVS Pharmacy - Corpus Christi	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.05	Property		1	Walgreens - Hometown	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.06	Property		1	Walgreens - Powder Springs	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.07	Property		1	Walgreens - Tulsa	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.08	Property		1	CVS Pharmacy - Nashville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.09	Property		1	Fresenius Medical Care - Baton Rouge	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.10	Property		1	PNC Bank - Milford	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.11	Property		1	Dollar Tree - Meraux	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.12	Property		1	Family Dollar - Lufkin	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.13	Property		1	Dollar General - Converse	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.14	Property		1	Dollar Tree - Fultondale	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.15	Property		1	Dollar General - Anderson	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.16	Property		1	Dollar Tree - Martins Ferry	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.00	Loan	31	6	OmniMax Industrial Portfolio I
6.01	Property		1	OmniMax - Lancaster	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.02	Property		1	OmniMax - Feasterville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.03	Property		1	OmniMax - Jacksonville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.04	Property		1	OmniMax - Romoland	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.05	Property		1	OmniMax - Cleveland	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.06	Property		1	OmniMax - Waco	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.00	Loan		4	Amsdell FL & GA Portfolio
7.01	Property		1	Compass Self Storage - Conyers	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.02	Property		1	Compass Self Storage - Fairburn	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.03	Property		1	Compass Self Storage - Tampa	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.04	Property		1	Compass Self Storage - Whitsett	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.00	Loan		1	1625 & 1747 North Market	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.00	Loan	34	1	8111 Gatehouse Road	GSA - Defense Health Agency	70,056	25.4%	7/15/2031	United States Postal Service	53,493	19.4%	6/30/2024
10.00	Loan		3	Performance Food Group
10.01	Property		1	920 Irwin Run Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.02	Property		1	2085 East Michigan Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.03	Property		1	1982 Commerce Circle	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.00	Loan		24	InCommercial Net Lease Portfolio #3
11.01	Property		1	Kohl’s Nicholasville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.02	Property		1	Fresenius - Medical Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.03	Property		1	Walgreens - Greenville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.04	Property		1	Fresenius - Park Place	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.05	Property		1	Fresenius - Camden	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.06	Property		1	Dollar General - Middleton	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.07	Property		1	Dollar General - Walnut	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.08	Property		1	Dollar General - Corbin	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.09	Property		1	Dollar General - Memphis	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.10	Property		1	Dollar General - Hazard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.11	Property		1	Dollar General - Moscow	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-17

BMARK 2021-B26

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Largest Tenant	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date
					24			24	23, 24, 25			24
11.12	Property		1	Dollar General - Pineville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.13	Property		1	Dollar General - Jeffersonville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.14	Property		1	Dollar General - Irvine	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.15	Property		1	Dollar General - Judsonia	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.16	Property		1	Dollar General - Mooreville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.17	Property		1	Dollar General - Williamsburg	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.18	Property		1	Dollar General - Yosemite	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.19	Property		1	Dollar General - Evening Shade	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.20	Property		1	Dollar General - Forrest City	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.21	Property		1	Dollar General - Hazel Green	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.22	Property		1	Dollar General - Morehead	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.23	Property		1	Dollar General - Pontotoc	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.24	Property		1	Dollar General - North Middleton	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.00	Loan		1	Rockland Center	TJ Maxx	27,000	10.7%	9/30/2027	HomeGoods	25,077	10.0%	8/31/2028
13.00	Loan	36	1	195 Church	Keybank	26,237	10.8%	11/30/2025	Carmody & Torrance	23,000	9.5%	3/31/2031
14.00	Loan		2	Montefiore Medical Center
14.01	Property		1	3 Odell Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.02	Property		1	3 Executive Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15.00	Loan		1	154 Scott Avenue	PG - 154 LLC	15,000	13.5%	3/31/2026	Aqua Beba LLC	9,900	8.9%	5/31/2031
16.00	Loan	36	1	152 2nd Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17.00	Loan	2, 30	1	JW Marriott Nashville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.00	Loan		1	Gardens Plaza	BNY Mellon	7,736	8.6%	9/30/2023	Striano Financial (NWML)	7,517	8.4%	3/31/2022
19.00	Loan		1	Carlsbad Commerce Center	GIMDX, INC.	7,475	5.1%	1/31/2022	Advanced Brain Monitoring, Inc	7,364	5.1%	7/31/2022
20.00	Loan	34	1	Mission Courtyard	Metro Family Physicians Group	7,353	8.5%	1/31/2025	United Nurses Association	7,208	8.3%	9/30/2022
21.00	Loan	22	2	Techmer PM Portfolio
21.01	Property		1	18420 South Laurel Park Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.02	Property	31	1	1 Quality Circle	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.00	Loan		1	Florida International Plaza	Sunshine Restaurants (Ihop)	4,530	6.3%	5/21/2032	Ibiley Uniforms	4,050	5.6%	12/31/2022
23.00	Loan		1	991 Willoughby Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.00	Loan		1	42-09 47th Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.00	Loan		4	B&B Multifamily Portfolio
25.01	Property		1	4415 3rd Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.02	Property		1	104 Linden Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.03	Property		1	1416 Saint Marks Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.04	Property		1	4417 3rd Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.00	Loan	16	1	Wyndham Kissimmee Celebration - Leased Fee	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27.00	Loan	2	1	141 Livingston	Smith & Livingston Parking	7,568	3.5%	6/30/2027	AT&T Mobility	0	0.0%	12/31/2023
28.00	Loan		1	33 West 17th Street	Drive 21, Inc.	5,000	8.7%	1/31/2025	Foundry Media, LLC	5,000	8.7%	3/31/2022
29.00	Loan		1	BJ’s Philadelphia	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30.00	Loan		1	43-09 40th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31.00	Loan		1	East Empire Business Park	C19 International Architectural Millworks, LLC	33,748	23.3%	10/31/2025	Voly RE, LLC	24,749	17.1%	10/31/2023
32.00	Loan		3	Burroughs Portfolio
32.01	Property		1	Burroughs Commons	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.02	Property		1	Creekside Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.03	Property		1	Hedstrom Manor Estates	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.00	Loan		2	Crescendo NM Self-Storage Portfolio
33.01	Property		1	528 Armor Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.02	Property		1	Northern Boulevard Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34.00	Loan		1	CityLine Havasu Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.00	Loan		1	90 Manhattan Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36.00	Loan		1	Egrets Landing	Morgan Stanley	6,842	33.1%	5/1/2030	Pineridge Investments dba Homeland Investments	3,527	17.1%	2/28/2027
37.00	Loan	31	1	Perma-Pipe	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38.00	Loan		1	Freedom Self Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39.00	Loan		1	Dreamers Self Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-18

BMARK 2021-B26

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date	Fifth Largest Tenant	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date	Environmental Phase I Report Date	Environmental Phase II Report Date
					23, 24			24	23, 24			24
1.00	Loan	2, 32, 33	1	Burlingame Point	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/20/2021	NAP
2.00	Loan	2, 32	33	Equus Industrial Portfolio
2.01	Property		1	375 Kenyon Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/26/2021	NAP
2.02	Property		1	1006 Centerpoint Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/26/2021	NAP
2.03	Property		1	1125 Vaughn Parkway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/26/2021	NAP
2.04	Property		1	261 Development Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2021	NAP
2.05	Property		1	Graystone - Snowden Bridge	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/26/2021	NAP
2.06	Property		1	1010 Centerpoint Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/26/2021	NAP
2.07	Property		1	Lot 11	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/26/2021	NAP
2.08	Property		1	40 Tyson Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/25/2021	NAP
2.09	Property		1	1020 Centerpoint Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/26/2021	NAP
2.10	Property		1	75 Tyson Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2021	NAP
2.11	Property		1	1042 Fred White Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/26/2021	NAP
2.12	Property		1	3516 South Military Highway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/26/2021	NAP
2.13	Property		1	104 Challenger Drive	Dedicated Imaging	60,000	20.0%	12/31/2024	NAP	NAP	NAP	NAP	3/26/2021	NAP
2.14	Property		1	1115 Vaughn Parkway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/26/2021	NAP
2.15	Property		1	1335 Northmeadow Parkway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/9/2021	NAP
2.16	Property		1	250 Hembree Park Drive	Sprintcom, Inc.	17,550	18.6%	4/30/2023	Emser Tile	8,136	8.6%	1/31/2022	3/8/2021	NAP
2.17	Property		1	660 Hembree Parkway	Hyperflite	5,400	5.7%	12/31/2023	NAP	NAP	NAP	NAP	3/8/2021	NAP
2.18	Property		1	11820 Wills Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/5/2021	NAP
2.19	Property		1	1325 Northmeadow Parkway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/9/2021	NAP
2.20	Property		1	11545 Wills Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/9/2021	NAP
2.21	Property		1	1350 Northmeadow Parkway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/9/2021	NAP
2.22	Property		1	1175 Northmeadow Parkway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/30/2021	NAP
2.23	Property		1	1125 Northmeadow Parkway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/30/2021	NAP
2.24	Property		1	1250 Northmeadow Parkway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/11/2021	NAP
2.25	Property		1	11390 Old Roswell Road	INP North America	6,030	12.7%	10/31/2024	AlzChem	4,861	10.2%	2/28/2025	3/9/2021	NAP
2.26	Property		1	1150 Northmeadow Parkway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/11/2021	NAP
2.27	Property		1	1200 Northmeadow Parkway	Sugarboo	8,719	13.8%	9/30/2021	Stewart R Browne Mfg	7,541	11.9%	2/29/2024	3/11/2021	NAP
2.28	Property		1	1100 Northmeadow Parkway	Alpharetta Pediatrics	3,799	7.5%	5/31/2023	Halle Properties L.L.C	2,696	5.3%	11/30/2025	3/11/2021	NAP
2.29	Property		1	11810 Wills Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/5/2021	NAP
2.30	Property		1	1115 Northmeadow Parkway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/9/2021	NAP
2.31	Property		1	1225 Northmeadow Parkway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/30/2021	NAP
2.32	Property		1	1400 Hembree Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/30/2021	NAP
2.33	Property		1	11800 Wills Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/5/2021	NAP
3.00	Loan	2, 32, 33	1	Amazon Seattle	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/11/2021	NAP
4.00	Loan	2, 31	1	iPark 84 Innovation Center	Crepini	90,962	9.7%	5/31/2031	eMagin	62,673	6.7%	12/1/2030	4/9/2021	NAP
5.00	Loan	31	16	ExchangeRight Net Leased Portfolio #46
5.01	Property		1	Publix - Gulf Breeze	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/19/2021	NAP
5.02	Property		1	GIANT Food Store - Dickson City	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/7/2021	NAP
5.03	Property		1	Fresenius Medical Care - Riverdale	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2021	NAP
5.04	Property		1	CVS Pharmacy - Corpus Christi	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/30/2021	NAP
5.05	Property		1	Walgreens - Hometown	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/3/2021	NAP
5.06	Property		1	Walgreens - Powder Springs	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/30/2021	NAP
5.07	Property		1	Walgreens - Tulsa	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/7/2021	NAP
5.08	Property		1	CVS Pharmacy - Nashville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/31/2021	NAP
5.09	Property		1	Fresenius Medical Care - Baton Rouge	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/5/2021	NAP
5.10	Property		1	PNC Bank - Milford	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/6/2021	NAP
5.11	Property		1	Dollar Tree - Meraux	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/16/2021	NAP
5.12	Property		1	Family Dollar - Lufkin	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/17/2021	NAP
5.13	Property		1	Dollar General - Converse	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/16/2021	NAP
5.14	Property		1	Dollar Tree - Fultondale	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/31/2021	NAP
5.15	Property		1	Dollar General - Anderson	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/30/2021	NAP
5.16	Property		1	Dollar Tree - Martins Ferry	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/1/2021	NAP
6.00	Loan	31	6	OmniMax Industrial Portfolio I
6.01	Property		1	OmniMax - Lancaster	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/4/2021	NAP
6.02	Property		1	OmniMax - Feasterville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/4/2021	NAP
6.03	Property		1	OmniMax - Jacksonville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/4/2021	NAP
6.04	Property		1	OmniMax - Romoland	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/4/2021	NAP
6.05	Property		1	OmniMax - Cleveland	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/4/2021	NAP
6.06	Property		1	OmniMax - Waco	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/4/2021	NAP
7.00	Loan		4	Amsdell FL & GA Portfolio
7.01	Property		1	Compass Self Storage - Conyers	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/23/2021	NAP
7.02	Property		1	Compass Self Storage - Fairburn	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/23/2021	NAP
7.03	Property		1	Compass Self Storage - Tampa	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/23/2021	NAP
7.04	Property		1	Compass Self Storage - Whitsett	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/23/2021	NAP
8.00	Loan		1	1625 & 1747 North Market	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/29/2021	NAP
9.00	Loan	34	1	8111 Gatehouse Road	Teksystems, Inc.	20,043	7.3%	4/30/2022	Tyson Child Daycare, LLC	6,740	2.4%	2/28/2025	2/11/2021	NAP
10.00	Loan		3	Performance Food Group
10.01	Property		1	920 Irwin Run Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/18/2020	NAP
10.02	Property		1	2085 East Michigan Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/18/2020	NAP
10.03	Property		1	1982 Commerce Circle	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/28/2020	NAP
11.00	Loan		24	InCommercial Net Lease Portfolio #3
11.01	Property		1	Kohl’s Nicholasville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/19/2021	NAP
11.02	Property		1	Fresenius - Medical Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/11/2021	NAP
11.03	Property		1	Walgreens - Greenville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/23/2021	NAP
11.04	Property		1	Fresenius - Park Place	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/11/2021	NAP
11.05	Property		1	Fresenius - Camden	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/12/2021	NAP
11.06	Property		1	Dollar General - Middleton	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/19/2021	NAP
11.07	Property		1	Dollar General - Walnut	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/19/2021	NAP
11.08	Property		1	Dollar General - Corbin	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/22/2021	NAP
11.09	Property		1	Dollar General - Memphis	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/21/2021	NAP
11.10	Property		1	Dollar General - Hazard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/19/2021	NAP
11.11	Property		1	Dollar General - Moscow	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/19/2021	NAP

A-1-19

BMARK 2021-B26

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date	Fifth Largest Tenant	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date	Environmental Phase I Report Date	Environmental Phase II Report Date
					23, 24			24	23, 24			24
11.12	Property		1	Dollar General - Pineville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/19/2021	NAP
11.13	Property		1	Dollar General - Jeffersonville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/19/2021	NAP
11.14	Property		1	Dollar General - Irvine	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/19/2021	NAP
11.15	Property		1	Dollar General - Judsonia	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/19/2021	NAP
11.16	Property		1	Dollar General - Mooreville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/19/2021	NAP
11.17	Property		1	Dollar General - Williamsburg	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/19/2021	NAP
11.18	Property		1	Dollar General - Yosemite	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/21/2021	NAP
11.19	Property		1	Dollar General - Evening Shade	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/19/2021	NAP
11.20	Property		1	Dollar General - Forrest City	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/19/2021	NAP
11.21	Property		1	Dollar General - Hazel Green	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/19/2021	NAP
11.22	Property		1	Dollar General - Morehead	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/22/2021	NAP
11.23	Property		1	Dollar General - Pontotoc	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/19/2021	NAP
11.24	Property		1	Dollar General - North Middleton	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/19/2021	NAP
12.00	Loan		1	Rockland Center	Michaels	24,096	9.6%	2/28/2030	Petsmart	22,560	9.0%	1/31/2024	3/3/2021	NAP
13.00	Loan	36	1	195 Church	Cogstate	22,530	9.3%	2/14/2024	Neubert, Pepe & Monteith	17,952	7.4%	8/31/2031	3/22/2021	NAP
14.00	Loan		2	Montefiore Medical Center
14.01	Property		1	3 Odell Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/23/2021	NAP
14.02	Property		1	3 Executive Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/23/2021	NAP
15.00	Loan		1	154 Scott Avenue	John Murry	4,800	4.3%	12/31/2022	Fast Action Inc. (Clearing Gallery)	4,400	3.9%	MTM	4/6/2021	NAP
16.00	Loan	36	1	152 2nd Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/22/2021	NAP
17.00	Loan	2, 30	1	JW Marriott Nashville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/25/2020	NAP
18.00	Loan		1	Gardens Plaza	Janney Montgomery	5,657	6.3%	12/31/2021	Jupiter Medical Center	5,627	6.3%	4/30/2027	4/12/2021	NAP
19.00	Loan		1	Carlsbad Commerce Center	Sabre Sciences, Inc	7,160	4.9%	6/30/2025	ZIA KA, Inc	6,248	4.3%	11/30/2022	3/15/2021	NAP
20.00	Loan	34	1	Mission Courtyard	Electrical Consultants	5,719	6.6%	8/31/2024	SBG Technology Solutions	5,159	6.0%	4/30/2023	4/9/2021	NAP
21.00	Loan	22	2	Techmer PM Portfolio
21.01	Property		1	18420 South Laurel Park Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	12/22/2020	NAP
21.02	Property	31	1	1 Quality Circle	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	12/22/2020	NAP
22.00	Loan		1	Florida International Plaza	Borinquen Health Care Center	3,936	5.5%	9/30/2023	Burger King	3,097	4.3%	5/31/2024	2/1/2021	NAP
23.00	Loan		1	991 Willoughby Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/26/2021	NAP
24.00	Loan		1	42-09 47th Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/24/2021	NAP
25.00	Loan		4	B&B Multifamily Portfolio
25.01	Property		1	4415 3rd Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/5/2021	NAP
25.02	Property		1	104 Linden Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/5/2021	NAP
25.03	Property		1	1416 Saint Marks Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/5/2021	NAP
25.04	Property		1	4417 3rd Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/5/2021	NAP
26.00	Loan	16	1	Wyndham Kissimmee Celebration - Leased Fee	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	11/5/2020	NAP
27.00	Loan	2	1	141 Livingston	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/2/2021	NAP
28.00	Loan		1	33 West 17th Street	Maestro QA	3,000	5.2%	10/31/2025	Grade Exchange	3,000	5.2%	1/31/2022	3/29/2021	NAP
29.00	Loan		1	BJ’s Philadelphia	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/11/2021	NAP
30.00	Loan		1	43-09 40th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/24/2021	NAP
31.00	Loan		1	East Empire Business Park	Bend Research, Inc.	24,320	16.8%	1/31/2028	Entre Prises, USA, Inc.	21,800	15.1%	3/31/2026	3/29/2021	NAP
32.00	Loan		3	Burroughs Portfolio
32.01	Property		1	Burroughs Commons	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/11/2021	NAP
32.02	Property		1	Creekside Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/12/2021	NAP
32.03	Property		1	Hedstrom Manor Estates	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/11/2021	NAP
33.00	Loan		2	Crescendo NM Self-Storage Portfolio
33.01	Property		1	528 Armor Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/11/2021	NAP
33.02	Property		1	Northern Boulevard Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/11/2021	NAP
34.00	Loan		1	CityLine Havasu Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/16/2021	NAP
35.00	Loan		1	90 Manhattan Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/31/2021	NAP
36.00	Loan		1	Egrets Landing	NewFirst National Bank	3,249	15.7%	2/28/2030	NAP	NAP	NAP	NAP	2/24/2021	NAP
37.00	Loan	31	1	Perma-Pipe	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/19/2021	NAP
38.00	Loan		1	Freedom Self Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/11/2021	NAP
39.00	Loan		1	Dreamers Self Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/23/2021	NAP

A-1-20

BMARK 2021-B26

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Flood Zone	Ownership Interest	Ground Lease Expiration Date	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)
									20	21	21				28, 29
1.00	Loan	2, 32, 33	1	Burlingame Point	1/20/2021	12/24/2020	10%	Yes - AE	Fee	NAP	NAP	NAP	NAP	0	Springing
2.00	Loan	2, 32	33	Equus Industrial Portfolio										0	Springing
2.01	Property		1	375 Kenyon Road	3/29/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.02	Property		1	1006 Centerpoint Drive	3/29/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.03	Property		1	1125 Vaughn Parkway	3/29/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.04	Property		1	261 Development Drive	3/29/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.05	Property		1	Graystone - Snowden Bridge	3/29/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.06	Property		1	1010 Centerpoint Drive	3/29/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.07	Property		1	Lot 11	3/29/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.08	Property		1	40 Tyson Drive	3/29/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.09	Property		1	1020 Centerpoint Drive	3/29/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.10	Property		1	75 Tyson Drive	3/29/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.11	Property		1	1042 Fred White Boulevard	3/29/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.12	Property		1	3516 South Military Highway	3/29/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.13	Property		1	104 Challenger Drive	3/29/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.14	Property		1	1115 Vaughn Parkway	3/29/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.15	Property		1	1335 Northmeadow Parkway	3/29/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.16	Property		1	250 Hembree Park Drive	3/29/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.17	Property		1	660 Hembree Parkway	3/29/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.18	Property		1	11820 Wills Road	3/29/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.19	Property		1	1325 Northmeadow Parkway	3/29/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.20	Property		1	11545 Wills Road	3/29/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.21	Property		1	1350 Northmeadow Parkway	3/29/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.22	Property		1	1175 Northmeadow Parkway	3/29/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.23	Property		1	1125 Northmeadow Parkway	3/29/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.24	Property		1	1250 Northmeadow Parkway	3/29/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.25	Property		1	11390 Old Roswell Road	3/29/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.26	Property		1	1150 Northmeadow Parkway	3/29/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.27	Property		1	1200 Northmeadow Parkway	3/29/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.28	Property		1	1100 Northmeadow Parkway	3/29/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.29	Property		1	11810 Wills Road	3/29/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.30	Property		1	1115 Northmeadow Parkway	3/29/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.31	Property		1	1225 Northmeadow Parkway	3/29/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.32	Property		1	1400 Hembree Road	3/29/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.33	Property		1	11800 Wills Road	3/29/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
3.00	Loan	2, 32, 33	1	Amazon Seattle	3/11/2021	3/11/2021	11%	No	Fee	NAP	NAP	NAP	NAP	0	Springing
4.00	Loan	2, 31	1	iPark 84 Innovation Center	4/6/2021, 4/23/2021	NAP	NAP	No	Fee / Leasehold	8/31/2116	None	1	No	174,216	34,843
5.00	Loan	31	16	ExchangeRight Net Leased Portfolio #46										87,415	43,707
5.01	Property		1	Publix - Gulf Breeze	3/19/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
5.02	Property		1	GIANT Food Store - Dickson City	4/7/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
5.03	Property		1	Fresenius Medical Care - Riverdale	2/22/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
5.04	Property		1	CVS Pharmacy - Corpus Christi	3/30/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
5.05	Property		1	Walgreens - Hometown	3/2/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
5.06	Property		1	Walgreens - Powder Springs	3/31/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
5.07	Property		1	Walgreens - Tulsa	4/7/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
5.08	Property		1	CVS Pharmacy - Nashville	3/31/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
5.09	Property		1	Fresenius Medical Care - Baton Rouge	4/5/2021	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
5.10	Property		1	PNC Bank - Milford	4/6/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
5.11	Property		1	Dollar Tree - Meraux	3/16/2021	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
5.12	Property		1	Family Dollar - Lufkin	3/17/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
5.13	Property		1	Dollar General - Converse	3/16/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
5.14	Property		1	Dollar Tree - Fultondale	3/31/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
5.15	Property		1	Dollar General - Anderson	3/30/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
5.16	Property		1	Dollar Tree - Martins Ferry	1/29/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
6.00	Loan	31	6	OmniMax Industrial Portfolio I										0	Springing
6.01	Property		1	OmniMax - Lancaster	5/4/2021	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
6.02	Property		1	OmniMax - Feasterville	5/4/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
6.03	Property		1	OmniMax - Jacksonville	5/4/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
6.04	Property		1	OmniMax - Romoland	5/4/2021	5/4/2021	13%	Yes - A	Fee	NAP	NAP	NAP	NAP
6.05	Property		1	OmniMax - Cleveland	5/4/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
6.06	Property		1	OmniMax - Waco	5/4/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
7.00	Loan		4	Amsdell FL & GA Portfolio										188,760	31,460
7.01	Property		1	Compass Self Storage - Conyers	3/23/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
7.02	Property		1	Compass Self Storage - Fairburn	3/23/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
7.03	Property		1	Compass Self Storage - Tampa	3/23/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
7.04	Property		1	Compass Self Storage - Whitsett	3/23/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
8.00	Loan		1	1625 & 1747 North Market	1/26/2021	1/28/2021	7%	Yes - A99	Fee	NAP	NAP	NAP	NAP	151,070	50,357
9.00	Loan	34	1	8111 Gatehouse Road	2/10/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	246,397	49,279
10.00	Loan		3	Performance Food Group										0	Springing
10.01	Property		1	920 Irwin Run Road	9/18/2020	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
10.02	Property		1	2085 East Michigan Avenue	9/18/2020	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
10.03	Property		1	1982 Commerce Circle	9/28/2020	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.00	Loan		24	InCommercial Net Lease Portfolio #3										136,246	19,464
11.01	Property		1	Kohl’s Nicholasville	3/18/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.02	Property		1	Fresenius - Medical Center	3/12/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.03	Property		1	Walgreens - Greenville	3/26/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.04	Property		1	Fresenius - Park Place	3/12/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.05	Property		1	Fresenius - Camden	3/12/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.06	Property		1	Dollar General - Middleton	3/18/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.07	Property		1	Dollar General - Walnut	3/26/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.08	Property		1	Dollar General - Corbin	3/22/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.09	Property		1	Dollar General - Memphis	3/23/2021	4/27/2021	4%	No	Fee	NAP	NAP	NAP	NAP
11.10	Property		1	Dollar General - Hazard	3/23/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.11	Property		1	Dollar General - Moscow	3/23/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP

A-1-21

BMARK 2021-B26

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Flood Zone	Ownership Interest	Ground Lease Expiration Date	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)
									20	21	21				28, 29
11.12	Property		1	Dollar General - Pineville	3/24/2021	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
11.13	Property		1	Dollar General - Jeffersonville	3/21/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.14	Property		1	Dollar General - Irvine	3/23/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.15	Property		1	Dollar General - Judsonia	3/23/2021	4/27/2021	2%	No	Fee	NAP	NAP	NAP	NAP
11.16	Property		1	Dollar General - Mooreville	3/24/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.17	Property		1	Dollar General - Williamsburg	3/23/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.18	Property		1	Dollar General - Yosemite	3/22/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.19	Property		1	Dollar General - Evening Shade	3/24/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.20	Property		1	Dollar General - Forrest City	3/22/2021	4/27/2021	4%	No	Fee	NAP	NAP	NAP	NAP
11.21	Property		1	Dollar General - Hazel Green	3/23/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.22	Property		1	Dollar General - Morehead	3/24/2021	NAP	NAP	Yes - A	Fee	NAP	NAP	NAP	NAP
11.23	Property		1	Dollar General - Pontotoc	3/24/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.24	Property		1	Dollar General - North Middleton	3/19/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
12.00	Loan		1	Rockland Center	3/3/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	1,171,373	130,153
13.00	Loan	36	1	195 Church	3/22/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	257,875	51,575
14.00	Loan		2	Montefiore Medical Center										51,092	51,092
14.01	Property		1	3 Odell Plaza	2/25/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
14.02	Property		1	3 Executive Boulevard	2/25/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
15.00	Loan		1	154 Scott Avenue	4/5/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	149,053	29,811
16.00	Loan	36	1	152 2nd Avenue	3/30/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	181,305	36,261
17.00	Loan	2, 30	1	JW Marriott Nashville	2/26/2020	NAP	NAP	No	Fee / Leasehold	3/6/2030	4, 10-year extension options	1	No	0	Springing
18.00	Loan		1	Gardens Plaza	4/8/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	159,423	39,856
19.00	Loan		1	Carlsbad Commerce Center	3/15/2021	3/15/2021	9%	No	Fee	NAP	NAP	NAP	NAP	11,978	11,978
20.00	Loan	34	1	Mission Courtyard	4/9/2021	4/8/2021	10%	Yes - AE	Fee	NAP	NAP	NAP	NAP	60,740	20,247
21.00	Loan	22	2	Techmer PM Portfolio										0	Springing
21.01	Property		1	18420 South Laurel Park Road	12/23/2020	2/4/2021	10%	No	Fee	NAP	NAP	NAP	NAP
21.02	Property	31	1	1 Quality Circle	12/23/2020	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
22.00	Loan		1	Florida International Plaza	1/29/2021	NAP	NAP	Yes - AH	Fee	NAP	NAP	NAP	NAP	74,924	10,703
23.00	Loan		1	991 Willoughby Avenue	1/26/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	1,566	261
24.00	Loan		1	42-09 47th Avenue	3/24/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	47,216	47,216
25.00	Loan		4	B&B Multifamily Portfolio										29,520	9,840
25.01	Property		1	4415 3rd Avenue	4/5/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
25.02	Property		1	104 Linden Boulevard	4/5/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
25.03	Property		1	1416 Saint Marks Avenue	4/5/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
25.04	Property		1	4417 3rd Avenue	4/5/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
26.00	Loan	16	1	Wyndham Kissimmee Celebration - Leased Fee	11/6/2020	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	0	Springing
27.00	Loan	2	1	141 Livingston	2/1/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	70,582	17,646
28.00	Loan		1	33 West 17th Street	3/29/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	31,795	31,795
29.00	Loan		1	BJ’s Philadelphia	3/11/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	0	Springing
30.00	Loan		1	43-09 40th Street	3/24/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	39,176	39,176
31.00	Loan		1	East Empire Business Park	3/29/2021	3/26/2021	2%	No	Fee	NAP	NAP	NAP	NAP	85,344	12,192
32.00	Loan		3	Burroughs Portfolio										75,637	15,127
32.01	Property		1	Burroughs Commons	3/15/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
32.02	Property		1	Creekside Apartments	3/15/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
32.03	Property		1	Hedstrom Manor Estates	3/15/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
33.00	Loan		2	Crescendo NM Self-Storage Portfolio										10,124	5,062
33.01	Property		1	528 Armor Storage	3/5/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
33.02	Property		1	Northern Boulevard Storage	3/5/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
34.00	Loan		1	CityLine Havasu Storage	3/15/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	9,348	3,116
35.00	Loan		1	90 Manhattan Avenue	3/31/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	2,061	2,061
36.00	Loan		1	Egrets Landing	2/26/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	34,852	6,970
37.00	Loan	31	1	Perma-Pipe	3/19/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	0	Springing
38.00	Loan		1	Freedom Self Storage	3/11/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	11,875	2,375
39.00	Loan		1	Dreamers Self Storage	3/23/2021	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP	12,325	2,465

A-1-22

BMARK 2021-B26

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)
						28		28
1.00	Loan	2, 32, 33	1	Burlingame Point	0	Springing	0	Springing	32,205
2.00	Loan	2, 32	33	Equus Industrial Portfolio	0	Springing	0	Springing	0
2.01	Property		1	375 Kenyon Road
2.02	Property		1	1006 Centerpoint Drive
2.03	Property		1	1125 Vaughn Parkway
2.04	Property		1	261 Development Drive
2.05	Property		1	Graystone - Snowden Bridge
2.06	Property		1	1010 Centerpoint Drive
2.07	Property		1	Lot 11
2.08	Property		1	40 Tyson Drive
2.09	Property		1	1020 Centerpoint Drive
2.10	Property		1	75 Tyson Drive
2.11	Property		1	1042 Fred White Boulevard
2.12	Property		1	3516 South Military Highway
2.13	Property		1	104 Challenger Drive
2.14	Property		1	1115 Vaughn Parkway
2.15	Property		1	1335 Northmeadow Parkway
2.16	Property		1	250 Hembree Park Drive
2.17	Property		1	660 Hembree Parkway
2.18	Property		1	11820 Wills Road
2.19	Property		1	1325 Northmeadow Parkway
2.20	Property		1	11545 Wills Road
2.21	Property		1	1350 Northmeadow Parkway
2.22	Property		1	1175 Northmeadow Parkway
2.23	Property		1	1125 Northmeadow Parkway
2.24	Property		1	1250 Northmeadow Parkway
2.25	Property		1	11390 Old Roswell Road
2.26	Property		1	1150 Northmeadow Parkway
2.27	Property		1	1200 Northmeadow Parkway
2.28	Property		1	1100 Northmeadow Parkway
2.29	Property		1	11810 Wills Road
2.30	Property		1	1115 Northmeadow Parkway
2.31	Property		1	1225 Northmeadow Parkway
2.32	Property		1	1400 Hembree Road
2.33	Property		1	11800 Wills Road
3.00	Loan	2, 32, 33	1	Amazon Seattle	0	Springing	0	Springing	0
4.00	Loan	2, 31	1	iPark 84 Innovation Center	0	Springing	782,761	15,639	0
5.00	Loan	31	16	ExchangeRight Net Leased Portfolio #46	0	Springing	807,585	2,550	0
5.01	Property		1	Publix - Gulf Breeze
5.02	Property		1	GIANT Food Store - Dickson City
5.03	Property		1	Fresenius Medical Care - Riverdale
5.04	Property		1	CVS Pharmacy - Corpus Christi
5.05	Property		1	Walgreens - Hometown
5.06	Property		1	Walgreens - Powder Springs
5.07	Property		1	Walgreens - Tulsa
5.08	Property		1	CVS Pharmacy - Nashville
5.09	Property		1	Fresenius Medical Care - Baton Rouge
5.10	Property		1	PNC Bank - Milford
5.11	Property		1	Dollar Tree - Meraux
5.12	Property		1	Family Dollar - Lufkin
5.13	Property		1	Dollar General - Converse
5.14	Property		1	Dollar Tree - Fultondale
5.15	Property		1	Dollar General - Anderson
5.16	Property		1	Dollar Tree - Martins Ferry
6.00	Loan	31	6	OmniMax Industrial Portfolio I	0	Springing	0	Springing	0
6.01	Property		1	OmniMax - Lancaster
6.02	Property		1	OmniMax - Feasterville
6.03	Property		1	OmniMax - Jacksonville
6.04	Property		1	OmniMax - Romoland
6.05	Property		1	OmniMax - Cleveland
6.06	Property		1	OmniMax - Waco
7.00	Loan		4	Amsdell FL & GA Portfolio	0	Springing	0	4,148	0
7.01	Property		1	Compass Self Storage - Conyers
7.02	Property		1	Compass Self Storage - Fairburn
7.03	Property		1	Compass Self Storage - Tampa
7.04	Property		1	Compass Self Storage - Whitsett
8.00	Loan		1	1625 & 1747 North Market	3,283	821	0	5,256	0
9.00	Loan	34	1	8111 Gatehouse Road	12,723	6,362	0	5,745	0
10.00	Loan		3	Performance Food Group	0	Springing	0	Springing	137,628
10.01	Property		1	920 Irwin Run Road
10.02	Property		1	2085 East Michigan Avenue
10.03	Property		1	1982 Commerce Circle
11.00	Loan		24	InCommercial Net Lease Portfolio #3	7,734	2,578	327,457	Springing	0
11.01	Property		1	Kohl’s Nicholasville
11.02	Property		1	Fresenius - Medical Center
11.03	Property		1	Walgreens - Greenville
11.04	Property		1	Fresenius - Park Place
11.05	Property		1	Fresenius - Camden
11.06	Property		1	Dollar General - Middleton
11.07	Property		1	Dollar General - Walnut
11.08	Property		1	Dollar General - Corbin
11.09	Property		1	Dollar General - Memphis
11.10	Property		1	Dollar General - Hazard
11.11	Property		1	Dollar General - Moscow

A-1-23

BMARK 2021-B26

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)
						28		28
11.12	Property		1	Dollar General - Pineville
11.13	Property		1	Dollar General - Jeffersonville
11.14	Property		1	Dollar General - Irvine
11.15	Property		1	Dollar General - Judsonia
11.16	Property		1	Dollar General - Mooreville
11.17	Property		1	Dollar General - Williamsburg
11.18	Property		1	Dollar General - Yosemite
11.19	Property		1	Dollar General - Evening Shade
11.20	Property		1	Dollar General - Forrest City
11.21	Property		1	Dollar General - Hazel Green
11.22	Property		1	Dollar General - Morehead
11.23	Property		1	Dollar General - Pontotoc
11.24	Property		1	Dollar General - North Middleton
12.00	Loan		1	Rockland Center	0	Springing	3,142	3,142	75,406
13.00	Loan	36	1	195 Church	5,530	5,530	4,060	4,060	100,000
14.00	Loan		2	Montefiore Medical Center	0	Springing	0	2,177	0
14.01	Property		1	3 Odell Plaza
14.02	Property		1	3 Executive Boulevard
15.00	Loan		1	154 Scott Avenue	15,147	7,574	0	1,940	69,836
16.00	Loan	36	1	152 2nd Avenue	0	Springing	582	582	0
17.00	Loan	2, 30	1	JW Marriott Nashville	0	Springing	1,875,692	(i) for the payment dates through and including July 2023, 3% of Gross Revenues for the prior calendar month and (ii) thereafter, 4% of Gross Revenues for the prior calendar month	0
18.00	Loan		1	Gardens Plaza	0	Springing	1,568	1,568	94,080
19.00	Loan		1	Carlsbad Commerce Center	0	Springing	183,400	Springing	75,000
20.00	Loan	34	1	Mission Courtyard	0	Springing	750,000	Springing	200,000
21.00	Loan	22	2	Techmer PM Portfolio	0	Springing	0	Springing	53,486
21.01	Property		1	18420 South Laurel Park Road
21.02	Property	31	1	1 Quality Circle
22.00	Loan		1	Florida International Plaza	1,765	883	0	1,496	53,847
23.00	Loan		1	991 Willoughby Avenue	8,970	1,794	0	820	49,200
24.00	Loan		1	42-09 47th Avenue	0	Springing	0	1,895	0
25.00	Loan		4	B&B Multifamily Portfolio	14,769	2,462	0	1,013	0
25.01	Property		1	4415 3rd Avenue
25.02	Property		1	104 Linden Boulevard
25.03	Property		1	1416 Saint Marks Avenue
25.04	Property		1	4417 3rd Avenue
26.00	Loan	16	1	Wyndham Kissimmee Celebration - Leased Fee	0	Springing	0	0	0
27.00	Loan	2	1	141 Livingston	0	Springing	0	Springing	0
28.00	Loan		1	33 West 17th Street	0	Springing	0	1,198	0
29.00	Loan		1	BJ’s Philadelphia	0	Springing	0	Springing	0
30.00	Loan		1	43-09 40th Street	0	Springing	0	2,314	0
31.00	Loan		1	East Empire Business Park	0	Springing	0	1,279	61,400
32.00	Loan		3	Burroughs Portfolio	0	Springing	0	1,438	0
32.01	Property		1	Burroughs Commons
32.02	Property		1	Creekside Apartments
32.03	Property		1	Hedstrom Manor Estates
33.00	Loan		2	Crescendo NM Self-Storage Portfolio	3,366	842	0	1,353	32,463
33.01	Property		1	528 Armor Storage
33.02	Property		1	Northern Boulevard Storage
34.00	Loan		1	CityLine Havasu Storage	0	Springing	188,110	1,110	0
35.00	Loan		1	90 Manhattan Avenue	2,520	630	0	168	0
36.00	Loan		1	Egrets Landing	18,934	2,331	0	345	0
37.00	Loan	31	1	Perma-Pipe	0	Springing	0	Springing	0
38.00	Loan		1	Freedom Self Storage	0	Springing	0	524	0
39.00	Loan		1	Dreamers Self Storage	0	Springing	18,762	204	0

A-1-24

BMARK 2021-B26

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)	Monthly Other Reserve ($)
						28	29		28				28
1.00	Loan	2, 32, 33	1	Burlingame Point	0	Springing	0	0	0	0	0	122,730,124	Springing
2.00	Loan	2, 32	33	Equus Industrial Portfolio	0	Springing	7,151,732	0	0	0	0	21,697,043	Springing
2.01	Property		1	375 Kenyon Road
2.02	Property		1	1006 Centerpoint Drive
2.03	Property		1	1125 Vaughn Parkway
2.04	Property		1	261 Development Drive
2.05	Property		1	Graystone - Snowden Bridge
2.06	Property		1	1010 Centerpoint Drive
2.07	Property		1	Lot 11
2.08	Property		1	40 Tyson Drive
2.09	Property		1	1020 Centerpoint Drive
2.10	Property		1	75 Tyson Drive
2.11	Property		1	1042 Fred White Boulevard
2.12	Property		1	3516 South Military Highway
2.13	Property		1	104 Challenger Drive
2.14	Property		1	1115 Vaughn Parkway
2.15	Property		1	1335 Northmeadow Parkway
2.16	Property		1	250 Hembree Park Drive
2.17	Property		1	660 Hembree Parkway
2.18	Property		1	11820 Wills Road
2.19	Property		1	1325 Northmeadow Parkway
2.20	Property		1	11545 Wills Road
2.21	Property		1	1350 Northmeadow Parkway
2.22	Property		1	1175 Northmeadow Parkway
2.23	Property		1	1125 Northmeadow Parkway
2.24	Property		1	1250 Northmeadow Parkway
2.25	Property		1	11390 Old Roswell Road
2.26	Property		1	1150 Northmeadow Parkway
2.27	Property		1	1200 Northmeadow Parkway
2.28	Property		1	1100 Northmeadow Parkway
2.29	Property		1	11810 Wills Road
2.30	Property		1	1115 Northmeadow Parkway
2.31	Property		1	1225 Northmeadow Parkway
2.32	Property		1	1400 Hembree Road
2.33	Property		1	11800 Wills Road
3.00	Loan	2, 32, 33	1	Amazon Seattle	16,421,411	Springing	58,080,900	0	0	0	0	5,572,775	Springing
4.00	Loan	2, 31	1	iPark 84 Innovation Center	0	27,237	0	0	0	0	332,970	3,255,630	Springing
5.00	Loan	31	16	ExchangeRight Net Leased Portfolio #46	500,000	0	0	0	0	0	42,219	0	0
5.01	Property		1	Publix - Gulf Breeze
5.02	Property		1	GIANT Food Store - Dickson City
5.03	Property		1	Fresenius Medical Care - Riverdale
5.04	Property		1	CVS Pharmacy - Corpus Christi
5.05	Property		1	Walgreens - Hometown
5.06	Property		1	Walgreens - Powder Springs
5.07	Property		1	Walgreens - Tulsa
5.08	Property		1	CVS Pharmacy - Nashville
5.09	Property		1	Fresenius Medical Care - Baton Rouge
5.10	Property		1	PNC Bank - Milford
5.11	Property		1	Dollar Tree - Meraux
5.12	Property		1	Family Dollar - Lufkin
5.13	Property		1	Dollar General - Converse
5.14	Property		1	Dollar Tree - Fultondale
5.15	Property		1	Dollar General - Anderson
5.16	Property		1	Dollar Tree - Martins Ferry
6.00	Loan	31	6	OmniMax Industrial Portfolio I	0	Springing	0	0	0	0	0	0	0
6.01	Property		1	OmniMax - Lancaster
6.02	Property		1	OmniMax - Feasterville
6.03	Property		1	OmniMax - Jacksonville
6.04	Property		1	OmniMax - Romoland
6.05	Property		1	OmniMax - Cleveland
6.06	Property		1	OmniMax - Waco
7.00	Loan		4	Amsdell FL & GA Portfolio	0	0	0	0	0	0	0	0	0
7.01	Property		1	Compass Self Storage - Conyers
7.02	Property		1	Compass Self Storage - Fairburn
7.03	Property		1	Compass Self Storage - Tampa
7.04	Property		1	Compass Self Storage - Whitsett
8.00	Loan		1	1625 & 1747 North Market	0	32,770	1,892,232	0	0	0	10,750	0	0
9.00	Loan	34	1	8111 Gatehouse Road	1,853,111	34,468	1,240,853	0	0	0	0	4,131,666	0
10.00	Loan		3	Performance Food Group	0	Springing	183,762	0	0	0	0	0	Springing
10.01	Property		1	920 Irwin Run Road
10.02	Property		1	2085 East Michigan Avenue
10.03	Property		1	1982 Commerce Circle
11.00	Loan		24	InCommercial Net Lease Portfolio #3	0	Springing	0	0	0	0	19,436	0	0
11.01	Property		1	Kohl’s Nicholasville
11.02	Property		1	Fresenius - Medical Center
11.03	Property		1	Walgreens - Greenville
11.04	Property		1	Fresenius - Park Place
11.05	Property		1	Fresenius - Camden
11.06	Property		1	Dollar General - Middleton
11.07	Property		1	Dollar General - Walnut
11.08	Property		1	Dollar General - Corbin
11.09	Property		1	Dollar General - Memphis
11.10	Property		1	Dollar General - Hazard
11.11	Property		1	Dollar General - Moscow

A-1-25

BMARK 2021-B26

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)	Monthly Other Reserve ($)
						28	29		28				28
11.12	Property		1	Dollar General - Pineville
11.13	Property		1	Dollar General - Jeffersonville
11.14	Property		1	Dollar General - Irvine
11.15	Property		1	Dollar General - Judsonia
11.16	Property		1	Dollar General - Mooreville
11.17	Property		1	Dollar General - Williamsburg
11.18	Property		1	Dollar General - Yosemite
11.19	Property		1	Dollar General - Evening Shade
11.20	Property		1	Dollar General - Forrest City
11.21	Property		1	Dollar General - Hazel Green
11.22	Property		1	Dollar General - Morehead
11.23	Property		1	Dollar General - Pontotoc
11.24	Property		1	Dollar General - North Middleton
12.00	Loan		1	Rockland Center	0	Springing	502,704	0	0	0	0	0	0
13.00	Loan	36	1	195 Church	500,000	Springing	500,000	0	0	0	0	2,820,367	0
14.00	Loan		2	Montefiore Medical Center	0	0	0	0	0	0	54,913	1,209,625	0
14.01	Property		1	3 Odell Plaza
14.02	Property		1	3 Executive Boulevard
15.00	Loan		1	154 Scott Avenue	0	0	0	1,158,300	0	0	0	3,563,858	Springing
16.00	Loan	36	1	152 2nd Avenue	405	405	14,577	0	0	0	0	16,000	0
17.00	Loan	2, 30	1	JW Marriott Nashville	0	0	0	8,831,707	0	0	0	0	0
18.00	Loan		1	Gardens Plaza	1,100,000	Springing	1,100,000	0	0	0	0	0	0
19.00	Loan		1	Carlsbad Commerce Center	300,000	9,110	327,958	0	0	0	0	0	0
20.00	Loan	34	1	Mission Courtyard	625,000	Springing	432,895	0	0	0	0	0	0
21.00	Loan	22	2	Techmer PM Portfolio	0	Springing	95,977	0	0	0	0	0	Springing
21.01	Property		1	18420 South Laurel Park Road
21.02	Property	31	1	1 Quality Circle
22.00	Loan		1	Florida International Plaza	150,000	5,983	215,388	0	0	0	0	68,451	0
23.00	Loan		1	991 Willoughby Avenue	0	0	0	0	0	0	16,563	0	0
24.00	Loan		1	42-09 47th Avenue	0	0	0	0	0	0	5,625	0	0
25.00	Loan		4	B&B Multifamily Portfolio	0	125	0	0	0	0	12,100	1,061,864	0
25.01	Property		1	4415 3rd Avenue
25.02	Property		1	104 Linden Boulevard
25.03	Property		1	1416 Saint Marks Avenue
25.04	Property		1	4417 3rd Avenue
26.00	Loan	16	1	Wyndham Kissimmee Celebration - Leased Fee	0	0	0	0	0	0	0	0	0
27.00	Loan	2	1	141 Livingston	0	0	0	0	0	0	0	0	Springing
28.00	Loan		1	33 West 17th Street	200,000	Springing	200,000	0	0	0	0	0	0
29.00	Loan		1	BJ’s Philadelphia	0	Springing	0	0	0	0	0	0	Springing
30.00	Loan		1	43-09 40th Street	0	0	0	0	0	0	5,000	0	0
31.00	Loan		1	East Empire Business Park	0	3,649	175,149	0	0	0	10,781	0	0
32.00	Loan		3	Burroughs Portfolio	0	0	0	0	0	0	31,250	0	0
32.01	Property		1	Burroughs Commons
32.02	Property		1	Creekside Apartments
32.03	Property		1	Hedstrom Manor Estates
33.00	Loan		2	Crescendo NM Self-Storage Portfolio	0	0	0	0	0	0	0	0	0
33.01	Property		1	528 Armor Storage
33.02	Property		1	Northern Boulevard Storage
34.00	Loan		1	CityLine Havasu Storage	0	0	0	0	0	0	10,813	0	0
35.00	Loan		1	90 Manhattan Avenue	0	0	0	119,700	0	0	0	0	0
36.00	Loan		1	Egrets Landing	0	1,723	0	0	0	0	0	0	0
37.00	Loan	31	1	Perma-Pipe	0	Springing	0	0	0	0	0	0	0
38.00	Loan		1	Freedom Self Storage	0	0	0	0	0	0	6,188	0	0
39.00	Loan		1	Dreamers Self Storage	0	0	0	0	0	0	10,188	0	0

A-1-26

BMARK 2021-B26

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Other Reserve Description	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)	Holdback/ Earnout Description

1.00	Loan	2, 32, 33	1	Burlingame Point	Unfunded Obligations Reserve (Upfront: $122,730,124.21), Ground Rent Reserve (Monthly: Springing)	0	0	NAP
2.00	Loan	2, 32	33	Equus Industrial Portfolio	Earnout Reserve (Upfront: $18,819,523), Unfunded Obligations Reserve (Upfront: $2,877,520), PILOT Reserve (Monthly: Springing)	0	0	NAP
2.01	Property		1	375 Kenyon Road
2.02	Property		1	1006 Centerpoint Drive
2.03	Property		1	1125 Vaughn Parkway
2.04	Property		1	261 Development Drive
2.05	Property		1	Graystone - Snowden Bridge
2.06	Property		1	1010 Centerpoint Drive
2.07	Property		1	Lot 11
2.08	Property		1	40 Tyson Drive
2.09	Property		1	1020 Centerpoint Drive
2.10	Property		1	75 Tyson Drive
2.11	Property		1	1042 Fred White Boulevard
2.12	Property		1	3516 South Military Highway
2.13	Property		1	104 Challenger Drive
2.14	Property		1	1115 Vaughn Parkway
2.15	Property		1	1335 Northmeadow Parkway
2.16	Property		1	250 Hembree Park Drive
2.17	Property		1	660 Hembree Parkway
2.18	Property		1	11820 Wills Road
2.19	Property		1	1325 Northmeadow Parkway
2.20	Property		1	11545 Wills Road
2.21	Property		1	1350 Northmeadow Parkway
2.22	Property		1	1175 Northmeadow Parkway
2.23	Property		1	1125 Northmeadow Parkway
2.24	Property		1	1250 Northmeadow Parkway
2.25	Property		1	11390 Old Roswell Road
2.26	Property		1	1150 Northmeadow Parkway
2.27	Property		1	1200 Northmeadow Parkway
2.28	Property		1	1100 Northmeadow Parkway
2.29	Property		1	11810 Wills Road
2.30	Property		1	1115 Northmeadow Parkway
2.31	Property		1	1225 Northmeadow Parkway
2.32	Property		1	1400 Hembree Road
2.33	Property		1	11800 Wills Road
3.00	Loan	2, 32, 33	1	Amazon Seattle	Free Rent Reserve (Upfront: $5,572,775.41), Condominium Reserve (Monthly: Springing)	0	0	NAP
4.00	Loan	2, 31	1	iPark 84 Innovation Center	IBM Reserve (Upfront: $2,468,130), Unfunded Obligations Reserve (Upfront: $687,500), Post Closing Obligations Reserve (Upfront: $100,000), Condominium Assessments Reserve (Monthly: Springing)	0	0	NAP
5.00	Loan	31	16	ExchangeRight Net Leased Portfolio #46	NAP	0	0	NAP
5.01	Property		1	Publix - Gulf Breeze
5.02	Property		1	GIANT Food Store - Dickson City
5.03	Property		1	Fresenius Medical Care - Riverdale
5.04	Property		1	CVS Pharmacy - Corpus Christi
5.05	Property		1	Walgreens - Hometown
5.06	Property		1	Walgreens - Powder Springs
5.07	Property		1	Walgreens - Tulsa
5.08	Property		1	CVS Pharmacy - Nashville
5.09	Property		1	Fresenius Medical Care - Baton Rouge
5.10	Property		1	PNC Bank - Milford
5.11	Property		1	Dollar Tree - Meraux
5.12	Property		1	Family Dollar - Lufkin
5.13	Property		1	Dollar General - Converse
5.14	Property		1	Dollar Tree - Fultondale
5.15	Property		1	Dollar General - Anderson
5.16	Property		1	Dollar Tree - Martins Ferry
6.00	Loan	31	6	OmniMax Industrial Portfolio I	NAP	0	0	NAP
6.01	Property		1	OmniMax - Lancaster
6.02	Property		1	OmniMax - Feasterville
6.03	Property		1	OmniMax - Jacksonville
6.04	Property		1	OmniMax - Romoland
6.05	Property		1	OmniMax - Cleveland
6.06	Property		1	OmniMax - Waco
7.00	Loan		4	Amsdell FL & GA Portfolio	NAP	0	0	NAP
7.01	Property		1	Compass Self Storage - Conyers
7.02	Property		1	Compass Self Storage - Fairburn
7.03	Property		1	Compass Self Storage - Tampa
7.04	Property		1	Compass Self Storage - Whitsett
8.00	Loan		1	1625 & 1747 North Market	NAP	0	0	NAP
9.00	Loan	34	1	8111 Gatehouse Road	Free Rent Reserve (Upfront: $2,502,955.08), USPS Rent Reserve (Upfront: $1,628,711); Lease Sweep Reserve (Monthly: Springing)	0	0	NAP
10.00	Loan		3	Performance Food Group	Lease Sweep Reserve	0	0	NAP
10.01	Property		1	920 Irwin Run Road
10.02	Property		1	2085 East Michigan Avenue
10.03	Property		1	1982 Commerce Circle
11.00	Loan		24	InCommercial Net Lease Portfolio #3	NAP	0	0	NAP
11.01	Property		1	Kohl’s Nicholasville
11.02	Property		1	Fresenius - Medical Center
11.03	Property		1	Walgreens - Greenville
11.04	Property		1	Fresenius - Park Place
11.05	Property		1	Fresenius - Camden
11.06	Property		1	Dollar General - Middleton
11.07	Property		1	Dollar General - Walnut
11.08	Property		1	Dollar General - Corbin
11.09	Property		1	Dollar General - Memphis
11.10	Property		1	Dollar General - Hazard
11.11	Property		1	Dollar General - Moscow

A-1-27

BMARK 2021-B26

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Other Reserve Description	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)	Holdback/ Earnout Description

11.12	Property		1	Dollar General - Pineville
11.13	Property		1	Dollar General - Jeffersonville
11.14	Property		1	Dollar General - Irvine
11.15	Property		1	Dollar General - Judsonia
11.16	Property		1	Dollar General - Mooreville
11.17	Property		1	Dollar General - Williamsburg
11.18	Property		1	Dollar General - Yosemite
11.19	Property		1	Dollar General - Evening Shade
11.20	Property		1	Dollar General - Forrest City
11.21	Property		1	Dollar General - Hazel Green
11.22	Property		1	Dollar General - Morehead
11.23	Property		1	Dollar General - Pontotoc
11.24	Property		1	Dollar General - North Middleton
12.00	Loan		1	Rockland Center	NAP	0	0	NAP
13.00	Loan	36	1	195 Church	Unfunded Obligations Reserve	0	0	NAP
14.00	Loan		2	Montefiore Medical Center	Unfunded Obligations Reserve (809,625), Odell Roof Reserve (400,000)	0	0	NAP
14.01	Property		1	3 Odell Plaza
14.02	Property		1	3 Executive Boulevard
15.00	Loan		1	154 Scott Avenue	Rooftop Rent Reserve (Upfront: $1,512,000); Rooftop Work Reserve (Upfront: $1,489,295); Gap Rent Reserve(Upfront: $378,000); ICAP Tax Reserve (Upfront: $184,563; Monthly: Springing)	0	0	NAP
16.00	Loan	36	1	152 2nd Avenue	Free Rent Reserve	0	0	NAP
17.00	Loan	2, 30	1	JW Marriott Nashville	NAP	0	0	NAP
18.00	Loan		1	Gardens Plaza	NAP	0	0	NAP
19.00	Loan		1	Carlsbad Commerce Center	NAP	0	0	NAP
20.00	Loan	34	1	Mission Courtyard	NAP	0	0	NAP
21.00	Loan	22	2	Techmer PM Portfolio	Lease Sweep Reserve	0	0	NAP
21.01	Property		1	18420 South Laurel Park Road
21.02	Property	31	1	1 Quality Circle
22.00	Loan		1	Florida International Plaza	Gap Rent	0	0	NAP
23.00	Loan		1	991 Willoughby Avenue	NAP	0	0	NAP
24.00	Loan		1	42-09 47th Avenue	NAP	0	0	NAP
25.00	Loan		4	B&B Multifamily Portfolio	421a Property Tax Abatement Reserve ($1,040,000), Vacant Unit Reserve ($21,864)	0	0	NAP
25.01	Property		1	4415 3rd Avenue
25.02	Property		1	104 Linden Boulevard
25.03	Property		1	1416 Saint Marks Avenue
25.04	Property		1	4417 3rd Avenue
26.00	Loan	16	1	Wyndham Kissimmee Celebration - Leased Fee	NAP	0	0	NAP
27.00	Loan	2	1	141 Livingston	Renewal Tenant Reserve	0	0	NAP
28.00	Loan		1	33 West 17th Street	NAP	0	0	NAP
29.00	Loan		1	BJ’s Philadelphia	Lease Sweep Reserve	0	0	NAP
30.00	Loan		1	43-09 40th Street	NAP	0	0	NAP
31.00	Loan		1	East Empire Business Park	NAP	0	0	NAP
32.00	Loan		3	Burroughs Portfolio	NAP	0	0	NAP
32.01	Property		1	Burroughs Commons
32.02	Property		1	Creekside Apartments
32.03	Property		1	Hedstrom Manor Estates
33.00	Loan		2	Crescendo NM Self-Storage Portfolio	NAP	0	0	NAP
33.01	Property		1	528 Armor Storage
33.02	Property		1	Northern Boulevard Storage
34.00	Loan		1	CityLine Havasu Storage	NAP	0	0	NAP
35.00	Loan		1	90 Manhattan Avenue	NAP	0	0	NAP
36.00	Loan		1	Egrets Landing	NAP	0	0	NAP
37.00	Loan	31	1	Perma-Pipe	NAP	0	0	NAP
38.00	Loan		1	Freedom Self Storage	NAP	0	0	NAP
39.00	Loan		1	Dreamers Self Storage	NAP	0	0	NAP

A-1-28

BMARK 2021-B26

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Lockbox Type	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate
					10	11
1.00	Loan	2, 32, 33	1	Burlingame Point	Hard	Springing	No	Yes	Yes	No	96,000,000	284,000,000	723,892.33	968,588.33	240,000,000	3.01680%
2.00	Loan	2, 32	33	Equus Industrial Portfolio	Hard	Springing	Yes	No	Yes	Yes	95,000,000	138,012,900	289,631.25	488,996.45	154,000,000	4.07000%
2.01	Property		1	375 Kenyon Road
2.02	Property		1	1006 Centerpoint Drive
2.03	Property		1	1125 Vaughn Parkway
2.04	Property		1	261 Development Drive
2.05	Property		1	Graystone - Snowden Bridge
2.06	Property		1	1010 Centerpoint Drive
2.07	Property		1	Lot 11
2.08	Property		1	40 Tyson Drive
2.09	Property		1	1020 Centerpoint Drive
2.10	Property		1	75 Tyson Drive
2.11	Property		1	1042 Fred White Boulevard
2.12	Property		1	3516 South Military Highway
2.13	Property		1	104 Challenger Drive
2.14	Property		1	1115 Vaughn Parkway
2.15	Property		1	1335 Northmeadow Parkway
2.16	Property		1	250 Hembree Park Drive
2.17	Property		1	660 Hembree Parkway
2.18	Property		1	11820 Wills Road
2.19	Property		1	1325 Northmeadow Parkway
2.20	Property		1	11545 Wills Road
2.21	Property		1	1350 Northmeadow Parkway
2.22	Property		1	1175 Northmeadow Parkway
2.23	Property		1	1125 Northmeadow Parkway
2.24	Property		1	1250 Northmeadow Parkway
2.25	Property		1	11390 Old Roswell Road
2.26	Property		1	1150 Northmeadow Parkway
2.27	Property		1	1200 Northmeadow Parkway
2.28	Property		1	1100 Northmeadow Parkway
2.29	Property		1	11810 Wills Road
2.30	Property		1	1115 Northmeadow Parkway
2.31	Property		1	1225 Northmeadow Parkway
2.32	Property		1	1400 Hembree Road
2.33	Property		1	11800 Wills Road
3.00	Loan	2, 32, 33	1	Amazon Seattle	Hard	Springing	Yes	Yes	Yes	No	93,000,000	141,900,000	360,256.52	596,365.45	155,100,000	3.00483%
4.00	Loan	2, 31	1	iPark 84 Innovation Center	Hard	Springing	Yes	Yes	Yes	Yes	60,000,000	28,000,000	89,898.15	282,537.04	NAP	NAP
5.00	Loan	31	16	ExchangeRight Net Leased Portfolio #46	Hard	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.01	Property		1	Publix - Gulf Breeze
5.02	Property		1	GIANT Food Store - Dickson City
5.03	Property		1	Fresenius Medical Care - Riverdale
5.04	Property		1	CVS Pharmacy - Corpus Christi
5.05	Property		1	Walgreens - Hometown
5.06	Property		1	Walgreens - Powder Springs
5.07	Property		1	Walgreens - Tulsa
5.08	Property		1	CVS Pharmacy - Nashville
5.09	Property		1	Fresenius Medical Care - Baton Rouge
5.10	Property		1	PNC Bank - Milford
5.11	Property		1	Dollar Tree - Meraux
5.12	Property		1	Family Dollar - Lufkin
5.13	Property		1	Dollar General - Converse
5.14	Property		1	Dollar Tree - Fultondale
5.15	Property		1	Dollar General - Anderson
5.16	Property		1	Dollar Tree - Martins Ferry
6.00	Loan	31	6	OmniMax Industrial Portfolio I	Hard	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.01	Property		1	OmniMax - Lancaster
6.02	Property		1	OmniMax - Feasterville
6.03	Property		1	OmniMax - Jacksonville
6.04	Property		1	OmniMax - Romoland
6.05	Property		1	OmniMax - Cleveland
6.06	Property		1	OmniMax - Waco
7.00	Loan		4	Amsdell FL & GA Portfolio	Springing	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.01	Property		1	Compass Self Storage - Conyers
7.02	Property		1	Compass Self Storage - Fairburn
7.03	Property		1	Compass Self Storage - Tampa
7.04	Property		1	Compass Self Storage - Whitsett
8.00	Loan		1	1625 & 1747 North Market	Springing	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.00	Loan	34	1	8111 Gatehouse Road	Hard	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.00	Loan		3	Performance Food Group	Hard	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.01	Property		1	920 Irwin Run Road
10.02	Property		1	2085 East Michigan Avenue
10.03	Property		1	1982 Commerce Circle
11.00	Loan		24	InCommercial Net Lease Portfolio #3	Hard	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.01	Property		1	Kohl’s Nicholasville
11.02	Property		1	Fresenius - Medical Center
11.03	Property		1	Walgreens - Greenville
11.04	Property		1	Fresenius - Park Place
11.05	Property		1	Fresenius - Camden
11.06	Property		1	Dollar General - Middleton
11.07	Property		1	Dollar General - Walnut
11.08	Property		1	Dollar General - Corbin
11.09	Property		1	Dollar General - Memphis
11.10	Property		1	Dollar General - Hazard
11.11	Property		1	Dollar General - Moscow

A-1-29

BMARK 2021-B26

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Lockbox Type	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate
					10	11
11.12	Property		1	Dollar General - Pineville
11.13	Property		1	Dollar General - Jeffersonville
11.14	Property		1	Dollar General - Irvine
11.15	Property		1	Dollar General - Judsonia
11.16	Property		1	Dollar General - Mooreville
11.17	Property		1	Dollar General - Williamsburg
11.18	Property		1	Dollar General - Yosemite
11.19	Property		1	Dollar General - Evening Shade
11.20	Property		1	Dollar General - Forrest City
11.21	Property		1	Dollar General - Hazel Green
11.22	Property		1	Dollar General - Morehead
11.23	Property		1	Dollar General - Pontotoc
11.24	Property		1	Dollar General - North Middleton
12.00	Loan		1	Rockland Center	Springing	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.00	Loan	36	1	195 Church	Hard	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.00	Loan		2	Montefiore Medical Center	Hard	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.01	Property		1	3 Odell Plaza
14.02	Property		1	3 Executive Boulevard
15.00	Loan		1	154 Scott Avenue	Springing	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.00	Loan	36	1	152 2nd Avenue	Soft	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17.00	Loan	2, 30	1	JW Marriott Nashville	Hard	Springing	Yes	No	Yes	No	20,000,000	165,000,000	437,607.12	490,650.41	NAP	NAP
18.00	Loan		1	Gardens Plaza	Hard	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.00	Loan		1	Carlsbad Commerce Center	Springing	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.00	Loan	34	1	Mission Courtyard	Springing	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.00	Loan	22	2	Techmer PM Portfolio	Hard	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.01	Property		1	18420 South Laurel Park Road
21.02	Property	31	1	1 Quality Circle
22.00	Loan		1	Florida International Plaza	Hard	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23.00	Loan		1	991 Willoughby Avenue	Springing	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.00	Loan		1	42-09 47th Avenue	Springing	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.00	Loan		4	B&B Multifamily Portfolio	Springing	Springing	No	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.01	Property		1	4415 3rd Avenue
25.02	Property		1	104 Linden Boulevard
25.03	Property		1	1416 Saint Marks Avenue
25.04	Property		1	4417 3rd Avenue
26.00	Loan	16	1	Wyndham Kissimmee Celebration - Leased Fee	Hard	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27.00	Loan	2	1	141 Livingston	Springing	Springing	Yes	Yes	Yes	No	12,500,000	87,500,000	237,313.37	271,215.28	NAP	NAP
28.00	Loan		1	33 West 17th Street	Springing	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29.00	Loan		1	BJ’s Philadelphia	Hard	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30.00	Loan		1	43-09 40th Street	Springing	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31.00	Loan		1	East Empire Business Park	Springing	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.00	Loan		3	Burroughs Portfolio	Springing	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.01	Property		1	Burroughs Commons
32.02	Property		1	Creekside Apartments
32.03	Property		1	Hedstrom Manor Estates
33.00	Loan		2	Crescendo NM Self-Storage Portfolio	Springing	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.01	Property		1	528 Armor Storage
33.02	Property		1	Northern Boulevard Storage
34.00	Loan		1	CityLine Havasu Storage	Springing	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.00	Loan		1	90 Manhattan Avenue	Springing	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36.00	Loan		1	Egrets Landing	Hard	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
37.00	Loan	31	1	Perma-Pipe	Springing	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38.00	Loan		1	Freedom Self Storage	Springing	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39.00	Loan		1	Dreamers Self Storage	Springing	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-30

BMARK 2021-B26

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)

1.00	Loan	2, 32, 33	1	Burlingame Point	620,000,000	1,580,328.33	62.0%	2.89	8.9%	130,000,000	4.50000%	750,000,000	3,435,652.96	75.0%	1.33	7.4%	No
2.00	Loan	2, 32	33	Equus Industrial Portfolio	387,012,900	1,018,567.51	62.9%	2.45	8.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
2.01	Property		1	375 Kenyon Road
2.02	Property		1	1006 Centerpoint Drive
2.03	Property		1	1125 Vaughn Parkway
2.04	Property		1	261 Development Drive
2.05	Property		1	Graystone - Snowden Bridge
2.06	Property		1	1010 Centerpoint Drive
2.07	Property		1	Lot 11
2.08	Property		1	40 Tyson Drive
2.09	Property		1	1020 Centerpoint Drive
2.10	Property		1	75 Tyson Drive
2.11	Property		1	1042 Fred White Boulevard
2.12	Property		1	3516 South Military Highway
2.13	Property		1	104 Challenger Drive
2.14	Property		1	1115 Vaughn Parkway
2.15	Property		1	1335 Northmeadow Parkway
2.16	Property		1	250 Hembree Park Drive
2.17	Property		1	660 Hembree Parkway
2.18	Property		1	11820 Wills Road
2.19	Property		1	1325 Northmeadow Parkway
2.20	Property		1	11545 Wills Road
2.21	Property		1	1350 Northmeadow Parkway
2.22	Property		1	1175 Northmeadow Parkway
2.23	Property		1	1125 Northmeadow Parkway
2.24	Property		1	1250 Northmeadow Parkway
2.25	Property		1	11390 Old Roswell Road
2.26	Property		1	1150 Northmeadow Parkway
2.27	Property		1	1200 Northmeadow Parkway
2.28	Property		1	1100 Northmeadow Parkway
2.29	Property		1	11810 Wills Road
2.30	Property		1	1115 Northmeadow Parkway
2.31	Property		1	1225 Northmeadow Parkway
2.32	Property		1	1400 Hembree Road
2.33	Property		1	11800 Wills Road
3.00	Loan	2, 32, 33	1	Amazon Seattle	390,000,000	990,134.21	58.2%	2.57	7.9%	65,000,000	6.10000%	455,000,000	1,325,140.00	67.9%	1.92	6.8%	No
4.00	Loan	2, 31	1	iPark 84 Innovation Center	88,000,000	282,537.04	58.5%	2.29	9.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
5.00	Loan	31	16	ExchangeRight Net Leased Portfolio #46	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
5.01	Property		1	Publix - Gulf Breeze
5.02	Property		1	GIANT Food Store - Dickson City
5.03	Property		1	Fresenius Medical Care - Riverdale
5.04	Property		1	CVS Pharmacy - Corpus Christi
5.05	Property		1	Walgreens - Hometown
5.06	Property		1	Walgreens - Powder Springs
5.07	Property		1	Walgreens - Tulsa
5.08	Property		1	CVS Pharmacy - Nashville
5.09	Property		1	Fresenius Medical Care - Baton Rouge
5.10	Property		1	PNC Bank - Milford
5.11	Property		1	Dollar Tree - Meraux
5.12	Property		1	Family Dollar - Lufkin
5.13	Property		1	Dollar General - Converse
5.14	Property		1	Dollar Tree - Fultondale
5.15	Property		1	Dollar General - Anderson
5.16	Property		1	Dollar Tree - Martins Ferry
6.00	Loan	31	6	OmniMax Industrial Portfolio I	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
6.01	Property		1	OmniMax - Lancaster
6.02	Property		1	OmniMax - Feasterville
6.03	Property		1	OmniMax - Jacksonville
6.04	Property		1	OmniMax - Romoland
6.05	Property		1	OmniMax - Cleveland
6.06	Property		1	OmniMax - Waco
7.00	Loan		4	Amsdell FL & GA Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
7.01	Property		1	Compass Self Storage - Conyers
7.02	Property		1	Compass Self Storage - Fairburn
7.03	Property		1	Compass Self Storage - Tampa
7.04	Property		1	Compass Self Storage - Whitsett
8.00	Loan		1	1625 & 1747 North Market	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
9.00	Loan	34	1	8111 Gatehouse Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	Yes
10.00	Loan		3	Performance Food Group	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
10.01	Property		1	920 Irwin Run Road
10.02	Property		1	2085 East Michigan Avenue
10.03	Property		1	1982 Commerce Circle
11.00	Loan		24	InCommercial Net Lease Portfolio #3	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
11.01	Property		1	Kohl’s Nicholasville
11.02	Property		1	Fresenius - Medical Center
11.03	Property		1	Walgreens - Greenville
11.04	Property		1	Fresenius - Park Place
11.05	Property		1	Fresenius - Camden
11.06	Property		1	Dollar General - Middleton
11.07	Property		1	Dollar General - Walnut
11.08	Property		1	Dollar General - Corbin
11.09	Property		1	Dollar General - Memphis
11.10	Property		1	Dollar General - Hazard
11.11	Property		1	Dollar General - Moscow

A-1-31

BMARK 2021-B26

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)

11.12	Property		1	Dollar General - Pineville
11.13	Property		1	Dollar General - Jeffersonville
11.14	Property		1	Dollar General - Irvine
11.15	Property		1	Dollar General - Judsonia
11.16	Property		1	Dollar General - Mooreville
11.17	Property		1	Dollar General - Williamsburg
11.18	Property		1	Dollar General - Yosemite
11.19	Property		1	Dollar General - Evening Shade
11.20	Property		1	Dollar General - Forrest City
11.21	Property		1	Dollar General - Hazel Green
11.22	Property		1	Dollar General - Morehead
11.23	Property		1	Dollar General - Pontotoc
11.24	Property		1	Dollar General - North Middleton
12.00	Loan		1	Rockland Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
13.00	Loan	36	1	195 Church	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
14.00	Loan		2	Montefiore Medical Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
14.01	Property		1	3 Odell Plaza
14.02	Property		1	3 Executive Boulevard
15.00	Loan		1	154 Scott Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
16.00	Loan	36	1	152 2nd Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
17.00	Loan	2, 30	1	JW Marriott Nashville	185,000,000	490,650.41	61.5%	4.17	15.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
18.00	Loan		1	Gardens Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
19.00	Loan		1	Carlsbad Commerce Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
20.00	Loan	34	1	Mission Courtyard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	Yes
21.00	Loan	22	2	Techmer PM Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
21.01	Property		1	18420 South Laurel Park Road
21.02	Property	31	1	1 Quality Circle
22.00	Loan		1	Florida International Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
23.00	Loan		1	991 Willoughby Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
24.00	Loan		1	42-09 47th Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
25.00	Loan		4	B&B Multifamily Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
25.01	Property		1	4415 3rd Avenue
25.02	Property		1	104 Linden Boulevard
25.03	Property		1	1416 Saint Marks Avenue
25.04	Property		1	4417 3rd Avenue
26.00	Loan	16	1	Wyndham Kissimmee Celebration - Leased Fee	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
27.00	Loan	2	1	141 Livingston	100,000,000	271,215.28	54.9%	2.52	8.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
28.00	Loan		1	33 West 17th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
29.00	Loan		1	BJ’s Philadelphia	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
30.00	Loan		1	43-09 40th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
31.00	Loan		1	East Empire Business Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
32.00	Loan		3	Burroughs Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
32.01	Property		1	Burroughs Commons
32.02	Property		1	Creekside Apartments
32.03	Property		1	Hedstrom Manor Estates
33.00	Loan		2	Crescendo NM Self-Storage Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
33.01	Property		1	528 Armor Storage
33.02	Property		1	Northern Boulevard Storage
34.00	Loan		1	CityLine Havasu Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
35.00	Loan		1	90 Manhattan Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
36.00	Loan		1	Egrets Landing	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
37.00	Loan	31	1	Perma-Pipe	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
38.00	Loan		1	Freedom Self Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
39.00	Loan		1	Dreamers Self Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No

A-1-32

BMARK 2021-B26

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Future Debt Permitted Type

1.00	Loan	2, 32, 33	1	Burlingame Point	NAP
2.00	Loan	2, 32	33	Equus Industrial Portfolio	NAP
2.01	Property		1	375 Kenyon Road
2.02	Property		1	1006 Centerpoint Drive
2.03	Property		1	1125 Vaughn Parkway
2.04	Property		1	261 Development Drive
2.05	Property		1	Graystone - Snowden Bridge
2.06	Property		1	1010 Centerpoint Drive
2.07	Property		1	Lot 11
2.08	Property		1	40 Tyson Drive
2.09	Property		1	1020 Centerpoint Drive
2.10	Property		1	75 Tyson Drive
2.11	Property		1	1042 Fred White Boulevard
2.12	Property		1	3516 South Military Highway
2.13	Property		1	104 Challenger Drive
2.14	Property		1	1115 Vaughn Parkway
2.15	Property		1	1335 Northmeadow Parkway
2.16	Property		1	250 Hembree Park Drive
2.17	Property		1	660 Hembree Parkway
2.18	Property		1	11820 Wills Road
2.19	Property		1	1325 Northmeadow Parkway
2.20	Property		1	11545 Wills Road
2.21	Property		1	1350 Northmeadow Parkway
2.22	Property		1	1175 Northmeadow Parkway
2.23	Property		1	1125 Northmeadow Parkway
2.24	Property		1	1250 Northmeadow Parkway
2.25	Property		1	11390 Old Roswell Road
2.26	Property		1	1150 Northmeadow Parkway
2.27	Property		1	1200 Northmeadow Parkway
2.28	Property		1	1100 Northmeadow Parkway
2.29	Property		1	11810 Wills Road
2.30	Property		1	1115 Northmeadow Parkway
2.31	Property		1	1225 Northmeadow Parkway
2.32	Property		1	1400 Hembree Road
2.33	Property		1	11800 Wills Road
3.00	Loan	2, 32, 33	1	Amazon Seattle	NAP
4.00	Loan	2, 31	1	iPark 84 Innovation Center	NAP
5.00	Loan	31	16	ExchangeRight Net Leased Portfolio #46	NAP
5.01	Property		1	Publix - Gulf Breeze
5.02	Property		1	GIANT Food Store - Dickson City
5.03	Property		1	Fresenius Medical Care - Riverdale
5.04	Property		1	CVS Pharmacy - Corpus Christi
5.05	Property		1	Walgreens - Hometown
5.06	Property		1	Walgreens - Powder Springs
5.07	Property		1	Walgreens - Tulsa
5.08	Property		1	CVS Pharmacy - Nashville
5.09	Property		1	Fresenius Medical Care - Baton Rouge
5.10	Property		1	PNC Bank - Milford
5.11	Property		1	Dollar Tree - Meraux
5.12	Property		1	Family Dollar - Lufkin
5.13	Property		1	Dollar General - Converse
5.14	Property		1	Dollar Tree - Fultondale
5.15	Property		1	Dollar General - Anderson
5.16	Property		1	Dollar Tree - Martins Ferry
6.00	Loan	31	6	OmniMax Industrial Portfolio I	NAP
6.01	Property		1	OmniMax - Lancaster
6.02	Property		1	OmniMax - Feasterville
6.03	Property		1	OmniMax - Jacksonville
6.04	Property		1	OmniMax - Romoland
6.05	Property		1	OmniMax - Cleveland
6.06	Property		1	OmniMax - Waco
7.00	Loan		4	Amsdell FL & GA Portfolio	NAP
7.01	Property		1	Compass Self Storage - Conyers
7.02	Property		1	Compass Self Storage - Fairburn
7.03	Property		1	Compass Self Storage - Tampa
7.04	Property		1	Compass Self Storage - Whitsett
8.00	Loan		1	1625 & 1747 North Market	NAP
9.00	Loan	34	1	8111 Gatehouse Road	Mezzanine (After 12 months after final securitization of the loan, Max Combined LTV of 65.0%, Min Combined DSCR of 3.40x, Min Combined DY of 10.50%; Intercreditor Agreement is required); Preferred Equity (After 12 months after final securitization of the loan, Max Combined LTV of 65.0%, Min Combined DSCR of 3.40x, Min Combined DY of 10.50%; Intercreditor Agreement is required)
10.00	Loan		3	Performance Food Group	NAP
10.01	Property		1	920 Irwin Run Road
10.02	Property		1	2085 East Michigan Avenue
10.03	Property		1	1982 Commerce Circle
11.00	Loan		24	InCommercial Net Lease Portfolio #3	NAP
11.01	Property		1	Kohl’s Nicholasville
11.02	Property		1	Fresenius - Medical Center
11.03	Property		1	Walgreens - Greenville
11.04	Property		1	Fresenius - Park Place
11.05	Property		1	Fresenius - Camden
11.06	Property		1	Dollar General - Middleton
11.07	Property		1	Dollar General - Walnut
11.08	Property		1	Dollar General - Corbin
11.09	Property		1	Dollar General - Memphis
11.10	Property		1	Dollar General - Hazard
11.11	Property		1	Dollar General - Moscow

A-1-33

BMARK 2021-B26

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Future Debt Permitted Type

11.12	Property		1	Dollar General - Pineville
11.13	Property		1	Dollar General - Jeffersonville
11.14	Property		1	Dollar General - Irvine
11.15	Property		1	Dollar General - Judsonia
11.16	Property		1	Dollar General - Mooreville
11.17	Property		1	Dollar General - Williamsburg
11.18	Property		1	Dollar General - Yosemite
11.19	Property		1	Dollar General - Evening Shade
11.20	Property		1	Dollar General - Forrest City
11.21	Property		1	Dollar General - Hazel Green
11.22	Property		1	Dollar General - Morehead
11.23	Property		1	Dollar General - Pontotoc
11.24	Property		1	Dollar General - North Middleton
12.00	Loan		1	Rockland Center	NAP
13.00	Loan	36	1	195 Church	NAP
14.00	Loan		2	Montefiore Medical Center	NAP
14.01	Property		1	3 Odell Plaza
14.02	Property		1	3 Executive Boulevard
15.00	Loan		1	154 Scott Avenue	NAP
16.00	Loan	36	1	152 2nd Avenue	NAP
17.00	Loan	2, 30	1	JW Marriott Nashville	NAP
18.00	Loan		1	Gardens Plaza	NAP
19.00	Loan		1	Carlsbad Commerce Center	NAP
20.00	Loan	34	1	Mission Courtyard	Mezzanine (Max Combined LTV of 67.7%, Min Combined DSCR of 3.05x, Min Combined DY of 10.6%; Intercreditor Agreement is required)
21.00	Loan	22	2	Techmer PM Portfolio	NAP
21.01	Property		1	18420 South Laurel Park Road
21.02	Property	31	1	1 Quality Circle
22.00	Loan		1	Florida International Plaza	NAP
23.00	Loan		1	991 Willoughby Avenue	NAP
24.00	Loan		1	42-09 47th Avenue	NAP
25.00	Loan		4	B&B Multifamily Portfolio	NAP
25.01	Property		1	4415 3rd Avenue
25.02	Property		1	104 Linden Boulevard
25.03	Property		1	1416 Saint Marks Avenue
25.04	Property		1	4417 3rd Avenue
26.00	Loan	16	1	Wyndham Kissimmee Celebration - Leased Fee	NAP
27.00	Loan	2	1	141 Livingston	NAP
28.00	Loan		1	33 West 17th Street	NAP
29.00	Loan		1	BJ’s Philadelphia	NAP
30.00	Loan		1	43-09 40th Street	NAP
31.00	Loan		1	East Empire Business Park	NAP
32.00	Loan		3	Burroughs Portfolio	NAP
32.01	Property		1	Burroughs Commons
32.02	Property		1	Creekside Apartments
32.03	Property		1	Hedstrom Manor Estates
33.00	Loan		2	Crescendo NM Self-Storage Portfolio	NAP
33.01	Property		1	528 Armor Storage
33.02	Property		1	Northern Boulevard Storage
34.00	Loan		1	CityLine Havasu Storage	NAP
35.00	Loan		1	90 Manhattan Avenue	NAP
36.00	Loan		1	Egrets Landing	NAP
37.00	Loan	31	1	Perma-Pipe	NAP
38.00	Loan		1	Freedom Self Storage	NAP
39.00	Loan		1	Dreamers Self Storage	NAP

A-1-34

BMARK 2021-B26

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Sponsor	Non-Recourse Carveout Guarantor	Delaware Statutory Trust (Y/N)
					27
1.00	Loan	2, 32, 33	1	Burlingame Point	Kylli Inc.	Kylli Inc.	No
2.00	Loan	2, 32	33	Equus Industrial Portfolio	Southeast Industrial JV LLC	Equus Capital Partners, Ltd. and AIG Global Real Estate Investment Corp.	No
2.01	Property		1	375 Kenyon Road
2.02	Property		1	1006 Centerpoint Drive
2.03	Property		1	1125 Vaughn Parkway
2.04	Property		1	261 Development Drive
2.05	Property		1	Graystone - Snowden Bridge
2.06	Property		1	1010 Centerpoint Drive
2.07	Property		1	Lot 11
2.08	Property		1	40 Tyson Drive
2.09	Property		1	1020 Centerpoint Drive
2.10	Property		1	75 Tyson Drive
2.11	Property		1	1042 Fred White Boulevard
2.12	Property		1	3516 South Military Highway
2.13	Property		1	104 Challenger Drive
2.14	Property		1	1115 Vaughn Parkway
2.15	Property		1	1335 Northmeadow Parkway
2.16	Property		1	250 Hembree Park Drive
2.17	Property		1	660 Hembree Parkway
2.18	Property		1	11820 Wills Road
2.19	Property		1	1325 Northmeadow Parkway
2.20	Property		1	11545 Wills Road
2.21	Property		1	1350 Northmeadow Parkway
2.22	Property		1	1175 Northmeadow Parkway
2.23	Property		1	1125 Northmeadow Parkway
2.24	Property		1	1250 Northmeadow Parkway
2.25	Property		1	11390 Old Roswell Road
2.26	Property		1	1150 Northmeadow Parkway
2.27	Property		1	1200 Northmeadow Parkway
2.28	Property		1	1100 Northmeadow Parkway
2.29	Property		1	11810 Wills Road
2.30	Property		1	1115 Northmeadow Parkway
2.31	Property		1	1225 Northmeadow Parkway
2.32	Property		1	1400 Hembree Road
2.33	Property		1	11800 Wills Road
3.00	Loan	2, 32, 33	1	Amazon Seattle	KKR Real Estate Select Trust Inc.	KKR Real Estate Select Trust Inc.	No
4.00	Loan	2, 31	1	iPark 84 Innovation Center	Joseph Cotter	Joseph Cotter	No
5.00	Loan	31	16	ExchangeRight Net Leased Portfolio #46	ExchangeRight Real Estate, LLC	David Fisher, Joshua Ungerecht and Warren Thomas	Yes
5.01	Property		1	Publix - Gulf Breeze
5.02	Property		1	GIANT Food Store - Dickson City
5.03	Property		1	Fresenius Medical Care - Riverdale
5.04	Property		1	CVS Pharmacy - Corpus Christi
5.05	Property		1	Walgreens - Hometown
5.06	Property		1	Walgreens - Powder Springs
5.07	Property		1	Walgreens - Tulsa
5.08	Property		1	CVS Pharmacy - Nashville
5.09	Property		1	Fresenius Medical Care - Baton Rouge
5.10	Property		1	PNC Bank - Milford
5.11	Property		1	Dollar Tree - Meraux
5.12	Property		1	Family Dollar - Lufkin
5.13	Property		1	Dollar General - Converse
5.14	Property		1	Dollar Tree - Fultondale
5.15	Property		1	Dollar General - Anderson
5.16	Property		1	Dollar Tree - Martins Ferry
6.00	Loan	31	6	OmniMax Industrial Portfolio I	U.S. Realty Advisors, LLC	USRA Net Lease IV Capital Corp.	No
6.01	Property		1	OmniMax - Lancaster
6.02	Property		1	OmniMax - Feasterville
6.03	Property		1	OmniMax - Jacksonville
6.04	Property		1	OmniMax - Romoland
6.05	Property		1	OmniMax - Cleveland
6.06	Property		1	OmniMax - Waco
7.00	Loan		4	Amsdell FL & GA Portfolio	Amsdell Group, LLC	Robert J. Amsdell	No
7.01	Property		1	Compass Self Storage - Conyers
7.02	Property		1	Compass Self Storage - Fairburn
7.03	Property		1	Compass Self Storage - Tampa
7.04	Property		1	Compass Self Storage - Whitsett
8.00	Loan		1	1625 & 1747 North Market	Jayaprasad Vejendla and Rohit Kumar	Jayaprasad Vejendla and Rohit Kumar	No
9.00	Loan	34	1	8111 Gatehouse Road	Michael Tabacinic, David Tessel and MTR Capital Group, LLC	Michael Tabacinic, David Tessel and MTR Capital Group, LLC	No
10.00	Loan		3	Performance Food Group	New Mountain Net Lease Partners Corporation and New Mountain Net Lease Corporation	New Mountain Net Lease Partners Corporation and New Mountain Net Lease Corporation	No
10.01	Property		1	920 Irwin Run Road
10.02	Property		1	2085 East Michigan Avenue
10.03	Property		1	1982 Commerce Circle
11.00	Loan		24	InCommercial Net Lease Portfolio #3	Erik Conrad	Erik Conrad	Yes
11.01	Property		1	Kohl’s Nicholasville
11.02	Property		1	Fresenius - Medical Center
11.03	Property		1	Walgreens - Greenville
11.04	Property		1	Fresenius - Park Place
11.05	Property		1	Fresenius - Camden
11.06	Property		1	Dollar General - Middleton
11.07	Property		1	Dollar General - Walnut
11.08	Property		1	Dollar General - Corbin
11.09	Property		1	Dollar General - Memphis
11.10	Property		1	Dollar General - Hazard
11.11	Property		1	Dollar General - Moscow

A-1-35

BMARK 2021-B26

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Sponsor	Non-Recourse Carveout Guarantor	Delaware Statutory Trust (Y/N)
					27
11.12	Property		1	Dollar General - Pineville
11.13	Property		1	Dollar General - Jeffersonville
11.14	Property		1	Dollar General - Irvine
11.15	Property		1	Dollar General - Judsonia
11.16	Property		1	Dollar General - Mooreville
11.17	Property		1	Dollar General - Williamsburg
11.18	Property		1	Dollar General - Yosemite
11.19	Property		1	Dollar General - Evening Shade
11.20	Property		1	Dollar General - Forrest City
11.21	Property		1	Dollar General - Hazel Green
11.22	Property		1	Dollar General - Morehead
11.23	Property		1	Dollar General - Pontotoc
11.24	Property		1	Dollar General - North Middleton
12.00	Loan		1	Rockland Center	ACP Group	NAP	No
13.00	Loan	36	1	195 Church	Paul Denz and KLP Enterprises, LLC	Paul Denz	No
14.00	Loan		2	Montefiore Medical Center	Daniel Benedict, HGGP Capital VIII, LLC, HGGP Capital IX, LLC, HGGP Capital X, LLC, HGGP Capital XI, LLC, HGGP Capital XII, LLC, HGGP Capital XIII, LLC and HGGP Capital XIV, LP	Daniel Benedict, HGGP Capital VIII, LLC, HGGP Capital IX, LLC, HGGP Capital X, LLC, HGGP Capital XI, LLC, HGGP Capital XII, LLC, HGGP Capital XIII, LLC and HGGP Capital XIV, LP	No
14.01	Property		1	3 Odell Plaza
14.02	Property		1	3 Executive Boulevard
15.00	Loan		1	154 Scott Avenue	Dawson Stellberger and One Fifty Four Holdings LLC	Dawson Stellberger and One Fifty Four Holdings LLC	No
16.00	Loan	36	1	152 2nd Avenue	Terrence Lowenberg and Todd Cohen	Terrence Lowenberg and Todd Cohen	No
17.00	Loan	2, 30	1	JW Marriott Nashville	Jacquelyn Soffer	Jacquelyn Soffer	No
18.00	Loan		1	Gardens Plaza	Gregg Schenker, John Zirinsky and Earlin Investment L.P.	Gregg Schenker, John Zirinsky and Earlin Investment L.P.	No
19.00	Loan		1	Carlsbad Commerce Center	Stephen M. Zotovich	Stephen M. Zotovich	No
20.00	Loan	34	1	Mission Courtyard	Stephen M. Zotovich	Stephen M. Zotovich	No
21.00	Loan	22	2	Techmer PM Portfolio	New Mountain Net Lease Partners Corporation	New Mountain Net Lease Partners Corporation	No
21.01	Property		1	18420 South Laurel Park Road
21.02	Property	31	1	1 Quality Circle
22.00	Loan		1	Florida International Plaza	Irwin Sredni	Irwin Sredni	No
23.00	Loan		1	991 Willoughby Avenue	Mordechai Halberstam	Mordechai Halberstam	No
24.00	Loan		1	42-09 47th Avenue	Barry Rudofsky	Barry Rudofsky	No
25.00	Loan		4	B&B Multifamily Portfolio	Israel Frankel	Israel Frankel	No
25.01	Property		1	4415 3rd Avenue
25.02	Property		1	104 Linden Boulevard
25.03	Property		1	1416 Saint Marks Avenue
25.04	Property		1	4417 3rd Avenue
26.00	Loan	16	1	Wyndham Kissimmee Celebration - Leased Fee	Kawa Capital Partners LLC	Kawa Capital Partners LLC	No
27.00	Loan	2	1	141 Livingston	Clipper Realty Inc. and Clipper Realty L.P.	Clipper Realty Inc. and Clipper Realty L.P.	No
28.00	Loan		1	33 West 17th Street	Norman Kurlan	Norman Kurlan	No
29.00	Loan		1	BJ’s Philadelphia	Jerald J. Angel, Susan M. Angel and Edward G. Baker	Jerald J. Angel, Susan M. Angel and Edward G. Baker	No
30.00	Loan		1	43-09 40th Street	Barry Rudofsky	Barry Rudofsky	No
31.00	Loan		1	East Empire Business Park	Kenneth Levy and Kenneth Levy, as trustee of the Levy Family Trust Dated February 18, 1983	Kenneth Levy and Kenneth Levy, as trustee of the Levy Family Trust Dated February 18, 1983	No
32.00	Loan		3	Burroughs Portfolio	John E. Cerio	John E. Cerio	No
32.01	Property		1	Burroughs Commons
32.02	Property		1	Creekside Apartments
32.03	Property		1	Hedstrom Manor Estates
33.00	Loan		2	Crescendo NM Self-Storage Portfolio	Kenneth M. Pratt, Timothy E. Wright and Gregory J. Drennan	Kenneth M. Pratt, Timothy E. Wright and Gregory J. Drennan	No
33.01	Property		1	528 Armor Storage
33.02	Property		1	Northern Boulevard Storage
34.00	Loan		1	CityLine Havasu Storage	George Thacker, Lawrence Charles Kaplan and Richard Schontz	George Thacker, Lawrence Charles Kaplan and Richard Schontz	No
35.00	Loan		1	90 Manhattan Avenue	Joel Schwartz	Joel Schwartz	No
36.00	Loan		1	Egrets Landing	Irfan Abji	Irfan Abji	No
37.00	Loan	31	1	Perma-Pipe	Marvin Winkler	Marvin Winkler	No
38.00	Loan		1	Freedom Self Storage	George Thacker, Lawrence Charles Kaplan and Richard Schontz	George Thacker, Lawrence Charles Kaplan and Richard Schontz	No
39.00	Loan		1	Dreamers Self Storage	George Thacker, Lawrence Charles Kaplan and Richard Schontz	George Thacker, Lawrence Charles Kaplan and Richard Schontz	No

A-1-36

BMARK 2021-B26

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Tenants-in-common (Y/N)	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)	Sources: Loan Amount ($)	Sources: Principal’s New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)	Uses: Reserves ($)
							35
1.00	Loan	2, 32, 33	1	Burlingame Point	No	Refinance	No	380,000,000	0	370,000,000	0	750,000,000	450,379,085	0	29,007,553	122,730,124
2.00	Loan	2, 32	33	Equus Industrial Portfolio	No	Acquisition		233,012,900	221,576,744	154,000,000	0	608,589,644	0	585,904,000	988,601	21,697,043
2.01	Property		1	375 Kenyon Road			No
2.02	Property		1	1006 Centerpoint Drive			No
2.03	Property		1	1125 Vaughn Parkway			No
2.04	Property		1	261 Development Drive			No
2.05	Property		1	Graystone - Snowden Bridge			Yes
2.06	Property		1	1010 Centerpoint Drive			No
2.07	Property		1	Lot 11			No
2.08	Property		1	40 Tyson Drive			No
2.09	Property		1	1020 Centerpoint Drive			No
2.10	Property		1	75 Tyson Drive			No
2.11	Property		1	1042 Fred White Boulevard			No
2.12	Property		1	3516 South Military Highway			No
2.13	Property		1	104 Challenger Drive			Yes
2.14	Property		1	1115 Vaughn Parkway			No
2.15	Property		1	1335 Northmeadow Parkway			No
2.16	Property		1	250 Hembree Park Drive			No
2.17	Property		1	660 Hembree Parkway			No
2.18	Property		1	11820 Wills Road			No
2.19	Property		1	1325 Northmeadow Parkway			No
2.20	Property		1	11545 Wills Road			No
2.21	Property		1	1350 Northmeadow Parkway			No
2.22	Property		1	1175 Northmeadow Parkway			No
2.23	Property		1	1125 Northmeadow Parkway			No
2.24	Property		1	1250 Northmeadow Parkway			No
2.25	Property		1	11390 Old Roswell Road			No
2.26	Property		1	1150 Northmeadow Parkway			No
2.27	Property		1	1200 Northmeadow Parkway			No
2.28	Property		1	1100 Northmeadow Parkway			No
2.29	Property		1	11810 Wills Road			No
2.30	Property		1	1115 Northmeadow Parkway			No
2.31	Property		1	1225 Northmeadow Parkway			No
2.32	Property		1	1400 Hembree Road			No
2.33	Property		1	11800 Wills Road			No
3.00	Loan	2, 32, 33	1	Amazon Seattle	No	Acquisition	No	234,900,000	152,433,823	220,100,000	0	607,433,823	0	579,386,461	6,053,175	21,994,186
4.00	Loan	2, 31	1	iPark 84 Innovation Center	No	Refinance	No	88,000,000	0	0	0	88,000,000	66,920,717	0	1,801,323	4,545,577
5.00	Loan	31	16	ExchangeRight Net Leased Portfolio #46	No	Recapitalization		42,455,041	30,839,718	0	0	73,294,759	0	70,776,238	1,081,303	1,437,219
5.01	Property		1	Publix - Gulf Breeze			No
5.02	Property		1	GIANT Food Store - Dickson City			No
5.03	Property		1	Fresenius Medical Care - Riverdale			No
5.04	Property		1	CVS Pharmacy - Corpus Christi			No
5.05	Property		1	Walgreens - Hometown			No
5.06	Property		1	Walgreens - Powder Springs			No
5.07	Property		1	Walgreens - Tulsa			No
5.08	Property		1	CVS Pharmacy - Nashville			No
5.09	Property		1	Fresenius Medical Care - Baton Rouge			No
5.10	Property		1	PNC Bank - Milford			No
5.11	Property		1	Dollar Tree - Meraux			No
5.12	Property		1	Family Dollar - Lufkin			Yes
5.13	Property		1	Dollar General - Converse			No
5.14	Property		1	Dollar Tree - Fultondale			Yes
5.15	Property		1	Dollar General - Anderson			No
5.16	Property		1	Dollar Tree - Martins Ferry			No
6.00	Loan	31	6	OmniMax Industrial Portfolio I	No	Acquisition		42,346,743	23,922,958	0	360,707	66,630,409	0	65,148,835	1,481,574	0
6.01	Property		1	OmniMax - Lancaster			No
6.02	Property		1	OmniMax - Feasterville			No
6.03	Property		1	OmniMax - Jacksonville			No
6.04	Property		1	OmniMax - Romoland			No
6.05	Property		1	OmniMax - Cleveland			No
6.06	Property		1	OmniMax - Waco			No
7.00	Loan		4	Amsdell FL & GA Portfolio	No	Refinance		41,000,000	0	0	0	41,000,000	21,861,697	0	493,270	188,760
7.01	Property		1	Compass Self Storage - Conyers			No
7.02	Property		1	Compass Self Storage - Fairburn			No
7.03	Property		1	Compass Self Storage - Tampa			No
7.04	Property		1	Compass Self Storage - Whitsett			No
8.00	Loan		1	1625 & 1747 North Market	No	Acquisition	No	39,100,000	19,205,316	0	359,280	58,664,595	0	57,500,000	999,492	165,103
9.00	Loan	34	1	8111 Gatehouse Road	No	Refinance	No	37,200,000	1,170,827	0	0	38,370,827	31,495,783	0	631,147	6,243,897
10.00	Loan		3	Performance Food Group	No	Recapitalization		31,889,467	100,000	0	0	31,989,467	0	0	637,263	0
10.01	Property		1	920 Irwin Run Road			No
10.02	Property		1	2085 East Michigan Avenue			Yes
10.03	Property		1	1982 Commerce Circle			No
11.00	Loan		24	InCommercial Net Lease Portfolio #3	No	Acquisition		30,000,000	18,767,402	0	255,487	49,022,889	0	47,355,052	1,176,964	490,873
11.01	Property		1	Kohl’s Nicholasville			No
11.02	Property		1	Fresenius - Medical Center			No
11.03	Property		1	Walgreens - Greenville			No
11.04	Property		1	Fresenius - Park Place			No
11.05	Property		1	Fresenius - Camden			No
11.06	Property		1	Dollar General - Middleton			No
11.07	Property		1	Dollar General - Walnut			No
11.08	Property		1	Dollar General - Corbin			No
11.09	Property		1	Dollar General - Memphis			No
11.10	Property		1	Dollar General - Hazard			Yes
11.11	Property		1	Dollar General - Moscow			No

A-1-37

BMARK 2021-B26

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Tenants-in-common (Y/N)	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)	Sources: Loan Amount ($)	Sources: Principal’s New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)	Uses: Reserves ($)
							35
11.12	Property		1	Dollar General - Pineville			No
11.13	Property		1	Dollar General - Jeffersonville			Yes
11.14	Property		1	Dollar General - Irvine			Yes
11.15	Property		1	Dollar General - Judsonia			No
11.16	Property		1	Dollar General - Mooreville			No
11.17	Property		1	Dollar General - Williamsburg			Yes
11.18	Property		1	Dollar General - Yosemite			No
11.19	Property		1	Dollar General - Evening Shade			No
11.20	Property		1	Dollar General - Forrest City			Yes
11.21	Property		1	Dollar General - Hazel Green			Yes
11.22	Property		1	Dollar General - Morehead			No
11.23	Property		1	Dollar General - Pontotoc			No
11.24	Property		1	Dollar General - North Middleton			No
12.00	Loan		1	Rockland Center	No	Refinance	No	27,000,000	0	0	0	27,000,000	22,647,400	0	757,371	1,174,515
13.00	Loan	36	1	195 Church	No	Refinance	No	25,000,000	0	0	0	25,000,000	19,573,366	0	404,043	3,587,832
14.00	Loan		2	Montefiore Medical Center	Yes	Acquisition		24,050,000	13,890,873	0	1,416,648	39,357,521	0	37,000,000	1,041,892	1,315,630
14.01	Property		1	3 Odell Plaza			No
14.02	Property		1	3 Executive Boulevard			No
15.00	Loan		1	154 Scott Avenue	No	Recapitalization	Yes	22,000,000	0	0	0	22,000,000	0	0	1,392,185	4,886,358
16.00	Loan	36	1	152 2nd Avenue	No	Refinance	No
17.00	Loan	2, 30	1	JW Marriott Nashville	No	Refinance	No
18.00	Loan		1	Gardens Plaza	No	Acquisition	No
19.00	Loan		1	Carlsbad Commerce Center	No	Refinance	No
20.00	Loan	34	1	Mission Courtyard	No	Acquisition	No
21.00	Loan	22	2	Techmer PM Portfolio	No	Recapitalization
21.01	Property		1	18420 South Laurel Park Road			No
21.02	Property	31	1	1 Quality Circle			No
22.00	Loan		1	Florida International Plaza	No	Refinance	No
23.00	Loan		1	991 Willoughby Avenue	No	Refinance	Yes
24.00	Loan		1	42-09 47th Avenue	No	Refinance	No
25.00	Loan		4	B&B Multifamily Portfolio	No	Refinance
25.01	Property		1	4415 3rd Avenue			Yes
25.02	Property		1	104 Linden Boulevard			No
25.03	Property		1	1416 Saint Marks Avenue			Yes
25.04	Property		1	4417 3rd Avenue			Yes
26.00	Loan	16	1	Wyndham Kissimmee Celebration - Leased Fee	No	Refinance	No
27.00	Loan	2	1	141 Livingston	No	Refinance	No
28.00	Loan		1	33 West 17th Street	No	Refinance	No
29.00	Loan		1	BJ’s Philadelphia	Yes	Refinance	No
30.00	Loan		1	43-09 40th Street	No	Refinance	Yes
31.00	Loan		1	East Empire Business Park	No	Refinance	No
32.00	Loan		3	Burroughs Portfolio	No	Refinance
32.01	Property		1	Burroughs Commons			No
32.02	Property		1	Creekside Apartments			No
32.03	Property		1	Hedstrom Manor Estates			No
33.00	Loan		2	Crescendo NM Self-Storage Portfolio	No	Acquisition
33.01	Property		1	528 Armor Storage			No
33.02	Property		1	Northern Boulevard Storage			No
34.00	Loan		1	CityLine Havasu Storage	No	Acquisition	No
35.00	Loan		1	90 Manhattan Avenue	No	Refinance	No
36.00	Loan		1	Egrets Landing	No	Refinance	No
37.00	Loan	31	1	Perma-Pipe	No	Acquisition	No
38.00	Loan		1	Freedom Self Storage	No	Acquisition	No
39.00	Loan		1	Dreamers Self Storage	No	Acquisition	Yes

A-1-38

BMARK 2021-B26

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)	Uses: Total Uses ($)	Franchise Agreement Expiration	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)

1.00	Loan	2, 32, 33	1	Burlingame Point	147,883,238	0	750,000,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.00	Loan	2, 32	33	Equus Industrial Portfolio	0	0	608,589,644	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.01	Property		1	375 Kenyon Road				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.02	Property		1	1006 Centerpoint Drive				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.03	Property		1	1125 Vaughn Parkway				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.04	Property		1	261 Development Drive				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.05	Property		1	Graystone - Snowden Bridge				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.06	Property		1	1010 Centerpoint Drive				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.07	Property		1	Lot 11				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.08	Property		1	40 Tyson Drive				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.09	Property		1	1020 Centerpoint Drive				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.10	Property		1	75 Tyson Drive				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.11	Property		1	1042 Fred White Boulevard				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.12	Property		1	3516 South Military Highway				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.13	Property		1	104 Challenger Drive				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.14	Property		1	1115 Vaughn Parkway				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.15	Property		1	1335 Northmeadow Parkway				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.16	Property		1	250 Hembree Park Drive				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.17	Property		1	660 Hembree Parkway				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.18	Property		1	11820 Wills Road				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.19	Property		1	1325 Northmeadow Parkway				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.20	Property		1	11545 Wills Road				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.21	Property		1	1350 Northmeadow Parkway				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.22	Property		1	1175 Northmeadow Parkway				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.23	Property		1	1125 Northmeadow Parkway				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.24	Property		1	1250 Northmeadow Parkway				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.25	Property		1	11390 Old Roswell Road				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.26	Property		1	1150 Northmeadow Parkway				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.27	Property		1	1200 Northmeadow Parkway				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.28	Property		1	1100 Northmeadow Parkway				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.29	Property		1	11810 Wills Road				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.30	Property		1	1115 Northmeadow Parkway				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.31	Property		1	1225 Northmeadow Parkway				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.32	Property		1	1400 Hembree Road				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.33	Property		1	11800 Wills Road				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.00	Loan	2, 32, 33	1	Amazon Seattle	0	0	607,433,823	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.00	Loan	2, 31	1	iPark 84 Innovation Center	14,732,384	0	88,000,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.00	Loan	31	16	ExchangeRight Net Leased Portfolio #46	0	0	73,294,759	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.01	Property		1	Publix - Gulf Breeze				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.02	Property		1	GIANT Food Store - Dickson City				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.03	Property		1	Fresenius Medical Care - Riverdale				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.04	Property		1	CVS Pharmacy - Corpus Christi				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.05	Property		1	Walgreens - Hometown				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.06	Property		1	Walgreens - Powder Springs				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.07	Property		1	Walgreens - Tulsa				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.08	Property		1	CVS Pharmacy - Nashville				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.09	Property		1	Fresenius Medical Care - Baton Rouge				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.10	Property		1	PNC Bank - Milford				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.11	Property		1	Dollar Tree - Meraux				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.12	Property		1	Family Dollar - Lufkin				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.13	Property		1	Dollar General - Converse				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.14	Property		1	Dollar Tree - Fultondale				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.15	Property		1	Dollar General - Anderson				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.16	Property		1	Dollar Tree - Martins Ferry				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.00	Loan	31	6	OmniMax Industrial Portfolio I	0	0	66,630,409	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.01	Property		1	OmniMax - Lancaster				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.02	Property		1	OmniMax - Feasterville				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.03	Property		1	OmniMax - Jacksonville				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.04	Property		1	OmniMax - Romoland				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.05	Property		1	OmniMax - Cleveland				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.06	Property		1	OmniMax - Waco				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.00	Loan		4	Amsdell FL & GA Portfolio	18,456,273	0	41,000,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.01	Property		1	Compass Self Storage - Conyers				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.02	Property		1	Compass Self Storage - Fairburn				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.03	Property		1	Compass Self Storage - Tampa				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.04	Property		1	Compass Self Storage - Whitsett				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.00	Loan		1	1625 & 1747 North Market	0	0	58,664,595	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.00	Loan	34	1	8111 Gatehouse Road	0	0	38,370,827	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.00	Loan		3	Performance Food Group	31,352,204	0	31,989,467	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.01	Property		1	920 Irwin Run Road				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.02	Property		1	2085 East Michigan Avenue				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.03	Property		1	1982 Commerce Circle				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.00	Loan		24	InCommercial Net Lease Portfolio #3	0	0	49,022,889	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.01	Property		1	Kohl’s Nicholasville				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.02	Property		1	Fresenius - Medical Center				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.03	Property		1	Walgreens - Greenville				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.04	Property		1	Fresenius - Park Place				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.05	Property		1	Fresenius - Camden				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.06	Property		1	Dollar General - Middleton				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.07	Property		1	Dollar General - Walnut				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.08	Property		1	Dollar General - Corbin				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.09	Property		1	Dollar General - Memphis				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.10	Property		1	Dollar General - Hazard				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.11	Property		1	Dollar General - Moscow				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-39

BMARK 2021-B26

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)	Uses: Total Uses ($)	Franchise Agreement Expiration	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)

11.12	Property		1	Dollar General - Pineville				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.13	Property		1	Dollar General - Jeffersonville				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.14	Property		1	Dollar General - Irvine				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.15	Property		1	Dollar General - Judsonia				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.16	Property		1	Dollar General - Mooreville				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.17	Property		1	Dollar General - Williamsburg				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.18	Property		1	Dollar General - Yosemite				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.19	Property		1	Dollar General - Evening Shade				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.20	Property		1	Dollar General - Forrest City				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.21	Property		1	Dollar General - Hazel Green				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.22	Property		1	Dollar General - Morehead				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.23	Property		1	Dollar General - Pontotoc				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.24	Property		1	Dollar General - North Middleton				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.00	Loan		1	Rockland Center	2,420,714	0	27,000,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.00	Loan	36	1	195 Church	1,434,759	0	25,000,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.00	Loan		2	Montefiore Medical Center	0	0	39,357,521	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.01	Property		1	3 Odell Plaza				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.02	Property		1	3 Executive Boulevard				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15.00	Loan		1	154 Scott Avenue	1,721,457	14,000,000	22,000,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.00	Loan	36	1	152 2nd Avenue				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17.00	Loan	2, 30	1	JW Marriott Nashville				7/1/2048	295.53	253.69	85.8%	211.99	39.10	18.4%	294.74	251.86
18.00	Loan		1	Gardens Plaza				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.00	Loan		1	Carlsbad Commerce Center				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.00	Loan	34	1	Mission Courtyard				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.00	Loan	22	2	Techmer PM Portfolio				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.01	Property		1	18420 South Laurel Park Road				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.02	Property	31	1	1 Quality Circle				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.00	Loan		1	Florida International Plaza				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23.00	Loan		1	991 Willoughby Avenue				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.00	Loan		1	42-09 47th Avenue				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.00	Loan		4	B&B Multifamily Portfolio				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.01	Property		1	4415 3rd Avenue				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.02	Property		1	104 Linden Boulevard				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.03	Property		1	1416 Saint Marks Avenue				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.04	Property		1	4417 3rd Avenue				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.00	Loan	16	1	Wyndham Kissimmee Celebration - Leased Fee				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27.00	Loan	2	1	141 Livingston				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28.00	Loan		1	33 West 17th Street				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29.00	Loan		1	BJ’s Philadelphia				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30.00	Loan		1	43-09 40th Street				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31.00	Loan		1	East Empire Business Park				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.00	Loan		3	Burroughs Portfolio				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.01	Property		1	Burroughs Commons				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.02	Property		1	Creekside Apartments				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.03	Property		1	Hedstrom Manor Estates				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.00	Loan		2	Crescendo NM Self-Storage Portfolio				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.01	Property		1	528 Armor Storage				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.02	Property		1	Northern Boulevard Storage				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34.00	Loan		1	CityLine Havasu Storage				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.00	Loan		1	90 Manhattan Avenue				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36.00	Loan		1	Egrets Landing				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
37.00	Loan	31	1	Perma-Pipe				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38.00	Loan		1	Freedom Self Storage				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39.00	Loan		1	Dreamers Self Storage				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-40

BMARK 2021-B26

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)

1.00	Loan	2, 32, 33	1	Burlingame Point	NAP	NAP	NAP	NAP
2.00	Loan	2, 32	33	Equus Industrial Portfolio	NAP	NAP	NAP	NAP
2.01	Property		1	375 Kenyon Road	NAP	NAP	NAP	NAP
2.02	Property		1	1006 Centerpoint Drive	NAP	NAP	NAP	NAP
2.03	Property		1	1125 Vaughn Parkway	NAP	NAP	NAP	NAP
2.04	Property		1	261 Development Drive	NAP	NAP	NAP	NAP
2.05	Property		1	Graystone - Snowden Bridge	NAP	NAP	NAP	NAP
2.06	Property		1	1010 Centerpoint Drive	NAP	NAP	NAP	NAP
2.07	Property		1	Lot 11	NAP	NAP	NAP	NAP
2.08	Property		1	40 Tyson Drive	NAP	NAP	NAP	NAP
2.09	Property		1	1020 Centerpoint Drive	NAP	NAP	NAP	NAP
2.10	Property		1	75 Tyson Drive	NAP	NAP	NAP	NAP
2.11	Property		1	1042 Fred White Boulevard	NAP	NAP	NAP	NAP
2.12	Property		1	3516 South Military Highway	NAP	NAP	NAP	NAP
2.13	Property		1	104 Challenger Drive	NAP	NAP	NAP	NAP
2.14	Property		1	1115 Vaughn Parkway	NAP	NAP	NAP	NAP
2.15	Property		1	1335 Northmeadow Parkway	NAP	NAP	NAP	NAP
2.16	Property		1	250 Hembree Park Drive	NAP	NAP	NAP	NAP
2.17	Property		1	660 Hembree Parkway	NAP	NAP	NAP	NAP
2.18	Property		1	11820 Wills Road	NAP	NAP	NAP	NAP
2.19	Property		1	1325 Northmeadow Parkway	NAP	NAP	NAP	NAP
2.20	Property		1	11545 Wills Road	NAP	NAP	NAP	NAP
2.21	Property		1	1350 Northmeadow Parkway	NAP	NAP	NAP	NAP
2.22	Property		1	1175 Northmeadow Parkway	NAP	NAP	NAP	NAP
2.23	Property		1	1125 Northmeadow Parkway	NAP	NAP	NAP	NAP
2.24	Property		1	1250 Northmeadow Parkway	NAP	NAP	NAP	NAP
2.25	Property		1	11390 Old Roswell Road	NAP	NAP	NAP	NAP
2.26	Property		1	1150 Northmeadow Parkway	NAP	NAP	NAP	NAP
2.27	Property		1	1200 Northmeadow Parkway	NAP	NAP	NAP	NAP
2.28	Property		1	1100 Northmeadow Parkway	NAP	NAP	NAP	NAP
2.29	Property		1	11810 Wills Road	NAP	NAP	NAP	NAP
2.30	Property		1	1115 Northmeadow Parkway	NAP	NAP	NAP	NAP
2.31	Property		1	1225 Northmeadow Parkway	NAP	NAP	NAP	NAP
2.32	Property		1	1400 Hembree Road	NAP	NAP	NAP	NAP
2.33	Property		1	11800 Wills Road	NAP	NAP	NAP	NAP
3.00	Loan	2, 32, 33	1	Amazon Seattle	NAP	NAP	NAP	NAP
4.00	Loan	2, 31	1	iPark 84 Innovation Center	NAP	NAP	NAP	NAP
5.00	Loan	31	16	ExchangeRight Net Leased Portfolio #46	NAP	NAP	NAP	NAP
5.01	Property		1	Publix - Gulf Breeze	NAP	NAP	NAP	NAP
5.02	Property		1	GIANT Food Store - Dickson City	NAP	NAP	NAP	NAP
5.03	Property		1	Fresenius Medical Care - Riverdale	NAP	NAP	NAP	NAP
5.04	Property		1	CVS Pharmacy - Corpus Christi	NAP	NAP	NAP	NAP
5.05	Property		1	Walgreens - Hometown	NAP	NAP	NAP	NAP
5.06	Property		1	Walgreens - Powder Springs	NAP	NAP	NAP	NAP
5.07	Property		1	Walgreens - Tulsa	NAP	NAP	NAP	NAP
5.08	Property		1	CVS Pharmacy - Nashville	NAP	NAP	NAP	NAP
5.09	Property		1	Fresenius Medical Care - Baton Rouge	NAP	NAP	NAP	NAP
5.10	Property		1	PNC Bank - Milford	NAP	NAP	NAP	NAP
5.11	Property		1	Dollar Tree - Meraux	NAP	NAP	NAP	NAP
5.12	Property		1	Family Dollar - Lufkin	NAP	NAP	NAP	NAP
5.13	Property		1	Dollar General - Converse	NAP	NAP	NAP	NAP
5.14	Property		1	Dollar Tree - Fultondale	NAP	NAP	NAP	NAP
5.15	Property		1	Dollar General - Anderson	NAP	NAP	NAP	NAP
5.16	Property		1	Dollar Tree - Martins Ferry	NAP	NAP	NAP	NAP
6.00	Loan	31	6	OmniMax Industrial Portfolio I	NAP	NAP	NAP	NAP
6.01	Property		1	OmniMax - Lancaster	NAP	NAP	NAP	NAP
6.02	Property		1	OmniMax - Feasterville	NAP	NAP	NAP	NAP
6.03	Property		1	OmniMax - Jacksonville	NAP	NAP	NAP	NAP
6.04	Property		1	OmniMax - Romoland	NAP	NAP	NAP	NAP
6.05	Property		1	OmniMax - Cleveland	NAP	NAP	NAP	NAP
6.06	Property		1	OmniMax - Waco	NAP	NAP	NAP	NAP
7.00	Loan		4	Amsdell FL & GA Portfolio	NAP	NAP	NAP	NAP
7.01	Property		1	Compass Self Storage - Conyers	NAP	NAP	NAP	NAP
7.02	Property		1	Compass Self Storage - Fairburn	NAP	NAP	NAP	NAP
7.03	Property		1	Compass Self Storage - Tampa	NAP	NAP	NAP	NAP
7.04	Property		1	Compass Self Storage - Whitsett	NAP	NAP	NAP	NAP
8.00	Loan		1	1625 & 1747 North Market	NAP	NAP	NAP	NAP
9.00	Loan	34	1	8111 Gatehouse Road	NAP	NAP	NAP	NAP
10.00	Loan		3	Performance Food Group	NAP	NAP	NAP	NAP
10.01	Property		1	920 Irwin Run Road	NAP	NAP	NAP	NAP
10.02	Property		1	2085 East Michigan Avenue	NAP	NAP	NAP	NAP
10.03	Property		1	1982 Commerce Circle	NAP	NAP	NAP	NAP
11.00	Loan		24	InCommercial Net Lease Portfolio #3	NAP	NAP	NAP	NAP
11.01	Property		1	Kohl’s Nicholasville	NAP	NAP	NAP	NAP
11.02	Property		1	Fresenius - Medical Center	NAP	NAP	NAP	NAP
11.03	Property		1	Walgreens - Greenville	NAP	NAP	NAP	NAP
11.04	Property		1	Fresenius - Park Place	NAP	NAP	NAP	NAP
11.05	Property		1	Fresenius - Camden	NAP	NAP	NAP	NAP
11.06	Property		1	Dollar General - Middleton	NAP	NAP	NAP	NAP
11.07	Property		1	Dollar General - Walnut	NAP	NAP	NAP	NAP
11.08	Property		1	Dollar General - Corbin	NAP	NAP	NAP	NAP
11.09	Property		1	Dollar General - Memphis	NAP	NAP	NAP	NAP
11.10	Property		1	Dollar General - Hazard	NAP	NAP	NAP	NAP
11.11	Property		1	Dollar General - Moscow	NAP	NAP	NAP	NAP

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BMARK 2021-B26

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)

11.12	Property		1	Dollar General - Pineville	NAP	NAP	NAP	NAP
11.13	Property		1	Dollar General - Jeffersonville	NAP	NAP	NAP	NAP
11.14	Property		1	Dollar General - Irvine	NAP	NAP	NAP	NAP
11.15	Property		1	Dollar General - Judsonia	NAP	NAP	NAP	NAP
11.16	Property		1	Dollar General - Mooreville	NAP	NAP	NAP	NAP
11.17	Property		1	Dollar General - Williamsburg	NAP	NAP	NAP	NAP
11.18	Property		1	Dollar General - Yosemite	NAP	NAP	NAP	NAP
11.19	Property		1	Dollar General - Evening Shade	NAP	NAP	NAP	NAP
11.20	Property		1	Dollar General - Forrest City	NAP	NAP	NAP	NAP
11.21	Property		1	Dollar General - Hazel Green	NAP	NAP	NAP	NAP
11.22	Property		1	Dollar General - Morehead	NAP	NAP	NAP	NAP
11.23	Property		1	Dollar General - Pontotoc	NAP	NAP	NAP	NAP
11.24	Property		1	Dollar General - North Middleton	NAP	NAP	NAP	NAP
12.00	Loan		1	Rockland Center	NAP	NAP	NAP	NAP
13.00	Loan	36	1	195 Church	NAP	NAP	NAP	NAP
14.00	Loan		2	Montefiore Medical Center	NAP	NAP	NAP	NAP
14.01	Property		1	3 Odell Plaza	NAP	NAP	NAP	NAP
14.02	Property		1	3 Executive Boulevard	NAP	NAP	NAP	NAP
15.00	Loan		1	154 Scott Avenue	NAP	NAP	NAP	NAP
16.00	Loan	36	1	152 2nd Avenue	NAP	NAP	NAP	NAP
17.00	Loan	2, 30	1	JW Marriott Nashville	85.5%	NAV	NAV	NAV
18.00	Loan		1	Gardens Plaza	NAP	NAP	NAP	NAP
19.00	Loan		1	Carlsbad Commerce Center	NAP	NAP	NAP	NAP
20.00	Loan	34	1	Mission Courtyard	NAP	NAP	NAP	NAP
21.00	Loan	22	2	Techmer PM Portfolio	NAP	NAP	NAP	NAP
21.01	Property		1	18420 South Laurel Park Road	NAP	NAP	NAP	NAP
21.02	Property	31	1	1 Quality Circle	NAP	NAP	NAP	NAP
22.00	Loan		1	Florida International Plaza	NAP	NAP	NAP	NAP
23.00	Loan		1	991 Willoughby Avenue	NAP	NAP	NAP	NAP
24.00	Loan		1	42-09 47th Avenue	NAP	NAP	NAP	NAP
25.00	Loan		4	B&B Multifamily Portfolio	NAP	NAP	NAP	NAP
25.01	Property		1	4415 3rd Avenue	NAP	NAP	NAP	NAP
25.02	Property		1	104 Linden Boulevard	NAP	NAP	NAP	NAP
25.03	Property		1	1416 Saint Marks Avenue	NAP	NAP	NAP	NAP
25.04	Property		1	4417 3rd Avenue	NAP	NAP	NAP	NAP
26.00	Loan	16	1	Wyndham Kissimmee Celebration - Leased Fee	NAP	NAP	NAP	NAP
27.00	Loan	2	1	141 Livingston	NAP	NAP	NAP	NAP
28.00	Loan		1	33 West 17th Street	NAP	NAP	NAP	NAP
29.00	Loan		1	BJ’s Philadelphia	NAP	NAP	NAP	NAP
30.00	Loan		1	43-09 40th Street	NAP	NAP	NAP	NAP
31.00	Loan		1	East Empire Business Park	NAP	NAP	NAP	NAP
32.00	Loan		3	Burroughs Portfolio	NAP	NAP	NAP	NAP
32.01	Property		1	Burroughs Commons	NAP	NAP	NAP	NAP
32.02	Property		1	Creekside Apartments	NAP	NAP	NAP	NAP
32.03	Property		1	Hedstrom Manor Estates	NAP	NAP	NAP	NAP
33.00	Loan		2	Crescendo NM Self-Storage Portfolio	NAP	NAP	NAP	NAP
33.01	Property		1	528 Armor Storage	NAP	NAP	NAP	NAP
33.02	Property		1	Northern Boulevard Storage	NAP	NAP	NAP	NAP
34.00	Loan		1	CityLine Havasu Storage	NAP	NAP	NAP	NAP
35.00	Loan		1	90 Manhattan Avenue	NAP	NAP	NAP	NAP
36.00	Loan		1	Egrets Landing	NAP	NAP	NAP	NAP
37.00	Loan	31	1	Perma-Pipe	NAP	NAP	NAP	NAP
38.00	Loan		1	Freedom Self Storage	NAP	NAP	NAP	NAP
39.00	Loan		1	Dreamers Self Storage	NAP	NAP	NAP	NAP

A-1-42

Footnotes to Annex A-1

(1)	GACC—German American Capital Corporation or one of its affiliates; JPMCB—JPMorgan Chase Bank, National Association or one of its affiliates; GSMC—Goldman Sachs Mortgage Company or one of its affiliates; CREFI—Citi Real Estate Funding Inc. or one of its affiliates.

With respect to Loan No. 1, Burlingame Point, the mortgage loan is part of a whole loan that was co-originated by Goldman Sachs Bank USA, DBR Investments Co. Limited and JPMorgan Chase Bank, National Association.

With respect to Loan No. 2, Equus Industrial Portfolio, the mortgage loan is part of a whole loan that was co-originated by Goldman Sachs Bank USA, Morgan Stanley Bank, N.A and Morgan Stanley Mortgage Capital Holdings LLC.

(2)	With respect to the pari passu loans referenced below, the Underwritten NOI DSCR, Underwritten NCF DSCR, Cut–off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate and exclude the mezzanine debt and, in the case of any loans structured with A/B Notes, the secured subordinate debt. For additional information see the table titled “Whole Loan Control Notes and Non–Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General” in this Preliminary Prospectus.

● Loan No. 1 – Burlingame Point
● Loan No. 2 – Equus Industrial Portfolio
● Loan No. 3 – Amazon Seattle
● Loan No. 4 – iPark 84 Innovation Center
● Loan No. 17 – JW Marriott Nashville
● Loan No. 27 – 141 Livingston

(3)	With respect to any Mortgaged Property securing a multi–property Mortgage Loan, the amounts listed under the headings “Original Balance ($)” and “Cut–off Date Balance ($)” reflect the Allocated Loan Amount related to such Mortgaged Property.
● Loan No. 2 – Equus Industrial Portfolio
● Loan No. 5 – ExchangeRight Net Leased Portfolio #46
● Loan No. 6 – OmniMax Industrial Portfolio I
● Loan No. 7 – Amsdell FL & GA Portfolio
● Loan No. 10 – Performance Food Group
● Loan No. 11 – InCommercial Net Lease Portfolio #3
● Loan No. 14 – Montefiore Medical Center
● Loan No. 21 – Techmer PM Portfolio
● Loan No. 25 – B&B Multifamily Portfolio
● Loan No. 32 – Burroughs Portfolio
● Loan No. 33 – Crescendo NM Self-Storage

(4)			Multifamily			Retail			Office			Industrial
	Loan No.	Property Name	Units	Occ.	% of UW Base Rent	NRA	Occ.	% of UW Base Rent	NRA	Occ.	% of UW Base Rent	NRA	Occ.	% of UW Base Rent
						(sq. ft.)			(sq. ft.)			(sq. ft)
	19	Carlsbad Commence Center							25,325	100.00%	20.0%	120,434	85.8%	80.0%
	25	B&B Multifamily Portfolio	47	97.9%	96.5%	2,000	100.0%	3.5%

Loan No. 16 – 152 2nd Avenue – The Mortgaged Property includes two commercial units occupied by restaurants accounting for approximately 22.6% of the underwritten rent. One of the two commercial tenants, La Cabra (approximately 5.1% of the underwritten rent), benefits from five months of free rent following its lease commencement in March 2021.

(5)	Loan No. 3 – Amazon Seattle – Due to its designation as a historic landmark, the Mortgaged Property is also eligible to receive real estate tax credits for capital projects with qualified rehabilitation costs exceeding 25% of the current assessed value for a period of 10 years. The Mortgage Loan was underwritten based on the

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estimated real estate taxes in the borrower sponsor’s Year 1 Budget of $1,689,072, which is net of estimated tax credits of $1,605,470.

Loan No. 25 – B&B Multifamily Portfolio – The 104 Linden Boulevard Mortgaged Property and the 4415 3rd Avenue Mortgaged Property are both subject to a 421a Property Tax Abatement. The terms of this abatement require that five multifamily apartment units at the 104 Linden Boulevard Mortgaged Property be leased to tenants whose income does not exceed 130% of the area median income and six multifamily apartment units at the 4415 3rd Avenue Mortgaged Property be leased to tenants whose income does not exceed 130% of the area median income.

(6)	Loan No. 1 – Burlingame Point – Commencing on the Anticipated Repayment Date, the interest rate will increase to a per annum rate equal to 200 basis points plus the greater of (x) 3.01680% or (y) the then prevailing yield on the offer side swap rate with terms most nearly approximating those having maturities as close as possible to the Final Maturity Date plus 135 basis points.

Loan No. 3 – Amazon Seattle– The Amazon Seattle Whole Loan is structured with an Anticipated Repayment Date (“ARD”) of April 6, 2030 and a final maturity date of May 6, 2033. After the ARD, the interest rate will increase by 250 basis points over the greater of (x) 3.004833%, and (y) (1) the Nine-Year Swap Rate (as defined in Annex A-3 in this preliminary prospectus) in effect on the ARD plus (2) 1.357833%. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loan(s)” in this Preliminary Prospectus.

Loan No. 29 – BJ’s Philadelphia – The BJ’s Philadelphia Loan is structured with an ARD of May 6, 2031 and a final maturity date of July 31, 2033. After the ARD, the interest rate will increase by 200 basis points over the greater of (x) 4.13300%, and (y) (1) the 10-Year Swap Rate (as defined in Annex A-3 in this preliminary prospectus) in effect on the ARD plus (2) 4.570000%. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loan(s)” in this Preliminary Prospectus.

(7)	The Administrative Cost Rate includes the respective per annum rates applicable to the calculation of the servicing fee, any sub–servicing fee, trustee/certificate administrator fee, operating advisor fee, and CREFC® license fee with respect to each Mortgage Loan. For purposes of this annex A–1, the definition of Administrative Fee Rate as it relates to any Non–Serviced Mortgage Loan includes the related Pari Passu Loan Primary Servicing Fee Rate which includes the “primary servicing fee rate” (as defined or set forth in the applicable pooling and servicing agreement) and any other related servicing or any sub–servicing fee rate (other than those payable to the applicable special servicer) applicable to such Non–Serviced Mortgage Loan that constitutes a portion of the “servicing fee rate” applicable to the other master servicer under the applicable other pooling and servicing agreement. See the table titled “Non–Serviced Whole Loans” under “Summary of Terms—Offered Certificates—Servicing and Administration Fees” in this Preliminary Prospectus.

(8)	Loan Nos. 18 and 20 – Gardens Plaza and Mission Courtyard – In each case, under the terms of the related Mortgage Loan documents, the first payment date is the Payment Date in July 2021, and the Original Term to Maturity or ARD, Remaining, Original Amortization Term, or Remaining Amortization Term, as applicable, is 120 months. However, the related mortgage loan seller will contribute an initial interest deposit amount to the Issuing Entity on the Closing Date to cover an amount that represents one month’s interest that would have accrued with respect to the Mortgage Loan at the related interest rate with respect to a June 2021 payment date, and, therefore, such Mortgage Loan is being treated as having a first payment date on the due date in June 2021, and an Original Term to Maturity or ARD, Remaining, Original Amortization Term, or Remaining Amortization Term, as applicable, of 121 months.

(9)	Annual Debt Service ($), Monthly Debt Service ($), Underwritten NOI DSCR and Underwritten NCF DSCR for Mortgage Loans (i) with partial interest only periods are shown based on the monthly debt service payment immediately following the expiration of the interest only period and (ii) that are interest only until the related maturity date are shown based on the interest only payments during the 12–month period following the Cut–off Date (or, in the case of Monthly Debt Service ($), the average of such interest only payments) without regard to leap year adjustments.

(10)	“Hard” generally means each tenant is required to transfer its rent directly to the lender–controlled lockbox account. However, with respect to hospitality properties, “Hard” means all credit card receipts are deposited directly into the lockbox by the card processing company and all over–the–counter cash and equivalents are required to be deposited by the property manager or borrower into the lockbox. “Soft” means the borrower has established a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account. “Springing Soft” means

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that upon the occurrence of a trigger event (as specified in the related Mortgage Loan Documents), the borrower is required to establish a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account. “Springing Hard” means that upon a trigger event (as specified in the related Mortgage Loan Documents), each tenant will be required to transfer its rent directly to a lender–controlled lockbox.
“Soft Springing Hard” means the borrower has established a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account, but upon a trigger event (as specified in the related Mortgage Loan Documents), each tenant will be required to transfer its rent directly to a lender–controlled lockbox.

Loan No. 12 – Rockland Center – The borrower is required to establish and maintain a Lockbox account upon the earlier to occur of (i) the initial occurrence of (A) an event of default, (B) a bankruptcy event with respect to the borrower or the property manager, or (C) the debt service coverage ratio falling below 3.00x (each, a “Rockland Center Cash Sweep Event”), or (ii) the debt service coverage ratio falling below 3.75x.

Loan No. 19 – Carlsbad Commerce Center – The borrower is required to establish and operate a Lockbox upon the occurrence of (i) the debt service coverage ratio based on trailing three-month period immediately preceding the date of determination falling below 2.00x (a “Debt Service Coverage Ratio Event”) and/or (ii) (A) an event of default, (B) a bankruptcy event with respect to the borrower or the property manager, or (C) the debt service coverage ratio falling below 1.75x (each, a “Carlsbad Commerce Center Cash Sweep Event”). The borrower has a one-time right to cure a Debt Service Coverage Ratio Event by delivering evidence that the debt service coverage ratio is in excess of 2.00x.

Loan No. 20 – Mission Courtyard – The borrower is required to establish and operate a Lockbox upon the occurrence of (i) the debt service coverage ratio based on trailing three-month period immediately preceding the date of determination falling below 1.85x (a “Debt Service Coverage Ratio Event”) and/or (ii) (A) an event of default, (B) a bankruptcy event with respect to the borrower or the property manager, or (C) the debt service coverage ratio falling below 1.70x (each, a “Mission Courtyard Cash Sweep Event”). The borrower has a one-time right to cure a Debt Service Coverage Ratio Event by delivering evidence that the debt service coverage ratio is in excess of 1.85x.

(11)	“In Place” means that related property cash flows go through a waterfall of required reserve or other payment amounts due before the lender either (i) disburses excess cash to the related borrower or (ii) retains excess cash as additional collateral for the Mortgage Loan. “Springing” means that upon the occurrence of a trigger event, as defined in the related Mortgage Loan documents, In Place cash management (as described above) will take effect, and will generally continue until all trigger events are cured (to the extent a cure is permitted under the related Mortgage Loan documents).

Loan No. 12 – Rockland Center – The borrower is required to establish and maintain a Cash Management account during the continuance of a Rockland Center Cash Sweep Event.

Loan No. 19 – Carlsbad Commerce Center – The borrower is required to establish and maintain a Cash Management account during the continuance of a Carlsbad Commerce Center Cash Sweep Event.

Loan No. 20 – Mission Courtyard – The borrower is required to establish and maintain a Cash Management account during the continuance of a Mission Courtyard Cash Sweep Event.

(12)	With respect to the loans referenced below structured with A/B Notes, the Underwritten NOI DSCR, Underwritten NCF DSCR, Cut–off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) calculations exclude the subordinate secured debt.
● Loan No. 1 –  Burlingame Point
● Loan No. 2 – Equus Industrial Portfolio
● Loan No. 3 – Amazon Seattle

(13)	Loan No. 2 – Equus Industrial Portfolio – The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to the addition of two properties (Graystone - Snowden Bridge and Lot 11) and incremental leasing totaling an additional approximately $4.96 million of underwritten base rent. Furthermore, the higher Underwritten Net Operating Income ($) stems from contractual rent steps taken through May 31, 2022 and the present value of contractual rent step increments over the remainder of the lease terms for investment grade tenants. Additionally, the contractual management fee of the portfolio (3.0%) is less than

A-1-45

the fee in the most recent year (3.9% in 2020). In 2018, the portfolio consisted of 30 properties, while in 2019 and 2020, the property count was 31. There were 33 properties included in the underwriting.

Loan No. 4 – iPark 84 Innovation Center – The increase from Most Recent NOI ($) to Underwritten NOI ($) can be attributed to recently executed leases, contractual rent steps, and potential income from vacant space.

Loan No. 13 – 195 Church – The increase from Most Recent NOI ($) to Underwritten NOI ($) can be attributed to contractual rent steps and potential income from vacant space.

Loan No. 14 – Montefiore Medical Center – the increase from the Most Recent NOI ($) to Underwritten NOI ($) at the Mortgaged Property is primarily attributable to contractual rent steps representing the difference between the current rent and the average rent over the loan term using the approach for investment grade tenants.

Loan No. 15 – 154 Scott Avenue – The increase from Most Recent NOI ($) to Underwritten NOI ($) is a result of the property having recently completed a full gut renovation that was completed in 2021 and was subsequently leased up to 95.8%.

Loan No. 17 – JW Marriott Nashville – The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to underwriting stabilized hotel operations pre-COVID-19 as of the trailing 12-month period ending on January 31, 2020. The latest trailing 12-month period ending on March 31, 2021 reflects the months heavily impacted by COVID-19. Additionally, the borrower sponsor has posted an 18-month debt service reserve equal to $8,831,707, which will be applied to monthly debt service payments through March 2022.

Loan No. 19 – Carlsbad Commerce Center – The increase from Most Recent NOI ($) to Underwritten NOI ($) can be attributed to contractual rent steps and potential income from vacant space.

Loan No. 22 – Florida International Plaza – The increase from Most Recent NOI ($) to Underwritten NOI ($) is primarily attributable to new recent leasing, contractual rent steps and the burn off of rent abatements.

Loan No. 31 – East Empire Business Park – The increase from Most Recent NOI ($) to Underwritten NOI ($) at the Mortgaged Property is primarily attributable to contractual rent steps.

Loan No. 36 – Egrets Landing – The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to contractual rent steps taken through May 31, 2022 and two of the tenants (Pineridge Investments dba Homeland Investments and NewFirst National Bank) not being in occupancy for the full trailing 12-month period ending January 31, 2021.

(14)	The grace periods noted under “Grace Period” reflect the number of days of grace before a payment default is an event of default. Certain jurisdictions impose a statutorily longer grace period. Certain of the Mortgage Loans may additionally be subject to grace periods with respect to the occurrence of an event of default (other than a payment default) and/or commencement of late charges which are not addressed in Annex A–1 to this Preliminary Prospectus.

Loan No. 1 – Burlingame Point – The Burlingame Point Whole Loan documents provide the borrower with one five-day grace period in any 12-month period with respect to the incurrence of the late fee.

(15)	In certain cases, in addition to an “as–is” value, the appraisal states an “as complete”, “as–stabilized” or “hypothetical” value for the related Mortgaged Property that assumes that certain events will occur with respect to retenanting, construction, renovation or repairs at such Mortgaged Property. The Appraised Value set forth on Annex A–1 is the “as–is” value unless otherwise specified in this Preliminary Prospectus. With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the following table, the respective Cut–off Date LTV Ratio was calculated using the related “as complete”, “as–stabilized” or “hypothetical” Appraised Values, as opposed to the “as–is” Appraised Values, each as set forth in the following table:

A-1-46

Mortgage Loan	% of Initial Pool Balance	Mortgage Loan Cut-off Date LTV Ratio (Other Than “As–ls”)	Mortgage Loan LTV Ratio at Maturity (Other Than “As–ls”)	Appraised Value (Other Than “As–ls”)	Mortgage Loan Cut-off Date LTV Ratio (“As–ls”)	Mortgage Loan LTV Ratio at Maturity (“As–ls”)	Appraised Value (“As–ls”)
Burlingame Point(1)	9.8%	38.0%	38.0%	$1,000,000,000	42.2%	42.2%	$900,000,000
Equus Industrial Portfolio(2)	9.7%	37.8%	37.8%	$615,720,000	39.9%	39.9%	$583,390,000
Amazon Seattle(3)	9.5%	35.1%	35.1%	$670,000,000	36.5%	36.5%	$644,000,000
154 Scott Avenue(4)	2.2%	41.9%	41.9%	$52,500,000	44.6%	44.6%	$49,300,000
152 2nd Avenue(5)	2.2%	64.9%	64.9%	$33,900,000	84.9%	84.9%	$25,900,000
B&B Multifamily Portfolio(6)	1.3%	67.2%	67.2%	$19,650,000	87.1%	87.1%	$15,150,000
Burroughs Portfolio(7)	0.7%	72.0%	65.2%	$10,000,000	74.1%	67.1%	$9,720,000

(1) The Appraised Value (Other Than “As–Is”) is based on the assumption that the outstanding leasing costs, construction costs, gap rent and rent abatement are paid/accrued, and that the rent commencement date for Building 3, Building 4 and the Amenity Space is February 1, 2021. The Whole Loan LTV is 62.0%.
(2) The Appraised Value (Other Than “As–Is”) is based on the “as-is” portfolio appraised value inclusive of an approximately 5.5% portfolio premium. The Whole Loan LTV is 62.9%.
(3) The Appraised Value (Other Than “As–Is assumes the building is stabilized as of the effective date with all remaining lease-upcosts for the Amazon expansion space and the retail spaces paid. The Whole Loan LTV is 58.2%.
(4) The Appraised Value (Other Than “As-Is”) reflects the As Stabilized appraised value of the 154 Scott Avenue Mortgaged Property, which assumes stabilized operations at the Mortgaged Property as of October 1, 2021.
(5) The Appraised Value (Other Than “As–Is”), Mortgage Loan Cut–off Date LTV Ratio (Other Than “As–Is”), and Mortgage Loan LTV Ratio at Maturity (Other Than “As–Is”) are based on the “Hypothetical As Is” appraised value of $33,900,000 effective March 19, 2021, which assumes that the borrower’s interest in the Mortgaged Property is a leased fee interest instead of the leasehold interest that the borrower held prior to the origination of the Mortgage Loan. The borrower has purchased the fee interest in the Mortgaged Property from the previous owner and now owns the leased fee interest. Based on the “As-Is” appraised value of
(6) The Appraised Value (Other Than “As–Is”) is based on the assumption that the 104 Linden Boulevard and 4415 3rd Avenue Mortgaged Properties are stabilized, will benefit from a 35-year tax exemption and any vacant units will be rented to the Department of Housing Preservation and Development (HPD).
(7) The Appraised Value (Other Than “As–Is”) is based on the “as-is” portfolio appraised value inclusive of an approximately 2.9% portfolio premium.

Loan No. 13 – 195 Church – The appraisal report provided a “Hypothetical As If Funded” value of $40,400,000 based on the assumption that unfunded obligations in relation to three tenants (Carmody & Torrance, GSA and Neubert, Pepe & Monteith) were reserved at origination. The borrower reserved such funds at loan origination. Based on the “Hypothetical As If Funded” value of $40,400,000, the Current LTV % and Maturity LTV % would be 61.9%.
Loan No. 18 – Gardens Plaza – The appraisal report provided a “Hypothetical - As If Reserve Escrow is Funded” value of $31,900,000 based on the assumption that funds in connection with TI/LC costs were reserved at origination. The borrower reserved such funds at loan origination. Based on the “Hypothetical - As If Reserve Escrow is Funded” value of $31,900,000, the Current LTV % and Maturity LTV % would be 56.4%.

Loan No. 20 – Mission Courtyard – The appraisal report provided a “Market Value As if TI/LC CapX funded up front, hypothetical condition” value of $25,275,000 based on the assumption that funds in connection with TI/LC costs were reserved at origination. The borrower reserved such funds at loan origination. Based on the “Hypothetical - As If Reserve Escrow is Funded” value of $25,275,000, the Current LTV % and Maturity LTV % would be 62.4%.

(16)	Loan No. 26 – Wyndham Kissimmee Celebration – Leased Fee – The borrower is the ground lessor under a ground lease with the single ground tenant operating a hotel located on the Mortgaged Property. The seller funded an upfront ground rent reserve in the amount equal to 18 months’ ground rent payments, which the tenant may use pay monthly ground rent.

(17)	Prepayment Provisions are shown from the respective Mortgage Loan First Payment Date.

“L(x)” means lock–out for x payments.

“D(x)” means may be defeased for x payments.

“YM(x)” means may be prepaid for x payments with payment of a yield maintenance charge.

“YM1(x)” means may be prepaid for x payments with payment of the greater of a yield maintenance charge and 1% of the amount prepaid.
 “DorYM1(x)” means for x payments may be either defeased or prepaid with the greater of a yield maintenance charge and 1% of the amount prepaid.

“O(x)” means freely prepayable for x payments, including the maturity date.

“YM0 2(x)” means may be prepaid for x payments with payment of the greater of a yield maintenance charge and 0.2% of the amount prepaid.

A-1-47

“DorYM0 2(x)” means for x payments may be either defeased or prepaid with the greater of a yield maintenance charge and 0.2% of the amount prepaid.

Certain of the Mortgage Loans permit the release of a portion of a Mortgaged Property (or an individual Mortgaged Property, in connection with a portfolio Mortgage Loan) under various circumstances, as described in this Preliminary Prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” in this Preliminary Prospectus. In addition, certain of the Mortgage Loans permit the borrower to prepay a portion of the Mortgage Loan to avoid or cure a cash sweep period due to a low debt yield or debt service coverage ratio trigger. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Voluntary Prepayments” in this Preliminary Prospectus.

(18)	Loan No. 1 – Burlingame Point – The lockout period will be at least 25 payment dates beginning with and including the first payment date in May 2021. Defeasance of the Burlingame Point Whole Loan in full is permitted on the first payment date following the earlier to occur of (i) April 1, 2024 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 25 payments is based on the expected Benchmark 2021-B26 securitization closing date in May 2021. The actual lockout period may be longer.

Loan No. 3 – Amazon Seattle – The Whole Loan is locked out from prepayment on or prior to the payment date in April 2023 (the “Prepayment Lockout Expiration Date”). On or after the monthly payment date in May 2023,the Amazon Seattle Whole Loan may be voluntarily prepaid in whole or in part (in connection with a partial release or to cure a Trigger Period (as defined below) with a prepayment fee equal to the greater of a yield maintenance premium amount or 1.00% of the unpaid principal balance as of the prepayment date. On or after the monthly payment date in October 2029, the Amazon Seattle Whole Loan may be voluntarily prepaid in whole and in part without penalty. Defeasance of the Amazon Seattle Whole Loan with certain direct full faith and credit obligations of the United States of America is permitted under the Amazon Seattle Whole Loan documents at any time after the earlier of (i) April 1, 2024 or (ii) the second anniversary of the closing date of the securitization that includes the last note of the Amazon Seattle Whole Loan to be securitized.

Loan No. 4 – iPark 84 Innovation Center – The defeasance lockout period will be at least 24 payment dates beginning with and including the first payment date of June 6, 2021. The iPark 84 Innovation Center borrowers have the option to defease iPark 84 Innovation Center Whole Loan, in whole or in part, after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) April 30, 2025. The assumed lockout period of 24 payment dates is based on the expected Benchmark 2021–B26 securitization closing date in May 2021. The actual lockout period may be longer.

(19)	Partial release in connection with a partial prepayment or partial defeasance or substitution or a free release is permitted for the following loans. See “Description of the Mortgage Pool —Certain Terms of the Mortgage Loans—Partial Releases” in this Preliminary Prospectus for the terms of the releases.

●  Loan No. 2 – Equus Industrial Portfolio
● Loan No. 3 – Amazon Seattle
● Loan No. 4 – iPark 84 Innovation Center
● Loan No. 6 – OmniMax Industrial Portfolio I
● Loan No. 8 – 1625 & 1747 North Market
● Loan No. 10 – Performance Food Group
● Loan No. 11 – InCommercial Net Lease Portfolio #3
● Loan No. 18 – Gardens Plaza
● Loan No. 21 – Techmer PM Portfolio
● Loan No. 25 – B&B Multifamily Portfolio

(20)	Loan No. 1 – Burlingame Point – The California State Lands Commission leases to the borrower rights of way over three parcels that are adjacent to the Burlingame Point Mortgaged Property and are expected to contain certain public improvements. If the California State Lands Commission consents, then the borrower’s leasehold interest in these rights of way will become collateral for the Burlingame Point Whole Loan. These leasehold interests were given no value for purposes of underwriting and the Appraised Value.

Loan No. 2 – Equus Industrial Portfolio – With respect to the 1115 Vaughn Parkway and 1125 Vaughn Parkway Mortgaged Properties, each such Mortgaged Property is subject to a payment-in-lieu of taxes (“PILOT”) tax abatement arrangement. In order to obtain the benefit of such PILOT arrangements, the fee interest in each such Mortgaged Property was conveyed to the Industrial Development Board of the City of Springfield,

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Tennessee (the “IDA”) and ground leased back to the related borrower. The related borrower has the option to repurchase the fee interest in the related Mortgaged Property from the IDA upon the expiration of the PILOT arrangement for a nominal fee, and is obligated under the related Mortgage Loan documents to exercise such option. In addition, the IDA signed a joinder to the related mortgage.

Loan No. 16– 152 2nd Avenue – The loan sponsor used a portion of the Mortgage Loan proceeds to refinance the existing loan secured by its leasehold interest, then purchased the fee interest in the Mortgaged Property for $8,000,000 using the remaining Mortgage Loan proceeds.

Loan No. 26 – Wyndham Kissimmee Celebration - Leased Fee – The Mortgage Loan proceeds were used to refinance existing debt encumbering the Mortgaged Property and also utilized to refinance a portion of the original purchase price for the original acquisition of the Mortgaged Property in January 2021.

(21)	Loan No. 4 – iPark 84 Innovation Center – The mortgaged property has a fee / leasehold ownership structure. A portion of the mortgaged property is on a 99-year ground lease with an expiration date of August 31, 2116 with an annual payment of $1. The ground lease has no annual rent increases or lease extension options.

(22)	Loan No. 21 – Techmer PM Portfolio – In connection with the acquisition, Techmer PM entered into a 20-year master lease with NM TECH, L.P. on March 18, 2021. The lease is absolute net with two, five-year and one, four year and eleven month extension options, which represents a fully extended maturity date of February 18, 2056. The tenant’s current base rent is $5.99 per sq. ft. and increases annually by 2.0%.

(23)	Loan No. 4 – iPark 84 Innovation Center – Crepini leases 57,639 sq. ft. expiring on May 31, 2031 and 33,323 sq. ft. expiring on September 30, 2030.

Loan No. 4 – iPark 84 Innovation Center – eMagin, leases 50,360 sq. ft. expiring on December 1, 2030 and 12,313 sq. ft. expiring on May 31, 2024.

Loan No. 8 – 1625 & 1747 North Market – The DCA leases 206,709 sq. ft. expiring on August 31, 2029, 81,189 sq. ft. of space expiring on February 28, 2030, 20,341 sq. ft. of space expiring on December 31, 2027 and 3,910 sq. ft. of space expiring on March 31, 2022.

Loan No. 9 – 8111 Gatehouse – The Third Largest Tenant, United States Postal Service (53,493 SF; 19.4% of NRA; 20.7% of Base Rent; LXD Various; Moody’s / S&P / Fitch: Aaa / AA+ / AAA) occupies three units collectively comprising 53,493 square feet with varying commencement and expiration. Unit 301 totals 12,090 square feet with the lease expiring in February 2025. Unit 600 totals 22,546 square feet with the lease expiring in June 2024. Unit 620 totals 18,857 square feet with the lease expiring in June 2024. The tenant’s lease is guaranteed by the United States of America.

(24)	The lease expiration dates shown are based on full lease terms. However, in certain cases, a tenant may have the option to terminate its lease or abate rent prior to the stated lease expiration date for no reason after a specified period of time and/or upon notice to the landlord or upon the occurrence of certain contingencies including, without limitation, if the landlord violates the lease or fails to provide utilities or certain essential services for a specified period or allows certain restricted uses, upon interference with such tenant’s use of access or parking, upon casualty or condemnation, for zoning violations, if certain anchor or key tenants (including at an adjacent property) or a certain number of tenants go dark or cease operations, if a certain percentage of the net rentable area at the Mortgaged Property is not occupied, if the tenant fails to meet sales targets or business objectives, or, in the case of a government tenant, for lack of appropriations or other reasons. In addition, in some instances, a tenant may have the right to assign its lease and be released from its obligations under the subject lease. Furthermore, some tenants may have the option to downsize their rented space without terminating the lease completely.

Loan No. 1 – Burlingame Point – The sole tenant, Facebook. has a termination right if the City of Burlingame elects to require up to 2,000 SF of the ground floor of the premises (any such space, “FYI Space”) to be included in the retail space and to be open to the general public. If the City elects to require such FYI Space, Facebook has the right, in the tenant’s sole discretion at any time during the lease term, to designate as FYI Space a portion of the ground floor of Building 1 or 2 equal to the approximate SF of such FYI Space and to terminate the lease as to such space.

Loan No. 2 – Equus Industrial Portfolio – Massimo Zanetti Beverages USA, the sole tenant at the Lot 11 Mortgaged Property as to which the improvements are still under construction, has the right to terminate its

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lease if the project work required by the lease is not substantially complete by June 1, 2022. Massimo Zanetti Beverages USA is not yet in occupancy and is not required to pay rent until the lease commences, which will occur on the later of December 1, 2021 and the date the project work is substantially completed, and is entitled to three months of free rent following such commencement date. In addition, if the project work is not completed by December 1, 2021, or the tenant’s right to access the improvements occurs later than 60 days following July 1, 2021, the tenant’s free rent period will be extended for such delay. Gap and free rent was not reserved for, but is required to be retained from amounts in the related earnout reserve. We cannot assure you that construction will be completed or that Massimo Zanetti Beverages USA will take occupancy and begin paying rent as expected or at all.

Loan No. 3 – Amazon Seattle – Commencing in 2015, the Mortgaged Property has undergone an extensive redevelopment from a department store to an office building by the seller of the Mortgaged Property. As of origination, certain portions of the redevelopment, consisting of the new lobby and the level one premises, together totaling 23,578 square feet (3.0% of total net rentable area), which are leased to the largest tenant, Amazon.com Services LLC, have not been completed. The Amazon.com Services LLC lease specifies required dates for (i) delivery of each phase of space in accordance with specified requirements, generally with landlord work sufficiently completed to allow for the construction of tenant’s improvements without material interference from landlord or landlord’s contractors (“Delivered”) and (ii) completion of each space in accordance with specified requirements, generally with landlord work completed and with a temporary or permanent certificate of occupancy or legal equivalent (“Completed”). Amazon.com Services LLC will be entitled to credits against its rent in the amount of one day of base rent for the applicable space for each day of delay for the first 45 days, and two days of base rent for the applicable space for each day of delay thereafter, (i) if the new lobby is not Delivered to it by November 30, 2021 (and a 90-day delivery notice has been sent to Amazon.com Services LLC with anticipated Delivery of the new lobby space by June 14, 2021), and (ii) if the new lobby is not Completed by August 15, 2021 or the level one space is not Completed by July 15, 2021. Amazon.com Services LLC has the right to terminate the new lobby space if either it is not Delivered or it is not Completed by February 28, 2022. The level one space is Delivered and no termination option remains for Delivery; however, Amazon.com Services LLC has the right to terminate the level one space if not Completed by January 31, 2022. In addition, Amazon.com Services LLC has not yet taken occupancy of its Phase III space (approximately 198,056 square feet), and has free or gap rent for various portions of its leased space through dates ranging from August 6, 2021 to February 6, 2022, which has been reserved for under the loan documents. We cannot assure you that the remaining Phase III space will be delivered as expected or at all, or that Amazon.com Services LLC will take occupancy and/or pay rent on the applicable space as expected or at all.

Loan No. 4 - iPark 84 Innovation Center – The second largest tenant, IBM, leasing approximately 11.4% of the net rentable area of the Mortgaged Property, has the right to terminate its lease with respect to approximately 3,692 square feet, if Global Foundries vacates its leased portion of building 330C, which consists of approximately 42,000 square feet, prior to the original expiration date. IBM has the right to vacate on the date that is no later than 30 days after Global Foundries vacates.

Loan No. 5 – ExchangeRight Net Leased Portfolio #46 (Walgreens – Hometown) – The sole tenant at the Walgreens – Hometown Mortgaged Property, Walgreens, has the right to terminate its lease on May 31, 2031, May 31, 2036, May 31, 2041, May 31, 2046, May 31, 2051, May 31, 2056, May 31, 2061 and May 31, 2066 provided six months’ notice is give prior to termination. The first termination option represents the initial lease expiration date. The final lease expiration date is May 31, 2071.

Loan No. 5 – ExchangeRight Net Leased Portfolio #46 (Walgreens - Powder Springs) – The sole tenant at the Walgreens - Powder Springs Mortgaged Property, Walgreens, has the right to terminate its lease on May 31, 2031, May 31, 2036, May 31, 2041, May 31, 2046, May 31, 2051, May 31, 2056, May 31, 2061 and May 31, 2066 provided six months’ notice is give prior to termination. The first termination option represents the initial lease expiration date. The final lease expiration date is May 31, 2071.

Loan No. 5 – ExchangeRight Net Leased Portfolio #46 (Walgreens - Tulsa) – The sole tenant at the Walgreens - Tulsa Mortgaged Property, Walgreens, has the right to terminate its lease on September 30, 2031, September 30, 2036, September 30, 2041 September 30, 2046, September 30, 2051, September 30, 2056, September 30, 2061, and September 30, 2066, provided six months’ notice is given before termination. The first termination option represents the initial lease expiration date. The final lease expiration date is September 30, 2071.

Loan No. 8 – 1625 & 1747 North Market – The sole tenant at the 1625 & 1747 North Market Mortgaged Property, DCA, has the right to terminate its lease for 206,709 sq. ft. on or after August 31, 2024, 81,189 sq. ft. on or after August 31, 2025, 20,341 sq. ft. on or after March 31, 2024 and 3,910 sq. ft. at any time by providing

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the landlord at least 30 days written notice. If the DCA fails to move out within the notice period and remains in the premises, additional rent will be required to be paid and prorated on a thirty 30 day month, based on the actual number of days the DCA occupies the premises following the effective date of termination.

Loan No. 11 – InCommercial Net Lease Portfolio #3 (Walgreens – Greenville) – The sole tenant at the Walgreens – Greenville Mortgaged Property, Walgreens, has the right to terminate its lease as of October 31, 2031 or as of the last day of any month thereafter, with twelve months’ prior notice.

Loan No. 21 – Techmer PM Portfolio – The largest tenant, Techmer PM, has the right to terminate the lease upon a casualty if (i) less than 2 years remain in the term and (ii) more than 50% or more of the improvements are destroyed. Tenant has a right to go Dark subject to certain criteria. The tenant has to request Landlord approval to go dark. If the landlord refuses, the tenant has a right to purchase the space for which they request to go dark for the greater of fair market value or directing capping the base rent for the applicable space for the next 12 months (4.5% for the CA property and 7.86% for the TN property) plus all out of pocket expenses (“Termination Option”). The landlord may waive the Termination Option and permit the tenant go dark in the portion of the building they have provided notice.

Loan No. 28 – 33 West 17th Street – The largest tenant at the 33 West 17th Street Mortgaged Property, Prizeout Corp., has the option to terminate its lease any time after June 30, 2023 upon 90 days’ notice.

Loan No. 28 – 33 West 17th Street – The second largest tenant at the 33 West 17th Street Mortgaged Property, Drive 21, Inc., has the option to terminate its lease any time after January 31, 2023 upon 90 days’ notice.

Loan No. 28 – 33 West 17th Street – The fourth largest tenant at the 33 West 17th Street Mortgaged Property, Maestro QA, has the option to terminate its  lease any time after October 31, 2022 upon 90 days’ notice.

Loan No. 28 – 33 West 17th Street – The fifth largest tenant at the 33 West 17th Street Mortgaged Property, Grade Exchange, has the option to terminate its  lease any time upon 60 days’ notice and forfeiture of 50% of the security deposit.

Loan No. 36 – Egrets Landing – The second largest tenant, Morgan Stanley, representing approximately 33.1% of the net rentable area, has the right to terminate its lease effective as of May 20, 2027 with 12 months’ prior notice and payment of a termination fee.

(25)	The following major tenants (listed on Annex A–1) are currently subleasing all or a significant portion of its leased space:

Loan No. 2 – Equus Industrial Portfolio – Delk, the third largest tenant at the 104 Challenger Drive Mortgaged Property, subleases 20,000 SF of its space to ABB on a month-to-month basis at $4.50 PSF.

(26)	Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation. With respect to the largest 15 Mortgage Loans and certain tenants representing more than 25% of the net rentable area of a Mortgaged Property, see “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations¬—Other” in this Preliminary Prospectus.

The tenants shown in Annex A–1 have signed leases but may or may not be open for business as of the Cut–off Date.

Loan No. 1 – Burlingame Point – The sole tenant, Facebook, has executed a lease for the Mortgaged Property and is currently building out its space, but has not yet taken occupancy or begun paying rent. It is expected that Facebook could take occupancy of each building and the Amenity Space in approximately June 2021. Facebook is expected to begin paying rent on Building 1, Building 2, Building 3, Building 4, and the Amenity Space on July 11, 2021, January 11, 2022, May 8, 2022, November 7, 2022 and November 7, 2021, respectively. In addition, Facebook has been granted a rent credit in the total amount of $7,731,750. Facebook’s lease commenced with respect to Building 1 and Building 2 in November 2020 and commenced with respect to Building 3, Building 4 and the Amenity Space in April 2021. We cannot assure you that Facebook’s lease will commence, or that it will occupy its space, open for business or begin paying rent as expected or at all.

Loan No. 2 – Equus Industrial Portfolio – Noble 1, the third largest tenant at the 1335 Northmeadow Parkway Mortgaged Property, is currently in default and is not occupying the premises.

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Loan No. 3 – Amazon Seattle – The largest tenant, Amazon, currently occupies and pays full unabated rent on Phases I and II, which accounts for 70.9% of Amazon’s leased NRA and 73.2% of Amazon’s U/W Base Rent. In January 2020, Amazon executed a lease expansion, with the expansion space being delivered to Amazon in stages. All phases are expected to be completed in August 2021. Amazon has not yet taken occupancy of the expansion space. At loan origination, approximately $3.62 million was deposited into a free rent reserve for bridge rent, gap rent, and free rent periods associated with the Amazon expansion. We cannot assure you that the remaining expansion space will be Delivered or Completed as expected or at all, or that Amazon will take occupancy of or commence paying rent for the expansion space. The second largest tenant, Knot Springs, executed its lease in March 2021 and at loan origination, approximately $1.95 million was deposited into a free rent reserve associated with the Knot Springs lease.

Loan No. 3 – Amazon Seattle – The second largest tenant, Knot Springs, executed its lease in March 2021 and at loan origination, approximately $1.95 million was deposited into a free rent reserve associated with the Knot Springs lease to cover gap or free rent through October 6, 2022.

Loan No. 9 – 8111 Gatehouse Road – The third largest tenant, United States Postal Service, has current arrears of approximately $642,000 due to the change in ownership of the Property and operating accounts in March 2020, when the Sponsor acquired the Property. After the closing of the acquisition, tenant paid the previous landlord through November 2020 and the previous landlord forwarded the payments to Borrower.

Loan No. 13 – 195 Church – the third largest tenant at the Mortgaged Property by net rentable area, Carmody & Torrance, is entitled to free rent for the months of June through September 2021 in the aggregate amount of $176,333, which was fully reserved for by the borrower at loan origination.

Loan No. 15 – 154 Scott Avenue – the largest tenant at the Mortgaged Property, Palm Sunrise 154 LLC, leasing approximately 17.2% of the net rentable area, is not anticipated to take occupancy and begin paying rent until September 1, 2021 with respect to approximately 15,000 square feet, and the third largest tenant at the Mortgaged Property, Aqua Beba LLC, leasing approximately 8.9% of the net rentable area, is not anticipated to take occupancy and begin paying rent until September 1, 2021.

(27)	The following Mortgage Loans have one or more borrowers that own all or a portion of the related Mortgaged Property as tenants–in–common. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—– Tenancies–in–Common or Diversified Ownership” in this Preliminary Prospectus for further information.

Loan No. 14 – Montefiore Medical Center – The borrowers of the Montefiore Medical Center Mortgage Loan are tenants-in-common.

Loan No. 29 – BJ’s Philadelphia – The loan was funded to 2 owners of the Mortgaged Property as tenants in common (“TIC”), as co-borrowers. Both TICs (Angel Red Lion, LLC & Baker Red Lion, LLC) are recycled Delaware special purpose bankruptcy-remote limited liability companies. The sponsors and non-recourse carve out guarantors for the Loan are Ed Baker and the Angel Family Trust, who are the control parties for their respective TICs. Baker Red Lion LLC will be the majority owner (93.6%) and Angel Red Lion LLC will own the remaining interest (6.4%). The guarantors will be required to maintain a collective net worth of $11,700,000 and collective liquid assets of $2,070,000 throughout the term of the Loan.

(28)	(32) All ongoing reserve balances reflect the ongoing reserve amount at loan origination. The current balance may be greater than or less than the amount shown. Monthly reserves required to be deposited in such accounts may be capped pursuant to the related Mortgage Loan documents.

Loan No. 8 – 1625 & 1747 North Market – On each monthly payment date the borrower will be required to deposit an amount equal to $32,770.20 into a TI/LC Reserve and will be capped at approximately $1,892,232.

Loan No. 13 – 195 Church – From and after the date on which amounts on deposit in the Monthly TI/LC Reserve ($) equals or exceeds $500,000 (the “Rollover Reserve Cap”), the borrower’s requirement to make monthly deposits into the Monthly TI/LC Reserve ($) will be suspended until such time as the amount on deposit in the Monthly TI/LC Reserve ($) is equal to or less than $250,000 in the aggregate, instead of the Rollover Reserve Cap.

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Loan No. 13 – 195 Church – The third Largest Tenant, Carmody & Torrance, is entitled to free rent for the months of June through September 2021 in the aggregate amount of $176,333, which was fully reserved for by the borrower at loan origination.

Loan No. 15 – 154 Scott Avenue – On each monthly payment date the borrower will be required to deposit an amount equal to $1,939.88 into a Replacement Reserve and will be capped at approximately $69,836.

Loan No. 18 – Gardens Plaza – The borrower is required to commence making monthly deposits of $11,203 into the Monthly TI/LC Reserve ($) after the aggregate amount therein is equal to or less than $500,000.

Loan No. 19 – Carlsbad Commerce Center – The fifth largest tenant, Zia KA, Inc., is entitled to free rent for the month of October 2021. The fourth largest tenant, Sabre Sciences, Inc., is entitled to free rent for the month of February 2022. The borrower was not required at loan origination to reserve for the foregoing free rent amounts.

Loan No. 20 – Mission Courtyard – The borrower is required to commence making monthly deposits of (i) $1,443 into the Monthly Replacement Reserve ($) after the aggregate amount therein is less than $200,000 and (ii) $7,215 into the Monthly TI/LC Reserve ($) after the aggregate amount therein is less than $432,895.

Loan No. 23 – 991 Willoughby Avenue – On each monthly payment date the borrower will be required to deposit an amount equal to $820.00 into a Replacement Reserve and will be capped at $49,200.

Loan No. 28 – 33 West 17th Street - The borrower was required at loan origination to deposit $200,000 (the “TI/LC Reserve”) into the Upfront TI/LC Reserve ($). On each monthly payment date that the TI/LC Reserve balance is below $200,000, the borrower will be required to deposit an amount equal to $7,187.50 and will be capped at $200,000.

Loan No. 31 – East Empire Business Park – On each monthly payment date the borrower will be required to deposit an amount equal to $1,279.17 into a Replacement Reserve and will be capped at approximately $61,400. On each monthly payment date the borrower will be required to deposit an amount equal to $3,648.93 into a TI/LC Reserve and will be capped at approximately $175,149.

(29)	Loan No. 3 – Amazon Seattle – The TI/LC Cap ($) is equal to the product of (x) $75.00 multiplied by (y) the aggregate number of rentable SF.

Loan No. 15 – 154 Scott Avenue – Every six months, the borrower will be required to deposit an amount equal to the difference between the ICAP Tax Reserve Funds on deposit in the ICAP Tax Reserve Account and the then applicable stabilized real estate tax amount for the applicable period.

(30)	Loan No. 17 – JW Marriott Nashville – The Monthly Replacement / FF&E Reserve ($) is an FF&E reserve in an amount equal to (i) for the payment dates through and including July 2023, 3% of the gross revenues of the mortgaged property for the prior calendar month and (ii) thereafter, 4% of the gross revenues of the mortgaged property for the prior calendar month.

(31)	Loan No.	Mortgage Loan	Mortgage Loan Cut-off Date Balance	% of Initial Outstanding Pool Balance	Maximum Policy Amount	Premium Paid in Full	Expiration Date
	4	iPark 84 Innovation Center	$60,000,000	6.1%	$5,000,000	Yes	4/22/2034
	5	ExchangeRight Net Leased Portfolio #46(1)	$42,455,041	4.3%	$10,000,000	Yes	4/30/2034
	6	OmniMax Industrial Portfolio I	$42,346,743	4.3%	$5,000,000	Yes	4/28/2034
	21.02	1 Quality Circle	$6,890,009	0.7%	$2,000,000	Yes	6/30/2021
	37	Perma-Pipe	$5,720,000	0.6%	$3,000,000	Yes	4/16/2034

(1)	The environmental policy covers the GIANT Food Store – Dickson City, CVS Pharmacy - Corpus Christi, Walgreens – Tulsa, and Dollar Tree – Fultondale mortgaged properties.

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(32)

Loan No.	Mortgage Loan	Senior Notes Cut-off Date Balance	Subordinate Motes Cut-off Date Balance	Total Mortgage Debt Cut-off Date Balance(1)	Total Senior Notes U/W NCF DSCR	Total Mortgage Debt U/W NCF DSCR(1)	Total Senior Notes Cut-off Date LTV	Total Mortgage Debt Cut-off Date LTV Ratio(1)	Total Senior Notes U/W NOI Debt Yield	Total Mortgage Debt U/W NOI Debt Yield(1)
1	Burlingame Point	$380,000,000	$240,000,000	$620,000,000	4.72x	2.89x	38.0%	62.0%	14.6%	8.9%
2	Equus Industrial Portfolio	$233,012,900	$154,000,000	$387,012,900	5.10x	2.45x	37.8%	62.9%	14.0%	8.4%
3	Amazon Seattle	$234,900,000	$155,100,000	$390,000,000	4.27x	2.57x	35.1%	58.2%	13.1%	7.9%

(1)	Includes any related pari passu companion loan(s) and subordinate secured companion loan(s), and excludes any related mezzanine loan(s).

(33)

Loan Ho.	Mortgage Loan	Mortgage Loan Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mezzanine Debt Cut-off date Balance	Annual Interest Rate on Mezzanine Loan	Mezzanine Loan Maturity Date or ARD	Intercreditor Agreement	Total Debt Cut-off Date LTV Ratio(1)	Total Debt U/W NCF DSCR(1)	Total Debt U/W NOI Debt Yield(1)

1	Burlingame Point(2)	$96,000,000	9.8%	$130,000,000	4.50000%	7/6/2030	Yes	75.0%	1.33x	7.4%
3	Amazon Seattle	$93,000,000	9.5%	$65,000,000	6.10000%	4/6/2030	Yes	67.9%	1.92x	6.8%

(1) Calculated including any related pari passu companion loan(s), related subordinate companion loan(s) and mezzanine debt.

(2) The mezzanine loan is structured with a three-year interest-only period followed by a 6.25-year fixed amortization schedule. The amortization will include a base amortization and rent step amortization component. The rent step amortization requires all future rent increases above year 1 to be used to pay down the mezzanine loan, resulting in a balloon balance of zero at the anticipated repayment date. Annual debt service for the Total Debt Underwritten NCF DSCR (x) is calculated based on the sum of (x) with respect to the Burlingame Point Whole Loan, the interest-only annual debt service and (y) with respect to the mezzanine loan, the sum of the first 12 principal and interest payments following the initial three-year interest-only period. The Total Debt Monthly Debt Service ($) is calculated as the annual debt service described above divided by 12.

(34)

Loan No.	Mortgage Loan	Mortgage Loan Cut-off Date Balance	% of Initial Outstanding Pool Balance	Intercreditor Agreement Required	Combined Minimum DSCR	Combined Maximum LTV(1)	Combined Minimum Debt Yield
9	8111 Gatehouse Road	$37,200,000	3.8%	Yes	3.40x	65.0%	10.5%
20	Mission Courtyard	$15,775,000	1.6%	Yes	3.05x	67.7%	10.6%

(1) Calculated including any related pari passu companion loans and subordinate companion loans.

(35)	Property Located Within a Qualified Opportunity Zone (Y/N) reflects Mortgaged Properties that are located in qualified opportunity zones (“QOZs”) under Internal Revenue Code § 1400Z-2 - Notice 2018-48 and Notice 2019-42. According to the Internal Revenue Service, (1) a QOZ is an economically distressed community where new investments, under certain conditions, may be eligible for preferential tax treatment, and (2) localities qualify as QOZs if they have been nominated for that designation by a state, the District of Columbia, or a U.S. territory and that nomination has been certified by the Secretary of the Treasury via his delegation of authority to the Internal Revenue Service. No representation is made as to whether any Mortgaged Properties located in QOZs or the related borrowers are eligible for such preferential tax treatment or whether any qualifying investment has been made in a QOZ

(36)	Loan No. 13 – 195 Church – KLP Enterprises, LLC, which owns 66.6% equity in the borrower, is entitled to a preferred Class B Membership interest in the amount of approximately $6,500,000. The operating agreement requires a 5.0% preferred return to be paid to KLP in monthly installments to the extent cash flow is available after payment of debt service payment required under the Mortgage Loan, there is no redemption right for failure to pay, no change of control for failure to pay and no maturity in connection with the preferred return. The Class B Membership interest is unsecured and has no voting member.

Loan No. 16 – 152 2nd Avenue – The loan sponsor used a portion of the Mortgage Loan proceeds to refinance the existing loan secured by its leasehold interest, then purchased the fee interest in the Mortgaged Property for $8,000,000 using the remaining Mortgage Loan proceeds.

A-1-54

ANNEX A-2

CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS

AND MORTGAGED PROPERTIES

[THIS PAGE INTENTIONALLY LEFT BLANK]

Annex A-2

Distribution of Cut-off Date Balances(1)
						Weighted Averages
Range of Cut-off Date Balances			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)	LTV Ratio at Maturity or ARD(3)
$1,844,500	-	$7,499,999	8	$45,228,400	4.6%	3.9121%	120	1.86x	64.6%	59.0%
$7,500,000	-	$14,999,999	10	$124,855,000	12.7%	3.7239%	120	2.25x	61.1%	61.1%
$15,000,000	-	$24,999,999	8	$153,249,520	15.6%	3.5005%	101	2.83x	60.0%	60.0%
$25,000,000	-	$49,999,999	9	$315,991,251	32.1%	3.5410%	113	2.71x	61.8%	60.1%
$50,000,000	-	$96,000,000	4	$344,000,000	35.0%	3.0030%	103	4.28x	40.7%	40.7%
Total/Weighted Average			39	$983,324,171	100.0%	3.3867%	109	3.18x	54.2%	53.4%

Distribution of Mortgage Rates(1)
						Weighted Averages
Range of Mortgage Rates as of the Cut-off Date			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)	LTV Ratio at Maturity or ARD(3)
2.4838%	-	3.4990%	13	$505,005,041	51.4%	3.0439%	106	4.05x	46.6%	46.2%
3.5000%	-	4.2499%	25	$472,319,130	48.0%	3.7411%	112	2.28x	62.1%	61.1%
4.2500%	-	4.3530%	1	$6,000,000	0.6%	4.3530%	120	1.52x	69.0%	55.5%
Total/Weighted Average			39	$983,324,171	100.0%	3.3867%	109	3.18x	54.2%	53.4%

A-2-1

Annex A-2

Property Type Distribution(1)(4)

						Weighted Averages
Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Number of Units or NRA	Cut-off Date Balance per # of Units or NRA	Mortgage Rate	Stated Remaining Term (Mos.)(2)	Occupancy	U/W NCF DSCR	Cut-off Date LTV Ratio(3)	LTV Ratio at Maturity or ARD(3)
Office	18	$413,137,175	42.0%	3,169,885	$278	3.2924%	111	93.8%	3.55x	49.4%	48.3%
Suburban	7	$218,125,000	22.2%	1,634,102	$295	3.3842%	116	97.4%	3.53x	53.7%	51.9%
CBD	6	$182,500,000	18.6%	1,488,644	$258	3.1787%	106	89.1%	3.66x	43.4%	43.4%
Medical	5	$12,512,175	1.3%	47,139	$269	3.3513%	101	100.0%	2.24x	60.7%	56.6%
Industrial	47	$260,380,730	26.5%	8,665,769	$66	3.2466%	102	97.3%	3.37x	53.2%	53.2%
Warehouse/Distribution	16	$94,900,735	9.7%	5,096,909	$48	2.7630%	93	100.0%	4.35x	45.0%	45.0%
Warehouse/R&D	1	$60,000,000	6.1%	938,339	$94	3.8000%	120	92.3%	2.29x	58.5%	58.5%
Manufacturing	7	$38,161,156	3.9%	669,618	$89	3.5663%	120	100.0%	2.48x	63.3%	63.3%
Flex	20	$35,429,372	3.6%	1,349,236	$57	2.7876%	93	93.2%	4.32x	45.6%	45.6%
Warehouse	3	$31,889,467	3.2%	611,667	$55	3.7720%	84	100.0%	2.47x	64.2%	64.2%
Retail	38	$112,797,866	11.5%	931,916	$143	3.4333%	113	98.7%	3.04x	56.1%	54.5%
Single Tenant	35	$59,942,866	6.1%	504,031	$152	3.3574%	106	100.0%	2.35x	60.3%	57.3%
Anchored	3	$52,855,000	5.4%	427,885	$133	3.5193%	120	97.1%	3.83x	51.3%	51.3%
Multifamily	12	$86,500,000	8.8%	343	$426,174	3.8864%	105	98.7%	1.80x	65.6%	65.0%
Mid Rise	7	$63,923,664	6.5%	234	$470,540	3.9451%	99	98.5%	1.79x	64.7%	64.7%
High Rise	1	$14,100,000	1.4%	36	$391,667	3.6000%	120	100.0%	2.00x	66.2%	66.2%
Garden	3	$7,200,000	0.7%	69	$118,840	3.9090%	120	97.5%	1.46x	72.0%	65.2%
Mid Rise with Commercial	1	$1,276,336	0.1%	4	$319,084	3.9790%	120	100.0%	1.73x	67.2%	67.2%
Self Storage	9	$61,308,400	6.2%	714,891	$105	3.7250%	120	89.6%	2.18x	61.7%	59.7%
Hospitality	1	$20,000,000	2.0%	533	$347,092	3.1390%	106	18.4%	4.17x	61.5%	61.5%
Full Service	1	$20,000,000	2.0%	533	$347,092	3.1390%	106	18.4%	4.17x	61.5%	61.5%
Mixed Use	1	$16,000,000	1.6%	145,759	$110	3.3910%	120	88.2%	2.90x	61.5%	61.5%
Office/Industrial	1	$16,000,000	1.6%	145,759	$110	3.3910%	120	88.2%	2.90x	61.5%	61.5%
Other	1	$13,200,000	1.3%	704,365	$19	4.2300%	119	NAP	1.78x	79.5%	79.5%
Total/Weighted Average	127	$983,324,171	100.0%			3.3867%	109	93.8%	3.18x	54.2%	53.4%

A-2-2

Annex A-2

Geographic Distribution(1)(4)

				Weighted Averages
State/Location	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)	LTV Ratio at Maturity or ARD(3)
New York	19	$244,050,000	24.8%	3.6796%	109	2.51x	56.6%	56.4%
New York City	14	$149,850,000	15.2%	3.6927%	102	2.21x	57.6%	57.6%
New York State	5	$94,200,000	9.6%	3.6587%	120	2.98x	55.1%	54.6%
California	6	$180,800,278	18.4%	3.3029%	115	3.53x	51.1%	49.4%
Northern	2	$135,100,000	13.7%	3.2493%	113	3.78x	46.7%	44.4%
Southern	4	$45,700,278	4.6%	3.4615%	120	2.78x	64.1%	64.1%
Washington	1	$93,000,000	9.5%	3.0048%	107	4.27x	35.1%	35.1%
Virginia	10	$86,470,001	8.8%	2.9739%	99	4.45x	49.5%	49.5%
Florida	6	$69,138,407	7.0%	3.5493%	120	2.72x	63.5%	63.5%
Georgia	24	$60,770,165	6.2%	3.1571%	104	3.49x	51.3%	50.6%
Pennsylvania	6	$57,250,163	5.8%	3.6921%	113	2.33x	63.0%	62.8%
Tennessee	12	$55,471,481	5.6%	3.1066%	103	3.83x	54.9%	54.5%
Other	43	$136,373,677	13.9%	3.5018%	106	2.57x	62.5%	59.9%
Total/Weighted Average	127	$983,324,171	100.0%	3.3867%	109	3.18x	54.2%	53.4%

Distribution of Cut-off Date LTV Ratios(1)

						Weighted Averages
Range of LTV Ratios as of the Cut-off Date			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)	LTV Ratio at Maturity or ARD(3)
27.9%	-	54.9%	8	$363,220,000	36.9%	2.9599%	101	4.42x	38.3%	38.3%
55.0%	-	59.9%	4	$134,730,041	13.7%	3.5419%	120	2.65x	58.8%	58.8%
60.0%	-	64.9%	14	$277,710,710	28.2%	3.6271%	106	2.40x	62.7%	61.8%
65.0%	-	69.9%	11	$187,263,420	19.0%	3.6671%	120	2.49x	66.5%	63.8%
70.0%	-	79.5%	2	$20,400,000	2.1%	4.1167%	119	1.67x	76.9%	74.5%
			39	$983,324,171	100.0%	3.3867%	109	3.18x	54.2%	53.4%

Distribution of LTV Ratios at Maturity Date or ARD(1)

						Weighted Averages
Range of LTV Ratios as of the Maturity Date			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)	LTV Ratio at Maturity or ARD(3)
27.9%	-	49.9%	6	$345,000,000	35.1%	2.9407%	100	4.50x	37.5%	37.5%
50.0%	-	54.9%	4	$50,064,500	5.1%	3.3474%	98	2.18x	59.3%	54.3%
55.0%	-	59,9%	7	$152,193,941	15.5%	3.6000%	120	2.52x	60.0%	58.7%
60.0%	-	79.5%	22	$436,065,730	44.3%	3.6697%	114	2.48x	64.8%	64.0%
Total/Weighted Average			39	$983,324,171	100.0%	3.3867%	109	3.18x	54.2%	53.4%

A-2-3

Annex A-2

Distribution of Underwritten NCF Debt Service Coverage Ratios(1)

						Weighted Averages
Range of Debt Service Coverage Ratios			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)	LTV Ratio at Maturity or ARD(3)
1.46x	-	1.49x	4	$57,763,900	5.9%	3.8447%	120	1.46x	68.5%	60.5%
1.50x	-	1.74x	4	$43,044,500	4.4%	4.1302%	89	1.63x	66.1%	63.9%
1.75x	-	2.49x	15	$328,540,730	33.4%	3.6828%	109	2.22x	61.5%	60.8%
2.50x	-	3.49x	8	$142,775,041	14.5%	3.4309%	120	2.84x	57.8%	57.8%
3.50x	-	5.10x	8	$411,200,000	41.8%	2.9927%	106	4.47x	43.9%	43.9%
Total/Weighted Average			39	$983,324,171	100.0%	3.3867%	109	3.18x	54.2%	53.4%

Distribution of Original Terms to Maturity or ARD(1)

						Weighted Averages
Range of Original Terms to Maturity			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)	LTV Ratio at Maturity or ARD(3)
60	-	60	2	$44,000,000	4.5%	3.8460%	60	1.97x	53.4%	53.4%
84	-	84	3	$156,889,467	16.0%	2.9074%	83	3.95x	47.8%	46.3%
108	-	121	34	$782,434,704	79.6%	3.4570%	117	3.10x	55.5%	54.8%
Total/Weighted Average			39	$983,324,171	100.0%	3.3867%	109	3.18x	54.2%	53.4%

Distribution of Remaining Terms to Maturity or ARD(1)

						Weighted Averages
Range of Remaining Terms to Maturity			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)	LTV Ratio at Maturity or ARD(3)
60	-	60	2	$44,000,000	4.5%	3.8460%	60	1.97x	53.4%	53.4%
83	-	84	3	$156,889,467	16.0%	2.9074%	83	3.95x	47.8%	46.3%
106	-	121	34	$782,434,704	79.6%	3.4570%	117	3.10x	55.5%	54.8%
Total/Weighted Average			39	$983,324,171	100.0%	3.3867%	109	3.18x	54.2%	53.4%

A-2-4

Annex A-2

Distribution of Underwritten NOI Debt Yields(1)

						Weighted Averages
Range of NOI Debt Yields as of the Cut-off Date			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)	LTV Ratio at Maturity or ARD(3)
6.8%	-	8.9%	16	$212,279,663	21.6%	3.7345%	107	2.02x	63.1%	62.3%
9.0%	-	9.9%	8	$242,024,508	24.6%	3.7210%	115	2.25x	61.8%	60.2%
10.0%	-	12.4%	7	$130,100,000	13.2%	3.3988%	112	2.77x	58.8%	57.0%
12.5%	-	14.9%	6	$351,920,000	35.8%	2.9651%	104	4.48x	42.3%	42.3%
15.0%	-	17.7%	2	$47,000,000	4.8%	3.2189%	114	4.61x	51.0%	51.0%
Total/Weighted Average			39	$983,324,171	100.0%	3.3867%	109	3.18x	54.2%	53.4%

Distribution of Amortization Types(1)

						Weighted Averages
Amortization Type			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)	LTV Ratio at Maturity or ARD(3)
Interest Only			29	$687,135,771	69.9%	3.4318%	109	3.06x	57.2%	57.2%
Interest Only - ARD			3	$200,580,000	20.4%	3.0757%	109	4.37x	37.9%	37.9%
Interest Only, Amortizing Balloon			6	$89,608,400	9.1%	3.6729%	108	1.60x	66.2%	58.2%
Amortizing Balloon			1	$6,000,000	0.6%	4.3530%	120	1.52x	69.0%	55.5%
Total/Weighted Average			39	$983,324,171	100.0%	3.3867%	109	3.18x	54.2%	53.4%

A-2-5

Annex A-2

(1)	The U/W NCF DSCR, Cut-off Date LTV Ratio, Maturity Date or ARD LTV, Underwritten NOI Debt Yield and Cut-off Date Balance per # of NRA/Units/Rooms calculations include any related pari passu companion loan(s) and exclude any related subordinate companion loan(s) and/or mezzanine loan(s).
(2)	With respect to 2 mortgage loans (3.4%), under the terms of the related mortgage loan documents, the first payment date is in July 2021. However, due to the fact that the related mortgage loan seller will contribute an Initial Interest Deposit Amount to the Issuing Entity on the Closing Date to cover an amount that represents one-month’s interest that would have accrued with respect to the mortgage loan at the related Net Mortgage Rate with respect to a June 2021 payment date, such Mortgage Loan is being treated as having a First Due Date in June 2021, and the Original Term to Maturity Date or ARD, Remaining Term to Maturity Date or ARD and Loan Seasoning are shown in the Annex A-1 to reflect this.
(3)	With respect to seven mortgage loans (35.4%) (Burlingame Point, Equus Industrial Portfolio, Amazon Seattle, 154 Scott Avenue, 152 2nd Avenue, B&B Multifamily Portfolio, Burroughs Portfolio), the Cut-off Date LTV and Maturity Date or ARD LTV have been calculated using a value other than the “As Is” appraised value. For additional information please see the footnotes to Annex A-1 in the Preliminary Prospectus.
(4)	Reflects allocated loan amount for properties securing multi-property Mortgage Loans.

A-2-6

ANNEX A-3

DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION

A-3-1

300, 307, 311, 322, 333 Airport Boulevard Burlingame, California 94010	Collateral Asset Summary – Loan No. 1 Burlingame Point	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$96,000,000 38.0% 4.72x 14.6%

A-3-2

300, 307, 311, 322, 333 Airport Boulevard Burlingame, California 94010	Collateral Asset Summary – Loan No. 1 Burlingame Point	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$96,000,000 38.0% 4.72x 14.6%

N
AIRPORT BLVD
Building 3
Building 1
Building 4
Building 2
Parking Structure
Amenity Building
AIRPORT BLVD

A-3-3

300, 307, 311, 322, 333 Airport Boulevard Burlingame, California 94010	Collateral Asset Summary – Loan No. 1 Burlingame Point	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$96,000,000 38.0% 4.72x 14.6%

A-3-4

300, 307, 311, 322, 333 Airport Boulevard Burlingame, California 94010	Collateral Asset Summary – Loan No. 1 Burlingame Point	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$96,000,000 38.0% 4.72x 14.6%

Mortgage Loan Information
Loan Sellers(1):	GSMC, GACC, JPMCB
Loan Purpose:	Refinance
Borrower Sponsor:	Kylli Inc.
Borrower:	Burlingame Point LLC
Original Balance(2):	$96,000,000
Cut-off Date Balance(2):	$96,000,000
% by Initial UPB:	9.8%
Interest Rate:	3.01680%
Payment Date:	6th of each month
First Payment Date:	May 6, 2021
Anticipated Repayment Date(3):	July 6, 2030
Amortization(3):	Interest Only – ARD
Additional Debt(2):	$284,000,000 Pari Passu Debt; $240,000,000 Subordinate Loan; $130,000,000 Mezzanine Loan
Call Protection(3):	L(25),D(80),O(6)
Lockbox / Cash Management:	Hard / Springing

Reserves(4)
	Initial	Monthly	Cap
Taxes:	$0	Springing	NAP
Insurance:	$0	Springing	NAP
Replacement/Capex:	$0	Springing	$32,205
TI/LC:	$0	Springing	NAP
Other(4):	$122,730,124	Springing	NAP

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Suburban Office
Collateral:	Fee Simple
Location:	Burlingame, CA
Year Built / Renovated:	2021 / NAP
Total Sq. Ft.:	805,118
Property Management:	Burlingame Point Property Management LLC
Underwritten NOI:	$55,401,340
Underwritten NCF:	$54,867,037
Appraised Value(5):	$1,000,000,000
Appraisal Date:	January 14, 2021

Historical NOI(6)
Most Recent NOI:	NAP
2020 NOI:	NAP
2019 NOI:	NAP
2018 NOI:	NAP

Historical Occupancy(6)
Most Recent Occupancy:	100.0% (May 1, 2021)
2020 Occupancy:	NAP
2019 Occupancy:	NAP
2018 Occupancy:	NAP

Financial Information(2)
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$96,000,000	$472 / $472	38.0% / 38.0%	4.77x / 4.72x	14.6% / 14.4%	14.6% / 14.4%
Pari Passu Notes	284,000,000	$472 / $472	38.0% / 38.0%	4.77x / 4.72x	14.6% / 14.4%	14.6% / 14.4%
Whole Loan	$620,000,000	$770 / $770	62.0% / 62.0%	2.92x / 2.89x	8.9% / 8.8%	8.9% / 8.8%
Mezzanine Loan	$130,000,000
Total Debt	$750,000,000	$932 / $932	75.0% / 75.0%	1.34x / 1.33x	7.4% / 7.3%	7.4% / 7.3%

(1)	The Burlingame Point Whole Loan (as defined below) was co-originated by Goldman Sachs Bank USA (“GSBI”), DBR Investments Co. Limited (“DBRI”) and JPMorgan Chase Bank, National Association (“JPMCB”).
(2)	The Burlingame Point Loan, as defined below, is part of the Burlingame Point Whole Loan comprised of 18 senior pari passu promissory notes with an aggregate original principal balance and outstanding principal balance as of the Cut-off Date of $380,000,000 and three pari passu subordinate notes with an aggregate original principal balance and outstanding principal balance as of the Cut-off Date of $240,000,000. See “Whole Loan Summary” chart herein.
(3)	The Burlingame Point Whole Loan has an Anticipated Repayment Date, of July 6, 2030 and a Final Maturity Date of January 6, 2033. After the ARD, the interest rate will increase by 200 basis points over the greater of (x) 3.01680%, and (y) (1) the Swap Rate in effect on the ARD plus (2) 135 basis points. The metrics presented above are calculated based on the ARD.
(4)	Other upfront reserve represents a reserve for the Borrower’s material unfunded obligations to third parties, such as unpaid tenant allowances, leasing commissions, free rent, gap rent, and certain punchlist related work and retainage. There is also a springing monthly ground rent reserve. See “Initial and Ongoing Reserves” herein.
(5)	Calculated using the “Hypothetical As If Stabilized” appraised value of $1,000,000,000. The appraisal also concluded an “as-is” appraised value of $900,000,000, and the loan-to-value ratios based on such appraised value are 42.2% and 68.9% for the Burlingame Point Senior Loan (as defined below) and the Burlingame Point Whole Loan, respectively. Additionally, the appraisal concluded a “go dark” appraised value of $730,000,000, and the loan-to-value ratios based on such appraised value are 52.1% and 84.9% for the Burlingame Point Senior Loan and the Burlingame Point Whole Loan, respectively.
(6)	Historical NOI and Occupancy are NAP as construction of the Burlingame Point Property was completed in 2021.

The Loan. The mortgage loan (the “Burlingame Point Loan”) is part of a whole loan (the “Burlingame Point Whole Loan”) comprised of 18 senior pari passu promissory notes with an aggregate original principal balance and outstanding principal balance as of the Cut-off Date of $380,000,000 (the “Burlingame Point Senior Loan”) and three pari passu subordinate notes with an aggregate original principal balance and outstanding principal balance as of the Cut-off Date of $240,000,000 (the “Burlingame Point Subordinate Loan”). The Burlingame Point Whole Loan has an aggregate outstanding principal balance as of the Cut-off Date of $620,000,000 and is secured by a first deed of trust encumbering the borrower’s fee simple interest in an office complex located in Burlingame, California (the “Burlingame Point Property”). The Burlingame Point Loan (evidenced by non-controlling notes A-1-C-3, A-2-C-2, A-3-C-2, and A-3-C-4), having an aggregate outstanding principal balance as of the Cut-off Date of $96,000,000, is being contributed to the Benchmark 2021-B26 transaction. The Burlingame Point Subordinate Loan will not be an asset of the Issuing Entity.

The Burlingame Point Whole Loan was co-originated by Goldman Sachs Bank USA, DBR Investments Co. Limited, and JPMorgan Chase Bank, National Association on April 1, 2021. The Burlingame Point Whole Loan is structured with an Anticipated Repayment Date (“ARD”) on July 6, 2030 and a scheduled maturity date on January 6, 2033 (the “Final Maturity Date”). The Burlingame Point Whole Loan has an interest rate per annum of (i) prior to the ARD, 3.01680% (the “Initial Interest Rate”) and (ii) from and after the ARD (the “ARD Period”), 200 basis points plus the greater of (x) the Initial Interest Rate and (y) the Swap Rate (as defined in the loan documents) as of the ARD plus 135 basis points, as determined by the lender in good faith (the “Adjusted Interest Rate”); provided that if the foregoing would result in an interest rate in excess of the maximum rate permitted by applicable law, the Adjusted Interest Rate will be limited to the maximum rate permitted by applicable law. The borrower sponsor utilized the proceeds of the Burlingame Point Total Debt (as defined below) to

A-3-5

300, 307, 311, 322, 333 Airport Boulevard Burlingame, California 94010	Collateral Asset Summary – Loan No. 1 Burlingame Point	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$96,000,000 38.0% 4.72x 14.6%

refinance existing debt on the Burlingame Point Property, fund upfront reserves, return equity to the borrower sponsor and pay loan origination costs.

The Burlingame Point Whole Loan had an initial term of 111 months to the ARD and has a remaining term of 110 months to the ARD as of the Cut-off Date. The Burlingame Point Whole Loan requires interest-only payments during its term until the ARD. From and after the ARD, the Burlington Point Whole Loan will amortize on a 30-year basis. In addition, during the ARD Period, all cash flow in excess of the monthly debt service payment, required reserves and budgeted operating expenses will be required to be applied to the prepayment of the outstanding principal balance of the Burlingame Point Whole Loan.

The Burlingame Point Whole Loan may be voluntarily prepaid in whole (but not in part) beginning on the payment date in February 2030 and during the ARD Period, without the payment of any prepayment premium. In addition, the Burlingame Point Whole Loan may be defeased in whole (but not in part) at any time after the earlier of (i) April 1, 2024 and (ii) the first payment date following the second anniversary of the closing date of the securitization that includes the last note of the Burlingame Point Whole Loan to be securitized, but prior to the ARD Period.

The table below summarizes the promissory notes that comprise the Burlingame Point Whole Loan. The relationship between the holders of the Burlingame Point Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—Burlingame Point Whole Loan” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder(s)	Controlling Piece
A-1	$10,000,000	$10,000,000	BGME 2021-VR	Yes
A-2	5,000,000	5,000,000	BGME 2021-VR	No
A-3	5,000,000	5,000,000	BGME 2021-VR	No
A-1-C-1	60,000,000	60,000,000	GSBI(1)	No
A-1-C-2	40,000,000	40,000,000	Benchmark 2021-B25	No
A-1-C-3	40,000,000	40,000,000	Benchmark 2021-B26	No
A-1-C-4	20,000,000	20,000,000	GSBI(1)	No
A-1-C-5	20,000,000	20,000,000	GSBI(1)	No
A-2-C-1	30,000,000	30,000,000	Benchmark 2021-B25	No
A-2-C-2	24,000,000	24,000,000	Benchmark 2021-B26	No
A-2-C-3	16,000,000	16,000,000	DBRI(1)	No
A-2-C-4	10,000,000	10,000,000	DBRI(1)	No
A-2-C-5	10,000,000	10,000,000	Benchmark 2021-B25	No
A-3-C-1	30,000,000	30,000,000	Benchmark 2021-B25	No
A-3-C-2	22,000,000	22,000,000	Benchmark 2021-B26	No
A-3-C-3	18,000,000	18,000,000	JPMCB(1)	No
A-3-C-4	10,000,000	10,000,000	Benchmark 2021-B26	No
A-3-C-5	10,000,000	10,000,000	Benchmark 2021-B25	No
Senior Notes	$380,000,000	$380,000,000
B-1	$120,000,000	$120,000,000	BGME 2021-VR	No
B-2	60,000,000	60,000,000	BGME 2021-VR	No
B-3	60,000,000	60,000,000	BGME 2021-VR	No
Whole Loan	$620,000,000	$620,000,000

(1)	The related notes are currently held by the Note Holder identified in the table above and are expected to be contributed to one or more future securitization transactions or may otherwise be transferred at any time.

A-3-6

300, 307, 311, 322, 333 Airport Boulevard Burlingame, California 94010	Collateral Asset Summary – Loan No. 1 Burlingame Point	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$96,000,000 38.0% 4.72x 14.6%

The capital structure for the Burlingame Point Total Debt is shown below:

Burlingame Point Total Debt Capital Structure

(1)	The initial interest rate on the Burlingame Point Whole Loan is 3.01680%. The interest rate on the Burlingame Point Mezzanine Loan is 4.50000%. The assumed initial weighted average interest rate on the Burlingame Point Total Debt is 3.27388800%. “Burlingame Point Total Debt” means the aggregate principal balance of the Burlingame Point Whole Loan and the Burlingame Point Mezzanine Loan.

(2)	Based on the Burlingame Point Property square footage of 805,118 SF.

(3)	Based on the “Hypothetical As If Stabilized” appraised value. The appraisal also concluded an “as-is” appraised value of $900,000,000, and the loan-to-value ratios of the Burlingame Point Senior Loan, the Burlingame Point Whole Loan and the Burlingame Point Total Debt based on such appraised value are 42.2%, 68.9% and 83.3%, respectively. Additionally, the appraisal concluded a “go dark” appraised value of $730,000,000, and the loan-to-value ratios of the Burlingame Point Senior Loan, Burlingame Point Whole Loan and the Burlingame Point Total Debt based on such appraised value are 52.1%, 84.9% and 102.7%, respectively.

(4)	Cumulative U/W NOI / NCF Debt Yield and Cumulative U/W NOI / NCF DSCR are calculated based on an U/W NOI and U/W NCF of $55,401,340 and $54,867,037, respectively.

(5)	The Burlingame Point Mezzanine Loan was funded by Athene Annuity and Life Company. The Burlingame Point Mezzanine Loan is structured with a three-year interest-only period followed by a 6.25-year fixed amortization schedule included in the loan documents. The amortization will include a base amortization and rent step amortization component. The rent step amortization requires all future rent increases above year one to be used to pay down the Burlingame Point Mezzanine Loan, resulting in a balloon balance of zero at the ARD. The Total Debt Underwritten NCF DSCR (x) is calculated based on the sum of (x) with respect to the Burlingame Point Whole Loan, the interest-only annual debt service and (y) with respect to the Burlingame Point Mezzanine Loan, the sum of the first 12 principal and interest payments following the initial three-year interest-only period.

(6)	Based on the “Hypothetical As If Stabilized” appraised value of $1,000,000,000, the implied Borrower Sponsor Equity contributed to the Burlingame Point Property is $250,000,000.

A-3-7

300, 307, 311, 322, 333 Airport Boulevard Burlingame, California 94010	Collateral Asset Summary – Loan No. 1 Burlingame Point	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$96,000,000 38.0% 4.72x 14.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Loan Amount	$380,000,000	50.7%	Loan Payoff	$450,379,085	60.1%
Subordinate Loan Amount	240,000,000	32.0	Principal Equity Distribution	147,883,238	19.7
Mezzanine Loan Amount	130,000,000	17.3	Upfront Reserves	122,730,124	16.4
			Origination Costs	29,007,553	3.9
Total Sources	$750,000,000	100.0%	Total Uses	$750,000,000	100.0%

The Borrower(s) / Borrower Sponsor. The borrower is Burlingame Point LLC, a Delaware limited liability company. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Burlingame Point Whole Loan. The borrower sponsor and non-recourse carveout guarantor under the Burlingame Point Whole Loan is Kylli Inc. Kylli Inc. is a wholly owned subsidiary of Genzon Investment Group Co., Ltd., which is a privately held investment company headquartered in Shenzhen, China.

The Property. The Burlingame Point Property is made up of four Class A office and suburban buildings totaling approximately 772,000 rentable square feet, an approximately 33,000 square foot amenity building and approximately 2,300 on-site covered and surface parking spaces located in Burlingame, San Mateo County, California. The Burlingame Point Property is situated on approximately 20-acres and was completed in 2021.

The Burlingame Point Property is fully leased to Facebook, Inc. (“Facebook”) and is expected to serve as the headquarters for its Oculus division. Oculus was acquired by Facebook in 2014. Since the release of Occulus Rift in 2016, one of the first consumer VR headsets to enter the market, Occulus has released five subsequent headsets. Facebook has taken possession of the Burlingame Point Property, with the entire campus delivered as of April 1, 2020, and the landlord’s required work with respect to the premises was completed (subject to certain punchlist items) as of November 19, 2020. Facebook is currently building out its space. The Facebook lease commenced with respect to buildings one & two on November 19, 2020 and with respect to buildings 3 & 4 and the amenity space on April 1, 2021. Pursuant to the lease, rent commences on July 11, 2021 with respect to building 1, January 11, 2022 with respect to building 2, May 8, 2022 with respect to building 3, November 7, 2022 with respect to building 4 and November 7, 2021 with respect to the amenity space. Facebook is entitled to a rent credit in the amount of $7,731,750, which will be applied to rent, starting at the expiration of the abatement period for each Building of the project. We cannot assure you Facebook will begin paying rent as expected or at all.

Facebook is currently working on its buildout and it is expected that Facebook could take occupancy of each building and the amenity space in approximately June 2021. The borrower has obtained final certificates of occupancy with respect to the core and shell of all buildings and the amenity space. Facebook has obtained temporary certificates of occupancy with respect to buildings 1 and 2 and it is expected that Facebook could obtain temporary certificates of occupancy with respect to building 3, building 4 and the amenity space by the end of May 2021. Facebook has no contraction or termination options during the initial lease term (other than for casualty or condemnation and with respect to a certain space of up to 2,000 SF). Facebook has the right to reduce the leased space upon renewal so long as it will continue to lease at least certain minimum space (i.e., Facebook must occupy at least buildings 1 and 2 or buildings 3 and 4, in addition to any other buildings at the premises, and may include the amenity space). In addition, Facebook recently announced plans to expand its work from home policy to allow a significant portion of its employees to work from home permanently, even after the COVID-19 pandemic subsides. We cannot assure you that Facebook’s buildout will be completed or that each leased space will be occupied, or that rent will commence as expected or at all.

COVID-19 Update. As of May 1, 2021, the Burlingame Point Whole Loan is not subject to any modification or forbearance request. The first payment date for the Burlingame Point Whole Loan is May 6, 2021. Rent has not yet commenced on the sole tenant’s lease.

Tenant Summary.

Tenant Summary(1)
Tenant	Ratings (Moody’s/Fitch/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent Per Sq. Ft.(3)	% of Total U/W Base Rent(3)	Lease Expiration
Facebook	NR / NR / NR	805,118	100.0%	$58.09	100.0%	1/31/2033
Largest Tenant		805,118	100.0%	$58.09	100.0%
Other Tenants		0	0.0	0.00	0.0%
Total Occupied Space		805,118	100.0%	$58.09	100.0%
Vacant		0	0.0
Total		805,118	100.0%
(1)	Calculated based on the approximate square footage occupied by each tenant.
(2)	Certain ratings are those of the parent entity whether or not the parent entity guarantees the lease.
(3)	% of Total U/W Base Rent and U/W Base Rent Per Sq. Ft are based on rent roll dated May 1, 2021.

A-3-8

300, 307, 311, 322, 333 Airport Boulevard Burlingame, California 94010	Collateral Asset Summary – Loan No. 1 Burlingame Point	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$96,000,000 38.0% 4.72x 14.6%

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent Per Sq. Ft.(3)	% U/W Base Rent(3)	Cumulative % of U/W Base Rent(3)
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2021	0	0	0.0%	0	0.0%	0.00	0.0%	0.0%
2022	0	0	0.0%	0	0.0%	0.00	0.0%	0.0%
2023	0	0	0.0%	0	0.0%	0.00	0.0%	0.0%
2024	0	0	0.0%	0	0.0%	0.00	0.0%	0.0%
2025	0	0	0.0%	0	0.0%	0.00	0.0%	0.0%
2026	0	0	0.0%	0	0.0%	0.00	0.0%	0.0%
2027	0	0	0.0%	0	0.0%	0.00	0.0%	0.0%
2028	0	0	0.0%	0	0.0%	0.00	0.0%	0.0%
2029	0	0	0.0%	0	0.0%	0.00	0.0%	0.0%
2030	0	0	0.0%	0	0.0%	0.00	0.0%	0.0%
2031	0	0	0.0%	0	0.0%	0.00	0.0%	0.0%
2032 & Thereafter	1	805,118	100.0%	805,118	100.0%	$58.09	100.0%	100.0%
Vacant	0	0	0.0%	805,118	100.0%	NAP	NAP .	NAP
Total / Wtd. Avg.	1	805,118	100.0%			$58.09	100.0% .
(1)	Calculated based on the approximate square footage occupied by each tenant.
(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.
(3)	Annual U/W Base Rent Per Sq. Ft., % U/W Base Rent and Cumulative % of U/W Base Rent are based on rent roll dated May 1, 2021.

Environmental Matters. According to a Phase I environmental report dated January 20, 2021, there was no evidence of any recognized environmental conditions at the Burlingame Point Property.

Market / Market Summary. The Burlingame Point Property is located in Burlingame, San Mateo County, California. California 92 and U.S. 101 provide access to the Burlingame Point Property from the greater San Francisco metro area. The Burlingame Point Property has average access to public transportation including buses. The nearest bus stop is located at Airport/Bayview which is within a five-minute walk from the Burlingame Point Property. Additionally, the Burlingame Point Property has a walk score of average walkability factor, and the Burlingame Point Property is primarily accessed via car. The nearest commercial airport is San Francisco International Airport which is located within 5.2 miles of the Burlingame Point Property.

According to the appraisal dated February 11, 2021, the Mid-Peninsula Metro Area has under construction inventory of 998,491 square feet, which is approximately 31.6% of the metro area total of 3,162,715 square feet. The submarket has vacancy averaging 374,955 square feet, which is approximately 9.0% of the metro area total 4,188,271 square feet. Inventory is currently 31 buildings. From 2010 to the third quarter of 2020, inventory averaged approximately 29 buildings annually. Over that same time frame, inventory achieved a peak of 31 buildings in 2019 and the third quarter of 2020. The submarket for the Burlingame Point Property has a vacancy rate of 20.2% compared to the metro average vacancy rate of 12.5%.

A-3-9

300, 307, 311, 322, 333 Airport Boulevard Burlingame, California 94010	Collateral Asset Summary – Loan No. 1 Burlingame Point	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$96,000,000 38.0% 4.72x 14.6%

Cash Flow Analysis.

Cash Flow Analysis(1)(2)
	U/W	U/W PSF
Base Rent(3)	$46,769,305	$58.09
Contractual Rent Steps(4)	11,223,337	13.94
Expense Reimbursements	9,766,869	12.13
Gross Revenue	$67,759,510	$84.16
Vacancy & Credit Loss	(1,621,565)	(2.01)
Effective Gross Income	$66,137,945	$82.15
Total Operating Expenses	10,736,605	13.34
Net Operating Income	$55,401,340	$68.81
TI/LC	373,279	0.46
Capital Expenditures	161,024	0.20
Net Cash Flow	$54,867,037	$68.15
(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	Construction of the Burlingame Point Property was completed in 2021, therefore historical financial information is not available.
(3)	Pursuant to the lease, rent commences on July 11, 2021 with respect to building 1, January 11, 2022 with respect to building 2, May 8, 2022 with respect to building 3, November 7, 2022 with respect to building 4 and November 7, 2021 with respect to the amenity space. We cannot assure you rent will commence as expected or at all.
(4)	The U/W Contractual Rent Steps reflects the present value of contractual rent step increments through March 2022.

Property Management. The Burlingame Point Property is currently managed by Burlingame Point Property Management LLC. Under the related loan documents, the Burlingame Point Property is required to be managed by (i) for so long as it is an affiliate of the borrower sponsor, Burlingame Point Property Management LLC, (ii) the borrower sponsor, (iii) any affiliate of the borrower sponsor, or (iv) any other property management company approved by the lender, with respect to which, if required by the lender, a rating agency confirmation has been received and, to the extent the other manager is affiliated with the borrower or guarantor, delivery of a non-consolidation opinion. The lender has the right to replace, or require the borrower to replace the property manager with a property manager selected by the borrower (or selected by the lender in the event of an event of default under the Burlingame Point Whole Loan or following any foreclosure, conveyance in lieu of foreclosure or other similar transaction), subject to the lender’s reasonable approval (i) during the continuance of an event of default under the Burlingame Point Whole Loan, (ii) following any foreclosure, conveyance in lieu of foreclosure or other similar transaction, (iii) during the continuance of a material default by the property manager under the management agreement (after the expiration of any applicable notice and/or cure periods) that would allow the borrower to terminate the management agreement, (iv) if the property manager files or is the subject of a petition in bankruptcy or (v) if a trustee or receiver is appointed for the property manager’s assets or the property manager makes an assignment for the benefit of its creditors or is adjudicated insolvent.

Lockbox / Cash Management. The Burlingame Point Whole Loan is structured with a hard lockbox and springing cash management. The borrower was required to deliver tenant direction letters to all tenants of the Burlingame Point Property to directly deposit all rents into a lender-controlled lockbox account. In addition, the borrower is required to cause all cash revenues relating to the Burlingame Point Property and all other money received by the borrower or the property manager with respect to the Burlingame Point Property (other than tenant security deposits) to be deposited into such lockbox account or a lender-controlled cash management account within two business days of receipt thereof. On each business day that no Burlingame Point Trigger Period, ARD Period or event of default under the Burlingame Point Whole Loan is continuing, all funds in the lockbox account are required to be swept into a borrower-controlled operating account. On each business day that a Burlingame Point Trigger Period, ARD Period or event of default under the Burlingame Point Whole Loan is continuing, all funds in the lockbox account are required to be swept into the cash management account.

During the continuance of an ARD Period, all amounts on deposit in the cash management account after payment of debt service, required reserves and budgeted operating expenses will be required to be applied to the prepayment of the outstanding principal balance of the Burlingame Point Whole Loan until the outstanding principal balance has been reduced to zero, then to any excess interest until the excess interest has been reduced to zero and then to any other indebtedness due under the Burlingame Point Whole Loan until the other indebtedness has been reduced to zero.

A “Burlingame Point Trigger Period” means a Burlingame Point Trigger Period (Level 1) or a Burlingame Point Trigger Period (Level 2).

A “Burlingame Point Trigger Period (Level 1)” means each period during which any of the following occurs and continues: (A) Facebook going dark with respect to, or vacating, 50% or more of the premises demised under the Facebook lease as of the origination date, unless the Facebook lease remains in full force and effect, no Facebook Default exists, and Facebook then has a market capitalization of at least $250 billion or has a long-term credit rating of at least “A” (or the equivalent) from at least one of the applicable rating agencies; or (B) Facebook having a market capitalization of less than $100 billion, unless Facebook then has a long-term credit rating of at least “A” (or the equivalent) from at least one of the applicable rating agencies.

A-3-10

300, 307, 311, 322, 333 Airport Boulevard Burlingame, California 94010	Collateral Asset Summary – Loan No. 1 Burlingame Point	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$96,000,000 38.0% 4.72x 14.6%

A “Burlingame Point Trigger Period (Level 2)” will exist if (i) net operating income falls below $36,639,655 determined as of the first day of any fiscal quarter, until net operating income is equal to or exceeds the $36,639,655 determined as of the first day of any fiscal quarter thereafter, or (ii) if a Facebook Event (as defined below) has occurred until such Facebook Event is cured or the space leased to Facebook is re-tenanted in accordance with the loan documents and all associated costs have been paid or reserved with the lender, or (iii) if there is an event of default under any mezzanine loan, until such event of default is cured. A Burlingame Point Trigger Period under clause (i) will not result solely by reason of the initial free rent period under the Facebook lease. A “Facebook Event” means the occurrence of either of the following: (i) a monetary or material non-monetary event of default under the Facebook lease beyond any applicable grace or cure period or (ii) a bankruptcy or insolvency of Facebook.

Initial and Ongoing Reserves. At loan origination, the borrower deposited approximately $122,730,124 into a reserve for certain unfunded obligations, including rent abatement and credits, tenant improvements, property taxes and general contractor costs and retainage.

Tax Reserve - On each due date during the continuance of a Burlingame Point Trigger Period or the ARD Period, the borrower is required to fund 1/12 of the taxes that the lender reasonably estimates will be payable over the next-ensuing 12-month period.

Insurance Reserve - On each due date during the continuance of a Burlingame Point Trigger Period or the ARD Period, the borrower is required to fund 1/12 of the insurance premiums that the lender reasonably estimates will be payable over the next-ensuing 12-month period.

Ground Rents - On each due date during the continuance of a Burlingame Point Trigger Period or the ARD Period, the borrower is required to fund 1/12 of the ground rents due under the municipal lease with the State of California acting through the State Lands Commission (see “Municipal Lease” below) that the lender reasonably estimates will be payable during the next ensuing 12 months.

Unfunded Obligations - For so long as the amount of unfunded obligations is greater than zero, the lender is required to maintain an unfunded obligations reserve. The borrower is permitted, at its option, to deposit amounts into the unfunded obligations reserve for purposes including those set forth in the definition of “Burlingame Point Trigger Period (Level 2)” or any free rent under a replacement lease.

Capital Expenditures Reserve - On each due date during the continuance of a Burlingame Point Trigger Period or the ARD Period, if and to the extent the amount therein is less than $32,205, the borrower is required to fund a capital expenditure reserve in the amount of $1,342.

TI/LC Reserve - On each due date during a Burlingame Point Trigger Period or the ARD Period, the borrower is required to fund a tenant improvement and leasing commission reserve in the amount of $100,640.

Excess Cash Flow Reserve - During any Burlingame Point Trigger Period (Level 2) only, the lender is required to reserve any excess cash flow (subject to a cap of $40,255,900 if no event of default is continuing (the “Cap Amount”)) after payment of operating expenses and capital expenditures, debt service, Burlingame Point Mezzanine Loan debt service (other than Burlingame Point Mezzanine Loan principal after the ARD) and the reserves described above. Unless an event of default is continuing, but not more than once per month, the lender will make excess cash flow that has been reserved by the lender available to the borrower for payment of tenant improvements and leasing commissions in connection with a new lease or lease extension.

Current Mezzanine or Subordinate Indebtedness. Concurrently with the origination of the Burlingame Point Whole Loan, Athene Annuity and Life Company made a $130,000,000 mezzanine loan (the “Burlingame Point Mezzanine Loan”) to the sole member of the borrower, which is secured by the sole member’s ownership interest in the borrower. The maturity date of the Burlingame Point Mezzanine Loan is July 6, 2030 and the Burlingame Point Mezzanine Loan accrues interest at a fixed per annum rate equal to 4.50000%. The Burlingame Point Mezzanine Loan has a three-year interest only period, after which the Burlingame Point Mezzanine Loan amortizes on a schedule that fully amortizes the Burlingame Point Mezzanine Loan by its maturity date. During any Burlingame Point Trigger Period, the mezzanine borrower will be required to reserve in the mezzanine-level excess cash flow reserve all excess cash flow after payment of interest under the Burlingame Point Whole Loan and the Burlingame Point Mezzanine Loan, approved operating expenses, and all other sums then due and payable under the Burlingame Point Whole Loan and the Burlingame Point Mezzanine Loan and all required reserves under the Burlingame Point Whole Loan (including during a Burlingame Point Trigger Period (Level 2), deposits into the Burlingame Point Whole Loan Excess Cash Flow Reserve up to the Cap Amount) (“Burlingame Point Mezzanine-Level Excess Cash”). Amounts contained in the mezzanine-level excess cash flow reserve may, at mezzanine borrower’s election, either (i) be held by mezzanine lender as additional collateral, (ii) provided no Burlingame Point Mezzanine Loan event of default is continuing, be applied toward operating expense shortfalls, or (iii) provided no Burlingame Point Mezzanine Loan or Burlingame Point Whole Loan event of default is continuing, be applied as prepayment of the Burlingame Point Mezzanine Loan (which prepayment will not require payment of yield maintenance). The lenders of the Burlingame Point Whole Loan and the Burlingame Point Mezzanine Loan entered into an intercreditor agreement that provides the mezzanine lender customary consent rights, cure rights and the right to purchase the defaulted mortgage loan. See “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in the Preliminary Prospectus.

A-3-11

300, 307, 311, 322, 333 Airport Boulevard Burlingame, California 94010	Collateral Asset Summary – Loan No. 1 Burlingame Point	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$96,000,000 38.0% 4.72x 14.6%

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

Municipal Lease. The California State Lands Commission leases to the borrower rights of way over three parcels that are adjacent to the Burlingame Point Property. Each parcel has been developed with certain public improvements, with respect to which the borrower has certain maintenance obligations. With respect to the third parcel, containing Fisherman’s Park, the borrower is seeking to amend the municipal lease to eliminate the borrower’s obligation to construct certain improvements on the Fisherman’s Park parcel prior to the expiration of the remaining lease term. With respect to the northern and eastern parcels, the Borrower is required to maintain certain improvements on the leased premises. With respect to the Fisherman’s Park parcel only, the borrower is obligated to maintain the Fisherman’s Park improvements during a 12-month maintenance warranty period. If the California State Lands Commission consents, then the borrower’s leasehold interest in these rights of way will become collateral for the Burlingame Point Whole Loan. These leasehold interests were given no value for purposes of underwriting and the appraised value.

A-3-12

Various	Collateral Asset Summary – Loan No. 2 Equus Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$95,000,000 37.8% 5.10x 14.0%

A-3-13

Various	Collateral Asset Summary – Loan No. 2 Equus Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$95,000,000 37.8% 5.10x 14.0%

A-3-14

Various	Collateral Asset Summary – Loan No. 2 Equus Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$95,000,000 37.8% 5.10x 14.0%

Mortgage Loan Information
Loan Seller(1):	GSMC
Loan Purpose:	Acquisition
Borrower Sponsor:	Southeast Industrial JV LLC
Borrowers(8):	Various
Original Balance(2):	$95,000,000
Cut-off Date Balance(2):	$95,000,000
% by Initial UPB:	9.7%
Interest Rate:	2.48380%
Payment Date:	9th of each month
First Payment Date:	May 9, 2021
Maturity Date:	April 9, 2028
Amortization:	Interest Only
Additional Debt(2):	$138,012,900 Pari Passu Debt; $154,000,000 B-Notes
Call Protection(6):	L(25), YM(52), O(7)
Lockbox / Cash Management:	Hard / Springing

Reserves
	Initial	Monthly	Cap
Taxes:	$0	Springing	NAP
Insurance:	$0	Springing	NAP
Replacement:	$0	Springing	NAP
TI/LC:	$0	Springing	$7,151,732
PILOT:	$0	Springing	NAP
Other(3):	$21,697,043	Springing	NAP
Property Information
Single Asset / Portfolio:	Portfolio of 33 Properties
Property Type:	Industrial
Collateral(4):	Fee Simple
Location:	Various
Year Built / Renovated:	Various / Various
Total Sq. Ft.:	5,959,157
Property Management:	BPG Management Company, L.P. and BPG Management Company-NC, LLC
Underwritten NOI(7):	$32,553,381
Underwritten NCF:	$29,949,790
Appraised Value(5):	$615,720,000
Appraisal Date:	2/19/21 – 3/31/21

Historical NOI
Most Recent NOI(7):	$25,929,865 (December 31, 2020)
2019 NOI:	$21,226,431 (December 31, 2019)
2018 NOI:	$21,046,296 (December 31, 2018)

Historical Occupancy
Most Recent Occupancy:	98.2% (Various)
2020 Occupancy:	98.6% (December 31, 2020)
2019 Occupancy:	95.0% (December 31, 2019)
2018 Occupancy:	95.8% (December 31, 2018)

Financial Information
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon(5)	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$95,000,000
Pari Passu Notes	$138,012,900
Total Senior Rate Notes	$233,012,900	$39 / $39	37.8% / 37.8%	5.55x / 5.10x	14.0% / 12.9%	14.0% / 12.9%
B-Notes	$154,000,000
Whole Loan	$387,012,900	$65 / $65	62.9% / 62.9%	2.66x / 2.45x	8.4% / 7.7%	8.4% / 7.7%
(1)	The Equus Industrial Portfolio Whole Loan (as defined below) was co-originated by Goldman Sachs Bank USA (“GSBI”), Morgan Stanley Bank, N.A (“MSBNA”), and Morgan Stanley Mortgage Capital Holdings LLC (“MSMCH”).

(2)	The Equus Industrial Portfolio Loan is part of the Equus Industrial Portfolio Whole Loan comprised of three senior pari passu promissory notes with an aggregate original principal balance and outstanding principal balance as of the Cut-off Date of $233,012,900 and 10 pari passu subordinate notes with an aggregate original principal balance and outstanding principal balance as of the Cut-off Date of $387,012,900. See “Whole Loan Summary” chart herein.

(3)	Other reserves consist of $18,819,523 into an earnout reserve and approximately $2,877,520 into a reserve for certain unfunded obligations, including free rent, gap rent, tenant improvements, leasing commissions, landlord work and construction costs. See “Initial and Ongoing Reserves” herein.

(4)	In connection with a payment in lieu of taxes arrangement, the fee simple interests in the 1115 Vaughn Parkway property and the 1125 Vaughn Parkway property were conveyed to a local industrial development authority (the “IDA”), and ground leased back to the related borrower. The IDA subjected its fee simple interest to the mortgage on the related properties, and accordingly such properties are shown as fee simple herein. See the “PILOT Agreements” section herein for further details on the ground leases entered into in connection with the PILOT program.

(5)	Unless otherwise indicated, the Cut-off Date LTV Ratio is calculated utilizing the “as-is” appraised value (which in certain cases may reflect a portfolio premium valuation). With respect to the mortgage loan the respective Cut-off Date LTV Ratio was calculated based upon a valuation other than an “as-is” value of each related mortgaged property. The weighted average Cut-off Date LTV Ratio for the mortgage pool without making any adjustments is 39.9%. According to the appraisals the Equus Industrial Portfolio Properties had an aggregate “as-is” portfolio appraised value, inclusive of an approximately 5.5% portfolio premium of $32,330,000 as of March 31, 2021. The aggregate “as-is” value of the Equus Portfolio Properties without the portfolio premium is $583,390,000.

(6)	In connection with the release of the Lot 11 property, the Equus Industrial Portfolio Whole Loan may be prepaid in an amount equal to the applicable release price at any time after the end of the lockout period. Such prepayment must be accompanied by a yield maintenance premium, if made prior to the open period.

(7)	The increase from Most Recent NOI ($) to Underwritten NOI ($) is primarily attributable to new tenant leasing including but not limited to International Charter School of Atlanta, ProPack, Johnson Controls, and Peleman, which contributed approximately $4.7 million in 2020 yearend. During 2018, the property count was 30, while in 2019 and 2020, the property count was 31. There are currently 33 underwritten properties.

(8)	See “The Borrowers” section herein.

A-3-15

Various	Collateral Asset Summary – Loan No. 2 Equus Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$95,000,000 37.8% 5.10x 14.0%

The Loan. The mortgage loan (the “Equus Industrial Portfolio Loan”) is part of a whole loan (the “Equus Industrial Portfolio Whole Loan”) comprised of three senior pari passu promissory notes with an aggregate original principal balance and outstanding principal balance as of the Cut-off Date of $233,012,900 (the “Equus Industrial Portfolio Senior Loan”) and ten pari passu subordinate notes with an aggregate original principal balance and outstanding principal balance as of the Cut-off Date of $154,000,000 (the “Equus Industrial Portfolio Subordinate Loan”). The Equus Industrial Portfolio Whole Loan has an aggregate outstanding principal balance as of the Cut-off Date of $387,012,900 and is secured by a first deed of trust encumbering the borrowers’ fee simple interests in 33 industrial properties located in Virginia, Tennessee, West Virginia and Georgia (the “Equus Industrial Portfolio Properties”). The Equus Industrial Portfolio Loan (evidenced by non-controlling Note A-1-A), having an outstanding principal balance as of the Cut-off Date of $95,000,000, is being contributed to the Benchmark 2021-B26 transaction. The Equus Industrial Portfolio Subordinate Loan will not be an asset of the Issuing Entity.

The Equus Industrial Portfolio Whole Loan was co-originated by Goldman Sachs Bank USA (“GSBI”), Morgan Stanley Bank, N.A., (“MSBNA”), and Morgan Stanley Mortgage Capital Holdings LLC (“MSMCH”) on April 8, 2021. The Equus Industrial Portfolio Whole Loan has a scheduled maturity date of the due date in April 2028 (the “Maturity Date”). The Equus Industrial Portfolio Whole Loan has an interest rate per annum of 2.48380%. The borrower sponsor utilized the proceeds of the Equus Industrial Portfolio Whole Loan to purchase the Equus Industrial Portfolio Properties, fund upfront reserves and pay loan origination costs. The Equus Industrial Portfolio Whole Loan had an initial term of 84 months and has a remaining term of 83 months as of the Cut-off Date. The Equus Industrial Portfolio Whole Loan requires interest only payments during its term.

Following the earlier to occur of (i) April 8, 2024 and (ii) the first payment date following the second anniversary of the closing date of the securitization that includes the last note of the Equus Industrial Portfolio Whole Loan to be securitized (the “Lockout Expiration Date”), the Equus Industrial Portfolio Whole Loan may be prepaid in whole or in part (which partial prepayments may be in connection with the release of individual Equus Industrial Portfolio Properties as described under “Release of Collateral”) together with the payment of a yield maintenance premium if applicable. Voluntary prepayment of the Equus Industrial Portfolio Whole Loan without the payment of any prepayment premium is permitted on or after the due date occurring in October 2027.

The table below summarizes the promissory notes that comprise the Equus Industrial Portfolio Whole Loan. The relationship between the holders of the Equus Industrial Portfolio Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—Equus Industrial Portfolio Whole Loan” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-A	$95,000,000	$95,000,000	Benchmark 2021-B26	No(1)
A-1-B	68,109,030	68,109,030	GSBI(2)	No
A-2	69,903,870	69,903,870	MSB(2)	No
Senior Notes	$233,012,900	$233,012,900
B-1-A	$43,400,000	$43,400,000	Prima Mortgage Investment Trust, LLC	Yes(1)
B-1-B	43,400,000	43,400,000	New York State Teachers’ Retirement System	No
B-1-C	8,750,000	8,750,000	Wilton Reassurance Company	No
B-1-D	8,750,000	8,750,000	Highmark, Inc.	No
B-1-E	3,500,000	3,500,000	Wilcac Life Insurance Company	No
B-2-A	18,600,000	18,600,000	Prima Mortgage Investment Trust, LLC	No
B-2-B	18,600,000	18,600,000	New York State Teachers’ Retirement System	No
B-2-C	3,750,000	3,750,000	Wilton Reassurance Company	No
B-2-D	3,750,000	3,750,000	Highmark, Inc.	No
B-2-E	1,500,000	1,500,000	Wilcac Life Insurance Company	No
Whole Loan	$387,012,900	$387,012,900
(1)	Pursuant to the related co-lender agreement, the holder of Note B-1-A is the controlling noteholder unless a “control appraisal period” has occurred and is continuing under the co-lender agreement, in which case Note A-1-A will become the controlling noteholder.

(2)	Expected to be contributed to one or more future securitizations.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Loan Amount	$233,012,900	38.3%	Purchase Price	$585,904,000	96.3%
Subordinate Loan Amount	154,000,000	25.3	Upfront Reserves	21,697,043	3.6
Borrower Sponsor Equity	221,576,744	36.4	Origination Costs	988,601	0.2
Total Sources	$608,589,644	100.0%	Total Uses	$608,589,644	100.0%

A-3-16

Various	Collateral Asset Summary – Loan No. 2 Equus Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$95,000,000 37.8% 5.10x 14.0%

The Borrowers. The borrowers are SE Georgia Property Owner LLC, SE VA Interstate 81 Property Owner LLC, SE VA Suffolk Property Owner LLC and SE Tennessee Property Owner LLC, each a Delaware limited liability company. The borrower sponsor under the Equus Industrial Portfolio Whole Loan is Southeast Industrial JV LLC, a Delaware limited liability company and joint venture between affiliates of Equus Capital Partners, Ltd. and one or more affiliates of AIG Global Real Estate Investment Corp. The non-recourse carveout guarantors are Equus Capital Partners, Ltd., a Pennsylvania limited partnership and AIG Global Real Estate Investment Corp., a Delaware corporation (each a “Guarantor and collectively, the “Guarantors”); however, the Guarantors will have no liability except with respect to voluntary bankruptcy filings and collusive involuntary bankruptcy filings, nor are the Guarantors obligors under the related environmental indemnity agreement. Notwithstanding the foregoing, the Guarantors provided a completion guaranty in respect of remaining costs to complete work, including tenant improvements, at the Lot 11 mortgaged property.

The Properties. The Equus Industrial Portfolio Properties consist of 33 industrial properties totaling approximately 6.0 million sq. ft. located throughout four states, including Virginia (51.4% of total net rentable area, 47.6% of U/W Base Rent) Tennessee (22.4% of total net rentable area, 14.7% of U/W Base Rent), Georgia (20.2% of NRA; 32.6% of U/W Base Rent) and West Virginia (6.0% of NRA; 5.2% of U/W Base Rent). On a property level, no single Equus Industrial Portfolio Property comprises more than 8.2% of the allocated loan amount or more than 8.7% of the U/W Base Rent.

As of March 1, 2021, the Equus Industrial Portfolio was 98.2% leased to 79 tenants with no single tenant accounting for more than 8.9% of the Equus Industrial Portfolio’s net rentable area. The Equus Industrial Portfolio’s ten largest tenants comprise 65.1% of net rentable area and 57.8% of the U/W Base Rent. The top three tenants in the Equus Industrial Portfolio are XPO Logistics, California Cartage Company, and Ace Hardware, and they comprise 25.5% of total net rentable area and 25.1% of U/W Base Rent.

COVID-19 Update. With respect to the Equus Industrial Portfolio Properties, four tenants (8.5% of NRA and 7.8% of underwritten rent) received rent relief ranging from three months to six months of rent deferment in relation to the COVID-19 pandemic. With respect to the 1335 Northmeadow Parkway property, the tenant Noble 1 (0.2% of NRA; 0.5% of underwritten rent) is currently in default and is not occupying the premises. A payment plan was put in place with each tenant to repay the deferred rent amounts. The first debt service payment on the Equus Industrial Portfolio Loan is due in May 2021 and, as of April 28, 2021, the Equus Industrial Portfolio Mortgage Loan is not subject to any forbearance, modification or debt service relief request.

Tenant Summary(1)
Tenant	Property Name	Ratings (Moody’s/Fitch/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent Per Sq. Ft.	% of Total U/W Base Rent	Lease Expiration
California Cartage Company	Various	NR / NR / NR	516,180	8.7%	$8.18	12.6%	Various(3)
XPO Logistics	Various	Ba3 / NR / BB	528,420	8.9%	$3.99	6.3%	Various(4)
Ace Hardware	1006 CenterPoint Drive	NR / NR / NR	475,020	8.0%	$4.40	6.2%	10/31/2027
Geodis	Graystone – Snowdon Bridge	NR / NR / NR	348,500	5.8%	$5.09	5.3%	3/31/2026
Procter & Gamble	261 Development Drive	Aa3 / NR / AA-	356,700	6.0%	$4.84	5.2%	3/31/2024
Massimo Zanetti Beverages USA	Lot 11 (MZB – Set Sails)	NR / NR / NR	350,000	5.9%	$4.56	4.8%	9/30/2036(5)
Friant and Associates	1010 CenterPoint Drive	NR / NR / NR	357,000	6.0%	$4.45	4.7%	6/30/2025
Emser Tile	Various	NR / NR / NR	409,357	6.9%	$3.79	4.6%	Various(6)
Rubbermaid	75 Tyson Drive	NR / NR / NR	287,000	4.8%	$5.09	4.4%	1/31/2026
Home Depot	40 Tyson Drive	A2 / A / A	250,305	4.2%	$5.05	3.8%	12/31/2026
Total / Wtd. Avg. Major Tenants			3,878,482	65.1%	$5.00	57.8%
Remaining Tenants			1,975,146	33.1%	$7.16	42.2%
Total / Wtd. Avg. Occupied			5,853,628	98.2%	$5.73	100.0%
Vacant Space			105,529	1.8%
Total			5,959,157	100.0%
(1)	% of Total U/W Base Rent and U/W Base Rent per Sq. Ft. are based on the underwritten rent roll dated as of March 1, 2021.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	California Cartage Company occupies (i) 130,860 sq. ft. at the 3516 South Military Highway property with a lease expiration date of November 30, 2021 and (ii) 385,320 sq. ft. at the 375 Kenyon Road property with a lease expiration date of September 30, 2022.

(4)	XPO Logistics occupies (i) 312,000 sq. ft. at the 1125 Vaughn Parkway property with a lease expiration date of November 30, 2023 and (ii) 216,420 sq. ft. at the 1115 Vaughn Parkway property with a lease expiration date of June 30, 2024.

(5)	The Lot 11 property is still under construction, and the sole tenant, Massimo Zanetti Beverages USA (“MZB”) is not yet in occupancy. MZB has the right to terminate its lease if the project work required by the lease is not substantially complete by June 1, 2022. MZB is not required to pay rent until the lease commences, which will occur on the later of December 1, 2021 and the date the project work is substantially completed, and is entitled to three months of free rent following such commencement date. In addition, if the project work is not substantially completed by December 1, 2021, or the tenant’s right to access the improvements occurs later than 60 days following July 1, 2021, the tenant’s free rent period will be extended for such delay. Gap and free rent was not reserved for, but is required to be retained from amounts in the related earnout reserve.

(6)	Emser Tile occupies (i) 8,136 sq. ft. at the 250 Hembree Park Drive property with a lease expiration date of January 31, 2022 and (ii) 401,221 sq. ft. at the 1020 Centerpoint Drive property with a lease expiration date of July 18, 2024.

A-3-17

Various	Collateral Asset Summary – Loan No. 2 Equus Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$95,000,000 37.8% 5.10x 14.0%

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent Per Sq. Ft.(3)	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM & 2021	9	222,074	3.7%	222,074	3.7%	$10.10	6.7%	6.7%
2022	11	586,046	9.8%	808,120	13.6%	$8.50	14.9%	21.6%
2023	15	598,523	10.0%	1,406,643	23.6%	$4.89	8.7%	30.3%
2024	17	1,181,017	19.8%	2,587,660	43.4%	$4.92	17.3%	47.6%
2025	18	938,140	15.7%	3,525,800	59.2%	$5.73	16.0%	63.6%
2026	5	916,675	15.4%	4,442,475	74.5%	$5.26	14.4%	78.0%
2027	9	712,794	12.0%	5,155,269	86.5%	$5.68	12.1%	90.1%
2028	3	72,924	1.2%	5,228,193	87.7%	$10.67	2.3%	92.4%
2029	0	0	0.0%	5,228,193	87.7%	$0.00	0.0%	92.4%
2030	2	272,000	4.6%	5,500,193	92.3%	$3.47	2.8%	95.2%
2031	0	0	0.0%	5,500,193	92.3%	$0.00	0.0%	95.2%
2032 &Thereafter	2	353,435	5.9%	5,853,628	98.2%	$4.52	4.8%	100.0%
Vacant	NAP	105,529	1.8%	5,959,157	100.0%	NAP	NAP	NAP
Total / Wtd. Avg.	91	5,959,157	100.0%			$5.73	100.0%
(1)	Annual U/W Base Rent Per Sq. Ft, % U/W Base Rent Rolling, and Cumulative % of U/W Base Rent are based on the underwritten rent roll dated as of March 1, 2021.

(2)	Certain tenants may have lease termination options that are not reflected in the Lease Rollover Schedule.

(3)	Annual U/W Base Rent Per Sq. Ft. excludes vacant space.

Portfolio Summary – Top 20(1)
Property Name	City, State	Property Sub-Type	Year Built / Renovated	Sq. Ft.	Clear Height	Occupancy	% of Allocated Loan Amount	% of Total U/W Base Rent
375 Kenyon Road	Suffolk, VA	Warehouse/Distribution	2008 / NAP	385,320	32	100.0%	8.2%	8.7%
1006 CenterPoint Drive	Suffolk, VA	Warehouse/Distribution	2011 / 2017	475,020	32	100.0%	7.2%	6.2%
1125 Vaughn Parkway	Portland, TN	Warehouse/Distribution	2004 / NAP	504,000	32	100.0%	5.8%	5.4%
261 Development Drive	Inwood, WV	Warehouse/Distribution	2019 / NAP	356,700	32	100.0%	5.8%	5.2%
Graystone - Snowden Bridge	Stephenson, VA	Warehouse/Distribution	2020 / NAP	348,500	32	100.0%	5.7%	5.3%
1010 Centerpoint Drive	Suffolk, VA	Warehouse/Distribution	2015 / NAP	357,000	32	100.0%	5.7%	4.7%
Lot 11	Suffolk, VA	Warehouse/Distribution	2021 / NAP	350,000	32	100.0%	5.6%	4.8%
40 Tyson Drive	Winchester, VA	Warehouse/Distribution	2016 / NAP	330,497	32	100.0%	5.6%	5.2%
1020 Centerpoint Drive	Suffolk, VA	Warehouse/Distribution	2017 / NAP	401,221	32	100.0%	5.5%	4.4%
75 Tyson Drive	Winchester, VA	Warehouse/Distribution	2018 / NAP	287,000	32	100.0%	4.8%	4.4%
1042 Fred White Boulevard	Portland, TN	Warehouse/Distribution	2003 / NAP	312,000	32	100.0%	3.6%	3.2%
3516 South Military Highway	Chesapeake, VA	Warehouse/Distribution	2007 / NAP	130,860	24	100.0%	3.6%	3.9%
104 Challenger Drive	Portland, TN	Warehouse/Distribution	1996 / NAP	300,000	24-32	100.0%	3.2%	3.2%
1115 Vaughn Parkway	Portland, TN	Warehouse/Distribution	2007 / NAP	216,420	32	100.0%	3.1%	2.9%
1335 Northmeadow Parkway	Roswell, GA	Flex	1996 / NAP	88,784	14	91.9%	2.3%	2.9%
250 Hembree Park Drive	Roswell, GA	Flex	1996 / NAP	94,500	26	100.0%	1.9%	2.4%
660 Hembree Parkway	Roswell, GA	Flex	1998 / NAP	94,500	22	100.0%	1.9%	2.4%
11820 Wills Road	Alpharetta, GA	Flex	1987 / NAP	103,892	24	100.0%	1.8%	2.1%
1325 Northmeadow Parkway	Roswell, GA	Flex	1990 / NAP	70,050	14	66.7%	1.8%	1.8%
11545 Wills Road	Alpharetta, GA	Flex	1998 / NAP	71,140	14	72.0%	1.7%	2.5%
Subtotal				5,277,404			84.6%	81.5%
Remaining Properties				681,753			15.4%	18.5%
Total				5,959,157			100.0%	100.0%
(1)	% of Total U/W Base Rent is based on the underwritten rent roll dated as of March 1, 2021.

A-3-18

Various	Collateral Asset Summary – Loan No. 2 Equus Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$95,000,000 37.8% 5.10x 14.0%

Property Sub-Type Summary(1)
Property Sub-Type	# of Properties	Sq. Ft.	% of Total	Occupancy	Allocated Loan Amount	% of Total	U/W Base Rent	% of Total
Flex	19	1,204,619	20.2%	91.2%	$25,429,372	26.8%	10,918,402	32.6%
Warehouse/Distribution	14	4,754,538	79.8%	100.0%	$69,570,628	73.2%	22,604,266	67.4%
Total / Wtd. Avg.	33	5,959,157	100.0%	98.2%	$95,000,000	100.0%	33,522,668	100.0%
(1)	U/W Base Rent, and % of Total U/W Base Rent are based on the underwritten rent roll dated as of March 1, 2021.

Environmental Matters. According to the Phase I environmental reports dated various dates in March 2021, there was no evidence of any recognized environmental conditions at the Equus Industrial Portfolio Properties.

The Market. The Equus Industrial Portfolio Properties are located throughout four states which consist of the following by sq. ft.: Virginia (51.4% of NRA; 47.6% of U/W Base Rent), Tennessee (22.4% of NRA; 14.7% of U/W Base Rent), Georgia (20.2% of NRA; 32.6% of U/W Base Rent), and West Virginia (6.0% of NRA; 5.2% of U/W Base Rent).

Geographic Summary(1)
State	# of Properties	Sq. Ft.	% of Total	Occupancy	Allocated Loan Amount	% of Total	U/W Base Rent	% of Total
GA	19	1,204,619	20.2%	91.2%	$25,429,372	26.8%	$10,918,402	32.6%
TN	4	1,332,420	22.4%	100.0%	$14,831,436	15.6%	4,916,605	14.7%
VA	9	3,065,418	51.4%	100.0%	$49,270,001	51.9%	15,961,232	47.6%
WV	1	356,700	6.0%	100.0%	$5,469,191	5.8%	1,726,428	5.2%
Total	33	5,959,157	100.0%	98.2%	$95,000,000	100.0%	$33,522,668	100.0%
(1)	Based on the underwritten rent roll as of March 1, 2021.

Market Summary
Market	# of Properties	SF	% of Total	Allocated Loan Amount	% of Total	U/W Base Rent(1)	Occupancy	Market Rent Per SF(2)	Market Vacancy(2)
Hampton Roads	6	2,099,421	35.2%	$33,989,366	35.8%	$10,971,289	100.0%	$6.71	2.8%
Nashville	4	1,332,420	22.4%	$14,831,436	15.6%	$4,916,605	100.0%	$6.41	3.3%
Washington D.C.	4	1,322,697	22.2%	$20,749,826	21.8%	$6,716,371	100.0%	$9.40	10.6%
Atlanta	19	1,204,619	20.2%	$25,429,372	26.8%	$10,918,402	91.2%	$11.38	5.5%
Total / Wtd. Avg.	33	5,959,157	100.0%	$95,000,000	100.0%	$33,522,668	98.2%	$8.18	5.2%
(1)	U/W Base Rent is based on the underwritten rent roll dated as of March 1, 2021.

(2)	Source: Appraisal.

Top 20 Properties - Submarket Analysis(1)
Property Name	Allocated Loan Amount	% of Total	U/W Base Rent	% of Total	Market(2)	Submarket(2)	Submarket Rent Per Sq. Ft.(2)	Submarket Vacancy(2)
375 Kenyon Road	7,770,349	8.2%	$2,917,330	8.7%	Hampton Roads	South Suffolk	$3.75	4.2%
1006 CenterPoint Drive	6,824,667	7.2%	$2,089,939	6.2%	Hampton Roads	South Suffolk	$3.75	4.2%
1125 Vaughn Parkway	5,516,475	5.8%	$1,794,480	5.4%	Nashville	Robertson and Sumner Counties	$3.89	2.6%
261 Development Drive	5,469,191	5.8%	$1,726,428	5.2%	Washington D.C.	Berkeley County	$6.39	3.9%
Graystone - Snowden Bridge	5,421,907	5.7%	$1,773,238	5.3%	Washington D.C.	Frederick County	$5.48	3.6%
1010 Centerpoint Drive	5,406,145	5.7%	$1,588,056	4.7%	Hampton Roads	South Suffolk	$3.75	4.2%
Lot 11	5,358,861	5.6%	$1,596,000	4.8%	Hampton Roads	South Suffolk	$3.75	4.2%
40 Tyson Drive	5,327,338	5.6%	$1,754,815	5.2%	Washington D.C.	Frederick County	$5.48	3.6%
1020 Centerpoint Drive	5,248,532	5.5%	$1,476,032	4.4%	Hampton Roads	South Suffolk	$3.75	4.2%
75 Tyson Drive	4,531,390	4.8%	$1,461,890	4.4%	Washington D.C.	Frederick County	$5.48	3.6%
1042 Fred White Boulevard	3,388,692	3.6%	$1,063,814	3.2%	Nashville	Robertson and Sumner Counties	$3.89	2.6%
3516 South Military Highway	3,380,811	3.6%	$1,303,932	3.9%	Hampton Roads	Cavalier	$6.43	3.3%
104 Challenger Drive	3,010,419	3.2%	$1,073,600	3.2%	Nashville	Robertson and Sumner Counties	$3.89	2.6%
1115 Vaughn Parkway	2,915,851	3.1%	$984,711	2.9%	Nashville	Robertson and Sumner Counties	$3.89	2.6%
1335 Northmeadow Parkway	2,225,504	2.3%	$972,344	2.9%	Atlanta	N. Fulton/Forsyth County	$13.40	4.6%
250 Hembree Park Drive	1,814,132	1.9%	$798,074	2.4%	Atlanta	N. Fulton/Forsyth County	$13.40	4.6%
660 Hembree Parkway	1,795,218	1.9%	$797,751	2.4%	Atlanta	N. Fulton/Forsyth County	$13.40	4.6%
11820 Wills Road	1,706,955	1.8%	$703,876	2.1%	Atlanta	N. Fulton/Forsyth County	$13.40	4.6%
1325 Northmeadow Parkway	1,680,161	1.8%	$590,412	1.8%	Atlanta	N. Fulton/Forsyth County	$13.40	4.6%
11545 Wills Road	1,595,049	1.7%	$843,111	2.5%	Atlanta	N. Fulton/Forsyth County	$13.40	4.6%
Total	$80,387,647	84.6%	$27,309,834	81.5%
(1)	U/W Base Rent and % of Total U/W are based on the underwritten rent roll dated as of March 1, 2021.

(2)	Source: Appraisal.

A-3-19

Various	Collateral Asset Summary – Loan No. 2 Equus Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$95,000,000 37.8% 5.10x 14.0%

Cash Flow Analysis.

Cash Flow Analysis(1)
	2018	2019	2020	U/W	U/W PSF
Base Rent	$24,905,164	$23,840,576	$28,561,803	$33,522,668	$5.63
Contractual Rent Steps(2)	0	0	0	189,391	0.03
Value of Vacant Space	0	0	0	1,316,655	0.22
Gross Potential Rent(3)(4)	$24,905,164	$23,840,576	$28,561,803	$35,028,714	$5.88
Total Reimbursement Revenue	4,159,873	4,453,695	6,980,159	7,101,403	1.19
Other Income	162,525	136,729	103,445	81,780	0.01
Less: Bad Debt/Abatements	(1,465,300)	(498,994)	(1,056,366)	0	0.00
Less: Vacancy	0	0	0	(1,554,682)	(0.26)
Effective Gross Income	$27,762,262	$27,932,006	$34,589,041	$40,657,216	$6.82
Real Estate Taxes(5)	2,367,344	1,899,693	2,747,919	3,058,730	0.51
Insurance	499,475	568,378	1,112,753	1,025,348	0.17
Management Fees	892,686	1,048,625	1,358,736	1,219,716	0.20
Total Other Expenses(6)	$2,956,462	$3,188,881	$3,439,768	$2,800,040	$0.47
Total Operating Expenses	$6,715,966	$6,705,576	$8,659,176	$8,103,834	$1.36
Net Operating Income(3)	$21,046,296	$21,226,431	$25,929,865	$32,553,381	$5.46
TI/LC	0	0	0	1,709,718	0.29
Replacement Reserves	0	0	0	893,874	0.15
Net Cash Flow	$21,046,296	$21,226,431	$25,929,865	$29,949,790	$5.03
(1)	U/W Base Rent and U/W PSF Base Rent are based on the underwritten rent roll dated as of March 1, 2021. For avoidance of doubt, no COVID-19 specific adjustments have been incorporated in the lender U/W.

(2)	The U/W Contractual Rent Steps reflects the present value of contractual rent step increments through May 31, 2022.

(3)	The increase in Gross Potential Rent and Net Operating Income between 2020 and U/W is mainly due to (i) new leases that commenced in the beginning of 2021 totaling approximately $3,782,690 of rent, (ii) commercial rent abatements and concessions expiring, (iii) unrealized rent accounting for the Special T tenant lease that commences in the beginning of 2022 totaling approximately $250,439 and (iv) a reduction in other expenses of approximately $639,728.

(4)	U/W Gross Potential Rent is based on the underwritten rent roll dated as of March 1, 2021, and includes straight-line average rent on investment grade tenants that have rent increases occurring during the applicable term ($189,391) and grossed up vacant space ($1,316,655).

(5)	For the 1115 Vaughn Parkway and 1125 Vaughn Parkway properties, real estate taxes were underwritten based on the PILOT arrangements for such properties, which expire in 2027 and 2024, respectively. See “Description of the Mortgage Pool – Real Estate and Other Tax Considerations” in the Preliminary Prospectus.

(6)	Total Other Expenses include utilities, repairs and maintenance, janitorial, payroll and general and administrative expenses.

Property Management. The Equus Industrial Portfolio Property is managed by BPG Management Company, L.P., and BPG Management Company-NC, LLC.

Initial and Ongoing Reserves. At loan origination, the borrowers deposited $18,819,523 into an earnout reserve and $2,877,520 into a reserve for certain unfunded obligations, including free rent, gap rent, tenant improvements, leasing commissions, landlord work and construction costs.

Tax Reserve - On each due date during the continuance of an Equus Industrial Portfolio Trigger Period, the borrowers are required to fund 1/12 of the taxes that the lender reasonably estimates will be payable over the next ensuing 12-month period.

Insurance Reserve - On each due date during the continuance of a Equus Industrial Portfolio Trigger Period, the borrowers are required to fund 1/12 of the insurance premiums that the lender reasonably estimates will be payable over the next ensuing 12-month period.

Insurance Reserve - On each due date during the continuance of a Equus Industrial Portfolio Trigger Period, the borrowers are required to fund 1/12 of the insurance premiums that the lender reasonably estimates will be payable over the next ensuing 12-month period.

PILOT Reserve – On each due date during the continuance of a Equus Industrial Portfolio Trigger Period, the borrowers are required to fund 1/12 of the PILOT payments that the lender reasonably estimates will be payable over the next ensuing 12-month period.

Capital Expenditures Reserve - On each due date during the continuance of an Equus Industrial Portfolio Trigger Period, the borrowers are required to fund a capital expenditure reserve in the amount of $74,489.46.

TI/LC Reserve - On each due date during an Equus Industrial Portfolio Trigger Period, the borrowers are required to fund a tenant improvement and leasing commission reserve in the amount of $198,638.57 (subject to a cap equal to the product of (x) $1.20 multiplied by (y) the aggregate number of rentable square feet then contained in the Equus Industrial Portfolio Properties).

A “Equus Industrial Portfolio Trigger Period” means each period (a) beginning when the debt yield determined as of the last day of any fiscal quarter is less than 6.0% and ending when the debt yield, determined as of the last day of each of two consecutive fiscal quarters thereafter, is equal to or greater than 6.0% and (b) beginning when the financial reports required under the Equus Industrial Portfolio Whole Loan documents are not delivered to the lender as and when required (subject to any applicable notice and cure periods) and ending when such reports are delivered and they indicate, in fact, that no Equus Industrial Portfolio Trigger Period is ongoing.

A-3-20

Various	Collateral Asset Summary – Loan No. 2 Equus Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$95,000,000 37.8% 5.10x 14.0%

Earnout Reserve – Provided that no event of default under the Equus Industrial Portfolio Whole Loan is continuing, at any time prior to April 8, 2024, upon satisfaction of the Earnout Release Conditions (as defined below), the lender will be required to release the funds in the earnout reserve, less (i) the amount of any remaining free rent to which the Lot 11 Tenant is entitled under its lease, (ii) the amount of any termination fees that are actually payable to any Lot 11 Tenant on account of the termination of its lease and (iii) 125% of the remaining cost to complete the Lot 11 punchlist items, to the borrowers on the due date following satisfaction of the Earnout Release Conditions. If at any time prior to April 8, 2024 (1) the Current Lot 11 Lease is terminated, modified or otherwise is no longer in full force and effect, (2) the borrowers have deposited with the lender the amounts specified in the Equus Industrial Portfolio Whole Loan documents (such that the earnout reserve contains the Release Price (as defined below) for the Lot 11 mortgaged property) and (3) the Earnout Release Conditions have been satisfied but for the condition in clause (vi) of the definition thereof, then the lender will be required, at the borrowers’ option, to release to the borrowers a portion of the earnout reserve in an amount sufficient to achieve a Lot 11 Debt Yield equal to or greater than 7.17% (with the Lot 11 Debt Yield equaling, for purposes of this sentence, the percentage obtained by dividing the Lot 11 Projected NOI by the amount of the earnout reserve to be so released). If, subsequently, at any time prior to April 8, 2024, the Lot 11 Debt Yield equals or exceeds 7.17%, the balance of the earnout reserve, less the amounts in clauses (i) – (iii) above, will be required to be released to the borrowers. Notwithstanding the foregoing, if the Earnout Release Conditions have been satisfied but for the condition in clause (vi) of the definition thereof, at such time as (i) the Lot 11 Projected NOI is equal to or greater than $1,596,000, (ii) all free rent and/or gap rent to which the Lot 11 Tenant under its lease is entitled has burned off and (iii) all Lot 11 punchlist items are complete, any amounts then remaining in the earnout reserve will be required to be released to the borrowers.

“Earnout Release Conditions” means each of the following: (i) substantial completion of the Lot 11 project work; (ii) the Lot 11 Tenant has accepted its space and has delivered an estoppel certificate, (iii) 125% of the remaining cost to complete the Lot 11 punchlist items has been reserved with the lender; (iv) the amount of any remaining free rent or gap rent under the Lot 11 Tenant’s lease has been reserved with the lender; (v) there is no default by the Guarantors under the completion guaranty; (vi) either (x) MZB’s lease in place as of the origination date (the “Current Lot 11 Lease”) is in full force and effect and has not been amended or modified from the Current Lot 11 Lease (other than non-material amendments or modifications that do not impact the key terms of the Current Lot 11 Lease (economic or otherwise)) or (y) the Lot 11 Debt Yield is equal to or greater than 7.17%; and (vii) the borrowers’ obligation to pay the purchase price of the Lot 11 property net of certain offsets and certain funds escrowed pursuant to an escrow agreement among the borrower, the property seller and a title company has been satisfied (or will be satisfied simultaneously with the release of such portion of the earnout reserve).

“Lot 11 Tenant” means (i) MZB or (ii) any replacement tenant or tenants under a replacement lease.

“Lot 11 Debt Yield” means, as of any date of determination, the percentage obtained by dividing (x) the Lot 11 Projected NOI by (y) $22,260,000.

“Lot 11 Projected NOI” means, as of any date of determination, (x) the projected operating income from the Lot 11 mortgaged property for the succeeding 12-month period, calculated to include the aggregate annualized rent (including reimbursements) projected to be received by the borrowers over the succeeding 12 month period from the Lot 11 Tenant on account of its lease, including any free rent to the extent the amount of such free rent is actually deposited into the prepaid rent reserve as of such date of determination, minus (y) the projected operating expenses for the Lot 11 mortgaged property for such period, in each case as reasonably determined by the lender.

Lockbox and Cash Management. The Equus Industrial Portfolio Whole Loan is structured with a hard lockbox and springing cash management. The borrower was required to deliver tenant direction letters to all tenants of the Equus Industrial Portfolio Properties to directly deposit all rents into a lender-controlled lockbox account. In addition, the borrowers are required to cause all cash revenues relating to the Equus Industrial Portfolio Properties and all other money received by the borrowers or the property manager with respect to the Equus Industrial Portfolio Properties (other than tenant security deposits) to be deposited into such lockbox account or a lender-controlled cash management account within three business days of receipt thereof. On each business day that no Equus Industrial Portfolio Trigger Period, or event of default under the Equus Industrial Portfolio Whole Loan is continuing, all funds in the lockbox account are required to be swept into a borrower-controlled operating account. On each business day that an Equus Industrial Portfolio Trigger Period or event of default under the Equus Industrial Portfolio Whole Loan is continuing, all funds in the lockbox account are required to be swept into the cash management account.

During the continuance of an Equus Industrial Portfolio Trigger Period or an event of default under the Equus Industrial Portfolio Whole Loan, all amounts on deposit in the cash management account after payment of debt service, required reserves and budgeted operating expenses are required to be deposited into an excess cash flow reserve account as additional collateral for the Equus Industrial Portfolio Whole Loan.

PILOT Agreements. The 1115 Vaughn Parkway and 1125 Vaughn mortgaged properties (collectively, 12.1% of total net rentable area, 7.7% of U/W Base Rent), are each subject to a payment-in-lieu of taxes (“PILOT”) agreement.  In order to obtain the benefit of such PILOT agreements, the fee interest in each such mortgaged property was conveyed to the Industrial Development Board of the City of Springfield, Tennessee (the “IDA”) and ground leased back to the related borrower. With respect to the 1115 Vaughn Mortgaged Property, the ground lease expires on March 31, 2027. The related PILOT provides for a 40% abatement in real estate taxes through March 31, 2027.  According to the related appraisal, projected abated annual real estate taxes are $43,860 through 2022 and $50,439 through the expiration of the abatement, and projected unabated real estate taxes in 2028 are $96,675.  With respect to the 1125 Vaughn Parkway

A-3-21

Various	Collateral Asset Summary – Loan No. 2 Equus Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$95,000,000 37.8% 5.10x 14.0%

mortgaged property, the ground lease expires on June 20, 2025. The related PILOT provides for a 40% abatement in real estate taxes through June 20, 2025.  According to the related appraisal, projected abated annual real estate taxes are $100,320 through 2022 and $115,368 through the expiration of the abatement, and projected unabated real estate taxes in 2025 are $192,280.  The related borrower has the option to repurchase the fee interest in the related mortgaged property from the IDA upon the expiration of the PILOT arrangement for a nominal fee, and is obligated under the loan documents to exercise such option. In addition, the IDA signed a joinder to the related mortgage. Taxes were underwritten at $3,058,730.

Current Mezzanine or Subordinate Indebtedness. The Equus Industrial Portfolio Subordinate Loan, with an outstanding principal balance as of the Cutoff Date of $154.0 million, accrues interest at a rate of 4.07000% per annum. The Equus Industrial Portfolio Subordinate Loan has an 84-month term and is interest only for the full term. For additional information, see “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan—Equus Industrial Portfolio Whole Loan” in the Preliminary Prospectus.

Permitted Future Mezzanine or Subordinate Secured Indebtedness. Not permitted.

Release of Collateral. In connection with a sale or transfer of an individual property, the borrowers may obtain the release of an individual property or properties from the lien of the Equus Industrial Portfolio Whole Loan after the lockout expiration date, upon prepayment of the applicable Release Price (as defined below) for the property or properties being released, together with, if prior to the open period, a yield maintenance premium, and satisfaction of the conditions set forth in the loan documents, including but not limited to: (a) the debt yield after giving effect to such release is at least the greater of (x) 8.11% and (y) the debt yield immediately prior to such release and (b) no event of default under the loan documents has occurred and is continuing. In addition to the foregoing, no partial release will be permitted unless the lender determines that the value of the remaining properties (in the lender’s reasonable discretion based on a commercially reasonable valuation method permitted to a REMIC trust and which will exclude the value of personal property or going concern value, if any) is at least 80% of the Equus Industrial Portfolio Whole Loan’s adjusted issue price. The borrowers may make an additional prepayment of the Equus Industrial Portfolio Whole Loan in order to satisfy the foregoing REMIC test. Notwithstanding the foregoing, the borrowers may obtain the release of the Lot 11 property at any time, without regard to the lockout period and the other conditions above, provided that the REMIC test must be satisfied, upon prepayment of the applicable release price together with, if prior to the open period, a yield maintenance premium.

“Release Price” means, with respect to each Equus Industrial Portfolio Property, the product of (x) its allocated loan amount multiplied by (y) the applicable Release Percentage.

“Release Percentage” means 110% until such time as the principal balance of the Equus Industrial Portfolio Whole Loan has been reduced to 90% of the principal amount, 115% until such time as the principal balance of the Equus Industrial Portfolio Whole Loan has been reduced to 80% of the original amount, and 125% thereafter; provided, that notwithstanding the foregoing, in the case of any property release that is not in connection with an arms’-length sale to an unaffiliated third party, the Release Percentage will be 125%. For avoidance of doubt, more than one Release Percentage may apply to the release of a single property in connection with an arms’-length sale to an unaffiliated third party.

Terrorism Insurance. The borrowers are required to maintain terrorism insurance in an amount equal to the full replacement cost of the Equus Industrial Portfolio Properties, as well as 24 months of rental loss and/or business interruption coverage, together with a 6-month extended period of indemnity following restoration. If TRIPRA or a subsequent statute is no longer in effect, then the borrowers’ requirement will be capped at insurance premiums equal to two times the amount of the insurance premium payable in respect of the Equus Industrial Portfolio Properties and business interruption/rental loss insurance required under the related loan documents. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

A-3-22

300 Pine Street Seattle, WA 98101	Collateral Asset Summary – Loan No. 3 Amazon Seattle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$93,000,000 35.1% 4.27x 13.1%

A-3-23

300 Pine Street Seattle, WA 98101	Collateral Asset Summary – Loan No. 3 Amazon Seattle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$93,000,000 35.1% 4.27x 13.1%

A-3-24

300 Pine Street Seattle, WA 98101	Collateral Asset Summary – Loan No. 3 Amazon Seattle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$93,000,000 35.1% 4.27x 13.1%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Acquisition
Borrower Sponsor:	KKR Real Estate Select Trust Inc.
Borrower:	KRE 300 Pine Owner LLC
Original Balance(1):	$93,000,000
Cut-off Date Balance(1):	$93,000,000
% by Initial UPB:	9.5%
Interest Rate:	3.004833%
Payment Date:	6th of each month
First Payment Date:	May 6, 2021
Anticipated Repayment Date(2):	April 6, 2030
Final Maturity Date(2):	May 6, 2033
Amortization(2):	Interest Only – ARD
Additional Debt(3):	$141,900,000 Pari Passu Debt; $155,100,000 Subordinate Debt; $65,000,000 Mezzanine Loan
Call Protection(4):	L(24), YM1(1), DorYM1(76), O(7)
Lockbox / Cash Management:	Hard / Springing

Reserves(5)
	Initial	Monthly	Cap
Taxes:	$0	Springing	NAP
Insurance:	$0	Springing	NAP
Capital Expenditure:	$0	Springing	NAP
TI/LC:	$16,421,411	Springing	$58,080,900
Other(6):	$5,572,775	Springing	NAP
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	CBD Office
Collateral:	Fee Simple
Location:	Seattle, WA
Year Built / Renovated:	1929 / 2017 – 2021
Total Sq. Ft.:	774,412
Property Management:	Urban Renaissance Property Company LLC
Underwritten NOI:	$30,783,017
Underwritten NCF:	$30,550,788
Appraised Value(7):	$670,000,000
Appraisal Date(7):	March 4, 2021

Historical NOI(8)
Most Recent NOI:	NAV
2020 NOI:	NAV
2019 NOI:	NAV
2018 NOI:	NAV

Historical Occupancy(8)
Most Recent Occupancy:	92.2% (March, 31, 2021)
2020 Occupancy:	NAV
2019 Occupancy:	NAV
2018 Occupancy:	NAV

Financial Information(1)(2)(3)(7)(9)
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$93,000,000
Pari Passu Notes	$141,900,000
Total Senior Notes	$234,900,000	$303 / $303	35.1% / 35.1%	4.30x / 4.27x	13.1% / 13.0%	13.1% / 13.0%
B Note	$155,100,000
Whole Loan	$390,000,000	$504 / $504	58.2% / 58.2%	2.59x / 2.57x	7.9% / 7.8%	7.9% / 7.8%
Mezzanine Loan	$65,000,000
Total Debt	$455,000,000	$588 / $588	67.9% / 67.9%	1.94x / 1.92x	6.8% / 6.7%	6.8% / 6.7%
(1)	The Amazon Seattle Loan (as defined below) is part of the Amazon Seattle Whole Loan (as defined below) evidenced by five senior pari passu notes and one subordinate note, with an aggregate outstanding principal balance as of the Cut-off Date of $390.0 million. The borrower obtained a $65.0 million mezzanine loan from Deutsche Bank AG, New York Branch at loan origination (the “Amazon Seattle Mezzanine Loan,” together with the Amazon Seattle Whole Loan, the “Amazon Seattle Total Debt”), which was subsequently sold to CPPIB Credit Investments III Inc.

(2)	The Amazon Seattle Whole Loan is structured with an Anticipated Repayment Date (“ARD”) of April 6, 2030 and a final maturity date of May 6, 2033. After the ARD, the interest rate will increase by 250 basis points over the greater of (x) 3.004833%, and (y) (1) the Nine-Year Swap Rate (as defined below) in effect on the ARD plus (2) 1.357833%. The metrics presented above are calculated based on the ARD.

(3)	See “Current Mezzanine or Subordinate Indebtedness” herein.

(4)	The Amazon Seattle Whole Loan is locked out from prepayment on or prior to the payment date in May 2023 (the “Prepayment Lockout Expiration Date”). After the Prepayment Lockout Expiration, the Amazon Seattle Whole Loan may be voluntarily prepaid in whole or in part (in connection with a partial release or to cure a Trigger Period (as defined below)) with a prepayment fee equal to the greater of a yield maintenance premium amount or 1.00% of the unpaid principal balance as of the prepayment date. On or after the monthly payment date in October 2029, the Amazon Seattle Whole Loan may be voluntarily prepaid in whole without penalty. Defeasance of the Amazon Seattle Whole Loan with certain direct full faith and credit obligations of the United States of America is permitted under the Amazon Seattle Whole Loan documents at any time after the earlier of (i) April 1, 2024 or (ii) the second anniversary of the closing date of the securitization that includes the last note of the Amazon Seattle Whole Loan to be securitized.

(5)	See “Initial and Ongoing Reserves” herein.

(6)	Other upfront reserves represent a Free Rent Reserve of approximately $5,572,775 for bridge rent, gap rent, or free rent periods. Other monthly springing reserves include a condominium reserve for condominium charges set forth in the approved annual budget and a rollover reserve.

(7)	Based on the “Hypothetical As-is” appraised value of $670.0 million as of March 4, 2021, which assumes the building is stabilized as of the effective date with all remaining lease-up costs for the Amazon expansion space and the retail spaces paid. The appraisal concluded to an “as-is” appraised value of $644.0 million as of March 4, 2021. The “as-is” appraised value results in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 60.6% for the Amazon Seattle Whole Loan, and a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 70.7% for the Amazon Seattle Total Debt. In addition, the appraisal concluded to a $494.0 million go dark value, which results in a Cut-off Date and Maturity Date loan to dark value ratio of 78.9% for the Amazon Seattle Whole Loan, and a Cut-off Date and Maturity Date loan to dark value ratio of 92.1% for the Amazon Seattle Total Debt.

(8)	Historical financial information and occupancy is not available because the Amazon Seattle Property (as defined below) has been renovated from 2017 to 2021 in connection with Amazon executing an expansion lease in January 2020.

(9)	While the Amazon Seattle Loan was originated after the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, the pandemic is an evolving situation and could impact the Amazon Seattle Whole Loan more severely than assumed in the underwriting of the Amazon Seattle Loan and could adversely affect the NOI, NCF and occupancy information, as well as the appraised value and the DSCR, LTV and Debt Yield metrics presented above. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Preliminary Prospectus.

A-3-25

300 Pine Street Seattle, WA 98101	Collateral Asset Summary – Loan No. 3 Amazon Seattle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$93,000,000 35.1% 4.27x 13.1%

The Loan.   The mortgage loan (the “Amazon Seattle Loan”) is part of a whole loan (the “Amazon Seattle Whole Loan”) with an aggregate outstanding principal balance as of the Cut-off Date of $390.0 million, which is secured by the borrower’s fee interest in a Class A office building located in Seattle, Washington (the “Amazon Seattle Property”). The Amazon Seattle Loan will be evidenced by the non-controlling Notes A-2 and A-4 with an aggregate original principal balance as of the Cut-off Date of $93.0 million, representing approximately 9.5% of the Initial Pool Balance. The Amazon Seattle Whole Loan is comprised of (i) five senior pari passu notes with an aggregate principal balance as of the Cut-off Date of $234.9 million (the “Amazon Seattle Senior Notes”), and (ii) one controlling subordinate note with an outstanding principal balance as of the Cut-off Date of $155.1 million (the “Amazon Seattle Subordinate Companion Loan”) as detailed in the “Whole Loan Summary” table below. The Amazon Seattle Whole Loan was originated by DBR Investments Co. Limited (“DBRI”) on April 1, 2021. The remaining Amazon Seattle Senior Notes (the “Amazon Seattle Non-Trust Senior Notes”) have an aggregate outstanding principal balance as of the Cut-off Date of $141.9 million. The Amazon Seattle Subordinate Companion Loan was contributed to the Benchmark 2021-B25 mortgage trust. Payments allocated to the Amazon Seattle Subordinate Companion Loan will be paid only to the holders of the Amazon Seattle loan-specific certificates under the Benchmark 2021-B25 securitization transaction. The relationship between the holders of the Amazon Seattle Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Amazon Seattle Whole Loan” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$90,000,000	$90,000,000	Benchmark 2021-B25	No(1)
A-2, A-4	$93,000,000	$93,000,000	Benchmark 2021-B26	No
A-3, A-5	51,900,000	51,900,000	DBRI(2)	No
Total Senior Notes	$234,900,000	$234,900,000
B	$155,100,000	$155,100,000	Benchmark 2021-B25 Amazon Seattle Loan-Specific Certificates	Yes(1)
Whole Loan	$390,000,000	$390,000,000
(1)	The initial controlling note is Note B, so long as no Amazon Seattle control appraisal period has occurred and is continuing. If and for so long as an Amazon Seattle control appraisal period has occurred and is continuing, then the controlling note will be Note A-1. See “Description of the Mortgage Pool–The Whole Loans–The Non–Serviced AB Whole Loans–The Amazon Seattle Whole Loan” in the Preliminary Prospectus. The Amazon Seattle Whole Loan will be serviced pursuant to the Benchmark 2021-B25 pooling and servicing agreement. For so long as no Amazon Seattle control appraisal period has occurred and is continuing, the control rights of the Amazon Seattle Subordinate Companion Loan will be exercisable by the Amazon Seattle controlling class representative under the Benchmark 2021-B25 pooling and servicing agreement. For so long as an Amazon Seattle control appraisal period has occurred and is continuing, the control rights of the Amazon Seattle Loan will be exercisable by the controlling class representative under the Benchmark 2021-B25 pooling and servicing agreement.

(2)	Expected to be contributed to one or more future securitization transactions or may otherwise be transferred at any time.

A-3-26

300 Pine Street Seattle, WA 98101	Collateral Asset Summary – Loan No. 3 Amazon Seattle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$93,000,000 35.1% 4.27x 13.1%

The capital structure for the Amazon Seattle Total Debt is shown below:

Amazon Seattle Total Debt Capital Structure

(1)	Based on the net rentable area of 774,412 SF.

(2)	Based on the “Hypothetical As-is” appraised value of $670.0 million as of March 4, 2021, which assumes the building is stabilized as of the effective date with all remaining lease-up costs for the Amazon expansion space and the retail spaces paid. The appraisal concluded to an “as-is” appraised value of $644.0 million as of March 4, 2021. The “as-is” appraised value results in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 60.6% for the Amazon Seattle Whole Loan, and a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 70.7% for the Amazon Seattle Total Debt. In addition, the appraisal concluded to a $494.0 million go dark value, which results in a Cut-off Date and Maturity Date loan to dark value ratio of 78.9% for the Amazon Seattle Whole Loan, and a Cut-off Date and Maturity Date loan to dark value ratio of 92.1% for the Amazon Seattle Total Debt.

(3)	Cumulative U/W NOI/NCF Debt Yield and Cumulative U/W NOI/NCF DSCR are calculated based on an U/W NOI and U/W NCF of $30,783,017 and $30,550,788, respectively. See “—Cash Flow Analysis” below.

(4)	Based on the “Hypothetical As-is” value of $670.0 million, the Implied Borrower Sponsor Equity is $215.0 million.

The Amazon Seattle Whole Loan has a nine-year interest-only term through the ARD of April 6, 2030. After the ARD, through and including May 6, 2033 (the “Maturity Date”), the following structure will apply: the interest rate will increase (such new rate, the “Adjusted Interest Rate”) by 250 basis points over the greater of (x) 3.004833%, and (y)(1) the Nine-Year Swap Rate in effect on the ARD plus (2) 1.357833%. For the period from the origination date through the ARD, the Amazon Seattle Whole Loan accrues interest at the rate of 3.004833% per annum.

“Nine-Year Swap Rate” means the rate of interest per annum equal to the rate for U.S. dollar swaps with a nine-year maturity, expressed as a percentage, which appears on the Reuters screen ISDAFIX1 page (or the then-available equivalent) as of 11:00 a.m., New York City time, on the day that is two business days preceding the ARD (or, if no such nine-year maturity is so quoted, calculated by the lender by linear interpolation utilizing the closest, but shorter, maturity and the closest, but longer, maturity). If such rate does not appear on the Reuters screen ISDAFIX1 page (or the then-available equivalent), the Nine-Year Swap Rate will be determined by the lender on the basis of the mid-market semi-annual swap rate quotations provided by the principal New York City office of each of five leading swap dealers in the New York City interbank market at approximately 11:00 a.m., New York City time, on the day that is two business days preceding the ARD, and, for this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with a nine-year maturity and in an amount that is representative for a single transaction in the relevant market at such time with an acknowledged dealer of good credit in the swap market; the rate will be the arithmetic mean of such quotations, eliminating in a case where at least three quotations are provided, the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). The mortgage lender’s determination of the Nine-Year Swap Rate will be final absent manifest error.

The Amazon Seattle Whole Loan has an initial term to the ARD of 108 months and has a remaining term to the ARD of 107 months as of the Cut-off Date. The Amazon Seattle Whole Loan requires payments of interest only until the ARD in April 2030 or, if not repaid on the ARD, the final maturity date in May 2033. The Amazon Seattle Total Debt proceeds along with approximately $152.4 million of

A-3-27

300 Pine Street Seattle, WA 98101	Collateral Asset Summary – Loan No. 3 Amazon Seattle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$93,000,000 35.1% 4.27x 13.1%

borrower sponsor equity were used to purchase the Amazon Seattle Property for approximately $579.4 million (which amount excludes approximately $20.6 million in seller credits for remaining required landlord work), fund upfront reserves and pay loan origination costs.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Loan Amount	$234,900,000	38.7%	Purchase Price(1)	$579,386,461	95.4%
Subordinate Loan Amount	155,100,000	25.5	Upfront Reserves	21,944,186	3.6
Mezzanine Loan Amount	65,000,000	10.7	Closing Costs	6,053,175	1.0
Principal’s New Cash Contribution	152,433,823	25.1
Total Sources	$607,433,823	100.0%	Total Uses	$607,433,823	100.0%
(1)	Purchase price excludes seller provided credits of approximately $20.6 million for outstanding tenant improvement, leasing commissions and free rent at the Amazon Seattle Property.

The Borrower(s) / Borrower Sponsor. The borrower is KRE 300 Pine Owner LLC, a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Amazon Seattle Whole Loan. KRE 300 Pine Owner, LLC is indirectly majority owned and controlled by KKR Real Estate Select Trust Inc., an affiliate of KKR & Co. Inc. (“KKR”) (NYSE: KKR). Founded in 1976, KKR is a global investment firm with approximately $252 billion in assets under management as of December 31, 2020. KKR manages multiple alternative asset classes, including private equity, energy, infrastructure, real estate and credit, with strategic manager partnerships that manage hedge funds. KKR’s real estate platform has approximately $15.9 billion in assets under management as of December 31, 2020. At loan closing, KKR invested approximately $152.4 million of fresh cash equity into the Amazon Seattle Property.

KKR Real Estate Select Trust Inc., a Maryland corporation, will be the non-recourse carveout guarantor (the “Guarantor”). The borrower will have the right at any time, without the consent of the lender, to replace the Guarantor with (i) KKR and/or (ii) an affiliate of KKR or KKR Real Estate Select Trust Inc. that is 100% owned and controlled by KKR (an entity described in clause (ii), a “Replacement Affiliate Guarantor”); provided that in the case of any Replacement Affiliate Guarantor(s) in clause (ii) of the foregoing, such Replacement Affiliate Guarantor(s), in the aggregate, satisfy the net worth threshold set forth in the Seattle Amazon Whole Loan documents (exclusive of its interest in and any liabilities replacing to the Amazon Seattle Property). The Guarantor’s liability for bankruptcy-related events under the recourse guaranty is limited to 20% of the outstanding principal balance of the Amazon Seattle Whole Loan as of the date of the applicable event, plus reasonable out of pocket costs and expenses actually incurred by the lender in the enforcement of the guaranty and the preservation of the lender’s rights thereunder. In addition, the related environmental indemnity provides that for so long as a PLL Policy (as defined in the loan documents) is in place, the non-recourse carveout guarantor’s obligations and liabilities under the environmental indemnity will be limited to losses that are excluded from coverage under the terms of such PLL Policy. See “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” in the Preliminary Prospectus.

In accordance with the borrower’s notification to the lender on April 8, 2021, a transfer of 49% of the indirect ownership interest in the borrower to GIC (Realty) Private Limited was effectuated on April 28, 2021.

The Property. The Amazon Seattle Property is a redeveloped, 774,412 square foot, Class A office building located in the Seattle central business district, and is comprised of approximately 680,215 square feet of office space and 94,197 square feet of retail space. The Amazon Seattle Property previously served as the flagship location of the Seattle-based department store, The Bon Marché, and has been granted landmark status by the City of Seattle. The building continued to function in the same capacity as the Macy’s Building until the previous owner of the Amazon Seattle Property (the “Previous Owner”) performed a three phased, comprehensive transformation to convert it into office space for Amazon.com Services LLC (“Amazon”). Amazon uses the space at the Amazon Seattle Property for various operations.

In connection with the redevelopment, $160 million was invested into the Amazon Seattle Property as part of Phase I and II (discussed further below) to complete (i) a rebranding of the project from a Macy’s Department Store, (ii) an enhanced, integrated lobby with collaborative meeting and work spaces, (iii) a full seismic retrofit, (iv) first generation, creative build-outs, (v) new elevator cabs, (vi) new building infrastructure including HVAC and electrical, (vii) new skylights creating more natural light, (viii) conference center, (ix) secured bicycle storage, (x) new men’s and women’s locker rooms with showers, (xi) new restrooms throughout the entire project, and (xii) a rooftop deck with views of Elliott Bay and the Cascade Mountains. Following the completion of Phase III, the renovation project is expected to have received in excess of $225.0 million in investment by the Previous Owner, with Amazon contributing an additional approximately $250 PSF on its overall space, according to the Previous Owner. We cannot assure you that Phase III will be completed as expected or at all.

The Previous Owner acquired the Amazon Seattle Property in multiple phases:

●	Phase I was acquired from Macy’s in October 2015 and comprises floors five through eight and parts of the mezzanine / sub-basement space totaling approximately 310,273 square feet. The Previous Owner’s business plan for the Phase I acquisition included the repurposing of the space as creative office and the addition of a new office lobby, elevators and rooftop deck, as well as performing a seismic upgrade of the building. All of this work has been Delivered and Completed (as such terms are defined below).

A-3-28

300 Pine Street Seattle, WA 98101	Collateral Asset Summary – Loan No. 3 Amazon Seattle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$93,000,000 35.1% 4.27x 13.1%

●	Phase II was acquired from Macy’s in September 2017 and comprises floors three and four, totaling approximately 174,520 square feet. The original Amazon lease (lease expiration date in 2033) covering Phases I & II was signed shortly after the acquisition of Phase II. All of Phase II has been Delivered and Completed.

●	Phase III was acquired in January 2020, in conjunction with the execution of an expansion lease for Amazon. The expansion space is expected to be Delivered to Amazon in stages, with the final Delivery date expected in June 2021. Lease and rent commencement will begin no later than 240 days following the Delivery date. Amazon has free or gap rent for various portions of its leased space through dates ranging from August 6, 2021 to February 6, 2022, which has been reserved for under the loan documents. Following the Delivery of all Phase III space, Amazon will have expanded into approximately 198,056 square feet of additional office space from its original lease, with all spaces having a lease expiration in May 2033. We cannot assure you that the remaining Phase III space will be delivered as expected or at all, or that Amazon will take occupancy and/or pay rent on the applicable space as expected or at all.

Construction on Phases I and II was delivered ahead of schedule and Amazon’s lease for the respective spaces commenced earlier than expected. Post-acquisition, the Previous Owner of the Amazon Seattle Property will be responsible for completing Phase III construction, and is using the same project team as it used for the previous phases. The Phase III renovation also includes a repositioning of approximately 94,179 square feet of non-Amazon space of retail, entertainment, and food options that will enhance amenity offerings to Amazon. Approximately 31,209 square feet of this space was leased to Knot Springs in March 2021, with another approximately 15,457 square feet committed through a letter of intent (“LOI”).

Due to its designation as a historic landmark, the Amazon Seattle Property is also eligible to receive real estate tax credits for capital projects with qualified rehabilitation costs exceeding 25% of the current assessed value for a period of 10 years. See “Cash Flow Analysis” below and “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Preliminary Prospectus for details on the tax credits.

The Amazon Seattle Property is subject to a condominium structure, pursuant to which is it divided into three condominium units; Unit 1, which is currently comprised primarily of space on the sub-basement level, first floor, and mezzanine level, Unit 2 which is currently comprised primarily of certain space on the sub-basement level, and floors three through eight and Unit 3, which is currently comprised primarily of space on the second floor. The Amazon lease provides for the condominium units to undergo a boundary revision (the “Condominium Revision”) in which Unit 2 (the “Office Unit”) will be revised such that the boundaries of Unit 2 encompass substantially all the premises leased to Amazon and Units 1 and 3 (the “Retail Unit”) will encompass the remaining, primarily retail space. The Amazon lease requires the Condominium Revision to occur prior to the date rent commences on any portion of Amazon’s Phase III space. The borrower currently owns all units; however, the Retail Unit may be released following the consummation of the Condominium Revision as described below under “Release of Collateral.” The owners of the units comprise a condominium association, which is governed by a board of five directors, of which Unit 1 and Unit 3 each has the right to appoint one director, and Unit 2 has the right to appoint the remaining three directors. Actions of the board require approval of the majority of directors, with certain major decisions also requiring approval of the owner of Unit 1.

Certain parking spaces available to the Amazon Seattle Property are leased under a parking lease, which provides 350 parking spaces in an adjacent parking garage (the “Parking Lease”). The borrower is entitled to a minimum of 350 (the “Minimum Number”) non-exclusive parking spaces. Pursuant to Amazon’s lease, Amazon has the right to use all 350 of such spaces, is required to pay the parking rent for such spaces, and has the right to become the tenant under the parking lease. The parking landlord itself has a ground leasehold interest in the parking garage. The Parking Lease expires on October 7, 2026. The borrower has six consecutive 5-year extension options, each at a rate to be determined between the landlord and lessee, with submission to an appraisal process if necessary. The monthly minimum rent as of the lease commencement date (October 7, 2016) was the product of $330 per month per stall leased (but not less than the Minimum Number) times 1 + the increase in the CPI-All Urban Consumers, Seattle — Tacoma — Bremerton, Washington index (the “Index”) from August 1, 2015 until the commencement date. Rent increases annually based on the increase in the Index. Effective as of the fifth anniversary of the commencement date, the monthly minimum rent will be adjusted using the same procedure set forth above for the rent during the option periods. The Amazon lease requires the landlord to exercise all renewal rights under the Parking Lease and if the right to obtain 350 parking spaces under the Parking Lease is ever terminated, to use commercially reasonable efforts to obtain alternative comparable parking in downtown Seattle.

The Amazon Seattle Property is currently 92.2% leased as of March 31, 2021 with a weighted average lease term of approximately 14.1 years and remaining lease term of approximately 12.2 years to a tenant roster headlined by Amazon (87.8% of NRA / 95.4% of U/W Base Rent / Lease Expiration Date in 2033). The following table presents certain information relating to the tenants at the Amazon Seattle Property:

A-3-29

300 Pine Street Seattle, WA 98101	Collateral Asset Summary – Loan No. 3 Amazon Seattle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$93,000,000 35.1% 4.27x 13.1%

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/Fitch/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent Per Sq. Ft.	% of Total U/W Base Rent	Lease Expiration
Amazon(3)(4)	A2 / A+ / AA-	680,215	87.8%	$35.81	95.4%	5/31/2033
Knot Springs(5)(6)	NR / NR / NR	31,209	4.0	$35.00	4.3%	4/30/2037
Victrola Coffee(7)	NR / NR / NR	2,418	0.3	$31.83	0.3%	5/27/2028
Total / Wtd. Avg. Occupied		713,842	92.2%	$35.76	100.0%
Vacant		60,570	7.8%
Total		774,412	100.0%
(1)	Based on the underwritten rent roll dated March 31, 2021.

(2)	Certain ratings are those of the direct parent company whether or not the direct parent company guarantees the lease.

(3)	Amazon has three, five-year renewal / extension options.

(4)	Amazon currently occupies and pays full unabated rent on Phases I and II, which accounts for 70.9% of Amazon’s leased NRA and 73.2% of Amazon’s U/W Base Rent. In January 2020, Amazon executed a lease expansion. The expansion space is being delivered to Amazon in stages, with date by which all phases are Completed expected in August 2021. Amazon has not yet taken occupancy of the expansion space. At loan origination, approximately $3.62 million was deposited into a free rent reserve for bridge rent, gap rent, and free rent periods associated with the Amazon expansion. We cannot assure you that the remaining expansion space will be Delivered or Completed as expected or at all, or that Amazon will take occupancy of or commence paying rent for the expansion space.

(5)	Knot Springs has two, five-year renewal / extension options.

(6)	Knot Springs executed its lease in March 2021. At loan origination, approximately $1.95 million was deposited into a free rent reserve associated with the Knot Springs lease.

(7)	Victrola Coffee has two, five-year renewal / extension options.

In addition to the in-place rent roll, there is an apparel company with a retail LOI executed as of November 2020 that is currently negotiating a lease for approximately 15,457 square feet. This retail LOI is not included in occupancy or underwritten rent.

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent per Sq. Ft.	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2021	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2022	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2023	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2024	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2025	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2026	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2027	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2028	1	2,418	0.3%	2,418	0.3%	$31.83	0.3%	0.3%
2029	0	0	0.0%	2,418	0.3%	$0.00	0.0%	0.3%
2030	0	0	0.0%	2,418	0.3%	$0.00	0.0%	0.3%
2031	0	0	0.0%	2,418	0.3%	$0.00	0.0%	0.3%
2032 & Thereafter	2	711,424	91.9%	713,842	92.2%	$35.78	99.7%	100.0%
Vacant	NAP	60,570	7.8%	774,412	100.0%	NAP	NAP	NAP
Total / Wtd. Avg.	3	774,412	100.0%			$35.76	100.0%
(1)	Based on the underwritten rent roll dated March 31, 2021.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

COVID-19 Update. As of May 6, 2021 all tenants are open and operating at the Amazon Seattle Property. Approximately 99.6% of the occupied SF and 99.6% of the U/W Base Rent was paid in February and March 2021. One tenant, Victrola Coffee, representing approximately 0.3% of the total NRA, requested and was granted rent relief for the months of April through July 2020, and the abated period was extended for a total of 12 months through March 31, 2021. The first payment date for the Amazon Seattle Whole Loan is May 6, 2021. As of May 6, 2021, the Amazon Seattle Whole Loan is not subject to any modification or forbearance requests related to the COVID-19 pandemic.

Major Tenants.

Amazon (680,215 SF; 87.8% of NRA; 95.4% of U/W Base Rent). The office space is 100% leased to Amazon.com Services LLC (“Amazon”), an affiliate of the parent company Amazon.com, Inc. (Moody’s: A2 | S&P: AA- | Fitch: A+), through May 2033, with three additional five-year extension options and no termination options once all the Amazon space is delivered and completed. The parent company, Amazon.com, Inc. (NASDAQ: AMZN), is an American multinational technology company based in Seattle that focuses on e-commerce, cloud computing, digital streaming, and artificial intelligence. It is considered one of the Big Four tech companies, along with Google, Apple, and Facebook. As of December 31, 2020, the parent company, Amazon.com, Inc. has reported a market capitalization of approximately $1.67 trillion with share prices trading at approximately $3,313 per share. The company’s products include books, music, videotapes, computers, electronics, home and garden, and numerous other products. Amazon offers personalized shopping services, web-based credit card payment, and direct shipping to customers.

A-3-30

300 Pine Street Seattle, WA 98101	Collateral Asset Summary – Loan No. 3 Amazon Seattle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$93,000,000 35.1% 4.27x 13.1%

Amazon first took occupancy at the Amazon Seattle Property in June 2018 upon the completion of Phase I (floors five to eight) and Phase II (floors three to four), totaling 482,159 square feet (70.9% of Amazon’s U/W NRA and 73.2% of Amazon’s U/W Base Rent). Amazon currently occupies and pays full unabated rent on both Phase I and II. As part of Phase III, Amazon is expected to expand into the sky lobby, floors one to two, basement and sub-basement space for an aggregate of 680,215 square feet across all phases. The majority of the Phase III expansion has been Completed, with the exception of the new lobby space and the level one space, which account for an aggregate total of 3.5% of Amazon’s U/W NRA and 4.2% of total U/W Base Rent. The new lobby space (0.9% of Amazon’s U/W NRA and 1.0% of total U/W Base Rent) is expected to be Delivered in June 2021 and Completed in August 2021. The level one space (2.6% of Amazon’s U/W NRA and 3.1% of total U/W Base Rent) has been Delivered and is expected to be Completed by May 2021. Once all phases are Completed, Amazon is expected to have an anticipated workforce of 4,000-5,000 employees at the Amazon Seattle Property. We cannot assure you that the remaining Phase III space will be delivered or completed as expected or at all.

The Amazon lease specifies required dates for (i) delivery of each phase of space in accordance with specified requirements, generally with landlord work sufficiently completed to allow for the construction of tenant’s improvements without material interference from landlord or landlord’s contractors (“Delivered”) and (ii) completion of each space in accordance with specified requirements, generally with landlord work completed and with a temporary or permanent certificate of occupancy or legal equivalent (“Completed”). Amazon will be entitled to credits against its rent in the amount of one day of base rent for the applicable space for each day of delay for the first 45 days, and two days of base rent for the applicable space for each day of delay thereafter, (i) if the new lobby is not Delivered to it by November 30, 2021 (and a 90-day delivery notice has been sent to Amazon with anticipated Delivery of the new lobby space by June 14, 2021), and (ii) if the new lobby is not Completed by August 15, 2021 or the level one space is not Completed by July 15, 2021. Amazon has the right to terminate the new lobby space if either it is not Delivered or it is not Completed by February 28, 2022. The level one space is Delivered and no termination option remains for Delivery; however, Amazon has the right to terminate the level one space if not Completed by January 31, 2022. These spaces (including level one) total 23,578 square feet, 3.0% total NRA and 4.2% of total U/W Base Rent and are not Completed (and in the case of the new lobby, not Delivered). The remaining phases have been Completed and cannot be terminated. Amazon has free or gap rent for various portions of its leased space through dates ranging from August 6, 2021 to February 6, 2022, which has been reserved for under the loan documents. We cannot assure you that the remaining Phase III space will be delivered or completed as expected or at all, or that Amazon will take occupancy and/or pay rent on the applicable space as expected or at all.

The Previous Owner is obligated to complete all remaining expansion space work post-closing and has funded a completion reserve held pursuant to an escrow agreement among the Previous Owner, the borrower, the condominium association and a title company, for the remaining costs estimated for delivery of the new lobby. In addition, the Previous Owner funded a $2,000,000 rent credit reserve held pursuant to escrow instructions among the Previous Owner, the borrower and a title company that can be utilized by the borrower in the event that delayed delivery results in accrued rent credits for Amazon. The lender has been granted a collateral assignment of the escrow agreements between the Previous Owner and the borrower. We cannot assure you that the Previous Owner will complete all remaining expansion space work as expected or at all.

Amazon has an overall average in-place base rent of $35.81 PSF with $1.00 PSF annual rent escalations. Amazon’s average in-place NNN rent of $35.81 PSF is 15.4% below market according to the appraisal. Amazon has three five-year renewal options remaining at fair market value with 15-18 months’ notice for all or a portion of its leased premises, provided that if the renewal is only on a portion, the space will (i) be contiguous, (ii) consist of not less than three full floors, and (iii) include level seven only if level eight is also included. Further, Amazon is current on all lease obligations. The table below illustrates the key terms of the Amazon lease.

Amazon Lease Summary
Suite	Square Feet	Annual Base Rent (psf)	Annual Escalations(1)	Lease Begin Date(2)	Lease End Date
Floors 3-8	482,159(3)	$37.00	$1.00 PSF	Jun-2018	May-2033
Sky Lobby	1,710	$45.00	$1.00 PSF	Aug-2021	May-2033
Floor 2	46,885	$45.00	$1.00 PSF	Oct-2021	May-2033
Floor 1	17,649	$45.00	$1.00 PSF	Nov-2021	May-2033
New Lobby(4)	5,929	$45.00	$1.00 PSF	Feb-2022	May-2033
Basement	82,760	$26.00	$1.00 PSF	Aug-2021	May-2033
Sub-Basement	43,123	$26.00	$1.00 PSF	Aug-2021	May-2033
Total / WAV	680,215	$35.81	$1.00 PSF	NAP	May-2033
(1)	Escalations occur annually on June 1st for Floors 3-8 beginning in 2021, and October 1st beginning in 2022 for the remaining Amazon spaces.

(2)	The lease for each Amazon suite commences upon the earlier of taking occupancy of the space and 240 days following the Delivery date of the suite (excluding Floors 3-8 since already occupied).

(3)	Excludes the give back space of 2,634 SF.

(4)	New Lobby Lease Begin Date will commence 240 days following the estimated date it is Delivered, currently scheduled for June 14, 2021.

A-3-31

300 Pine Street Seattle, WA 98101	Collateral Asset Summary – Loan No. 3 Amazon Seattle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$93,000,000 35.1% 4.27x 13.1%

Amazon has a right of first refusal to purchase any condominium unit owned by the landlord, when the landlord has received an offer to sell such unit to certain competitors of Amazon. Pursuant to a subordination, non-disturbance and attornment agreement, Amazon has agreed that, so long as Amazon is not disturbed in its use or possession of its leased premises, such right of first refusal will not be exercisable in connection with any exercise of remedies pursuant to the Mortgage Loan, including a purchase of the Mortgaged Property at a foreclosure sale, a deed-in-lieu of foreclosure or any subsequent sale of the Mortgaged Property by lender or its designee after such foreclosure or deed in lieu of foreclosure.

Amazon Limited Guaranty. The Amazon lease is guaranteed by the parent company, Amazon.com, Inc., with an initial cap of approximately $95.5 million for the Phase I and Phase II space, and an initial cap of approximately $25.6 million for the Phase III expansion space. The guaranty cap amount reduces each year until 2033 as illustrated in the table below:

Amazon Limited Guaranty Schedule
Original Premises			Expansion Premises
Start Date	End Date	Guaranty Amount	Start Date(1)	End Date	Guaranty Amount
6/1/2018	5/31/2019	$95,504,221	-	-	-
6/1/2019	5/31/2020	$93,608,284	-	-	-
6/1/2020	5/31/2021	$91,706,711	-	-	-
6/1/2021	5/31/2022	$89,647,308	10/1/2021	9/30/2022	$25,564,248
6/1/2022	5/31/2023	$87,416,976	10/1/2022	9/30/2023	$25,107,884
6/1/2023	5/31/2024	$85,001,528	10/1/2023	9/30/2024	$24,613,642
6/1/2024	5/31/2025	$82,385,599	10/1/2024	9/30/2025	$24,078,378
6/1/2025	5/31/2026	$79,552,548	10/1/2025	9/30/2026	$23,498,687
6/1/2026	5/31/2027	$76,484,356	10/1/2026	9/30/2027	$22,870,883
6/1/2027	5/31/2028	$73,161,506	10/1/2027	9/30/2028	$22,190,971
6/1/2028	5/31/2029	$69,562,860	10/1/2028	9/30/2029	$21,454,626
6/1/2029	5/31/2030	$65,665,529	10/1/2029	9/30/2030	$20,657,165
6/1/2030	5/31/2031	$61,444,721	10/1/2030	9/30/2031	$19,793,516
6/1/2031	5/31/2032	$56,873,589	10/1/2031	9/30/2032	$18,858,184
6/1/2032	5/31/2033	$51,923,054	10/1/2032	5/31/2033	$17,845,220
(1)	Original Premises Start Date based on first day of the month following the weighted average lease commencement date for each of the expansion premises suites (i.e. Sky Lobby, Floors 1-2, Basement, and Sub-Basement).

Knot Springs. (31,209 SF; 4.0% of NRA; 4.3% of U/W Base Rent) is a high-end health club which offers members and guests yoga, pilates, total body resistance exercise and high intensity interval training classes as well as a pool/sauna area & massage. Knot Springs executed its lease in March 2021. Knot Springs leases 31,209 square feet on level one, the mezzanine level, and level two through April 30, 2037. The lease provides an approximately $343 PSF tenant improvement allowance, six months of free rent, and has two extension options remaining for a period of five years at fixed rates of $50 PSF NNN and $55 PSF NNN for the first and second extension options, respectively. Knot Springs is required to give 12 months’ notice of its intent to exercise an extension option prior to the lease expiration date. The Knot Springs lease provides that if the tenant is prohibited from operating the permitted use as a result of a public health emergency, then, from and after the 30th day of such closure and continuing for so long as the prohibition continues, the tenant will receive an abatement of base rent.

Victrola Coffee. (2,418 SF; 0.3% of NRA; 0.3% of U/W Base Rent). is a local Seattle coffee shop that has occupied the Amazon Seattle Property since the first phase of the redevelopment was completed in June 2018. Victrola Coffee has an in place base rent of $31.83 PSF with approximately 3.0% annual rent escalations through its lease term, which expires May 27, 2028. Victrola Coffee has two, five-year renewal options remaining at fair market value with 12 months’ notice and no early termination options. Additionally, Victrola Coffee pays percentage rent of 9% over a natural breakpoint. The tenant was granted full rent relief and is in the process of negotiating a payback plan. No percentage rent was accounted for in the underwriting.

Environmental Matters. According to a Phase I environmental report dated March 11, 2020, there were no recognized environmental conditions or recommendations for further action at the Amazon Seattle Property.

The Market. The Amazon Seattle Property is located a few blocks from Amazon’s global headquarters in the Seattle central business district (“Seattle CBD”) office submarket, which is the metro’s largest office submarket in terms of inventory. East of the Amazon Seattle Property is Westlake Center, which is a four-story enclosed shopping center that is anchored by Sak’s Fifth Avenue OFF 5th, Nordstrom Rack and Zara. Adjacent to the building is Seattle Center Monorail which connects the neighborhood to Seattle Center. Pacific Place, a vertical mall that features retailers such as Tiffany & Company and Barnes & Noble, as well as a multiplex Regal Cinema, is located on Pine Street between Sixth Avenue and Seventh Avenue.

A-3-32

300 Pine Street Seattle, WA 98101	Collateral Asset Summary – Loan No. 3 Amazon Seattle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$93,000,000 35.1% 4.27x 13.1%

The Seattle CBD office market is in central Seattle, along Elliot Bay. The Seattle CBD is comprised of four submarkets: The Financial District, Denny Regrade, Pioneer Square/International District and Lower Queen Anne/Lake Union. The largest office submarket contained in the Seattle CBD is the Financial District, with 22.9 million square feet of inventory. The Seattle CBD holds the largest office inventory in the greater Seattle-Bellevue area and serves as the region’s center of development, with nearly three million square feet of office space under construction in the fourth quarter of 2020. According to the appraisal, the Seattle CBD office submarket contains approximately 51.0 million SF, with an overall average asking rent of $46.95 PSF. As of the end of 2020, the vacancy rate was 11.4%.

The Amazon Seattle Property is located in the Seattle retail market which contains approximately 27.4 million square feet of inventory. As of year-end 2020, the overall vacancy rate for the region was 6.5%. The Amazon Seattle Property’s Northgate/Central submarket has a vacancy rate of 3.7%. The average asking rental rate for all types of retail space in the region is $26.53 PSF. The Amazon Seattle Property’s Northgate/Central submarket has an average asking rental rate of $27.42 PSF. The Market Rent Synopsis table below shows all of the market rent conclusions for the various tenant types at the Amazon Seattle Property according to a March 2021 third party appraisal report.

Market Rent Synopsis
	Total / WAV(1)	Office Floors 1-8	Office Basement	Retail Suite 110	Retail Suite 120	Retail Suite 130	Retail Suite 140	Retail Suite 150	Retail Suite 210	Retail Coffee Shop
Tenant	Various	Amazon	Amazon	Vacant	Knot Springs	Vacant	Vacant	Vacant	Vacant	Victrola Coffee
Occupied Square Feet	713,842	554,332	125,883	-	31,209	-	-	-	-	2,418
Market Rent PSF(1)	$41.18	$45.00	$26.00	$35.00	$35.00	$50.00	$42.00	$40.00	$35.00	$35.00
In Place U/W Rent PSF(2)	$35.76	$38.04	$26.00	N/A	$35.00	N/A	N/A	N/A	N/A	$31.83
% Above / (Below Market)	-13.1%	-15.5%	-	N/A	-	N/A	N/A	N/A	N/A	-9.1%
Lease Term (Years)	10	10	10	10	10	10	10	10	10	10
Lease Type (Reimbursements)	Net	Net	Net	Net	Net	Net	Net	Net	Net	Net
Annual Increase Projection	3.00%	3.00%	3.00%	3.00%	3.00%	3.00%	3.00%	3.00%	3.00%	3.00%

(1)	Weighted average values are based on occupied space at the Amazon Seattle Property.

(2)	Based on the underwritten rent roll dated March 31, 2021.

The following charts summarize comparable office leases (according to a third party appraisal report) that range in base rent from $42.00 to $64.00 PSF, and retail leases that range in base rent from $36.60 to $50.00 PSF.

Summary of Comparable Office Leases(1)
Property	Tenant Name	Lease Start Date	Term (yrs.)	Lease Type	Tenant Size (SF)	Base Rent PSF	Free Rent (mos.)	TI PSF
Amazon Seattle	Amazon	Various	Various	Net	680,215	$35.81	0	$80.00(3)
US Bank Centre	Sincro Digital	Sep-20	5.8	Net	22,735	$42.00	3	$40.00
1918 Eighth	Royal Bank of Canada	Jul-20	4.1	Gross	35,424	$42.25	2	$0.00
Rainier Tower	Bank of America	Jan-20	10.0	Net	115,000	$47.00	0	$110.00
Two Union Square	BlackRock	Jan-20	10.0	Modified Gross	53,000	$64.00	0	$50.00
2+U	Dropbox, Inc.	Apr-19	10.3	Net	128,000	$45.00	3	$95.00
Average(2)			8.0		70,832	$48.05	2	$59.00

Summary of Comparable Retail Leases(1)
Property	Tenant Name	Lease Start Date	Term (yrs.)	Lease Type	Tenant Size (SF)	Base Rent PSF	Free Rent (mos.)	TI PSF
Amazon Seattle(4)	Various	Various	Various	Net	33,627	$34.77	Various	N/A
400 Dexter	The Collective	May-18	10	Net	24,175	$38.00	N/A	N/A
Pike Motorworks	Brewlab	Jan-18	10	Net	17,683	$50.00	0	$40
6th & Pike	North Face	4Q-18	10	Net	15,782	$42.01	0	$63
Pacific Place	Confidential	Jun-19	5	Net	32,896	$37.00	0	$0
Confidential	Confidential	Jan-20	14	Net	2,245	$36.60	N/A	N/A
Solis Seattle	Q Café	Mar-20	10	Net	3,525	$42.55	4	$43
Average(2)			10		16,051	$41.03	1	$37
(1)	Source: Appraisal.

(2)	Excludes the Amazon Seattle Property.

(3)	$80.00 PSF on floors 1-2 plus $771,500 per floor on floors 3-8.

(4)	Base Rent PSF is calculated as a weighted average of the two retail leases.

The following charts summarize office and retail building sales in Seattle directly comparable with the Amazon Seattle Property.

A-3-33

300 Pine Street Seattle, WA 98101	Collateral Asset Summary – Loan No. 3 Amazon Seattle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$93,000,000 35.1% 4.27x 13.1%

Summary of Comparable Office Sales(1)
Property	City, State	NRA	Year Built	Occupancy	Transaction Date	Sales Price	Sales Price PSF	Cap Rate
Amazon @ Atlas	Seattle, WA	158,433	1981	100%	Dec-20	$120,985,000	$763.64	4.75%
Amazon.com Phase VIII	Seattle, WA	317,804	2015	100%	Dec-19	$270,100,000	$849.89	4.08%
Roosevelt Commons	Seattle, WA	229,299	2002	100%	Dec-19	$157,000,000	$684.70	5.15%
Arbor Blocks East & West	Seattle, WA	388,911	2018	100%	Nov-19	$414,970,000	$1,067.01	4.25%
Maritime Building	Seattle, WA	211,640	1910	89%	Mar-18	$186,000,000	$878.85	4.10%
Average		261,217		98%		$229,811,000	$848.82	4.47%

Summary of Comparable Retail Sales(1)
Property	City, State	NRA	Year Built	Occupancy	Transaction Date	Sales Price	Sales Price PSF	Cap Rate
Bellevue Galleria	Bellevue, WA	213,002	1999	83%	Dec-19	$122,000,000	$572.76	5.00%
2200 Westlake	Seattle, WA	73,800	2006	100%	Feb-16	$65,000,000	$880.76	NAP
Pacific Place	Seattle, WA	334,245	1998	89%	Jul-14	$271,000,000	$810.78	4.48%
Meridian Center	Seattle, WA	156,338	1996	93%	Jan-14	$113,150,000	$723.75	5.82%
Average		194,346		91%		$142,787,500	$747.01	5.10%
(1)	Source: Appraisal.

Cash Flow Analysis.

Cash Flow Analysis(1)(2)(3)
	U/W	U/W PSF
Base Rent	$25,529,906	$32.97
Rent Step(4)	484,456	$0.63
IG Rent Step Credit(5)	3,666,429	$4.73
Value of Vacant Space	2,768,984	$3.58
Gross Potential Rent	$32,449,775	$41.90
Tenant Recoveries	6,802,808	$8.78
Total Recoveries	$6,802,808	$8.78
Vacancy	(2,768,984)	($3.58)
Abatements	0	$0.00
Effective Gross Income	$36,483,599	$47.11
Real Estate Taxes(6)	1,689,072	$2.18
Insurance	429,519	$0.55
Other Operating Expenses	3,581,991	$4.63
Total Expenses	$5,700,582	$7.36
Net Operating Income	$30,783,017	$39.75
Capital Reserve	154,882	$0.20
TI/LC	77,346	$0.10
Net Cash Flow	$30,550,788	$39.45
(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Historical cash flow information is unavailable because the Amazon Seattle Property has been renovated from 2017 to 2021 in connection with the major tenant executing an expansion lease in January 2020.

(3)	Based on the underwritten rent roll dated March 31, 2021.

(4)	Rent Steps include (i) approximately $482,159 in contractual rent steps for Amazon tenant through June 2021 and (ii) approximately $2,297 in contractual rent steps for Victrola Coffee through June 1, 2021.

(5)	Represents straight line average rent for Amazon through the end of the loan term.

(6)	Real Estate Taxes are based on the borrower’s year 1 budget (ending March 2022), which takes into account the tax credit for such year. Assuming no changes to the unabated taxes, the abated taxes for year 1 exceed the straight line average of abated real estate taxes over the loan term given the increase in tax credits in years 3-8. Below is a schedule of estimated tax credits based on renovation previously completed as well as the ongoing renovations. While the tax credits have been approved by the Landmark Board, the tax credits are subject to change if changes are made to the planned alterations. We cannot assure you that the actual tax credits, if any, will equal the estimated tax credits.

A-3-34

300 Pine Street Seattle, WA 98101	Collateral Asset Summary – Loan No. 3 Amazon Seattle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$93,000,000 35.1% 4.27x 13.1%

Estimated Tax Credit Schedule(1)
Year	Year Start	Year End	Remaining Tax Credits
1	4/1/2021	3/31/2022	$ 1,605,470
2	4/1/2022	3/31/2023	$ 1,815,433
3	4/1/2023	3/31/2024	$ 1,996,457
4	4/1/2024	3/31/2025	$ 2,072,932
5	4/1/2025	3/31/2026	$ 2,083,296
6	4/1/2026	3/31/2027	$ 2,093,713
7	4/1/2027	3/31/2028	$ 2,104,181
8	4/1/2028	3/31/2029	$ 2,014,252
9	4/1/2029	3/31/2030	$ 1,614,931
10	4/1/2030	3/31/2031	$ 1,100,854
11	4/1/2031	3/31/2032	$ 459,006
12	4/1/2032	3/31/2033	$ 249,041
13	4/1/2033	3/31/2034	$ 69,545
(1)	Source: Appraisal.

Property Management. The Amazon Seattle Property is managed by Urban Renaissance Property Company LLC, a Washington limited liability company.

Lockbox / Cash Management.  The Amazon Seattle Whole Loan is structured with a hard lockbox and springing cash management. The borrower is required to deliver tenant direction letters instructing all tenants to deposit rents into a lender-controlled lockbox account. The borrower is required to cause all rents to be deposited directly into the lender-controlled lockbox account. All funds received by the borrower or the manager are required to be deposited in the lockbox account within three business days following receipt. During the continuance of a Trigger Period (as defined below), funds on deposit in the lockbox account are required to be swept on a daily basis into a lender-controlled cash management account and applied on each payment date to the payment of, among other things, debt service (which includes both the Amazon Seattle Whole Loan and the Amazon Seattle Mezzanine Loan), the funding of required reserves and budgeted and lender-approved extraordinary monthly operating expenses. Prior to the ARD, all excess cash is required to be transferred to a lender-controlled account as additional collateral for the Amazon Seattle Whole Loan, subject to certain permitted uses by the borrower described in the loan documents. If the Amazon Seattle Whole Loan is not paid by the ARD, from and after the ARD, the Amazon Seattle Whole Loan will accrue interest at the Adjusted Interest Rate; however, interest accrued at the excess of the Adjusted Interest Rate over the initial interest rate (“Excess Interest”) will be deferred.

In addition, from and after the ARD, all excess cash flow from the Amazon Seattle Property will be applied as follows in the following order of priority, (i) to fund the reserves for tax and insurance and condominium charges (if any), (ii) to interest on the Amazon Seattle Senior Notes and the Amazon Seattle Subordinate Companion Loan, in that order, and in each case calculated at the initial interest rate, (iii) to operating expenses in accordance with the annual budget (which must be reasonably approved by the lender), (iv) toward other amounts due under the loan documents, including default interest and late payment charges, (v) for the payment of approved extraordinary operating expenses, (vi) to debt service on any then-existing Mezzanine Loan calculated at the initial interest rate, (vii) to repay the outstanding principal balance of the Amazon Seattle Senior Notes, in the monthly amount required to fully amortize (based on a 30-year amortization schedule) the outstanding principal balance of the entire Amazon Seattle Whole Loan, (viii) if the Amazon Seattle Senior Notes have been repaid in full, to repay the outstanding principal balance of the Amazon Seattle Subordinate Companion Loan, in the monthly amount required to fully amortize (based on a 30-year amortization schedule) the outstanding principal balance of the Amazon Seattle Whole Loan, (ix) if lender elects, to make deposits into the capital expenditures reserve, (x), to repay the outstanding principal balance of the Amazon Seattle Senior Notes until the entire outstanding principal balance is paid, (xi) to repay the outstanding principal balance of the Amazon Seattle Subordinate Companion Loan until the entire outstanding principal balance is paid, (xii) to the payment of Excess Interest under the Amazon Seattle Senior Notes, (xiii) to the payment of Excess Interest under the Amazon Seattle Subordinate Companion Loan, and (xiv) to pay all remaining amounts due under the Mezzanine Loan. Provided no event of default is continuing and prior to the ARD, funds on deposit in the lockbox account will be disbursed to the borrower’s operating account.

A “Trigger Period” will commence upon (i) the ARD, (ii) the occurrence of an event of default under the Amazon Seattle Whole Loan until cured, (iii) the debt yield is less than (a) 5.83% based on the Amazon Seattle Whole Loan and (b) 5.00% based on the Amazon Seattle Total Debt, in each case, for two consecutive quarters (a “Low DY Period”) until (a) the debt yield based on the Amazon Seattle Whole Loan is equal to or greater than 5.83% and (b) the yield based on the Amazon Seattle Total Debt is equal to or greater than 5.00%, in each case, for two consecutive calendar quarters (the borrower may deliver a letter of credit, or after the prepayment lockout expiration date, make a prepayment, to avoid a low debt yield period), (iv) the commencement of a Lease Sweep Period (defined herein) until such Lease Sweep Period is cured, and (v) the occurrence of a mezzanine loan default until cured.

A “Lease Sweep Period” will commence on the first monthly payment date following the earliest to occur of any of the following:

(i) the date on which, with respect to the Amazon lease or any replacement lease which covers at least 125,000 of the rentable square feet demised under the Amazon lease (each a “Lease Sweep Lease”), the tenant cancels or terminates its lease with respect to at least 100,000 square feet of space prior to the then current expiration date under such lease, or delivers notice that it is canceling or terminating its lease with respect to at least 100,000 square feet of space and ending on the date on which both (a) one or more replacement tenants

A-3-35

300 Pine Street Seattle, WA 98101	Collateral Asset Summary – Loan No. 3 Amazon Seattle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$93,000,000 35.1% 4.27x 13.1%

acceptable to the lender (reasonable discretion) execute and deliver replacement lease(s) covering the lesser of (I) all of the terminated space or (II) 75% of the space demised under the Lease Sweep Lease, provided that such replacement lease(s) satisfies certain conditions to be set forth in the loan documents, and (b) the debt yield is at least equal to 5.83% based on the Amazon Seattle Whole Loan and 5.00% based on the Amazon Seattle Total Debt, provided that, so long as no event of default then exists, the borrower will be permitted to cause prepayments (in compliance with the prepayment provisions hereof in the loan agreement) of amounts sufficient that, if applied to the outstanding principal balance of the loan, would result in the property achieving a debt yield of at least 5.83% based on the Amazon Seattle Whole Loan and 5.00% based on the Amazon Seattle Total Debt;

(ii) the date on which a tenant under a Lease Sweep Lease goes dark at 50% or more of its space on a rentable square foot basis (or, if a Lease Sweep Tenant gives notice that it intends to discontinue operation of its business at a future date but has not yet discontinued, then the earlier of (i) actual discontinuance and (ii) the later of (A) the delivery of such notice and (B) the date that is 12 months prior to the future date of such discontinuance as stated in such notice) (a “Dark Period Event”) and ending on the date on which either (a) one or more replacement tenants acceptable to the lender (in its reasonable discretion) execute and deliver replacement lease(s) covering the lesser of (I) all of the dark space or (II) 75% of the space demised under the Lease Sweep Lease, provided that such replacement tenant(s) and lease(s) satisfies certain conditions to be set forth in the loan documents, or (b) for a Dark Period Event, the entirety of the dark space has been sublet to an entity rated “BBB-” or equivalent by at least two of Fitch, Moody’s and S&P (an “Investment Grade Rating”) or a wholly-owned subsidiary of an entity whose obligations are guaranteed by such entity with an Investment Grade Rating (collectively, “Investment Grade Entity”) who has accepted delivery thereof and is paying unabated rent at a contract rate no less than the contract rate required under the Lease Sweep Lease (other than free rent from leases with free rent periods that are currently in effect that are permitted free rent periods); provided, however, that if the tenant either (a) is Amazon (or an affiliate thereof so long as the Amazon.com guaranty remains in effect), (b) is one or more Investment Grade Entities or (c) has subleased the dark space to one or more Investment Grade Entities who have accepted delivery thereof and is paying unabated rent at a rate that is at least equal to the contract rate under the Lease Sweep Lease, such tenant will not be deemed to have “gone dark” and no Lease Sweep Period will commence;

(iii) upon either (a) a monetary default or (b) a material non-monetary default under a Lease Sweep Lease by the tenant thereunder that continues beyond any applicable notice and cure period, and in each case ending on the date on which the event of default has been cured and no other event of default under such Lease Sweep Lease occurs for a period of three consecutive months following such cure;

(iv) the tenant (or guarantor, if any) under a Lease Sweep Lease filing or commencing a bankruptcy or insolvency proceeding, which Lease Sweep Period will end on the date on which the insolvency proceeding is terminated or the applicable lease is affirmed, assumed or assigned in a manner satisfactory to the lender; or

(v) the effective date of any termination by the Amazon tenant of the Amazon lease with respect to any phase due to the borrower’s failure to timely deliver such phase to the Amazon tenant in delivery condition or in final condition, as applicable, pursuant to the Amazon lease.

Notwithstanding clause (ii) above, a tenant under a Lease Sweep Lease will not be deemed to be “dark” if the discontinuation of operations in its space as a result of either of the following: (A) such discontinuation occurs in order for such tenant to comply with governmental restrictions which restrict the use or occupancy of the Property in connection with the COVID-19 pandemic or any other pandemic or epidemic (a “SIP Order”), and the tenant resumes operations in its space within 90 days after such SIP Order is lifted or (B) such discontinuation occurs in connection with such tenant’s commercially reasonable safety protocols relating to the COVID-19 pandemic or any other pandemic or epidemic, provided further that, in either case of clause (A) or (B), that such tenant has not given notice that it does not intend to re-open or resume operations in its space (any discontinuation of operations described above, a “Pandemic Discontinuation”).

Any sweep commenced pursuant to clauses (i) through (iv) above will be subject to the cash management provisions described herein, which will include deposits into the lease reserve account during a Trigger Period. Additionally, any tenant termination or modification fees collected by the borrower will be deposited in the leasing reserve account (including if this results in amounts in the leasing reserve account exceeding the Lease Sweep Reserve Cap). Provided there is no event of default, all funds on reserve in the leasing reserve account will be made available to the borrower to pay for tenant improvements, leasing commissions and other costs incurred by the borrower in connection with the re-tenanting of the applicable space covered by the respective lease and other approved leasing costs (or, in the event no Trigger Period is in effect, funds on the reserve in the leasing reserve account will be made available to the borrower for other expenses of the Amazon Seattle Property.

Further, a Lease Sweep Period (other than a Lease Sweep Period triggered by clause (iv) above) will not be triggered (or, if already triggered, may be terminated) if the borrower delivers to the lender (and, for the avoidance of doubt, prior to such delivery in satisfaction of the conditions set forth in this paragraph, a Lease Sweep Period will continue to exist) any of (x) an acceptable letter of credit, (y) a guaranty in form and substance satisfactory to Lender from an Investment Grade Entity that is rated by two of Fitch, Moody’s and S&P and that maintains minimum net worth (exclusive of the Property) and liquidity at levels of $500 million and $50 million (exclusive of any interest in the Amazon Seattle Property), respectively, or (z) subject to (a) rating agency confirmation, (b) Mezzanine Lender approval and (c) a guaranty in form and substance satisfactory to the lender from a guarantor reasonably acceptable to Lender, in any case, in an amount equal to the Lease Sweep Reserve Cap. All letters of credit plus all guaranties (excluding any recourse carveout guaranty) in effect as of any date of determination will not exceed, in the aggregate, 12.5% of the outstanding principal balance of the Amazon Seattle Whole Loan.

A-3-36

300 Pine Street Seattle, WA 98101	Collateral Asset Summary – Loan No. 3 Amazon Seattle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$93,000,000 35.1% 4.27x 13.1%

A “Lease Sweep Reserve Cap” means: (a) for a lease sweep due to clause (i) or (ii) above, $75.00 PSF of the terminated space or dark space, as applicable; and (b)  for a lease sweep due to clause (iii) above, $75.00 PSF of the related defaulted lease sweep lease; provided that, (x) if the lease sweep trigger is continuing pursuant to both (i) and (ii) above and no other lease sweep trigger is then continuing, the Lease Sweep Reserve Cap will be calculated based on the aggregate rentable square footage of both the terminated Space and the dark Space (without duplication with regard to the same space) and (y) the aggregate Lease Sweep Reserve Cap for all concurrent lease sweep triggers will not exceed $51,322,050 (i.e., $75.00 PSF that is leased pursuant to the Amazon lease including the expansion premises described in loan documents).

A “Lease Sweep Tenant” means any tenant under a Lease Sweep Lease.

Initial and Ongoing Reserves.  At loan origination, the borrower deposited approximately (i) $16,421,411 into an existing TI/LC reserve and (ii) $5,572,775 into a free rent reserve for bridge rent, gap rent, or free rent periods.

In addition, the Previous Owner deposited funds in the amount of (i) $2,000,000 into a rent credit escrow, pursuant to an escrow agreement among the Previous Owner, the borrower and a title company, to be utilized by the borrower in the event any delayed Amazon work results in accrued rent credits and (ii) $22,900,151 into a capital project escrow, pursuant to escrow instructions among the Previous Owner, the borrower, the condominium association, and a title company, for the completion and payment of remaining construction work at the Amazon Seattle Property, including work related to the Amazon expansion premises and the Knot Springs premises. Both the rent credit escrow and the capital project escrow are held by the title company and not by the lender. The lender has been granted a collateral assignment of such escrow agreements. However, the lender will have lesser rights under such escrow arrangements than would be the case if such reserves were held by the lender.

Tax Reserve – During a Trigger Period (as defined below), the borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the estimated annual real estate taxes.

Insurance Reserve – During a Trigger Period, the borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12 of estimated insurance premiums, unless an acceptable blanket policy is in effect. As of the loan origination date, an acceptable blanket policy was in place.

Replacement Reserve – During a Trigger Period, the borrower is required to deposit into a replacement reserve, on a monthly basis, an amount equal to $0.0167 PSF (initially approximately $12,933) for replacement reserves.

Rollover Reserve – During a Trigger Period, the borrower is required to deposit into a rollover reserve, on a monthly basis, an amount equal to $0.125 PSF (initially approximately $96,802) for tenant improvements and leasing commissions (capped at $75.00 PSF).

Condominium Reserve – From and after the retail unit release, the borrower is required to deposit into a condominium reserve, on a monthly basis, 1/12 of the condominium charges as set forth in the approved annual budget, in order to accumulate sufficient funds to pay all such condominium charges on their respective due dates.

Lease Sweep Reserve – During the continuance of a Lease Sweep Period, all excess cash is required to be swept into a lease sweep reserve account (the “Lease Sweep Reserve”), which will be made available to the borrower to pay for tenant improvements, leasing commissions and other costs with respect to the re-tenanting of the space covered by the applicable Sweep Lease.

Current Mezzanine or Subordinate Indebtedness. The Amazon Seattle Subordinate Companion Loan has an outstanding principal balance as of the Cut-off Date of $155.1 million, and accrues interest at a fixed rate of 3.004833% per annum. For additional information, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—Amazon Seattle Whole Loan” in the Preliminary Prospectus. A mezzanine loan (the “Mezzanine Loan”) was funded by Deutsche Bank AG, New York Branch to KRE 300 Pine Mezz A LLC. The Mezzanine Loan has an original principal balance of $65.0 million, accrues interest at a per annum rate of 6.10000%, and requires interest-only payments until the ARD, and has an ARD and a maturity date co-terminous with that of the Amazon Seattle Whole Loan. See “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in the Preliminary Prospectus.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. The Amazon Seattle Whole Loan documents allow, on or after the prepayment lockout expiration date but prior to the ARD, a release of the Retail Unit at the Amazon Seattle Property in connection with an arm’s length sale of such unit to an unrelated third party, upon prepayment of a release amount equal to $37,800,000 for the Amazon Seattle Whole Loan (and $6,300,000 for the Mezzanine Loan), together with, among other things, if prior to the open prepayment date, a prepayment fee equal to the greater of 1.00% of the amount prepaid and a yield maintenance premium, provided, that among other conditions, (i) after the release, the aggregate debt yield of the Amazon Seattle Total Debt is not less than the greater of such aggregate debt yield prior to the release and 5.82% and the debt yield of the Amazon Seattle Whole Loan is not less than the greater of such debt yield prior to the release and 6.79% (provided that the borrower may make an additional prepayment to satisfy such debt yield conditions), (ii) such release is permitted under the terms of the Mezzanine Loan and under the Amazon lease, (iii) the Condominium Revision has occurred and certain amendments are made to the condominium documents, and (iv) certain REMIC related conditions are satisfied.

A-3-37

Various Hopewell Junction, NY 12533	Collateral Asset Summary – Loan No. 4 iPark 84 Innovation Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 58.5% 2.29x 9.4%

A-3-38

Various Hopewell Junction, NY 12533	Collateral Asset Summary – Loan No. 4 iPark 84 Innovation Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 58.5% 2.29x 9.4%

A-3-39

Various Hopewell Junction, NY 12533	Collateral Asset Summary – Loan No. 4 iPark 84 Innovation Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 58.5% 2.29x 9.4%

Mortgage Loan Information
Loan Seller:	CREFI
Loan Purpose:	Refinance
Borrower Sponsor:	Joseph Cotter
Borrower:	i.Park East Fishkill 84 LLC
Original Balance(1):	$60,000,000
Cut-off Date Balance(1):	$60,000,000
% by Initial UPB:	6.1%
Interest Rate:	3.80000%
Payment Date:	6th of each month
First Payment Date:	June 6, 2021
Maturity Date:	May 6, 2031
Amortization:	Interest Only
Additional Debt(1):	$28,000,000 Pari Passu Debt
Call Protection(2):	L(24), D(92), O(4)
Lockbox / Cash Management:	Hard / Springing

Reserves(3)
	Initial	Monthly	Cap
Taxes:	$174,216	$34,843	NAP
Insurance:	$0	Springing	NAP
Replacement:	$782,761	$15,639	NAP
TI/LC:	$0	$27,237	NAP
Other(6):	$3,588,600	Springing	NAP
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Industrial / Warehouse and R&D
Collateral:	Fee / Leasehold
Location:	Hopewell Junction, NY
Year Built / Renovated(4):	Various / Various
Total Sq. Ft.:	938,339
Property Management:	Pembroke Management, Inc.
Underwritten NOI(5):	$8,275,615
Underwritten NCF:	$7,761,115
Appraised Value:	$150,500,000
Appraisal Date:	March 24, 2021

Historical NOI
Most Recent NOI(5):	$6,605,845 (February 28, 2021)
2020 NOI:	$6,532,153 (December 31, 2020)
2019 NOI:	$5,958,334 (December 31, 2019)
2018 NOI	NAV

Historical Occupancy
Most Recent Occupancy:	92.3% (T-12 February 28, 2021)
2020 Occupancy:	92.3% (December 31, 2020)
2019 Occupancy:	68.0% (December 31, 2019)
2018 Occupancy:	NAV

Financial Information(1)
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$60,000,000
Pari Passu Note	28,000,000
Whole Loan	$88,000,000	$94 / $94	58.5% / 58.5%	2.44x / 2.29x	9.4% / 8.8%	9.4% / 8.8%

(1)	The iPark 84 Innovation Center Loan (as defined below) is evidenced by the controlling Note A-1, which is part of the iPark 84 Innovation Center Whole Loan (as defined below) consisting of two pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $88,000,000. For additional information, see “The Loan” herein.

(2)	The lockout period will be at least 24 payments beginning with and including the first payment date of June 6, 2021. The borrower has the option to defease the iPark 84 Innovation Center Whole Loan in full on or after the first payment date following the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) April 30, 2025. The lockout period of 24 payments is based on the expected Benchmark 2021-B26 transaction closing date occurring in May 2021. The actual lockout period may be longer.

(3)	See “Initial and Ongoing Reserves” herein.

(4)	The iPark 84 Innovation Center Property was constructed in 1966, 1971, 1976, and 1985 and was renovated in 1985, 1987, 1992, 2012, 2014, and 2020.

(5)	The increase from Most Recent NOI ($) to Underwritten NOI ($) is primarily attributable to Crepini, Great Point Capital Fund A, LP, Dutchess Pride, Sprout Creek, and Midway Dental executing new leases and beginning rent payments in 2021.

(6)	Other reserves are comprised of an immediate repair reserve ($332,970), unfunded obligations reserve ($687,500) related to outstanding landlord work under the eMagin and Crepini lease documents, a specified tenant reserve ($2,468,130) equal to approximately 12 months of IBM gross rent, a post-closing obligations reserve ($100,000) and a condominium assessment reserve (springing).

The Loan.  The iPark 84 Innovation Center mortgage loan (the “iPark 84 Innovation Center Loan”) is part of a whole loan (the “iPark 84 Innovation Center Whole Loan”), which is secured by the borrower’s fee and leasehold interest in a warehouse/R&D industrial property located in Hopewell Junction, New York (the “iPark 84 Innovation Center Property”). The iPark 84 Innovation Center Whole Loan is comprised of two pari passu notes with an aggregate principal balance as of the Cut-off Date of $88.0 million. Only the Note A-1, with an outstanding principal balance as of the Cut-off Date of $60.0 million, is being contributed to the Benchmark 2021-B26 mortgage trust. The relationship between the holders of the iPark 84 Innovation Center Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus. The iPark 84 Innovation Center Whole Loan was originated by Citi Real Estate Funding Inc. (“CREFI”). The iPark 84 Innovation Center Whole Loan has a 120-month term and will be interest-only for its entire term.

The iPark 84 Innovation Center Whole Loan proceeds were used to refinance existing debt, return equity to the borrower sponsor, fund upfront reserves and pay closing costs.

A-3-40

Various Hopewell Junction, NY 12533	Collateral Asset Summary – Loan No. 4 iPark 84 Innovation Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 58.5% 2.29x 9.4%

The table below summarizes the promissory notes that comprise the iPark 84 Innovation Center Whole Loan.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$60,000,000	$60,000,000	Benchmark 2021-B26	Yes
A-2	28,000,000	28,000,000	CREFI(1)	No
Whole Loan	$88,000,000	$88,000,000
(1)	Expected to be contributed to one or more future securitization transactions.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$88,000,000	100.0%	Loan Payoff	$66,920,717	76.0%
			Principal Equity Distribution	14,732,384	16.7
			Reserves	4,545,577	5.2
			Closing Costs	1,801,323	2.0
Total Sources	$88,000,000	100.0%	Total Uses	$88,000,000	100.0%

The Borrower(s) / Borrower Sponsor.  The borrower is i.Park East Fishkill 84 LLC, a Delaware limited liability company and structured to be a single purpose bankruptcy-remote entity, having one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the iPark 84 Innovation Center Whole Loan.

The borrower sponsor and non-recourse carveout guarantor is Joseph Cotter of National Resources (“NRE”), an investor and developer of mixed-use real estate, specializing in industrial and corporate business parks. The firm has a value-add investment strategy that involves acquiring older buildings and business parks, upgrading them using their proprietary approach, and leasing up the asset. NRE created and operates the iPark brand, which includes over 5 million sq. ft. of space in eight different locations, including the iPark 84 Innovation Center Property. Since the firm’s inception in 1988, NRE has developed strong relationships with some of the world’s largest capital partners and have produced strong financial returns to investors. Institutional partners have included Apollo Real Estate (Lake Success iPark), UBS (Edgewater, NJ), AEW (multiple shopping centers in southeast), Bessemer Trust (northeast shopping centers), GMAC Commercial Mortgage and Capmark Equity Investors (Norwalk, CT).

The Property. The iPark 84 Innovation Center Property is an industrial property totaling 938,339 net rentable sq. ft. within the iPark 84 development in Hopewell Junction, New York. The iPark 84 Innovation Center Property sits on 37.9 acres and was constructed in phases in 1966, 1971, 1976, and 1985. The iPark 84 Innovation Center Property was renovated in phases in 1985, 1987, 1992, 2012, 2014, and 2020. The iPark 84 Innovation Center Property includes light manufacturing, R&D, warehouse and office. The iPark 84 development is located off I-84 and spans 300 acres and approximately 2.0 million square feet.

The iPark 84 Innovation Center Property consists of six buildings, buildings 330D, 330 C/L, 303, 304, 308 & 309. The iPark 84 Innovation Center Property, in the aggregate, comprises approximately 50% of a larger industrial park campus that is not collateral for the iPark 84 Innovation Center Loan (the “iPark 84 Campus”) that was developed by IBM in the 1960s and served as its East Fishkill Campus for over 40 years. Over the last decade, IBM shifted away from manufacturing and towards consulting, software, and research & development and thus in 2015 sold the iPark 84 Campus to Global Foundries (as defined below), a major semiconductor firm. Subsequent to the sale, IBM continues to occupy mission critical R&D space under a lease at the iPark 84 Innovation Center Property.

Global Foundries sold approximately 50% of the iPark 84 Campus in 2017, which constitutes the iPark 84 Innovation Center Property, and retained ownership of the remainder of the iPark 84 Campus, where they operate their Fab 10 semiconductor manufacturing facility. In addition to owning the remaining 50% of the iPark 84 Campus, Global Foundries is the sole tenant at two of the buildings comprising the iPark 84 Innovation Center Property, buildings 303 and 309.

Buildings 303, 304, 308 & 309 are subject to a condominium regime formed in August 2017 (the “Hopewell Condominium I”). The Hopewell Condominium I is made up of 8 condominium units. Unit 7GL of the condominium (which condominium unit includes building 303 and 309) is subject to a 2017 ground lease (“Ground Lease”) between Global Foundries, as ground lessor, and the condominium association, as ground lessee, that expires in 2116 and currently has 95 years remaining (the “Ground Leasehold Interest”). The Ground Lease was put in place because buildings 303 and 309 contain certain materials and operations that are required to be located on the same parcel that Global Foundries’ Fab 10 semiconductor manufacturing facility is located upon, per Global Foundries’ operating permits. The annual rent under the ground lease is $1.00 with no escalations or fair market value reset. The borrower owns three of the condominium units, including Unit 7GL, subject to the Ground Lease, which units are included as collateral for the iPark 84 Innovation Center Loan.

Buildings 330C/L, 330D are subject to a Declaration of Condominium, dated March 29, 2018 (the “Hopewell Condominium II”). The Hopewell Condominium II contains 9 condominium units. The borrower owns two of the condominium units, which units are included as collateral for the iPark 84 Innovation Center Loan.

A-3-41

Various Hopewell Junction, NY 12533	Collateral Asset Summary – Loan No. 4 iPark 84 Innovation Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 58.5% 2.29x 9.4%

Major Tenants. Global Foundries (316,313 sq. ft., 33.7% of NRA) is a semiconductor engineering and manufacturing firm headquartered in Santa Clara, CA. Originally the manufacturing arm of Advanced Micro Devices (“AMD”), Global Foundries manufactures integrated circuits in high volume mostly for semiconductor companies such as AMD, Broadcom, Qualcomm, and STMicroelectronics. Global Foundries has been at the iPark84 Innovation Center Property since they acquired IBM’s semiconductor manufacturing business in 2015. In April 2019, ON Semiconductor (NASDAQ: ON) announced that it will acquire Global Foundries’ operations at the iPark 84 Innovation Center Property in order to expand its capacity in 300mm chip production. ON Semiconductor employs more than 34,000 people globally and specializes in designing, engineering, and manufacturing semiconductors in North America, Europe, and Asia. ON Semiconductor reported 2020 revenue of approximately $5.3 billion and net income of approximately $234 million, which marked an approximately 10.6% increase in net income from 2019.

IBM (107,210 sq. ft., 11.4% of NRA) is an American multinational technology company headquartered in Armonk, NY with operations in over 175 countries. The company produces and sells computer hardware, software, and provides hosting and consulting services. IBM is also a major research organization with key research and development operations at the iPark84 Innovation Center Property. IBM expanded its space recently in 2019 and has occupied space, initially as the owner and subsequently as a tenant, at the iPark 84 Innovation Center Property for over 40 years. At origination of the iPark 84 Innovation Center Loan, the borrower deposited $2,468,130 into a specified tenant reserve which is equal to approximately 12 months of IBM Gross Rent.

Great Point Capital Fund A, LP (100,000 sq. ft., 10.7% of NRA) is a manager of movie studios and production space in the New York metro area. Great Point performs subsidiary services for the movie industry, such as talent, postproduction, and financing. At the iPark84 Innovation Center Property, the company leases warehouse space primarily for storing film supplies.

Crepini (90,962 sq. ft., 9.7% of NRA) is a food company that produces a variety of low-calorie, egg-based tortillas that are sold to Costco, Walmart, Sam’s Club, and through their online marketplace. The firm is rapidly expanding, and its products are sold in over 4,000 stores nationwide. The company is headquartered at the iPark84 Innovation Center Property, where they operate a food manufacturing facility that makes approximately 250 million tortillas per year.

eMagin (62,673 sq. ft., 6.7% of NRA) is an American company that develops organic OLED technology and manufactures OLED displays used in virtual imaging products, including night-vision goggles for the United States Department of Defense. The firm’s products are used in a wide range of settings including medical, law enforcement, industrial, gaming, entertainment, and military. The firm is headquartered at the iPark84 Innovation Center Property.

COVID-19 Update. As of May 6, 2021, the iPark 84 Innovation Center Property is open and operating. Only one tenant at the iPark 84 Innovation Center Property, which accounts for 3.4% of NRA and 2.6% of underwritten base rent, requested rent relief in connection with COVID-19. The borrower sponsor granted this tenant 3 months of 50% reduced rent, to be repaid by the tenant over the first six months of 2021. The iPark 84 Innovation Center Whole Loan is not subject to any modification or forbearance requests. The first payment date of the iPark 84 Innovation Center Loan is June 6, 2021. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Preliminary Prospectus.

Tenant Summary(1)
Tenant	Ratings (Moody’s/Fitch/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent Per Sq. Ft.	% of Total U/W Base Rent	Lease Expiration
Global Foundries	NR / NR / NR	316,313	33.7%	$5.91	22.2%	9/1/2027
IBM	A2 / A / NR	107,210	11.4%	$20.81	26.4%	12/31/2022
Great Point Capital Fund A, LP	NR / NR / NR	100,000	10.7%	$4.59	5.4%	3/31/2031
Crepini	NR / NR / NR	90,962	9.7%	$7.64	8.2%	Various(3)
eMagin	NR / NR / NR	62,673	6.7%	$19.61	14.6%	Various(4)
Sloop	NR / NR / NR	31,900	3.4%	$6.94	2.6%	9/2/2028
MoreGood	NR / NR / NR	27,337	2.9%	$9.68	3.1%	6/4/2029
Cozzini	NR / NR / NR	26,383	2.8%	$8.97	2.8%	10/31/2028
Sprout Creek	NR / NR / NR	23,150	2.5%	$8.67	2.4%	3/31/2031
Country Produce	NR / NR / NR	21,855	2.3%	$6.50	1.7%	10/31/2029
Total / Wtd. Avg. Major Tenants		807,783	86.1%	$9.35	89.5%
Remaining Tenants		58,260	6.2%	$15.21	10.5%
Total / Wtd. Avg. Occupied		866,043	92.3%	$9.74	100.0%
Vacant Space		72,296	7.7%
Total		938,339	100.0%

(1)	Based on the underwritten rent roll dated as of February 28, 2021 with rent steps through April 2022.

(2)	Credit ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Crepini leases 57,639 sq. ft. expiring on May 31, 2031 and 33,323 sq. ft. expiring on September 30, 2030.

(4)	eMagin, leases 50,360 sq. ft. expiring on December 1, 2030 and 12,313 sq. ft. expiring on May 31, 2024.

A-3-42

Various Hopewell Junction, NY 12533	Collateral Asset Summary – Loan No. 4 iPark 84 Innovation Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 58.5% 2.29x 9.4%

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2021	0	0	0.0	0	0.0%	0.00	0.0	0.0%
2022	1	107,210	11.4	107,210	11.4%	20.81	26.4	26.4%
2023	1	1,800	0.2	109,010	11.6%	10.20	0.2	26.7%
2024	1	12,313	1.3	121,323	12.9%	14.84	2.2	28.8%
2025	0	0	0.0	121,323	12.9%	0.00	0.0	28.8%
2026	2	16,810	1.8	138,133	14.7%	17.01	3.4	32.2%
2027	2	325,963	34.7	464,096	49.5%	5.97	23.1	55.3%
2028	2	58,283	6.2	522,379	55.7%	7.85	5.4	60.7%
2029	2	49,192	5.2	571,571	60.9%	8.27	4.8	65.5%
2030	3	103,683	11.0	675,254	72.0%	17.13	21.0	86.6%
2031	4	190,789	20.3	866,043	92.3%	5.94	13.4	100.0%
2032 & Thereafter	0	0	0.0	866,043	92.3%	0.00	0.0	100.0%
Vacant	NAP	72,296	7.7	938,339	100.0%	NAP	NAP	NAP
Total / Wtd. Avg.	18	938,339	100.0%			$9.74	100.0%
(1)	Based on the underwritten rent roll dated as of February 28, 2021 with rent steps through April 2022.

Environmental Matters. The Phase I environmental reports dated as of April 9, 2021 identify as a controlled REC for the iPark 84 Innovation Center Property known impacts to soil and groundwater associated with the iPark 84 Innovation Center Property’s historic use by IBM. During the 1960s and 1970s, IBM operated underground storage tank farms for virgin and waste materials and a silicon-containing surface impoundment and conducted fire training operations. IBM, who, pursuant to the ESA, has retained responsibility for the impacts, has conducted various investigations and implemented various corrective actions at the iPark 84 Innovation Center Property under the oversight of the New York State Department of Environmental Conservation (“NYSDEC”).  Ultimately, investigation and remediation remain ongoing.  In addition, active Solid Waste Management Units (“SWMUs”) still exist in onsite buildings 303, 304, 308, 309, 330C/L/D. To mitigate the potential of environmental liability, a Pollution Legal Liability Plus insurance policy was in put place at origination of the Mortgage Loan with CREFI and its successors and/or assigns as a named insured. The policy was issued by Sirus Specialty Insurance Corp., has coverage for the loan term, and includes a limit of liability of $5,000,000 (per claim and in the aggregate) and a $25,000 deductible. See “Description of the Mortgage Pool—Environmental Considerations” in the Preliminary Prospectus.

The Market. The iPark 84 Innovation Center Property is located in Hopewell Junction, Dutchess County, NY. Dutchess County is located in the Hudson Valley region of New York as part of the New York-Newark-Jersey City, NY-NJ-PA Core-Based Statistical Area. The county is situated along the State of New York’s southeastern boundary, approximately 80 miles north of Manhattan. The county is bordered by Columbia County to the north, Putnam County to the South and Ulster County to the West and sits along the New York-Connecticut border. The region is accessible via the Hudson Valley Regional Airport, Metro-North Hudson Line, Amtrak, Interstate 84, Route 9, Route 44 and a number of interstates.

East Fishkill has become an exurb of New York City. Lower Dutchess County is primarily rural but has developed as a residential area. There has been little industrial and commercial office development in lower Duchess County in the past except for that of IBM Corporation, which has been established in the area for more than 50 years and has gone through periods of growth and contraction during the past 20 years. There has been significant residential construction of single-family homes and condominium communities over the past five-year housing boom. In March 2021, Amazon was granted approval to build a 631,000-square foot warehouse that is west of the subject property within the iPark development.

The iPark 84 Innovation Center Property located Dutchess County, NY. According to the appraisal, Dutchess County Market had an inventory of 11.3 million square feet with a vacancy rate of 2.5% and the asking rental rate in the submarket is $8.40 per sq. ft.

A-3-43

Various Hopewell Junction, NY 12533	Collateral Asset Summary – Loan No. 4 iPark 84 Innovation Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 58.5% 2.29x 9.4%

Cash Flow Analysis.

Cash Flow Analysis
	2019	2020	T-12 2/28/2021	U/W	U/W PSF
Base Rent(1)	$6,392,517	$6,882,095	$6,966,680	$8,328,823	$8.88
Contractual Rent Steps(2)	0	0	0	107,183	0.11
Potential Income from Vacant Space	0	0	0	473,895	0.51
Total Reimbursements	415,930	441,380	442,988	1,010,664	1.08
Gross Potential Rent	$6,808,446	$7,323,475	$7,409,668	$9,920,566	$10.57
Vacancy & Credit Loss	0	0	0	(498,117)	(0.53)
Effective Gross Income	$6,808,446	$7,323,475	$7,409,668	$9,422,449	$10.04
Total Operating Expenses	$850,112	$791,322	$803,823	$1,146,835	$1.22
Net Operating Income(3)	$5,958,334	$6,532,153	$6,605,845	$8,275,615	$8.82
Replacement Reserves	0	0	0	187,668	0.20
TI/LC	0	0	0	326,832	0.35
Net Cash Flow	$5,958,334	$6,532,153	$6,605,845	$7,761,115	$8.27
(1)	Base Rent is based on the underwritten rent roll dated February 28, 2021.

(2)	Contractual Rent Steps include rent escalations through April 2022.

(3)	The increase from T-12 2/28/2021 NOI to U/W NOI is primarily attributable to newly executed leases at the iPark 84 Innovation Center Property.

Property Management. The iPark 84 Innovation Center Property is managed by Pembroke Management, Inc.

Lockbox / Cash Management. The iPark 84 Innovation Center Whole Loan is structured with a hard lockbox and springing cash management. At origination of the iPark 84 Innovation Center Whole Loan, the borrower was required to deliver a notice to each tenant directing each tenant to remit all payments under the applicable lease directly to the lender-controlled lockbox. The borrower is required to cause revenue received by the borrower or the property manager to be deposited into such lockbox immediately upon receipt. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of the borrower unless a Trigger Period exists. Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the iPark 84 Innovation Center Whole Loan documents; and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the iPark 84 Innovation Center Whole Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the iPark 84 Innovation Center Whole Loan. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrower. Upon an event of default under the iPark 84 Innovation Center Whole Loan documents, the lender will apply funds to the debt in such priority as it may determine.

A “Trigger Period” means a period (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default, (ii) the debt yield falling below 7.0%, and (iii) the occurrence of a Specified Tenant Trigger Period (as defined below); and (B) expiring upon (x) with regard to any Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of such event of default, (y) with regard to any Trigger Period commenced in connection with clause (ii) above, the date that the debt yield is equal to or greater than 7.25% for two consecutive calendar quarters and (z) with regard to any Trigger Period commenced in connection with clause (iii) above, a Specified Tenant Trigger Period ceasing to exist.

“Specified Tenant” means, as applicable, (i) International Business Machines Corporation (“IBM”), (ii) Global Foundries U.S. 2 LLC (“Global Foundries”), (iii) any tenant which, individually or when aggregated with all other leases at the iPark 84 Innovation Center Property with the same tenant or its affiliate, either (A) accounts for 20% or more of the total rental income for the iPark 84 Innovation Center Property, or (B) demises 20% or more of the iPark 84 Innovation Center Property’s gross leasable area, (iv) any other lessee(s) of 20% or more of the Specified Tenant space, and (v) any parent company of such Specified Tenant, and any affiliate providing credit support for, or guarantor of, any such Specified Tenant lease.

A “Specified Tenant Trigger Period” will, subject to the final proviso of this definition, (A) commence upon the first to occur of (i) the Specified Tenant being in default under the applicable Specified Tenant lease beyond any applicable notice and cure periods, (ii) Specified Tenant failing to be in actual, physical possession of the Specified Tenant space (or applicable portion thereof), failing to be open to the public for business during customary hours and/or “going dark” in the Specified Tenant space (or applicable portion thereof) (excluding closure due to health and safety purposes related to COVID-19), (iii) Specified Tenant giving written notice that it is terminating its lease for all or any portion in excess of 20% of the Specified Tenant space, (iv) any termination or cancellation of any Specified Tenant lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant lease failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of the Specified Tenant, (vi) Specified Tenant failing to extend or renew the applicable Specified Tenant lease on or prior to the applicable Specified Tenant extension deadline in accordance with the applicable terms and conditions thereof and of the iPark 84 Innovation Center Whole Loan documents (unless the Specified Tenant does extend or renew for a portion of the applicable Specified Tenant space such as to cause the occurrence of a Specified Tenant Lease Renewal Cure Event) (as defined below) and (vii) IBM (or its parent company or lease guarantor, as applicable), ceasing to satisfy the Credit Rating Condition (as defined below), and (B) expire upon the first to occur of (X) the debt yield (for purposes of the calculation of

A-3-44

Various Hopewell Junction, NY 12533	Collateral Asset Summary – Loan No. 4 iPark 84 Innovation Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 58.5% 2.29x 9.4%

which, (I) rents from any Lease with a tenant that is an Affiliate of the borrower or guarantor will only be included if such lease was approved by the lender, (II) with respect to any Specified Tenant Trigger Period other than one caused by clause (iii), (iv) or (vi) above, rents from any Specified Tenant Lease that has caused, or the applicable Specified Tenant under which has caused, such ongoing Specified Tenant Trigger Period will be excluded, and (III) with respect to any Specified Tenant Trigger Period caused by clause (iii), (iv) or (vi) above, rents from any Specified Tenant lease that has caused, or the applicable Specified Tenant under which has caused, such ongoing Specified Tenant Trigger Period will be excluded for the portion of the Specified Tenant space that has been terminated or cancelled, or for which a termination notice has been sent, or that has not been renewed or extended as described above, as applicable) being equal to or greater than 8.0% for two (2) consecutive calendar quarters or (Y) the lender’s receipt of evidence reasonably acceptable to the lender (which includes, without limitation, a duly executed estoppel certificate in form and substance acceptable to the lender) of (1) the satisfaction of the Specified Tenant Cure Conditions (as defined below), or (2) the borrower leasing the entire Specified Tenant space (or a portion thereof such as to cause the occurrence of a Specified Tenant Lease Renewal Cure Event) in accordance with the applicable terms and conditions of the iPark 84 Innovation Center Whole Loan documents for a minimum renewal term of five years, the applicable tenant(s) under such lease(s) being in actual, physical occupancy of, and open to the public for business in, the space demised under their respective leases and paying the full amount of the rent due thereunder (excluding closure due to health and safety purposes related to COVID-19); provided, however, that notwithstanding the foregoing, no Specified Tenant Trigger Period will commence if the debt yield (for purposes of the calculation of which, (I) rents from any lease with a tenant that is an affiliate of borrower or guarantor will only be included if such Lease was approved by the lender, (II) with respect to any Specified Tenant Trigger Period other than one pursuant to clause (iii), (iv) or (vi) above, rents from the applicable Specified Tenant lease that would otherwise have caused, or the applicable Specified Tenant under which would otherwise have caused, such Specified Tenant Trigger Period to commence, will be excluded, and (III) with respect to any Specified Tenant Trigger Period pursuant to clause (iii), (iv) or (vi) above, the applicable Specified Tenant lease that would otherwise have caused, or the applicable Specified Tenant under which would otherwise have caused, such Specified Tenant Trigger Period to commence, will be excluded for the portion of the Specified Tenant Space that has been terminated or cancelled, or for which a termination notice has been sent, or that has not been renewed or extended as described above, as applicable) is equal to or greater than 8.0%.

“Specified Tenant Cure Conditions” means each of the following, as applicable: (a) the applicable Specified Tenant has cured all defaults under the applicable Specified Tenant lease, (b) the applicable Specified Tenant is in actual, physical possession of the Specified Tenant space (or applicable portion thereof), open to the public for business during customary hours and not “dark” in the Specified Tenant space (or applicable portion thereof), (c) the applicable Specified Tenant has revoked or rescinded all termination or cancellation notices with respect to the applicable Specified Tenant lease and has re-affirmed the applicable Specified Tenant lease as being in full force and effect, (d) the occurrence of a Specified Tenant Lease Renewal Cure Event, (e) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable Specified Tenant and/or the applicable Specified Tenant lease, the applicable Specified Tenant is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed the applicable Specified Tenant lease pursuant to final, non-appealable order of a court of competent jurisdiction, and (f) the applicable Specified Tenant is paying full, unabated rent under the applicable Specified Tenant lease.

“Specified Tenant Lease Renewal Cure Event” means either (A)(i) at least 80% of the applicable Specified Tenant space has been leased, for a minimum of 5 years, (ii) the aggregate rental paid pursuant the foregoing renewal equals or exceeds 80% of the total rental paid as of the date of origination of the iPark 84 Innovation Center Whole Loan under the applicable Specified Tenant lease for the entirety of the applicable Specified Tenant space, and (iii) the lender receives reasonably satisfactory evidence (including, without limitation, tenant estoppel certificates) that each such replacement tenant and/or Specified Tenant, as applicable, is in occupancy, open for business, and paying full, unabated rent under the applicable lease (excluding closure due to health and safety purposes related to COVID-19), or (B) the debt yield (calculated as provided in the iPark 84 Innovation Center Whole Loan documents) is equal to or greater than 8.0% for 2 consecutive calendar quarters.

“Credit Rating Condition” means, as to any entity, a condition which will be satisfied to the extent that, as of the applicable date of determination, such entity then maintains a long-term unsecured debt rating of at least BBB- from S&P and an equivalent rating from each of the other rating agencies which rate such entity.

Initial and Ongoing Reserves.  At origination of the iPark 84 Innovation Center Whole Loan, the borrower deposited approximately (i) $174,216 into a real estate tax reserve account, (ii) $782,761 into a replacement reserve account, (iii) $332,970 into an immediate repairs reserve account, (iv) $687,500 into an unfunded obligations reserve account related to eMagin and Crepini, (v) $2,468,130 into a specified tenant reserve account relating to IBM and (vi) $100,000 into a post-closing obligations reserve account.

Tax Reserve. The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the taxes that the lender estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $34,843).

Insurance Reserve. The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12 of the amount which would be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies; provided, however, such insurance reserve has been conditionally waived so long as the borrower maintains a blanket policy meeting the requirements of the iPark 84 Innovation Center Whole Loan documents.

A-3-45

Various Hopewell Junction, NY 12533	Collateral Asset Summary – Loan No. 4 iPark 84 Innovation Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 58.5% 2.29x 9.4%

Replacement Reserve. The borrower is required to deposit into a replacement reserve, on a monthly basis, an amount equal to approximately $15,639 for replacement reserves.

TI/LC Reserve. The borrower is required to deposit into a tenant improvement and leasing commission reserve, on a monthly basis, an amount equal to approximately $27,237 for tenant improvements and leasing commissions.

Condominium Assessments Reserve. The borrower is required to deposit into a condominium assessments reserve, on a monthly basis, 1/12 of the amount which would be sufficient to pay the assessments payable, or estimated by the lender to be payable, to each association during the next ensuing 12 month period.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. At any time after the earlier to occur of (i) April 30, 2025 and (ii) two years after the closing date of the securitization that includes the last note to be securitized, the borrower may obtain the release of any one or more of Unit 1, Unit 3, and the 7GL Unit (the “Eligible Release Property”) from the lien of the related mortgage upon the satisfaction of the following conditions, among other conditions more fully set forth in the iPark 84 Innovation Center Whole Loan documents: (i) no event of default has occurred and is continuing, (ii) the borrower delivers defeasance collateral in an amount, with respect to any Eligible Release Properties, equal to (A) the greater of (a) 125% of the allocated loan amount for such Eligible Release Properties, and (b) 100% of the net sales proceeds applicable to such Eligible Release Properties, (iii) the borrower delivers to lender a rating agency confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the debt service coverage ratio with respect to the remaining mortgaged properties is greater than the greater of (a) the debt service coverage ratio as of the origination of the iPark 84 Innovation Center Whole Loan, and (b) the debt service coverage ratio for all of the mortgaged properties immediately prior to the notice of the partial release or the consummation of the partial release, as applicable, (v) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the debt yield with respect to the remaining mortgaged properties is greater than the greater of (a) the debt yield as of the origination of the iPark 84 Innovation Center Whole Loan, and (b) the debt yield for all of the mortgaged properties immediately prior to the notice of the partial release or the consummation of the partial release, as applicable, and (vi) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the loan-to-value ratio with respect to the remaining mortgaged properties is no greater than the lesser of (a) the loan-to-value ratio as of the origination of the iPark 84 Innovation Center Whole Loan, and (b) the loan-to-value ratio for all of the mortgaged properties immediately prior to the notice of the partial release or the consummation of the partial release, as applicable.

A-3-46

Various	Collateral Asset Summary – Loan No. 5 ExchangeRight Net Leased Portfolio #46	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,455,041 59.3% 2.67x 9.2%

A-3-47

Various	Collateral Asset Summary – Loan No. 5 ExchangeRight Net Leased Portfolio #46	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,455,041 59.3% 2.67x 9.2%

A-3-48

Various	Collateral Asset Summary – Loan No. 5 ExchangeRight Net Leased Portfolio #46	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,455,041 59.3% 2.67x 9.2%

Mortgage Loan Information
Loan Seller:	CREFI
Loan Purpose:	Recapitalization
Borrower Sponsor:	ExchangeRight Real Estate, LLC
Borrower:	ExchangeRight Net-Leased Portfolio 46 DST
Original Balance:	$42,455,041
Cut-off Date Balance:	$42,455,041
% by Initial UPB:	4.3%
Interest Rate:	3.37500%
Payment Date:	1st of each month
First Payment Date:	June 1, 2021
Maturity Date:	May 1, 2031
Amortization:	Interest Only
Additional Debt:	None
Call Protection:	L(24), D(92), O(4)
Lockbox / Cash Management:	Hard / Springing

Reserves(1)
	Initial	Monthly	Cap
Taxes:	$87,415	$43,707	NAP
Insurance:	$0	Springing	NAP
Replacement:	$807,585	$2,550	NAP
TI/LC:	$500,000	$0	NAP
Immediate Repairs:	$42,219	$0	NAP

Property Information
Single Asset / Portfolio:	Portfolio of 16 Properties
Property Type:	Various
Collateral:	Fee Simple
Location:	Various
Year Built / Renovated:	Various / Various
Total Sq. Ft.:	246,987
Property Management:	NLP Management, LLC
Underwritten NOI:	$3,920,621
Underwritten NCF:	$3,883,573
Appraised Value:	$71,575,000
Appraisal Date:	Various

Historical NOI(2)
Most Recent NOI:	NAV
2020 NOI:	NAV
2019 NOI:	NAV
2018 NOI:	NAV

Historical Occupancy(2)
Most Recent Occupancy:	100.0% (Various)
2020 Occupancy:	NAV
2019 Occupancy :	NAV
2018 Occupancy:	NAV

Financial Information
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$42,455,041	$172 / $172	59.3% / 59.3%	2.70x / 2.67x	9.2% / 9.1%	9.2% / 9.1%
(1)	See “Initial and Ongoing Reserves” herein.

(2)	Historical NOI and Historical Occupancy is not available because the ExchangeRight Net Leased Portfolio #46 Properties (as defined below) were recently acquired and are all single tenant properties.

The Loan.   The ExchangeRight Net Leased Portfolio #46 mortgage loan (the “ExchangeRight Net Leased Portfolio #46 Loan”) is a fixed rate loan secured by first mortgages encumbering the borrower’s fee interest in 14 single tenant retail properties and two medical office properties located in 11 different states (the “ExchangeRight Net Leased Portfolio #46 Properties”). The ExchangeRight Net Leased Portfolio #46 Loan is evidenced by a promissory note with an original principal balance and outstanding principal balance as of the Cut-off Date of $42,455,041.

The ExchangeRight Net Leased Portfolio #46 Loan has a ten-year interest-only term and accrues interest at a fixed rate of 3.37500% per annum. The ExchangeRight Net Leased Portfolio #46 Loan proceeds were used to recapitalize the borrower sponsor, fund upfront reserves and pay closing costs.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$42,455,041	57.9%	Purchase Price(1)	$70,776,238	96.6%
Principal’s New Cash Contribution	30,839,718	42.1	Upfront Reserves	1,437,219	2.0
			Closing Costs	1,081,303	1.5
Total Sources	$73,294,759	100.0%	Total Uses	$73,294,759	100.0%

(1)	The borrower sponsor acquired the ExchangeRight Net Leased Portfolio #46 Properties all-cash between the end of March and April of 2021 for a combined purchase price of $70,776,238. The ExchangeRight Net Leased Portfolio #46 Properties were unencumbered at the time of the ExchangeRight Net Leased Portfolio #46 Loan closing.

The Borrower(s) / Borrower Sponsor. The borrower is ExchangeRight Net-Leased Portfolio 46 DST, a Delaware statutory trust and single purpose entity with one independent trustee. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the ExchangeRight Net Leased Portfolio #46 Loan.

The borrower sponsor is ExchangeRight Real Estate, LLC and the non-recourse carveout guarantors are David Fisher, Joshua Ungerecht and Warren Thomas. ExchangeRight Real Estate, LLC is a real estate investment firm that offers 1031-exchangable DST offerings of net-leased portfolios and value-add multifamily properties. ExchangeRight Real Estate, LLC manages over $3.5 billion in assets under management and over 14 million square feet across more than 825 properties.

A-3-49

Various	Collateral Asset Summary – Loan No. 5 ExchangeRight Net Leased Portfolio #46	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,455,041 59.3% 2.67x 9.2%

The Properties. The ExchangeRight Net Leased Portfolio #46 Properties are comprised of 14 single tenant retail properties and two medical office properties, which are collectively 100.0% occupied. The ExchangeRight Net Leased Portfolio #46 Properties are geographically diverse with properties located in 11 different states. No specific property contributes more than 17.5% of NOI to the portfolio, and with the exception of Publix Liquor Store (1,400 sq. ft. expiring on January 31, 2023, with 5 year renewal options for as long as the Publix grocery store lease remains in effect), no tenants within the portfolio have a lease expiration until 2030. The two largest tenants by sq. ft. are GIANT Food Store and Publix.

Portfolio Summary
Property Name	City, State	Property Type	Property Subtype	Allocated Mortgage Loan Amount	Total Sq. Ft.	Year Built	As-Is Appraised Value	U/W NOI	% of Total NOI	Occ. (%)
Publix - Gulf Breeze	Gulf Breeze, Florida	Retail	Single Tenant	$7,782,947	47,000	2017-2018	$13,075,000	$657,081	16.8%	100.0%
GIANT Food Store - Dickson City	Dickson City, Pennsylvania	Retail	Single Tenant	7,062,877	54,332	2001	11,800,000	684,872	17.5	100.0%
Fresenius Medical Care - Riverdale	Riverdale, Georgia	Office	Medical	3,953,620	12,620	2017	6,800,000	401,526	10.2	100.0%
CVS Pharmacy - Corpus Christi	Corpus Christi, Texas	Retail	Single Tenant	3,249,427	12,738	2001	5,460,000	280,526	7.2	100.0%
Walgreens - Hometown	Hometown, Illinois	Retail	Single Tenant	3,214,011	14,855	2001	5,400,000	297,944	7.6	100.0%
Walgreens - Powder Springs	Powder Springs, Georgia	Retail	Single Tenant	2,420,423	15,093	2000	4,100,000	216,353	5.5	100.0%
Walgreens - Tulsa	Tulsa, Oklahoma	Retail	Single Tenant	2,369,905	13,905	1996	3,950,000	209,212	5.3	100.0%
CVS Pharmacy - Nashville	Nashville, Tennessee	Retail	Single Tenant	2,309,907	9,450	2000	4,000,000	202,188	5.2	100.0%
Fresenius Medical Care - Baton Rouge	Baton Rouge, Louisiana	Office	Medical	1,958,555	7,728	2017	3,290,000	196,817	5.0	100.0%
PNC Bank - Milford	Milford, Ohio	Retail	Single Tenant	1,854,003	2,990	2000	3,150,000	165,015	4.2	100.0%
Dollar Tree - Meraux	Meraux, Louisiana	Retail	Single Tenant	1,184,339	9,170	1996	2,000,000	116,179	3.0	100.0%
Family Dollar - Lufkin	Lufkin, Texas	Retail	Single Tenant	1,129,007	9,180	2016	1,910,000	111,077	2.8	100.0%
Dollar General - Converse	Converse, Texas	Retail	Single Tenant	1,054,045	9,026	2021	1,790,000	98,244	2.5	100.0%
Dollar Tree - Fultondale	Fultondale, Alabama	Retail	Single Tenant	1,051,758	9,924	2021	1,775,000	105,258	2.7	100.0%
Dollar General - Anderson	Anderson, South Carolina	Retail	Single Tenant	1,029,559	9,026	2016	1,700,000	92,023	2.3	100.0%
Dollar Tree - Martins Ferry	Martins Ferry, Ohio	Retail	Single Tenant	830,658	9,950	2020	1,375,000	86,308	2.2	100.0%
Total / Wtd. Avg.				$42,455,041	246,987		$71,575,000	$3,920,621	100.0%	100.0%

Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration
GIANT Food Store	NR/Baa1/BBB	54,332	22.0%	$13.75	17.5%	6/30/2032
Publix	NR/NR/NR	47,000	19.0	$15.25	16.8	Various(3)
Walgreens	BBB-/Baa2/BBB	43,853	17.8	$18.00	18.5	Various(4)
Dollar Tree	NR/Baa2/BBB	29,044	11.8	$11.56	7.8	Various(5)
CVS Pharmacy	NR/Baa2/BBB	22,188	9.0	$23.73	12.3	Various(6)
Fresenius Medical Care	BBB-/Baa3/BBB	20,348	8.2	$32.08	15.3	Various(7)
Dollar General	NR/Baa2/BBB	18,052	7.3	$11.50	4.9	Various(8)
Family Dollar	NR/Baa2/NR	9,180	3.7	$13.20	2.8	6/30/2030
PNC Bank, N.A.	A/A3/A-	2,990	1.2	$60.20	4.2	1/31/2031
Total / Wtd. Avg. Major Tenants		246,987	100.0%	$17.32	100.0%
Remaining Tenants		0	0.0	$0.00	0.0
Total / Wtd. Avg. Occupied Collateral		246,987	100.0%	$17.32	100.0%
Vacant		0	0.0
Total		246,987	100.0%
(1)	Based on the underwritten rent roll dated as of March 12, 2021 inclusive of rent steps through the first year of the ExchangeRight Net Lease Portfolio #46 Loan term.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Publix consists of a 45,600 sq. ft. Publix grocery store with a lease expiration date of January 31, 2038 and a 1,400 sq. ft. Publix Liquor Store with a lease expiration date of January 31, 2023. Publix has eight, 5 year renewal options. Publix Liquor Store has 5 year renewal options for as long as the Publix lease remains in effect.

(4)	Walgreens consists of 29,948 sq. ft. with an initial lease expiration date of May 31, 2031 based on the first termination option and a final lease expiration date of May 31, 2071 (Walgreens – Hometown and Walgreens – Powder Springs) and 13,905 sq. ft. with an initial lease expiration date of September 30, 2031 based on the first termination option and a final lease expiration date of September 30, 2071 (Walgreens – Tulsa). Walgreens has the right to terminate its leases as it relates to the 29,948 sq. ft. on May 31, 2031, May 31, 2036, May 31, 2041, May 31, 2046, May 31, 2051, May 31, 2056, May 31, 2061 and May 31, 2066 provided six months’ notice is give prior to termination. Walgreens – Tulsa has the right to terminate its lease as it relates to the 13,905 sq. ft. on September 30, 2031, September 30, 2036, September 30, 2041 September 30, 2046, September 30, 2051, September 30, 2056, September 30, 2061, and September 30, 2066, provided six months’ notice is given before termination.

(5)	Dollar Tree consists of 9,950 sq. ft. expiring January 31, 2031 (Dollar Tree - Martins Ferry), 9,924 sq. ft. expiring February 28, 2031 (Dollar Tree – Fultondale), and 9,170 sq. ft. April 1, 2031 (Dollar Tree – Meraux).

(6)	CVS consists of 12,738 sq. ft. expiring March 28, 2031 (CVS Pharmacy – Corpus Christi) and 9,450 sq. ft. January 31, 2031 (CVS Pharmacy – Nashville).

(7)	Fresenius Medical Care consists of 12,620 sq. ft. expiring August 31, 2032 (Fresenius Medical Care – Riverdale) and 7,728 sq. ft. expiring April 30, 2032 (Fresenius Medical Care - Baton Rouge).

(8)	Dollar General consists of 9,026 sq. ft. expiring April 30, 2036 (Dollar General – Converse) and 9,026 sq. ft. expiring July 31, 2031 (Dollar General – Anderson).

A-3-50

Various	Collateral Asset Summary – Loan No. 5 ExchangeRight Net Leased Portfolio #46	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,455,041 59.3% 2.67x 9.2%

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2021	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2022	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2023	1	1,400	0.6	1,400	0.6%	$15.25	0.5	0.5%
2024	0	0	0.0	1,400	0.6%	$0.00	0.0	0.5%
2025	0	0	0.0	1,400	0.6%	$0.00	0.0	0.5%
2026	0	0	0.0	1,400	0.6%	$0.00	0.0	0.5%
2027	0	0	0.0	1,400	0.6%	$0.00	0.0	0.5%
2028	0	0	0.0	1,400	0.6%	$0.00	0.0	0.5%
2029	0	0	0.0	1,400	0.6%	$0.00	0.0	0.5%
2030	1	9,180	3.7	10,580	4.3%	$13.20	2.8	3.3%
2031	10	107,101	43.4	117,681	47.6%	$18.04	45.2	48.5%
2032 & Thereafter	5	129,306	52.4	246,987	100.0%	$17.03	51.5	100.0%
Vacant	NAP	0	0.0	246,987	100.0%	NAP	NAP
Total / Wtd. Avg.	17	246,987	100.0%			$17.32	100.0%
(1)	Based on the underwritten rent roll dated as of March 12, 2021 inclusive of rent steps through the first year of the ExchangeRight Net Lease Portfolio #46 Loan.

Major Tenants. GIANT Food Store (54,332 sq. ft.; 22.0% of NRA; 17.5% of U/W Base Rent): The largest tenant by sq. ft. within the ExchangeRight Net Leased Portfolio #46 Portfolio is GIANT Food Store (“Giant Foods”). The GIANT Food Store - Dickson City property is a 54,332 square foot retail-single tenant property situated on a 9.70-acre site located in Dickson City, Pennsylvania. The property was constructed in 2001. As of September 2020, Giant Foods operated approximately 190 stores. Giant Foods operates other brands including Food Lion, Giant Food of Landover, Giant Martin’s of Carlisle Hannaford and Stop & Shop along with the country’s leading online grocer, Peapod. Giant Foods is on a long-term lease through June 2032. An additional 19,810 square feet at the GIANT Food Store - Dickson City property is collateral for the ExchangeRight Net Lease Portfolio #46 Loan and is subject to a ground lease between the borrower and a borrower affiliate that is not subordinate to the ExchangeRight Net Lease Portfolio #46 Loan, but was not assigned any value in connection with the origination of the ExchangeRight Net Lease Portfolio #46 Loan.

Publix (47,000 sq. ft., 19.0% of NRA; 16.8% of U/W Base Rent): The second largest tenant by sq. ft. within the ExchangeRight Net Leased Portfolio #46 Portfolio is Publix. The Publix – Gulf Breeze property is a 47,000 square foot, single-tenant retail property situated on a 14.52-acre site located in Gulf Breeze, Florida. The property was constructed in 2017-2018. Publix is one of the most sought-after grocery anchors in the Southeast and has the highest market share amongst all grocers in Florida. Publix leases include both the main grocery store (45,600 SF) and Publix Liquor Store (1,400 SF). The liquor store is on a separate lease expiring in January 2023, with 5-year renewal options for as long as the Publix grocery store lease remains in effect. Publix is on a long-term lease through January 2038, with eight, 5 year renewal options. An additional 19,435 square feet at the Publix - Gulf Breeze property is collateral for the ExchangeRight Net Lease Portfolio #46 Loan and is subject to a ground lease between the borrower and a borrower affiliate that is not subordinate to the ExchangeRight Net Lease Portfolio #46 Loan, but was not assigned any value in connection with the origination of the ExchangeRight Net Lease Portfolio #46 Loan.

Walgreens (43,853 sq. ft., 17.8% of NRA; 18.5% of U/W Base Rent): The third largest tenant by sq. ft. within the ExchangeRight Net Leased Portfolio #46 Portfolio is Walgreens. Walgreens is the sole tenant at three properties in the ExchangeRight Net Leased Portfolio #46 Portfolio: (i) Walgreens – Hometown, 14,855 SF and located in Hometown, Illinois, (ii) Walgreens - Powder Springs, 15,093 SF and located in Powder Springs, Georgia, and (iii) Walgreens – Tulsa, 13,905 SF and located in Tulsa, Oklahoma. Walgreens is one of the largest drugstore chains in the world.

COVID-19 Update. As of May 6, 2021, the tenants at the ExchangeRight Net Leased Portfolio #46 Properties are current on rent and have not missed any payments throughout the COVID-19 pandemic. The ExchangeRight Net Leased Portfolio #46 Loan is not subject to any modification or forbearance requests. The first payment date of the ExchangeRight Net Leased Portfolio #46 Loan is June 6, 2021. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Preliminary Prospectus.

Environmental Matters. The Phase I environmental reports dated between February 1, 2021 and April 7, 2021 identified (i) as a REC for the GIANT Food Store - Dickson City property historic onsite operations conducted by the Hudson Coal Company/lyphant Colliery from as early as 1925 to circa 1976, (ii) as a REC for the CVS Pharmacy - Corpus Christi property impacts to site soil and groundwater associated with the property’s historic use as a gasoline service station and an automobile repair facility, (iii) as a REC for the Dollar Tree – Fultondale property its historic use for light industrial purposes and as a gasoline service station and an automobile repair facility from approximately 1969 to 2011, and (iv) as a REC for the Walgreens – Tulsa property known impacts to onsite groundwater and soils caused by releases from historic USTs associated with the operation on the property of a gasoline service station from at least 1976 to 1981. To

A-3-51

Various	Collateral Asset Summary – Loan No. 5 ExchangeRight Net Leased Portfolio #46	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,455,041 59.3% 2.67x 9.2%

mitigate the potential of environmental liability, a Pollution Legal Liability Plus insurance policy was in put place at origination of the ExchangeRight Net Leased Portfolio #46 Loan with CREFI and its successors and/or assigns as a named insured. The policy was issued by Sirus Specialty Insurance Corp., has coverage for the loan term, and includes a limit of liability of $10,000,000 (per claim and in the aggregate) and a $25,000 deductible. See “Description of the Mortgage Pool—Environmental Considerations” in the Preliminary Prospectus.

The Market. The ExchangeRight Net Leased Portfolio #46 Properties are geographically dispersed across 16 properties in 11 different states. The properties are located in submarkets with vacancy rates ranging from 1.3% to 11.2%. The submarket rent per sq. ft. ranges from $7.80/SF to $21.39/SF.

Market Analysis(1)
Property Name	City, State	Market	Submarket	Submarket Inventory	Submarket Vacancy	Submarket Rent PSF
GIANT Food Store - Dickson City	Dickson City, PA	Scranton, MSA	Five-Mile Radius	10,541,132	6.50%	$10.79
Publix - Gulf Breeze	Gulf Breeze, FL	Pensacola Market	Navarre Submarket	2,378,128	1.40%	$16.87
Fresenius Medical Care – Riverdale	Riverdale, GA	Atlanta MSA	N.Clayton/Airport Submarket	13,930,335	11.2%	$17.07
Walgreens – Hometown	Hometown, IL	Chicago	Near South Cook	30,869,070	6.60%	$10.85
CVS Pharmacy - Corpus Christi	Corpus Christi, TX	Corpus Christi	Mid-City Submarket	6,763,243	5.90%	$13.72
Walgreens - Powder Springs	Powder Springs, GA	Atlanta MSA	Powder Springs/Austell	11,552,772	3.90%	$11.73
Walgreens – Tulsa	Tulsa, OK	Tulsa MSA	South Central Tulsa	14,746,589	6.80%	$12.00
CVS Pharmacy – Nashville	Nashville, TN	Nashville MSA	Donelson-Hermitage	6,748,367	4.60%	$21.39
Fresenius Medical Care - Baton Rouge	Baton Rouge, LA	Baton Rouge	Florida / Airline	5,670,980	11.10%	$15.16
PNC Bank – Milford	Milford, OH	Cincinnati, OH	Milford/Wards Corner	4,131,240	3.3%	$15.12
Dollar Tree – Meraux	Meraux, LA	New Orleans MSA	St. Bernard Parish	349,473	8.60%	NAV ($16.64 for New Orleans MSA)
Dollar Tree – Fultondale	Fultondale, AL	Jefferson County	Fultondale	5,509,735	3.10%	$9.12
Family Dollar – Lufkin	Lufkin, TX	Angelina County	Lufkin City	4,417,702	3.70%	$15.12
Dollar General – Converse	Converse, TX	San Antonio	Northeast	18,520,273	4.50%	$11.75
Dollar General – Anderson	Anderson, SC	Greenville/ Spartanburg	Highway 81	778,016	2.20%	$9.38
Dollar Tree - Martins Ferry	Martins Ferry, OH	Wheeling MSA	Belmont County	4,055,616	1.30%	$7.80
(1)	Source: Appraisal.

Cash Flow Analysis.

Cash Flow Analysis(1)(2)(3)
	U/W	U/W PSF
Base Rental Revenue	$4,158,252	$16.84
Contractual Rent Steps	118,400	0.48
Other Revenue	0	0
Gross Revenue	$4,276,653	$17.32
Vacancy Loss	(213,833)	(0.87)
Effective Gross Revenue	$4,062,820	$16.45
Total Operating Expenses	142,199	0.58
Net Operating Income	$3,920,621	$15.87
TI/LC	0	0.00
Replacement Reserves	37,048	0.15
Net Cash Flow	$3,883,573	$15.72
(1)	Based on the underwritten rent roll dated as of March 12, 2021 inclusive of rent steps through the first year of the ExchangeRight Net Lease Portfolio #46 Loan term.

(2)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(3)	Historical financials are not available for the ExchangeRight Net Lease Portfolio #46 Properties because they were recently acquired.

Property Management. The ExchangeRight Net Leased Portfolio #46 is managed by NLP Management, LLC.

A-3-52

Various	Collateral Asset Summary – Loan No. 5 ExchangeRight Net Leased Portfolio #46	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,455,041 59.3% 2.67x 9.2%

Lockbox / Cash Management.   The ExchangeRight Net Leased Portfolio #46 Loan is structured with a hard lockbox and springing cash management. The borrower, manager, or master lessee is required to cause all rents to be deposited directly into a lender approved lockbox account. All funds received by the borrower, manager, or master lessee are required to be deposited in a lockbox account within two business days following receipt. During the continuance of a Trigger Period (as defined below), all funds on deposit in the lockbox account are required to be swept at the end of each business day into a lender-controlled cash management account and applied on each payment date and disbursed in accordance with the loan agreement. Provided no Trigger Period is continuing, funds on deposit in the lockbox accounts will be disbursed to the borrower’s operating account.

A “Trigger Period” means a period commencing upon: (i) a default or an event of default, (ii) the debt service coverage ratio being less than 1.50x as of the last day of any calendar quarter, or (iii) May 1, 2028, to the extent a Qualified Transfer (as defined below) has not occurred, and will end upon (a) with respect to clause (i) above, such event of default has been cured, (b) with respect to clause (ii) above, the debt service coverage ratio is at least than 1.55x as of the last day of two consecutive calendar quarters, or (c) with respect to clause (iii) above, a Qualified Transfer has occurred.

“Qualified Transfer” means the transfer of all of the ownership interests in borrower to an approved transferee and the replacement of guarantor with an approved transferee (which transferee may not be a Delaware statutory trust) provided that certain terms and conditions are satisfied, including, without limitation, (i) if required by lender, delivery of a rating comfort letter, (ii) the approved transferee will own all of the ownership interests in borrower and master lessee.

Initial and Ongoing Reserves.  At loan origination of the ExchangeRight Net Leased Portfolio #46 Loan, the borrower deposited approximately (i) $87,415 into a real estate tax reserve account, (ii) $807,585 into a replacement reserve account, (iii) $42,219 into an immediate repairs account, and (iv) $500,000 into TI/LC account.

Tax Reserve. The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the real estate taxes that lender estimates will be payable during the next 12 months (initially estimated to be $43,707).

Insurance Reserve. The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12 of the insurance premiums that lender estimates will be payable for the renewal of coverage, unless an acceptable blanket insurance policy is in place. At loan origination, an acceptable blanket policy was in place.

Replacement Reserve. The borrower is required to deposit into a replacement reserve, on a monthly basis, an amount equal to approximately $2,550.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

A-3-53

Various	Collateral Asset Summary – Loan No. 6 OmniMax Industrial Portfolio I	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,346,743 64.9% 2.28x 8.7%

A-3-54

Various	Collateral Asset Summary – Loan No. 6 OmniMax Industrial Portfolio I	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,346,743 64.9% 2.28x 8.7%

A-3-55

Various	Collateral Asset Summary – Loan No. 6 OmniMax Industrial Portfolio I	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,346,743 64.9% 2.28x 8.7%

Mortgage Loan Information
Loan Seller:	CREFI
Loan Purpose:	Acquisition
Borrower Sponsor:	U.S. Realty Advisors, LLC
Borrower:	Max Resi Property LLC
Original Balance:	$42,346,743
Cut-off Date Balance:	$42,346,743
% by Initial UPB:	4.3%
Interest Rate:	3.53000%
Payment Date:	6th of each month
First Payment Date:	June 6, 2021
Maturity Date:	May 6, 2031
Amortization:	Interest Only
Additional Debt:	None
Call Protection:	L(24), D(89), O(7)
Lockbox / Cash Management:	Hard / Springing

Reserves(1)
	Initial	Monthly	Cap
Taxes:	$0	Springing	NAP
Insurance:	$0	Springing	NAP
Replacement:	$0	Springing	NAP
TI/LC:	$0	Springing	NAP

Property Information
Single Asset / Portfolio:	Portfolio of six properties
Property Type:	Industrial / Warehouse/Distribution and Manufacturing
Collateral:	Fee Simple
Location:	Various
Year Built / Renovated:	Various
Total Sq. Ft.:	635,797
Property Management:	Self-Managed
Underwritten NOI:	$3,684,833
Underwritten NCF:	$3,460,077
Appraised Value:	$65,200,000
Appraisal Date:	Various

Historical NOI(2)
Most Recent NOI:	NAV
2020 NOI:	NAV
2019 NOI:	NAV
2018 NOI:	NAV

Historical Occupancy(2)
Most Recent Occupancy:	100.0% (May 6, 2021)
2020 Occupancy:	NAV
2019 Occupancy :	NAV
2018 Occupancy:	NAV

Financial Information
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$42,346,743	$67 / $67	64.9% / 64.9%	2.43x / 2.28x	8.7% / 8.2%	8.7% / 8.2%
(1)	See “Initial and Ongoing Reserves” herein.

(2)	Historical information is not available because the properties were recently acquired.

The Loan.  The OmniMax Industrial Portfolio I mortgage loan (the “OmniMax Industrial Portfolio I Loan”) is a fixed rate loan secured by first mortgages encumbering the borrower’s fee simple interest in six industrial properties located in Pennsylvania, Florida, Texas, California, and Tennessee (the “OmniMax Industrial Portfolio I Properties”). The OmniMax Industrial Portfolio I Loan is evidenced by one or more promissory notes with an aggregate original principal balance and an aggregate outstanding principal balance as of the Cut-off Date of $42,346,743.

The OmniMax Industrial Portfolio I Loan has a ten-year interest-only term and accrues interest at a fixed rate of 3.53000% per annum. The OmniMax Industrial Portfolio I Loan proceeds along with borrower sponsor equity were used to purchase the OmniMax Industrial Portfolio I Properties.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$42,346,743	63.6%	Purchase Price	$65,148,835	97.8%
Sponsor Equity	23,922,958	35.9	Closing Costs	1,481,574	2.2
Other Sources	360,707	0.5
Total Sources	$66,630,409	100.0%	Total Uses	$66,630,409	100.0%

The Borrower(s) / Borrower Sponsor. The borrower is Max Resi Property LLC, a Delaware limited liability company and single purpose entity with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the OmniMax Industrial Portfolio I Loan.

The borrower sponsor is U.S. Realty Advisors, LLC and the non-recourse carveout guarantor is USRA Net Lease IV Capital Corp., a Delaware corporation. USRA Net Lease IV Capital Corp. is a privately held single-tenant net lease real estate investor, manager, fund sponsor, and advisor, which has over $3 billion in assets under management and owns/manages over 200 net leased properties across the United States.

A-3-56

Various	Collateral Asset Summary – Loan No. 6 OmniMax Industrial Portfolio I	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,346,743 64.9% 2.28x 8.7%

The Properties. The OmniMax Industrial Portfolio I Properties include four of OmniMax International, LLC’s North American manufacturing facilities and two of OmniMax International, LLC’s warehouse/distribution facilities. The OmniMax Industrial Portfolio I Properties were sold to the borrower as a 20-year, triple-net, sale-leaseback transaction with rent under the lease of approximately $6.19 per square foot with allocated rental rates ranging from $4.25 per square foot to $8.25 per square foot. The lease agreement includes 3.0% annual rent increases beginning April 28, 2022 and ending April 28, 2031 and 2.5% annual rent increases beginning April 28, 2031 and thereafter (the “OmniMax Lease”). The OmniMax Lease also includes five, five-year extension options.

The OmniMax - Lancaster property is a 226,579 square foot, steel and masonry constructed warehouse/distribution facility situated on a 22.39-acre site located in Lancaster, Pennsylvania. The property improvements were constructed in 1979 and renovated in 1994. The building contains 22-foot to 26-foot ceiling height clearances and 26 dock height loading doors. The improvements feature poured concrete foundation with masonry and steel structural frame and metal panel exterior walls. Roofing consists of flat roof with parapet walls and sealed membrane.

The OmniMax - Feasterville property is a 115,792 square foot, steel and masonry constructed warehouse/distribution facility. The property is comprised of a two-story office section and a single-story concrete constructed warehouse facility situated on an approximately 7.45-acre site located in Feasterville-Trevose, Pennsylvania. The improvements were constructed in 1965 and renovated in 1998. The building contains 16-foot to 24-foot ceiling height clearances, 20 dock height doors, and three drive-in doors. The office portion is elevator served. The improvements feature poured concrete slab foundation with masonry and steel framing and concrete block exterior walls. Roofing consists of flat roof with parapet walls and sealed membrane.

The OmniMax - Jacksonville property is a 106,820 square foot, steel and concrete constructed manufacturing facility situated on an approximately 4.30-acre site located in Jacksonville, Florida. The property improvements were constructed in 1991. The building contains 20-foot ceiling height clearances, three dock height doors, and seven drive-in doors. The improvements feature poured concrete slab foundation with masonry and concrete encasement and steel exterior walls. Roofing consists of gabled roof with metal roof cover.

The OmniMax - Waco property is a 64,213 square foot, structural steel constructed manufacturing facility situated on a 5.22-acre site located in Waco, Texas. The improvements were constructed in 1983 and has been renovated over the past five years, such as roof work, repaving of the parking lot, and updating portions of the office area. It should be noted that portions of the parking lot have not been repaved and has noticeable cracks. The building contains 14.8-foot to 18-foot ceiling height clearances, two dock doors, and six drive-in doors. The improvements feature poured concrete slab foundation with structural steel framing and metal panel exterior walls. Roofing consists of flat roof with parapet walls and metal roof cover.

The OmniMax - Romoland property is a 60,113 square foot concrete tilt-up and metal constructed manufacturing facility with an office space component (representing approximately 12,023 square feet) situated on an 8.6-acre site located in Romoland, California. The improvements were constructed in 1967 and renovated in 1988. The building contains 14-foot to 16-foot ceiling height clearances, two dock height doors, and six drive-in doors. The improvements feature poured concrete slab foundation with concrete tilt-up and steel beam framing and concrete tilt-up and steel beam exterior walls. Roofing consists of flat roof with parapet walls (front portion) and metal low-pitch (rear portion) with sealed membrane and metal roof cover.

The OmniMax - Cleveland property is a 62,280 square foot, metal and concrete block constructed manufacturing facility situated on a 6.78-acre site located in Cleveland, Tennessee. The improvements were constructed in 1998. The building contains 20-foot ceiling height clearances and six dock height doors. The improvements feature poured concrete slab foundation with steel panel framing in the warehouse area and concrete block in the office area and metal panel exterior walls. Roofing consists of gabled roof with built-up assemblies with tar and gravel roof cover.

Portfolio Summary
No.	Property Name	City, State	Property Type	Net Rentable Area	Allocated Loan Amount	% Allocated Loan Amount	U/W NCF	% of U/W NCF	Appraised Value	Appraisal Date
1	OmniMax - Lancaster	Lancaster, PA	Industrial	226,579	$15,327,962	36.2%	$1,257,515	36.3%	$23,600,000	3/29/2021
2	OmniMax - Feasterville	Feasterville-Trevose, PA	Industrial	115,792	$10,002,145	23.6	828,821	24.0	$15,400,000	3/30/2021
3	OmniMax - Jacksonville	Jacksonville, FL	Industrial	106,820	$5,780,460	13.7	466,726	13.5	$8,900,000	3/29/2021
4	OmniMax - Romoland	Romoland, CA	Industrial	60,113	$5,390,767	12.7	417,973	12.1	$8,300,000	3/31/2021
5	OmniMax - Cleveland	Cleveland, TN	Industrial	62,280	$3,020,128	7.1	255,260	7.4	$4,650,000	4/2/2021
6	OmniMax - Waco	Waco, TX	Industrial	64,213	$2,825,281	6.7	233,781	6.8	$4,350,000	3/24/2021
	Total		635,797		$42,346,743	100.0%	$3,460,077	100.0%	$65,200,000

A-3-57

Various	Collateral Asset Summary – Loan No. 6 OmniMax Industrial Portfolio I	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,346,743 64.9% 2.28x 8.7%

Tenant Summary(1)
Tenant / Building	Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration
OmniMax	NR/NR/NR	635,797	100.0%	$6.19	100.0%	3/31/2041
Total / Wtd. Avg. Occupied Collateral		635,797	100.0%	$6.19	100.0%
Vacant		0	0.0%
Total		635,797	100.0%
(1)	Based on the underwritten rent roll dated as of May 6, 2021.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2021	0	0	0.0	0	0.0%	0.00	0.0	0.0%
2022	0	0	0.0	0	0.0%	0.00	0.0	0.0%
2023	0	0	0.0	0	0.0%	0.00	0.0	0.0%
2024	0	0	0.0	0	0.0%	0.00	0.0	0.0%
2025	0	0	0.0	0	0.0%	0.00	0.0	0.0%
2026	0	0	0.0	0	0.0%	0.00	0.0	0.0%
2027	0	0	0.0	0	0.0%	0.00	0.0	0.0%
2028	0	0	0.0	0	0.0%	0.00	0.0	0.0%
2029	0	0	0.0	0	0.0%	0.00	0.0	0.0%
2030	0	0	0.0	0	0.0%	0.00	0.0	0.0%
2031	0	0	0.0	0	0.0%	0.00	0.0	0.0%
2032 & Thereafter	1	635,797	100.0	635,797	100.0%	6.19	100.0	100.0%
Vacant	NAP	0	0.0	635,797	100.0%	NAP	NAP	NAP
Total / Wtd. Avg.	1	635,797	100.0%			$6.19	100.0%
(1)	Based on the underwritten rent roll dated as of May 6, 2021.

COVID-19 Update. As of May 6, 2021, the tenants at the OmniMax Industrial Portfolio I Properties are current on rent and have not missed any payments throughout the COVID-19 pandemic. The OmniMax Industrial Portfolio I Loan is not subject to any modification or forbearance requests. The first payment date of the OmniMax Industrial Portfolio I Loan is June 6, 2021. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Preliminary Prospectus.

Environmental Matters. The Phase I environmental reports dated May 4, 2021 identified (i) an onsite septic system that has been operated at the OmniMax – Romoland property since initial construction in 1967, and (ii) two diesel underground storage tanks historically located onsite at the OmniMax – Feasterville property. To mitigate the potential of environmental liability caused by the historic, current, or future use of the Mortgaged Property, a Premises Environmental Liability insurance policy was in put place at origination of the Mortgage Loan with CREFI and its successors and/or assigns as a named insured. The policy was issued by Great American Insurance Company, has coverage for the loan term, and includes a limit of liability of $5,000,000 (per claim and in the aggregate) and deductibles for, among other things, pollution legal liability in the amount of $50,000 and on-site and off-site clean-up costs in the amount of $100,000. See “Description of the Mortgage Pool—Environmental Considerations” in the Preliminary Prospectus.

The Market. The OmniMax Industrial Portfolio I consists of six industrial properties across five states that have vacancy rates that range from 1.4% to 7.6% and rent per sq. ft. ranging from $4.50 per sq. ft. to $12.10 per sq. ft.

Market Summary(1)
Property Name	City, State	Market	Submarket	Inventory (Square Feet)	Vacancy	Rent Per Sq. Ft.
OmniMax - Lancaster	Lancaster, PA	Philadelphia	Central Pennsylvania	128,948,185	5.7%	$4.83
OmniMax - Feasterville	Feasterville-Trevose, PA	Philadelphia	Suburban Philadelphia	21,166,075	5.0%	$6.82
OmniMax - Jacksonville	Jacksonville, FL	Jacksonville	Jacksonville	94,628,000	6.6%	$4.59
OmniMax - Waco	Waco, TX	Waco	Waco	23,332,370	7.6%	$5.47
OmniMax - Romoland	Romoland, CA	Inland Empire	South Riverside	23,077,965	6.6%	$12.10
OmniMax - Cleveland	Cleveland, TN	Cleveland	Cleveland	12,473,118	1.4%	$4.50
(1)	Source: Appraisal.
A-3-58

Various	Collateral Asset Summary – Loan No. 6 OmniMax Industrial Portfolio I	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,346,743 64.9% 2.28x 8.7%

Cash Flow Analysis.

Cash Flow Analysis(1)(2)
	U/W	U/W PSF
Base Rental Revenue	$3,934,994	$6.19
Total Reimbursement Revenue	1,068,240	$1.68
Market Revenue from Vacant Units	0	$0.00
Other Revenue	0	$0.00
Gross Revenue	$5,003,234	$7.87
Vacancy Loss	(250,162)	(0.39)
Effective Gross Revenue	$4,753,073	$7.48
Total Operating Expenses	1,068,240	$1.68
Net Operating Income	$3,684,833	$5.80
TI/LC	126,603	$0.20
Replacement Reserves	98,153	$0.15
Net Cash Flow	$3,460,077	$5.44
(1)	Based on the underwritten rent roll dated as of May 6, 2021.
(2)	Historical cash flows information for the OmniMax Industrial Portfolio I was recently acquired.

Property Management. The OmniMax Industrial Portfolio I is self-managed by OmniMax.

Lockbox / Cash Management.   The OmniMax Industrial Portfolio I Loan is structured with a hard lockbox and springing cash management. At origination of the OmniMax Industrial Portfolio I Loan, the borrower was required to deliver a notice to each tenant directing each tenant to remit all payments under the applicable lease directly to the lender-controlled lockbox. All funds received by such borrower or the manager are required to be deposited in a lockbox account within one business day following receipt. All funds deposited into the lockbox are required to be released to borrower at such frequency as borrower elects unless a Trigger Period (as defined below) exists. Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the OmniMax Industrial Portfolio I Loan documents; and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the OmniMax Industrial Portfolio I Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the OmniMax Industrial Portfolio I Loan; provided, however, if the Trigger Period is caused solely by at Trigger Lease Go Dark Event (as defined below), no deposits to the excess cash flow account will be required if the amount on deposit therein equals or exceeds an amount equal to the product of (1) $25.00 multiplied by (b) the aggregate number of rentable square feet of space demised premises under the Trigger Lease. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrower. Upon an event of default under the OmniMax Industrial Portfolio I Loan documents, the lender will apply funds to the debt in such priority as it may determine.

“Trigger Period” means the occurrence of: (a) an event of default, (b) the debt yield being less than 8.5% based on the trailing 12 month period ending as of the last day of the calendar quarter immediately preceding the date on which the debt yield is calculated, (c) a Trigger Lease has been terminated or cancelled or either borrower or a Trigger Lease tenant has given notice of its intent to cancel or terminate the Trigger Lease, (d) a Trigger Lease Go Dark Event occurs, (e) the tenant or the guarantor under the Trigger Lease files or becomes subject to a bankruptcy event, (f) the property manager becomes the subject of a bankruptcy action that has not been discharged or dismissed within 90 days of the filing thereof, (g) any bankruptcy action of borrower occurs that has not been dismissed or discharged within 90 days of filing thereof or (h) a monetary default exists under the Trigger Lease after 10 days’ notice to the tenant under the Trigger Lease.

“Trigger Lease Go Dark Event” means (a) OmniMax (or any replacement lease occupying all or substantially all of its space) (a “Trigger Lease”) vacates, surrenders or ceases to conduct its normal business operations, in each such event, at more than 50% of the premises demised under all Trigger Leases and for more than 60 consecutive days, or has notified borrower in writing of the intent to do any of the foregoing and (b) neither the tenant or the guarantor under the Trigger Lease tenant has an investment grade credit rating.

Initial and Ongoing Reserves.  At loan origination, the borrower was not required to deposit any reserves.

Tax Reserve. During a Trigger Period, the borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the real estate taxes lender estimates will be payable during the next ensuing 12 months, provided, that so long as the OmniMax Lease is in full force and effect and the tenant under the OmniMax Lease is not in monetary default, not deposits in the real estate tax reserve will be required.

Insurance Reserve. During a Trigger Period, the borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12th of insurance premiums that lender reasonably estimates will be payable for the renewal of the coverage afforded by the policies upon

A-3-59

Various	Collateral Asset Summary – Loan No. 6 OmniMax Industrial Portfolio I	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,346,743 64.9% 2.28x 8.7%

expiration thereof, provided, that so long as the OmniMax Lease is in full force and effect and the tenant under the OmniMax Lease is not in monetary default, not deposits in the real estate tax reserve will be required.

Replacement Reserve. During a Trigger Period, the borrower is required to deposit into a replacement reserve, on a monthly basis, an amount equal to 1/12th of $0.10 per rentable square foot for each of the OmniMax Industrial Portfolio I Properties.

TI/LC Reserve. During a Trigger Period, the borrower is required to deposit into a TI/LC reserve, on a monthly basis, an amount equal to 1/12th of $0.20 per rentable square foot for each of the OmniMax Industrial Portfolio I Properties.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. Provided no event of default has occurred and is continuing, the borrower has the right at any time after the date that is two years after the Closing Date and prior to November 6, 2030 to obtain the release (a “Partial Release”) of one or more individual properties (each such Individual property, the “Released Property”) from the lien of the related mortgage thereon, upon the satisfaction of the conditions set forth in the OmniMax Industrial Portfolio I loan documents, provided that, among other conditions, (i) the individual Mortgage Property so released will no longer be subject to the Trigger Lease and the rent payable under the Trigger Lease with respect to the remaining properties is not reduced, (ii) the borrower effectuates a partial defeasance in accordance with the terms of the OmniMax Industrial Portfolio I loan documents in an amount equal to: with respect to the OmniMax - Lancaster Mortgaged Property, an amount equal to $18,393,554; with respect to the OmniMax - Feasterville Mortgaged Property, an amount equal to $12,002,574; with respect to the OmniMax - Jacksonville Mortgaged Property, an amount equal to $6,936,552; with respect to the OmniMax - Waco Mortgaged Property, an amount equal to $3,390,337; with respect to the OmniMax - Romoland Mortgaged Property, an amount equal to $6,468,920; with respect to the OmniMax - Cleveland Mortgaged Property, an amount equal to $3,624,154, (iii) the borrower delivers a REMIC opinion, (iv) the borrower delivers (if required by the lender) a rating agency confirmation, (v) as of the date of notice of the Partial Release and the consummation of the Partial Release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties is greater than or equal to the greater of (a) 9.30%, and (b) the debt yield for all of the Mortgaged Properties as of the date of notice of the Partial Release or the consummation of the Partial Release, as applicable.

A-3-60

Various	Collateral Asset Summary – Loan No. 7 Amsdell FL & GA Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,000,000 60.0% 2.41x 9.1%

A-3-61

Various	Collateral Asset Summary – Loan No. 7 Amsdell FL & GA Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,000,000 60.0% 2.41x 9.1%

A-3-62

Various	Collateral Asset Summary – Loan No. 7 Amsdell FL & GA Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,000,000 60.0% 2.41x 9.1%

Mortgage Loan Information
Loan Seller:	CREFI
Loan Purpose:	Refinance
Borrower Sponsor:	Amsdell Group, LLC
Borrowers(1):	Various
Original Balance:	$41,000,000
Cut-off Date Balance:	$41,000,000
% by Initial UPB:	4.2%
Interest Rate:	3.66000%
Payment Date:	6th of each month
First Payment Date:	June 6, 2021
Maturity Date:	May 6, 2031
Amortization:	Interest Only
Additional Debt:	None
Call Protection:	L(24), D(92), O(4)
Lockbox / Cash Management:	Springing / Springing

Reserves(2)
	Initial	Monthly	Cap
Taxes:	$188,760	$31,460	NAP
Insurance:	$0	Springing	NAP
Replacement:	$0	$4,148	NAP
Property Information
Single Asset / Portfolio:	Portfolio of four properties
Property Type:	Self Storage
Collateral:	Fee Simple
Location:	Various
Year Built / Renovated:	Various / Various
Total Sq. Ft.:	372,423
Property Management:	Compass Self Storage, LLC
Underwritten NOI:	$3,716,504
Underwritten NCF:	$3,666,727
Appraised Value:	$68,350,000
Appraisal Date:	Various

Historical NOI(3)
Most Recent NOI:	$3,431,004 (T-12 March 31, 2021)
2020 NOI:	$3,283,833 (December 31, 2020)
2019 NOI:	$2,996,606 (December 31, 2019)
2018 NOI:	NAV

Historical Occupancy(3)
Most Recent Occupancy:	86.9% (March 31, 2021)
2020 Occupancy:	77.5% (December 31, 2020)
2019 Occupancy:	78.2% (December 31, 2019)
2018 Occupancy:	NAV

Financial Information
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$41,000,000	$110 / $110	60.0% / 60.0%	2.44x / 2.41x	9.1% / 8.9%	9.1% / 8.9%

(1)	The borrowers of the Amsdell FL & GA Portfolio Loan (as defined below) are Amsdell Storage Ventures XII, LLC, Amsdell Storage Ventures 52, LLC, Amsdell Storage Ventures IX, LLC and Amsdell Storage Ventures 57, LLC.
(2)	See “Initial and Ongoing Reserves” herein.
(3)	2018 NOI and Occupancy are not available due to the expansion of both the Compass Self Storage – Conyers and Compass Self Storage – Fairburn mortgaged properties.

The Loan.  The Amsdell FL & GA Portfolio mortgage loan (the “Amsdell FL & GA Portfolio Loan”) has an outstanding principal balance as of the Cut-off Date of $41,000,000. The Amsdell FL & GA Portfolio Loan is secured by the borrowers’ fee interest in a four-property, self storage portfolio totaling 372,423 square feet, located in various cities in Georgia, North Carolina and Florida (the “Amsdell FL & GA Portfolio Properties”).

The Amsdell FL & GA Portfolio Loan has a 10-year interest-only term and accrues interest at a rate of 3.66000% per annum. The Amsdell FL & GA Portfolio Loan was primarily used to repay the existing loan, fund upfront reserves, pay closing costs and return approximately $18.5 million of equity to the borrower sponsor. The borrower sponsor has owned the Amsdell FL & GA Portfolio Properties for an average of seven years and has made significant capital improvements to the properties, including an expansion of both the Compass Self Storage – Conyers and Compass Self Storage – Fairburn mortgaged properties.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$41,000,000	100.0%	Loan Payoff	$21,861,697	53.3%
			Return of Equity	18,456,273	45.0
			Closing Costs	493,270	1.2
			Upfront Reserves	188,760	0.5
Total Sources	$41,000,000	100.0%	Total Uses	$41,000,000	100.0%

The Borrower(s) / Borrower Sponsor. The borrowers are Amsdell Storage Ventures XII, LLC, Amsdell Storage Ventures 52, LLC, Amsdell Storage Ventures IX, LLC and Amsdell Storage Ventures 57, LLC, each a Delaware limited liability company with no independent directors in the organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Amsdell FL & GA Portfolio Loan.

The borrower sponsor is Amsdell Group, LLC and the nonrecourse carve-out guarantor is Robert J. Amsdell of the Amsdell Companies. The Amsdell Companies have been in operation since 1928. The family-owned business is a full service, privately owned real estate company, specializing in the construction, development, and management of business parks, industrial parks, and related commercial real estate including self-storage facilities. The Amsdell Companies’ has owned and operated more than 500 storage centers under various trade names in more than 27 states.

A-3-63

Various	Collateral Asset Summary – Loan No. 7 Amsdell FL & GA Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,000,000 60.0% 2.41x 9.1%

The Portfolio. The Amsdell FL & GA Portfolio Properties are comprised of four self-storage facilities consisting of 2,808 units and totaling 372,423 sq. ft. The portfolio has locations in three distinct markets: the Atlanta MSA (two properties representing approximately 59% of underwritten net cash flow), the Greensboro MSA (one property representing approximately 25% of underwritten net cash flow) and the Tampa MSA (one property representing approximately 16% of underwritten net cash flow). The portfolio is approximately 86.9% occupied and is approximately 57% climate controlled based on unit count (approximately 49% based on sq. ft.). The properties are purpose-built self-storage facilities that were originally constructed between 1996 and 2005. The properties are constructed of concrete and masonry block.

Portfolio Summary
Property Name	City, State	Property Type	Property Subtype	Allocated Mortgage Loan Amount	Total Sq. Ft.	Year Built	As-Is Appraised Value	% of Total U/W NOI	% of Total NOI	Occ. (%)(1)
Compass Self Storage – Conyers	Conyers, GA	Self Storage	Self Storage	$12,500,000	112,625	1996	$21,300,000	$1,136,286	30.6%	88.9%
Compass Self Storage – Fairburn	Fairburn, GA	Self Storage	Self Storage	$11,600,000	111,413	2003	$19,450,000	$1,058,479	28.5%	87.1%
Compass Self Storage - Tampa	Tampa, FL	Self Storage	Self Storage	$10,100,000	47,700	1999	$11,000,000	$595,973	16.0%	81.1%
Compass Self Storage – Whitsett	Whitsett, NC	Self Storage	Self Storage	$6,800,000	100,685	2005	$16,600,000	$925,766	24.9%	87.2%
Total / Wtd. Avg.				$41,000,000	372,423		$68,350,000	$3,716,504	100.0%	86.9%
(1)	Occ. (%) is based on the underwritten rent roll dated March 31, 2021.

The Compass Self Storage - Conyers property is a 112,625 sq. ft., steel and masonry constructed self-storage facility situated on a 6.84-acre site located in Conyers, Georgia. The property improvements were constructed in 1996 and renovated in 2018. The property consists of 17 buildings and 844 units with 133 average square feet per unit. The improvements feature poured concrete slab foundation and structural steel with masonry and concrete encasement framing and metal panels and concrete block exterior walls. Roofing consists of flat roof with standing steam metal roof cover.

The Compass Self Storage - Fairburn property is a 111,413 sq. ft. self-storage facility with 713 storage units, 11 covered parking and 21 uncovered parking spaces, located on a 12.35-acre site at 8335 Senoia Road, Fairburn, Georgia. Built in 2003, and expanded in 2020, the improvements consist of 21, single-story self-storage buildings and a single-story leasing office/manager’s apartment building. Project amenities include surveillance cameras, keypad entry, perimeter fencing, leasing office and on-site management. The unit mix includes 324 drive up units, representing 45.4% of all storage units and 56.1% of NRA and 389 climate controlled units, representing 54.6% of all storage units and 43.9% of NRA. Additionally, the Property has 11 indoor parking spaces, 12 covered parking spaces, and 9 uncovered parking spaces. The Compass Self Storage - Fairburn property is 87.1% occupied as of March 31, 2021.

The Compass Self Storage - Whitsett property is a 100,685 sq. ft., steel and masonry constructed self-storage facility situated on an 8.54-acre site located in Whitsett, North Carolina. The property improvements were constructed in 2005 and renovated in 2017. The property consists of 10 buildings and 779 units with approximately 124 average square feet per unit. The improvements feature poured concrete slab foundation and structural steel with masonry and concrete encasement framing and metal panels and concrete block exterior walls. Roofing consists of flat roof with standing steam metal roof cover.

The Compass Self Storage - Tampa property is a 47,700 sq. ft., concrete block constructed self-storage facility situated on a 2.02-acre site located in Tampa, Florida. The property improvements were constructed in 1999. The property consists of a single building with 473 units with 101 average square feet per unit. The improvements feature poured concrete slab foundation and structural steel with masonry and concrete encasement framing and metal panels and concrete block exterior walls. Roofing consists of flat roof with standing steam metal roof cover.

COVID-19 Update. As of May 6, 2021 the Amsdell FL & GA Portfolio Properties are open and operating. As of the May rent payment date, the borrowers have collected 100.0% of the underwritten base rent. As of May 6, 2021, the Amsdell FL & GA Portfolio Loan is not subject to any modification or forbearance requests. The first payment date of the Amsdell FL & GA Portfolio Loan is June 6, 2021. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Preliminary Prospectus.

Environmental Matters. According to the Phase I environmental reports, dated March 23, 2021, there are no recognized environmental conditions at the Amsdell FL & GA Portfolio Properties.

A-3-64

Various	Collateral Asset Summary – Loan No. 7 Amsdell FL & GA Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,000,000 60.0% 2.41x 9.1%

The Market.

Market Summary(1)
Property Name	City, State	Market	Submarket	Inventory (sq. ft.)	Supply Per Person (sq. ft.)	Vacancy
Compass Self Storage – Fairburn	Fairburn, GA	Atlanta	South Region / Southeast Division	309,628	4.44	9.0%
Compass Self Storage – Conyers	Conyers, GA	Atlanta	South Region / Southeast Division	583,293	6.53	9.0%
Compass Self Storage – Whitsett	Whitsett, NC	Greensboro-High Point	East Region / Mideast Division	313,316	7.79	21.0%
Compass Self Storage - Tampa	Tampa, FL	Tampa-St. Petersburg-Clearwater	South Region / Southeast Division	736,600	7.05	16.0%
(1)	Numbers are based on the trade area within a five-mile radius of Compass Self Storage – Conyers, Compass Self Storage – Fairburn, and Compass Self Storage – Whitsett and the trade area within a three mile radius of Compass Self Storage – Tampa.

The Compass Self Storage - Conyers property is located in Conyers, Rockdale County, Georgia, approximately 27.1 miles southeast of the Atlanta Central Business District. The Property is located within the Atlanta-Sandy Springs-Marietta, GA Metropolitan Statistical Area (“MSA”). The Atlanta MSA has a diverse economy, which includes manufacturing, transportation, retail, finance, government, research, education, medicine, and technical support. The metro area is headquarters to 16 Fortune 500 companies and 30 Fortune 1,000 companies, including The Home Depot, United Parcel Service (UPS), Coca-Cola, and Delta Air Lines. Per the appraisal, there are no planned self storage facilities within the 5-mile trade area of the Compass Self Storage - Conyers property.

The Compass Self Storage - Fairburn is located in Fairburn, Fulton County, Georgia, approximately 21.8 miles southwest of the Atlanta Central Business District. The Compass Self Storage - Fairburn is also located within the Atlanta-Sandy Springs-Marietta, GA MSA. The Compass Self Storage - Fairburn property has frontage along Senoia Road (State Route 74 or SR-74), a major north-south highway running through the central portion of the state of Georgia and providing access to several arterials including Interstate 85 (I-85) and U.S. Highway 29 (US-29) to the north and SR-54 to the south. Per the appraisal, there is only one self storage facility planned approximately 0.6 miles north of the Compass Self Storage - Fairburn, but permits have yet to be approved and a completion date is to be determined.

The Compass Self Storage – Tampa is located in Tampa, Hillsborough County, Florida, approximately 11.1 miles northeast of the Tampa Central Business District. The Compass Self Storage – Tampa is located within the Tampa-St. Petersburg-Clearwater, FL MSA, which includes the counties of Hernando, Hillsborough, Pasco, and Pinellas. The Tampa MSA ranks as the 18th largest metropolitan area in the United States with a population of approximately 3.1 million. The Tampa MSA has a strong and diversified economy driven by tourism, agriculture, construction, finance, health care, technology, and maritime industry. Known as the industrial, commercial and financial hub of Florida’s west coast, Tampa is located within approximately a two-hour drive of one third of the state’s population. The Tampa MSA is home to 20 corporate headquarters for companies generating over $1 billion in annual revenue including Tech Data, Jabil Circuit and WellCare Health Plans, which are all Fortune 500 companies. Per the appraisal, there are no planned self storage facilities within the 5-mile trade area of the Compass Self Storage - Tampa property.

The Compass Self Storage - Whitsett property is located in Whitsett, Guilford County, North Carolina, approximately 13.1 miles east of downtown Greensboro. The Compass Self Storage - Whitsett property is located within the Greensboro-High Point MSA, commonly referred to as the Piedmont Triad, including the counties of Guilford, Randolph and Rockingham. The Greensboro-High Point MSA has a strong and diversified economy driven by trade, financial services, education, healthcare, tourism, and defense. The Piedmont Triad is home to two Fortune 500 companies including Laboratory Corporation of America Holdings and Hanesbrands. Per the appraisal, there are no planned self storage facilities within the 5-mile trade area of the Compass Self Storage - Whitsett property.

Cash Flow Analysis.

Cash Flow Analysis
	2019	2020	T-12 3/31/2021	U/W	U/W Per SF
Gross Potential Rent	$5,160,538	$5,521,494	$5,631,495	$5,405,694	$14.51
Potential Income from Vacant Units	0	0	0	802,063	2.15
Other Loss	(1,185,096)	(1,157,067)	(1,072,316)	(1,385,075)	(3.72)
Net Rental Income	$3,975,442	$4,364,427	$4,559,179	$4,822,683	$12.95
Other Income	373,607	362,351	371,326	383,968	1.03
Effective Gross Income	$4,349,048	$4,726,778	$4,930,505	$5,206,651	$13.98
Real Estate Taxes	334,321	377,364	387,816	377,364	1.01
Insurance	37,219	40,441	40,353	30,405	0.08
Management Fee	173,962	189,071	197,220	208,266	0.56
Other Expenses	806,940	836,069	874,111	874,111	2.35
Total Expenses	$1,352,442	$1,442,945	$1,499,501	$1,490,147	$4.00
Net Operating Income	$2,996,606	$3,283,833	$3,431,004	$3,716,504	$9.98
Replacement Reserves	0	0	0	49,777	0.13
Net Cash Flow	$2,996,606	$3,283,833	$3,431,004	$3,666,727	$9.85
(1)	Based on the underwritten rent rolls dated as of March 31, 2021.

A-3-65

Various	Collateral Asset Summary – Loan No. 7 Amsdell FL & GA Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,000,000 60.0% 2.41x 9.1%

Property Management.  The Amsdell FL & GA Portfolio Properties are managed by Compass Self Storage, LLC.

Lockbox / Cash Management.  The Amsdell FL & GA Portfolio Loan is structured with a springing lockbox and springing cash management. From and after the first occurrence of a Trigger Period (as defined below), the borrower is required to cause revenue received by the borrower or the property manager to be deposited into such lockbox immediately upon receipt. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of the borrower unless a Trigger Period exists. Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the Amsdell FL & GA Portfolio Loan documents; and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Amsdell FL & GA Portfolio Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Amsdell FL & GA Portfolio Loan. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrower. Upon an event of default under the Amsdell FL & GA Portfolio Loan documents, the lender may apply funds to the debt in such priority as it may determine.

A “Trigger Period” means a period (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default, (ii) the debt yield falling below 7.5%; and (B) expiring upon (x) with regard to any Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of such event of default, (y) with regard to any Trigger Period commenced in connection with clause (ii) above, the date that the debt yield is equal to or greater than 7.75% for two consecutive calendar quarters.

Initial and Ongoing Reserves. At origination of the Amsdell FL & GA Portfolio Loan, the borrower deposited approximately $188,760 for a tax reserve.

Tax Reserve. The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the taxes that the lender estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $31,460).

Insurance Reserve. The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12 of the amount which would be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies; provided, however, such insurance reserve has been conditionally waived so long as the borrower maintains a blanket policy meeting the requirements of the Amsdell FL & GA Portfolio Loan documents

Replacement Reserve. The borrower is required to deposit into a replacement reserve, on a monthly basis, an amount equal to approximately $4,148.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

A-3-66

1625 & 1747 North Market Boulevard Sacramento, CA 95834	Collateral Asset Summary – Loan No. 8 1625 & 1747 North Market	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$39,100,000 68.0% 1.46x 9.4%

A-3-67

1625 & 1747 North Market Boulevard Sacramento, CA 95834	Collateral Asset Summary – Loan No. 8 1625 & 1747 North Market	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$39,100,000 68.0% 1.46x 9.4%

A-3-68

1625 & 1747 North Market Boulevard Sacramento, CA 95834	Collateral Asset Summary – Loan No. 8 1625 & 1747 North Market	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$39,100,000 68.0% 1.46x 9.4%

Mortgage Loan Information
Loan Seller:	CREFI
Loan Purpose:	Acquisition
Borrower Sponsors:	Jayaprasad Vejendla and Rohit Kumar
Borrower:	North Market LP
Original Balance:	$39,100,000
Cut-off Date Balance:	$39,100,000
% by Initial UPB:	4.0%
Interest Rate:	3.82000%
Payment Date:	6th of each month
First Payment Date:	June 6, 2021
Maturity Date:	May 6, 2031
Amortization:	Interest Only, Amortizing Balloon
Additional Debt:	None
Call Protection:	L(24), D(92), O(4)
Lockbox / Cash Management:	Springing / Springing

Reserves(2)
	Initial	Monthly	Cap
Taxes:	$151,070	$50,357	NAP
Insurance:	$3,283	$821	NAP
Replacement:	$0	$5,256	NAP
TI/LC:	$0	$32,770	$1,892,232
Deferred Maintenance:	$10,750	$0	NAP
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Suburban Office
Collateral:	Fee Simple
Location:	Sacramento, CA
Year Built / Renovated(1):	1991, 2010 / 2004
Total Sq. Ft.:	315,372
Property Management:	Newmark Knight Frank
Underwritten NOI:	$3,666,916
Underwritten NCF:	$3,210,599
Appraised Value:	$57,500,000
Appraisal Date:	January 19, 2021

Historical NOI
Most Recent NOI:	$3,824,905 (December 31, 2020)
2019 NOI:	$3,252,010 (December 31, 2019)
2018 NOI:	$3,249,818 (December 31, 2018)
2017 NOI:	$3,174,750 (December 31, 2017)

Historical Occupancy
Most Recent Occupancy:	99.0% (May 6, 2021)
2020 Occupancy:	93.7% (December 31, 2020)
2019 Occupancy:	94.9% (December 31, 2019)
2018 Occupancy:	88.5% (December 31, 2018)

Financial Information
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$39,100,000	$124 / $110	68.0% / 60.1%	1.67x / 1.46x	9.4% / 8.2%	10.6% / 9.3%
(1)	The 1625 North Market building was renovated in 2004.

(2)	See “—Initial and Ongoing Reserves” below.

The Loan. The 1625 & 1747 North Market mortgage loan (the “1625 & 1747 North Market Loan”) is secured by the borrower’s fee interest in a 315,372 sq. ft. suburban office property located in Sacramento, California (the “1625 & 1747 North Market Property”). The 1625 & 1747 North Market Loan has an original principal balance and outstanding principal balance as of the Cut-off Date of $39,100,000.

The 1625 & 1747 North Market Loan has a 120-month term with interest only payments for the first 48-months and will amortize on a 30-year schedule thereafter. The 1625 & 1747 North Market Loan accrues interest at a rate of 3.82000% per annum. The 1625 & 1747 North Market Loan proceeds were used to fund the acquisition of the 1625 & 1747 North Market Property, fund reserves, and pay origination costs. Based on the on the “As Is” appraised value of $57.5 million as of January 19, 2021, the Cut-off Date LTV Ratio is 68.0%.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$39,100,000	66.7%	Purchase Price	$57,500,000	98.0%
Sponsor Equity	19,205,316	32.7	Origination Costs	999,492	1.7
Other Sources(1)	359,280	0.6	Reserves	165,103	0.3
Total Sources	$58,664,595	100.0%	Total Uses	$58,664,595	100.0%
(1)	Other Sources consist of a closing credit, and rent prorations.

The Borrower(s) / Borrower Sponsors. The borrower is North Market LP, a Delaware limited partnership and special purpose entity with two independent directors in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 1625 & 1747 North Market Loan.

The borrower sponsors and non-recourse carve out guarantors are Jayaprasad Vejendla and Rohit Kumar. Jayaprasad Vejendla and Rohit Kumar are principals of Nome Capital Partners, a private real estate investment company. Nome Capital Partners is a real estate investment management firm founded in 2014. Based in the San Francisco bay area, the firm invests in and manages income generating commercial real estate, with a current portfolio totaling $250 million and additional $300 million under contract in 2021.

A-3-69

1625 & 1747 North Market Boulevard Sacramento, CA 95834	Collateral Asset Summary – Loan No. 8 1625 & 1747 North Market	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$39,100,000 68.0% 1.46x 9.4%

The Property. The 1625 & 1747 North Market Property is a LEED silver, 2-building, 2 and 3-story, low-rise office complex that contains an aggregate 315,372 sq. ft. of net rentable area situated on a 23-acre site in Sacramento, California. The 1625 & 1747 North Market Property was originally constructed in 1991 with additional improvements constructed in 2010. There are 1,707 on-site surface parking spaces resulting in a parking ratio of 5.41 per 1,000 sq. ft. of net rentable area. Based on the underwritten rent roll dated May 6, 2021, the 1625 & 1747 North Market Property is 99.0% leased to the State of California Department of Consumer Affairs.

COVID-19 Update. As of May 6, 2021 the 1625 & 1747 North Market Property is open and operating. As of the May rent payment date, the sole tenant at the 1625 & 1747 North Market Property has paid rent and the borrower has collected 100.0% of the underwritten base rent. As of May 6, 2021, the 1625 & 1747 North Market Loan is not subject to any modification or forbearance requests. The first payment date of the 1625 & 1747 North Market Loan is June 6, 2021. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Preliminary Prospectus.

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/Fitch/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent Per Sq. Ft.(3)	% of Total U/W Base Rent(3)	Lease Expiration
DCA(4)	Aa2 / AA / AA-	312,149	99.0%	$22.08	98.9%	8/31/2029(5)
Total / Wtd. Avg. Occupied Collateral		312,149	99.0%	$22.08	98.9%
Vacant		3,223	1.0%
Total		315,372	100.0%

(1)	Based on the underwritten rent rolls dated May 6, 2021.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	U/W Base Rent Per Sq. Ft. and % of Total U/W Base Rent are inclusive of straight-line rent steps.

(4)	The DCA has the right to terminate its lease for unit 1625-100 (206,709 sq. ft.) on or after August 31, 2024, units 1747-110, -150, -160, -170, -200, -240, -265, -270, -280 on or after August 31, 2025, unit 1747 – 225 – on or after March 31, 2024 and unit 1747-180 at any time by providing the landlord at least 30 days written notice. If the DCA fails to move out within the notice period and remains in the premises, additional rent will be required to be paid and prorated on a thirty 30 day month, based on the actual number of days the DCA occupies the premises following the effective date of termination.

(5)	The DCA has 206,709 sq. ft. of space expiring on August 31, 2029, 81,189 sq. ft. of space expiring on February 28, 2030, 20,341 sq. ft. of space expiring on December 31, 2027 and 3,910 sq. ft. of space expiring on March 31, 2022.

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent Per Sq. Ft.(3)	% U/W Base Rent Rolling(3)	Cumulative % of U/W Base Rent(3)
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2021	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2022	1	3,910	1.2%	3,910	1.2%	$24.11	1.4%	1.4%
2023	0	0	0.0%	3,910	1.2%	$0.00	0.0%	1.4%
2024	0	0	0.0%	3,910	1.2%	$0.00	0.0%	1.4%
2025	0	0	0.0%	3,910	1.2%	$0.00	0.0%	1.4%
2026	0	0	0.0%	3,910	1.2%	$0.00	0.0%	1.4%
2027	1	20,341	6.4%	24,251	7.7%	$24.06	7.1%	8.5%
2028	0	0	0.0%	24,251	7.7%	$0.00	0.0%	8.5%
2029	1	206,709	65.5%	230,960	73.2%	$20.64	61.9%	70.4%
2030	3	81,189	25.7%	312,149	99.0%	$25.14	29.6%	100.0%
2031	0	0	0.0%	312,149	99.0%	$0.00	0.0%	100.0%
2032 & Thereafter(3)	0	0	0.0%	312,149	99.0%	$0.00	0.0%	100.0%
Vacant	NAP	3,223	1.0%	315,372	100.0%	NAP	NAP	NAP
Total / Wtd. Avg.	6	315,372	100.0%			$22.08	100.0%
(1)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

(2)	Based on the underwritten rent rolls dated May 6, 2021.

(3)	Annual U/W Base Rent Per Sq. Ft., % U/W Base Rent Rolling, Cumulative % of U/W Base Rent are inclusive of straight-line rent steps.

Major Tenants. The sole tenant at the 1625 & 1747 North Market Property is the State of California Department of Consumer Affairs (the “DCA”) (312,149 sq. ft.; 99.0% of net rentable area; 100.0% of U/W Base Rent) is responsible for administering more than 3.6 million licenses in more than 280 license types including certificates, registrations and permits, from architects to accountants, dentists to veterinarians. The DCA has been a tenant at the 1625 & 1747 North Market Property since December 2005 and has expanded its presence at the 1625 & 1747 North Market Property multiple times, with the latest expansion of 16,703 sq. ft. in March 2021. The DCA has 206,709 sq. ft. of space expiring on August 31, 2029, 81,189 sq. ft. of space expiring on February 28, 2030, 20,341 sq. ft. of space expiring on December 31, 2027 and 3,910 sq. ft. of space expiring on March 31, 2022. The DCA has the right to terminate 206,709 sq. ft. on or after August 31, 2024, 81,189 sq. ft. on or after August 31, 2025, 20,341 sq. ft. on March 31, 2024, and 3,910 sq. ft. at any time by providing the landlord at least 30 days written notice. If the DCA fails to move out within the notice period and remains at the premises, additional rent will be required to be paid and prorated on a thirty 30 day month, based on the actual number of days the DCA occupies the premises following the effective date of termination.

A-3-70

1625 & 1747 North Market Boulevard Sacramento, CA 95834	Collateral Asset Summary – Loan No. 8 1625 & 1747 North Market	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$39,100,000 68.0% 1.46x 9.4%

Environmental Matters. According to a Phase I environmental report dated January 29, 2021, there are no recognized environmental conditions or recommendations for further action at the 1625 & 1747 North Market Property.

The Market. The 1625 & 1747 North Market Property is located in Sacramento County in the northern portion of Sacramento, California. Sacramento is a fast-growing major city in California, having a notable financial center on the West Coast and as a major educational hub, home of California State University, Sacramento and University of California, Davis. Similarly, Sacramento is a major center for the California healthcare industry, as the seat of Sutter Health, the UC Davis Medical Center, and the UC Davis School of Medicine. Sacramento is also a notable tourist destination in California, as the site of the California Museum, the Crocker Art Museum, the California State Railroad Museum, the California Hall of Fame, the California State Capitol Museum, and the Old Sacramento State Historic Park. Sacramento International Airport, located northwest of the city, is the city’s major airport. The 1625 & 1747 North Market Property is located 1 to 2 miles south of Interstate 80, which provides access to San Francisco and Reno, Nevada and Interstate 5 is 3 miles west of the 1625 & 1747 North Market Property providing access to Los Angeles and Redding.

According to the appraisal, the Sacramento office submarket has shown a positive trend in average asking rents, increasing from $24.42 per sq. ft. in 2015 to $27.03 per sq. ft. as of the third quarter of 2020. Additionally, vacancy rates in the Sacramento office submarket has decreased from 19.8% in 2015 to 18.9% as of the third quarter of 2020.

The following table presents certain information relating to the primary competition for the 1625 & 1747 North Market Property.

Comparable Office Buildings(1)
Property Name	City / State	NRA	Year Built	Occupancy
1625 & 1747 North Market	Sacramento, CA	315,372(2)	1991, 2010	99.0%(2)
Arena Corporate Center	Sacramento, CA	78,400	1999	100.0%
Gold Pointe Building E	Gold River, CA	63,206	2003	100.0%
3241 Kilgore Road	Rancho Cordova, CA	107,768	2002	100.0%
State of California	Rancho Cordova, CA	100,967	1999	100.0%
Dept of Child Support Services	Rancho Cordova, CA	97,320	1999	100.0%
(1)	Source: Appraisal

(2)	Based on the underwritten rent rolls dated December 14, 2020.

Cash Flow Analysis.

Cash Flow Analysis(1)(2)
	2017	2018	2019	2020	U/W	U/W PSF
Base Rent	$5,581,815	$5,658,300	$5,781,655	$6,350,713	$6,730,393	$21.34
Contractual Rent Steps	0	0	0	0	160,389	0.51
Vacant Income	0	0	0	0	79,286	0.25
Reimbursements	307,991	316,274	316,274	351,048	408,888	1.30
Vacancy & Credit Loss	0	0	0	0	(309,293)	(0.98)
Other Income	22,363	14,575	29,084	13,503	30,000	0.10
Effective Gross Income	$5,912,169	$5,989,149	$6,127,013	$6,715,264	$7,099,663	$22.51
Total Operating Expenses	2,737,419	2,739,331	2,875,003	2,890,359	3,432,747	10.88
Net Operating Income	$3,174,750	$3,249,818	$3,252,010	$3,824,905	$3,666,916	$11.63
TI/LC	0	0	0	0	63,074	0.20
Capital Expenditures	0	0	0	0	393,242	1.25
Net Cash Flow	$3,174,750	$3,249,818	$3,252,010	$3,824,905	$3,210,599	$10.18
(1)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Based on the underwritten rent roll dated December 14, 2020.

Property Management. The 1625 & 1747 North Market Property is managed by G&E Real Estate Management Services, Inc., a Delaware corporation, doing business as Newmark Knight Frank.

Lockbox / Cash Management. The 1625 & 1747 North Market Loan is structured with a springing lockbox and springing cash management. At origination of the 1625 & 1747 North Market Loan, the borrower was required to deliver to lender for lender to hold in escrow a notice to each tenant directing each tenant to remit all payments under the applicable lease directly to the lender-controlled lockbox. Upon the occurrence and during the continuance of a Trigger Period (as defined below), the borrower will, or will cause the manager to, immediately deposit all revenue into the lockbox account. Within five days after the first occurrence of a Trigger Period, the borrower is required to send a notice to all tenants then occupying space at the 1625 & 1747 North Market Property directing them to pay all rent and other sums due under into the lender-controlled lockbox, provided, that, if the borrower fails to do so, the lender may deliver the notices delivered to lender at or after the origination of the 1625 & 1747 North Market Loan. All funds deposited into the lockbox are required to be transferred on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the 1625 & 1747 North Market Loan documents, and all excess cash flow funds remaining in the cash

A-3-71

1625 & 1747 North Market Boulevard Sacramento, CA 95834	Collateral Asset Summary – Loan No. 8 1625 & 1747 North Market	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$39,100,000 68.0% 1.46x 9.4%

management account after the application of such funds in accordance with the 1625 & 1747 North Market Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the 1625 & 1747 North Market Loan. Provided no event of default has occurred and is continuing, any excess cash flow funds remaining in the excess cash flow account will be disbursed as follows upon the expiration of any Trigger Period: (i) if the event giving rise to the Trigger Period was a 1625 Soft Term Triggering Event (defined below) and the corresponding 1625 Soft Term Triggering Event Cure was a 1625 Deposit Event (defined below), the sum of (x) $1,456,152.00, less (y) the amount of any letter of credit delivered in connection with a 1625 Soft Term Triggering Event, will be disbursed to the leasing reserve account, and any amounts in excess thereof will be disbursed to 1625 & 1747 North Market borrower; (ii) if the event giving rise to the Trigger Period was a 1625 Soft Term Triggering Event and the corresponding 1625 Soft Term Triggering Event Cure was a 1625 Waiver Event (defined below) or a 1625 Re-tenanting Event (defined below), any excess cash flow funds will be disbursed to 1625 & 1747 North Market borrower; (iii) if the event giving rise to the Trigger Period was a 1747 Soft Term Triggering Event and the corresponding 1747 Soft Term Triggering Event Cure was a 1747 Deposit Event (defined below), the sum of (x) $315,517.00, less (y) the amount of any letter of credit delivered in connection with a 1747 Soft Term Trigger Event, will be disbursed to the leasing reserve account, and any amounts in excess thereof will be disbursed to 1625 & 1747 North Market borrower; (iv) if the event giving rise to the Trigger Period was a 1747 Soft Term Triggering Event and the 1747 Soft Term Triggering Event Cure was a 1747 Waiver Event (defined below) or a 1747 Re-tenanting Event (defined below), any excess cash flow funds will be disbursed to 1625 & 1747 North Market borrower; and (v) if the event was giving rise to the Trigger Period was not a 1625 Soft Term Trigger Event nor a 1747 Soft Term Trigger Event, any excess cash flow funds will be disbursed to 1625 & 1747 North Market borrower. The lender has been granted a security interest in the cash management account.

A “Trigger Period” means a period (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default, (ii) the debt yield falling below 7.25%, (iii) the occurrence of Specified Tenant Trigger Period (as defined below), (iv) a 1625 Soft Term Triggering Event (as defined below) and (v) a 1747 Soft Term Triggering Event (as defined below), and (B) expiring upon (I) with regard to any Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of such event of default, (II) with regard to any Trigger Period commenced in connection with clause (ii) above, the date that the debt yield is equal to or greater than 7.50% for two consecutive calendar quarters, (III) with regard to any Trigger Period commenced in connection with clause (iii) above, a Specified Tenant Trigger Period ceasing to exist, (IV) with regard to any Trigger Period commenced in connection with clause (iv) above, the occurrence of a 1625 Soft Term Triggering Event Cure (as defined below), and (V) with regard to any Trigger Period commenced in connection with clause (v) above, the occurrence of a 1747 Soft Term Triggering Event Cure (as defined below).

A “Specified Tenant” means (i) the State of California, acting by and through the Director of the Department of General Services (the “Department of Consumer Affairs”) and (ii) any other lessee(s) of the Specified Tenant space (or any portion thereof) and any guarantor(s) of the applicable related Specified Tenant lease(s).

A “Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur of (i) Specified Tenant being in default under the applicable Specified Tenant lease, (ii) Specified Tenant failing to be in actual, physical possession of the Specified Tenant space (or applicable portion thereof), failing to be open to the public for business during customary hours and/or “going dark” in the Specified Tenant space (or applicable portion thereof), (iii) Specified Tenant giving notice that it is terminating its lease for all or any portion of the Specified Tenant space (or applicable portion thereof), (iv) any termination or cancellation of any Specified Tenant lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant lease failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of Specified Tenant and (vi) Specified Tenant failing to extend or renew the applicable Specified Tenant lease on or prior the earlier of (a) 12 months prior to the expiration of the Specified Tenant lease and (b) the earliest date upon which Specified Tenant may provide notice of the exercise of its right to extend or renew the applicable Specified Tenant lease, and (B) expiring upon the first to occur of the lender’s receipt of evidence reasonably acceptable to the lender of (1) the satisfaction of the Specified Tenant Cure Conditions or (2) the borrower leasing the entire Specified Tenant space (or applicable portion thereof) in accordance with the applicable terms and conditions 1625 & 1747 North Market Loan documents, the applicable tenant under such lease being in actual, physical occupancy of, and open to the public for business in, the space demised under its lease and paying the full amount of the rent due under its lease.

A “Specified Tenant Cure Conditions” means each of the following, as applicable: (i) the applicable Specified Tenant has cured all defaults under the applicable Specified Tenant lease, (ii) the applicable Specified Tenant is in actual, physical possession of the Specified Tenant space (or applicable portion thereof), open to the public for business during customary hours and not “dark” in the Specified Tenant space (or applicable portion thereof), (iii) the applicable Specified Tenant has revoked or rescinded all termination or cancellation notices with respect to the applicable Specified Tenant lease and has re-affirmed the applicable Specified Tenant lease as being in full force and effect, (iv) in the event the Specified Tenant Trigger Period is due to the applicable Specified Tenant’s failure to extend or renew the applicable Specified Tenant lease in accordance with clause (vi) of the definition of “Specified Tenant Trigger Period”, the applicable Specified Tenant has renewed or extended the applicable Specified Tenant lease 12 months prior to the expiration of the Specified Tenant lease for a term of not less than five years, (v) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable Specified Tenant and/or the applicable Specified Tenant lease, the applicable Specified Tenant is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed the applicable Specified Tenant lease pursuant to final, non-appealable order of a court of competent jurisdiction and (vi) the applicable Specified Tenant is paying full, unabated rent under the applicable Specified Tenant lease.

A-3-72

1625 & 1747 North Market Boulevard Sacramento, CA 95834	Collateral Asset Summary – Loan No. 8 1625 & 1747 North Market	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$39,100,000 68.0% 1.46x 9.4%

A “1625 Soft Term Triggering Event” means the Department of Consumer Affairs failing to duly waive the lease termination option under the terms of the Specified Tenant lease for the premises located at 1625 North Market Boulevard, Sacramento, California 95834 on or prior November 30, 2023 (provided, that, if in connection with the extension of the Specified Tenant lease (whether by amendment or pursuant to a new lease with the Department of Consumer Affairs), the date from which the Department of Consumer Affairs can exercise the early termination option as set forth in the applicable Specified Tenant lease is extended beyond the date set forth therein as of the origination of the 1625 & 1747 North Market Loan, then the November 30, 2023 date set forth in this definition will be deemed to be replaced with the date that is nine months prior to such extended date).

A “1625 Soft Term Triggering Event Cure” means the earliest to occur of (i) Department of Consumer Affairs duly waiving the lease termination option under the Specified Tenant lease for the premises located at 1625 North Market Boulevard, Sacramento, California 95834 (a “1625 Waiver Event”) and; (ii) (x) the amount on deposit in the excess cash flow account being equal to or greater than $1,456,152 or (y) the borrower delivering to lender a letter of credit in an amount equal to $1,456,152, which letter of credit will be deemed to be deposited into the leasing reserve account to be disbursed pursuant to the conditions set forth in the 1625 & 1747 North Market Loan agreement (in either case of (x) or (y), a “1625 Deposit Event”); or (iii) the borrower re-leasing the entire space demised pursuant to the applicable Specified Tenant lease the applicable tenant under such lease being in actual, physical occupancy of, and open to the public for business in, the space demised under its lease and paying the full amount of the rent due under its lease (a “1625 Re-tenanting Event”).

A “1747 Soft Term Triggering Event” means the Department of Consumer Affairs failing to duly waive all applicable lease termination options under the Specified Tenant lease for the premises located at 1747 North Market Boulevard, Sacramento, California 95834 on or prior May 30, 2025 (provided, that, if in connection with the extension of the Specified Tenant lease (whether by amendment or pursuant to a new Lease with the Department of Consumer Affairs), the date from which the Department of Consumer Affairs can exercise the early termination option as set forth in the applicable Specified Tenant lease is extended beyond the date set forth therein as of the origination date, then the May 30, 2025 date set forth in this definition will be deemed to be replaced with the date that is three months prior to the earliest of such extended dates).

A “1747 Soft Term Triggering Event Cure” means the earliest to occur of (i) Department of Consumer Affairs duly waiving each applicable lease termination option under the Specified Tenant lease for the premises located at 1747 North Market Boulevard, Sacramento, California 95834 (a “1747 Waiver Event”) and (ii) (x) the amount on deposit in the excess cash flow account being equal to or greater than $315,517 or (y) the borrower delivering to lender a letter of credit in an amount equal to $315,517, which letter of credit will be deemed to be deposited into the leasing reserve account to be disbursed pursuant to 1625 & 1747 North Market Loan agreement (in either case of (x) or (y), a “1747 Deposit Event”) or (iii) the borrower re-leasing the entire space demised pursuant to the applicable Specified Tenant leases in accordance with the applicable terms and conditions of the 1625 & 1747 North Market Loan documents, the applicable tenant under each such lease being in actual, physical occupancy of, and open to the public for business in, the space demised under its Lease and paying the full amount of the rent due under its Specified Tenant lease (a “1747 Re-tenanting Event”).

Initial and Ongoing Reserves. At origination of the 1625 & 1747 North Market Loan, the borrower deposited approximately (i) $151,070 into the tax reserve, (ii) $3,283 into the insurance reserve, and (iii) $10,750 into the deferred maintenance reserve.

Tax Reserve – On each monthly payment date, the 1625 & 1747 North Market borrower is required to deposit reserves of 1/12 of the taxes that the lender estimates will be payable over the next-ensuing 12-month period (approximately $50,357).

Insurance Reserve – On each monthly payment date, the 1625 & 1747 North Market borrower is required to deposit 1/12 of the insurance premiums that the lender estimates will be payable for the renewal of coverage afforded by such policies (approximately $821).

Replacement Reserve – On each monthly payment date, the 1625 & 1747 North Market borrower is required to deposit $5,256 into a replacement reserve for replacement reserves.

TI/LC Reserve – On each monthly payment date, the 1625 & 1747 North Market borrower is required to make monthly deposits of approximately $32,770 into a leasing reserve account. Additionally, any letter of credit delivered to the lender in connection with a 1625 Soft Term Triggering Event Cure and/or a 1747 Soft Term Triggering Event Cure (each, a “Trigger Cure LOC”), will be deemed to be deposited into the leasing reserve account. The amount of funds on deposit in the leasing reserve account (excluding the amount of any Trigger Cure LOC and any excess cash flow funds deposited in connection with a 1625 Soft Term Triggering Event and/or a 1747 Soft Term Triggering) at any given time will not exceed $1,892,232.00 in the aggregate.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

A-3-73

1625 & 1747 North Market Boulevard Sacramento, CA 95834	Collateral Asset Summary – Loan No. 8 1625 & 1747 North Market	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$39,100,000 68.0% 1.46x 9.4%

Partial Release. Solely in connection with the exercise of the purchase option granted to the Department of Consumer Affairs, (I) at any time after two years after the Closing date (the “Release Date”), the borrower may deliver defeasance collateral and obtain the release of the property located at 1625 North Market Blvd., Sacramento, California 95834 (the “1625 North Market Property”) and (II) at any time prior to Release Date, the borrower may partially prepay the Mortgage Loan and obtain release of the 1625 North Market Property from the lien of the related mortgage, in each case upon the satisfaction of the following conditions, among other conditions more fully set forth in the 1625 & 1747 North Market Loan documents: (i) no event of default has occurred and is continuing, (ii) the 1625 North Market Property is conveyed to the Department of Consumer Affairs or such other person required pursuant to the applicable lease, (iii) the borrower delivers defeasance collateral (if the option is exercised after the Release Date) or partially prepays (if the option is exercised prior to the Release Date) the 1625 & 1747 North Market Loan, in an amount equal to (A) the greater of (a) 125% of the allocated loan amount for the individual mortgaged property, (b) such amount as is necessary to satisfy the Debt Yield Condition, (c) such amount as is necessary to satisfy the LTV Condition, and (d) such amount as is necessary to satisfy the Debt Service Coverage Ratio Condition, plus (B) if at the time of the release, the 1625 & 1747 North Market Loan is included in a REMIC trust and the amount described in the foregoing clause (A) when applied to the prepayment or partial defeasance is insufficient under REMIC requirements, the amount equal to such insufficiency, (iv) the borrower provides the lender with such opinions as lender requests, (v) the borrower delivers (in the case of a partial prepayment, if requested by the lender) a rating agency confirmation, (vi) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the loan-to-value ratio with respect to the remaining mortgaged properties is no greater than the lesser of (a) 68.0% and (b) the loan-to-value ratio for all of the mortgaged properties immediately prior to the notice of the partial release or the consummation of the partial release, as applicable (the “LTV Condition”), (vii) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt service coverage ratio with respect to the remaining mortgaged properties is greater than the greater of (a) 1.25x, and (b) the debt service coverage ratio for all of the mortgaged properties immediately prior to the notice of the partial release or the consummation of the partial release, as applicable (the “Debt Service Coverage Ratio Condition”), (viii) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt yield with respect to the remaining mortgaged properties is greater than the greater of (a) 8.25%, and (b) the debt yield for all of the mortgaged properties immediately prior to the notice of the partial release or the consummation of the partial release, as applicable (the “Debt Yield Condition”).

Additionally, the borrower may at any time obtain the release of a certain parking lot parcel from the lien of the related mortgage without payment of a release price upon the satisfaction of the following conditions, among other conditions more fully set forth in the 1625 & 1747 North Market Loan documents: (i) no event of default has occurred and is continuing, (ii) the borrower provides the lender with such opinions as lender requests, (iii) if required by lender, the borrower delivers a rating agency confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt yield with respect to the remaining mortgaged properties is greater than 8.25%, (v) the LTV Condition is satisfied, (vi) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt service coverage ratio with respect to the remaining mortgaged properties is greater than 1.25x.

A-3-74

8111 Gatehouse Road Falls Church, VA 22042	Collateral Asset Summary – Loan No. 9 8111 Gatehouse Road	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$37,200,000 65.0% 3.58x 14.5%

A-3-75

8111 Gatehouse Road Falls Church, VA 22042	Collateral Asset Summary – Loan No. 9 8111 Gatehouse Road	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$37,200,000 65.0% 3.58x 14.5%

A-3-76

8111 Gatehouse Road Falls Church, VA 22042	Collateral Asset Summary – Loan No. 9 8111 Gatehouse Road	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$37,200,000 65.0% 3.58x 14.5%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Borrower Sponsors:	Michael Tabacinic, David Tessel and MTR Capital Group, LLC
Borrower:	8111 Gatehouse Road, LLC
Original Balance:	$37,200,000
Cut-off Date Balance:	$37,200,000
% by Initial UPB:	3.8%
Interest Rate:	3.62300%
Payment Date:	6th of each month
First Payment Date:	June 6, 2021
Maturity Date:	May 6, 2031
Amortization:	Interest Only
Additional Debt:	None
Call Protection:	YM2(24), DorYM2(92), O(4)
Lockbox / Cash Management:	Hard / Springing

Reserves(1)
	Initial	Monthly	Cap
Taxes:	$246,397	$49,279	NAP
Insurance:	$12,723	$6,362	NAP
Replacement:	$0	$5,745	NAP
TI/LC:	$1,853,111	$34,468	$1,240,853
Free Rent:	$2,502,955	$0	NAP
USPS Rent:	$1,628,711	$0	NAP
Lease Sweep:	$0	Springing	NAP
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Suburban Office
Collateral:	Fee Simple
Location:	Falls Church, VA
Year Built / Renovated:	1973 / 2004
Total Sq. Ft.:	275,745
Property Management:	Transwestern Carey Winston, L.L.C.
Underwritten NOI:	$5,376,640
Underwritten NCF:	$4,894,086
Appraised Value:	$57,250,000
Appraisal Date:	February 5, 2021

Historical NOI
Most Recent NOI:	$5,359,589 (December 31, 2020)
2019 NOI:	$5,309,963 (December 31, 2019)
2018 NOI:	$4,830,017 (December 31, 2018)
2017 NOI:	$3,361,180 (December 31, 2017)

Historical Occupancy(2)
Most Recent Occupancy:	92.1% (February 1, 2021)
2019 Occupancy:	92.1% (December 31, 2019)
2018 Occupancy:	NAV
2017 Occupancy:	NAV

Financial Information
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$37,200,000	$135 / $135	65.0% / 65.0%	3.93x /3.58x	14.5% / 13.2%	14.5% / 13.2%
(1)	See “Initial and Ongoing Reserves” herein.

(2)	The 8111 Gatehouse Road Property (defined below) was acquired in March 2020, and therefore Historical Occupancy information for 2017 and 2018 is not available.

The Loan.   The 8111 Gatehouse Road mortgage loan (the “8111 Gatehouse Road Loan”) has an outstanding principal balance as of the Cut-off Date of $37,200,000. The 8111 Gatehouse Road Loan is secured by the borrower’s fee simple interest in a 275,745 sq. ft., Class A office building located in Falls Church, Virginia (the “8111 Gatehouse Road Property”).

The 8111 Gatehouse Road Loan has a 120-month interest-only term and accrues interest at a rate of 3.62300% per annum. Proceeds of the 8111 Gatehouse Road Loan along with borrower sponsor equity were primarily used to refinance existing debt, pay closing costs and fund upfront reserves. Based on the “As Is” appraised value of $57.25 million as of February 5, 2021, the Cut-off Date LTV Ratio is 65.0%.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$37,200,000	96.9%	Loan Payoff	$31,495,783	82.1%
Sponsor Equity	1,170,827	3.1	Reserves	6,243,897	16.3
			Closing Costs	631,147	1.6
Total Sources	$38,370,827	100.0%	Total Uses	$38,370,827	100.0%

The Borrower(s) / Borrower Sponsors. The borrower is 8111 Gatehouse Road, LLC, a Delaware limited liability company and special purpose entity with one independent director in its organizational structure. The borrower sponsors and non-recourse carve-out guarantors are Michael Tabicinic, David Tessel and MTR Capital Group, LLC on a joint and several basis. The borrower is indirectly owned by MTR Gatehouse, LLC (95.0%) and Ligum, LLC (5.0%). MTR Gatehouse LLC is 100% owned by MTR Gatehouse Members, LLC, which is 100% owned by MTR Capital Group, LLC.

Michael Tabacinic is a managing director at MTR Capital Group, LLC. Founded in 2021, MTR Capital Group, LLC is a real estate investment fund located in Florida that invests primarily in retail and office centers in the United States. The principal investors in MTR Capital Group are the families of the founders of NCH Capital, Inc., a private equity investment fund based in New York with over $3.0 billion in assets under management. MTR Capital Group, LLC manages more than half a million leasable sq. ft. of commercial properties.

David Tessel has over 30 years of experience in the commercial real estate industry and is the owner of LIGUM LLC, which specializes in office, industrial and retail acquisitions across the United States

A-3-77

8111 Gatehouse Road Falls Church, VA 22042	Collateral Asset Summary – Loan No. 9 8111 Gatehouse Road	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$37,200,000 65.0% 3.58x 14.5%

The Property.

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/Fitch/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent Per Sq. Ft.	% of Total U/W Base Rent	Lease Expiration(3)
Inova Health Care Services	Aa2 / NR / AA+	94,100	34.1%	$27.33	32.7%	12/31/2023
GSA – Defense Health Agency	Aaa / AAA / AA+	70,056	25.4%	$35.01	31.2%	7/15/2031
United States Postal Service	Aaa / AAA / AA+	53,493	19.4%	$30.45	20.7%	Various(4)
Teksystems, Inc.	NR / NR / NR	20,043	7.3%	$32.43	8.3%	4/30/2022
Tyson Child Daycare, LLC	NR / NR / NR	6,740	2.4%	$36.48	3.1%	2/28/2025
Maddox and Gerock P.C.	NR / NR / NR	6,225	2.3%	$31.52	2.5%	6/30/2026
Equus Capital Partners LTD	NR / NR / NR	3,315	1.2%	$34.33	1.4%	3/31/2027
Total / Wtd. Avg. Occupied		253,972	92.1%	$30.94	100.0%
Vacant		21,773	7.9%
Total		275,745	100.0%
(1)	Based on the underwritten rent roll dated February 1, 2021.

(2)	Certain ratings are those of the direct parent company whether or not the direct parent company guarantees the lease.

(3)	There are no termination or contractions options.

(4)	The United States Postal Service leases 41,403 SF which expires in Jun 2024 and 12,090 SF which expires in February 2025.

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent Per Sq. Ft.	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM & 2021	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2022	1	20,043	7.3%	20,043	7.3%	$32.43	8.3%	8.3%
2023	1	94,100	34.1%	114,143	41.4%	$27.33	32.7%	41.0%
2024	1	41,403	15.0%	155,546	56.4%	$30.74	16.2%	57.2%
2025	2	18,830	6.8%	174,376	63.2%	$31.96	7.7%	64.8%
2026	1	6,225	2.3%	180,601	65.5%	$31.52	2.5%	67.3%
2027	1	3,315	1.2%	183,916	66.7%	$34.33	1.4%	68.8%
2028	0	0	0.0%	183,916	66.7%	$0.00	0.0%	68.8%
2029	0	0	0.0%	183,916	66.7%	$0.00	0.0%	68.8%
2030	0	0	0.0%	183,916	66.7%	$0.00	0.0%	68.8%
2031	1	70,056	25.4%	253,972	92.1%	$35.01	31.2%	100.0%
2032 & Thereafter	0	0	0.0%	253,972	92.1%	$0.00	0.0%	100.0%
Vacant	NAP	21,773	7.9%	275,745	100.0%	NAP	NAP	NAP
Total / Wtd. Avg.	8	275,745	100.0%			$30.94	100.0%
(1)	Based on the underwritten rent roll dated February 1, 2021.

The 8111 Gatehouse Road Property is a six-story, 275,745 sq. ft. Class A office building located in Falls Church, Virginia. The 8111 Gatehouse Road Property was built in 1973 and underwent approximately $7.0 million in capital improvements during the previous ownership. The capital improvements included, among other things, amenity upgrades, garage restoration, elevator modernization and safety upgrades. Building amenities include an on-site, 6,797 sq. ft. fitness center with men’s and women’s locker rooms, a newly renovated lobby featuring granite and wood accents with 20’ ceiling heights, an outdoor area, and an on-site daycare facility. The 8111 Gatehouse Road Property also features 1,059 parking spaces, which equates to 3.8 spaces per 1,000 sq. ft., located in both an underground parking garage and surface lot. The borrower sponsors purchased the 8111 Gatehouse Road Property in March 2020 for $52.2 million ($189 PSF).

As of February 1, 2021, the 8111 Gatehouse Road Property is 92.1% occupied by seven tenants. The 8111 Gatehouse Road Property is 78.9% leased to investment grade tenants.

COVID-19 Update. As of May 1, 2021, the 8111 Gatehouse Road Property is open and operating. As of the of the March rent payment date, 79.3% of U/W Base Rent for the month of March had been collected from tenants. No tenants have requested or received a lease modification or rent forbearances. The USPS (19.4% of NRA; 20.7% of U/W Base Rent) has current rent arrears due to the change in ownership and operating accounts when the borrower sponsors acquired the 8111 Gatehouse Property, that is unrelated to the tenant’s ability to pay rent during the COVID-19 pandemic. The USPS paid its’ March 2021 rent for Suite 620 and in February 2021 made partial payments on Suites 301 and 620. See “Major Tenants” herein. As of May 1, 2021, the 8111 Gatehouse Road Loan is not subject to any modification or forbearance request. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Preliminary Prospectus.

A-3-78

8111 Gatehouse Road Falls Church, VA 22042	Collateral Asset Summary – Loan No. 9 8111 Gatehouse Road	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$37,200,000 65.0% 3.58x 14.5%

Major Tenants.

Inova Health Care Services (“Inova”) (94,100 sq. ft.; 34.1% of net rentable area; 32.7% of U/W Base Rent) is a subsidiary of Inova Health Systems (rated Aa2/AA+ by Moody’s/S&P), which is Northern Virginia’s leading nonprofit healthcare provider. Inova’s 18,000 team members serve more than 2 million individuals annually through an integrated network of hospitals, primary and specialty care practices, emergency and urgent care centers, outpatient services and destination institutes. Inova’s five hospitals are consistently recognized by the Centers for Medicare and Medicaid Services (CMS), U.S. News & World Report Best Hospitals and Leapfrog Hospital Safety Grades for excellence in healthcare. Inova is home to Northern Virginia’s only Level 1 Trauma Center and Level 4 Neonatal Intensive Care Unit. Its hospitals have a total of 1,936 licensed beds.

Inova initially signed a 61-month lease in March 2012 and has since extended the lease term until December 2023. Inova also expanded into the entire fifth floor in 2017 through December 2023. Inova does not have any termination or renewal options. The parent company does not guaranty the lease. Inova’s space at the 8111 Gatehouse Road Property serves a critical purpose for Inova’s hospital system to include Epic software training and orientation for new Inova employees, and executive office functionality on the 5th floor. Inova has invested approximately $1 million into its space.

GSA-Defense Health Agency (“DHA”) (70,056 sq. ft.; 25.4% of net rentable area; 31.2% of U/W Base Rent) is a joint, integrated Combat Support Agency that enables the Army, Navy, and Air Force medical services to provide a medically ready force to Combatant Commands in both peacetime and wartime. The DHA supports the delivery of integrated, affordable, and high-quality health services to approximately 9.6 million Military Health System (“MHS”) beneficiaries and is responsible for driving greater integration of clinical and business processes across the MHS. The DHA oversees the delivery of health care services such as the TRICARE Health Plan, pharmacy, public health, and health information technology. The DHA carries out its operations utilizing a global health care network of military and civilian medical professionals and more than 400 military hospitals and clinics.

The DHA signed a 5-year lease in July 2011 and has extended its lease term twice, most recently extending their lease term through July 2031. The tenant’s lease in guaranteed by the United States of America (rated Aaa/AAA/AA+ by Moody’s/Fitch/S&P). The DHA has no termination or renewal options.

United States Postal Service (“USPS”) (53,493 sq. ft.; 19.4% of net rentable area; 20.7% of U/W Base Rent) is an independent agency of the United States government responsible for providing postal service. With more than 31,330 retail locations and one of the most frequently visited websites in the federal government, the USPS has annual operating revenue of approximately $73.1 billion as of December 31, 2020, and delivers nearly 43% of the world’s mail. The USPS has hundreds of thousands of employees and is the operator of the largest civilian vehicle fleet in the world with more than 200,000 vehicles. It is one of the only government agencies explicitly authorized by the United States Constitution.

The USPS leases are guaranteed by the United States of America (rated Aaa/AAA/AA+ by Moody’s/Fitch/S&P). The leases provide for two, five-year renewal options and no termination options. According to the borrower sponsors, the USPS exercised its first renewal option early, for which the lease extension documentation is pending the tenant’s signature.

The USPS has current rent arrears of approximately $624,000 due to the change in ownership and operating accounts when the borrower sponsors acquired the 8111 Gatehouse Road Property. In November 2020, the borrower filed documentation required to change the ownership records in USPS’ systems but such systems have not yet been fully updated. The USPS paid its’ March 2021 rent for Suite 620 in full and made partial payments on Suites 301 and 620 in February 2021. The USPS is also in negotiations with the borrower sponsors for an early renewal and the borrower sponsors have sent lease extension documents to the USPS for execution.

At loan origination, the borrower deposited an amount equal to 12 months of rent under the USPS leases (approximately $1.628 million in the aggregate). The reserve funds will be released upon the earlier to occur of (i) the USPS pays unabated rent (under all USPS leases) and delivers an estoppel/statement of lease for the 6th floor space or (ii) USPS pays six consecutive months of unabated rent (under all USPS leases) and the borrower reaffirms at the time of release that there are no other defaults by the landlord or the USPS.

Environmental Matters. According to a Phase I environmental report dated February 11, 2021, there are no recognized environmental conditions or recommendations for further action at the 8111 Gatehouse Road Property other than the development and implementation of an asbestos operations and maintenance program. An asbestos operations and maintenance plan was obtained for the 8111 Gatehouse Road Property.

The Market. The 8111 Gatehouse Road Property is located in the Merrifield/Route 50 submarket in Northern Virginia. Situated around U.S. Route 50, I-495, I-66 and U.S. Route 29, Merrifield is approximately 10 miles from Washington Reagan National Airport and 14 miles from Washington Dulles International Airport. Merrifield is also accessible by the Dunn Loring Metrorail station (Orange Line) while the city of Falls Church area is accessed by both the West Falls Church and East Falls Church Metrorail stations (Orange Line). According to the appraisal, the Merrifield/Route 50 office submarket vacancy was 18.2% as of the fourth quarter of 2020. The submarket contains over 6.8 million sq. ft. of office space with an average overall asking rent of $32.38 PSF for Class A office space.

A-3-79

8111 Gatehouse Road Falls Church, VA 22042	Collateral Asset Summary – Loan No. 9 8111 Gatehouse Road	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$37,200,000 65.0% 3.58x 14.5%

The following chart displays six lease comparables for the office space. Office lease comparables’ rents range from $27.86 PSF to $35.00 PSF.

Comparable Office Leases(1)
Property Name	Tenant Name	Tenant Leased Space	Lease Date	Lease Term (years)	Base Rent Per Sq. Ft.
8111 Gatehouse Road Falls Church, VA	Various	Various	Various	Various	$30.94(2)
6400 Arlington Boulevard Falls Church, VA	Therapeutic Alliance	2,067	Dec-20	1.0	$27.86
3120 Fairview Park Drive Merrifield, VA	Citizens Bank of PA	5,938	Dec-20	5.0	$35.00
3120 Fairview Park Drive Merrifield, VA	Technologists	1,887	Jun-20	5.0	$34.00
3190 Fairview Park Drive Merrifield, VA	Apex Systems, Inc.	14,217	May-20	4.0	$33.00
3180 Fairview Park Drive Merrifield, VA	Sheet Metal Workers International Association	25,000	Feb-20	12.8	$34.00
8280 Willow Oaks Merrifield, VA	Zebra Technologies	5,089	Oct-19	6.2	$32.50
(1)	Based on the Appraisal.

(2)	Based on the underwritten rent roll as of February 1, 2021.

Cash Flow Analysis.

Cash Flow Analysis(1)
	2017	2018	2019	2020	U/W	U/W PSF
Base Rent	$5,267,294	$6,428,132	$7,104,902	$7,563,688	$7,858,706	$28.50
Rent Steps(2)	0	0	0	0	169,635	$0.62
Value of Vacant Space	0	0	0	0	413,687	$1.50
Gross Potential Rent	$5,267,294	$6,428,132	$7,104,902	$7,563,688	$8,442,028	$30.62
Total Other Income	190,869	127,193	74,741	77,905	69,360	$0.25
Total Reimbursements	114,751	276672	128508	113,666	279,417	$1.01
Total Gross Income	$5,572,914	$6,831,997	$7,308,151	$7,755,259	$8,790,805	$31.88
Less: Vacancy	0	0	0	(51,081)	(571,402)	($2.07)
Effective Gross Income	$5,572,914	$6,831,997	$7,308,151	$7,704,177	$8,219,403	$29.81
Total Fixed Expenses	663,049	660,867	652,364	747,542	796,939	$2.89
Total Operating Expenses	1,548,685	1,341,113	1,345,824	1,597,046	2,045,824	$7.42
Net Operating Income	$3,361,180	$4,830,017	$5,309,963	$5,359,589	$5,376,640	$19.50
TI/LC	0	0	0	0	413,618	$1.50
Capital Expenditures	0	0	0	0	68,936	$0.25
Net Cash Flow	$3,361,180	$4,830,017	$5,309,963	$5,359,589	$4,894,086	$17.75

(1)	Based on the underwritten rent roll as of February 1, 2021. For avoidance of doubt, no COVID-19 specific adjustments have been incorporated in the lender U/W.

(2)	Rent Steps includes contractual rent steps underwritten through February 2022.

Property Management.  The 8111 Gatehouse Road Property is currently managed by Transwestern Carey Winston, L.L.C.

Lockbox / Cash Management.  The 8111 Gatehouse Road Loan is structured with a hard lockbox and springing cash management. The borrower is required to cause tenants to deposit rents directly into a lender-controlled lockbox account. In addition, the borrower and the property manager are required to deposit all rents and gross revenue from the 8111 Gatehouse Road Property into such lockbox account within one business day of receipt. If no 8111 Gatehouse Road Trigger Period exists, on a daily basis, all funds in the lockbox account are required to be swept into the borrower’s operating account. During a 8111 Gatehouse Road Trigger Period, sums on deposit in the lockbox account are required to be transferred on a daily basis to a lender-controlled cash management account to be applied to payment of all required monthly amounts (including, without limitation, taxes and insurance, debt service and required reserves) and approved property operating expenses, with any excess funds to be held by the lender as additional collateral for the loan.

A “Trigger Period” will commence upon the occurrence of (i) an event of default (and will end upon if the lender’s acceptance of a cure), (ii) if the debt service coverage ratio falls below 2.00x, as determined by the lender (and will end at such time the debt service coverage ratio exceeds 2.05x for two consecutive quarters) and (iii) the commencement of a Lease Sweep Period (and will end upon the termination thereof).

A-3-80

8111 Gatehouse Road Falls Church, VA 22042	Collateral Asset Summary – Loan No. 9 8111 Gatehouse Road	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$37,200,000 65.0% 3.58x 14.5%

A “Lease Sweep Period” will commence (a) (i) with respect to each Lease Sweep Lease (other than the GSA lease), upon the earlier to occur of (x) provided that the borrower has timely exercised the 24-Month Sweep Election (as defined below), the 24-Month Sweep Commencement Date (as defined below) for such Lease Sweep Lease or (y) provided that the borrower has not timely exercised the 24-Month Sweep Election, the date that is 12 months prior to the expiration of such Lease Sweep Lease or (z) the date required under such Lease Sweep Lease by which the tenant thereunder is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised); and (ii) with respect to the GSA lease, the earliest to occur of (x) provided that the borrower has timely exercised the 24-Month Sweep Election, the 24-Month Lease Sweep Period (as defined below) or (y) provided that the borrower has not timely exercised the 24-Month Sweep Election, the date that is 12 months prior to the earlier to occur of (x) the expiration of such Lease Sweep Lease, (y) the stated maturity date or (z) the date required under such Lease Sweep Lease by which the tenant thereunder is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised); (b) upon the early termination, early cancellation or early surrender of a Lease Sweep Lease or upon the borrower’s receipt of notice by a Lease Sweep Tenant of its intent to effect an early termination, early cancellation or early surrender of its Lease Sweep Lease; (c) if a Lease Sweep Tenant has ceased operating its business at the 8111 Gatehouse Road Property (i.e., “goes dark”) in a majority of its space; (d) upon a default under a Lease Sweep Lease by a Lease Sweep Tenant beyond any applicable notice and cure period; (e) upon a bankruptcy or insolvency proceeding of a Lease Sweep Tenant or (f) upon a decline in the credit rating of a Lease Sweep Tenant (or its parent entity) below BBB+ or equivalent rating by any agency.

An 8111 Gatehouse Road Major Tenant Sweep Event will end upon the first to occur of the following: (a) in the case of clauses (i)(a), (i)(b) and (i)(c) above, the entirety of the Lease Sweep Space (or applicable portion thereof) is leased pursuant to one or more qualified leases and, in the lender’s judgment, sufficient funds have been accumulated in the lease sweep account (during the continuance of the subject Lease Sweep Period) to cover all anticipated approved lease sweep space leasing expenses, free rent periods, and/or rent abatement periods set forth in all such qualified leases and any shortfalls in required payments under the loan agreement hereunder or operating expenses as a result of any anticipated down time prior to the commencement of payments under such qualified leases; (b) in the case of clause (i)(a) above, the date on which the subject tenant under the Lease Sweep Lease irrevocably exercises its renewal or extension option with respect to all of its Lease Sweep Space, and in the lender’s judgment, sufficient funds have been accumulated in the lease sweep account (during the continuance of the subject Lease Sweep Period) to cover all anticipated approved lease sweep space leasing expenses, free rent periods and/or rent abatement periods in connection with such renewal or extension; (c) in the case of clause (i)(d) above, the date on which the subject default has been cured, and no other default under such Lease Sweep Lease occurs for a period of six consecutive months following such cure; (d) in the case of clause (i)(e) above, either (a) the applicable Lease Sweep Tenant party insolvency proceeding has terminated and the applicable Lease Sweep Lease has been affirmed, assumed or assigned in a manner reasonably satisfactory to the lender or (b) the applicable Lease Sweep Lease has been assumed and assigned to a third party in a manner reasonably satisfactory to the lender; (e) in the case of clause (i)(f) above, if the credit rating of the tenant under a Lease Sweep Lease (or its parent entity) has been restored to at least “BBB+” or equivalent by the relevant rating agencies; and (f) in the case of clauses (i)(a), (i)(b), (i)(c), (i)(d), (i)(e) and (i)(f) above, the date on which either (x) the Lease Sweep funds in the lease sweep account collected (or deposited by the borrower) with respect to the Lease Sweep Lease in question (including any lease termination payments with respect to such Lease Sweep Lease deposited into the lease sweep account) is equal to the Lease Sweep Deposit Amount (as defined below) applicable to such Lease Sweep space or (y) the borrower has delivered a letter of credit to the lender with a face amount equal to the Lease Sweep Deposit Amount applicable to such Lease Sweep Space, unless, in either case, the applicable Lease Sweep Space has been leased pursuant to one or more Leases which, in the aggregate, (x) require the borrower to incur expenses, including the payment of brokerage commissions, completion of tenant improvements or payment of tenant allowances, and/or (y) provide for free rent periods and/or rent abatement periods with respect to rent amounts, which, in the lender’s determination, exceed the Lease Sweep Deposit Amount applicable to such Lease Sweep Space (in which case the Lease Sweep Period in question will continue until the borrower satisfies clause (A) above or delivered a letter of credit to the lender with a face amount equal to the amount necessary for the borrower to satisfy clause (A) above).

A “Lease Sweep Lease” means the leases in relation to (i) Inova Health Care Services, (ii) GSA – Health Defense Agency or (iii) any replacement lease that, either individually, or when taken together with any other lease with the same tenant or its affiliates covers the majority of the applicable Lease Sweep Lease space.

A “Lease Sweep Tenant” means a tenant under a Lease Sweep Lease or its direct or indirect parent company (if any) and/or any guarantor of such tenant’s obligations under a Lease Sweep Lease

A “Lease Sweep Deposit Amount” means an amount equal to the total net rentable sq. ft. of the applicable Lease Sweep Lease multiplied by $45.00.

A “24-Month Sweep Election” means the delivery by the borrower of written notice to the lender requesting that the lender commence a Lease Sweep Period on the date (the “24 Month Sweep Commencement Date”) that is 24 months prior to the expiration of the applicable Lease Sweep Lease (provided, that, with respect to the GSA Lease, such 24-Month Sweep Commencement Date is the date that is 24 months prior to the earlier to occur of (x) the expiration of the GSA lease and (y) the stated maturity date), which notice will be required to be received by the lender no later than the date that is 30 months prior to the earliest expiration date of the applicable Lease Sweep Lease.

A-3-81

8111 Gatehouse Road Falls Church, VA 22042	Collateral Asset Summary – Loan No. 9 8111 Gatehouse Road	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$37,200,000 65.0% 3.58x 14.5%

A “24 Month Lease Sweep Deposit Amount” means from the 24 Month Sweep Commencement Date through the 12th monthly payment date following such 24 Month Sweep Commencement Date (the “Initial 24-Month Lease Sweep Period”), 50% of available cash and (ii) from the monthly payment date immediately following the end of the Initial 24-Month Lease Sweep Period through the end of the full 24 Month Lease Sweep Period, an amount equal to the lesser of (I) one-twelfth (1/12th) of the amount reasonably determined by the lender (which determination is required to be made upon the termination of such Initial 24-Month Lease Sweep Period) to equal the positive difference between (A) funds then on deposit in the Lease Sweep Account with respect to the Lease Sweep Lease in question and (B) the Lease Sweep Deposit Amount for such Lease Sweep Lease and (II) all available cash as of such monthly payment date; provided that, (x) in no event may the 24 Month Lease Sweep Deposit Amount payable pursuant to clause (ii) above be less than the amount required to be paid by the borrower pursuant to clause (i) above and (y) the 24 Month Lease Sweep Deposit Amount is reduced to $0 on any monthly payment when funds on deposit in the Lease Sweep Account with respect to the Lease Sweep Lease in question equal or exceed the Lease Sweep Deposit Amount for such Lease Sweep Lease.

Initial and Ongoing Reserves.  At origination, the borrower funded reserves of (i) approximately $246,397 into a tax reserve, (ii) approximately $12,723 into an insurance reserve, (iii) approximately $1,853,111 into a TI/LC reserve for outstanding TI/LCs related to the GSA lease, (iv) approximately $2,502,955 into a free rent reserve and (v) approximately $1,628,711 into a USPS rent reserve.

On each monthly payment date, the borrower is required to deposit (i) 1/12 of the estimated annual real estate taxes into a tax reserve (currently equivalent to approximately $49,279), (ii) 1/12 of the estimated annual insurance premiums into an insurance reserve (currently equivalent to approximately $6,362), (iii) approximately $5,745 related to capital improvements into a replacement reserve and (iv) approximately $34,468 related to tenant improvements and leasing commissions into a TI/LC reserve, capped at $1,240,853.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. The owner of the direct or indirect equity interests of the borrower is permitted to incur mezzanine debt (the “8111 Gatehouse Road Permitted Mezzanine Loan”) secured by a pledge of direct or indirect equity interests in the borrower, provided that certain conditions set forth in the loan documents are satisfied, including, without limitation: (i) after giving effect to the 8111 Gatehouse Road Permitted Mezzanine Loan, (a) the loan-to-value ratio of the 8111 Gatehouse Road Loan and the 8111 Gatehouse Road Mezzanine Loan (collectively, the “Total Debt”) is no greater than 65.0%, (b) the debt service coverage ratio on the Total Debt is at least 3.40x, and (c) the debt yield on the Total Debt is at least 10.5%; (iii) the 8111 Gatehouse Road Permitted Mezzanine Loan is co-terminous with the 8111 Gatehouse Road Loan (iv) the holder of the 8111 Gatehouse Road Permitted Mezzanine Loan enters into an intercreditor agreement with the lender in form and substance reasonably acceptable to the lender and the rating agencies; and (v) a rating agency confirmation is delivered in connection with the consummation of the 8111 Gatehouse Road Permitted Mezzanine Loan.

The owner of the direct or indirect equity interests of the borrower is permitted to incur an approved preferred equity investment (the “8111 Gatehouse Road Preferred Equity”) secured by a pledge of direct or indirect equity interests in the borrower, provided that certain conditions set forth in the loan documents are satisfied, including, without limitation: (i) after giving effect to the 8111 Gatehouse Road Preferred Equity, (a) the loan-to-value ratio of the 8111 Gatehouse Road Loan and the 8111 Gatehouse Road Preferred Equity (collectively, the “Total Debt”) is no greater than 65.0%, (b) the debt service coverage ratio on the Total Debt is at least 3.40x, and (c) the debt yield on the Total Debt is at least 10.5%; (iii) the 8111 Gatehouse Road Preferred Equity is co-terminous with the 8111 Gatehouse Road Loan (iv) the owner of the 8111 Gatehouse Road Preferred Equity enters into an intercreditor agreement with the lender in form and substance reasonably acceptable to the lender and the rating agencies; and (v) a rating agency confirmation is delivered in connection with the consummation of the 8111 Gatehouse Road Preferred Equity.

Partial Release. None.

A-3-82

Various	Collateral Asset Summary – Loan No. 10 Performance Food Group	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$31,889,467 64.2% 2.47x 9.7%

A-3-83

Various	Collateral Asset Summary – Loan No. 10 Performance Food Group	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$31,889,467 64.2% 2.47x 9.7%

A-3-84

Various	Collateral Asset Summary – Loan No. 10 Performance Food Group	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$31,889,467 64.2% 2.47x 9.7%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Recapitalization
Borrower Sponsors:	New Mountain Net Lease Partners Corporation and New Mountain Net Lease Corporation
Borrower:	NM PEBY, L.L.C.
Original Balance:	$31,889,467
Cut-off Date Balance:	$31,889,467
% by Initial UPB:	3.2%
Interest Rate:	3.77200%
Payment Date:	6th of each month
First Payment Date:	June 6, 2021
Maturity Date:	May 6, 2028
Amortization:	Interest Only
Additional Debt:	None
Call Protection:	L(23), YM1(1), DorYM1(55), O(5)
Lockbox / Cash Management:	Hard / Springing

Reserves(4)
	Initial	Monthly	Cap
Taxes:	$0	Springing	NAP
Insurance:	$0	Springing	NAP
Replacement:	$0	Springing	$137,628
TI/LC:	$0	Springing	$183,762
Other:	$0	Springing	NAP

Property Information
Single Asset / Portfolio:	Portfolio of three properties
Property Type:	Warehouse Industrial
Collateral:	Fee Simple
Location:	Various
Year Built / Renovated:	Various / Various
Total Sq. Ft.:	611,667
Property Management:	Self-Managed
Underwritten NOI:	$3,109,128
Underwritten NCF:	$3,017,378
Appraised Value(1):	$49,650,000
Appraisal Dates(2):	Various

Historical NOI(3)
Most Recent NOI:	NAV
2019 NOI:	NAV
2018 NOI:	NAV
2017 NOI:	NAV

Historical Occupancy(3)
Most Recent Occupancy:	100.0% (May 6, 2021)
2019 Occupancy:	NAV
2018 Occupancy:	NAV
2017 Occupancy:	NAV

Financial Information(1)
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$31,889,467	$52 / $52	64.2% / 64.2%	2.55x / 2.47x	9.7% / 9.5%	9.7% / 9.5%
(1)	In addition to the “As Is” appraised value set forth above, the appraisal concluded to a “Hypothetical Market Value “As Dark”” appraised value of approximately $33.2 million as of December 14, 2020, December 9, 2020, and December 16, 2020 for 920 Irwin Run Road (the “Pennsylvania Property”), 2085 East Michigan Avenue (the “Michigan Property”), and 1982 Commerce Circle (the “Ohio Property”), respectively. Based on the “Hypothetical Market Value “As Dark”” appraised value, the Cut-off Date LTV Ratio and Maturity Date LTV Ratio would be 96.1%.
(2)	Appraisal Dates for the Pennsylvania Property, Michigan Property, and the Ohio Property are December 14, 2020, December 9, 2020, and December 16, 2020, respectively.
(3)	Historical information is not available, as the Performance Food Group Properties (as defined below) were acquired by the borrower sponsors in October 2020.
(4)	See “Ongoing Reserves” below.

The Loan. The Performance Food Group mortgage loan (the “Performance Food Group Loan”) is secured by the borrower’s fee simple interest in the Pennsylvania Property, the Michigan Property, and the Ohio Property (each, individually a “Performance Food Group Property” and collectively, the “Performance Food Group Properties”).

The Performance Food Group Loan has an interest rate of 3.77200% per annum and was originated by DBR Investments Co. Limited (“DBRI”) on April 30, 2021. The Performance Food Group Loan has an initial term of 84 months and has a remaining term of 84 months as of the Cut-off Date. The Performance Food Group Loan requires interest only payments on each due date through the scheduled maturity date in May 2028.

The Performance Food Group Loan was utilized to return equity to the borrower sponsors following its October 2020 acquisition of the Performance Food Group Properties and pay originations costs. Based on the aggregate “As Is” appraised value of $49.65 million as of December 14, 2020 for the Pennsylvania Property, December 9, 2020 for the Michigan Property, and December 16, 2020 for the Ohio Property, the Cut-off Date LTV Ratio is 64.2%.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan	$31,889,467	99.7%	Return of Equity(1)	$31,352,204	98.0%
Borrower Sponsor Equity	100,000	0.3	Closing Costs	637,263	2.0

Total Sources	$31,989,467	100.0%	Total Uses	$31,989,467	100.0%
(1)	The borrower closed on the acquisition of the Performance Food Group Properties for $49.06 million (allocated among the Pennsylvania Property, the Michigan Property and the Ohio Property as follows: (a) $17,490,689 with respect to the Pennsylvania property; (b) $16,511,270 with respect to the Michigan property; and (c) $15,058,041 with respect to the Ohio property) on October 16, 2020. When combined with origination costs of $637,763, the borrower’s sponsor’s remaining cash equity is approximately $17.1 million.

A-3-85

Various	Collateral Asset Summary – Loan No. 10 Performance Food Group	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$31,889,467 64.2% 2.47x 9.7%

The Performance Food Group Loan may be voluntarily prepaid in whole beginning on May 6, 2023 with the payment of a prepayment fee equal to the greater of (i) 1.00% of the unpaid principal balance and (ii) a yield maintenance premium, and on and after January 6, 2028 may be voluntarily prepaid in whole without the payment of any prepayment fee. Provided no event of default under the Performance Food Group Loan documents has occurred and is continuing, defeasance of the Performance Food Group Loan with direct, non-callable obligations of the United States of America or other obligations, which are “government securities” permitted under the loan documents is permitted at any time after the second anniversary of the securitization Closing Date. In addition, if the Defaulted Property Conditions (as defined below) exist, the Performance Food Group Loan may be prepaid at any time following origination, together with the prepayment fee (if prior to the open period), and may be defeased at any time following the expiration of the defeasance lockout period, notwithstanding the existence of an event of default.

“Defaulted Property Conditions” are deemed to exist to the extent that: (i) an event of default is continuing, and said event of default relates solely to the defaulted individual property and would not exist but for such defaulted individual property being an individual property under the loan documents; (ii) either the lender has delivered notice to the borrower with respect to such event of default or has commenced exercising remedies in connection therewith; (iii) the borrower has demonstrated to the lender’s reasonable satisfaction that it has promptly and diligently pursued a cure of such event of default in accordance with the Performance Food Group Loan documents; (iv) the borrower has been unable to effect a cure of such event of default; (v) after giving effect to a defaulted property partial defeasance or prepayment, as applicable, with respect to the defaulted individual property, no event of default or material default has occurred and is continuing, and (vi) the borrower is not subject to any material contingent liabilities relating to the defaulted individual property after giving effect to the applicable defaulted property partial defeasance or prepayment, as applicable, and release (other than surviving obligations to the lender under the environmental indemnity).

The Borrower(s) / Borrower Sponsors. The borrower for the Performance Food Group Loan is NM PEBY, L.L.C., a newly formed special purpose Delaware limited liability company with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Performance Food Group Loan. NM PEBY, L.L.C. is 100.0% owned by NM NL Holdings, L.P., which is owned (i) 49.75% by New Mountain Net Lease Corporation, (ii) 49.75% by New Mountain Net Lease Partners Corporation and (iii) 0.5% by NM GP Holdco, L.L.C. The general partner of the NM PEBY, L.L.C. is NM Net Lease Partners Manager, L.L.C. which is 100% owned by New Mountain Net Lease Partners Corporation. New Mountain Net Lease Corporation is managed by Peter Kaplan, Jr. and Robert Hamwee and New Mountain Net Lease Partners Corporation is managed by Peter Kaplan, Jr. and Adam Weinstein. The borrower sponsors and non-recourse guarantors of the Performance Food Group Loan are New Mountain Net Lease Partners Corporation and New Mountain Net Lease Corporation, affiliates of New Mountain Finance Corporation, which together with their affiliates, manage private equity, public equity and credit capital. New Mountain Finance Corporation (NASDAQ: NMFC) was founded in 1999 and has over $30 billion in assets under management and approximately 180 staff members. As of December 31, 2020, New Mountain Finance Corporation reported investment income of approximately $278.0 million. If either guarantor alone satisfies certain net worth and liquidity requirements, and also continues to control and own at least a 20% interest in the borrower, then at the request of the other guarantor, the other guarantor may be released from its liabilities under the non-recourse carveout guaranty.

The Properties. The Performance Food Group Properties consist of three industrial warehouse properties totaling 611,667 sq. ft. located in West Mifflin, Pennsylvania; Ypsilanti, Michigan; and Springfield, Ohio. The industrial buildings were constructed between 1962 and 2011. As of May 6, 2021, the Performance Food Group Properties collectively are 100.0% occupied by Eby-Brown (as defined herein), which was acquired by Performance Food Group Company (“PFG”) (NYSE: PFGC) in 2019 and operates as a subsidiary of the parent company.

The following table presents detailed information with respect to each of the Performance Food Group Properties.

Portfolio Summary
Property Name	City, State	Property Type (Subtype)	Allocated Loan Amount	Total Sq. Ft.	Year Built	As-Is Appraised Value	U/W Base Rent	Market	Occ. (%)(1)
920 Irwin Run Road	West Mifflin, PA	Industrial (Warehouse)	$11,432,679	161,162	1982-2011	$17,800,000	$1,156,703	South Pittsburgh	100.0%
2085 East Michigan Avenue	Ypsilanti, MI	Industrial (Warehouse)	$10,694,051	250,000	1962	$16,650,000	$1,084,040	Ann Arbor	100.0%
1982 Commerce Circle	Springfield, OH	Industrial (Warehouse)	$9,762,737	200,505	1982	$15,200,000	$988,644	Springfield	100.0%
Total / Wtd. Avg.			$31,889,467	611,667		$49,650,000	$3,229,387		100.0%
(1)	Occupancy dates are as of May 6, 2021.

The Pennsylvania Property is a Class B industrial-refrigerated warehouse property and was constructed in several phases from 1982 through 2011 and spans 161,162 sq. ft. across 2 buildings on a 6.7006-acre site. The Pennsylvania Property consists of a 151,662 square foot refrigerated warehouse building and a detached 9,500 square foot warehouse/repair garage facility, which is 100.0% occupied by Eby-Brown Company, LLC as of May 6, 2021.

The Michigan Property is an industrial warehouse property that was constructed in 1962, renovated in 2008, and spans 250,000 sq. ft. on a 19.88-acre site. The Michigan Property has approximately 8% office space and an average clear height of 23 feet in the shop area.

A-3-86

Various	Collateral Asset Summary – Loan No. 10 Performance Food Group	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$31,889,467 64.2% 2.47x 9.7%

The Ohio Property is a Class B industrial-refrigerated warehouse property that was constructed in 1982 and renovated in 2009. It spans 200,505 sq. ft. (consisting of 12,064 sq. ft. of office area (6.0%), as well as 188,441 sq. ft. of warehouse area (94.0%)) on a 21.395-acre site that is located in Springfield, Ohio, near the US-68/OH-41 interchange. The Ohio Property also includes 19-docks, 2-OHDs, and clear heights of 22 to 25 feet.

According to the borrower sponsor, the portfolio’s facilities service approximately 40% of Eby-Brown’s customer base and account for approximately $1.9 billion, or approximately 36% of the company’s revenue and EBITDA. Eby-Brown has operated out of the portfolio’s facilities for over 40 years, which have been expanded and renovated to suit Eby-Brown’s needs. Since 2012, Eby-Brown has spent over $15 million to modernize the facilities and upgrade the warehouse operation systems.

●	The Pennsylvania Property – Performance Food Group funded approximately $11 million in renovations between 2012 and 2016, providing upgrades to IT systems, warehouse operation equipment, and building systems. Additionally, the tenant expanded the parking lot in 2017.
●	The Michigan Property – From 2012 to 2016, Eby-Brown invested approximately $2.0 million into the property to upgrade equipment, trailers, IT systems and renovate the HVAC. Additionally, the roof was replaced in 2018.
●	The Ohio Property – Eby-Brown invested approximately $2.0 million between 2012 and 2016, providing upgrades to IT systems, warehouse operation equipment, and building systems.

COVID-19 Update. As of May 6, 2021, the Performance Food Group Properties are 100.0% leased. The single tenant is open and operational, and has not requested any lease modifications. The first payment date of the Food Performance Group Loan is June 6, 2021. As of May 6, 2021, the Food Performance Group Loan is not subject to any modification or forbearance requests.

The following table presents certain information relating to the single tenant at the Performance Food Group Properties:

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/Fitch/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent Per Sq. Ft.(3)	% of Total U/W Base Rent(3)	Lease Expiration
Eby-Brown Company, LLC(4)	B2 / NR / NR	611,667	100.0%	$5.28	100.0%	12/31/2032
Total / Wtd. Avg. Occupied Collateral		611,667	100.0%	$5.28	100.0%
Vacant		0	0.0%
Total		611,667	100.0%
(1)	Based on the underwritten rent roll.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	U/W Base Rent Per Sq. Ft. and % of Total U/W Base Rent are inclusive of contractual rent steps through April 30, 2022.
(4)	Eby-Brown Company, LLC (formerly known as Eby-Brown Leasing, LLC), has two, five-year extension options remaining for each lease of the three individual properties and no termination options.

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent Per Sq. Ft.	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM & 2021	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2022	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2023	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2024	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2025	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2026	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2027	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2028	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2029	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2030	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2031	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2032 & Thereafter	3	611,667	100.0%	611,667	100.0%	$5.28	100.0%	100.0%
Vacant	NAP	0	0.0%	611,667	100.0%	NAP	NAP	NAP
Total / Wtd. Avg.	3	611,667	100.0%			$5.28	100.0%
(1)	Based on the underwritten rent roll.
(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

A-3-87

Various	Collateral Asset Summary – Loan No. 10 Performance Food Group	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$31,889,467 64.2% 2.47x 9.7%

Major Tenants.

Eby-Brown Company, LLC (611,667 sq. ft.; 100.0% of net rentable area; 100.0% of U/W Base Rent). Eby-Brown Company, LLC (“Eby-Brown”) is a leader in the foodservice industry and one of the largest national food distributors that occupies all of Performance Food Group Properties. Eby-Brown signed a 16-year triple net lease that commenced on December 2016 and will expire on December 31, 2032, with an initial weighted-average annual base rent of $5.28 per sq. ft. and 1.50% annual escalations.

Founded in 1887, Eby-Brown is one of the largest convenience distributors nationally, delivering innovative foodservice and merchandising, along with valuable technology and insight to more than 10,000 convenience-store retailers across North America. Eby-Brown is headquartered in Naperville, Illinois and primarily distributes pre-packaged candy, snacks, specialty beverages, and tobacco products. Eby-Brown has been led by members of the Wake family for over 50 years and is currently co-owned by Dick Wake and Tom Wake (Co-Presidents and Co-CEOs). The Company operates eight last mile distribution facilities. The three last mile distribution facilities that the borrower sponsor acquired are proximally located to service the upper Midwest and Mid-Atlantic areas.

Eby-Brown was acquired by Performance Food Group Company (“PFG”) (NYSE: PFGC) in 2019 and operates as a subsidiary of the parent company. Headquartered in Richmond, Virginia, Performance Food Group Company (NYSE: PFGC) is a leader in the foodservice industry as the one of the largest broadline food distributors (with over 100 locations nationally). PFG was founded over 125 years ago and was jointly acquired by Wellspring and Blackstone in 2008 for $1.2 billion. PFG went public in 2015 and as of January 27, 2021 maintains a market capitalization of approximately $6.2 billion.

Environmental Matters. Phase I reports were obtained for Performance Food Group Properties which identified RECs at the West Mifflin, PA and Ypsilanti, MI Properties. EnviroBusiness, Inc. prepared Opinions of Probable Cost which concluded to a $1.08 million cost at the high end of the range across both assets. The borrower and borrower sponsors entered into an Environmental Indemnity Agreement at closing. In addition, there is an environmental indemnity in the Lease between the borrower and the tenant, Performance Food Group which runs to any person, party or entity which becomes the owner of the Pennsylvania Property and the Michigan Property by reason of a foreclosure of the mortgage or the acceptance of a deed or assignment in lieu of foreclosure. In addition, a $1,250,000.00 PLL Policy was obtained at closing for an initial period of 10 years.

The Market.

The Pennsylvania Property is located south of the Port of Pittsburgh, Pennsylvania, which offers access to the mid-Atlantic region’s inland waterways and major interstate highways. Air freight services are available at Pittsburgh International Airport and Allegheny County Airport.

Pittsburgh is home to the Norfolk Southern Railway’s busiest freight corridors, the Pittsburgh Line. The suburban Conway Rail Yard is located 27.3 miles north of Pittsburg. CSX, the other major freight railroad in the eastern U.S. also has major operations around Pittsburgh. Amtrak provides intercity rail service via the Capitol Limited and the Pennsylvanian, which both use New York Penn Station.

According to a third-party demographics report, the 2021 estimated population within a one-, three-, and five-mile radius of the Pennsylvania Property is estimated to be 2,876, 63,718, and 217,032, respectively, and the 2021 average household income within same radii is estimated to be $71,388, $77,026, and $75,382, respectively.

According to a third-party market report, the Pennsylvania Property is located in the South Pittsburgh industrial submarket, which contains approximately 19.4 million sq. ft. of industrial submarket space with average vacancy rate of 6.1% and average asking rent of $8.67 per sq.ft, as of T-12 April 21, 2021, representing a 1.0% increase from the prior year’s asking rent.

The Michigan Property is located in the city of Ypsilanti within Washtenaw County, Michigan, 9.0 miles east of Ann Arbor and 35.8 miles west of the Detroit CBD. Land use in the neighborhood of the Michigan Property consists of commercial and industrial with single and multi-family developments. Primary regional access is provided by Michigan Avenue, Interstate 94 (1.3 miles south), Interstate 96 (17.2 miles north), Interstate 275 (6.8 miles east), and Interstate 75 (18.2 miles east). In addition to these major roadways, the Michigan Property is located 1.0-mile northwest of the Willow Run Airport and 11.4 miles west of the Detroit Metropolitan Airport.

The Michigan Property is located approximately 0.7 miles northwest of the Willow Run Airport, which serves freight, corporate, and general aviation. Willow Run Airport provides transportation of a wide range of cargo for business, including automotive and electronic components, emergency medical supplies, on-demand freight, mail, and packages.

According to a third-party demographics report, the 2021 estimated population within a one-, three-, and five-mile radius of the Michigan Property is estimated to be 5,590, 53,247, and 120,881, respectively, and the 2021 average household income within the same radii is estimated to be $49,315, $67,291, and $87,738, respectively.

A-3-88

Various	Collateral Asset Summary – Loan No. 10 Performance Food Group	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$31,889,467 64.2% 2.47x 9.7%

According to a third-party market report, the Michigan Property is located in the Washtenaw E of 23 industrial submarket, which contains approximately 11.0 million sq. ft. of industrial submarket space with average vacancy rate of 3.4% and average asking rent of $7.00 per sq.ft, as of year-end 2020, representing a 2.0% increase from the prior year’s asking rent.

The Ohio Property is located in the city of Springfield within Clark County, Ohio 22.3 miles northeast of the Dayton CBD, 48.6 miles north of the Cincinnati CBD, and 64.8 miles west of the Columbus CBD. Land use in the surrounding area consists of a mix of commercial and industrial uses with some single-family residences. Primary regional access to the area is provided by U.S. Route 68 (0.9 miles west), U.S. Route 40 (0.7 miles south), Interstate 70 (2.9 miles south), and Interstate 75 (18.3 miles west). U.S. Route 68 is a north-south highway that runs from Toledo to Lexington.

According to a third-party demographics report, the 2020 estimated population within a one-, three-, and five-mile radius of the Ohio Property is estimated to be 3,630, 41,023, and 79,917, respectively, and the 2020 average household income within the same radii is estimated to be $54,807, $58,759, and $61,821, respectively.

According to a third-party market report, the Ohio Property is located in the Northeast Dayton industrial submarket, which has an average vacancy rate of 4.9% and average asking rent of $3.80 per sq.ft, as of T-12 April 21, 2021, representing a 0.8% increase from the prior year’s asking rent.

The following table presents certain information relating to the primary competition for the Performance Food Group Properties.

Comparable Industrial Buildings(1)
Property Name	City, State	Net Rentable Area (Sq. Ft.)	Year Built	Lease Terms (Mos.)
Pennsylvania Property	West Mifflin, PA	161,162	1982 – 2011	192
Dollar General	Hazelwood, MO	232,556	1983	120
Ascot Foods	Cuyahoga Falls, OH	20,000	2014	120
Lancaster Foods	Jessup, MD	215,084	1981	180
Baltimore-Washington Logistic Center	Jessup, MD	160,225	2017	180
33 Dart Road	Newman, GA	104,880	1998	144

Comparable Industrial Buildings(1)
Property Name	City, State	Net Rentable Area (Sq. Ft.)	Year Built	Lease Terms (Mos.)
Michigan Property	Ypsilanti, MI	250,000	1962	192
Airport Distribution Center	Romulus, MI	312,000	2000	84
Romulus - Multi-Tenant First Distribution Building	Romulus, MI	303,760	2006	60
Brownstown Business Center #6	Brownstown, MI	272,228	2007	120
Romulus Business Center	Romulus, MI	209,450	1996	24
Livonia - Multi-Tenant Industrial Corporate Center-Building #2	Livonia, MI	590,141	2018	121
Canton - Multi-Tenant Industrial Business Park	Canton, MI	480,000	1998	72

Comparable Industrial Buildings(1)
Property Name	City, State	Net Rentable Area (Sq. Ft.)	Year Built	Lease Terms (Mos.)
Ohio Property	Springfield, OH	200,505	1982	192
Mars Petcare	Columbus, OH	465,256	1968	120
Orlando Baking Co.	Columbus, OH	105,191	1978	60
Sherwood Food	Maple Heights, OH	349,600	1967	153
Lineage Logistics	Pendleton, IN	158,609	2006	63
(1)	Source: Appraisal

The appraiser concluded a weighted average market rent for the portfolio of $5.40 per sq. ft., which is 2.3% above the current weighted average in-place rent of $5.28 per sq. ft. Additionally, the portfolio’s weighted average in-place rent is approximately 28.0% and 20.4% below the a third-party market report’s weighted average market and submarket rents, respectively. More specifically, the Pennsylvania Property has in-place rent of $7.18 per sq. ft., which is 2.8% and 19.5% below a third-party market report’s market and submarket rents of $7.38 per sq. ft. and $8.58 per sq. ft., respectively. The Michigan Property’s in-place rent is $4.34 per sq. ft., which is 101.8% and 61.3% below a third-party market report’s market and submarket rents of $8.76 per sq. ft. and $7.00 per sq. ft., respectively.

A-3-89

Various	Collateral Asset Summary – Loan No. 10 Performance Food Group	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$31,889,467 64.2% 2.47x 9.7%

Cash Flow Analysis.

Cash Flow Analysis(1)
	U/W	U/W Per Sq. Ft.
Base Rent	$3,229,387	$5.28
Rent Steps(2)	48,440	0.08
Gross Potential Rent	$3,277,827	$5.36
Total Reimbursements	96,159	0.16
Total Gross Income	$3,373,986	$5.52
Less: Vacancy(3)	(168,699)	(0.28)
Effective Gross Income	$3,205,286	$5.24
Total Variable Expenses(4)	96,159	0.16
Net Operating Income	$3,109,128	$5.08
TI/LC	0	0.00
Capital Expenditures	91,750	0.15
Net Cash Flow	$3,017,378	$4.93
(1)	Historical financial information is not available because the Performance Food Group Property was recently purchased in 2020. In connection with the acquisition, the borrower sponsor assumed three individual leases that are guaranteed by Performance Food Group and expire less than five years after maturity in December 2032.
(2)	Represents rent steps through April 30, 2022.
(3)	Represents an underwritten economic vacancy of 5.0%.
(4)	Total Variable Expenses are not underwritten because the sole tenant pays expenses directly under a NNN lease.

Property Management. The Performance Food Group Properties are self-managed.

Lockbox / Cash Management. The Performance Food Group Loan is structured with a hard lockbox and springing cash management. The existing tenants at the Performance Food Group Properties are directed to remit their rent checks directly to the lockbox. Prior to a Performance Food Group Trigger Period, the Performance Food Group borrower is required to cause revenue received by the Performance Food Group borrower or any applicable property manager from the Performance Food Group Properties to be deposited into such lockbox immediately upon receipt. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of the Performance Food Group borrower unless a Performance Food Group Trigger Period exists. Upon the occurrence and during the continuance of an Performance Food Group Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the Performance Food Group Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Performance Food Group Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Performance Food Group Loan. Upon the cure of the applicable Performance Food Group Trigger Period, so long as no other Performance Food Group Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the Performance Food Group borrower. Upon an event of default under the Performance Food Group Loan documents, the lender may apply funds to the debt in such priority as it may determine.

A “Performance Food Group Trigger Period” will commence upon the occurrence of (i) an event of default under the Performance Food Group Loan, (ii) the debt service coverage ratio is less than 1.20x on the last day of any calendar quarter (provided, however, that no Performance Food Group Trigger Period will be deemed to exist with respect to this clause (ii) during any period that the Collateral Cure Conditions (as defined below) are satisfied), or (iii) the commencement of a Lease Sweep Period (as defined below); and will end if, (A) with respect to clause (i), the event of default under the Performance Food Group Loan has been cured in accordance with the express terms of the loan documents or the borrower has otherwise tendered cure and such cure has been accepted by the lender or (B) with respect to clause (ii), the debt service coverage ratio is at least 1.25x for two consecutive calendar quarters or (C) with respect to clause (iii), such Lease Sweep Period has ended pursuant to the terms thereof.

The “Collateral Cure Conditions” means a period in which the borrower deposits cash into an account with the lender (or delivers a letter of credit) in an amount sufficient, that, if the same were to be deducted from the principal balance of the Performance Food Group Loan (and assuming there were to be a corresponding reduction in debt service), the debt service coverage ratio is equal to or greater than 1.25x, to serve as additional collateral for the Performance Food Group Loan (the “DSCR Condition”) and thereafter, if the lender determines (in its reasonable discretion) that the collateral account or, as applicable, the amount of the letter of credit, is no longer sufficient to satisfy the DSCR Condition (as of the applicable date of determination), then in order to continue to satisfy the Collateral Cure Conditions, the borrower is required to deposit additional cash collateral or increase the amount of the letter of credit (as applicable) by an amount necessary such that the amount on deposit in the collateral account (or the amount of the letter of credit (as applicable)) is sufficient to satisfy the DSCR Condition. The collateral referenced in this definition is required to be returned to the borrower, provided no Performance Food Group Trigger Period is ongoing, at such time as the debt service coverage ratio (without any imputed deduction to debt service for the aforementioned collateral) is equal to or greater than 1.25x for two consecutive calendar quarters).

A-3-90

Various	Collateral Asset Summary – Loan No. 10 Performance Food Group	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$31,889,467 64.2% 2.47x 9.7%

A “Lease Sweep Period” will commence on the first monthly payment date following the occurrence of any of the following: (a) the date required under the Performance Food Group lease (or a replacement lease that covers 60,000 or more rentable sq. ft. of the Performance Food Group premises) (a “Lease Sweep Lease”) by which the tenant thereunder is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised); (b) the date that a Lease Sweep Lease (or any material portion thereof) is surrendered, cancelled or terminated prior to its then current expiration date or the receipt by the borrower or the property manager of written notice from any tenant under a Lease Sweep Lease of its intent to surrender, cancel or terminate the Lease Sweep Lease (or any material portion thereof prior to its then current expiration date); (c) the date on which any tenant under a Lease Sweep Lease discontinues its business (i.e., “goes dark”) (other than a temporary discontinuance of business for a commercially reasonable time as the result of the performance of standard and customary alterations at the applicable Performance Food Group Property or any temporary discontinuance relating to an ongoing restoration at the applicable Performance Food Group Property) at all or any portion of the space representing all or a majority of either any individual property or the premises demised pursuant to the applicable Lease Sweep Lease or gives notice that it intends to discontinue its business (other than a temporary discontinuance of business for a commercially reasonable time as the result of the performance of standard and customary alterations at the applicable Performance Food Group Property or any temporary discontinuance relating to an ongoing restoration at the applicable Performance Food Group Property) at all or any portion of such space representing all or a majority of either any individual property or the premises demised pursuant to the applicable Lease Sweep Lease; provided, however, if a tenant pursuant to a Lease Sweep Lease sub-leases any portion of the premises to a sub-tenant, then so long as the Sublease Conditions (defined below) remain satisfied, such tenant will not be deemed to have “gone dark”; (d) upon a monetary or material non-monetary default under a Lease Sweep Lease by the tenant thereunder that continues beyond any applicable notice and cure period; (e) the occurrence of an insolvency proceeding of a tenant under a Lease Sweep Lease or its direct or indirect parent company and/or any guarantor of its obligations under its Lease Sweep Lease; or (f) to the extent the applicable Lease Sweep Lease is set to expire on or before the date that is three years following the stated maturity date of the Performance Food Group Loan, a Lease Sweep Period will commence on the date that is twelve months prior to the stated maturity date of the Performance Food Group Loan.

A Lease Sweep Period will end upon the first to occur of the following: (A) in the case of clause (a) above, the date on which the applicable tenant (I) irrevocably exercises its renewal or extension option with respect to either (x) all of its premises or (y) a portion of the applicable premises, or applicable portion thereof, is leased pursuant to one or more qualified leases so as to cause the Performance Food Group Properties to achieve a debt service coverage ratio of 1.20x, and (II) sufficient funds have been accumulated (or deposited) in the lease sweep account (during the continuance of the subject Lease Sweep Period) to cover all anticipated leasing expenses, free rent periods and/or rent abatement periods with respect to such renewal or extension; (B) in the case of clause (b) above, the tenant irrevocably rescinds such notice to surrender, cancel or terminate the Lease Sweep Lease; (C) in the case of clauses (b), (d), and (e) above, (I) either (x) the entirety of the applicable premises, or applicable portion thereof, is leased pursuant to one or more qualified leases or (y) a portion of the applicable premises, or applicable portion thereof, is leased pursuant to one or more qualified leases so as to cause the Performance Food Group Properties to achieve a debt service coverage ratio of 1.20x, and (II) sufficient funds have been accumulated (or otherwise deposited) in the lease sweep account (during the continuance of the subject Lease Sweep Period) to cover all anticipated leasing expenses, free rent periods, and/or rent abatement periods with respect to such qualified leases and any shortfalls in required payments under the loan documents or operating expenses as a result of any anticipated down time prior to the commencement of payments under such qualified leases; (D) in the case of clause (c) above, Performance Food Group (or a replacement tenant that occupies all or any portion of the Performance Food Group premises to avoid the trigger thresholds set forth in such clause (c) above) resumes operation of its business in the entirety of the applicable premises and continuously operates for at least 30 days and, if a notice to go dark was delivered (and the tenant did not discontinue its business as contemplated by said notice), the tenant irrevocably rescinds such notice to discontinue its business; (E) in the case of clause (c) above, the date on which the funds in the lease sweep account collected with respect to the Lease Sweep Lease in question (including any lease termination payments with respect to such Lease Sweep Lease deposited into the lease sweep account) are equal to the Lease Sweep Deposit Amount (as defined below) applicable to such space, or the borrower deposits an amount equal to the deficient amount for deposit into the lease sweep account, unless, in any such case, the applicable premises has been leased pursuant to one or more leases which, in the aggregate, (x) require the borrower to incur expenses, including the payment of brokerage commissions, completion of tenant improvements or payment of tenant allowances, and/or (y) provide for free rent periods and/or rent abatement periods with respect to rent amounts, which, in the lender’s determination, exceed the Lease Sweep Deposit Amount applicable to such premises (in which case the Lease Sweep Period in question will continue until the borrower satisfies clause (C) above); (F) in the case of clause (d) above, the date on which the subject default has been cured, and no other monetary or material non-monetary default under the Lease Sweep Lease occurs for a period of thirty days following such cure; (G) in the case of clause (e) above, either (a) the applicable insolvency proceeding has terminated or been dismissed and the applicable Lease Sweep Lease has been affirmed, assumed or assigned in a manner reasonably satisfactory to the lender or (b) the applicable Lease Sweep Lease has been assumed and assigned to a third party in a manner reasonably satisfactory to the lender.

“Performance Food Group Lease” means individually and/or collectively, as the context may require, (x) the Performance Food Group MI Lease, (y) the Performance Food Group OH Lease and (z) the Performance Food Group PA Lease.

A-3-91

Various	Collateral Asset Summary – Loan No. 10 Performance Food Group	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$31,889,467 64.2% 2.47x 9.7%

“Sublease Conditions” mean the following conditions are satisfied: (i) the Performance Food Group lease (or a replacement Lease Sweep Lease) is in full force and effect, the entirety of each of the Performance Food Group Property is demised pursuant to said Lease Sweep Lease, and the applicable Lease Sweep Lease is a “triple net” lease, (ii) the tenant pursuant to the applicable Lease Sweep Lease has sublet a portion of its Lease Sweep Space which represents no more than 25% of the leasable square footage of the Performance Food Group Property demised pursuant to the applicable Lease Sweep Lease (provided, however, a sublease to an affiliate of Performance Food Group may demise more than the aforementioned 25% for so long as Performance Food Group remains the prime tenant pursuant to the Lease Sweep Lease) pursuant to one or more sub-leases which are in full force and effect and each subtenant thereunder is open for business in the entirety of the applicable subleased premises, and (iii) no subtenant pursuant to the aforementioned sublease(s) is in monetary or material non-monetary default (beyond notice and cure periods) pursuant to its sublease or is the subject of any insolvency proceeding.

“Lease Sweep Deposit Amount” means an amount equal to the total rentable square feet of the applicable Lease Sweep Lease multiplied by $5.00.

Ongoing Reserves. On each monthly payment date, solely to the extent the Reserve Waiver Conditions (as defined below) or, in the case of insurance deposits, the Tenant Insurance Conditions (as defined below), are not satisfied on such due date, the borrower is required to deposit (i) 1/12 of an amount which would be sufficient to pay taxes for the next ensuing 12 months, (ii) 1/12 of the estimated annual insurance premiums into an insurance reserve, (iii) $7,646 into a replacement reserve account for capital expenditures (capped at $137,628) and (iv) $10,209 into a TI/LC reserve account (capped at $183,762) for tenant improvements and leasing commissions that may be incurred.

“Reserve Waiver Conditions” mean (i) the Performance Food Group lease or a replacement triple net lease entered into in accordance with the loan documents is in full force and effect for the entirety of the Performance Food Group Properties and the applicable Lease is a “triple net” lease, (ii) no Performance Food Group Trigger Period has occurred and is then continuing, (iii) the tenant under the applicable triple net lease is obligated to (a) pay all taxes and other charges, and any other assessments directly to the applicable governmental authority, (b) maintain insurance on the Performance Food Group Properties which is an acceptable tenant policy (as described below in the definition of “Tenant Insurance Conditions”), (c) perform and pay for all capital expenditures at the Performance Food Group Properties and (d) perform and pay for all other ongoing recurring operating expenses, (iv) such tenant performs such obligations in a timely manner, and (v) borrower has provided evidence of such timely performance if requested by the lender.

“Tenant Insurance Conditions” mean (i) no event of default has occurred and is then continuing, (ii) an acceptable tenant policy (that meets requirements set forth in the loan agreement and is approved by the lender in the lender’s reasonable discretion) is in full force and effect and (iii) the Reserve Waiver Conditions applicable to insurance are satisfied. The Performance Food Group Loan documents permit the borrower to rely on the tenant’s third party insurance (which otherwise meets the requirements of the loan documents) except with respect to the tenant’s deductible which may be no greater than $1,000,000 with respect to the Pennsylvania Property and $250,000 with respect to all other properties, with the exception of windstorm or earthquake, which may have deductibles not to exceed five percent (5%) of the total insurable value of the individual property per occurrence.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Future Mezzanine or Secured Subordinate Indebtedness Permitted. None.

Partial Release. Release provisions allow for the sale of any of the individual Performance Food Group Properties by prepaying or defeasing 110% of the allocated loan amount of the subject property (provided, that, with respect to the Pennsylvania Property, the release price is 120% of the allocated loan amount), and subject to terms and conditions set forth in the Performance Food Group Loan documents, except that no release will be permitted which results in the Ohio Property being the only one of the Performance Food Group Properties that remains subject to the lien of the Performance Food Group Loan.

A-3-92

Various	Collateral Asset Summary – Loan No. 11 InCommercial Net Lease Portfolio #3	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 61.9% 1.86x 10.2%

Mortgage Loan Information
Loan Seller:	CREFI
Loan Purpose:	Acquisition
Borrower Sponsor:	Erik Conrad
Borrower:	InCommercial Net Lease DST 3
Original Balance:	$30,000,000
Cut-off Date Balance:	$30,000,000
% by Initial UPB:	3.1%
Interest Rate:	3.33000%
Payment Date:	6th of each month
First Payment Date:	June 6, 2021
Maturity Date:	May 6, 2028
Amortization:	Interest Only, Amortizing Balloon
Additional Debt:	None
Call Protection:	L(24), YM1(56), O(4)
Lockbox / Cash Management:	Hard / Springing

Reserves
	Initial	Monthly	Cap
Taxes:	$136,246	$19,464	NAP
Insurance:	$7,734	$2,578	NAP
Replacement:	$327,457	Springing	NAP
TI/LC:	$0	Springing	NAP
Immediate Repairs:	$19,436	$0	NAP
Property Information
Single Asset / Portfolio:	Portfolio with 24 properties
Property Type:	Various(1)
Collateral:	Fee Simple
Location:	Various
Year Built / Renovated:	Various
Total Sq. Ft.:	304,183
Property Management:	InCommercial, Inc.
Underwritten NOI:	$3,050,376
Underwritten NCF:	$2,937,475
Appraised Value:	$48,500,000
Appraisal Date:	Various

Historical NOI(2)
Most Recent NOI:	NAV
2020 NOI:	NAV
2019 NOI:	NAV
2018 NOI:	NAV

Historical Occupancy(2)
Most Recent Occupancy:	100.0% (May 6, 2021)
2020 Occupancy:	NAV
2019 Occupancy:	NAV
2018 Occupancy:	NAV

Financial Information
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$30,000,000	$99 / $86	61.9% / 54.1%	1.93x / 1.86x	10.2% / 9.8%	11.6% / 11.2%
(1)	InCommercial Net Lease Portfolio #3 properties (the “InCommercial Net Lease Portfolio #3 Properties”) consist of 21 single tenant retail properties and three medical office properties.

(2)	Historical NOI and Historical Occupancy for the InCommercial Net Lease Portfolio #3 Properties are not available as they were recently acquired.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$30,000,000	61.2%	Purchase Price	$47,355,052	96.6%
Borrower Cash Contribution	18,767,402	38.3	Closing Costs	1,176,964	2.4
Other Sources(1)	255,487	0.5	Upfront Reserves	490,873	1.0
Total Sources	$49,022,889	100.0%	Total Uses	$49,022,889	100.0%

(1)	Other Sources consist of reserve credits and rent prorations.

The Borrower(s) / Borrower Sponsor.  The borrower is InCommercial Net Lease DST 3, a Delaware statutory trust and single purpose entity with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the InCommercial Net Lease Portfolio #3 Loan.

The non-recourse carveout guarantor is Erik Conrad. Erik Conrad, is the President of InCommercial Property Group, a core real estate investment firm focusing on freestanding real estate properties leased to NNN tenants that typically carry an investment grade rating. Mr. Conrad has been involvement in over 2,000 net-leased real estate transactions.

The Property. The InCommercial Net Lease Portfolio #3 Properties are comprised of 21 single tenant retail properties and three medical office properties leased on a long-term basis to investment grade tenants. The InCommercial Net Lease Portfolio #3 Properties are geographically diverse spanning across six different states in the Midwest/Southeastern regions. Nineteen properties are occupied by Dollar General, three properties are occupied by Fresenius Kidney Care, one property is occupied by Kohl’s, and one property is occupied by Walgreens. The portfolio possesses a weighted average lease term of approximately 8.7 years remaining. In addition to the long term, investment grade nature of 100% of the tenants in occupancy, the portfolio also benefits from its geographic diversification. Dollar General represents the largest tenant concentration, accounting for approximately 49.3% of the portfolio’s underwritten base rent. The Dollar General exposure is spread out across 19 different locations encompassing four states. Fresenius Kidney Care is spread across three different locations, each in Alabama, and accounts for approximately 21.9% of the portfolio’s underwritten base rent. Kohl’s occupies one location and accounts for approximately 19.8% of the portfolio’s underwritten base rent. Walgreens occupies one location and accounts for approximately 9.1% of the portfolio’s underwritten base rent.

A-3-93

Various	Collateral Asset Summary – Loan No. 11 InCommercial Net Lease Portfolio #3	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 61.9% 1.86x 10.2%

COVID-19 Update. As of May 6, 2021, the tenants at the InCommercial Net Lease Portfolio #3 Properties are current on rent and have not missed any payments throughout the COVID-19 pandemic. The InCommercial Net Lease Portfolio #3 Loan is not subject to any modification or forbearance requests. The first payment date of the InCommercial Net Lease Portfolio #3 Loan is June 6, 2021. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Preliminary Prospectus.

Tenant Summary(1)
Tenant / Building	Ratings (Moody’s/Fitch/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration

Dollar General	Baa2/NR/BBB	176,760	58.1%	$8.81	49.3%	Various(3)
Kohl’s	Baa2/BBB-/BBB-	86,982	28.6	7.19	19.8	1/31/2030
Fresenius Kidney Care	Baa3/BBB-/BBB	26,791	8.8	25.80	21.9	10/31/2029
Walgreens(4)	Baa2/BBB-/BBB	13,650	4.5	21.10	9.1	10/31/2031
Total / Wtd. Avg. Major Tenants		304,183	100.0%	$10.39	100.0%
Remaining Tenants		0	0.0	0.00	0.0
Total / Wtd. Avg. Occupied Collateral		304,183	100.0%	$10.39	100.0%
Vacant		0	0.0
Total		304,183	100.0%
(1)	Based on the underwritten rent roll dated as of May 6, 2021, inclusive of the average contractual rent steps for Fresenius Kidney Care.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Dollar General has multiple lease expirations ranging from April 30, 2028 through May 31, 2032.

(4)	Walgreens has the right to terminate its lease as of October 31, 2031 or as of the last day of any month thereafter, with twelve months’ prior notice.

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2021	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2022	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2023	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2024	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2025	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2026	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2027	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2028	2	18,126	6.0%	18,126	6.0%	$9.03	5.2%	5.2%
2029	16	149,321	49.1%	167,447	55.0%	$11.94	56.4%	61.6%
2030	2	96,008	31.6%	263,455	86.6%	$7.27	22.1%	83.6%
2031	3	31,702	10.4%	295,157	97.0%	$13.94	14.0%	97.6%
2032 & Thereafter	1	9,026	3.0%	304,183	100.0%	$8.30	2.4%	100.0%
Vacant	NAP	0	0.0%	304,183	100.0%	NAP	NAP	NAP
Total / Wtd. Avg.	24	304,183	100.0%			$10.39	100.0%
(1)	Based on the underwritten rent roll dated May 6, 2021.

Cash Flow Analysis.

Cash Flow Analysis(1)(2)
	U/W	U/W PSF
Base Rent	$3,123,256	$10.27
Overage / Percentage Rent	0	$0.00
Total Reimbursement Revenue	700,586	$2.30
Other Revenue	38,482	$0.13
Gross Revenue	$3,862,324	$12.70
Less: Vacancy	(111,361)	($0.37)
Effective Gross Income	$3,750,963	$12.33
Total Operating Expenses	700,586	$2.30
Net Operating Income	$3,050,376	$10.03
TI/LC	67,273	$0.22
Replacement Reserves	45,627	$0.15
Net Cash Flow	$2,937,475	$9.66
(1)	Based on the underwritten rent roll dated May 6, 2021.

(2)	Historical cash flows for the InCommercial Net Lease Portfolio #3 Properties are not available as they were recently acquired.

A-3-94

43 East Route 59 Nanuet, NY 10954	Collateral Asset Summary – Loan No. 12 Rockland Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$27,000,000 43.2% 4.93x 17.7%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Refinance
Borrower Sponsor:	ACP Group
Borrower:	Rockland Center Associates, LLC
Original Balance:	$27,000,000
Cut-off Date Balance:	$27,000,000
% by Initial UPB:	2.7%
Interest Rate:	3.27800%
Payment Date:	1st of each month
First Payment Date:	June 1, 2021
Maturity Date:	May 1, 2031
Amortization:	Interest Only
Additional Debt:	None
Call Protection:	L(25), YM1(89), O(6)
Lockbox / Cash Management(1):	Springing / Springing

Reserves(1)
	Initial	Monthly	Cap
Taxes:	$1,171,373	$130,153	NAP
Insurance:	$0	Springing	NAP
Replacement:	$3,142	$3,142	$75,406
TI/LC:	$0	Springing	$502,704

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Anchored Retail
Collateral:	Fee Simple
Location:	Nanuet, NY
Year Built / Renovated:	1962 / 1985
Total Sq. Ft.:	251,352
Property Management:	American Continental Properties, LLC
Underwritten NOI(2):	$4,769,811
Underwritten NCF(2):	$4,423,600
Appraised Value:	$62,500,000
Appraisal Date:	February 19, 2021

Historical NOI
Most Recent NOI:	$4,496,963 (December 31, 2020)
2019 NOI(3):	$4,460,963 (December 31, 2019)
2018 NOI(3):	$3,869,681 (December 31, 2018)
2017 NOI:	NAV

Historical Occupancy
Most Recent Occupancy:	98.7% (April 1, 2021)
2020 Occupancy:	99.0% (December 31, 2020)
2019 Occupancy:	100.0% (December 31, 2019)
2018 Occupancy:	86.3% (December 31, 2018)

Financial Information
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$27,000,000	$107 / $107	43.2% / 43.2%	5.32x / 4.93x	17.7% / 16.4%	17.7% / 16.4%
(1)	The Rockland Center loan is subject to an excess cash sweep (to be held as additional collateral for the loan) upon, among other conditions, (a) an event of default, (b) a bankruptcy action of the borrower or manager or (c) a DSCR Trigger Event. A “DSCR Trigger Event” means any period commencing when the debt service coverage ratio (as calculated under the loan documents), based on the trailing three month period preceding the period, is less than 3.75x.

(2)	Underwritten NOI and Underwritten NCF are inclusive of rent steps through April 2022.

(3)	The increase in 2019 NOI from 2018 NOI is primarily attributable to Aldi (a discount grocer occupying 8.8% of NRA and accounting for 7.8% of underwritten base rent) having backfilled a portion of the space formerly occupied by Pathmark.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$27,000,000	100.0%	Loan Payoff	$22,647,400	83.9%
			Return of Equity	2,420,714	9.0%
			Upfront Reserves	1,174,515	4.4%
			Closing Costs	757,371	2.8%
Total Sources	$27,000,000	100.0%	Total Uses	$27,000,000	100.0%

The Borrower(s) / Borrower Sponsor. The borrower is Rockland Center Associates, LLC, a single purpose entity and New York limited liability company, and its managing member owns 1% of the borrower, which is a single purpose entity and Delaware limited liability company with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Rockland Center loan. The borrower sponsor is ACP Group, a family office with substantial holdings including five other shopping centers in New York and New Jersey, as well as certain multifamily, garage and office properties, in addition to land parcels held for future development. There is no separate non-recourse carve-out guarantor or environmental indemnitor, and the borrower is the sole party responsible for breaches or violations of the non-recourse carve-out provisions in the related Mortgage Loan documents, including the environmental indemnity.

A-3-95

43 East Route 59 Nanuet, NY 10954	Collateral Asset Summary – Loan No. 12 Rockland Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$27,000,000 43.2% 4.93x 17.7%

The Property. The Rockland Center property is a 251,352 sq. ft. multi-tenant anchored retail center situated on a 24.9 acre site in Nanuet, New York (the “Rockland Center Property”). The Rockland Center Property is built in a general U-shape facing Route 59 and consists of four multi-tenant buildings and two outparcels occupied by Chili’s and McDonald’s. The Rockland Center Property benefits from good accessibility via the regional interstate network and local arterials that provide linkages throughout the NY-Newark CBSA. The Rockland Center Property includes 1,200 surface parking spaces, resulting in a parking ratio that adequately supports the existing users at approximately 4.77 spaces per 1,000 sq. ft. The sponsor initially acquired the property in 1982 and in recent years has invested approximately $9.0 million in capital improvements between 2016 and 2020. Anchor tenants at the property include a number of institutional quality retailers including Big Lots, TJ Maxx, HomeGoods, Michaels and Petsmart with no single tenant accounting for greater than 11.0% of NRA. The property consists of 25 total tenant spaces, of which 24 are leased, resulting in an occupancy of approximately 98.7% as of April 1, 2021.

The largest tenant, Big Lots, occupies 11.0% of NRA and accounts for 5.8% of underwritten base rent. Big Lots has occupied its space since 2011. Big Lots is the nation’s largest broadline closeout retailer. The company operates more than 1,400 stores in 47 states, averaging 32,400 square feet. Big Lots’ namesake stores sell a wide variety of products that have been overproduced, returned, discontinued, or liquidated by other retailers at a 20% to 40% discount from traditional discount stores. Big Lots’ lease expires in January 2024 with two remaining five-year renewal options.

The second largest tenant, TJ Maxx (A2/A by Moody’s/S&P), occupies 10.7% of NRA and accounts for 9.3% of underwritten base rent. TJ Maxx has occupied its space since 2017. TJ Maxx sells brand-name family apparel, accessories, shoes, domestics, giftware, and jewelry at discount prices through more than 1,250 stores. TJ Maxx’s parent company, TJX, is also the parent company for the third largest tenant, HomeGoods. TJ Maxx’s lease expires in September 2027 with three remaining five-year renewal options.

The third largest tenant, HomeGoods (A2/A by Moody’s/S&P), occupies 10.0% of NRA and accounts for 8.9% of underwritten base rent. HomeGoods has occupied its space since 2008 and exercised its second extension option in 2018. The HomeGoods chain, owned by TJX, consists of approximately 749 stores and focuses exclusively on home furnishing. HomeGoods’ lease expires in August 2028 with two remaining five-year renewal options.

COVID-19 Update. As of May 1, 2021, the Rockland Center Property is open and operational. Since the onset of the pandemic nine tenants have executed deferral agreements in connection with contractual base rent obligations generally between April and August of 2020. In aggregate, the deferred rent is equal to approximately 6.9% of the properties underwritten base rent. Further, the sponsor has reported collections of 100.0% and 100.0% for February and March of 2021. As of May 1, 2021, the Rockland Center loan is not subject to any modification or forbearance requests related to the COVID-19 pandemic. The first payment date of the Rockland Center loan is June 1, 2021. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Preliminary Prospectus.

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/Fitch/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent Per Sq. Ft.(3)	% of Total U/W Base Rent	Lease Expiration
Big Lots	NR/NR/NR	27,623	11.0%	$11.00	5.8%	1/31/2024
TJ Maxx	A2/NR/A	27,000	10.7%	$18.00	9.3%	9/30/2027
HomeGoods	A2/NR/A	25,077	10.0%	$18.50	8.9%	8/31/2028
Michaels	NR/NR/B	24,096	9.6%	$18.25	8.4%	2/28/2030
Petsmart	B1/NR/B	22,560	9.0%	$27.20	11.8%	1/31/2024
Aldi	NR/NR/NR	22,000	8.8%	$18.50	7.8%	10/31/2029
Sierra Trading	A2/NR/A	20,000	8.0%	$18.00	6.9%	9/30/2027
Party City	NR/NR/NR	14,963	6.0%	$18.97	5.5%	1/31/2028
Autozone	Baa1/BBB/BBB	11,375	4.5%	$21.50	4.7%	5/31/2029
Lumber Liquidators	NR/NR/NR	10,000	4.0%	$13.50	2.6%	6/30/2024
Total Occupied		204,694	81.4%	$18.26	71.8%
Remaining Occupied		43,358	17.2%	$33.90	28.2%
Total / Wtd. Avg. Occupied Collateral		248,052	98.7%	$20.99	100.0%
Vacant		3,300	1.3%
Total / Wtd. Avg.		251,352	100.0%
(1)	Based on the underwritten rent roll dated April 1, 2021.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	U/W Base Rent Per Sq. Ft. is inclusive of contractual rent steps through April 2022.

A-3-96

43 East Route 59 Nanuet, NY 10954	Collateral Asset Summary – Loan No. 12 Rockland Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$27,000,000 43.2% 4.93x 17.7%

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent per Sq. Ft.	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2021	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2022	3	7,374	2.9%	7,374	2.9%	$31.75	4.5%	4.5%
2023	3	5,829	2.3%	13,203	5.3%	$44.18	4.9%	9.4%
2024	4	62,127	24.7%	75,330	30.0%	$17.82	21.3%	30.7%
2025	2	7,531	3.0%	82,861	33.0%	$36.60	5.3%	36.0%
2026	0	0	0.0%	82,861	33.0%	$0.00	0.0%	36.0%
2027	3	47,765	19.0%	130,626	52.0%	$18.30	16.8%	52.8%
2028	3	47,540	18.9%	178,166	70.9%	$19.52	17.8%	70.6%
2029	3	38,817	15.4%	216,983	86.3%	$21.82	16.3%	86.9%
2030	2	26,096	10.4%	243,079	96.7%	$19.38	9.7%	96.6%
2031	1	4,973	2.0%	248,052	98.7%	$35.90	3.4%	100.0%
2032 & Thereafter	0	0	0.0%	248,052	98.7%	$0.00	0.0%	100.0%
Vacant	NAP	3,300	1.3%	251,352	100.0%	NAP	NAP	NAP
Total / Wtd. Avg.	24	251,352	100.0%			$20.99	100.0%
(1)	Based on the underwritten rent roll dated April 1, 2021.

Cash Flow Analysis(1)
	2018(3)	2019(3)	2020	U/W	U/W Per Sq. Ft.
Base Rent(2)	$4,467,551	$4,973,403	$4,844,043	$5,289,447	$21.04
Vacant Income	0	0	0	112,200	0.45
Gross Potential Rent	$4,467,551	$4,973,403	$4,844,043	$5,401,647	$21.49
Total Reimbursements	1,573,822	1,771,088	1,872,412	2,103,354	8.37
Gross Potential Income	$6,041,373	$6,744,491	$6,716,455	$7,505,001	$29.86
Total Other Income	8,681	13,363	3,612	0	0.00
Vacancy	0	0	0	(375,250)	(1.49)
Effective Gross Income	$6,050,054	$6,757,854	$6,720,067	$7,129,751	$28.37
Total Fixed Expenses	1,458,405	1,497,201	1,602,741	1,646,623	6.55
Total Operating Expenses	721,968	799,690	620,363	713,317	2.84
Net Operating Income	$3,869,681	$4,460,963	$4,496,963	$4,769,811	$18.98
TI/LC	0	0	0	301,949	1.20
Replacement Reserves	0	0	0	44,263	0.18
Net Cash Flow	$3,869,681	$4,460,963	$4,496,963	$4,423,600	$17.60
(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	U/W Base Rent is inclusive of contractual rent steps through April 2022 and straight line rent for investment grade tenants.

(3)	The increase in 2019 NOI from 2018 NOI is primarily attributable to Aldi (a discount grocer occupying 8.8% of NRA and accounting for 7.8% of underwritten base rent) having backfilled a portion of the space formerly occupied by Pathmark.

A-3-97

195 Church Street New Haven, CT 06510	Collateral Asset Summary – Loan No. 13 195 Church	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$25,000,000 61.9% 3.62x 13.2%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Refinance
Borrower Sponsor:	Paul Denz and KLP Enterprises, LLC
Borrower:	195 Church Street Associates, LLC
Original Balance:	$25,000,000
Cut-off Date Balance:	$25,000,000
% by Initial UPB:	2.5%
Interest Rate:	3.33000%
Payment Date:	1st of each month
First Payment Date:	June 1, 2021
Maturity Date:	May 1, 2031
Amortization:	Interest Only
Additional Debt:	None
Call Protection:	L(24), DorYM1(90), O(6)
Lockbox / Cash Management:	Hard / Springing

Reserves
	Initial	Monthly	Cap
Taxes:	$257,875	$51,575	NAP
Insurance:	$5,530	$5,530	NAP
TI/LC(1):	$500,000	Springing	$500,000
Replacement:	$4,060	$4,060	$100,000
Unfunded Obligations(2):	$2,820,367	$0	NAP

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	CBD Office
Collateral:	Fee
Location:	New Haven, CT
Year Built / Renovated:	1974 / 2018
Total Sq. Ft.:	241,889
Property Management:	Northside Development Company, LLC
Underwritten NOI(3)(5):	$3,297,663
Underwritten NCF(3):	$3,057,396
Appraised Value(4):	$40,400,000
Appraisal Date:	March 15, 2021

Historical NOI
Most Recent NOI(5):	$2,308,589 (T-12 February 28, 2021)
2020 NOI:	$2,186,451 (December 31, 2020)
2019 NOI:	$1,454,422 (December 31, 2019)
2018 NOI:	$1,458,484 (December 31, 2018)

Historical Occupancy
Most Recent Occupancy:	88.3% (January 21, 2021)
2020 Occupancy:	88.2% (November 30, 2020)
2019 Occupancy:	86.5% (October 31, 2019)
2018 Occupancy:	NAV

Financial Information
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon(4)	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$25,000,000	$103 / $103	61.9% / 61.9%	3.91x / 3.62x	13.2% / 12.2%	13.2% / 13.2%
(1)	On each payment date, to the extent the balance of the TI/LC Reserve is below $250,000, the borrower will be required to deposit approximately $20,301 on a monthly basis until such time as the balance of the TI/LC Reserve equals or exceeds $500,000.

(2)	Unfunded Obligations Reserve is associated with outstanding tenant improvements and leasing commissions and/or free rent related to three tenants (Carmody & Torrance LLP, GSA and Neubert, Pepe & Monteith).

(3)	Underwritten NOI and Underwritten NCF are inclusive of (i) contractual rent steps through January 2022 and straight-line rent through the lesser of the lease or loan term for investment grade rated tenants in the aggregate amount of $153,047.

(4)	Appraised Value and LTV Cut-off / Balloon are based on the Hypothetical As If Funded value as of March 15, 2021 of $40.4 million, which assumes unfunded obligations in relation to three tenants (Carmody & Torrance, GSA-DEA and Neubert, Pepe & Monteith) were reserved at origination. The “as-is” value as of March 15, 2021 is $37.6 million, resulting in an LTV as of the Cut-off Date and the Maturity Date of 66.5%.

(5)	The increase from Most Recent NOI to Underwritten NOI is primarily attributable to (i) contractual rent steps through January 2022 and straight-line rent through the lesser of the lease or loan term for investment grade rated tenants in the aggregate amount of $153,047 and (ii) base rental increase associated with the newly executed GSA – DEA lease in the amount of $507,562 and corresponding increase in the associated tenant reimbursements.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$25,000,000	100.0%	Mortgage Loan Payoff	$13,001,098	52.0%
			Additional Loan Payoff(1)	6,572,269	26.3
			Upfront Reserves	3,587,832	14.4
			Return of Equity	1,434,759	5.7
			Closing Costs	404,043	1.6
Total Sources	$25,000,000	100.0%	Total Uses	$25,000,000	100.0%
(1)	At loan origination, a portion of the 195 Church loan proceeds were used to paydown the existing loan held by an affiliate of the KLP borrower, KLP Enterprises, LLC.. The remaining approximately $6.5 million of existing debt was subsequently converted to a preferred Class B membership in the borrower (to be held by the KLP Enterprises). The $6.5 million of preferred equity is structured with a 5.0% preferred return (payable only via excess cash and otherwise accrued), no change of control for failure to pay and no associated maturity. Please see “Description of the Mortgage Pool – Additional Indebtedness – Preferred Equity” in the Preliminary Prospectus for additional information.

The Borrower(s) / Borrower Sponsor. The borrower is 195 Church Street Associates, LLC, a Delaware limited liability company special purpose entity with one independent director. The borrower sponsor is a joint partnership between Paul Denz and KLP Enterprises, LLC (“KLP”), is the family office of Karen Pritzker. Northside Development is a real estate firm located in New Haven, Connecticut. The company has been in operation for over 30 years and has been involved in multiple asset classes including office, residential, retail and student housing, with a track record of over $125 million of real estate development spanning over three million square feet. Paul Denz, the founder and president of Northside Development, will serve as the warm body guarantor for the recourse carveouts.

The Property. The 195 Church property (the “195 Church Property”) is an 18-story office building located in New Haven, Connecticut. The property sits at the epicenter of New Haven’s central business district and is situated on the southeast corner of Elm Street and Church Street, across the street from the New Haven Green. The 195 Church Property, constructed in 1974 and renovated between 2012 and 2018, consists of 241,889 sq. ft.

A-3-98

195 Church Street New Haven, CT 06510	Collateral Asset Summary – Loan No. 13 195 Church	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$25,000,000 61.9% 3.62x 13.2%

The borrower sponsor acquired 195 Church from First Niagara Bank (now KeyBank) in 2015 for a purchase price of approximately $18.25 million ($75.45 PSF). Prior to the acquisition in 2015, First Niagara Bank was occupying over 90,000 sq.ft. across the first six floors. Upon acquisition, First Niagara subsequently downsized its’ footprint to approximately half its originally leased space, with the intent to further downsize its footprint to the current leased space comprised of one office floor and the retail suite. Since acquiring the 195 Church Property, the borrower sponsor has spent approximately $3.83 million to fully renovate the lobby and commercial façade located on the first two floors. Over this period, the borrower sponsor has steadily increased occupancy from 65.0% at acquisition to the in-place 88.3%. Since 2019, the borrower sponsor has been able to execute six new leases which in aggregate account for approximately (33.1% of NRA and 42.1% of U/W Base Rent) which include Yale New Haven Health and GSA – DEA. The 195 Church Property is currently leased to 28 office tenants and two retail tenants located on the ground floor. Based on the underwritten rent roll dated January 21, 2021, the 195 Church Property is 88.3% leased.

The largest office tenant, Yale New Haven Health, occupies 12.5% of NRA and accounts for 16.5% of U/W base rent and has occupied space at 195 Church since 2020. Yale New Haven Health is a nonprofit healthcare system with headquarters in New Haven, Connecticut. It is Connecticut’s largest healthcare system with 2,409 beds and includes hospitals, physicians and related health services throughout Connecticut as well as New York and Rhode Island. Yale New Haven Hospital is the #1 ranked hospital in Connecticut and ranked nationally in nine adult and seven pediatric specialties by U.S. News & World Report. Yale New Haven Health has a lease expiration in May 2025, the tenant has three, five-year extension options.

The second largest office tenant, KeyBank, occupies 9.5% of NRA and accounts for 12.2% of U/W base rent and has been a tenant at the 195 Church Property since 2015. KeyBank also occupies a retail unit which accounts for 1.4% of the NRA and 2.4% of the U/W base rent. KeyBank, the primary subsidiary of KeyCorp, is a regional bank headquartered in Cleveland and is the 19thth largest bank in the United States. KeyBank customer base spans retail, small business, corporate and investment clients. It maintains 1,094 branches and over 40,000 ATMs throughout the United States. KeyBank has a lease expiration in November 2025 and has two, five-year extension options.

The third largest office tenant, Carmody & Torrance, occupies 9.5% of NRA and accounts for 10.3% of U/W base rent and has been a tenant at the 195 Church Property since 2020. Carmody & Torrance is a Connecticut-based law firm serving a wide range of businesses, utilities, government entities and individuals. The firm has more than 75 attorneys and offices in New Haven, Waterbury, Litchfield, Stamford, and Southbury. The firm practices in nearly 30 specific areas of law. Carmody & Torrance has a lease expiration in March 2031, the tenant has three, five-year extension options.

COVID-19 Update. All tenants with the exception of Engelman, Noyes & Rubin are current with respect to contractual rental obligations for the months of February and March. Engelman, Noyes & Rubin is currently paying a reduced rent of $2,000 per month (versus contractual rent of $4,386 per month) and is current with respect to the agreed upon amount. As of May 1, 2021, the 195 Church Mortgage Loan is not subject to any modification or forbearance request. The first payment date for the 195 Church Mortgage Loan is June 1, 2021. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Preliminary Prospectus.

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/Fitch/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent Per Sq. Ft.(3)	% of Total U/W Base Rent	Lease Expiration

Yale New Haven Health	Aa3/AA-/AA-	30,343	12.5%	$28.48	16.5%	5/31/2025
KeyBank	Baa1/BBB+/A-	26,237	10.8%	$29.22	14.6%	11/30/2025
Carmody & Torrance	NR/NR/NR	23,000	9.5%	$23.58	10.3%	3/31/2031
Cogstate	NR/NR/NR	22,530	9.3%	$24.00	10.3%	2/14/2024
Neubert, Pepe & Monteith	NR/NR/NR	17,952	7.4%	$21.00	7.2%	8/31/2031
GSA – DEA	NR/NR/NR	17,803	7.4%	$30.08	10.2%	6/30/2036
Milone & Macbroom	NR/NR/NR	6,370	2.6%	$22.00	2.7%	10/31/2021
Grey Wall Software	NR/NR/NR	5,940	2.5%	$22.00	2.5%	6/16/2023
Largest Tenants		150,175	62.1%	$25.95	74.3%
Remaining Occupied		63,465	26.2%	$21.20	25.7%
Total / Wtd. Avg. Occupied Collateral		213,640	88.3%	$24.54	100.0%
Vacant		28,249	11.7%
Total		241,889	100.0%
(1)	Based on the underwritten rent roll dated January 21, 2021.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	U/W Base Rent Per Sq. Ft. is inclusive of contractual rent steps through January 2022 and straight-line rent through the lesser of the lease or loan term for investment grade rated tenants in the aggregate amount of $153,047.

A-3-99

195 Church Street New Haven, CT 06510	Collateral Asset Summary – Loan No. 13 195 Church	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$25,000,000 61.9% 3.62x 13.2%

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent per Sq. Ft.	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	5	13,611	5.6%	13,611	5.6%	$15.89	4.1%	4.1%
2021	2	7,817	3.2%	21,428	8.9%	$22.19	3.3%	7.4%
2022	6	11,877	4.9%	33,305	13.8%	$21.20	4.8%	12.2%
2023	4	14,497	6.0%	47,802	19.8%	$22.02	6.1%	18.3%
2024	3	28,029	11.6%	75,831	31.3%	$24.03	12.8%	31.2%
2025	7	69,795	28.9%	145,626	60.2%	$27.86	37.1%	68.3%
2026	1	3,499	1.4%	149,125	61.7%	$27.00	1.8%	70.1%
2027	0	0	0.0%	149,125	61.7%	$0.00	0.0%	70.1%
2028	1	2,260	0.9%	151,385	62.6%	$35.18	1.5%	71.6%
2029	0	0	0.0%	151,385	62.6%	$0.00	0.0%	71.6%
2030	0	0	0.0%	151,385	62.6%	$0.00	0.0%	71.6%
2031 & Thereafter	4	62,255	25.7%	213,640	88.3%	$23.93	28.4%	100.0%
Vacant	NAP	28,249	11.7%	241,889	100.0%	NAP	NAP	NAP
Total / Wtd. Avg.	33	241,889	100.0%			$24.54	100.0%
(1)	Based on the underwritten rent roll dated January 21, 2021.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

	Cash Flow Analysis(1)
	2018	2019	2020(3)	T-12 2/28/2021(4)	U/W(4)	U/W Per Sq. Ft.
Base Rent(2)	$3,008,693	$3,630,956	$4,338,052	$4,439,240	$5,242,419	$21.67
Vacant Space	0	0	0	0	712,152	2.94
Reimbursements	1,058,272	440,555	454,688	469,959	625,203	2.58
Gross Potential Rent	$4,066,965	$4,071,511	$4,792,740	$4,909,199	$6,579,774	$27.20
Vacancy & Credit Loss	0	0	0	0	(712,152)	(2.94)
Other Income	0	0	0	0	16,800	0.07
Effective Gross Income	$4,066,965	$4,071,511	$4,792,740	$4,909,199	$5,884,422	$24.33
Total Expenses	2,581,481	2,617,089	2,606,289	2,600,610	2,586,760	10.69
Net Operating Income	$1,485,484	$1,454,422	$2,186,451	$2,308,589	$3,297,663(4)	$13.63
TI/LC	0	0	0	0	241,889	1.00
Replacement Reserves	0	0	0	0	48,378	0.20
TI/LC Reserve Offset	0	0	0	0	(50,000)	(0.21)
Net Cash Flow	$1,485,484	$1,454,422	$2,186,451	$2,308,589	$3,057,396	$12.64

(1)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	U/W Base Rent is inclusive of contractual rent steps through January 2022 and straight-line rent through the lesser of the lease or loan term for investment grade rated tenants in the aggregate amount of $153,047.

(3)	The increase from 2019 Net Operating Income to 2020 Net Operating Income is primarily attributable to accretive leasing at the property since sponsor acquisition.

(4)	The increase from T-12 2/28/2021 Net Operating Income to U/W Net Operating Income is primarily attributable to (i) contractual rent steps through January 2022 and straight-line rent through the lesser of the lease or loan term for investment grade rated tenants in the aggregate amount of $153,047 and (ii) base rental increase associated with the newly executed GSA – DEA lease in the amount of $507,562 and corresponding increase in the associated tenant reimbursements.

A-3-100

Various Yonkers, New York 10701	Collateral Asset Summary – Loan No. 14 Montefiore Medical Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$24,050,000 63.6% 2.88x 11.2%

Mortgage Loan Information
Loan Seller:	CREFI
Loan Purpose:	Acquisition
Borrower Sponsors(1):	Various
Borrowers:	3 Executive Odell Associates, LP and Kingsberry Executive Odell, LLC
Original Balance:	$24,050,000
Cut-off Date Balance:	$24,050,000
% by Initial UPB:	2.4%
Interest Rate:	3.50000%
Payment Date:	6th of each month
First Payment Date:	June 6, 2021
Maturity Date:	May 6, 2031
Amortization:	Interest Only
Additional Debt:	None
Call Protection:	L(24), D(91), O(5)
Lockbox / Cash Management:	Hard / Springing

Reserves
	Initial	Monthly	Cap
Taxes:	$51,092	$51,092	NAP
Insurance:	$0	Springing	NAP
Replacement:	$0	$2,177	NAP
TI/LC:	$0	$0	NAP
Other(5):	$1,264,538	$0	NAP
Property Information
Single Asset / Portfolio:	Portfolio of 2 properties
Property Type:	Suburban Office
Collateral:	Fee
Location:	Yonkers, NY
Year Built / Renovated(2):	Various / Various
Total Sq. Ft.:	130,607
Property Management:	Harbor Group Management Co., LLC
Underwritten NOI:	$2,683,183
Underwritten NCF:	$2,459,895
Appraised Value:	$37,800,000
Appraisal Date:	March 1, 2021

Historical NOI
Most Recent NOI(3):	$2,279,792 (T-12 February 28, 2021)
2020 NOI(4):	$2,345,065 (December 31, 2020)
2019 NOI:	$1,972,884 (December 31, 2019)
2018 NOI:	NAV

Historical Occupancy
Most Recent Occupancy:	99.1% (May 6, 2021)
2020 Occupancy:	99.0% (December 31, 2020)
2019 Occupancy:	97.7% (December 31, 2019)
2018 Occupancy:	NAV

Financial Information
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$24,050,000	$184 / $184	63.6% / 63.6%	3.14x / 2.88x	11.2% / 10.2%	11.2% / 10.2%
(1)	The borrower sponsors on the Montefiore Medical Center loan are Daniel Benedict, HGGP Capital VIII, LLC, HGGP Capital IX, LLC, HGGP Capital X, LLC, HGGP Capital XI, LLC, HGGP Capital XII, LLC, HGGP Capital XIII, LLC and HGGP Capital XIV, LP.

(2)	The 3 Odell Plaza Property (as defined below) was built in 1982 and subsequently renovated in 1990. The 3 Executive Boulevard Property (as defined below) was built in 1990.

(3)	The increase from Most Recent NOI to UW NOI can be attributed to contractual rent steps at the Montefiore Medical Center Properties.

(4)	The increase from Third Most Recent NOI to Second Most Recent NOI can be attributed to the rent commencement of the tenant’s expansion at the 3 Executive Boulevard Property.

(5)	The Initial Other reserve consists of a $809,625 unfunded obligations reserve, $400,000 Odell roof reserve, and a $54,913 deferred maintenance reserve.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$24,050,000	61.1%	Purchase Price	$37,000,000	94.0%
Sponsor Equity	13,890,873	35.3	Upfront Reserves	1,315,630	3.3
Other Sources	$1,416,648	3.6	Closing Costs	1,041,892	2.6
Total Sources	$39,357,521	100.0%	Total Uses	$39,357,521	100.0%

The Borrower(s) / Borrower Sponsors. The borrowers are 3 Executive Odell Associates, LP, a Delaware limited partnership and Kingsberry Executive Odell, LLC, a Delaware limited liability company and each a single purpose entity with one independent director. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Montefiore Medical Center mortgage loan.

The borrower sponsors and non-recourse carveout guarantors are Daniel Benedict, HGGP Capital VIII, LLC, HGGP Capital IX, LLC, HGGP Capital X, LLC, HGGP Capital XI, LLC, HGGP Capital XII, LLC, HGGP Capital XIII, LLC and HGGP Capital XIV, LP. The borrower sponsors are a joint venture split between Benedict Realty Group and Harbor Group International.

Daniel Benedict is the founder of Benedict Realty Group and has over 30 years of real estate experience. Benedict Realty Group owns and manages a real estate portfolio valued more than $1 billion. BRG has acquired more than 750,000 SF of commercial space along the east coast.

Harbor Group International is a global integrated platform that owns and manages 265 assets worldwide, 46,000 multifamily units, and 4.1 million square feet of commercial real estate with an aggregate gross asset value in excess of $12.7 billion as of the of the fourth quarter 2020. Harbor Group International’s global integrated team of approximately 1,000 employees facilitates acquisitions, dispositions, asset management, construction, leasing and property management.

A-3-101

Various Yonkers, New York 10701	Collateral Asset Summary – Loan No. 14 Montefiore Medical Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$24,050,000 63.6% 2.88x 11.2%

The Properties. The Montefiore Medical Center properties (the “Montefiore Medical Center Properties”) consists of two class A office buildings located at 3 Odell Plaza (the “3 Odell Plaza Property”) and 3 Executive Boulevard (the “3 Executive Boulevard Property”) in Yonkers, New York. The 3 Odell Plaza Property is a 71,065 sq. ft., three-story office building situated on an approximately 5.0-acre parcel, that was built in 1982 and renovated in 1990. The 3 Odell Plaza Property possesses 216 surface parking spaces, with a 3.0 parking ratio per 1,000 sq. ft. The 3 Odell Plaza Property is 100.0% leased to Montefiore Medical Center on a long term lease that expires in March 2032. Montefiore Medical Center has one 10-year or two 5-year renewal options in their lease with no termination options.

The 3 Executive Boulevard Property is a four-story office building situated on an approximately 3.9-acre parcel that was built in 1990. The 3 Executive Boulevard Property possesses 161 surface parking spaces, with a parking ratio of 2.8 per 1,000 sq. ft. The 3 Executive Boulevard Property is 97.9% leased to Montefiore Medical Center on a long-term lease that expires in March 2032. Montefiore Medical Center has one 10-year or two 5-year renewal options in their lease with no termination options.

COVID-19 Update. The Montefiore Medical Center Properties are open and operational. Montefiore Medical Center is operating at approximately 30-40% capacity of its space. As of May 6, 2021, all tenants are current on rent and no tenants are requesting deferred rent or lease modifications. No rent deferrals or lease modifications were requested by Montefiore Medical Center at any time during the COVID-19 pandemic. As of May 6, 2021, the Montefiore Medical Center loan is not subject to any modifications or forbearance requests. The first payment date of the Montefiore Medical Center loan is due on June 6, 2021.

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/Fitch/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent Per Sq. Ft.(3)	% of Total U/W Base Rent(3)	Lease Expiration
Montefiore Medical Center(4)	NR / NR / NR	129,382	99.1%	$32.64	100.0%	3/31/2032
Largest Tenant		129,382	99.1%	$32.64	100.0%
Remaining Occupied		0	0.0	0.00	0.0
Total / Wtd. Avg. Occupied Collateral		129,382	99.1%	$32.64	100.0%
Vacant		1,225	0.9
Total		130,607	100.0%
(1)	Based on the underwritten rent roll dated May 6, 2021.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	U/W Base Rent Per Sq. Ft. and % of Total U/W Base Rent are inclusive of contractual straight-line rent steps.

(4)	Montefiore Medical Center has one, 10-year renewal option or two, 5-year renewal options.

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent Per Sq. Ft.(2)	% U/W Base Rent Rolling(2)	Cumulative % of U/W Base Rent(2)
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2021	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2022	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2023	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2024	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2025	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2026	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2027	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2028	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2029	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2030	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2031	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2032 & Thereafter	3	129,382	99.1%	129,382	99.1%	$32.64	100.0%	100.0%
Vacant	NAP	1,225	0.9%	130,607	100.0%	NAP	NAP
Total / Wtd. Avg.	3	130,607	100.0%			$32.64	100.0%
(1)	Based on the underwritten rent roll dated May 6, 2021.

(2)	Annual U/W Base Rent Per Sq. Ft., % U/W Base Rent Rolling and Cumulative % of U/W Base Rent are inclusive of contractual straight-line rent steps.

A-3-102

Various Yonkers, New York 10701	Collateral Asset Summary – Loan No. 14 Montefiore Medical Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$24,050,000 63.6% 2.88x 11.2%

Cash Flow Analysis.

Cash Flow Analysis(1)(2)
	2019	2020	T-12 2/28/2021	U/W	U/W PSF
Base Rent	$3,237,150	$3,688,681	$3,700,757	$3,781,792	$28.96
Contractual Rent Steps	0	0	0	441,344	3.38
Vacant Income	0	0	0	56,681	0.43
Reimbursements	231,795	330,764	334,853	307,907	2.36
Mark-to-Market Adjustment	0	0	0	0	0.00
Vacancy & Credit Loss	0	0	0	(137,632)	(1.05)
Other Income	6,757	7,428	7,428	57,360	0.44
Effective Gross Income	$3,475,702	$4,026,873	$4,043,038	$4,507,452	$34.51
Total Operating Expenses	1,502,818	1,681,808	1,763,246	1,824,269	13.97
Net Operating Income(3)	$1,972,884	$2,345,065	$2,279,792	$2,683,183	$20.54
Capital Expenditures	0	0	0	26,121	0.20
TI/LC	0	0	0	197,166	1.51
Net Cash Flow	$1,972,884	$2,345,065	$2,279,792	$2,459,895	$18.83
(1)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Based on the underwritten rent roll dated May 6, 2021.

(3)	The increase from 2019 NOI to 2020 NOI can be attributed to the rent commencement of the tenant’s expansion at the 3 Executive Boulevard Property.

A-3-103

154 Scott Avenue Brooklyn, NY 11237	Collateral Asset Summary – Loan No. 15 154 Scott Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,000,000 41.9% 2.33x 8.8%

Mortgage Loan Information
Loan Seller:	CREFI
Loan Purpose:	Recapitalization
Borrower Sponsors:	Dawson Stellberger and One Fifty Four Holdings LLC
Borrower:	One Fifty Four LLC
Original Balance:	$22,000,000
Cut-off Date Balance:	$22,000,000
% by Initial UPB:	2.2%
Interest Rate:	3.51000%
Payment Date:	6th of each month
First Payment Date:	June 6, 2021
Maturity Date:	May 6, 2026
Amortization:	Interest Only
Additional Debt:	None
Call Protection:	L(24), D(32), O(4)
Lockbox / Cash Management:	Springing / Springing

Reserves
	Initial	Monthly	Cap
Taxes:	$149,053	$29,811	NAP
Insurance:	$15,147	$7,574	NAP
Replacement:	$0	$1,940	$69,836
Debt Service:	$1,158,300	$0	NAP
Other(3):	$3,563,858	Springing	NAP

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	CBD Office
Collateral:	Fee Simple
Location:	Brooklyn, NY
Year Built / Renovated:	1928 / 2021
Total Sq. Ft.:	111,475
Property Management:	Self-Managed
Underwritten NOI(2):	$1,936,035
Underwritten NCF:	$1,820,415
Appraised Value(1):	$52,500,000
Appraisal Date:	October 1, 2021

Historical NOI(2)
Most Recent NOI:	$616,256 (T-12 March 31, 2021)
2020 NOI:	NAV
2019 NOI:	NAV
2018 NOI:	NAV

Historical Occupancy(2)
MostRecentOccupancy:	95.8% (April 1, 2021)
2020 Occupancy:	NAV
2019 Occupancy:	NAV
2018 Occupancy:	NAV

Financial Information(1)
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$22,000,000	$197 / $197	41.9% / 41.9%	2.47x / 2.33x	8.8% / 8.3%	8.8% / 8.3%
(1)	The Appraised Value represents the 154 Scott Avenue Property’s Prospective Market Value Upon Completion and Stabilization. The appraisal also concluded an as-is appraised value of $49,300,000. The Cut-off Date LTV and Balloon LTV based off the as-is appraised value is 44.6%.

(2)	Historical NOI and Historical Occupancy are not available because of renovations occurring at the 154 Scott Avenue Property which concluded in 2021.

(3)	Other Initial Reserves consist of the following: Rooftop Rent Reserve ($1,512,000), Rooftop Work Reserve ($1,489,295), Gap Rent Reserve ($378,000), and ICAP Tax Reserve ($184,563).

The Loan. The 154 Scott Avenue mortgage loan (the “154 Scott Avenue Loan”) has an outstanding principal balance as of the Cut-off Date of $22,000,000. The 154 Scott Avenue Loan is secured by the borrower’s fee interest in a five story, creative office building totaling 111,475 square feet, located in the East Williamsburg area of Brooklyn, New York.

The 154 Scott Avenue Loan has a five-year interest-only term and accrues interest at a rate of 3.51000% per annum. The 154 Scott Avenue Loan was primarily used to complete the second phase of the acquisition, fund upfront reserves, cover closing costs, and return approximately $1.7 million of equity to the borrower sponsors.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$22,000,000	100.0%	Other Uses(1)	$14,000,000	63.6%
			Upfront Reserves	4,886,358	22.2
			Principal Equity Distribution	1,721,457	7.8
			Closing Costs	1,392,185	6.3
Total Sources	$22,000,000	100.0%	Total Uses	$22,000,000	100.0%
(1)	Other Uses represents the borrower sponsors’ buy out of a partner’s equity interest of approximately 58.3% in the 154 Scott Avenue Property (as defined below).

The Borrower(s) / Borrower Sponsors. The borrower is One Fifty Four LLC, a Delaware limited liability company and single purpose entity with an independent director.

The borrower sponsors and non-recourse carve-out guarantors are Dawson Stellberger and One Fifty Four Holdings LLC, which is 100% owned by Happier 001 LLC, which in turn is 100% owned by Acute 7 LLC. Dawson Stellberger is an experienced owner/operator who has been working with Acute 7 since 2018 to acquire and develop commercial properties throughout New York City.

A-3-104

154 Scott Avenue Brooklyn, NY 11237	Collateral Asset Summary – Loan No. 15 154 Scott Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,000,000 41.9% 2.33x 8.8%

The Property. The 154 Scott Avenue property (the “154 Scott Avenue Property”) consists of newly renovated, creative office space located at 154 Scott Avenue, in Brooklyn, New York. The 154 Scott Avenue building is a five-story Class A office building, which was originally constructed in 1928 and gut renovated by the borrower sponsors in 2021. The renovation included the construction of a two-story rooftop. The building features open floorplates and average ceiling heights of 14 feet. The 154 Scott Avenue building consists of 111,475 sq. ft. of net rentable area, which is leased to over 60 office tenants. Based on the underwritten rent roll dated April 1, 2021, the 154 Scott Avenue Property is 95.8% leased.

The largest tenant at the 154 Scott Avenue Property, Palm Sunrise 154 LLC, occupies 17.2% of the 154 Scott Avenue Property’s net rentable area and accounts for 19.9% of U/W base rent. Palm Sunrise 154 LLC operates hospitality assets in Grand Cayman including the luxury Palm Heights Hotel and other outlets such as the Tillies Restaurant, Coconut Club and Paradise Pizza. The leadership team of Palm Sunrise is seeking to expand operations into more urban locations and will curate a social and culinary experience on the 5th floor and rooftop of the 154 Scott Avenue Property.

The second largest tenant at the 154 Scott Avenue Property, PG – 154 LLC, occupies 13.5% of the 154 Scott Avenue Property’s net rentable area and accounts for 6.9% of U/W base rent. PG – 154 LLC is a Brooklyn-based event company that hosts music events, weddings, workshops, restaurant/hospitality pop ups, photoshoots and other gatherings at its headquarters 99 Scott Avenue, which is across the street from the 154 Scott Avenue Property. The tenant is leasing the parking component of the 154 Scott Avenue Property to accommodate the event staff working at its adjacent building.

The third largest tenant at the 154 Scott Avenue Property, Aqua Beba LLC, occupies 8.9% of the 154 Scott Avenue Property’s net rentable area and accounts for 6.7% of U/W base rent. Aqua Beba is a children’s swimming school that is constructing the rooftop pool at the 154 Scott Avenue Property. Aqua Beba operates two other Brooklyn locations which reportedly maintain a two-year waitlist. The pool will be operated by Palm Sunrise on Friday and Saturday nights as part of its curated culinary and social experience.

COVID-19 Update. The 154 Scott Avenue Property has not experienced any significant collection issues related to the COVID-19 emergency. As of the March rent payment date, the borrower has collected 99.0% of the underwritten base rent. Throughout the COVID-19 pandemic, the borrower sponsors granted COVID related credits to two tenants totaling $8,550. This provided the tenants with some short-term relief in order to keep them in the space long term. The 154 Scott Avenue Loan is not subject to any modification or forbearance requests. The first payment date of the 154 Scott Avenue Loan is June 6, 2021. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Preliminary Prospectus.

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/Fitch/S&P)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent Per Sq. Ft.(2)	% of Total U/W Base Rent(2)	Lease Expiration
Palm Sunrise 154 LLC	NR / NR / NR	19,150	17.2%	$27.70	19.9%	Various(3)
PG - 154 LLC	NR / NR / NR	15,000	13.5%	12.36	6.9%	3/31/2026
Aqua Beba LLC	NR / NR / NR	9,900	8.9%	18.18	6.7%	5/31/2031
John Murry	NR / NR / NR	4,800	4.3%	22.75	4.1%	Various(4)
Fast Action Inc. (Clearing Gallery)	NR / NR / NR	4,400	3.9%	30.0	4.9%	MTM
MCM Products USA, Inc.	NR / NR / NR	3,800	3.4%	19.74	2.8%	MTM
S.P.A. 154 LLC	NR / NR / NR	3,700	3.3%	45.41	6.3%	5/31/2031
Justin Suazo	NR / NR / NR	3,280	2.9%	23.88	2.9%	Various(5)
Telfar LLC	NR / NR / NR	2,750	2.5%	24.44	2.5%	Various(6)
Eat Happier LLC (Sang’s)	NR / NR / NR	2,350	2.1%	30.51	2.7%	7/31/2025
Ten Largest Tenants		69,130	62.0%	$23.10	59.8%
Remaining Tenants		37,705	33.8%	28.43	40.2%
Total Occupied Space		106,835	95.8%	$24.98	100.0%
Vacant		4,640	4.2%
Total / Wtd. Avg. All Tenants		111,475	100.0%
(1)	Based on the underwritten rent roll dated April 1, 2021.

(2)	U/W Base Rent Per Sq. Ft. and % of Total U/W Base Rent are inclusive of contractual rent steps through October 1, 2022.

(3)	Palm Sunrise 154 LLC leases approximately 15,000 sq. ft. that expires May 31, 2031 and 4,150 sq. ft. that expires December 31, 2025.

(4)	John Murry leases three spaces with various lease expiration dates: 2,400 sq. ft (December 31, 2022), 1,600 sq. ft. (December 31, 2024) and 800 sq. ft (December 31, 2022).

(5)	Justin Suazo leases four 800 sq. ft. spaces with the following lease expiration dates: October 31, 2021, December 31, 2022 and February 28, 2023. Additionally, Justin Suazo has one 80 sq. ft. space that is month-to-month.

(6)	Telfar LLC leases three spaces with various lease expiration dates: 1,250 sq. ft. (October 30, 2021), 1,200 sq. ft. (December 31, 2021) and 300 sq. ft. (MTM).

A-3-105

154 Scott Avenue Brooklyn, NY 11237	Collateral Asset Summary – Loan No. 15 154 Scott Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,000,000 41.9% 2.33x 8.8%

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring(3)	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent Per Sq. Ft.(4)	% U/W Base Rent Rolling(4)	Cumulative % of U/W Base Rent(4)
MTM	7	9,160	8.2%	9,160	8.2%	$30.77	10.6%	10.6%
2021	19	14,295	12.8%	23,455	21.0%	$24.37	13.1%	23.6%
2022	14	12,875	11.5%	36,330	32.6%	$25.28	12.2%	35.8%
2023	7	5,875	5.3%	42,205	37.9%	$28.88	6.4%	42.2%
2024	7	7,000	6.3%	49,205	44.1%	$25.75	6.8%	48.9%
2025	6	11,740	10.5%	60,945	54.7%	$29.78	13.1%	62.0%
2026	1	15,000	13.5%	75,945	68.1%	$12.36	6.9%	69.0%
2027	0	0	0.0%	75,945	68.1%	$0.00	0.0%	69.0%
2028	0	0	0.0%	75,945	68.1%	$0.00	0.0%	69.0%
2029	0	0	0.0%	75,945	68.1%	$0.00	0.0%	69.0%
2030	2	2,290	2.1%	78,235	70.2%	$20.44	1.8%	70.7%
2031	3	28,600	25.7%	106,835	95.8%	$26.43	28.3%	99.0%
2032 & Thereafter	1	0	0.0%	106,835	95.8%	NAP(5)	1.0%	100.0%
Vacant	NAP	4,640	4.2%	111,475	100.0%	NAP	NAP	NAP
Total / Wtd. Avg.	67	111,475	100.0%			$24.98	100.0%
(1)	Based on the underwritten rent roll dated April 1, 2021.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

(3)	# of Leases Expiring includes the antenna leases of Sprint (U/W Base Rent of approximately $43,687 with MTM lease expiration) and Metro PCS (U/W Base Rent of approximately $25,664 with a lease expiration of 9/3/2032). Both antenna leases account for 0 sq. ft. at the 154 Scott Avenue Property.

(4)	Annual U/W Base Rent Per Sq. Ft., % U/W Base Rent Rolling, and Cumulative % of U/W Base Rent are inclusive of the antenna leases U/W Base Rents and contractual rent steps through October 1, 2022.

(5)	Annual U/W Base Rent Per Sq. Ft. for 2032 & Thereafter is inclusive of the antenna lease for Metro PCS (U/W Base Rent of approximately $25,664 with a lease expiration of 9/3/2032). Metro PCS accounts for 0 sq. ft. of space at the 154 Scott Avenue Property and is being shown as NAP for Annual U/W Base Rent Per Sq. Ft.

Cash Flow Analysis.

Cash Flow Analysis(1)(2)
	T-12 3/31/2021(3)	U/W	U/W PSF
Base Rent	$1,121,729	$2,638,479	$23.67
Contractual Rent Steps(4)	0	30,534	0.27
Vacant Income	0	208,800	1.87
Reimbursements	0	39,723	0.36
Vacancy & Credit Loss	0	(208,800)	(1.87)
Other Income	0	0	0.00
Effective Gross Income	$1,121,729	$2,708,737	$24.30
Total Operating Expenses	505,473	772,702	6.93
Net Operating Income	$616,256	$1,936,035	$17.37
TI/LC	0	92,341	0.83
Capital Expenditure	0	23,279	0.21
Net Cash Flow	$616,256	$1,820,415	$16.33

(1)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Based on the underwritten rent roll dated April 1, 2021.

(3)	Additional historical financial information is not available as the 154 Scott Avenue Property underwent renovation which concluded in 2021.

(4)	Contractual Rent Steps include $30,534, underwritten for various tenants.

A-3-106

ANNEX B

FORM OF REPORT TO CERTIFICATEHOLDERS

B-1

[THIS PAGE INTENTIONALLY LEFT BLANK]

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2021-B26 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B26	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	6/17/21
		Record Date:	5/28/21
		Determination Date:	6/11/21

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation	6
Ratings Detail	7
Mortgage Loan Detail	8
NOI Detail	9
Principal Prepayment Detail	10
Historical Detail	11
Delinquency Loan Detail	12
Specially Serviced Loan Detail	13 - 14
Advance Summary	15
Modified Loan Detail	16
Historical Liquidated Loan Detail	17
Historical Bond / Collateral Loss Reconciliation	18
Interest Shortfall Reconciliation Detail	19 - 20
Defeased Loan Detail	21
Supplemental Reporting	22

Depositor	Master Servicer	Special Servicer	Operating Advisor & Asset Representations Reviewer
Deutsche Mortgage & Asset Receiving Corporation 60 Wall Street New York, NY 10005 Contact: Lainie Kaye Email: cmbs.requests@db.com	KeyBank National Association 11501 Outlook Street, Suite 300 Overland Park, KS 66211 Contact: Michael Tilden Email: michael_a_tilden@keybank.com	KeyBank National Association 11501 Outlook Street, Suite 300 Overland Park, KS 66211 Contact: Michael Tilden Email: michael_a_tilden@keybank.com	Park Bridge Lender Services LLC 600 Third Avenue, 40th Floor New York, NY 10016 Contact: David Rodgers Phone Number: (212) 230-9090
This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2021-B26 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B26	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	6/17/21
		Record Date:	5/28/21
		Determination Date:	6/11/21

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Yield Maintenance Charges	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-M		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
J		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
VRR Interest		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Yield Maintenance Charges	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-H		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2021-B26 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B26	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	6/17/21
		Record Date:	5/28/21
		Determination Date:	6/11/21

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Yield Maintenance Charges	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-M		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
J		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
VRR Interest		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Yield Maintenance Charges	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000
X-F		0.00000000	0.00000000	0.00000000	0.00000000
X-G		0.00000000	0.00000000	0.00000000	0.00000000
X-H		0.00000000	0.00000000	0.00000000	0.00000000

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2021-B26 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B26	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	6/17/21
		Record Date:	5/28/21
		Determination Date:	6/11/21

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-M	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-H	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
J	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
VRR Interest	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2021-B26 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B26	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	6/17/21
		Record Date:	5/28/21
		Determination Date:	6/11/21

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount
		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Reduction
			Effected	Amount	Date

Total

(1) The Available Distribution Amount includes any Yield Maintenance Charges.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2021-B26 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B26	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	6/17/21
		Record Date:	5/28/21
		Determination Date:	6/11/21

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Scheduled Interest	0.00		Servicing Fee - KeyBank National Association	0.00
Interest reductions due to Nonrecoverability Determinations	0.00		Certificate Administrator/Trustee Fee - Wells Fargo Bank, N.A.	0.00
Interest Adjustments	0.00		CREFC® Intellectual Property Royalty License Fee	0.00
Deferred Interest	0.00		Operating Advisor Fee - Park Bridge Lender Services LLC	0.00
ARD Interest	0.00
Default Interest and Late Payment Charges	0.00		Total Fees		0.00
Net Prepayment Interest Shortfall	0.00
Net Prepayment Interest Excess	0.00
Extension Interest	0.00		Additional Trust Fund Expenses:
Interest Reserve Withdrawal	0.00		Reimbursement for Interest on Advances	0.00
Total Interest Collected		0.00	ASER Amount	0.00
			Special Servicing Fee	0.00
Principal:			Attorney Fees & Expenses	0.00
Scheduled Principal	0.00		Bankruptcy Expense	0.00
Unscheduled Principal	0.00		Taxes Imposed on Trust Fund	0.00
Principal Prepayments	0.00		Non-Recoverable Advances	0.00
Collection of Principal after Maturity Date	0.00		Workout-Delayed Reimbursement Amounts	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Other Expenses	0.00
Excess of Prior Principal Amounts paid	0.00		Total Additional Trust Fund Expenses		0.00
Curtailments	0.00
Negative Amortization	0.00
Principal Adjustments	0.00		Interest Reserve Deposit		0.00
Total Principal Collected		0.00

Other:			Payments to Certificateholders & Others:
Yield Maintenance Charges	0.00		Interest Distribution	0.00
Repayment Fees	0.00		Principal Distribution	0.00
Borrower Option Extension Fees	0.00		Yield Maintenance Charges	0.00
Excess Liquidation Proceeds	0.00		Borrower Option Extension Fees	0.00
Net Swap Counterparty Payments Received	0.00		Net Swap Counterparty Payments Received	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2021-B26 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B26	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	6/17/21
		Record Date:	5/28/21
		Determination Date:	6/11/21

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Debt Yield Ratio (4)

Debt Yield Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals

See footnotes on last page of this section.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2021-B26 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B26	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	6/17/21
		Record Date:	5/28/21
		Determination Date:	6/11/21

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2021-B26 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B26	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	6/17/21
		Record Date:	5/28/21
		Determination Date:	6/11/21

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2021-B26 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B26	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	6/17/21
		Record Date:	5/28/21
		Determination Date:	6/11/21

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	SS	-	Self Storage	1	-	Modification	7	-	REO	11	-	Full Payoff	1	-	Maturity Date Extension	6	-	Capitalization on Interest
RT	-	Retail	98	-	Other	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties	2	-	Amortization Change	7	-	Capitalization on Taxes
HC	-	Health Care	SE	-	Securities	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD	3	-	Principal Write-Off	8	-	Other
IN	-	Industrial	CH	-	Cooperative Housing	4	-	Extension			to Master Servicer	98	-	Other	4	-	Blank	9	-	Combination
MH	-	Mobile Home Park	WH	-	Warehouse	5	-	Note Sale	10	-	Deed in Lieu Of				5	-	Temporary Rate Reduction	10	-	Forbearance
OF	-	Office	ZZ	-	Missing Information	6	-	DPO			Foreclosure
MU	-	Mixed Use	SF	-	Single Family
LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2021-B26 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B26	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	6/17/21
		Record Date:	5/28/21
		Determination Date:	6/11/21

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI (1)	Most Recent NOI (1)	Most Recent NOI Start Date	Most Recent NOI End Date

Total

(1) The Most Recent Fiscal NOI and Most Recent NOI fields correspond to the financial data reported by the Master Servicer. An NOI of 0.00 means the Master Servicer did not report NOI figures in their loan level reporting.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2021-B26 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B26	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	6/17/21
		Record Date:	5/28/21
		Determination Date:	6/11/21

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document Cross-Reference	Principal Prepayment Amount		Yield Maintenance Charges
			Payoff Amount	Curtailment Amount

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2021-B26 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B26	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	6/17/21
		Record Date:	5/28/21
		Determination Date:	6/11/21

Historical Detail

Delinquencies							Prepayments		Rate and Maturities
Distribution	30-59 Days	60-89 Days	90 Days or More	Foreclosure	REO	Modifications	Curtailments	Payoff	Next Weighted Avg.	WAM
Date	#	#	#	#	#	#	#	#	Coupon

Note: Foreclosure and REO Totals are excluded from the delinquencies.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2021-B26 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B26	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	6/17/21
		Record Date:	5/28/21
		Determination Date:	6/11/21

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Performing Matured Balloon	1	-	Modification	7	-	REO	11	-	Full Payoff
		But Still in Grace Period	1	- 30-59 Days Delinquent	5	-	Non Performing Matured Balloon	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties
		Or Not Yet Due	2	- 60-89 Days Delinquent	6	-	121+ Days Delinquent	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD
B	-	Late Payment But Less	3	- 90-120 Days Delinquent				4	-	Extension			to Master Servicer	98	-	Other
		Than 30 Days Delinquent						5	-	Note Sale	10	-	Deed In Lieu Of
** Outstanding P & I Advances include the current period advance.								6	-	DPO			Foreclosure

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2021-B26 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B26	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	6/17/21
		Record Date:	5/28/21
		Determination Date:	6/11/21

Specially Serviced Loan Detail - Part 1

Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	DSCR Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2021-B26 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B26	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	6/17/21
		Record Date:	5/28/21
		Determination Date:	6/11/21

Specially Serviced Loan Detail - Part 2

Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment from Special Servicer

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2021-B26 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B26	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	6/17/21
		Record Date:	5/28/21
		Determination Date:	6/11/21

Advance Summary

Loan Group	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2021-B26 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B26	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	6/17/21
		Record Date:	5/28/21
		Determination Date:	6/11/21

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2021-B26 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B26	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	6/17/21
		Record Date:	5/28/21
		Determination Date:	6/11/21

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2021-B26 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B26	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	6/17/21
		Record Date:	5/28/21
		Determination Date:	6/11/21

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2021-B26 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B26	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	6/17/21
		Record Date:	5/28/21
		Determination Date:	6/11/21

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2021-B26 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B26	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	6/17/21
		Record Date:	5/28/21
		Determination Date:	6/11/21

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2021-B26 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B26	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	6/17/21
		Record Date:	5/28/21
		Determination Date:	6/11/21

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2021-B26 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B26	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	6/17/21
		Record Date:	5/28/21
		Determination Date:	6/11/21

Supplemental Reporting

Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates during the related Collection Period would be disclosed here.

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: If during the prior calendar year, any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan was a Specially Serviced Loan at any time, this report will be delivered no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of May 1, 2021 (the “Pooling and Servicing Agreement”), among Deutsche Mortgage & Asset Receiving Corporation, as the depositor, KeyBank National Association, as the master servicer, KeyBank National Association, as general special servicer, Situs Holdings, LLC, as the Equus Industrial Portfolio special servicer, Wells Fargo Bank, as the certificate administrator and as the trustee and Park Bridge Lender Services LLC, as the operating advisor and as the asset representations reviewer.
Transaction: Benchmark 2021-B26 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2021-B26
Operating Advisor: Park Bridge Lender Services LLC
Special Servicer for period: KeyBank National Association
Trust Directing Holder: Ellington Management Group, LLC (or its affiliate)

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of [a Final] Asset Status Report.

b.	[Final] Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which [a Final] Asset Status Report has been issued. The [Final] Asset Status Reports may not yet be fully implemented.

2.	The Special Servicer has notified the Operating Advisor that it has completed a Major Decision with respect to [●] Specially Serviced Loans, and provided the Major Decision Reporting Package or Asset Status Report with respect to [●] Specially Serviced Loans to the operating advisor.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s reported actions on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on a “asset-level basis” with respect to the resolution or liquidation of any Specially Serviced Loans that the special servicer is responsible for servicing under the PSA. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with the Servicing Standard as a result of the following material deviations.]

●	[LIST OF MATERIAL DEVIATION ITEMS]

1 This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

●	[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

III.	List of Items that Were Considered in Compiling this Report

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

1.	Any Major Decision Reporting Package that is delivered or made available to the Operating Advisor by the Special Servicer pursuant to the Pooling and Servicing Agreement.

2.	Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the Pooling and Servicing Agreement and certain information it has reasonably requested from the special servicer and each Final Asset Status Report, in each case, delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement.

3.	The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations, and non-discretionary portions of net present value calculations and Appraisal Reduction Amount calculations delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement.

4.	[LIST OTHER REVIEWED INFORMATION]

NOTE: The Operating Advisor’s review of the above materials should be considered a limited review and not be considered a full or limited audit, legal review or legal opinion. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculation, visit any related property, visit the Special Servicer, visit the Directing Holder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

IV.	Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	As provided in the Pooling and Servicing Agreement, the Operating Advisor is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial.

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.	Other than the receipt of any Major Decision Reporting Package or any Asset Status Report that is delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Holder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Holder or borrower directly. As such, the Operating Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth in the Pooling and Servicing Agreement or the actions of the Special Servicer.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.	There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

7.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

8.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX D-1

GERMAN AMERICAN CAPITAL CORPORATION AND CITI REAL ESTATE FUNDING INC.
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Each of CREFI and GACC (referred to as a “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each Mortgage Loan sold by it to us (referred to as the “Purchaser” in the representations and warranties below) that we include in the issuing entity, representations and warranties generally to the effect set forth below. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. The exceptions to the representations and warranties set forth below are identified on Annex D-2 and Annex D-3, respectively, to this prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement. For the avoidance of doubt references to “Mortgage Loan” and “Mortgage Loans” in this Annex D-1 and the related exceptions set forth in Annex D-2 or Annex D-3, as applicable, exclude the GSMC Mortgage Loans and the JPMCB Mortgage Loans. In addition, solely for purposes of this Annex D-1 and the related exceptions set forth in Annex D-2 or Annex D-3, as applicable, the term “Mortgage Loans” and “Mortgage Notes” will refer to such Mortgage Loans sold by the applicable Mortgage Loan Seller and the related promissory note(s).

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the issuing entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

1.     Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to the Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the trustee for the related Non-Serviced Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

2.     Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related borrower, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or

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prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related borrower with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

3.     Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

4.     Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a)(1) there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 Emergency and (2) other than as related to the COVID-19 Emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related borrower nor the related guarantor has been released from its material obligations under the Mortgage Loan.

5.     Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the issuing entity (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the issuing entity (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth in Annex D-2 or Annex D-3 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this prospectus to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

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6.     Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for such other Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

7.     Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule D-1 to Annex D-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related borrower.

8.     Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

9.     UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in

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the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

10.  Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

11.  Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

12.  Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

13.  Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any borrower, guarantor, or borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such borrower’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.

14.  Escrow Deposits. All escrow deposits and payments required to be escrowed with the lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Mortgage Loan documents are being conveyed by the Mortgage

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Loan Seller to the Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

15.  No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Mortgage Loan set forth on the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the borrower or other considerations determined by the Mortgage Loan Seller to merit such holdback).

16.  Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating meeting the Insurance Ratings Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the borrower and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

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The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Non-Serviced Trustee). Each related Mortgage Loan obligates the related borrower to maintain, or cause to be maintained, all such insurance and, at such borrower’s failure to do so, authorizes the lender to maintain such insurance at the borrower’s cost and expense and to charge such borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

17.  Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

18.  No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except

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encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

19.  No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

20.  REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in the U.S. Department of Treasury Regulations Section 1.860G-2(f)(2) (the “Treasury Regulations”) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related borrower at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance provided that: (a) such Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (as extended by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26; and (b) the Mortgage Loan Seller identifies such Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph will have the same meanings as set forth in the related Treasury Regulations.

21.  Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

22.  Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized

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to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the issuing entity.

23.  Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

24.  Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Mortgage Loan. The terms of the Mortgage Loan documents require the borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

25.  Licenses and Permits. Each borrower covenants in the Mortgage Loan documents that it will keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

26.  Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan provide that (a) the related borrower and at least one individual or entity will be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related borrower and/or its principals specified in the related Mortgage Loan documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Mortgage Loan documents, and (b) the Mortgage Loan will become full recourse to the related borrower and at least one individual or entity, if the related borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

27.  Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c)

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upon a Defeasance (as defined in paragraph (32)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the borrower can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or Whole Loan, as applicable).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

28.  Financial Reporting and Rent Rolls. Each Mortgage Loan requires the borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

29.  Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex D-2 or

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Annex D-3, as applicable; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the borrower under each Mortgage Loan is required to carry terrorism insurance, but in such event the borrower will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

30.  Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related borrower, is directly or indirectly pledged, transferred or sold (in each case, a “Transfer”), other than as related to (i) family and estate planning Transfers or Transfers upon death or legal incapacity, (ii) Transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) Transfers of less than, or other than, a controlling interest in the related borrower, (iv) Transfers to another holder of direct or indirect equity in the borrower, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, such as a qualified equityholder, (v) Transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex D-1 or the exceptions thereto set forth in Annex D-2 or Annex D-3, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule D-1 to Annex D-1, or future permitted mezzanine debt in each case as set forth on Schedule D-2 to Annex D-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule D-3 to Annex D-1 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

31.  Single-Purpose Entity. Each Mortgage Loan requires the borrower to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the borrower with respect to each Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the borrower is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the borrower. For this purpose, a “Single-Purpose Entity” means an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a

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borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

32.  Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for Defeasance as a unilateral right of the borrower, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan; (iv) the borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the borrower would continue to own assets in addition to the defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

33.  Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

34.  Ground Leases. For purposes of this Annex D-1, a “Ground Lease” will mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)   The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)   The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written

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consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)   The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)   The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)   The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)     The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)   The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)   A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)     The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)     Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)   In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in

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respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)     Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

35.  Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

36.  Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

37.  No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

38.  Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no borrower, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

39.  Organization of Borrower. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the borrower delivered by the borrower in connection with the origination of such Mortgage Loan, the borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a borrower that is an Affiliate of another borrower under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (39) means, a borrower that is under direct or indirect common ownership and control with another borrower.)

40.  Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at

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least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-Off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.

41.  Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.

42.  Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Mortgage Loan Purchase Agreement to be contained therein.

43.  Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the issuing entity, except as set forth on Schedule D-3 to Annex D-1.

44.  Hospitality Provisions. The Mortgage Loan documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related borrower and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the issuing entity (or, in the case of a Non-Serviced Mortgage Loan, by the related Non-Serviced Trustee) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the seller of the note which is contributed to the related Non-Serviced Securitization Trust or its designee providing notice of the transfer of such note to the related Non-Serviced Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of a Non-Serviced Mortgage Loan) will provide, or if neither (A) nor (B) is applicable, except in the case of a Non-Serviced Mortgage Loan, the Mortgage Loan Seller or its designee will apply for, on the issuing entity’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each Mortgage Loan secured by a

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hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

45.  Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related borrower other than in accordance with the Mortgage Loan documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related borrower or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Mortgage Loan documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any borrower under a Mortgage Loan, other than contributions made on or prior to the Closing Date.

46.  Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

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ANNEX D-2

EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
1	Burlingame Point	(5) Lien; Valid Assignment

The California State Lands Commission leases to the Borrower rights of way over three parcels that are adjacent to the Mortgage Property. The lease does not grant the Borrower exclusive use or occupancy of the Mortgaged Property. Access to the office buildings on the Mortgaged Property does not depend on the lease because the applicable roads are public rights of way. The Mortgage Loan documents contain a springing lien on the leasehold interest at such time as the California State Lands Commission consents to the lien of the Mortgage thereon, which consent the Borrower is obligated to use commercially reasonable efforts to obtain post-origination.

The sole tenant, Facebook, has a right of first offer to purchase all or any portion of the Mortgaged Property in the event of a proposed sale of such portion of the Mortgaged Property. The right of first offer does not apply to a transfer of the Mortgaged Property in connection with a foreclosure or deed-in-lieu of foreclosure.

3	Amazon Seattle	(5) Lien; Valid Assignment

The lease with Amazon.com Services LLC (“Amazon”) grants Amazon an ongoing right of first refusal (“ROFR”) to purchase Unit 2 of the condominium relating to the Mortgaged Property or any other condominium unit owned by the Borrower, when the Borrower has received an offer to sell such unit to certain competitors of Amazon listed in its lease as “Restricted Co-Tenancies” (which list Amazon has the right to change from time to time).

In a subordination, non-disturbance and attornment agreement received by the lender, Amazon agreed that the ROFR was not applicable to a foreclosure of the mortgage, a deed-in-lieu thereof or the first sale of the Mortgaged Property after a foreclosure or deed-in-lieu thereof.

29	BJ’s Philadelphia	(5) Lien; Valid Assignment	The sole tenant, BJ’s Wholesale, has a right of first offer to purchase the Mortgaged Property in the event of a proposed sale of such portion of the Mortgaged Property to an unaffiliated third party. The right of first offer does not apply to a transfer of the Mortgaged Property in connection with a foreclosure, deed-in-lieu of foreclosure or a subsequent sale.
1, 3, 29	Burlingame Point Amazon Seattle BJ’s Philadelphia	(6) Permitted Liens; Title Insurance	See exceptions to Representation and Warranty No. 5, above.
21	Techmer PM Portfolio	(6) Permitted Liens; Title Insurance

Techmer PM, the sole tenant, has the ability to avoid being considered Permanently Dark (as defined below) by entering into an occupancy agreement that requires the Borrower’s consent. If the Borrower refuses to consent to such occupancy agreement, Techmer PM may, upon written notice to the Borrower (“Refusal Notice”), require the Borrower to either (i) terminate Techmer PM’s lease with respect to such portion of the leased premises to which the Borrower’s refusal applies (the “Termination Option”) or (ii) waive the Termination Option and permit Techmer PM, subject to Techmer PM’s compliance with all other terms and conditions of its lease, to cease to remain open in the portion of the leased premises to which the refusal is subject for so long as such cessation continues. If the Borrower exercises the Termination Option, subject to the Borrower’s compliance with all of the terms and conditions of the release provisions set forth in the loan agreement, including, without limitation, payment to the lender of the applicable release price set forth in the loan agreement, the Borrower is required to convey the applicable

D-2-1

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

premises to Techmer PM, and Techmer PM is required to pay to the Borrower a termination fee equal to the greater of: (i) the fair market value of the applicable premises or (ii) the amount determined by dividing (A) the future rent payable to the Borrower for the 12 months subsequent to the date of such transfer based on the allocation of base rent for the applicable premises, by (B) a capitalization rate of (1) 4.50% with respect to the 18420 South Lauren Park Road Mortgaged Property or (2) 7.86% for the 1 Quality Circle Mortgaged Property, along with all out-of-pocket costs and expenses that may be imposed by any lender (including any prepayment penalty, yield maintenance and/or defeasance).

“Permanently Dark” means that Techmer PM has ceased to remain open for the conduct of business at the applicable Mortgaged Property in more than: (i) 50% of the gross rentable square footage of any individual building at such Mortgaged Property or (ii) 25% of the aggregate gross rentable square footage of the buildings at such Mortgaged Property.

1	Burlingame Point	(8) Assignment of Leases and Rents	See exceptions to Representation and Warranty No. 5, above.
3	Amazon Seattle	(16) Insurance	The property deductible is $100,000; provided, however, that a $500,000 deductible is acceptable until the earlier to occur of (I) the date that is 12 months after the loan origination date, (II) the completion of the “Construction Work” (as defined in the Purchase Agreement dated as of March 19, 2021 between the seller of the Mortgaged Property and the Borrower, as amended March 29, 2021 and March 31, 2021) and (III) KKR Real Estate Select Trust Inc. (or a KKR Managed Vehicle, as defined in the loan documents) no longer owning, directly or indirectly, at least 50.1% of the equity interests in the Borrower and the related mezzanine borrower, after which, the deductible must return to $100,000.
10	Performance Food Group	(16) Insurance	The Borrower is permitted to rely upon insurance provided by the sole tenant, Eby-Brown, provided that such insurance meets the requirements set forth in the Mortgage Loan documents. Under the related lease, the deductible under the property insurance policy maintained by Eby-Brown on the 920 Irwin Run Road Mortgaged Property is $1,000,000, which may not be customary.
21	Techmer PM Portfolio	(16) Insurance	The Borrower is permitted to rely upon insurance provided by the sole tenant, Techmer PM, provided that such insurance meets the requirements set forth in the Mortgage Loan documents. For so long as Techmer PM’s lease is in full force and effect, insurance proceeds in respect of a property loss are required to be applied to the restoration of the Mortgaged Properties. The lender (or a trustee appointed by it) has the right to hold and disburse such proceeds in excess of $750,000 for each Mortgaged Property.
29	BJ’s Philadelphia	(16) Insurance	The Borrower is permitted to rely upon insurance provided by the sole tenant, BJ’s Wholesale, provided that such insurance meets the requirements set forth in the Mortgage Loan documents. Under the related lease, BJ’s Wholesale maintains a general liability policy with a deductible of $1,000,000, which may not be customary.
3	Amazon Seattle	(25) Licenses and Permits	There is a certificate of occupancy for the building as a whole, but certificates of occupancy for certain portions of the space leased to Amazon and certain retail spaces, including the Knot Springs space, will need to be obtained once the tenant improvements in each space are complete.
3	Amazon Seattle	(26) Recourse Obligations

The guarantor’s liability for bankruptcy-related events under the non-recourse carveout guaranty are limited to 20% of the outstanding principal balance of the Mortgage Loan, plus reasonable out of pocket costs and expenses actually incurred by the lender in the enforcement of the guaranty and the

D-2-2

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

preservation of the lender’s rights thereunder . For so long as an acceptable PLL Policy (as defined in the environmental indemnity agreement) is in place, the liability of the guarantor under the environmental indemnity is limited to any losses that are excluded from coverage under the PLL Policy.

Various	All GACC Mortgage Loans	(26) Recourse Obligations	In most cases, the Mortgage Loans being sold by German American Capital Corporation do not provide for recourse for misapplication of rents, insurance proceeds or condemnation awards.
3	Amazon Seattle	(27) Mortgage Releases	Borrower may sell condominium units 1 and 3 included in the Mortgaged Property (the “Release Property”) after the 24th monthly payment date under the Mortgage Loan upon certain conditions and the payment of the “Release Amount” of $37,800,000; provided, however if the Mortgage Loan is included in a REMIC Trust, and the loan-to-value ratio exceeds 125% immediately after the release, then the release will not be permitted unless the Borrower pays down the principal balance of the Mortgage Loan by an amount not less than the greater of (A) $37,800,000 or (B) the least of one of the following amounts: (i) if the Release Property is sold, the net proceeds of an arm’s-length sale of the Release Property to an unrelated person or entity, (ii) the fair market value of the Release Property at the time of the release, or (iii) an amount such that the loan-to-value ratio of the Mortgage Loan as so determined by the lender after the release is not greater than the loan-to-value ratio of the Mortgage Loan immediately prior to the release, unless the lender receives an opinion of counsel that, if clause (B) is not followed, the securitization will not fail to maintain its status as a REMIC as a result of the release.
Various	All GACC Mortgage Loans	(29) Acts of Terrorism Exclusion	All exceptions to Representation 16 are also exceptions to this Representation 29.
1	Burlingame Point	(34) Ground Leases	The California State Lands Commission leases to the Borrower rights of way over three parcels that are adjacent to the Mortgage Property. The lease does not grant the Borrower exclusive use or occupancy of the Mortgaged Property. Access to the office buildings on the Mortgaged Property does not depend on the lease because the applicable roads are public rights of way. The Mortgage Loan documents contain a springing lien on the leasehold interest at such time as the California State Lands Commission consents to the lien of the Mortgage thereon, which consent the Borrower is obligated to use commercially reasonable efforts to obtain post-origination.
Various	All GACC Mortgage Loans	(37) No Material Default; Payment Record	With respect to any covenants under the related Mortgage Loan that require the Borrower to ensure a tenant or Mortgaged Property is operating or to enforce the terms of leases, the Borrower may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies or due to the Borrower forbearing to enforce rent payment obligations on tenants failing to pay rent as a result of such closures.

D-2-3

SCHEDULE D-1

GERMAN AMERICAN CAPITAL CORPORATION

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan

1	Burlingame Point

3	Amazon Seattle

D-2-4

SCHEDULE D-2

GERMAN AMERICAN CAPITAL CORPORATION

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan

9	8111 Gatehouse Road

D-2-5

SCHEDULE D-3

GERMAN AMERICAN CAPITAL CORPORATION

CROSSED MORTGAGE LOANS

None.

D-2-6

ANNEX D-3

EXCEPTIONS TO CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
5	ExchangeRight Net Leased Portfolio #46	(5) Lien; Valid Assignment (6) Permitted Liens; Title Insurance

With respect to the Giant Food Store - Dickson City Mortgaged Property, an approximately 19,810 square foot portion of the approximately 74,142 square foot building(s) at the Mortgaged Property is subject to a ground lease between the borrower and a borrower affiliate, which ground lease is not subordinate to the security instrument.

With respect to the Publix - Gulf Breeze Mortgaged Property, an approximately 19,435 square foot portion of the approximately 66,435 square foot building(s) at the Mortgaged Property is subject to a ground lease between the borrower and a borrower affiliate, which ground lease is not subordinate to the security instrument.

5	ExchangeRight Net Leased Portfolio #46	(6) Permitted Liens; Title Insurance

Under the lease for the sole tenant at each of the following individual Mortgaged Properties, Walgreen Co., has a right of first refusal to purchase the applicable Mortgaged Property upon the borrower’s receipt of an offer from an unaffiliated third party to purchase the Mortgaged Property: (i) the Walgreens Tulsa Mortgaged Property, (ii) the Walgreens – Hometown Mortgaged Property and (iii) the Walgreens – Powder Springs Mortgaged Property. Walgreen Co., has, pursuant to a subordination, non-disturbance and attornment agreement, agreed that such right of first refusal shall be expressly inapplicable to any foreclosure of the related mortgage, deed-in-lieu thereof, or any other enforcement of the mortgage.

Under the lease for the sole tenant at the Family Dollar – Lufkin Mortgaged Property, Family Dollar Stores of Texas, LLC has a right of first refusal to purchase the applicable Mortgaged Property upon the borrower’s receipt of an offer from an unaffiliated third party to purchase the Mortgaged Property. Pursuant to the terms of the lease, the right of first refusal shall be expressly inapplicable to any foreclosure of the related mortgage, deed-in-lieu thereof or similar enforcement of the mortgage.

Under the for the largest tenant at the Publix – Gulf Breeze Mortgaged Property, Publix, representing approximately, 97.0% of the net rentable area, has a right of first offer to purchase the portion of the Mortgaged Property subject to such tenant’s lease upon the borrower’s election to sell the Mortgaged Property to an unaffiliated third party or the borrower’s receipt of an offer from an unaffiliated third party to purchase the Mortgaged Property.

6	OmniMax Industrial Portfolio I	(6) Permitted Liens; Title Insurance	The lease documents for the sole tenant at each Individual Mortgaged Property, OmniMax, grant the tenant a right of first offer to purchase the Mortgaged Property upon the borrower’s election to sell the Mortgaged Property. The respective rights of first offer do not apply in the event of a foreclosure under a deed of trust or mortgage or the delivery of a deed in lieu of foreclosure. Pursuant to a subordination, non-disturbance and attornment agreement, OmniMax has agreed that such right of first offer shall be expressly inapplicable to any foreclosure of the related mortgage, deed-in-lieu thereof, or the first subsequent transfer following either of the foregoing.
11	InCommercial Net Lease Portfolio #3	(6) Permitted Liens; Title Insurance	The lease for the sole tenant at the Walgreens – Greenville Mortgaged Property, Walgreen Co., grants such tenant a right of first refusal to purchase the applicable Mortgaged Property upon the borrower’s receipt of an offer from an unaffiliated third party to purchase the Mortgaged Property.
8	1625 & 1747 North Market	(6) Permitted Liens; Title Insurance	The sole tenant at the Mortgaged Property, the California Department of Consumer Affairs, has the option to purchase

D-3-1

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
the Individual Mortgaged Property located at 1625 North Market Blvd., Sacramento, California 95834.
31	East Empire Business Park	(6) Permitted Liens; Title Insurance	The lease for the largest tenant at the Mortgaged Property, Crux Fermentation, representing approximately 27.7% of the net rentable area, grants such tenant a right of first refusal to purchase the applicable Mortgaged Property upon the borrower’s election to sell the Mortgaged Property. Pursuant to a subordination, non-disturbance and attornment agreement, Crux Fermentation has agreed that such right of first offer shall be expressly inapplicable to any foreclosure of the related mortgage, deed-in-lieu thereof, or the first subsequent transfer following either of the foregoing.
39	Dreamers Self Storage	(6) Permitted Liens; Title Insurance	The ground lease for a 360 square foot portion of the Mortgaged Property, which would account for approximately 1.5% of the net rentable area, grants the ground lessee, Allentown SMSA Limited Partnership, a right of first refusal to purchase the portion of the Mortgaged Property subject to the ground lease upon the borrower’s election to grant to a third party by easement or other legal instrument that portion of the Mortgaged Property subject to the ground lease for the purpose of operating and maintaining communications facilities.
	All CREFI loans	(16) Insurance

The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the related Mortgaged Property.

4	iPark 84 Innovation Center	(16) Insurance	The borrower is permitted to maintain the general liability coverage required under the mortgage loan documents with Starr Indemnity & Liability Company (rated “A:XV” by AM Best), provided that (x) the AM Best rating of Starr Indemnity & Liability Company as of the date of origination of the mortgage loan is not withdrawn or downgraded below that existing on the date of origination (y) at renewal of the current policy term on September 1, 2021, the borrower must replace Starr Indemnity & Liability Company with an insurance companies meeting the rating requirements.
6	OmniMax Industrial Portfolio I	(16) Insurance	So long as the lease between the borrower and OmniMax International, LLC (the “OmniMax Lease”) is in effect, net insurance proceeds will be deposited into an escrow account held by an eligible institution approved by the lender and disbursed to the tenant under the OmniMax lease for restoration.
11	InCommercial Net Lease Portfolio #3	(16) Insurance	With respect to the Greenville Mortgaged Property, the Mortgage Loan documents permit the sole tenant, Walgreens Co., provided such tenant’s lease is in effect, to maintain the property insurance required pursuant to the Mortgage Loan documents through self-insurance, so long as certain conditions are met, including, without limitation, (i) no default beyond any applicable notice and cure period has occurred and is continuing under the Walgreens Co. lease, (ii) Walgreens, Co. remains fully liable for the obligations and liabilities under the related lease and Walgreens Boots Alliance, Inc. maintains a rating from S&P of at least “BBB-”, and (iii) Walgreens, Co. maintains, either through a program of self-insurance or otherwise, the insurance required to be maintained by it under the Walgreens Co.’s lease.

D-3-2

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
5	ExchangeRight Net Leased Portfolio #46	(18) No Encroachments	The borrower did not deliver a final proforma loan policy, final signed and sealed survey, or final zoning report for the Publix – Gulf Breeze Mortgaged Property.
4	iPark 84 Innovation Center	(24) Local Law Compliance	The borrower did not deliver a final zoning report at origination of the Mortgage Loan. The borrower is required to deliver a final zoning report by May 28, 2021.
5	ExchangeRight Net Leased Portfolio #46	(24) Local Law Compliance	The borrower did not deliver a final proforma loan policy, final signed and sealed survey, or final zoning report for the Publix – Gulf Breeze Mortgaged Property.
23	991 Willoughby Avenue	(24) Local Law Compliance	The two non-residential units at the Mortgaged Property are non-conforming as to use.
33	Crescendo NM Self-Storage Portfolio	(24) Local Law Compliance	The 528 Armor Storage Mortgaged Property is legal non-conforming as to use. In the event of a casualty as to 50% or more of its assessed value, the Mortgaged Property may not be rebuilt as to its current use
8	1625 & 1747 North Market	(25) Licenses and Permits	The related borrower’s filing for qualification to do business in the State of California had not yet been processed by the State of California at the origination of the Mortgage Loan and therefore the related borrower did not deliver a certificate of good standing in the State of California at the origination of the Mortgage Loan. The related borrower is required to deliver such certificate to the lender by May 20, 2021.
	All CREFI loans	(26) Recourse Obligations	The Mortgage Loan documents with respect to certain of the Mortgage Loans provide loss recourse for any material breach of the environmental covenants contained in the Mortgage Loan documents.
6	OmniMax Industrial Portfolio I	(26) Recourse Obligations	Recourse for the misapplication of rents, insurance proceeds or condemnation awards is limited to the “intentional misapplication or conversion” of such rents, insurance proceeds or condemnation awards.
23	991 Willoughby Avenue	(26) Recourse Obligations	The Mortgage Loan documents provide for full recourse for a portion of the debt in the amount of $3,000,000 on the stated maturity date.
4	iPark 84 Innovation Center	(29) Acts of Terrorism Exclusion	The exceptions to No. 16 are incorporated herein.
24 30	42-09 47th Avenue 43-09 40th Street	(39) Organization of Borrower	The related mortgagors are affiliated.
34 38 39	CityLine Havasu Storage Freedom Self Storage Dreamers Self Storage	(39) Organization of Borrower	The related mortgagors are affiliated.

D-3-3

SCHEDULE D-1

CITI REAL ESTATE FUNDING INC.

LOANS WITH EXISTING MEZZANINE DEBT

None.

D-3-4

SCHEDULE D-2

CITI REAL ESTATE FUNDING INC.

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

None.

D-3-5

SCHEDULE D-3

CITI REAL ESTATE FUNDING INC.

CROSSED MORTGAGE LOANS

None.

D-3-6

ANNEX E-1

GOLDMAN SACHS MORTGAGE COMPANY
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

GSMC will in its MLPA, with respect to each GSMC Mortgage Loan, make the representations and warranties set forth below as of the Cut-off Date or such other date specified below, in each case subject to the exceptions to those representations and warranties that are described on Annex E-2. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex E-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

The related MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between GSMC, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, Mortgaged Properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

1.     Whole Loan; Ownership of Mortgage Loans. Except with respect to a GSMC Mortgage Loan that is part of a Whole Loan, each GSMC Mortgage Loan is a whole loan and not a participation interest in a GSMC Mortgage Loan. Each GSMC Mortgage Loan that is part of a Whole Loan is a senior or pari passu portion of a whole loan evidenced by a senior or pari passu note. At the time of the sale, transfer and assignment to the depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to GSMC), participation or pledge, and GSMC had good title to, and was the sole owner of, each GSMC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such GSMC Mortgage Loan other than any servicing rights appointment, or similar agreement, any Non-Serviced PSA with respect to a GSMC Mortgage Loan and rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement. GSMC has full right and authority to sell, assign and transfer each GSMC Mortgage Loan, and the assignment to Depositor constitutes a legal, valid and binding assignment of each GSMC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering any GSMC Mortgage Loan other than the rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement.

2.     Loan Document Status. Each related Mortgage Note, Mortgage, assignment of leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related mortgagor, guarantor or other obligor in connection with such GSMC Mortgage Loan is the legal, valid and binding obligation of the related mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees,

E-1-1

charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by GSMC in connection with the origination of any GSMC Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

3.     Mortgage Provisions. The Mortgage Loan documents for each GSMC Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

4.     Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File (a)(1) there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 Emergency and (2) other than as related to the COVID-19 Emergency, the material terms of such Mortgage, Mortgage Note, GSMC Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the related GSMC Mortgage Loan.

5.     Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of assignment of leases to the issuing entity (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the issuing entity (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and assignment of leases is freely assignable without the consent of the related mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the mortgage loan schedule attached to the related MLPA, leasehold) interest in the related Mortgaged Property in the principal amount of such GSMC Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth on Annex E-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to GSMC’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to GSMC’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this representation to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

E-1-2

6.     Permitted Liens; Title Insurance. Each Mortgaged Property securing a GSMC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such GSMC Mortgage Loan (or with respect to a GSMC Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; (f) if the related GSMC Mortgage Loan constitutes a cross-collateralized GSMC Mortgage Loan, the lien of the Mortgage for another GSMC Mortgage Loan contained in the same Crossed Group; and (g) if the related GSMC Mortgage Loan is part of a Whole Loan, the rights of the holder(s) of any related Companion Loan(s) pursuant to the related Co-Lender Agreement; provided that none of items (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clauses (f) and (g) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by GSMC thereunder and no claims have been paid thereunder. Neither GSMC, nor to GSMC’s knowledge, any other holder of a GSMC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

7.     Junior Liens. It being understood that B notes secured by the same Mortgage as a GSMC Mortgage Loan are not subordinate mortgages or junior liens, except for any GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmens liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule E-1 to this Annex E-1, GSMC has no knowledge of any mezzanine debt secured directly by interests in the related mortgagor.

8.     Assignment of Leases and Rents. There exists as part of the related Mortgage File an assignment of leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related assignment of leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related assignment of leases, subject to applicable law, provides that, upon an event of default under each GSMC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

9.     UCC Filings. If the related Mortgaged Property is operated as a hospitality property, GSMC has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the related GSMC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such mortgagor and located on the related Mortgaged Property (other than

E-1-3

any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

10.  Condition of Property. GSMC or the originator of each GSMC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the related GSMC Mortgage Loan and within thirteen months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each GSMC Mortgage Loan no more than thirteen months prior to the Cut-off Date. To GSMC’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the use or value of such Mortgaged Property as security for the GSMC Mortgage Loan.

11.  Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

12.  Condemnation. As of the date of origination and to GSMC’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to GSMC’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of any Mortgaged Property that would have a material adverse effect on the value, use or operation of such Mortgaged Property.

13.  Actions Concerning Mortgage Loan. As of the date of origination and to GSMC’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any mortgagor, guarantor, or mortgagor’s interest in the related Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such mortgagor’s title to such Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such mortgagor’s ability to perform under the related GSMC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the related Mortgage Loan documents or (f) the current principal use of such Mortgaged Property.

14.  Escrow Deposits. All escrow deposits and payments required to be escrowed with any Mortgagee pursuant to each GSMC Mortgage Loan are in the possession, or under the control, of GSMC or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with the related Mortgagee under the related Mortgage Loan documents are being conveyed by GSMC to the Depositor or its servicer.

15.  No Holdbacks. The principal amount of each GSMC Mortgage Loan stated on the mortgage loan schedule attached to the related MLPA has been fully disbursed as of the Closing Date and there is no

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requirement for future advances thereunder (except in those cases where the full amount of the GSMC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the mortgagor or other considerations determined by GSMC to merit such holdback).

16.  Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the related GSMC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the related mortgagor and included in such Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Rating Requirements” means either (i) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Rating Requirements. “Syndicate Insurance Rating Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each GSMC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” the related mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program (irrespective of whether such coverage is provided pursuant to a National Flood Insurance Program policy or through a private policy), plus such additional flood coverage in an amount as is generally required by GSMC for comparable mortgage loans intended for securitization.

If a Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the related GSMC Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

Each Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and

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personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each Mortgaged Property located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the related Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained from an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC in an amount not less than 100% of the SEL.

The Mortgage Loan documents for each GSMC Mortgage Loan require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the original or then outstanding principal amount of the related GSMC Mortgage Loan (or related Whole Loan), the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such GSMC Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under each GSMC Mortgage Loan and its successors and assigns as a loss payee under a Mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the trustee (or, in the case of a Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Non-Serviced Trustee). Each related GSMC Mortgage Loan obligates the related mortgagor to maintain (or cause to be maintained) all such insurance and, at such mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the mortgagor’s reasonable cost and expense and to charge such mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by GSMC.

17.  Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of such Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the related GSMC Mortgage Loan requires the mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which such Mortgaged Property is a part until the separate tax lots are created.

18.  No Encroachments. To GSMC’s knowledge based solely on surveys obtained in connection with origination and the Mortgagee’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each GSMC Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such GSMC Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No

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improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.

19.  No Contingent Interest or Equity Participation. No GSMC Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by GSMC.

20.  REMIC. Each GSMC Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the GSMC Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the GSMC Mortgage Loan and (B) either: (a) such GSMC Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the GSMC Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the GSMC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the GSMC Mortgage Loan; or (b) substantially all of the proceeds of such GSMC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such GSMC Mortgage Loan (other than a recourse feature or other third party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the GSMC Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such GSMC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the GSMC Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a GSMC Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance provided that: (a) such GSMC Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (as extended by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26; and (b) GSMC identifies such GSMC Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the GSMC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph will have the same meanings as set forth in the related Treasury Regulations.

21.  Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of each GSMC Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

22.  Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to originate, acquire and/or hold (as applicable) the Mortgage Note in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such GSMC Mortgage Loan by the issuing entity.

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23.  Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to GSMC’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

24.  Local Law Compliance. To GSMC’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by GSMC for similar commercial and multifamily mortgage loans intended for securitization, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) with respect to the improvements located on or forming part of each Mortgaged Property securing a GSMC Mortgage Loan as of the date of origination of such GSMC Mortgage Loan (or related Whole Loan, as applicable) and as of the Cut-off Date, other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the related Mortgaged Property. The terms of the related Mortgage Loan documents require the mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

25.  Licenses and Permits. Each mortgagor covenants in the related Mortgage Loan documents that it will keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the related Mortgaged Property in full force and effect, and to GSMC’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by GSMC for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. Each GSMC Mortgage Loan requires the related mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

26.  Recourse Obligations. The Mortgage Loan documents for each GSMC Mortgage Loan provide that such GSMC Mortgage Loan (a) becomes full recourse to the mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the mortgagor (but may be affiliated with the mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, will be filed by the related mortgagor; (ii) the related mortgagor or guarantor will have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to such mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in the mortgagor made in violation of the related Mortgage Loan documents; and (b) contains provisions providing for recourse against the mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the mortgagor (but may be affiliated with the mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of such mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the related GSMC Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to the Mortgagee upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a GSMC Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of intentional material physical waste at the related Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

27.  Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the related Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii)

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the outstanding principal balance of the related GSMC Mortgage Loan, (b) upon payment in full of such GSMC Mortgage Loan, (c) upon a Defeasance (as defined in (32) below), (d) releases of out-parcels that are unimproved or other portions of the related Mortgaged Property which will not have a material adverse effect on the underwritten value of such Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the GSMC Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject GSMC Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject GSMC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for all GSMC Mortgage Loans originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GSMC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GSMC Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the GSMC Mortgage Loan (or related Whole Loan) outstanding after the release, the related mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions of the Code.

With respect to any partial release under the preceding clause (e), for all GSMC Mortgage Loans originated after December 6, 2010, the mortgagor can be required to pay down the principal balance of the related GSMC Mortgage Loan in an amount not less than the amount required by the REMIC provisions of the Code and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the GSMC Mortgage Loan (or related Whole Loan).

No GSMC Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another GSMC Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to partial condemnation, other than in compliance with the REMIC provisions of the Code.

28.  Financial Reporting and Rent Rolls. The GSMC Mortgage Loan documents for each GSMC Mortgage Loan require the related mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each GSMC Mortgage Loan with more than one mortgagor are in the form of an annual combined balance sheet of the mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

29.  Acts of Terrorism Exclusion. With respect to each GSMC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other GSMC Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the

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Insurance Rating Requirements) did not, as of the date of origination of the GSMC Mortgage Loan, and, to GSMC’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each GSMC Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, the Mortgagor under each GSMC Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor will not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Cap Amount. The “Terrorism Cap Amount” is the specified percentage (which is at least equal to 200%) of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).

30.  Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each GSMC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such GSMC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in the related mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex E-1 or the exceptions thereto set forth on Annex E-2, or (vii) any mezzanine debt that existed at the origination of the related GSMC Mortgage Loan as set forth on Schedule E-1 to this Annex E-1, or future permitted mezzanine debt as set forth on Schedule E-2 to this Annex E-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any GSMC Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, as set forth on Schedule E-3 to this Annex E-1 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that, to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the related mortgagor is responsible for such payment along with all other reasonable out-of-pocket fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

31.  Single-Purpose Entity. Each GSMC Mortgage Loan requires the related mortgagor to be a Single-Purpose Entity for at least as long as the related GSMC Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the mortgagor with respect to each GSMC Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that such mortgagor is a Single-Purpose Entity, and each GSMC Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the related mortgagor. For this purpose, a “Single-Purpose Entity” means an entity, other than an individual, whose organizational documents (or if the GSMC Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed

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or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the GSMC Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a mortgagor for a GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with the related GSMC Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

32.  Defeasance. With respect to any GSMC Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the related Mortgage Loan documents provide for defeasance as a unilateral right of the mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) such GSMC Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the GSMC Mortgage Loan when due, including the entire remaining principal balance on the maturity date or, if the GSMC Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the GSMC Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (A) 110% of the allocated loan amount for the real property to be released and (B) the outstanding principal balance of the related GSMC Mortgage Loan; (iv) the mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (v) if the mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the GSMC Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

33.  Fixed Interest Rates. Each GSMC Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such GSMC Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

34.  Ground Leases. For purposes of this Annex E-1, a “Ground Lease” means a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any GSMC Mortgage Loan where the GSMC Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of GSMC, its successors and assigns, GSMC represents and warrants that:

(a)   The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground

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lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since the origination of the GSMC Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File;

(b)   The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the Mortgagee;

(c)   The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related GSMC Mortgage Loan, or 10 years past the stated maturity if such GSMC Mortgage Loan fully amortizes by the stated maturity (or with respect to a GSMC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)   The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)   The Ground Lease does not place commercially unreasonably restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease), and in the event it is so assigned, it is further assignable by the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of (but with prior notice to) the lessor;

(f)     GSMC has not received any written notice of material default under or notice of termination of such Ground Lease. To GSMC’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to GSMC’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)   The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the Mortgagee written notice of any default, and provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h)   The Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)     The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

(j)     Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the Mortgagee or a trustee appointed

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by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest;

(k)   In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to the ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest; and

(l)     Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

35.  Servicing. The servicing and collection practices used by GSMC with respect to the GSMC Mortgage Loans have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

36.  Origination and Underwriting. The origination practices of GSMC (or the related originator if GSMC was not the originator) with respect to each GSMC Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such GSMC Mortgage Loan (or the related Whole Loan, as applicable) and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such GSMC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1.

37.  No Material Default; Payment Record. No GSMC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination, and no GSMC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To GSMC’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under any GSMC Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of any GSMC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by GSMC in this Annex E-1 (including, but not limited to, the prior sentence). No person other than the holder of any GSMC Mortgage Loan may declare any event of default under the related GSMC Mortgage Loan or accelerate any indebtedness under such Mortgage Loan documents.

38.  Bankruptcy. As of the date of origination of the related GSMC Mortgage Loan and to the GSMC’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

39.  Organization of Mortgagor. With respect to each GSMC Mortgage Loan, in reliance on certified copies of the organizational documents of the related mortgagor delivered by such mortgagor in connection with the origination of such GSMC Mortgage Loan (or the related Whole Loan, as applicable), the mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, no GSMC Mortgage Loan has a mortgagor that is an affiliate of another mortgagor under another GSMC Mortgage Loan.

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40.  Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain GSMC Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements were conducted by a reputable environmental consultant in connection with such GSMC Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, an “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To GSMC’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

41.  Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the GSMC Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to GSMC’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the GSMC Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such GSMC Mortgage Loan was originated.

42.  Mortgage Loan Schedule. The information pertaining to each GSMC Mortgage Loan which is set forth on the mortgage loan schedule attached to the related MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained on the mortgage loan schedule attached to the related MLPA.

43.  Cross-Collateralization. Except with respect to a GSMC Mortgage Loan that is part of a Whole Loan no GSMC Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except as set forth on Annex E-2.

44.  Advance of Funds by the Sponsor. After origination, no advance of funds has been made by GSMC to the related mortgagor other than in accordance with the related Mortgage Loan documents,

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and, to GSMC’s knowledge, no funds have been received from any person other than the related mortgagor or an affiliate for, or on account of, payments due on the GSMC Mortgage Loan (other than as contemplated by the related Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a Mortgagee-controlled lockbox if required or contemplated under the related lease or Mortgage Loan documents). Neither GSMC nor any affiliate thereof has any obligation to make any capital contribution to any mortgagor under a GSMC Mortgage Loan, other than contributions made on or prior to the Closing Date.

45.  Compliance with Anti-Money Laundering Laws. GSMC has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the GSMC Mortgage Loans.

For purposes of these representations and warranties, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any GSMC Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of these representations and warranties, the phrases “GSMC’s knowledge” or “GSMC’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in this Annex E-1, the actual state of knowledge or belief of GSMC, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the GSMC Mortgage Loans regarding the matters expressly set forth in this Annex E-1.

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ANNEX E-2

EXCEPTIONS TO GSMC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
1	Burlingame Point	(5) Lien; Valid Assignment

The California State Lands Commission leases to the Mortgagor rights of way over three parcels that are adjacent to the Mortgaged Property. The Mortgage Loan documents contain a springing lien on the leasehold interest in such parcels effective at such time as the California State Lands Commission consents to the lien of the mortgage thereon, which consent the Mortgagor is obligated to use commercially reasonable efforts to obtain post origination.

The sole tenant, Facebook, has a right of first offer to purchase all or any portion of the related Mortgaged Property in the event of a proposed sale of such portion of the Mortgaged Property. The right of first offer does not apply to a transfer of the Mortgaged Property in connection with a foreclosure or deed-in-lieu of foreclosure.

1	Burlingame Point	(6) Permitted Liens; Title Insurance	See exceptions to Representation and Warranty No. 5, above.
1	Burlingame Point	(8) Assignment of Leases and Rents	See exceptions to Representation and Warranty No. 5, above.
17	JW Marriott Nashville	(10) Condition of Property	Neither GSMC nor the originator of the Mortgage Loan inspected or caused to be inspected the related Mortgaged Property within 13 months of the Cut-off Date. The property condition report is dated February 26, 2020, which is not within 13 months of the Cut-off Date.
2	Equus Industrial Portfolio	(24) Local Law Compliance	- With respect to the 11800 Wills Road, 11810 Wills Road and 11820 Wills Road Mortgaged Properties, such Mortgaged Properties each are non-conforming as to parking spaces, as they are deficient 36 parking spaces. With respect to the 1150 Northmeadow Parkway Mortgaged Property, such Mortgaged Property is non-conforming as it is deficient 10 parking spaces.
2	Equus Industrial Portfolio	(26) Recourse Obligations	The Mortgage Loan and the related Whole Loan are recourse to the related non-recourse carveout guarantors only with respect to voluntary bankruptcy petitions by the borrower or involuntary bankruptcy petitions against the borrower if the borrower, guarantor or their affiliates colluded with, solicited, collusively caused to be solicited or joined other creditors in such filings.
17	JW Marriott Nashville	(32) Defeasance	A REMIC declaration was made with respect to the Mortgage Loan on April 5, 2021. The Mortgage Loan may be defeased beginning on April 6, 2023, which is less than two years after the Closing Date and more than two years from the start-up date of the REMIC formed in connection with such REMIC declaration.
1	Burlingame Point	(34) Ground Leases	The California State Lands Commission leases to the Mortgagor rights of way over three parcels that are adjacent to the Mortgaged Property. The lease does not grant the Mortgagor exclusive use or occupancy of the related premises, and access to the office buildings on the Mortgaged Property does not depend on the lease because the applicable roads are public rights of way. The Mortgage Loan documents contain a springing lien on the leasehold interest in the related parcels effective at such time as the California State Lands Commission consents to the lien of the mortgage thereon, which consent the Mortgagor is obligated to use commercially reasonable efforts to obtain post origination.

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
Various	All GSMC loans	(37) No Material Default; Payment Record	With respect to any covenants under the related Mortgage Loan that require the Mortgagor to ensure a tenant or mortgaged property is operating or to enforce the terms of leases, such Mortgagor may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies.

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Schedule E-1 to Annex E-1

GOLDMAN SACHS MORTGAGE COMPANY

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan
1	Burlingame Point

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Schedule E-2 to Annex E-1

GOLDMAN SACHS MORTGAGE COMPANY

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT
IS PERMITTED IN THE FUTURE

None.

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SCHEDULE E-3 to Annex E-1

GOLDMAN SACHS MORTGAGE COMPANY

CROSS-COLLATERALIZED MORTGAGE LOANS

None.

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ANNEX F-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

JPMCB (referred to as the related “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each JPMCB Mortgage Loan that we (referred to as the “Purchaser” in the representations and warranties below) include in the issuing entity, representations and warranties generally to the effect set forth below. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. The exceptions to the representations and warranties set forth below are identified on Annex F-2 to this prospectus. Capitalized terms used but not otherwise defined in this Annex F-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

The related Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between JPMCB, on the one hand, and the issuing entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the JPMCB Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the JPMCB Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

1.     Complete Servicing File. All documents comprising the Servicing File will be or have been delivered to the Master Servicer with respect to each JPMCB Mortgage Loan by the deadlines set forth in the PSA and/or the Mortgage Loan Purchase Agreement.

2.     Whole Loan; Ownership of Mortgage Loans. Except with respect to each JPMCB Mortgage Loan that is part of a Whole Loan, each JPMCB Mortgage Loan is a whole loan and not an interest in a JPMCB Mortgage Loan. Each JPMCB Mortgage Loan that is part of a Whole Loan is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan. Immediately prior to the sale, transfer and assignment to depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any JPMCB Mortgage Loan that is a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee), participation (other than with respect to Serviced JPMCB Mortgage Loans) or pledge, and the Mortgage Loan Seller had good and marketable title to, and was the sole owner of, each JPMCB Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan) (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain servicing rights purchase agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller), any other ownership interests and other interests on, in or to such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain servicing rights purchase agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller). The Mortgage Loan Seller has full right and authority to sell, assign and transfer each JPMCB Mortgage Loan, and the assignment to depositor constitutes a legal, valid and binding assignment of such JPMCB Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain servicing rights purchase agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

3.     Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related borrower, guarantor or other obligor in connection with such JPMCB Mortgage Loan is the legal, valid and binding

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obligation of the related borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related borrower with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the JPMCB Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

4.     Mortgage Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

5.     Hospitality Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the borrower and franchisor of such property enforceable by the trust against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each JPMCB Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

6.     Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) (1) there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 Emergency and (2) other than as related to the COVID-19 Emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither borrower nor guarantor has been released from its obligations under the JPMCB Mortgage Loan.

7.     Lien; Valid Assignment. Subject to the Insolvency Qualifications, each endorsement and assignment of Mortgage and assignment of Assignment of Leases (if a separate instrument from the Mortgage) to the issuing entity (or, with respect to any JPMCB Mortgage Loan that is a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding endorsement or assignment to the Trust (or, with respect to any JPMCB Mortgage Loan that is a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related borrower’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such JPMCB Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below)), except as the enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances) as of origination was, and as of the Cut-off Date to the Mortgage Loan

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Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the JPMCB Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to Permitted Encumbrances, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in clause (11) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

The assignment of the JPMCB Mortgage Loans to the Depositor validly and effectively transfers and conveys all legal and beneficial ownership of the JPMCB Mortgage Loans to the Depositor free and clear of any pledge, lien, encumbrance or security interest (subject to certain agreements regarding servicing as provided in the PSA, subservicing agreements permitted thereunder and that certain servicing rights purchase agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

8.     Permitted Liens; Title Insurance. Each Mortgaged Property securing a JPMCB Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such JPMCB Mortgage Loan (or with respect to a JPMCB Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Mortgage Loan documents do not require to be subordinated to the lien of such Mortgage; and (f) if the related JPMCB Mortgage Loan constitutes a cross-collateralized JPMCB Mortgage Loan, the lien of the Mortgage for another JPMCB Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related JPMCB Mortgage Loan or the borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the JPMCB Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage, and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

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9.     Junior Liens. It being understood that B notes secured by the same Mortgage as a JPMCB Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property. The Mortgage Loan Seller has no knowledge of any mezzanine debt related to the Mortgaged Property and secured directly by the ownership interests in the borrower.

10.  Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related borrower owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides for, upon an event of default under the JPMCB Mortgage Loan, a receiver to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

11.  Financing Statements. Each JPMCB Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed (except, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property (the creation and perfection of which is governed by the UCC) owned by the borrower and necessary to operate any Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed.

12.  Condition of Property. The Mortgage Loan Seller or the originator of the JPMCB Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four months of origination of the JPMCB Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each JPMCB Mortgage Loan no more than twelve months prior to the Cut-off Date, which indicates that, except as set forth in such engineering report or with respect to which repairs were required to be reserved for or made, all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by the Mortgage Loan Seller with respect to similar loans it originates for securitization have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. The Mortgage Loan Seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that the Mortgage Loan Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

13.  Taxes and Assessments. As of the date of origination and as of the Closing Date, all taxes and governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a JPMCB Mortgage Loan that is or if left unpaid could become a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that

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became due and delinquent and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real property taxes, governmental assessments and other outstanding governmental charges will not be considered delinquent until the date on which interest and/or penalties would be payable thereon.

14.  Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the use or operation of the Mortgaged Property.

15.  Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any borrower, guarantor, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such borrower’s ability to perform under the related JPMCB Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such JPMCB Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

16.  Escrow Deposits. All escrow deposits and payments required pursuant to each JPMCB Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to depositor or its servicer (or, with respect to any JPMCB Mortgage Loan that is a Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust) and identified as such with appropriate detail. Any and all requirements under the JPMCB Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with proper and prudent commercial mortgage servicing practices or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

17.  No Holdbacks. The principal amount of the JPMCB Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the JPMCB Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property).

18.  Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a JPMCB Mortgage Loan with a principal balance below $35 million) and “A:VIII” (for a JPMCB Mortgage Loan with a principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount not less than the lesser of (1) the original principal balance of the JPMCB Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment

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owned by the mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (i) covers a period beginning on the date of loss and continuing until the earlier to occur of restoration of the Mortgaged Property or the expiration of 12 months (or with respect to each JPMCB Mortgage Loan with a principal balance of $35 million or more, 18 months); (ii) for a JPMCB Mortgage Loan with a principal balance of $50 million or more contains a 180-day “extended period of indemnity”; and (iii) covers the actual loss sustained (or in certain cases, an amount sufficient to cover the period set forth in (i) above) during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as-is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy, the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the Improvements and personalty and fixtures owned by the mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML or equivalent was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML or equivalent would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML or the equivalent.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related JPMCB Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such JPMCB Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the JPMCB Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Each related JPMCB Mortgage Loan obligates the related borrower to maintain all such insurance and, at such borrower’s failure to do so,

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authorizes the lender to maintain such insurance at the borrower’s cost and expense and to charge such borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

19.  Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the JPMCB Mortgage Loan requires the borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

20.  No Encroachments. To the Mortgage Loan Seller’s knowledge and based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each JPMCB Mortgage Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such JPMCB Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or are insured by applicable provisions of the Title Policy.

21.  No Contingent Interest or Equity Participation. No JPMCB Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date), any other contingent interest feature or a negative amortization feature or an equity participation by the Mortgage Loan Seller.

22.  REMIC. The JPMCB Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the JPMCB Mortgage Loan to the related borrower at origination did not exceed the non-contingent principal amount of the JPMCB Mortgage Loan and (B) either: (a) such JPMCB Mortgage Loan or Whole Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the JPMCB Mortgage Loan or Whole Loan was originated at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien that is in parity with the JPMCB Mortgage Loan; or (b) substantially all of

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the proceeds of such JPMCB Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such JPMCB Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the JPMCB Mortgage Loan or Whole Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such JPMCB Mortgage Loan or Whole Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the JPMCB Mortgage Loan or Whole Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a JPMCB Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance provided that: (a) such JPMCB Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (as extended by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26; and (b) JPMCB identifies such JPMCB Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the JPMCB Mortgage Loan or Whole Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph will have the same meanings as set forth in the related Treasury Regulations.

23.  Compliance. The terms of the Mortgage Loan documents evidencing such JPMCB Mortgage Loan, comply in all material respects with all applicable local, state and federal laws and regulations, and the Mortgage Loan Seller has complied with all material requirements pertaining to the origination of the JPMCB Mortgage Loans, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a material adverse effect on the JPMCB Mortgage Loan.

24.  Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such JPMCB Mortgage Loan.

25.  Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related borrower or in connection with any full or partial release of the related Mortgaged Property or related security for such JPMCB Mortgage Loan, no fees are payable to such trustee except for reasonable fees paid by the borrower.

26.  Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a JPMCB Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use or operation of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (c) the inability to

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restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property, or (d) title insurance coverage has been obtained for such nonconformity.

27.  Licenses and Permits. Each borrower covenants in the Mortgage Loan documents that it will keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the JPMCB Mortgage Loan or the rights of a holder of the related JPMCB Mortgage Loan. The JPMCB Mortgage Loan requires the related borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the borrower and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

28.  Recourse Obligations. The Mortgage Loan documents for each JPMCB Mortgage Loan provide that such JPMCB Mortgage Loan (a) becomes full recourse to the borrower and guarantor (which is a natural person or persons, or an entity distinct from the borrower (but may be affiliated with the Borrower) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, will be filed by, consented to, or acquiesced in by, the borrower; (ii) borrower or guarantor will have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the borrower or (iii) transfers of either the Mortgaged Property or equity interests in borrower made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the borrower and guarantor (which is a natural person or persons, or an entity distinct from the borrower (but may be affiliated with the borrower) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of rents following an event of default, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (ii) the borrower’s fraud or intentional misrepresentation; (iii) willful misconduct by the borrower or guarantor; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of material physical waste at the Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste or acts or omissions of the related borrower, guarantor, property manager or their affiliates, employees or agents.

29.  Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (34)), in each case, of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such JPMCB Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (34)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the JPMCB Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject JPMCB Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject JPMCB Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y)

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the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any JPMCB Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the JPMCB Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the JPMCB Mortgage Loan or Whole Loan outstanding after the release, the borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the borrower can be required to pay down the principal balance of the JPMCB Mortgage Loan or Whole Loan in an amount not less than the amount required by the REMIC provisions and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the JPMCB Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the JPMCB Mortgage Loan or Whole Loan.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, no such JPMCB Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another JPMCB Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions.

30.  Financial Reporting and Rent Rolls. Each Mortgage requires the borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each JPMCB Mortgage Loan with more than one borrower are in the form of an annual combined balance sheet of the borrower entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each JPMCB Mortgage Loan with an original principal balance greater than $50 million will be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

31.  Acts of Terrorism Exclusion. With respect to each JPMCB Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other JPMCB Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the JPMCB Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each JPMCB Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

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32.  Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each JPMCB Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such JPMCB Mortgage Loan if, without the consent of the holder of the Mortgage and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a borrower, (iv) transfers to another holder of direct or indirect equity in the borrower, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (29) and (34) in this Annex F-1, or (vii) by reason of any mezzanine debt that existed at the origination of the related JPMCB Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any JPMCB Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with another JPMCB Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

33.  Single-Purpose Entity. Each JPMCB Mortgage Loan requires the borrower to be a Single-Purpose Entity for at least as long as the JPMCB Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the borrower with respect to each JPMCB Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the borrower is a Single-Purpose Entity, and each JPMCB Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the borrower. For this purpose, a “Single-Purpose Entity” will mean an entity, other than an individual, whose organizational documents (or if the JPMCB Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the JPMCB Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a borrower for a JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with the related JPMCB Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

34.  Defeasance. With respect to any JPMCB Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for Defeasance as a unilateral right of the borrower, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the JPMCB Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the borrower is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the JPMCB Mortgage Loan when due, including the entire remaining principal balance on (A) the maturity date, (B) on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty; or

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(C) if the JPMCB Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date, and if the JPMCB Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (vi) if the borrower would continue to own assets in addition to the defeasance collateral, the portion of the JPMCB Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

35.  Fixed Interest Rates. Each JPMCB Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such JPMCB Mortgage Loan, except in the case of an ARD Loan and situations where default interest is imposed.

36.  Ground Leases. For purposes of the Mortgage Loan Purchase Agreement, a “Ground Lease” will mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any JPMCB Mortgage Loan where the JPMCB Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns:

(a)   The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. To the Mortgage Loan Seller’s knowledge, no material change in the terms of the ground lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(b)   The lessor under such ground lease has agreed in a writing included in the related Mortgage File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns;

(c)   The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related JPMCB Mortgage Loan, or 10 years past the stated maturity if such JPMCB Mortgage Loan fully amortizes by the stated maturity (or with respect to a JPMCB Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)   The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

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(e)   The ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable to the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)     The Mortgage Loan Seller has not received any written notice of default under or notice of termination of such ground lease. To the Mortgage Loan Seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease. Such ground lease is in full force and effect as of the Closing Date;

(g)   The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

(h)   A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

(i)     The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)     Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest;

(k)   In the case of a total or substantial taking or loss, under the terms of the ground lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest; and

(l)     Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

37.  Servicing. The servicing and collection practices used by the Mortgage Loan Seller in respect of each JPMCB Mortgage Loan complied in all material respects with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with Mortgage Loan Seller’s customary commercial mortgage servicing practices.

38.  ARD Loan. Each JPMCB Mortgage Loan identified in the Mortgage Loan Schedule as an ARD Loan starts to amortize no later than the Due Date of the calendar month immediately after the calendar month in which such ARD Loan closed and substantially fully amortizes over its stated term, which term is at least 60 months after the related Anticipated Repayment Date. Each ARD Loan has an Anticipated Repayment Date not less than five years following the origination of such JPMCB Mortgage Loan. If the

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related borrower elects not to prepay its ARD Loan in full on or prior to the Anticipated Repayment Date pursuant to the existing terms of the JPMCB Mortgage Loan or a unilateral option (as defined in Treasury Regulations under Section 1001 of the Code) in the JPMCB Mortgage Loan exercisable during the term of the JPMCB Mortgage Loan, (i) the JPMCB Mortgage Loan’s interest rate will step up to an interest rate per annum as specified in the related JPMCB Mortgage Loan documents; provided, however, that payment of such Excess Interest will be deferred until the principal of such ARD Loan has been paid in full; (ii) all or a substantial portion of the excess cash flow (which is net of certain costs associated with owning, managing and operating the related Mortgaged Property) collected after the Anticipated Repayment Date will be applied towards the prepayment of such ARD Loan and once the principal balance of an ARD Loan has been reduced to zero all excess cash flow will be applied to the payment of accrued Excess Interest; and (iii) if the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee on the basis of a debt service coverage test, the subject debt service coverage ratio will be calculated without taking account of any increase in the related mortgage interest rate on such JPMCB Mortgage Loan’s Anticipated Repayment Date. No ARD Loan provides that the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee solely because of the passage of the related Anticipated Repayment Date.

39.  Rent Rolls; Operating Histories. The Mortgage Loan Seller has obtained a rent roll (each, a “Certified Rent Roll”) other than with respect to hospitality properties certified by the related Borrower or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Mortgage Loan Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related borrower or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the borrower or an affiliate for less than three years then for such shorter period of time, it being understood that for mortgaged properties acquired with the proceeds of a JPMCB Mortgage Loan, Certified Operating Histories may not have been available.

40.  No Material Default; Payment Record. No JPMCB Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Closing Date, no JPMCB Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related JPMCB Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex F-1. No person other than the holder of such JPMCB Mortgage Loan may declare any event of default under the JPMCB Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

41.  Bankruptcy. In respect of each JPMCB Mortgage Loan, the related borrower is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

42.  Organization of Borrower. The Mortgage Loan Seller has obtained an organizational chart or other description of each borrower which identifies all beneficial controlling owners of the borrower (i.e., managing members, general partners or similar controlling person for such borrower) (the “Controlling Owner”) and all owners that hold a 25% or greater direct ownership share (i.e., the “Major Sponsors”). The Mortgage Loan Seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be

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performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last 10 years. (clauses (1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the Mortgage Loan Seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

43.  Environmental Conditions. At origination, each borrower represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as disclosed by a Phase I environmental assessment (or a Phase II environmental assessment, if applicable) delivered in connection with the origination of the JPMCB Mortgage Loan or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain JPMCB Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such JPMCB Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable environmental laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with environmental laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related borrower and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint, or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as administratively “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the borrower with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance; or (F) a party related to the borrower with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance is required to take action. The ESA will be part of the Servicing File; and to the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no (i) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable environmental laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

In the case of each JPMCB Mortgage Loan set forth on Schedule F-1, (i) such JPMCB Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on Schedule F-1 (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and

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the trustee is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related borrower (A) was required to remediate the identified condition prior to closing the JPMCB Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the Mortgage Loan Seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the JPMCB Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the Mortgage Loan Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a borrower questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the JPMCB Mortgage Loan.

44.  Lease Estoppels. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Mortgage Loan Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related JPMCB Mortgage Loan, and to the Mortgage Loan Seller’s knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect, the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property, the Mortgage Loan Seller has received lease estoppels executed within 90 days of the origination date of the related JPMCB Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a JPMCB Mortgage Loan that is represented on the Certified Rent Roll. To the Mortgage Loan Seller’s knowledge, each lease represented on the Certified Rent Roll is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

45.  Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the JPMCB Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the borrower or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the JPMCB Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

46.  Mortgage Loan Schedule. The information pertaining to each JPMCB Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained therein.

47.  Cross-Collateralization. No JPMCB Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool.

48.  Advance of Funds by the Mortgage Loan Seller. No advance of funds has been made by the Mortgage Loan Seller to the related borrower, and no funds have been received from any person other than the related borrower or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the JPMCB Mortgage Loan. Neither the Mortgage Loan

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Seller nor any affiliate thereof has any obligation to make any capital contribution to any borrower under a JPMCB Mortgage Loan, other than contributions made on or prior to the Closing Date.

49.  Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of the JPMCB Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties. All information contained in documents which are part of or required to be part of a Servicing File, as specified in the PSA (to the extent such documents exist or existed), will be deemed to be within the Mortgage Loan Seller’s knowledge including but not limited to any written notices from or on behalf of the borrower.

For purposes of these representations and warranties, “Servicing File” means a copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the JPMCB Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the JPMCB Mortgage Loans or for evidencing or enforcing any of the rights of the holder of the JPMCB Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the Mortgage Loan Seller, provided that the Mortgage Loan Seller will not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

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SCHEDULE F-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

MORTGAGED PROPERTY FOR WHICH ENVIRONMENTAL INSURANCE IS MAINTAINED

None.

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ANNEX F-2

EXCEPTIONS TO JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
1	Burlingame Point	(7) Lien; Valid Assignment	The related Mortgage and any related assignments of leases secure the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.
1	Burlingame Point	(7) Lien; Valid Assignment

The California State Lands Commission leases to the Mortgagor rights of way over three parcels that are adjacent to the Mortgaged Property. The Mortgage Loan documents contain a springing lien on the leasehold interest in such parcels effective at such time as the California State Lands Commission consents to the lien of the mortgage thereon, which consent the Mortgagor is obligated to use commercially reasonable efforts to obtain post origination.

There is a mechanics lien in the amount of $366,933.61 by European Paving dated as of March 26, 2021. The title company at origination held back such amount at the origination of the loan and the Borrower represented that the general contractor is responsible for clearing or bonding over such lien.

1	Burlingame Point	(8) Permitted Liens; Title Insurance	In the event the borrower desires to sell any portion of the Mortgaged Property (such portion, the “Purchase ROFO Space”), the borrower will be required to first offer to sell the Purchase ROFO Space to Facebook by delivering written notice to Facebook setting forth, among other things, the purchase price the borrower will accept for the Purchase ROFO Space; provided that Facebook’s purchase option rights will not apply to certain transfers to the borrower affiliates, or in connection with certain direct or indirect ownership interests or other financing transactions, or transfers of the Purchase ROFO Space or interests in the borrower to an entity or person that becomes the owner of the Purchase ROFO Space through a foreclosure by trustee’s power of sale, judicially or otherwise, or as a purchaser at a foreclosure sale, or a mortgagee of the Purchase ROFO Space that acquires title by deed in lieu of transfer or equity in lieu of foreclosure or any UCC foreclosure action, in connection with a default by the borrower under a security interest encumbering the Purchase ROFO Space.
26	Wyndham Kissimmee Celebration - Leased Fee	(8) Permitted Liens; Title Insurance	The ground tenant at the Mortgaged Property has a purchase option to purchase the Borrower’s interest under the ground lease. The ground tenant may exercise such purchase option by giving written notice to the borrower at any time between 270 days and 60 days prior to the commencement of the 36th lease year. The purchase option price is $20,454,545.45, plus additional costs including all the fees, expenses, premiums, penalties, legal expenses, recording fees, documentary or other transfer fees in connection with the exercise of the purchase option. However, the ground tenant’s purchase option does not vest until 2047.
1	Burlingame Point	(9) Junior Liens	There is a mezzanine loan in the original principal balance of $130,000,000, which was funded and is held by a third-party lender. In connection with the mezzanine loans, the lenders entered into an intercreditor agreement, a copy of which will be included in the Mortgage File.
13	195 Church	(9) Junior Liens	KLP Enterprises, LLC (“KLP”), which owns 66.6% equity in the borrower as a Class B Member, is entitled to preferred equity return in the amount of $6,500,000. The Class B Membership Interest is unsecured, has no voting power, and no redemption rights (or similar remedies). The operating agreement requires a 5.0% preferred return to be paid to KLP in monthly installments to the extent cash flow is available after payment of debt service payment required under the Mortgage Loan,

F-2-1

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
there is no change of control for failure to pay and no maturity in connection with the preferred return.
20	Mission Courtyard	(9) Junior Liens	The Mortgage Loan documents permit future mezzanine loan upon satisfaction of certain conditions, including, without limitation, (a) combined maximum LTV of 67.7%, (b) combined minimum DSCR of 3.50x, (c) combined minimum debt yield of 10.6%, and (c) the lenders entering into an intercreditor agreement.
1	Burlingame Point	(10) Assignment of Leases and Rents	The related Mortgage and assignment of leases secures the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.
1	Burlingame Point	(18) Insurance	The Mortgage Loan documents permit the Mortgaged Property to be covered by a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with insurers having such ratings, and all remaining insurers shall have ratings of not less than “BBB+” by S&P and “BBB+” by Fitch, to the extent Fitch rates the certificates and rates the applicable insurer, and “Baa1” by Moody’s (or, if Moody’s does not rate such insurer, at least “A:VIII” by AM Best).
26	Wyndham Kissimmee Celebration - Leased Fee	(18) Insurance

The lender accepts, among other insurance carriers, Hallmark Specialty Insurance Company (“Hallmark”), rated A-:VIII with Best’s Insurance Reports, provided that (1) the rating of Hallmark is not withdrawn or downgraded and (2) at renewal of the current policy term, the Borrower will replace Hallmark with insurance company meeting the rating requirements set forth in the Mortgage Loan documents.

The Borrower is not required to maintain the coverages required in the Mortgage Loan documents on the Mortgaged Property for so long as (A) the ground lease is in full force and effect, (B) no default exists under the ground lease beyond any applicable notice and cure periods, (C) the ground tenant maintains the insurance policies on the Mortgaged Property satisfying the requirements of the Mortgage Loan documents, including but not limited to the lender at all times being named as additional insured on such liability policies maintained by ground tenant, and (D) the ground tenant or the Borrower delivers evidence acceptable to the lender of such policies no less frequently than annually prior to renewal of such coverage maintained by the ground tenant (the foregoing clauses (A) through (D) are referred to collectively herein as the “Ground Tenant Insurance Conditions”). To the extent any of the Ground Tenant Insurance Conditions is not satisfied, the Borrower will be required to promptly, at its sole cost and expense, procure and maintain either (x) “primary” insurance coverage in the event that the ground tenant does not provide insurance coverage required under the Mortgaged Loan documents or (y) “excess and contingent” insurance coverage over and above any other valid and collectible coverage then in existence, in each case as will be necessary to bring the insurance for the Mortgaged Property into full compliance with all of the terms and conditions of the Mortgaged Loan documents.

13	195 Church	(20) No Encroachments	The Mortgaged Property is subject to that certain Land Disposition Agreement dated March 29, 1973 between the City of New Haven, Connecticut, the New Haven Redevelopment Agency and the borrower’s predecessor-in-interest, the New Haven Savings Bank (the “Developer”) (the “LDA”). The LDA provides for, among other things, the construction of the building comprising the Mortgaged Property, including the parking garage located directly underneath the building, which parking garage extends beyond the Mortgaged Property to the adjacent property. Upon completion of the parking garage, the Developer granted to the City of New Haven a perpetual easement to use all the parking spaces in the parking garage located on the Mortgaged Property. Notwithstanding the

F-2-2

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
foregoing, pursuant to the LDA, the borrower is entitled to 200 parking spaces, consisting of 100 parking spaces in the parking garage or the portion of the parking garage that extends beyond the property, and 100 parking spaces in parking garages or municipal parking lots within walking distance to the Mortgaged Property. With respect to the portion of the garage located on the Mortgaged Property, the borrower is required to insure the building and is required to maintain the structural portions of the parking garage. The borrower does not have any insurance or maintenance obligations with respect to the portion of the garage located on the adjacent property.
1	Burlingame Point	(28) Recourse Obligations

The loss recourse carveout for waste to the Mortgaged Property is limited to intentional or grossly negligent physical waste at the Mortgaged Property.

The loss recourse carveout with respect to insurance proceeds or condemnation awards or rents is limited to misappropriation or misapplication thereof and does not include conversion thereof.

The Mortgage Loan documents do not provide for a loss carveouts associated with any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default).

Mortgage Loan documents do not provide for a full recourse carveout associated with any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, that is consented to, or acquiesced in by, the borrower.

Voluntary transfer of title to all or any portion of the Mortgaged Property or of direct or indirect equity interests in the borrower in violation of the Mortgage Loan documents constitutes full recourse carveout; however, transfer of collateral, including the Mortgaged Property, in violation of the Mortgage Loan documents that do not trigger full recourse in accordance with the foregoing constitutes only loss recourse carveout.

12	Rockland Center	(28) Recourse Obligations	There is no separate non-recourse carveout guarantor or environmental indemnitor, and the borrower is the sole party responsible for breaches or violations of the non-recourse carveout provisions in the related Mortgage Loan documents.
16	152 2nd Avenue	(28) Recourse Obligations

Transfers made in violation of the Mortgage Loan documents constitutes only loss recourse carveout upon the acceptance by the lender of any cure by the Borrower of such transfer.

Loss carveout for fraud and intentional misrepresentation is limited to fraud and material intentional misrepresentation by the Borrower, Borrower’s managing member (the “Principal”), or the non-recourse carveout guarantor (the “Guarantor”) or any affiliates thereof in connection with (1) obtaining the Mortgage Loan, (2) the execution and delivery of any of the Mortgage Loan documents, or (3) any statements made by the Borrower, Principal or Guarantor or any affiliates thereof in any document, certificate or report provided by or on behalf of the Borrower, Principal or Guarantor or by or on behalf of any affiliates thereof under, pursuant to or in connection with any of the Mortgage Loan documents.

Loss carveout for willful misconduct is limited to the willful misconduct of the Borrower, Principal, Guarantor or any affiliates thereof in connection with (1) obtaining the Mortgage Loan, (2) the failure to perform or satisfy any covenant or negative covenant contained in the Mortgage Loan documents, or (3) the Mortgaged Property.

Loss carveout for material physical waste at the Mortgaged Property is limited to intentional material physical waste of the Mortgaged Property.

F-2-3

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

The obligations and liabilities of the Borrower or Guarantor (individually and collectively, the “Indemnitor”) under the environmental indemnity will terminate and be of no further force and effect with respect to any unasserted claim when all of the following conditions are satisfied in full: (i) the Mortgage Loan will have been paid in full and the indemnitee has not commenced foreclosure proceedings or otherwise taken possession of all or any portion of the Mortgaged Property, (ii) there has been no material change, between the date hereof and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity, notwithstanding the fact that the Mortgage Loan is paid in full, (iii) Indemnitor will have delivered to the indemnitee an updated Phase I environmental report reasonably acceptable to Indemnitee dated within 90 days of the requested release indicating, to the reasonable satisfaction of Indemnitee, that no material adverse change in condition from that which existed on the date hereof which remains unremediated exists, (iv) the indemnitee will have reasonably determined that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity, and (v) two years have passed since the date that the Mortgage Loan has been paid in full.

18	Gardens Plaza	(28) Recourse Obligations	The obligations and liabilities of the borrower and the guarantors (individually and collectively, the “Indemnitor”) under the related environmental indemnity will terminate and be of no further force and effect with respect to any unasserted claim when all of the following conditions are satisfied in full: (i) the Mortgage Loan will have been paid in full on or prior to the maturity date and the indemnitee has not foreclosed or otherwise taken possession of any Mortgaged Property, (ii) there has been no material change, between the Mortgage Loan origination date and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity, notwithstanding the fact that the Mortgage Loan is paid in full, (iii) the indemnitee will have received, at the Indemnitor’s expense, an updated environmental report dated within 60 days of the requested release showing, to the reasonable satisfaction of Indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity, and (iv) 24 months have passed since date that the Mortgage Loan has been paid in full.
19	Carlsbad Commerce Center	(28) Recourse Obligations	Provided that (a) the Mortgage Loan has been paid and performed in full in normal course in accordance with the terms and provisions of the Mortgage Loan documents (and not following an event of default and the exercise of remedies by the indemnitee), (b) at any time on or after the date that the Mortgage Loan has been paid and performed in full, the Borrower or the guarantor (individually and collectively, the “Indemnitor”) delivers to the indemnitee, at the Indemnitor’s sole cost and expense, a satisfactory Phase I environmental site assessment prepared in accordance with the Mortgage Loan documents (a “Clean Phase I”), (c) there has been no change in any environmental law or other applicable law prior to the Termination Date (as defined below) which would have the effect of imposing any liability upon a lender/mortgagee for any matter, condition or circumstance for which the indemnitee is entitled to be indemnified under the environmental indemnity notwithstanding the fact that the Mortgage Loan has been paid and performed in full, and (d) as of the Termination Date, there is no outstanding complaint, summons, citation, notice, directive, order, claim, litigation, investigation, notice of violation, judicial or administrative proceeding, judgment, letter or other communication from any governmental authority, or any third party, involving violations of environmental law, releases of hazardous substances or any other environmental condition, the indemnification obligations and liabilities of Indemnitor under the environmental indemnity will terminate on, and be of no further force or effect from and after, the date (the

F-2-4

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

“Termination Date”) that is two years following delivery of the Clean Phase I in accordance with the terms and conditions set forth above.
20	Mission Courtyard	(28) Recourse Obligations	Provided that (a) the Mortgage Loan has been paid and performed in full in normal course in accordance with the terms and provisions of the Mortgage Loan documents (and not following an event of default and the exercise of remedies by the indemnitee), (b) at any time on or after the date that the Mortgage Loan has been paid and performed in full, the Borrower or the guarantor (individually and collectively, the “Indemnitor”) delivers to the indemnitee, at the Indemnitor’s sole cost and expense, a satisfactory Phase I environmental site assessment prepared in accordance with the Mortgage Loan documents (a “Clean Phase I”), (c) there has been no change in any environmental law or other applicable law prior to the Termination Date (as defined below) which would have the effect of imposing any liability upon a lender/mortgagee for any matter, condition or circumstance for which the indemnitee is entitled to be indemnified under the environmental indemnity notwithstanding the fact that the Mortgage Loan has been paid and performed in full, and (d) as of the Termination Date, there is no outstanding complaint, summons, citation, notice, directive, order, claim, litigation, investigation, notice of violation, judicial or administrative proceeding, judgment, letter or other communication from any governmental authority, or any third party, involving violations of environmental law, releases of hazardous substances or any other environmental condition, the indemnification obligations and liabilities of Indemnitor under the environmental indemnity will terminate on, and be of no further force or effect from and after, the date (the “Termination Date”) that is two years following delivery of the Clean Phase I in accordance with the terms and conditions set forth above.
26	Wyndham Kissimmee Celebration - Leased Fee	(28) Recourse Obligations

The loss recourse carveout with respect to material physical waste is limited to intentional physical waste.

The loss recourse carveout with respect to insurance proceeds or condemnation awards or of rents following an event of default is limited to the misappropriation or conversion thereof and does not include misapplication thereof.

The obligations and liabilities of the Borrower and the guarantor (individually and collectively, the “Indemnitor”) under the related environmental indemnity will terminate and be of no further force and effect with respect to any unasserted claim when all of the following conditions are satisfied in full: (i) the Mortgage Loan will have been paid in full on or prior to the maturity date and the indemnitee has not foreclosed or otherwise taken possession of any Mortgaged Property, (ii) the indemnitee will have received, at the Indemnitor’s expense, an updated environmental report dated within 60 days of the requested release showing, to the reasonable satisfaction of Indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity, and (iii) 24 months have passed since date that the Mortgage Loan has been paid in full.

1	Burlingame Point	(31) Acts of Terrorism Exclusion	If TRIPRA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, the borrower will be required to carry terrorism insurance throughout the term of the Mortgage Loan as required by the preceding sentence, but in such event the borrower will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required hereunder on a standalone-basis (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, the borrower will be required to purchase the maximum amount of terrorism insurance available with funds equal to such amount. In either

F-2-5

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

such case, such insurance will not have a deductible in excess of $50,000.

1	Burlingame Point	(36) Ground Leases

The California State Lands Commission leases to the Mortgagor rights of way over three parcels that are adjacent to the Mortgaged Property. The lease does not grant the Mortgagor exclusive use or occupancy of the related premises, and access to the office buildings on the Mortgaged Property does not depend on the lease because the applicable roads are public rights of way. The Mortgage Loan documents contain a springing lien on the leasehold interest in the related parcels effective at such time as the California State Lands Commission consents to the lien of the mortgage thereon, which consent the Mortgagor is obligated to use commercially reasonable efforts to obtain post origination.

The Mortgage Loan documents contain a springing lien on the leasehold interest in the related parcels effective at such time as the California State Lands Commission consents to the lien of the mortgage thereon, which consent the Mortgagor is obligated to use commercially reasonable efforts to obtain post origination.

12	Rockland Center	(37) Servicing	The borrower is not responsible for any set up fees or any other initial costs relating to or arising under the servicing agreement exceeding $3,000.
Various	All JPMCB Mortgage Loans	(40) No Material Default; Payment Record	With respect to any covenants under the related Mortgage Loan that require the borrower to ensure a tenant or Mortgaged Property is operating or to enforce the terms of leases, such borrower may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies.
12	Rockland Center	(43) Environmental Conditions	The related ESA indicated that a gas station was located at the Mortgaged Property between early 1970s and around 1999. The gas station reportedly had four USTs and, although the USTs were removed in 1998, a release of gasoline was reported in 1989. According to the ESA, the borrower and Speedway, LLC, successor-in-interest of Amerada Hess Corporation (“Speedway”), which owned and operated the former gas station, are parties to an indemnity agreement, pursuant to which Speedway has agreed to accept full liability for the remediation of the gas release. Investigations related to the gas release are ongoing under the oversight of the New York State Department of Environmental Conservation (“NYSDEC”), and a soil investigation plan approved by the NYSDEC has been completed and being used to develop a remedial action plan. The ongoing remediation represents a REC.
1	Burlingame Point	(47) Cross-Collateralization	The Mortgage Loan is cross-collateralized and cross-defaulted with the related Companion Loans.

F-2-6

ANNEX G

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Period	Balance($)	Period	Balance($)
1	5,941,000.00	59	5,941,000.00
2	5,941,000.00	60	5,940,338.25
3	5,941,000.00	61	5,799,770.32
4	5,941,000.00	62	5,649,787.89
5	5,941,000.00	63	5,508,295.50
6	5,941,000.00	64	5,366,353.09
7	5,941,000.00	65	5,215,036.26
8	5,941,000.00	66	5,072,160.72
9	5,941,000.00	67	4,919,937.98
10	5,941,000.00	68	4,776,123.42
11	5,941,000.00	69	4,631,851.40
12	5,941,000.00	70	4,460,577.77
13	5,941,000.00	71	4,315,300.90
14	5,941,000.00	72	4,160,746.83
15	5,941,000.00	73	4,014,515.78
16	5,941,000.00	74	3,859,035.36
17	5,941,000.00	75	3,711,844.10
18	5,941,000.00	76	3,564,184.57
19	5,941,000.00	77	3,407,317.32
20	5,941,000.00	78	3,258,688.57
21	5,941,000.00	79	3,100,880.36
22	5,941,000.00	80	2,951,276.27
23	5,941,000.00	81	2,801,196.17
24	5,941,000.00	82	2,633,319.33
25	5,941,000.00	83	2,482,226.82
26	5,941,000.00	84	2,321,079.88
27	5,941,000.00	85	2,222,850.03
28	5,941,000.00	86	2,117,995.26
29	5,941,000.00	87	2,019,084.15
30	5,941,000.00	88	1,919,841.22
31	5,941,000.00	89	1,814,002.76
32	5,941,000.00	90	1,714,071.86
33	5,941,000.00	91	1,607,565.38
34	5,941,000.00	92	1,506,941.95
35	5,941,000.00	93	1,405,980.95
36	5,941,000.00	94	1,286,060.24
37	5,941,000.00	95	1,184,358.26
38	5,941,000.00	96	1,076,132.08
39	5,941,000.00	97	973,725.84
40	5,941,000.00	98	864,815.82
41	5,941,000.00	99	761,700.66
42	5,941,000.00	100	658,239.57
43	5,941,000.00	101	548,305.28
44	5,941,000.00	102	444,128.27
45	5,941,000.00	103	333,498.84
46	5,941,000.00	104	228,601.18
47	5,941,000.00	105	123,351.60
48	5,941,000.00	106 and thereafter	0
49	5,941,000.00
50	5,941,000.00
51	5,941,000.00
52	5,941,000.00
53	5,941,000.00
54	5,941,000.00
55	5,941,000.00
56	5,941,000.00
57	5,941,000.00
58	5,941,000.00

G-1

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	12
Important Notice About Information Presented in This Prospectus	13
Summary of Terms	22
Summary of Risk Factors	57
Risk Factors	59
Description of the Mortgage Pool	145
Transaction Parties	241
Credit Risk Retention	294
Description of the Certificates	298
Description of the Mortgage Loan Purchase Agreements	334
Pooling and Servicing Agreement	345
Certain Legal Aspects of Mortgage Loans	451
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	466
Pending Legal Proceedings Involving Transaction Parties	468
Use of Proceeds	468
Yield and Maturity Considerations	469
Material Federal Income Tax Considerations	481
Certain State and Local Tax Considerations	494
Method of Distribution (Conflicts of Interest)	494
Incorporation of Certain Information by Reference	497
Where You Can Find More Information	497
Financial Information	497
Certain ERISA Considerations	498
Legal Investment	502
Legal Matters	502
Ratings	503
Index of Defined Terms	505

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-1-1
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-2-1
ANNEX A-3	DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION	A-3-1
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS	B-1
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT	C-1
ANNEX D-1	GERMAN AMERICAN CAPITAL CORPORATION AND CITI REAL ESTATE FUNDING INC. MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-1-1
ANNEX D-2	EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-2-1
ANNEX D-3	EXCEPTIONS TO CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-3-1
ANNEX E-1	GOLDMAN SACHS MORTGAGE COMPANY MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	E-1-1
ANNEX E-2	EXCEPTIONS TO GSMC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	E-2-1
ANNEX F-1	JPMORGAN CHASE BANK, NATIONAL ASSOCIATION MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	F-1-1
ANNEX F-2	EXCEPTIONS TO JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	F-2-1
ANNEX G	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE	G-1

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$819,723,000
(Approximate)

Deutsche Mortgage & Asset
Receiving Corporation
Depositor

Benchmark 2021-B26 Mortgage Trust
Issuing Entity

Benchmark 2021-B26
Mortgage Trust Commercial Mortgage
Pass-Through Certificates,
Series 2021-B26

Class A-1	$3,919,000
Class A-2	$41,799,000
Class A-SB	$5,941,000
Class A-3	$145,456,000
Class A-4	$0 - $182,000,000
Class A-5	$274,795,000 - $456,795,000
Class X-A	$737,984,000
Class A-M	$84,074,000
Class B	$39,702,000
Class C	$42,037,000

PROSPECTUS

Deutsche Bank Securities
Co-Lead Manager and Joint Bookrunner

Citigroup
Co-Lead Manager and Joint Bookrunner

Goldman Sachs & Co. LLC
Co-Lead Manager and Joint Bookrunner

J.P. Morgan
Co-Lead Manager and Joint Bookrunner

Academy Securities
Co-Manager

Mischler Financial Group, Inc.
Co-Manager

May [_] , 2021